Filed pursuant to Rule 424(b)(3)
Registration No. 333-251106

PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT
DATED FEBRUARY 12, 2021

INTERPRIVATE ACQUISITION CORP.

c/o InterPrivate LLC
1350 Avenue of the Americas
New York, New York 10019

Dear InterPrivate Acquisition Corp. Stockholders and Aeva, Inc. Stockholders:

On November 2, 2020, InterPrivate Acquisition Corp., a Delaware corporation (“InterPrivate”), WLLY Merger Sub Corp., a Delaware corporation and newly formed, wholly-owned direct subsidiary of InterPrivate (“Merger Sub”), and Aeva, Inc., a Delaware corporation (“Aeva”), entered into a Business Combination Agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”). If the Business Combination Agreement and the transactions contemplated thereby are adopted and approved by Aeva’s stockholders and InterPrivate’s stockholders, and the business combination is subsequently completed, Merger Sub will merge with and into Aeva, with Aeva surviving the merger and becoming a wholly-owned direct subsidiary of InterPrivate (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”).

Upon the closing of the Business Combination (the “Closing”), all shares of Aeva common stock issued and outstanding immediately prior to the Closing (including shares of Aeva common stock issued upon conversion of Aeva preferred stock immediately prior to the Closing) will be canceled and converted into the right to receive shares of InterPrivate common stock, all outstanding Aeva stock options will be converted into options to purchase shares of InterPrivate common stock, and all outstanding Aeva restricted stock units will be converted into InterPrivate restricted stock units.

The aggregate transaction consideration to be paid in the Business Combination will be a number of shares of InterPrivate common stock equal to $1.7 billion plus the aggregate exercise price of all outstanding Aeva stock options (whether or not vested), divided by $10.00. The aggregate transaction consideration will be allocated among the holders of shares of Aeva common stock (including Aeva common stock issued upon the conversion of Aeva preferred stock), holders of Aeva stock options and holders of Aeva restricted stock units.

Based on the number of shares of Aeva preferred stock outstanding, the number of shares of Aeva common stock outstanding and the number of outstanding stock options and restricted stock unit awards of Aeva, in each case as of December 31, 2020, the total number of shares of InterPrivate’s common stock expected to be issued in connection with the Business Combination is approximately 151,307,387, and holders of shares of Aeva common stock as of immediately prior to the closing of the Business Combination (including Aeva common stock issued upon the conversion of Aeva preferred stock) are expected to hold, in the aggregate, approximately 72% of the issued and outstanding shares of InterPrivate’s common stock immediately following the closing of the Business Combination. InterPrivate’s units, common stock and warrants are currently listed on the New York Stock Exchange, under the symbols “IPV.U,” “IPV,” and “IPV WS,” respectively. InterPrivate intends to apply to continue the listing of the shares of common stock of the post-combination company and warrants on the New York Stock Exchange under the symbols “AEVA” and “AEVAW”, respectively, upon the closing of the Business Combination. InterPrivate will not have units traded following the closing of the Business Combination, at which time each unit will separate into its component securities. Following the closing of the Business Combination, InterPrivate intends to change its name to Aeva Technologies, Inc.

See the section entitled “The Business Combination” on page 100 of the attached proxy statement/prospectus/consent solicitation statement for further information on the consideration being paid to the stockholders of Aeva in the Business Combination.

In connection with the execution of the Business Combination Agreement, InterPrivate entered into subscription agreements with institutional accredited investors, pursuant to which the investors agreed to purchase an aggregate of 12,000,000 shares of InterPrivate common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $120,000,000. In addition, on December 23, 2020, InterPrivate entered into subscription agreements with an institutional accredited investor and its affiliates, pursuant to which the investor agreed to purchase an aggregate of approximately 16,168,478 shares of InterPrivate common stock for an aggregate purchase price of approximately $200,000,000, consisting of a $150,000,000 tranche for the purchase of 13,043,478 shares with a purchase price of $11.50 per share and a $50,000,000 tranche for the purchase of 3,125,000 shares with a purchase price of $16.00 per share. The closing of the sale of these shares pursuant to the subscription agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Proposed Transactions (as defined below). See “Certain Agreements Related to the Business Combination — Subscription Agreements.”

InterPrivate is holding a special meeting in lieu of the 2021 annual meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the InterPrivate special meeting of stockholders, which will be held in a virtual format on March 11, 2021, at 11:00 a.m., Eastern time, unless postponed or adjourned to a later date, InterPrivate will ask its stockholders to adopt the Business Combination Agreement, thereby approving the Business Combination and approve the other proposals described in this proxy statement/prospectus/consent solicitation statement.

As described in this proxy statement/prospectus/consent solicitation statement, certain stockholders of Aeva are parties to a stockholder support agreement with InterPrivate whereby such stockholders agreed to vote all of their shares of Aeva common stock and Aeva preferred stock in favor of approving the Business Combination Agreement and the Business Combination (together, the “Proposed Transactions”).

In addition, Aeva will seek the written consent of its stockholders as required to approve and adopt the Business Combination Agreement and the Business Combination (the “Written Consent”). Such approval requires the affirmative vote of the holders of at least (i) a majority of the outstanding shares of Aeva common stock and Aeva preferred stock voting together on an as-converted basis, (ii) two-thirds (2/3) of the outstanding shares of Aeva preferred stock, voting as a separate class, and (iii) a majority of the outstanding shares of Aeva common stock, voting as a separate class. No additional approval or vote from any holders of any class or series of stock of Aeva will be necessary to adopt and approve the Business Combination Agreement and the Business Combination.

After careful consideration, the respective InterPrivate and Aeva boards of directors have unanimously approved the Business Combination Agreement and the Business Combination, and the board of directors of InterPrivate has approved the other proposals described in this proxy statement/prospectus/consent solicitation statement, and each of the InterPrivate and Aeva boards of directors has determined that it is advisable to consummate the Business Combination. The board of directors of InterPrivate recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus/consent solicitation statement, and the board of directors of Aeva recommends that its stockholders sign and return to Aeva the Written Consent indicating their approval of the Business Combination Agreement and the Business Combination.

More information about InterPrivate, Aeva and the Proposed Transactions is contained in this proxy statement/prospectus/consent solicitation statement. InterPrivate and Aeva urge you to read the accompanying proxy statement/prospectus/consent solicitation statement, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 38 OF THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
February 12, 2021	Ahmed M. Fattouh Chairman and Chief Executive Officer

This proxy statement/prospectus/consent solicitation statement is dated February 12, 2021 and will first being mailed to the stockholders of InterPrivate on or about February 16, 2021.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

INTERPRIVATE ACQUISITION CORP.

c/o InterPrivate LLC
1350 Avenue of the Americas
New York, New York 10019

NOTICE OF SPECIAL MEETING IN LIEU OF 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 11, 2021

To the Stockholders of InterPrivate Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting of stockholders (the “special meeting”) of InterPrivate Acquisition Corp., a Delaware corporation (“InterPrivate,” “we,” “our” or “us”), which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held in virtual format on March 11, 2021, at 11:00 a.m., Eastern time. The special meeting can be accessed by visiting https://www.cstproxy.com/ipvspac/2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the special meeting by dialing (877) 770-3647 (toll-free within the U.S. and Canada) or (312) 780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 21217225#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the special meeting by means of remote communication.

You are cordially invited to attend the special meeting, which will be held for the following purposes:

1.      Proposal No. 1 — The “Business Combination Proposal” — to consider and vote on a proposal to approve and adopt the Business Combination Agreement, dated as of November 2, 2020 (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among InterPrivate, Aeva, Inc. (“Aeva”) and WLLY Merger Sub Corp. (“Merger Sub”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Aeva, with Aeva surviving the merger and becoming a wholly-owned direct subsidiary of InterPrivate (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”);

2.      Proposal No. 2 — The “Charter Amendment Proposal” — to consider and vote on a proposal to adopt the proposed second amended and restated certificate of incorporation of InterPrivate attached as Annex B to the proxy statement/prospectus/consent solicitation statement (the “Charter Amendment Proposal”);

3.      Proposal Nos. 3A-3H — The “Governance Proposals” — to consider and vote on, on a non-binding advisory basis, eight separate governance proposals relating to the following material differences between InterPrivate’s current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation (collectively, the “Governance Proposals”):

(a)     change the name of InterPrivate to “Aeva Technologies, Inc.” from the current name of “InterPrivate Acquisition Corp.” and remove certain provisions related to InterPrivate’s status as a special purpose acquisition company that will no longer be relevant following the closing of the Business Combination (the “Closing”) (Proposal No. 3A);

(b)    increase the number of shares of (i) common stock InterPrivate is authorized to issue from 50,000,000 shares to 422,000,000 shares and (ii) preferred stock InterPrivate is authorized to issue from 1,000,000 shares to 10,000,000 shares (Proposal No. 3B);

(c)     require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to adopt, amend or repeal the Post-Combination Company’s bylaws (Proposal No. 3C);

(d)    require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to remove a director from office (Proposal No. 3D);

(e)     require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to amend or repeal certain provisions of the Proposed Certificate of Incorporation (Proposal No. 3E);

(f)     remove the provision renouncing the corporate opportunity doctrine (Proposal No. 3F);

(g)    require that special meetings of stockholders may only be called by the board of directors, the chairperson of the board of directors or the chief executive officer and not by stockholders, subject to any special rights of the holders of preferred stock (Proposal No. 3G); and

(h)    modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act (Proposal No. 3H).

4.      Proposal No. 4 — The “Election of Directors Proposal” — to consider and vote on a proposal to elect, effective at Closing, five directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified;

5.      Proposal No. 5 — The “Incentive Award Plan Proposal” — to consider and vote on a proposal to approve and adopt the incentive award plan established to be effective after the Closing of the Business Combination;

6.      Proposal No. 6 — The “NYSE Proposal” — to consider and vote on a proposal to issue InterPrivate Common Stock to the Aeva stockholders in the Business Combination and to the investors in the PIPEs; and

7.      Proposal No. 7 — The “Adjournment Proposal” — to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Your attention is directed to the proxy statement/prospectus/consent solicitation statement accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus/consent solicitation statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200; banks and brokers can call collect at (203) 658-9400.

All InterPrivate stockholders are cordially invited to attend the special meeting in virtual format. InterPrivate stockholders may attend, vote and examine the list of InterPrivate stockholders entitled to vote at the special meeting by visiting https://www.cstproxy.com/ipvspac/2021 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the COVID-19 pandemic, the special meeting will be held in virtual meeting format only. You will not be able to attend the special meeting physically. To ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,
February 12, 2021	Ahmed M. Fattouh Chairman and Chief Executive Officer

If you return your signed proxy without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

All holders (the “Public Stockholders”) of shares of InterPrivate common stock issued in InterPrivate’s initial public offering (the “Public Shares”) have the right to have their Public Shares converted into cash in connection with the proposed Business Combination. Public Stockholders are not required to affirmatively vote for or against the Business Combination Proposal, to vote on the Business Combination Proposal at all, or to be holders of record on the record date in order to have their shares converted into cash. This means that any Public Stockholder holding Public Shares may exercise conversion rights regardless of whether they are even entitled to vote on the Business Combination Proposal.

To exercise conversion rights, holders must tender their stock to Continental Stock Transfer & Trust Company, InterPrivate’s transfer agent, no later than two (2) business days prior to the special meeting. You may tender your stock by either delivering your stock certificate to the transfer agent or by delivering your shares electronically using the Depository Trust Company’s Deposit Withdrawal at Custodian System. If the Business Combination is not completed, then these shares will not be converted into cash. If you hold the shares in street name, you will need to instruct your bank or broker to withdraw the shares from your account in order to exercise your conversion rights. See “Special Meeting of InterPrivate Stockholders — Conversion Rights” for more specific instructions.

AEVA, INC.
555 Ellis Street
Mountain View, California 94043

NOTICE OF SOLICITATION OF WRITTEN CONSENT
OF THE STOCKHOLDERS OF AEVA

To Stockholders of Aeva, Inc.:

Pursuant to a Business Combination Agreement, dated as of November 2, 2020 (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among InterPrivate Acquisition Corp., a Delaware corporation (“InterPrivate”), WLLY Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of InterPrivate (“Merger Sub”), and Aeva, Inc., a Delaware corporation (“Aeva”), Merger Sub will merge with and into Aeva, with Aeva surviving the merger as a direct, wholly owned subsidiary of InterPrivate (the “Business Combination”).

The accompanying proxy statement/prospectus/consent solicitation statement is being delivered to you on behalf of the board of directors of Aeva (the “Aeva Board of Directors”) to request that the stockholders of Aeva (the “Aeva Stockholders”) as of the record date of February 5, 2021 (the “Aeva Record Date”) adopt and approve the Business Combination Agreement and the Business Combination (the “Aeva Business Combination Proposal”), by executing and returning the written consent furnished with the accompanying proxy statement/prospectus/consent solicitation statement.

The accompanying proxy statement/prospectus/consent solicitation statement describes the Business Combination Agreement, the Business Combination and the actions to be taken in connection with the Business Combination and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Business Combination Agreement is attached as Annex A to the accompanying proxy statement/prospectus/consent solicitation statement.

A summary of the appraisal that may be available to you is described in the section entitled “Aeva Appraisal Rights” beginning on page 258 of the accompanying proxy statement/prospectus/consent solicitation statement and Section 262 of the DGCL, a copy of which is attached to the accompanying proxy statement/prospectus/consent solicitation statement as Annex E. Please note that if you wish to exercise appraisal rights you must not sign and return a written consent approving and adopting the Business Combination Agreement or approving the Business Combination. However, so long as you do not return a written consent at all, it is not necessary to affirmatively vote against or disapprove the adoption of the Business Combination Agreement or the Business Combination. In addition, you must take all other steps necessary to perfect your appraisal rights.

The Aeva Board of Directors has considered the Business Combination and the terms of the Business Combination Agreement and unanimously approved and declared that the Business Combination Agreement and the Business Combination, upon the terms and conditions set forth in the Business Combination Agreement, are advisable and in the best interests of Aeva and its stockholders and recommends that Aeva Stockholders approve the Aeva Business Combination Proposal by submitting a written consent.

Please complete, date and sign the written consent furnished with the accompanying proxy statement/prospectus/consent solicitation statement and return it promptly to Aeva by one of the means described in the section entitled “Aeva’s Solicitation of Written Consents” beginning on page 91 of the accompanying proxy statement/prospectus/consent solicitation statement.

By Order of the Board of Directors,

Mina Rezk
President, Chairman of the Board of Directors and Chief Technology Officer

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ABOUT THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by InterPrivate (File No. 333-251106) (the “Registration Statement”), constitutes a prospectus of InterPrivate under Section 5 of the Securities Act, with respect to the shares of InterPrivate Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting in lieu of the 2021 annual meeting of InterPrivate stockholders at which InterPrivate stockholders will be asked to consider and vote on a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters. This document also constitutes a consent solicitation of Aeva Stockholders with respect to the approval of the Business Combination Agreement and Business Combination.

FREQUENTLY USED TERMS

In this document:

“AD” means autonomous driving.

“ADAS” means assisted driving.

“Aeva” means Aeva, Inc., a Delaware corporation.

“Aeva Board of Directors” means the board of directors of Aeva.

“Aeva Capital Stock” means Aeva’s Common Stock and Aeva’s Preferred Stock.

“Aeva Common Stock” means Aeva’s common stock, par value $0.001 per share.

“Aeva Founders” means, collectively, Soroush Salehian Dardashti and Mina Rezk.

“Aeva Options” means all outstanding options to purchase shares of Aeva Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Aeva stock incentive plans or otherwise.

“Aeva Preferred Stock” means the shares of Aeva’s preferred stock, including Aeva Series A Preferred Stock, Aeva Series A-1 Preferred Stock, Aeva Series B Preferred Stock, and Aeva Series Seed Preferred Stock.

“Aeva RSUs” means all outstanding restricted stock units relating to shares of Aeva Common Stock immediately prior to the Closing under the Aeva stock incentive plans or otherwise.

“Aeva Series A Preferred Stock” means preferred stock of Aeva, par value $0.001 per share, designated as Series A Preferred Stock.

“Aeva Series A-1 Preferred Stock” means preferred stock of Aeva, par value $0.001 per share, designated as Series A-1 Preferred Stock.

“Aeva Series B Preferred Stock” means preferred stock of Aeva, par value $0.001 per share, designated as Series B Preferred Stock.

“Aeva Series Seed Preferred Stock” means preferred stock of Aeva, par value $0.001 per share, designated as Series Seed Preferred Stock.

“Aeva Stockholders” means the holders of Aeva Capital Stock.

“AR” means augmented reality.

“ASIC” means application-specific integrated circuit for custom digital processing.

“broker non-vote” means the failure of an InterPrivate stockholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of November 2, 2020, as it may be amended and/or restated from time to time, by and among InterPrivate, Aeva and Merger Sub.

“Canaan” means Canaan XI L.P.

“Closing” means the consummation of the Business Combination.

“CMOS” means Complementary Metal Oxide Semiconductor.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“December 2020 PIPE” means the sale of December 2020 PIPE Shares to the December 2020 PIPE Subscribers, for a purchase price of $11.50 per share for the $150 million tranche and $16.00 per share for the $50 million tranche for an aggregate purchase price of $200 million, in a private placement.

“December 2020 PIPE Shares” means an aggregate of approximately 16,168,478 shares of InterPrivate Common Stock to be issued to December 2020 PIPE Subscribers in the December 2020 PIPE, consisting of 13,043,478 shares for a purchase price of $11.50 per share and 3,125,000 shares for a purchase price of $16.00 per share, for an aggregate purchase price of $200 million.

“December 2020 PIPE Subscribers” means Sylebra Capital and its affiliates that purchased the December 2020 PIPE Shares.

“DGCL” means the Delaware General Corporation Law.

“DSP” means digital signal processing.

“EarlyBirdCapital” means EarlyBirdCapital, Inc., InterPrivate’s representative in the IPO.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration.

“FMCW” means Frequency Modulated Continuous Wave.

“Founder Shares” means the shares of InterPrivate Common Stock initially purchased by the Sponsor in a private placement in August 2019.

“GAAP” means United States generally accepted accounting principles.

“InterPrivate” means InterPrivate Acquisition Corp., a Delaware corporation.

“InterPrivate Common Stock” means InterPrivate’s common stock, par value $0.0001 per share.

“InterPrivate Unit” means one share of InterPrivate Common Stock and one-half InterPrivate Warrant.

“InterPrivate Warrant Agreement” means the warrant agreement, dated as of February 3, 2020, by and between InterPrivate and Continental Stock Transfer & Trust Company, governing InterPrivate’s outstanding warrants.

“InterPrivate Warrants” means warrants to purchase shares of InterPrivate Common Stock as contemplated under the InterPrivate Warrant Agreement, with each whole warrant exercisable for one share of InterPrivate Common Stock at an exercise price of $11.50 per whole share.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means InterPrivate’s initial public offering of units, consummated on February 3, 2020.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Aeva Stockholders” means Adage Capital Partners, LP, Canaan, Lux, and the Aeva Founders.

“Lux” means, collectively, Lux Co-Investment Opportunities, L.P. and Lux Ventures IV, L.P.

“Merger” means the merging of Merger Sub with and into Aeva, with Aeva surviving the Merger as a wholly-owned subsidiary of InterPrivate.

“Merger Sub” means WLLY Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of InterPrivate.

“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.01 per share.

“November 2020 PIPE” means the sale of November 2020 PIPE Shares to the November 2020 PIPE Subscribers, for a purchase price of $10.00 per share and an aggregate purchase price of $120 million, in a private placement.

“November 2020 PIPE Shares” means an aggregate of 12,000,000 shares of InterPrivate Common Stock to be issued to November 2020 PIPE Subscribers in the November 2020 PIPE.

“November 2020 PIPE Subscribers” means the purchasers of the November 2020 PIPE Shares.

“NYSE” means the New York Stock Exchange.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financials” means the audited balance sheet of Aeva as of December 31, 2018 and December 31, 2019, and the related audited statements of income and cash flows of Aeva for the years then ended, each audited in accordance with the auditing standards of the PCAOB and Generally Accepted Auditing Standards and included in this proxy statement/prospectus/consent solicitation statement.

“PIPEs” means, collectively, the November 2020 PIPE and the December 2020 PIPE.

“PIPE Shares” means, collectively, the November 2020 PIPE Shares and the December 2020 PIPE Shares.

“Post-Combination Company” means InterPrivate immediately upon the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement.

“Private Shares” means the shares of InterPrivate Common Stock included in the Private Units.

“Private Units” means the InterPrivate Units purchased in a private placement in connection with the IPO.

“Private Warrants” means the warrants to purchase shares of InterPrivate Common Stock included in the Private Units.

“prospectus” means the prospectus included in the Registration Statement on Form S-4 (Registration No. 333-251106) filed with the SEC.

“Public Shares” means shares of InterPrivate Common Stock issued as part of the units sold in the IPO.

“Public Stockholders” means the holders of shares of InterPrivate Common Stock.

“Public Warrants” means the warrants included in the units sold in the IPO, each of which is exercisable for one share of InterPrivate Common Stock, in accordance with its terms.

“Registration Rights and Lock-Up Agreement” means the Amended and Restated Registration Rights Agreement of InterPrivate to be entered into in connection with the Closing by InterPrivate, the Key Aeva Stockholders and certain InterPrivate stockholders.

“Representative Shares” means the 250,000 shares of InterPrivate Common Stock issued to the designees of EarlyBirdCapital in a private placement in September 2019.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“special meeting” means the special meeting in lieu of the 2021 annual meeting of the stockholders of InterPrivate that is the subject of this proxy statement/prospectus/consent solicitation statement.

“Sponsor” means InterPrivate Acquisition Management LLC, a Delaware limited liability company.

“Stockholder Support Agreement” means the Stockholder Support Agreement, dated as of November 2, 2020, by and among InterPrivate and the Key Aeva Stockholders.

“Stockholders Agreement” means the Stockholders Agreement to be entered into in connection with the Closing by InterPrivate, the Sponsor, the Aeva Founders, Canaan and Lux.

“Subscription Agreements” means, collectively, the November 2020 Subscription Agreements and the December 2020 Subscription Agreements.

“Surviving Corporation” means the entity surviving the Merger as a wholly-owned subsidiary of InterPrivate.

“TAM” means total addressable market.

“ToF” means time of flight technology.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.

“VR” means virtual reality.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of InterPrivate stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to InterPrivate stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus/consent solicitation statement, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers About the Special Meeting of InterPrivate’s Stockholders and the Related Proposals

Q.     Why am I receiving this proxy statement/prospectus/consent solicitation statement?

A.     InterPrivate has entered into the Business Combination Agreement with Merger Sub and Aeva, pursuant to which Merger Sub will be merged with and into Aeva, with Aeva surviving the Merger as a wholly-owned direct subsidiary of InterPrivate. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus/consent solicitation statement as Annex A.

Upon the Closing of the Business Combination, all shares of Aeva Common Stock issued and outstanding immediately prior to the Closing (including shares of Aeva Common Stock issued upon conversion of Aeva Preferred Stock immediately prior to the Closing) will be canceled and converted into the right to receive shares of InterPrivate Common Stock, all outstanding Aeva Options will be converted into options to purchase shares of InterPrivate Common Stock and all outstanding Aeva RSUs will be converted into InterPrivate restricted stock units. See “Summary of the proxy statement/prospectus/consent solicitation statement — Ownership of the Post-Combination Company After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

InterPrivate stockholders are being asked to consider and vote on the Business Combination Proposal to approve the adoption of the Business Combination Agreement and approve the Business Combination, among other proposals.

The InterPrivate Common Stock, InterPrivate Warrants and InterPrivate Units are currently listed on the NYSE under the symbols “IPV,” “IPV WS” and “IPV.U,” respectively. InterPrivate intends to apply to continue the listing of the InterPrivate Common Stock and InterPrivate Warrants on the NYSE under the symbols “AEVA” and “AEVAW,” respectively, upon the Closing. All outstanding InterPrivate Units will be separated into their component securities immediately prior to the Closing. Accordingly, the Post-Combination Company will not have any units following consummation of the Business Combination, and therefore there will be no NYSE listing of the InterPrivate Units following the consummation of the Business Combination.

This proxy statement/prospectus/consent solicitation statement and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus/consent solicitation statement and its annexes carefully and in their entirety. This document also constitutes a prospectus of InterPrivate with respect to the InterPrivate Common Stock issuable in connection with the Business Combination.

Q.     What matters will stockholders consider at the special meeting?

A.     At the InterPrivate special meeting of stockholders, InterPrivate will ask its stockholders to vote in favor of the following proposals (the “InterPrivate Proposals”):

•        The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

•        The Charter Amendment Proposal — a proposal to adopt the proposed second amended and restated certificate of incorporation of InterPrivate attached as Annex B to this proxy statement/prospectus/consent solicitation statement.

•        The Governance Proposals — to approve, on a non-binding advisory basis, separate governance proposals relating to certain material differences between InterPrivate’s current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation.

•        The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of InterPrivate following the Closing of the Business Combination.

•        The Incentive Award Plan Proposal — a proposal to approve and adopt the incentive award plan established to be effective after the Closing of the Business Combination.

•        The NYSE Proposal — a proposal to issue InterPrivate Common Stock to the Aeva stockholders in the Merger pursuant to the Business Combination Agreement and to the investors in the PIPEs.

•        The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q.     Are any of the proposals conditioned on one another?

A.     The Charter Amendment Proposal, Election of Directors Proposal, Incentive Award Plan Proposal, and NYSE Proposal are all conditioned on the approval of the Business Combination Proposal. The Governance Proposals and the Adjournment Proposal are not conditioned on, and therefore do not require the approval of, the Business Combination Proposal and Business Combination to be effective. It is important for you to note that in the event that any of the Business Combination Proposal, Charter Amendment Proposal, Incentive Award Plan Proposal or NYSE Proposal is not approved, then InterPrivate will not consummate the Business Combination. The Business Combination is not conditioned on the approval of the Election of Directors Proposal. If InterPrivate does not consummate the Business Combination and fails to complete an initial business combination by November 6, 2021 or obtain the approval of InterPrivate stockholders to extend the deadline for InterPrivate to consummate an initial business combination, then InterPrivate will be required to dissolve and liquidate.

Q.     What will happen upon the consummation of the Business Combination?

A.     On the Closing Date, Merger Sub will merge into Aeva, whereupon Merger Sub will cease to exist and Aeva will continue as the Surviving Corporation and become a direct wholly-owned subsidiary of InterPrivate. The Merger will have the effects specified under Delaware law. The aggregate transaction consideration to be paid in the Business Combination will be a number of shares of InterPrivate Common Stock equal to $1.7 billion plus the aggregate exercise price of all outstanding Aeva Options (whether or not vested), divided by $10.00. The aggregate transaction consideration will be allocated among the holders of shares of Aeva Common Stock (including Aeva Common Stock issued upon the conversion of Aeva Preferred Stock), holders of Aeva Options and holders of Aeva RSUs.

Q.     Why is InterPrivate proposing the Business Combination Proposal?

A.     InterPrivate was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. InterPrivate is not limited to any particular industry or sector.

InterPrivate received $241,500,000 from its IPO (including net proceeds from the exercise by the underwriters of their over-allotment option) and sale of the Private Warrants and Private Units, which was placed into the Trust Account immediately following the IPO. In accordance with InterPrivate’s amended and restated certificate of incorporation, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There currently are 31,055,500 shares of InterPrivate Common Stock issued and outstanding, consisting of 24,150,000 Public Shares, 6,037,500 Founder Shares, 250,000 Representative Shares and 618,000 Private Shares. In addition, there currently are 12,384,000 InterPrivate Warrants issued and outstanding, consisting of 12,075,000 Public Warrants and 309,000 Private Warrants. Each whole InterPrivate Warrant entitles the holder thereof to purchase one share of InterPrivate Common Stock at a price of $11.50 per share. The InterPrivate Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. The Private Warrants, however, are non-redeemable so long as they are held by their initial purchasers or their permitted transferees.

Under InterPrivate’s amended and restated certificate of incorporation, InterPrivate must provide all Public Stockholders with the opportunity to have their Public Shares converted to cash upon the consummation of InterPrivate’s initial business combination in conjunction with a stockholder vote.

Q.     Who is Aeva?

A.     Founded in late 2016 by former Apple engineers Soroush Salehian Dardashti and Mina Rezk and led by a multidisciplinary team of engineers and operators experienced in the field of sensing and perception, Aeva began operations in 2017 and is a provider of comprehensive perception solutions for automated driving applications. Aeva’s 4D LiDAR-on-chip combines silicon photonics technology that is proven in the telecom industry with precise instant velocity measurements and long-range performance at affordable costs for commercialization. See “Information About Aeva.”

Q.     What equity stake will current InterPrivate stockholders and Aeva Stockholders have in the Post-Combination Company after the Closing?

A.     It is anticipated that, upon the completion of the Business Combination, the ownership of the Post-Combination Company will be as follows:

•        current Aeva Stockholders will own 151,307,387 shares of InterPrivate Common Stock, representing approximately 72% of the total shares outstanding;

•        the investors in the PIPEs will own approximately 28,168,478 shares of InterPrivate Common Stock, representing approximately 13.4% of the total shares outstanding;

•        the Public Stockholders will own 24,150,000 shares of InterPrivate Common Stock, representing approximately 11.5% of the total shares outstanding; and

•        the Sponsor will own 6,538,581 shares of InterPrivate Common Stock, representing approximately 3.1% of the total shares outstanding.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the Public Stockholders exercise their conversion rights and that Aeva does not issue any additional equity securities prior to the Merger. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of InterPrivate Warrants or (ii) shares issuable upon the exercise of outstanding options to purchase, or upon settlement of restricted stock units that settle into, shares of Aeva Common Stock.

Q.     Who will be the officers and directors of InterPrivate if the Business Combination is consummated?

A.     The Business Combination Agreement provides that, immediately following the consummation of the Business Combination, the board of directors of the Post-Combination Company (the “Post-Combination Board”) will be comprised of individuals designated as provided in the Business Combination Agreement and the Stockholders Agreement Term Sheet attached thereto, who are currently expected to include the Aeva Founders, Ahmed M. Fattouh, Shahin Farshchi and Hrach Simonian. After Closing, there will be two vacancies on the Post-Combination Board, and the Aeva Founders will have the right to nominate individuals to fill both vacancies, subject to the approval of a majority of the Post-Combination Board. Immediately following the consummation of the Business Combination, we expect that the following will be the officers of the Post-Combination Company: Soroush Salehian Dardashti, Mina Rezk and Saurabh Sinha. See “Management of the Post-Combination Company Following the Business Combination.”

Q.     What conditions must be satisfied to complete the Business Combination?

A.     There are a number of closing conditions in the Business Combination Agreement, including that InterPrivate’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.     What happens if I sell my shares of InterPrivate Common Stock before the special meeting of stockholders?

A.     The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of InterPrivate Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders.

Q.     What vote is required to approve the proposals presented at the special meeting of stockholders?

A.     The approval of the Business Combination Proposal, Governance Proposals (on an advisory basis), Incentive Award Plan Proposal, NYSE Proposal and Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of the then outstanding shares of InterPrivate Common Stock present and entitled to vote at the special meeting. Accordingly, an InterPrivate stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders or a broker non-vote will have no effect on these Proposals. An abstention will have the same effect as a vote against these Proposals.

The approval of the Charter Amendment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of all then outstanding shares of InterPrivate Common Stock entitled to vote thereon at the special meeting. Accordingly, an InterPrivate stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against the Charter Amendment Proposal.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of InterPrivate Common Stock entitled to vote and actually cast thereon at the special meeting. Accordingly, an InterPrivate stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Election of Directors Proposal.

Q.     How do InterPrivate’s initial stockholders intend to vote on the proposals?

A.     The Sponsor and EarlyBirdCapital are entitled to vote an aggregate of 22.2% of the outstanding shares of InterPrivate Common Stock. The Sponsor, InterPrivate’s directors and officers and EarlyBirdCapital have agreed to vote any Founder Shares, Representative Shares, Private Shares and any Public Shares held by them as of the record date in favor of each of the proposals presented at the special meeting.

Q.     Do Aeva’s stockholders need to approve the Business Combination?

A.     Yes. Contemporaneously with the execution of the Business Combination Agreement, the Key Aeva Stockholders entered into the Stockholder Support Agreement, pursuant to which, among other things and subject to the terms and conditions therein, the Key Aeva Stockholders agreed to vote all shares of Aeva Common Stock and Aeva Preferred Stock beneficially owned by such stockholders in favor of adoption and approval of the Business Combination Agreement and the Business Combination and not to (a) transfer any of their shares of Aeva Common Stock or Aeva Preferred Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. Collectively, as of December 31, 2020, the Key Aeva Stockholders held approximately 84% of the outstanding shares of Aeva Capital Stock. The Key Aeva Stockholders therefore hold a sufficient number of shares of Aeva Capital Stock to approve the Business Combination without the vote of any other Aeva stockholder. For further information, please see the section entitled “Certain Agreements Related to The Business Combination — Stockholder Support Agreement.”

Q.     May InterPrivate or InterPrivate’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.     In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor and InterPrivate’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares converted to cash in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of Aeva. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its conversion rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their conversion rights, such selling stockholders would be required to revoke their prior elections to convert their shares to cash. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to InterPrivate for use in the Business Combination.

Q.     How many votes do I have at the special meeting of stockholders?

A.     InterPrivate’s stockholders are entitled to one vote at the special meeting for each share of InterPrivate Common Stock held of record as of the record date. As of the close of business on the record date, there were 31,055,500 outstanding shares of InterPrivate Common Stock.

Q.     What interests do InterPrivate’s current officers and directors have in the Business Combination?

A.     InterPrivate’s board of directors and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

•        the beneficial ownership of the Sponsor, which is controlled by Ahmed M. Fattouh, InterPrivate’s Chairman and Chief Executive Officer, of an aggregate of 6,789,121 shares of InterPrivate Common Stock, consisting of:

•        6,037,500 Founder Shares purchased by the Sponsor for an aggregate price of $25,000; and

•        501,081 Private Shares and 250,540 shares of InterPrivate Common Stock underlying Private Warrants, which together comprise the 501,081 Private Units purchased by the Sponsor at $10.00 per unit for an aggregate purchase price of approximately $5.0 million;

all of which shares and warrants would become worthless if InterPrivate does not complete a business combination within the applicable time period, as the Sponsor has waived any right to conversion with respect to these shares. Such shares and warrants have an aggregate market value of approximately $96.5 million and $927,000, respectively, based on the closing price of InterPrivate Common Stock of $14.76 and the closing price of InterPrivate Warrants of $3.70 on the NYSE on January 29, 2021, the most recent practicable date;

•        the economic interests in the Sponsor held by certain of InterPrivate’s officers and directors, which gives them an indirect pecuniary interest in the shares of InterPrivate Common Stock and InterPrivate Warrants held by the Sponsor, and which interests would also become worthless if InterPrivate does not complete a business combination within the applicable time period, including the following:

•        in exchange for serving on InterPrivate’s board of directors, each of InterPrivate’s independent directors (Mr. Cinquegrana, Mr. Harris and Mr. Luckett) received an economic interest in the Sponsor equivalent to 30,000 shares of InterPrivate Common Stock, which would have a market value of approximately $443,000 based on the closing price of InterPrivate Common Stock of $14.76 on the NYSE on January 29, 2021, the most recent practicable date; and

•        Mr. Harris and Mr. Luckett made investments in the equity of the Sponsor in the amount of $250,000 and $50,000, respectively, which gives Mr. Harris an economic interest in the Sponsor equivalent to an additional 100,000 shares of InterPrivate Common Stock and 12,500 InterPrivate Warrants, which would have a market value of approximately $1.5 million and $46,000, respectively, and which gives Mr. Luckett an economic interest in the Sponsor equivalent to an additional 20,000 shares of InterPrivate Common Stock and 2,500 InterPrivate Warrants, which would have a market value of approximately $295,000 and $9,250, respectively, in each case based on the closing price of InterPrivate Common Stock of $14.76 and the closing price of InterPrivate Warrants of $3.70 on the NYSE on January 29, 2021, the most recent practicable date;

•        the interest of Alan Pinto, InterPrivate’s Senior Vice President, who serves as a FINRA registered representative of Emerson Equity LLC and has an arrangement to receive approximately $900,000 of the $1.0 million transaction success fee InterPrivate expects to pay to Emerson Equity LLC in connection with the Closing of the Business Combination;

•        the anticipated continuation of Ahmed M. Fattouh, InterPrivate’s Chairman and Chief Executive Officer, as a director of the Post-Combination Company following the Closing;

•        InterPrivate’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on InterPrivate’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; and

•        the continued indemnification of current directors and officers of InterPrivate and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence InterPrivate’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should also read the section entitled “The Business Combination — Interests of InterPrivate’s Directors and Officers in the Business Combination.”

Q.     Did InterPrivate’s board of directors obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination?

A.     InterPrivate’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. InterPrivate’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. InterPrivate’s board of directors also determined, without seeking a valuation from a financial advisor, that Aeva’s fair market value was at least 80% of InterPrivate’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of InterPrivate’s board of directors as described above in valuing Aeva’s business and assuming the risk that InterPrivate’s board of directors may not have properly valued such business.

Q.     What happens if the Business Combination Proposal is not approved?

A.     If the Business Combination Proposal is not approved and InterPrivate does not consummate a business combination by November 6, 2021, or amend its amended and restated certificate of incorporation to extend the date by which InterPrivate must consummate an initial business combination, InterPrivate will be required to dissolve and liquidate the Trust Account.

Q.     Do I have conversion or redemption rights?

A.     If you are a holder of Public Shares, you have the right to demand that InterPrivate convert your Public Shares into a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. We refer to these rights to demand conversion of the Public Shares as “conversion rights.” Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of InterPrivate’s officers and directors have agreed to waive their conversion rights with respect to their Founder Shares, Private Shares and any Public Shares that they may have acquired during or after the IPO, in connection with the completion of InterPrivate’s initial business combination. These shares will be excluded from the pro rata calculation used to determine the per share conversion price. For illustrative purposes, based on funds in the Trust Account of approximately $243.1 million on September 30, 2020, the estimated per share conversion price would have been approximately $10.07. This is greater than the $10.00 IPO price of InterPrivate Units. Additionally, Public Shares properly tendered for conversion will only be converted if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest will be net of taxes payable by InterPrivate), in connection with the liquidation of the Trust Account.

Q.     Will how I vote affect my ability to exercise conversion rights?

A.     No. You may exercise your conversion rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will convert their Public Shares and no longer remain stockholders, leaving stockholders who choose not to convert their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of NYSE.

Q.     How do I exercise my conversion rights?

A.      A holder of Public Shares may exercise conversion rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of Public Shares on the record date. If you are a holder of Public Shares and wish to exercise your conversion rights, you must demand that InterPrivate convert your Public Shares into cash, and deliver your Public Shares to Continental Stock Transfer & Trust Company, InterPrivate’s transfer agent, physically or electronically using The Depository Trust Company’s (“DTC”) Deposit/Withdrawal at Custodian (“DWAC”) System no later than two (2) business days prior to the special meeting. Any holder of Public Shares seeking conversion will be entitled to a full pro rata portion of the amount then in the Trust Account, less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. As of September 30, 2020, InterPrivate recorded an accrual of approximately $80,000 for estimated federal income taxes payable for the current year.

Any request for conversion, once made by a holder of Public Shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the special meeting. If you deliver your shares for conversion to InterPrivate’s transfer agent and later decide prior to the special meeting not to elect conversion, you may request that InterPrivate’s transfer agent return the shares (physically or electronically). You may make such request by contacting InterPrivate’s transfer agent at the address listed under the question “Who can help answer my questions?” below.

Any written demand of conversion rights must be received by InterPrivate’s transfer agent at least two (2) business days prior to the vote taken on the Business Combination Proposal at the special meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of Public Shares (including through the ownership of InterPrivate Units) and you exercise your conversion rights, it will not result in the loss of any InterPrivate Warrants that you may hold (including those contained in any InterPrivate Units you hold). Your InterPrivate Warrants will become exercisable to purchase one share of InterPrivate Common Stock for a purchase price of $11.50 beginning the later of 30 days after consummation of the Business Combination or 12 months from the closing of the IPO.

Q.     What are the U.S. federal income tax consequences of exercising my conversion rights?

A.     InterPrivate stockholders who exercise their conversion rights to receive cash from the Trust Account in exchange for their Public Shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the conversion in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of InterPrivate Common Stock converted. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the conversion. A stockholder’s tax basis in his, her or its shares of InterPrivate Common Stock generally will equal the cost of such shares. A stockholder who purchased InterPrivate Units will have to allocate the cost between the shares of InterPrivate Common Stock or InterPrivate Warrants comprising the InterPrivate Units based on their relative fair market values at the time of the purchase. See the section entitled “Material U.S. Federal Income Tax Considerations of the Conversion Rights and the Business Combination.”

Q.     If I hold InterPrivate Warrants, can I exercise redemption rights with respect to my warrants?

A.     No. Holders of InterPrivate Warrants do not have any redemption rights with respect to such warrants.

Q.     Do I have appraisal rights if I object to the proposed Business Combination?

A.     No. There are no appraisal rights available to holders of shares of InterPrivate Common Stock in connection with the Business Combination.

Q.     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) InterPrivate stockholders who properly exercise their conversion rights and (ii) expenses incurred by Aeva and InterPrivate in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of InterPrivate and Aeva following the Business Combination.

Q.     What happens if the Business Combination is not consummated?

A.     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, InterPrivate is unable to complete a business combination by November 6, 2021 or obtain the approval of InterPrivate stockholders to extend the deadline for InterPrivate to consummate an initial business combination, InterPrivate’s amended and restated certificate of incorporation provides that InterPrivate will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to InterPrivate but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of InterPrivate’s remaining stockholders and InterPrivate’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — InterPrivate may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate” and “— InterPrivate’s stockholders may be held liable for claims by third parties against InterPrivate to the extent of distributions received by them.” The Sponsor has waived any right to any liquidation distribution with respect to the Founder Shares.

In the event of liquidation, there will be no distribution with respect to outstanding InterPrivate Warrants. Accordingly, the InterPrivate Warrants will expire worthless.

Q.     When is the Business Combination expected to be completed?

A.     It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.     What do I need to do now?

A.     You are urged to carefully read and consider the information contained in this proxy statement/prospectus/consent solicitation statement, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus/consent solicitation statement on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.     How do I vote?

A.     If you were a holder of record of InterPrivate Common Stock on January 25, 2021, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person via the virtual meeting platform at the special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail.    By signing the proxy card and returning it in the enclosed postage-paid envelope, you are authorizing the individuals named on the proxy card to vote your shares of InterPrivate Common Stock at the special meeting in the manner you indicate. InterPrivate encourages you to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m. Eastern Time on March 10, 2021.

Voting at the Special Meeting via the Virtual Meeting Platform.    If you attend the special meeting and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your shares of InterPrivate Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. For additional information, please see the section entitled “The Special Meeting of InterPrivate Stockholders.”

Q.     What will happen if I abstain from voting or fail to vote at the special meeting?

A.     At the special meeting of stockholders, InterPrivate will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have the same effect as a vote “against” the Business Combination Proposal, Charter Amendment Proposal, Governance Proposals, Incentive Award Plan Proposal, NYSE Proposal and Adjournment Proposal and will have no effect on the Election of Directors Proposal. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting will have the same effect as a vote “against” the Charter Amendment Proposal and will have no effect on the other proposals.

Q.     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.     Signed and dated proxies received by InterPrivate without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q.     Do I need to attend the special meeting of stockholders to vote my shares?

A.     No. You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus/consent solicitation statement. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. InterPrivate encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus/consent solicitation statement.

Q.     If I am not going to attend the special meeting of stockholders virtually, should I return my proxy card instead?

A.     Yes. Whether you plan to attend the special meeting virtually or not, please read and consider the information contained in this proxy statement/prospectus/consent solicitation statement carefully and vote your shares of InterPrivate Common Stock by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the InterPrivate Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will not be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your conversion rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be converted in connection with the proposed Business Combination.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. You may change your vote by sending a later-dated, signed proxy card to InterPrivate’s secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the special meeting and vote in person virtually. You also may revoke your proxy by sending a notice of revocation to InterPrivate’s secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.     What should I do if I receive more than one set of voting materials?

A.      You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus/consent solicitation statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     What is the quorum requirement for the special meeting of stockholders?

A.     A quorum will be present at the special meeting of stockholders if a majority of the InterPrivate Common Stock outstanding and entitled to vote at the meeting is represented in person (which would include presence at a virtual meeting) or by proxy.

As of the record date for the special meeting, 15,527,751 shares of InterPrivate Common Stock would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person (which would include presence at a virtual meeting) at the special meeting of stockholders. Abstentions will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.     What happens to the InterPrivate Warrants I hold if I vote my shares of InterPrivate Common Stock against approval of the Business Combination Proposal and validly exercise my conversion rights?

A.     Properly exercising your conversion rights as an InterPrivate stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your InterPrivate Warrants, and if InterPrivate does not otherwise consummate an initial business combination by November 6, 2021 or obtain the approval of InterPrivate stockholders to extend the deadline for InterPrivate to consummate an initial business combination, InterPrivate will be required to dissolve and liquidate, and your InterPrivate Warrants will expire worthless.

Q.     Who will solicit and pay the cost of soliciting proxies?

A.     InterPrivate will pay the cost of soliciting proxies for the special meeting. InterPrivate has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. InterPrivate has agreed to pay Morrow Sodali LLC a fee of $30,000. InterPrivate will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. InterPrivate also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of InterPrivate Common Stock for their expenses in forwarding soliciting materials to beneficial owners of InterPrivate Common Stock and in obtaining voting instructions from those owners. InterPrivate’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Who can help answer my questions?

A.     If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus/consent solicitation statement, the proxy card or the consent card you should contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

Banks and brokers can call collect at: (203) 658-9400

Email: IPV.info@investor.morrowsodali.com

You may also contact InterPrivate at:

InterPrivate Acquisition Corp.
c/o InterPrivate LLC
1350 Avenue of the Americas
New York, New York 10019
(212) 920-0125
Attention: Secretary

To obtain timely delivery, InterPrivate’s stockholders and warrantholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about InterPrivate from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek conversion of your Public Shares, you will need to send a letter demanding conversion and deliver your stock (either physically or electronically) to InterPrivate’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Questions and Answers About Aeva’s Consent Solicitation

Q.     Did the Aeva Board of Directors approve the Business Combination Agreement?

A.     Yes. After consideration, the Aeva Board of Directors unanimously approved and declared that the Business Combination Agreement and the Business Combination are advisable and in the best interests of Aeva and the Aeva Stockholders. See the section entitled “Aeva’s Solicitation of Written Consents — Purpose of the Consent Solicitation; Recommendation of the Aeva Board of Directors” of this proxy statement/prospectus/consent solicitation statement.

Q.     What am I being asked to approve?

A.     Aeva Stockholders are being asked to approve and adopt the Business Combination Agreement and the Business Combination (the “Aeva Business Combination Proposal”) by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement. The holders of Aeva’s Preferred Stock are also being asked to approve the conversion of all outstanding shares of Aeva’s Preferred Stock into shares of Aeva Common Stock immediately prior to the effective time of the Business Combination (the “Aeva Conversion”).

Q.     What is the recommendation of the Aeva Board of Directors?

A.     The Aeva Board of Directors unanimously recommends that Aeva Stockholders approve the Aeva Business Combination Proposal.

Q.     Do any of Aeva’s directors or officers have interests in the Business Combination that may differ from or be in addition to the interests of Aeva Stockholders?

A.      Yes. Aeva Stockholders should be aware that aside from their interests as stockholders of Aeva, Aeva’s officers and members of the Aeva Board of Directors have interests in the Business Combination that are different from, or in addition to, those of other Aeva Stockholders generally. Aeva Stockholders should take these interests into account in deciding whether to adopt and approve the Business Combination Agreement and the Business Combination. See the section entitled “The Business Combination — Interests of Aeva’s Directors and Executive Officers in the Business Combination” of this proxy statement/prospectus/consent solicitation statement.

Q.     Who is entitled to give a written consent for Aeva?

A.     The record date for determining the holders of Aeva Capital Stock entitled to execute and deliver written consents with respect to this solicitation is February 5, 2021 (the “Aeva Record Date”). Holders of Aeva Capital Stock as of the close of business on the Aeva Record Date will be entitled to give or withhold a consent using the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

Q.     What approval is required by Aeva Stockholders to adopt the Business Combination Agreement?

A.     The approval of the Aeva Business Combination Proposal requires the affirmative vote or consent of the holders of at least (i) a majority of the outstanding shares of Aeva Common Stock and Aeva Preferred Stock voting together on an as-converted basis, (ii) two-thirds (2/3) of the outstanding shares of Aeva Preferred Stock, voting as a separate class, and (iii) a majority of the outstanding shares of Aeva Common Stock, voting as a separate class. The approval of the Aeva Conversion requires the affirmative vote or consent of the holders of least two-thirds (2/3) of the outstanding shares of Aeva Preferred Stock.

Concurrently with the execution of the Business Combination Agreement, InterPrivate and the Key Aeva Stockholders entered into the Stockholder Support Agreement, which provides, among other things, that following the Registration Statement being declared effective by the SEC, each Key Aeva Stockholder will, within 24 hours after Aeva’s request, execute and deliver a written consent with respect to the outstanding shares of Aeva Common Stock and Aeva Preferred Stock held by such Key Aeva Stockholder approving and adopting the Business Combination Agreement and the Business Combination. The Business Combination Agreement provides that InterPrivate may terminate the Business Combination Agreement if Aeva fails to deliver the written consent to InterPrivate within two business days after the Registration Statement is declared effective by the SEC. The Key Aeva Stockholders that own shares of Aeva Preferred Stock have also agreed to approve the Aeva Conversion as part of their written consent. The shares of Aeva Capital Stock that are owned by the Key Aeva Stockholders and subject to the Stockholder Support Agreement represent approximately 95% of the outstanding shares of Aeva Common Stock, approximately 74% of the outstanding shares of Aeva Preferred Stock and approximately 84% of the outstanding voting power of Aeva Capital Stock, on an as-converted basis, in each case, as of the Aeva Record Date. The Key Aeva Stockholders therefore hold a sufficient number of shares of Aeva Capital Stock to approve the Business Combination without the vote of any other Aeva stockholder.

Q.     How can I return my written consent?

A.     If you hold shares of Aeva Capital Stock as of the close of business on the Aeva Record Date and you wish to consent to the Aeva Business Combination Proposal with respect to your shares of Aeva Capital Stock (and the Aeva Conversion with respect to your shares of Aeva Preferred Stock), you must fill out the written consent enclosed with this proxy statement/prospectus/consent solicitation statement, date and sign it, and return it to Aeva by the Aeva Consent Deadline (as defined below). Once you have completed, dated and signed the written consent, you may deliver it to Aeva by emailing a .pdf copy to eproxy@mediantonline.com or by mailing your written consent to Aeva’s consent solicitor, Mediant Communications Inc., 400 Regency Forest Drive – Suite 200, Cary, NC 27518. Aeva will not call or convene any meeting of Aeva Stockholders in connection with the approval of the Aeva Business Combination Proposal. Aeva Stockholders should not send stock certificates with their written consents.

Q.     What happens if I do not return my written consent?

A.     If you hold shares of Aeva Capital Stock as of the close of business on the Aeva Record Date and you do not return your written consent, it will have the same effect as a vote against the Aeva Business Combination Proposal. However, the Stockholder Support Agreement provides, among other things, that following the Registration Statement being declared effective by the SEC, each Key Aeva Stockholder will execute and deliver a written consent with respect to the outstanding shares of Aeva Common Stock and Aeva Preferred Stock held by such Key Aeva Stockholder approving and adopting the Business Combination Agreement and the Business Combination. The execution and delivery of written consents by all of the Key Aeva Stockholders will constitute the Aeva Stockholder approval at the time of such delivery. Therefore, a failure of any other Aeva Stockholder to deliver a written consent is not expected to have any effect on the approval of the Aeva Business Combination Proposal.

Q.     What happens if I return by written consent but do not indicate a decision with respect to the Aeva Business Combination Proposal?

A.     If you hold shares of Aeva Capital Stock as of the close of business on the Aeva Record Date and you return a signed written consent without indicating your decision on the Aeva Business Combination Proposal, you will have given your consent to approve such proposal.

Q.     What is the deadline for returning my written consent?

A.     The Aeva Board of Directors has set 12:00 noon, New York time, on March 11, 2021 as the deadline for receipt of written consents from Aeva Stockholders. Aeva reserves the right to extend the final date for receipt of written consents beyond such date (such consent deadline, as may be extended by Aeva, the “Aeva Consent Deadline”). Any such extension may be made without notice to Aeva Stockholders.

Q.     Can I change or revoke my written consent?

A.     Yes. You may change or revoke your consent to either of the proposals at any time before the Aeva Consent Deadline; however, such change or revocation is not expected to have any effect, as the delivery of the written consents contemplated by the Stockholder Support Agreement will constitute the Aeva Stockholder approval at the time of such delivery. If you wish to change or revoke your consent before the Aeva Consent Deadline, you may do so by sending in a new written consent with a later date by one of the means described in the section entitled “Aeva’s Solicitation of Written Consents — Executing Written Consents; Revocation of Written Consents.”

Q.     What do I need to do now?

A.     Aeva urges you to read carefully and consider the information contained in this proxy statement/prospectus/consent solicitation statement, including the annexes and the other documents referred to herein, and to consider how the Business Combination will affect you as an Aeva Stockholder. Once the registration statement of which this proxy statement/prospectus/consent solicitation statement forms a part has been declared effective by the SEC, Aeva will solicit your written consent. The Aeva Board of Directors unanimously recommends that all Aeva Stockholders approve the Aeva Business Combination Proposal by executing and returning to Aeva the written consent furnished with this proxy statement/prospectus/consent solicitation statement as soon as possible and no later than the Aeva Consent Deadline.

Q.     What will happen to my existing shares of Aeva Capital Stock in the Business Combination?

A.     At the effective time of the Business Combination, your shares of Aeva Capital Stock will no longer represent an ownership interest in Aeva, as each share of Aeva Capital Stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will be cancelled and automatically converted into the right to receive the applicable portion of the aggregate merger consideration payable in respect thereof in accordance with the applicable provisions of the Business Combination Agreement. See the section entitled “The Business Combination Agreement — Conversion of Securities” of this proxy statement/prospectus/consent solicitation statement.

Q.     Do I have appraisal rights if I object to the proposed Business Combination?

A.     Yes. Aeva Stockholders have appraisal rights in connection with the Business Combination under the DGCL. See the section entitled “Aeva Appraisal Rights” of this proxy statement/prospectus/consent solicitation statement.

Q.     Should I send my stock certificates to Aeva now?

A.     No. Do not send in your certificates now. After the transaction is completed, a letter of transmittal and written instructions for the surrender of Aeva stock certificates or electronic certificates, as applicable, will be mailed to Aeva Stockholders.

Q.     Who can help answer my questions?

A.     If you have questions about the transaction or the process for returning your written consent, or if you need additional copies of this proxy statement/prospectus/consent solicitation statement or a replacement written consent, please contact Aeva’s consent solicitor, Mediant Communications Inc. at 400 Regency Forest Drive — Suite 200, Cary, NC 27518 or 888-355-0781 (toll-free).

Q.     What are the U.S. Federal Income Tax consequences of the Business Combination to U.S. holders of Aeva Capital Stock?

A.     For general information on the material U.S. Federal Income Tax consequences of the Business Combination to holders of Aeva Capital Stock, see the section entitled “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Considerations of The Business Combination for Aeva Stockholders” of this proxy statement/prospectus/consent solicitation statement.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT

This summary highlights selected information from this proxy statement/prospectus/consent solicitation statement and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this proxy statement/prospectus/consent solicitation statement carefully and in its entirety, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

InterPrivate

InterPrivate is a Delaware corporation formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, referred to throughout this proxy statement/prospectus/consent solicitation statement as its initial business combination. InterPrivate may pursue its initial business combination in any business, industry or geographic region. Upon the Closing, we intend to change our name from “InterPrivate Acquisition Corp.” to “Aeva Technologies, Inc.”

InterPrivate Common Stock, InterPrivate Warrants and InterPrivate’s Units, consisting of one share of InterPrivate Common Stock and one-half InterPrivate Warrant, are traded on the NYSE under the ticker symbols “IPV,” “IPV WS” and “UPV.U,” respectively. We intend to apply to continue the listing of the InterPrivate Common Stock and InterPrivate Warrants on the NYSE under the symbols “AEVA” and “AEVAW,” respectively, upon the Closing. The InterPrivate Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

The mailing address of InterPrivate’s principal executive office is c/o InterPrivate LLC, 1350 Avenue of the Americas, New York, New York 10019, and its telephone number is (212) 920-0125.

Aeva

Founded by former Apple engineers Soroush Salehian Dardashti and Mina Rezk and led by a multidisciplinary team of engineers and operators experienced in the field of sensing and perception, Aeva began operations in 2017 and is a provider of comprehensive perception solutions for automated driving applications. Aeva’s 4D LiDAR-on-chip combines silicon photonics technology that is proven in the telecom industry with precise instant velocity measurements and long-range performance at affordable costs for commercialization.

The mailing address of Aeva’s principal executive office is 555 Ellis Street, Mountain View, California 94043.

For more information about Aeva, see the sections entitled “Information About Aeva” and “Aeva Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

The Business Combination

The Business Combination Agreement

On November 2, 2020, InterPrivate, Aeva and Merger Sub entered into the Business Combination Agreement, pursuant to which Merger Sub will be merged with and into Aeva, with Aeva surviving the Merger as a direct wholly-owned subsidiary of InterPrivate. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.

The Merger will become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by InterPrivate and Aeva, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or, if permissible, waiver, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as InterPrivate and Aeva may mutually agree).

Immediately prior to the Effective Time, each share of Aeva Preferred Stock that is issued and outstanding immediately prior to such effective time will be converted into an equal number of shares of Aeva Common Stock, and each converted share of Aeva Preferred Stock will no longer be outstanding and will cease to exist, such that each holder of Aeva Preferred Stock will thereafter cease to have any rights with respect to such Aeva Preferred Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of InterPrivate, Merger Sub, Aeva or the holders of any of Aeva’s securities:

•        All shares of Aeva Common Stock issued and outstanding immediately prior to the Effective Time (excluding dissenting shares) will be canceled and converted into the right to receive the number of shares of InterPrivate Common Stock set forth in the Payment Spreadsheet (as defined below) (the “Merger Consideration”), with each holder of Aeva Common Stock to receive the right to receive the number of shares of InterPrivate Common Stock set forth opposite such holder’s name on the Payment Spreadsheet;

•        All shares of Aeva Common Stock and Aeva Preferred Stock held in the treasury of Aeva will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•        Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

•        The Aeva Options that are outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into options to purchase a number of shares of InterPrivate Common Stock (such options, the “Exchanged Options”) in accordance with the Payment Spreadsheet, with each holder of Aeva Options to receive options to purchase the number of shares of InterPrivate Common Stock set forth opposite such holder’s name on the Payment Spreadsheet. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Aeva Option immediately prior to the Effective Time; and

•        The Aeva RSUs that are outstanding immediately prior to the Effective Time shall be converted into restricted stock units relating to shares of InterPrivate Common Stock (such restricted units, the “Exchanged RSUs”) in accordance with the Payment Spreadsheet, with each holder of Aeva RSU to receive a number of Exchanged RSUs set forth opposite such holder’s name on the Payment Spreadsheet. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged RSU will continue to be governed by the same terms and conditions (including vesting and settlement terms) as were applicable to the corresponding former Aeva RSU immediately prior to the Effective Time.

All shares of InterPrivate Common Stock (including those issued pursuant to the Subscription Agreements) and InterPrivate Warrants will remain outstanding.

Not less than five business days prior to the Effective Time, Aeva shall deliver to InterPrivate a schedule (the “Payment Spreadsheet”) setting forth (i) the calculation of Aggregate Transaction Consideration (as defined below), (ii) the allocation of the Aggregate Transaction Consideration between the holders of Aeva Common Stock and the holders of Aeva Options and Aeva RSUs, (iii) the portion of Aggregate Transaction Consideration payable to each holder of Aeva Common Stock, (iv) the number of shares of InterPrivate Common Stock that can be purchased under the Exchanged Options, and (v) the number of shares of InterPrivate Common Stock subject to the Exchanged RSUs. The allocation of the Aggregate Transaction Consideration and the information with respect to the exchange of Aeva Options into Exchanged Options and Aeva RSUs into Exchanged RSUs set forth in the Payment Spreadsheet shall be binding on all parties and shall be used by InterPrivate and Merger Sub for purposes of issuing the Merger Consideration to the holders of Aeva Common Stock and conversion of the Aeva Options into the Exchanged Options and Aeva RSUs into Exchanged RSUs, absent manifest error. “Aggregate Transaction Consideration” means a number of shares of InterPrivate Common Stock equal to the quotient of (A) $1.7 billion plus the aggregate exercise price of all outstanding Aeva Options (whether or not vested) divided by (B) $10.00.

For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled “Proposal No. 1 — The Business Combination Proposal” and “The Business Combination Agreement.”

Conditions to Closing

Under the Business Combination Agreement, the consummation of the Business Combination is subject to customary and other conditions, including (i) the Business Combination Proposal, the NYSE Proposal, the Incentive Award Proposal and any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination having been approved and adopted by the requisite affirmative vote of InterPrivate’s stockholders, (ii) the Written Consent having been delivered to InterPrivate, (iii) the absence of any governmental law or order that would prohibit the Business Combination, (iv) all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”) have been completed and any applicable waiting period applicable to the consummation of the Business Combination has expired or been terminated, (v) InterPrivate having at least $150.0 million in cash (whether in or outside the Trust Account) after giving effect to the exercise of conversion rights by Public Stockholders and the sale and issuance of InterPrivate Common Stock between the date of the Business Combination Agreement and the Effective Time, (vi) all parties to the Registration Rights and Lock-Up Agreement and the Stockholders Agreement having delivered duly executed copies of such agreements, (vii) the total outstanding liabilities of InterPrivate not exceeding $500,000, (viii) the representations and warranties of the parties to the Business Combination Agreement being true and correct, subject to the de minimis, materiality and material adverse effect standards contained in the Business Combination Agreement and (ix) material compliance by the parties with their respective covenants.

For more information, see the section entitled “The Business Combination — Conditions to Closing.”

Termination

The Business Combination Agreement is subject to termination prior to the Effective Time as follows:

•        by mutual written consent of InterPrivate and Aeva;

•        by InterPrivate or Aeva, if (i) the Effective Time will not have occurred prior to March 31, 2021 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated by any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date; (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination, including the Merger; or (iii) any of the Business Combination Proposal, the NYSE Proposal, the Incentive Award Proposal or any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination fail to receive the requisite vote for approval at the special meeting or any adjournment thereof;

•        by Aeva if (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of InterPrivate and Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of InterPrivate and Merger Sub will have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “The Business Combination — Conditions to Closing — Aeva” would not be satisfied (a “Terminating InterPrivate Breach”); provided that Aeva has not waived such Terminating InterPrivate Breach and Aeva is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating InterPrivate Breach is curable by InterPrivate and Merger

Sub, Aeva may not terminate the Business Combination Agreement due to a Terminating InterPrivate Breach for so long as InterPrivate and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Aeva to InterPrivate; or (ii) at any time prior to receipt of the Written Consent, in connection with entering into an Aeva Acquisition Agreement with respect to a Superior Proposal (each as defined in the section entitled “The Business Combination Agreement — Additional Agreements — No Solicitation; Change in Recommendation”) in accordance with Section 7.05(d) of the Business Combination Agreement; provided, that prior to or concurrently with such termination Aeva pays the Termination Fee (as defined in the Business Combination Agreement and below); or (iii) the InterPrivate board of directors shall have publicly withdrawn, modified or changed, in a manner that is adverse to Aeva, its recommendation to its stockholders to approve the Business Combination Proposal, the NYSE Proposal, the Incentive Award Proposal or any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination; and

•        by InterPrivate if (i) the Aeva Board of Directors or a committee thereof, prior to obtaining the Written Consent has made an Adverse Recommendation Change (as defined in the section entitled “The Business Combination Agreement — Additional Agreements — No Solicitation; Change in Recommendation”); or (ii) Aeva has failed to deliver the Written Consent to InterPrivate within two business days after the Registration Statement becomes effective; or (iii) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Aeva set forth in the Business Combination Agreement, or if any representation or warranty of Aeva has become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “The Business Combination — Conditions to Closing — Aeva — InterPrivate and Merger Sub” would not be satisfied (“Terminating Aeva Breach”); provided, that InterPrivate has not waived such Terminating Aeva Breach and InterPrivate and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Aeva Breach is curable by Aeva, InterPrivate may not terminate the Business Combination Agreement due to a Terminating Aeva Breach for so long as Aeva continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by InterPrivate to Aeva; or (iv) the PCAOB Audited Financials have not been delivered to InterPrivate by Aeva on or before not later than sixty (60) days from the date of the Business Combination Agreement. On November 30, 2020, Aeva delivered the PCAOB Audited Financials to InterPrivate.

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Aeva will pay a termination fee in the amount of $68,000,000 (the “Termination Fee”), in the event that:

•        (i) the Business Combination Agreement is terminated (x) by Aeva or InterPrivate, if the Effective Time did not occur prior to the Outside Date, (y) by InterPrivate, if Aeva failed to deliver the Written Consent to InterPrivate within two business days after the Registration Statement becomes effective or (z) by InterPrivate, pursuant to a Terminating Aeva Breach; (ii) a bona fide Acquisition Proposal (as defined in the section entitled “The Business Combination Agreement — Additional Agreements — No Solicitation; Change in Recommendation”) has been made, proposed or otherwise communicated to Aeva after the date of the Business Combination Agreement; and (iii) within six (6) months of the date the Business Combination Agreement is terminated, Aeva enters into a definitive agreement with respect to such Acquisition Proposal; or

•        the Business Combination Agreement is terminated (x) by InterPrivate if the Aeva Board of Directors or a committee thereof, prior to obtaining the Written Consent, shall have made an Adverse Recommendation Change or (y) by Aeva, if at any time prior to receiving the Written Consent, Aeva enters into an Aeva Acquisition Agreement with respect to a Superior Proposal.

For more information, see the section entitled “The Business Combination Agreement — Termination,” “— Effect of Termination” and “— Termination Fee.”

Amendments to the Charter

Pursuant to the Business Combination Agreement, at the Effective Time, InterPrivate’s amended and restated certificate of incorporation will be further amended and restated to:

•        change InterPrivate’s name to “Aeva Technologies, Inc.” and remove certain provisions related to InterPrivate’s status as a special purpose acquisition company that will no longer be relevant following the Closing;

•        increase the number of authorized shares of InterPrivate Common Stock to 422,000,000 and the number of authorized shares of InterPrivate’s preferred stock to 10,000,000 shares;

•        include supermajority voting provisions;

•        remove the provision renouncing the corporate opportunity doctrine;

•        require that special meetings of stockholders may only be called by the board of directors, the chairperson of the board of directors or the chief executive officer and not by stockholders, subject to any special rights of the holders of preferred stock; and

•        modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act.

For more information about these amendments to InterPrivate’s amended and restated certificate of incorporation, see the sections entitled “Proposal No. 2 — The Charter Amendment Proposal” and “Proposal Nos. 3A-3H — The Governance Proposals.”

Certain Agreements Related to the Business Combination Agreement

Stockholder Support Agreement

On November 2, 2020, the Key Aeva Stockholders entered into the Stockholder Support Agreement with InterPrivate, pursuant to which the Key Aeva Stockholders agreed to vote all of their shares of Aeva Common Stock and Aeva Preferred Stock in favor of the approval and adoption of the Business Combination Agreement and the Business Combination. Additionally, the Key Aeva Stockholders have agreed not to (a) transfer any of their shares of Aeva Common Stock and Aeva Preferred Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. For more information about the Stockholder Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Stockholder Support Agreement.”

Registration Rights and Lock-Up Agreement

In connection with the Business Combination, InterPrivate, the Sponsor, EarlyBirdCapital and the Key Aeva Stockholders (collectively, the “Holders”) will enter into the Registration Rights and Lock-Up Agreement at Closing.

Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Post-Combination Company will be obligated to file a registration statement to register the resale of certain securities of the Post-Combination Company held by the Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $30 million. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the securities of the Post-Combination Company held by the Key Aeva Stockholders to be locked-up for a period of one-hundred eighty days following the Closing, while fifty percent of the Founder Shares held by the Sponsor will be locked-up until the earlier of (i) one year following the Closing and (ii) the date on which the sale price of the common stock of the Post-Combination Company equals or exceeds $12.50 per share for any 20 trading days within any 30-day trading period, and the other fifty percent of the Founder Shares held by the Sponsor will be locked-up until one year following the Closing.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”

Stockholders Agreement

In connection with the Closing, InterPrivate, the Sponsor, Canaan, Lux and the Aeva Founders will enter into the Stockholders Agreement to provide for certain governance matters relating to the Post-Combination Company. The Business Combination Agreement and the Stockholders Agreement Term Sheet attached thereto provide for, among other things, the size and composition of the initial board of directors of the Post-Combination Company upon the Closing, which will initially consist of a classified board of seven directors, a majority of which will be independent. Pursuant to the Stockholders Agreement, InterPrivate will represent and warrant that the initial Post-Combination Board will be set at a size of seven members but at the time of the Closing will consist of only five directors:

•        Soroush Salehian Dardashti;

•        Mina Rezk;

•        one independent director designated by Lux, who will be Shahin Farshchi;

•        one independent director designated by Canaan (who also meets the independence requirements under Rule 10A-3 promulgated under the Exchange Act with respect to service on the audit committee of the board) (an “Audit Committee Qualified Director”), who will be Hrach Simonian; and

•        one Audit Committee Qualified Director designated by the Sponsor, who will be Ahmed M. Fattouh.

After Closing, there will be two vacancies on the Post-Combination Board and the Aeva Founders will have the right to nominate both (the “Aeva Founders Nominated Directors”), one of whom shall include an Audit Committee Qualified Director and both of whom shall be subject to the approval of a majority of the Post-Combination Board.

Subject to the rules of the NYSE, from and after the Closing, the Stockholders Agreement provides that each Aeva Founder will be entitled to nominate himself to continue to serve on the board until such time as he holds less than 5% of the outstanding common stock of the Post-Combination Company (or his earlier death or Incapacity (as defined in the Stockholders Agreement)), and the Post-Combination Company will include such nominees in its proxy materials for each applicable meeting of stockholders and, subject to applicable law and the exercise of fiduciary duties, recommend to the Post-Combination Company stockholders that each such nominee be elected at such meeting. The amended and restated bylaws of the Post-Combination Company, by reference to the Stockholders Agreement, will provide that (i) Mr. Rezk shall serve as Chairman of the board for so long as he is a director and (ii) in the event Mr. Rezk is no longer a director, then Mr. Salehian shall serve as the Chairman so long as he is a director. The Aeva Founders’ rights under the Stockholders Agreement will not be transferable.

For more information about the Stockholders Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Stockholders Agreement.”

Subscription Agreements

In connection with the execution of the Business Combination Agreement, effective as of November 2, 2020, InterPrivate entered into separate subscription agreements (each, a “November 2020 Subscription Agreement”) with the November 2020 PIPE Subscribers, pursuant to which the November 2020 PIPE Subscribers agreed to purchase the November 2020 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $120 million, in a private placement. InterPrivate agreed to give certain registration rights to the November 2020 PIPE Subscribers with respect to the November 2020 PIPE Shares pursuant to the November 2020 Subscription Agreements.

In addition, on December 23, 2020, InterPrivate entered into separate subscription agreements (each, a “December 2020 Subscription Agreement”) with the December 2020 PIPE Subscribers, pursuant to which the December 2020 PIPE Subscribers agreed to purchase the December 2020 PIPE Shares for an aggregate purchase price of approximately $200 million, consisting of a $150 million tranche with a purchase price of $11.50 per share and a $50 million tranche with a purchase price of $16.00 per share, in a private placement. InterPrivate agreed to give certain registration rights to the December 2020 PIPE Subscribers with respect to the December 2020 PIPE Shares similar to the rights provided to the November 2020 PIPE Subscribers. The December 2020 PIPE Subscribers who agreed to purchase December 2020 PIPE Shares in the $150 million tranche also entered into waiver and lockup agreements with InterPrivate pursuant to which each agreed (1) to vote all shares of InterPrivate Common Stock held by such subscriber on the record date for the special meeting in favor of the Business Combination Proposal, (2) not to submit any such shares of InterPrivate Common Stock for conversion in connection with such vote and (3) to a lock-up of such tranche of December 2020 PIPE Shares for a period of one year following the Closing.

The closing of the sales of the PIPE Shares pursuant to the applicable Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. The purpose of the sales of the PIPE shares is to raise additional capital for use in connection with the Business Combination, to meet the minimum cash requirements provided in the Business Combination Agreement and for use by the Post-Combination Company following the Closing.

For more information about the Subscription Agreements for the PIPEs, see the section entitled “Certain Agreements Related to the Business Combination — Subscription Agreements.”

Reasons for the Approval of the Business Combination

After careful consideration, InterPrivate’s board of directors recommends that InterPrivate stockholders vote “FOR” each InterPrivate Proposal being submitted to a vote of the InterPrivate stockholders at the InterPrivate special meeting of stockholders.

For a description of InterPrivate’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section entitled “The Business Combination — InterPrivate’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Conversion Rights

Under InterPrivate’s amended and restated certificate of incorporation, holders of Public Shares may demand that InterPrivate convert such shares into cash at the applicable conversion price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to InterPrivate to pay its franchise and income tax obligations, by (b) the total number of shares of InterPrivate Common Stock included as part of the InterPrivate Units issued in the IPO. However, InterPrivate will not convert any Public Shares to the extent that such conversion would result in InterPrivate having net tangible assets of less than $5,000,001 upon consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $243.1 million as of September 30, 2020, the estimated per share conversion price would have been approximately $10.07.

If a holder exercises its conversion rights and the Business Combination is consummated, then InterPrivate will convert such holder’s Public Shares into a pro rata portion of funds deposited in the Trust Account and such holder will no longer own these shares following the Business Combination. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands conversion and delivers its shares (either physically or electronically) to InterPrivate’s transfer agent in accordance with the procedures described herein. See the section entitled “The Special Meeting of InterPrivate Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your Public Shares into cash.

Ownership of the Post-Combination Company After the Closing

It is anticipated that, upon the completion of the Business Combination, the ownership of the Post-Combination Company will be as follows:

•        current Aeva Stockholders will own 151,307,387 shares of InterPrivate Common Stock, representing approximately 72% of the total shares outstanding;

•        the investors in the PIPEs will own approximately 28,168,478 shares of InterPrivate Common Stock, representing approximately 13.4% of the total shares outstanding;

•        the Public Stockholders will own 24,150,000 shares of InterPrivate Common Stock, representing approximately 11.5% of the total shares outstanding; and

•        the Sponsor will own 6,538,581 shares of InterPrivate Common Stock, representing approximately 3.1% of the total shares outstanding.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the Public Stockholders exercise their conversion rights and that Aeva does not issue any additional equity securities prior to the Merger. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of InterPrivate Warrants or (ii) shares issuable upon the exercise of outstanding Aeva Options or settlement of outstanding Aeva RSUs.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Recommendation of the InterPrivate Board of Directors

The InterPrivate board of directors has unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of InterPrivate and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus/consent solicitation statement be submitted to its stockholders for approval at the special meeting on the date and at the time and place set forth in this proxy statement/prospectus/consent solicitation statement. The InterPrivate board of directors unanimously recommends that InterPrivate’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Governance Proposals, “FOR” the Election of Directors Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the NYSE Proposal and “FOR” the Adjournment Proposal, if presented. See “The Business Combination — Recommendation of the InterPrivate Board of Directors” and “The Business Combination — InterPrivate’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Recommendation of the Aeva Board of Directors

After consideration, the Aeva Board of Directors unanimously approved and declared that the Business Combination Agreement and the Business Combination are advisable and in the best interests of Aeva and the Aeva Stockholders. See the section entitled “Aeva’s Solicitation of Written Consents — Purpose of the Consent Solicitation; Recommendation of the Aeva Board of Directors” of this proxy statement/prospectus/consent solicitation statement.

InterPrivate’s Special Meeting of Stockholders

See “Questions and Answers About the Special Meeting of InterPrivate’s Stockholders and the Related Proposals” above and “The Special Meeting of InterPrivate Stockholders” below for information regarding the special meeting.

Aeva Solicitation of Written Consents

See “Questions and Answers About Aeva’s Consent Solicitation” above and “Aeva’s Solicitation of Written Consents” below for information regarding Aeva’s solicitation of its stockholders to approve the Aeva Business Combination Proposal and the Aeva Conversion.

The Sponsor and InterPrivate’s Directors and Officers Have Financial Interests in the Business Combination

In considering the recommendation of InterPrivate’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•        the beneficial ownership of the Sponsor, which is controlled by Ahmed M. Fattouh, InterPrivate’s Chairman and Chief Executive Officer, of an aggregate of 6,789,121 shares of InterPrivate Common Stock, consisting of:

•        6,037,500 Founder Shares purchased by the Sponsor for an aggregate price of $25,000; and

•        501,081 Private Shares and 250,540 shares of InterPrivate Common Stock underlying Private Warrants, which together comprise the 501,081 Private Units purchased by the Sponsor at $10.00 per unit for an aggregate purchase price of approximately $5.0 million;

all of which shares and warrants would become worthless if InterPrivate does not complete a business combination within the applicable time period, as the Sponsor has waived any right to conversion with respect to these shares. Such shares and warrants have an aggregate market value of approximately $96.5 million and $927,000, respectively, based on the closing price of InterPrivate Common Stock of $14.76 and the closing price of InterPrivate Warrants of $3.70 on the NYSE on January 29, 2021, the most recent practicable date;

•        the economic interests in the Sponsor held by certain of InterPrivate’s officers and directors, which gives them an indirect pecuniary interest in the shares of InterPrivate Common Stock and InterPrivate Warrants held by the Sponsor, and which interests would also become worthless if InterPrivate does not complete a business combination within the applicable time period, including the following:

•        in exchange for serving on InterPrivate’s board of directors, each of InterPrivate’s independent directors (Mr. Cinquegrana, Mr. Harris and Mr. Luckett) received an economic interest in the Sponsor equivalent to 30,000 shares of InterPrivate Common Stock, which would have a market value of approximately $443,000 based on the closing price of InterPrivate Common Stock of $14.76 on the NYSE on January 29, 2021, the most recent practicable date; and

•        Mr. Harris and Mr. Luckett made investments in the equity of the Sponsor in the amount of $250,000 and $50,000, respectively, which gives Mr. Harris an economic interest in the Sponsor equivalent to an additional 100,000 shares of InterPrivate Common Stock and 12,500 InterPrivate Warrants, which would have a market value of approximately $1.5 million and $46,000, respectively, and which gives Mr. Luckett an economic interest in the Sponsor equivalent to an additional 20,000 shares of InterPrivate Common Stock and 2,500 InterPrivate Warrants, which would have a market value of approximately $295,000 and $9,250, respectively, in each case based on the closing price of InterPrivate Common Stock of $14.76 and the closing price of InterPrivate Warrants of $3.70 on the NYSE on January 29, 2021, the most recent practicable date;

•        the interest of Alan Pinto, InterPrivate’s Senior Vice President, who serves as a FINRA registered representative of Emerson Equity LLC and has an arrangement to receive approximately $900,000 of the $1.0 million transaction success fee InterPrivate expects to pay to Emerson Equity LLC in connection with the Closing of the Business Combination;

•        the anticipated continuation of Ahmed M. Fattouh, InterPrivate’s Chairman and Chief Executive Officer, as a director of the Post-Combination Company following the Closing;

•        InterPrivate’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on InterPrivate’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; and

•        the continued indemnification of current directors and officers of InterPrivate and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence InterPrivate’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal.

Aeva’s Directors and Officers Have Financial Interests in the Business Combination

Certain of Aeva’s executive officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Aeva’s stockholders. The members of the Aeva Board of Directors were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the Business Combination Agreement and recommended that Aeva’s stockholders approve the Aeva Business Combination Proposal. See “The Business Combination — Interests of Aeva’s Directors and Executive Officers in the Business Combination” beginning on page 114.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus/consent solicitation statement in deciding how to vote for the proposals presented in this proxy statement/prospectus/consent solicitation statement. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 38. Such risks include, but are not limited to:

•        Risks related to Aeva’s business and industry, including that:

•        Aeva is an early stage company and has only sold or otherwise provided prototypes and non-recurring engineering services to customers for the purpose of research and development (“R&D”) and testing. If such programs are not fully developed and commercialized, Aeva may never achieve or sustain profitability.

•        Aeva’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.

•        If Aeva’s products are not selected for inclusion in development programs or are not adopted by automotive original equipment manufacturers (“OEMs”), automotive tier 1 companies, mobility or technology companies or their respective suppliers, Aeva’s business will be materially and adversely affected.

•        Because some of the materials and components in Aeva’s products come from limited or single source suppliers, Aeva is susceptible to supply shortages, long lead times for components, and supply changes.

•        Aeva expects to incur substantial R&D costs and devote significant resources to identifying and commercializing new products, which could significantly reduce its profitability or increase its losses and may never result in revenue to Aeva.

•        Market adoption of LiDAR, including Aeva’s 4D LiDAR technology, is uncertain.

•        Aeva may experience difficulties in managing its growth and expanding its operations.

•        Aeva’s transition to an outsourced manufacturing business model may not be successful.

•        Aeva’s sales and operations in international markets expose it to operational, financial and regulatory risks.

•        Aeva may be subject to product liability or warranty claims that could result in significant direct or indirect costs.

•        Aeva’s business could be materially and adversely affected if it lost any of its largest customers or if they were unable to pay their invoices.

•        Aeva may experience difficulties in managing its growth and expanding its operations.

•        Aeva operates in a highly competitive market and some market participants have substantially greater resources.

•        Developments in alternative technology may adversely affect the demand for Aeva’s 4D LiDAR technology.

•        Aeva is highly dependent on the services of Soroush Salehian Dardashti and Mina Rezk, its two founders.

•        Risks related to the Business Combination, including that:

•        InterPrivate stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

•        Subsequent to the consummation of the Business Combination, the Post-Combination Company may be required to take write-downs or write-offs, or the Post-Combination Company may be subject to restructuring, impairment or other charges.

•        There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on the NYSE or that the Post-Combination Company will be able to comply with the continued listing standards of the NYSE.

•        If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of InterPrivate’s securities or, following the Closing, the Post-Combination Company’s securities, may decline.

•        The Post-Combination Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.

•        Following the consummation of the Business Combination, the Post-Combination Company will incur significantly increased expenses and administrative burdens as a public company.

•        The unaudited pro forma financial information included herein may not be indicative of what the Post-Combination Company’s actual financial position or results of operations would have been.

•        Aeva’s management has limited experience managing and operating a public company.

•        InterPrivate’s board of directors did not obtain a fairness opinion in determining whether to proceed with the Business Combination and whether the terms of the Business Combination are fair from a financial point of view to the Public Stockholders.

•        InterPrivate’s directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other InterPrivate Proposals.

•        Risks related to ownership of the InterPrivate Common Stock following the Business Combination, including that:

•        The Post-Combination Company may issue additional shares of common stock (including under the Aeva 2021 Plan) or preferred shares upon or after consummation of the Business Combination, which would dilute the interest of our stockholders.

•        The Post-Combination Company second amended and restated certificate of incorporation will contain anti-takeover provisions that could adversely affect the rights of our stockholders.

•        Because the Post-Combination Company has no current plans to pay cash dividends on InterPrivate Common Stock for the foreseeable future, you may not receive any return on investment unless you sell InterPrivate Common Stock for a price greater than that which you paid for it.

•        Risks related to conversion of Public Shares, including that:

•        The absence of a specified maximum conversion threshold may make it easier for InterPrivate to consummate the Business Combination even if a substantial majority of InterPrivate’s stockholders elect to convert their shares.

•        InterPrivate will require Public Stockholders who wish to convert their shares of InterPrivate Common Stock in connection with the Business Combination to comply with specific requirements for conversion that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising their rights.

•        There is uncertainty regarding the federal income tax consequences of the conversion to the holders of InterPrivate Common Stock.

SELECTED HISTORICAL FINANCIAL INFORMATION OF AEVA

The selected historical statements of operations data of Aeva for the years ended December 31, 2019 and 2018 and the historical balance sheet data as of December 31, 2019 and 2018 are derived from Aeva’s audited financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement. The selected historical condensed statements of operations data of Aeva for the nine months ended September 30, 2020 and 2019 and the condensed balance sheet data as of September 30, 2020 are derived from Aeva’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement.

Aeva’s historical results are not necessarily indicative of the results that may be expected in the future and Aeva’s results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “Aeva Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Aeva’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement.

(in thousands, except per share data)	As of and for the nine months ended September 30, 2020	Nine months ended September 30, 2019	As of and for the year ended December 31, 2019	As of and for the year ended December 31, 2018
Statement of Operations Data:
Revenue	$4,111	$554	$1,384	$135
Operating loss	(16,729)	(14,413)	(20,093)	(11,402)
Net loss	(16,557)	(14,028)	(19,594)	(11,168)

Net loss per share attributable to common stockholders – basic and diluted	(2.45)	(2.92)	(3.88)	(3.57)

Balance Sheet Data:
Total assets	$36,799	N/A	$50,435	$31,212
Total other liabilities	1,848	N/A	1,792	1,052
Total long-term obligations	52	N/A	39	102
Total convertible preferred stock	79,204	N/A	79,204	43,252
Total stockholders’ deficit	(44,305)	N/A	(30,600)	(13,194)

Statement of Cash Flow Data
Net cash provided by (used in):
Operating activities	$(14,576)	$(11,595)	$(16,384)	$(11,151)
Investing activities	$(726)	$(259)	$(421)	$(1,554)
Financing activities	$37	$34,988	$35,987	$12,914

SELECTED HISTORICAL FINANCIAL INFORMATION OF INTERPRIVATE

The selected historical statements of operations data of InterPrivate for the period from August 16, 2019 (inception) to December 31, 2019 and the historical balance sheet data as of December 31, 2019 are derived from InterPrivate’s audited financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement. The selected historical condensed statements of operations data of InterPrivate for the nine months ended September 30, 2020 and the condensed balance sheet data as of September 30, 2020 are derived from InterPrivate’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement.

InterPrivate’s historical results are not necessarily indicative of the results that may be expected in the future and InterPrivate’s results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “InterPrivate Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the InterPrivate financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement.

(in thousands, except per share data)	As of and for the nine months ended September 30, 2020	As of and for the period from August 16, 2019 (inception) through September 30, 2019	As of and for the period from August 16, 2019 (inception) through December 31, 2019
Statement of Operations Data:
Total operating expenses	$628	$1	$1
Net income (loss)	912	(1)	(1)

Basic and diluted net income (loss) per common share	(0.07)	—	—

Balance Sheet Data:
Total assets	$243,510	$34	$107
Total liabilities	203	9	82
Common stock subject to possible conversion	238,307	—	—
Total stockholders’ equity	5,000	25	25

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination Agreement. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although InterPrivate will acquire all of the outstanding equity interests of Aeva in the Business Combination, InterPrivate will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Aeva issuing stock for the net assets of InterPrivate, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Aeva. The summary unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives effect to the Business Combination as if it had occurred on September 30, 2020. The summary unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and year ended December 31, 2019 give effect to the Business Combination as if it had occurred on January 1, 2019.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the Post-Combination Company appearing elsewhere in this proxy statement/prospectus/consent solicitation statement and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of the InterPrivate and Aeva for the applicable periods included in this proxy statement/prospectus/consent solicitation statement. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Post-Combination Company’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Post-Combination Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential conversion into cash of InterPrivate Common Stock:

•        Assuming No Conversions:    This presentation assumes that no Public Stockholders exercise conversion rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Conversions:    This presentation assumes that InterPrivate stockholders holding 23,691,356 shares of InterPrivate Common Stock will exercise their conversion rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Business Combination Agreement provides that consummating the Business Combination is conditioned on InterPrivate having a minimum of $150 million of cash on hand (which is inclusive of any PIPE financing) whether in or outside the Trust Account after giving effect to InterPrivate share conversions. As InterPrivate has received signed subscriptions for PIPE financing of $320 million, the maximum conversion scenario assumes all shares of InterPrivate Common Stock held by the Public Stockholders, except those required to retain $5 million in the Trust Account, will be converted. This scenario gives effect to Public Share conversions of 23,691,356 shares of InterPrivate Common Stock for aggregate conversion payments of $239 million using a per share conversion price slightly higher than $10 per share (due to Investment related gains in the Trust Account), along with the balance in the Trust Account, and shares outstanding and subject to conversion.

	Pro Forma Combined (Assuming No Conversions)	Pro Forma Combined (Assuming Maximum Conversions)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Nine Months Ended September 30, 2020
Revenue	$4,111	$4,111
Net loss per share – basic and diluted	(0.08)	(0.09)
Weighted-average Common shares outstanding – basic and diluted	206,412,084	182,720,728

Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2019
Revenue	$1,384	$1,384
Net loss per share – basic and diluted	$(0.11)	$(0.12)
Weighted-average Common shares outstanding – basic and diluted	206,412,084	182,720,728

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of September 30, 2020
Total assets	$548,306	$309,801
Total liabilities	$1,900	$1,900
Total stockholders’ equity	$546,406	$307,901

CAUTIONARY NOTE REGARDING FORWARD-LOOKING
STATEMENTS AND RISK FACTOR SUMMARY

Certain statements in this proxy statement/prospectus/consent solicitation statement may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, Aeva’s and Aeva’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus/consent solicitation statement may include, for example, statements about:

•        our ability to consummate the Business Combination;

•        the expected benefits of the Business Combination;

•        the Post-Combination Company’s financial and business performance following the Business Combination, including Aeva’s financial projections and business metrics;

•        changes in Aeva’s strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;

•        the implementation, market acceptance and success of Aeva’s products and technology in the autonomous vehicle industry and in potential new categories for perception;

•        demand for Aeva’s products and the drivers of that demand;

•        Aeva’s estimated total addressable market and other industry projections, including with respect to additional potential new categories for perception, and Aeva’s projected market share;

•        competition in Aeva’s industry, the advantages of Aeva’s products and technology over competing products and technology existing in the market, and competitive factors including with respect to technological capabilities, cost and scalability;

•        Aeva’s ability to scale in a cost-effective manner and maintain and expand its manufacturing relationships;

•        Aeva’s ability to enter into production supply agreements with customers, the terms of those agreements, and customers’ utilization of Aeva’s products and technology in their development programs;

•        Aeva’s expected reliance on Tier 1 suppliers;

•        Aeva’s expected production timeline for its products;

•        developments and projections relating to Aeva’s competitors and industry;

•        Aeva’s expectation that it will incur substantial expenses and continuing losses for the foreseeable future;

•        the impact of health epidemics, including the COVID-19 pandemic, on Aeva’s business and industry and the actions Aeva may take in response thereto;

•        Aeva’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•        Aeva’s future capital requirements and sources and uses of cash;

•        Aeva’s ability to obtain funding for its operations;

•        Aeva’s business, expansion plans and opportunities;

•        anticipated financial performance, including gross margin, and the expectation that the Post-Combination Company’s future results of operations will fluctuate on a quarterly basis for the foreseeable future;

•        expected capital expenditures, cost of revenue and other future expenses, and the sources of funds to satisfy the liquidity needs of the Post-Combination Company;

•        the expected U.S. federal income tax impact of the Business Combination; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus/consent solicitation statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus/consent solicitation statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of the Post-Combination Company’s securities;

•        the risk that the Business Combination may not be completed by InterPrivate’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by InterPrivate;

•        the failure to satisfy the conditions to the consummation of the Business Combination, including the adoption of the Business Combination Agreement by the stockholders of InterPrivate and Aeva, the satisfaction of the minimum Trust Account amount following conversions by Public Stockholders and the receipt of certain governmental and regulatory approvals;

•        the lack of a third party valuation in determining whether to pursue the Business Combination;

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

•        the effect of the announcement or pendency of the Business Combination on Aeva’s business relationships, performance, and business generally;

•        risks that the Business Combination disrupts Aeva’s current plans and potential difficulties in Aeva’s employee retention as a result of the Business Combination;

•        the outcome of any legal proceedings that may be instituted against Aeva or against InterPrivate related to the Business Combination Agreement or the Business Combination;

•        the ability to maintain the listing of InterPrivate’s securities on the NYSE;

•        the price of InterPrivate’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Aeva plans to operate, variations in performance across competitors, changes in laws and regulations affecting Aeva’s business and changes in the combined capital structure;

•        the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

•        the risk of downturns and the possibility of rapid change in the highly competitive industry in which Aeva operates;

•        the risk that Aeva and its current and future collaborators are unable to successfully develop and commercialize Aeva’s products or services, or experience significant delays in doing so;

•        the risk that Aeva may never achieve or sustain profitability;

•        the risk that Aeva will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•        the risk that the Post-Combination Company experiences difficulties in managing its growth and expanding operations;

•        the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations;

•        the risk of product liability or regulatory lawsuits or proceedings relating to Aeva’s products and services;

•        the risk that Aeva is unable to secure or protect its intellectual property;

•        the risk that the Post-Combination Company’s securities will not be approved for listing on the NYSE or if approved, maintain the listing; and

•        other risks and uncertainties described in this proxy statement/prospectus/consent solicitation statement, including those under the section entitled “Risk Factors.”

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus/consent solicitation statement, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the special meeting. Certain of the following risk factors apply to the business and operations of Aeva and will also apply to the business and operations of the Post-Combination Company following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of the Post-Combination Company following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by InterPrivate and Aeva that later may prove to be incorrect or incomplete. InterPrivate and Aeva may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair the business or financial condition of the Post-Combination Company. Unless the context requires otherwise, references to “Aeva” in this section are to the business and operations of Aeva prior to the Business Combination and the business and operations of the Post-Combination Company as directly or indirectly affected by Aeva by virtue of the Post-Combination Company’s ownership of the business of Aeva through its ownership of the Surviving Corporation following the Business Combination. In addition, you should read and consider the risks associated with the business of InterPrivate because these risks may also affect the Post-Combination Company — these risks can be found in InterPrivate’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, if any, all of which are filed with the SEC. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus/consent solicitation statement.

Risks Related to Aeva’s Business and Industry

Aeva is an early stage company, with a history of losses, and has only sold or otherwise provided prototypes and non-recurring engineering services to customers for the purpose of R&D and testing of such customers’ development programs. If such programs are not fully developed and commercialized, or if such programs experience significant delays, Aeva’s business, financial condition and results of operations will be materially adversely affected and Aeva may never achieve or sustain profitability.

Aeva has incurred net losses on an annual basis since its inception. Aeva incurred a net loss of $16.6 million for the nine months ended September 30, 2020 and net losses of $19.6 million and $11.2 for the years ended December 31, 2019 and 2018, respectively. Aeva has only sold or otherwise provided prototypes and non-recurring engineering services and believes that it will continue to incur operating and net losses each quarter until at least the time it begins commercial deliveries of its products, which are not expected to begin until 2024 and may occur later or not at all. Even if Aeva is able to successfully develop and sell its products, there can be no assurance that they will be commercially successful. Aeva’s potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of its products, which may not occur. Because Aeva will incur the costs and expenses of developing and commercializing its products before it receives any significant revenues with respect thereto, Aeva’s losses in future periods may be significant. Aeva may never achieve or sustain profitability.

Aeva expects the rate at which it will incur losses to be significantly higher in future periods as Aeva:

•        utilizes third-party partners for design, testing and commercialization;

•        expands its design, development and servicing capabilities;

•        expenses related to maintaining increasing levels of inventory; and

•        increases its sales and marketing activities and develops its distribution infrastructures.

Aeva has only sold or otherwise provided prototypes and non-recurring engineering services to customers for the purpose of R&D and testing such customers’ development programs. If such programs are not fully developed and commercialized, or if such programs experience delays, cancellations or reductions, Aeva’s business, financial condition and results of operations will be materially adversely affected.

Aeva’s success in developing and commercializing its products depends in large part on its customers’ success in developing and commercializing their own products that utilize Aeva’s products and services. There can be no guarantee that Aeva’s customers will be able to fully develop and commercialize products that utilize Aeva’s products or that such customers will continue to utilize Aeva’s products. Such customers’ development programs may not ever be developed and commercialized or such programs may be delayed. If such customers’ development programs are not fully developed and commercialized, experience delays or otherwise do not incorporate Aeva’s products, Aeva’s business, financial condition and results of operations will be materially adversely affected.

If Aeva and its collaborators are unable to successfully develop and commercialize Aeva’s products or services, or experience significant delays in doing so, Aeva’s business, financial condition and results of operations will be materially adversely affected.

Aeva’s growth depends on successfully developing and commercializing its products and services. Aeva currently provides prototypes and non-recurring engineering services to customers for purposes of R&D and has not yet commercialized its products or services. Aeva may not be able to develop and commercialize its products or may be delayed in doing so. In addition, the successful commercialization of Aeva’s products depends in part on Aeva’s collaborators successfully developing and commercializing their own development programs, and such programs may not ultimately be developed or commercialized.

Aeva’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.

Aeva began operations in 2017 and has not yet fully developed and commercialized any of its products. This relatively limited operating history makes it difficult to evaluate Aeva’s future prospects and the risks and challenges it may encounter. Risks and challenges Aeva has faced or expects to face include its ability to:

•        develop and commercialize its products;

•        produce and deliver products of acceptable performance;

•        forecast its revenue and budget for and manage its expenses;

•        attract new customers and retain and expand existing commercial relationships;

•        develop and protect intellectual property;

•        comply with existing and new or modified laws and regulations applicable to its business;

•        plan for and manage capital expenditures for its current and future products, and manage its supply chain and supplier relationships related to its current and future products;

•        anticipate and respond to macroeconomic changes and changes in the markets in which it operates;

•        maintain and enhance the value of its reputation and brand;

•        effectively manage its growth and business operations, including the impacts of the COVID-19 pandemic on its business; and

•        hire, integrate and retain talented people at all levels of its organization.

If Aeva fails to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, its business, financial condition and results of operations could be adversely affected. Further, because Aeva has limited historical financial data and operates in a rapidly evolving market, any predictions about its future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in a more predictable market. Aeva has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If Aeva’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.

Aeva’s forecasts and projections are based upon assumptions, analyses and internal estimates developed by Aeva’s management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Aeva’s actual operating results may differ materially from those forecasted or projected.

Aeva’s forecasts and projections included in this proxy statement/prospectus/consent solicitation statement are subject to significant uncertainty and are based on assumptions, analyses and internal estimates developed by Aeva’s management, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Aeva’s actual operating results may differ materially from those forecasted or projected.

The forecasts and projections in this proxy statement/prospectus/consent solicitation statement include forecasts and estimates relating to the expected size and growth of the markets for which Aeva operates or seeks to enter. Such markets may not develop or grow, or may develop and grow at a lower rate than expected, and even if these markets experience the forecasted growth described in this proxy statement/prospectus/consent solicitation statement, Aeva may not grow its business at similar rates, or at all. Aeva’s future growth is subject to many factors, including, among others, its ability to develop and commercialize its products and the market’s adoption of its products, both of which are subject to risks and uncertainties, many of which are beyond Aeva’s control. Accordingly, the forecasts and estimates of market size and growth described in this proxy statement/prospectus/consent solicitation statement should not be taken as indicative of Aeva’s future growth. In addition, these forecasts do not take into account the impact of the current global COVID-19 pandemic, and Aeva cannot assure you that these forecasts will not be materially and adversely affected as a result of the COVID-19 pandemic.

Aeva continues to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than Aeva currently anticipates and Aeva may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability. Aeva’s ability to effectively manage its anticipated growth and expansion of its operations will also require Aeva to enhance its operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources.

Aeva continues to make investments and implement initiatives designed to grow its business, including:

•        partnering with customers and potential customers to develop and commercialize Aeva’s products

•        investing in R&D;

•        developing a highly skilled workforce;

•        expanding its sales and marketing efforts to attract new customers;

•        investing in new applications and markets for its products;

•        partnering with third-parties to develop manufacturing processes; and

•        investing in legal, accounting, and other administrative functions necessary to support its operations as a public company.

These initiatives may prove more expensive than Aeva currently anticipates, and Aeva may not succeed in increasing its revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. The market opportunities Aeva is pursuing are at an early stage of development, and it may be many years before the end markets Aeva expects to serve generate demand for its products at scale, if at all. Aeva’s revenue may be adversely affected for a number of reasons, including the development and/or market acceptance of new technology that competes with its products, failure of Aeva’s customers to develop and commercialize the programs that include Aeva’s products or technology, Aeva’s inability to effectively manage its inventory or manufacture products at scale, Aeva’s inability to enter new markets or help its customers adapt its products for new applications or Aeva’s failure to attract new customers or expand orders from existing customers or increasing competition. Furthermore, it is difficult to predict the size and growth rate of Aeva’s target markets, customer demand for its products, commercialization timelines, developments in autonomous sensing and related technology, the entry of competitive products, or the success of existing competitive products and services. For these reasons, Aeva does not expect to achieve profitability over the near term. If Aeva’s revenue does not grow over the long term, its ability to achieve and maintain profitability will be adversely affected, and the value of its business may significantly decrease.

Aeva’s ability to effectively manage its anticipated growth and expansion of operations will also require it to enhance its operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources. Aeva’s future financial performance and ability to execute on its business plan will depend, in part, on its ability to effectively manage any future growth and expansion. There are no guarantees Aeva will be able to do so in an efficient or timely manner, or at all.

If Aeva’s products are not selected for inclusion in development programs, including development programs for assisted driving systems (“ADAS”) or autonomous driving systems (“AD”), or are not adopted by automotive OEMs, automotive tier 1 companies, mobility or technology companies or their respective suppliers, Aeva’s business will be materially and adversely affected.

Aeva is currently developing products for use in its customers’ development programs, which are in varying stages of development. In many cases, Aeva’s customers and their suppliers are designing and developing these programs and the related technology over several years. Many of these programs, including development programs for ADAS, automotive OEMs, automotive tier 1 companies, mobility or technology companies or their respective suppliers, require extensive testing or qualification processes prior to the customer placing orders for large quantities of products such as Aeva’s products, because such products will function as part of a larger system or platform and must meet certain other specifications. Aeva spends significant time and resources to have its products selected for these programs, which is known as a “design win.” In the case of AD and ADAS technology, a design win may mean Aeva’s product has been selected for use in a particular vehicle model. If Aeva does not achieve a design win with respect to a particular vehicle model, it may not have an opportunity to supply its products to the automotive OEM for that vehicle model for a period of many years. In many cases, this period can be as long as five to seven or more years. If Aeva fails to win a significant number of vehicle models from one or more automotive OEMs or their suppliers, its business, results of operations and financial condition will be materially and adversely affected. If Aeva’s products are not selected for a particular program or if Aeva’s products are not successful in such program, it is unlikely that its product will be deployed in other programs of that customer.

If Aeva’s products are not selected for inclusion by consumer electronics or consumer health device manufacturers or suppliers to industrial and security applications, its business will be materially and adversely affected.

In addition to developing products to be used in the automotive industry, Aeva is targeting the deployment of its products in the consumer electronics, consumer health device and industrial and security industries. Forecasts of Aeva’s future results contained in this proxy statement/prospectus/consent solicitation statement assumes that Aeva will successfully commercialize its products in these industry segments, in addition to the automotive industry, and such successful market penetration represents a significant contribution to Aeva’s forecasted results. As a result, if Aeva’s products are not selected for inclusion by consumer electronics or consumer health device manufacturers or suppliers to industrial and security applications, Aeva’s business will be materially and adversely affected and Aeva’s actual results may differ materially from the forecasts and projections included in this proxy statement/prospectus/consent solicitation statement.

Aeva relies on third-party suppliers. Because some of the raw materials and key components in its products come from limited or single source suppliers, Aeva is susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt its supply chain and could delay deliveries of its products to customers, which could adversely affect Aeva’s business, results of operations and financial condition.

Some of the components that go into the manufacture of Aeva’s products are sourced from third-party suppliers. To date, Aeva has produced its products in relatively limited quantities for use in development programs. Although Aeva does not have any experience in managing its supply chain to manufacture and deliver its products at scale, its future success will depend on its ability to manage its supply chain to manufacture and deliver its products at scale. Some of the key components used to manufacture Aeva’s products come from limited or single source suppliers. Aeva is therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that its suppliers discontinue or modify components used in its products. Aeva has a global supply chain and the COVID-19 pandemic and other health epidemics and outbreaks may adversely affect its ability to source components in a timely or cost effective manner from its third-party suppliers due to, among other things, work stoppages or interruptions. For example, Aeva’s products depend on external semiconductor foundries. Any disruptions to those foundries could materially adversely affect Aeva’s ability to manufacture its products. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. Aeva has in the past experienced and may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption or material pricing change from suppliers of these components, Aeva may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and Aeva may not be able to source these components on terms that are acceptable to it, or at all, which may undermine Aeva’s ability to meet its requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect Aeva’s ability to meet its scheduled product deliveries to its customers. This could adversely affect Aeva’s relationships with its customers and channel partners and could cause delays in shipment of its products and adversely affect its operating results. In addition, increased component costs could result in lower gross margins. Even where Aeva is able to pass increased component costs along to its customers, there may be a lapse of time before it is able to do so such that Aeva must absorb the increased cost. If Aeva is unable to buy these components in quantities sufficient to meet its requirements on a timely basis, it will not be able to deliver products to its customers, which may result in such customers using competitive products instead of Aeva’s.

Continued pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs may result in lower than anticipated margins, or losses, which may adversely affect Aeva’s business.

Cost-cutting initiatives adopted by Aeva’s customers often result in increased downward pressure on pricing. Aeva expects that its agreements with automotive OEMs may require step-downs in pricing over the term of the agreement or, if commercialized, over the period of production. In addition, Aeva’s automotive OEM customers often reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. Automotive OEMs also possess significant leverage over their suppliers, including Aeva, because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base.

Accordingly, Aeva expects to be subject to substantial continuing pressure from automotive OEMs and Tier 1 suppliers to reduce the price of its products. It is possible that pricing pressures beyond Aeva’s expectations could intensify as automotive OEMs pursue restructuring, consolidation and cost-cutting initiatives. If Aeva is unable to generate sufficient production cost savings in the future to offset price reductions, its gross margin and profitability would be adversely affected.

Aeva expects to incur substantial R&D costs and devote significant resources to identifying and commercializing new products, which could significantly reduce its profitability or increase its losses and may never result in revenue to Aeva.

Aeva’s future growth depends on developing its products, penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. Aeva plans to incur substantial, and potentially increasing, R&D costs as part of its efforts to design, develop, manufacture and commercialize new products and enhance existing products. Aeva’s R&D expenses were $8.4 million, $15.4 million and $14.3 million during 2018, 2019 and the nine months ended September 30, 2020, respectively, and are likely to grow in the future. Because Aeva accounts for R&D as an operating expense, these expenditures will adversely affect its results of operations in the future. Further, Aeva’s R&D program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.

Market adoption of LiDAR, including Aeva’s 4D LiDAR technology, is uncertain. If market adoption of LiDAR, including Aeva’s 4D LiDAR technology, does not continue to develop, or develops more slowly than Aeva expects, its business will be adversely affected.

While Aeva’s 4D LiDAR technology can be applied to different use cases across end markets, a significant portion of its revenue is primarily generated from the development of automotive applications. Despite the fact that the automotive industry has engaged in considerable effort to research and test its LiDAR products, including Aeva’s 4D LiDAR technology, for ADAS and autonomous driving applications, the automotive industry may not introduce LiDAR products in commercially available vehicles. Aeva continually studies emerging and competing sensing technologies and methodologies and it may add new sensing technologies. However, LiDAR products remain relatively new and it is possible that other sensing modalities, or a new disruptive modality based on new or existing technology, including a combination of technology, will achieve acceptance or leadership in the ADAS and autonomous driving industries. Even if LiDAR products are used in initial generations of autonomous driving technology and certain ADAS products, Aeva cannot guarantee that LiDAR products will be designed into or included in subsequent generations of such commercialized technology. In addition, Aeva expects that initial generations of autonomous vehicles will be focused on limited applications, such as robo-taxis, and that mass market adoption of autonomous technology may lag behind these initial applications significantly. The speed of market growth for ADAS or autonomous vehicles is difficult if not impossible to predict, and it is more difficult to predict this market’s future growth in light of the economic consequences of the COVID-19 pandemic. In addition, Aeva expects competition among providers of sensing technology based on LiDAR and other modalities to increase substantially. If commercialization of LiDAR products is not successful, or not as successful as Aeva or the market expects, or if other sensing modalities gain acceptance by market participants, regulators, safety organizations or other market participants, Aeva’s business, results of operations and financial condition will be materially and adversely affected.

Aeva is investing in and pursuing market opportunities outside of the automotive markets, including in the technology, consumer electronics and consumer health device industries. Aeva believes that its future revenue growth, if any, will depend in part on its ability to expand within new markets such as these and to enter new markets as they emerge. Each of these markets presents distinct risks and, in many cases, requires Aeva to address the particular requirements of that market.

Addressing these requirements can be time-consuming and costly. The market for LiDAR technology outside of automotive applications is relatively new, rapidly developing and unproven in many markets or industries. Many of Aeva’s customers outside of the automotive industry are still in the testing and development phases and it cannot be certain that they will commercialize products or systems with Aeva’s 4D LiDAR technology or at all. Aeva cannot be certain that LiDAR will be sold into these markets, or any market outside of automotive market, at scale. Adoption of LiDAR products, including Aeva’s products, outside of the automotive industry will depend on numerous factors, including: whether the technological capabilities of LiDAR and LiDAR-based products meet users’ current or anticipated needs, whether the benefits of designing LiDAR into larger sensing systems outweigh the costs, complexity and time needed to deploy such technology or replace or modify existing systems that may have used other modalities such as cameras and radar, whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by LiDAR technology and whether LiDAR developers such as Aeva can keep pace with rapid technological change in certain developing markets and the global response to the COVID-19 pandemic and the length of any associated work stoppages. If LiDAR technology does not achieve commercial success outside of the automotive industry, or if the market develops at a pace slower than Aeva expects, its business, results of operation and financial condition will be materially and adversely affected.

Aeva may experience difficulties in managing its growth and expanding its operations.

Aeva expects to experience significant growth in the scope and nature of its operations. Aeva’s ability to manage its operations and future growth will require Aeva to continue to improve its operational, financial and management controls, compliance programs and reporting systems. Aeva is currently in the process of strengthening its compliance programs, including its compliance programs related to export controls, privacy and cybersecurity and anti-corruption. Aeva may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on its business, reputation and financial results.

Aeva has only sold or otherwise provided prototypes and non-recurring engineering services to customers for the purpose of R&D and testing of such customers’ development programs, and Aeva expects to continue to do so as it seeks to develop and commercialize its products. As a result, Aeva expects its results of operations to fluctuate on a quarterly and annual basis, which could cause the stock price of the Post-Combination Company to fluctuate or decline.

Aeva’s quarterly results of operations have fluctuated in the past and may vary significantly in the future. As such, historical comparisons of its operating results may not be relevant, meaningful or indicative of future results. In particular, because Aeva’s sales to date have primarily been of prototypes and non-recurring engineering services to customers for the purpose of R&D and testing of such customers’ development programs, sales in any given quarter can fluctuate based on the timing and success of its customers’ development projects. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Aeva’s quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of its control and may not fully reflect the underlying performance of Aeva’s business. These fluctuations could adversely affect Aeva’s ability to meet its expectations or those of securities analysts, ratings agencies or investors. If Aeva does not meet these expectations for any period, the value of its business and its securities, or those of the Post-Combination Company, could decline significantly. Factors that may cause these quarterly fluctuations include, without limitation, those listed below:

•        the timing and magnitude of orders and shipments of Aeva’s products in any quarter;

•        the timing and magnitude of sales returns and warranty claims of Aeva’s products in any quarter;

•        the timing and magnitude of non-recurring engineering services revenue in any quarter;

•        pricing changes Aeva may adopt to drive market adoption or in response to competitive pressure;

•        Aeva’s ability to retain its existing customers and attract new customers;

•        Aeva’s ability to develop, introduce, manufacture and ship in a timely manner products that meet customer requirements;

•        disruptions in Aeva’s sales channels or termination of its relationship with important channel partners;

•        delays in customers’ purchasing cycles or deferments of customers’ purchases in anticipation of new products or updates from Aeva or its competitors;

•        fluctuations in demand pressures for Aeva’s products;

•        the mix of products and services sold in any quarter;

•        the duration of the global COVID-19 pandemic and the time it takes for economic recovery;

•        the timing and rate of broader market adoption of autonomous systems utilizing Aeva’s products or technology across the automotive and other market sectors;

•        market acceptance of LiDAR and further technological advancements by Aeva’s competitors and other market participants;

•        the ability of Aeva’s customers to commercialize systems that incorporate its products;

•        any change in the competitive dynamics of Aeva’s markets, including consolidation of competitors, regulatory developments and new market entrants;

•        Aeva’s ability to effectively manage its inventory;

•        changes in the source, cost, availability of and regulations pertaining to materials Aeva uses;

•        adverse litigation, judgments, settlements or other litigation-related costs, or claims that may give rise to such costs; and

•        general economic, industry and market conditions, including trade disputes.

Aeva’s transition to an outsourced manufacturing business model may not be successful, which could harm its ability to deliver products and recognize revenue.

Aeva is in the initial stages of transitioning from a manufacturing model in which it sources components from third-parties and assembles its final products at its San Francisco Bay Area location, to one where it relies exclusively on third-party manufacturers in foreign and domestic locations for both the manufacturing and assembly of its products. Aeva believes the use of third-party manufacturers in this manner will have benefits, but in the near term, while it begins working with new counterparties, Aeva may lose revenue, incur increased costs and potentially harm its customer relationships.

Reliance on third-party manufacturers reduces Aeva’s control over the production process, including reduced control over quality, product costs and product supply and timing. Aeva may experience delays in shipments or issues concerning product quality from its third-party manufacturers. If any of Aeva’s third-party manufacturers experience interruptions, delays or disruptions in supplying its products, including by natural disasters, the global COVID-19 pandemic, other health epidemics and outbreaks, or work stoppages or capacity constraints, Aeva’s ability to ship products to distributors and customers would be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party manufacturers upon which Aeva relies, thereby increasing the risk of disruption of supplies necessary to fulfill Aeva’s production requirements and meet customer demands. Additionally, if any of Aeva’s third-party manufacturers experience quality control problems in their manufacturing operations and Aeva’s products do not meet customer or regulatory requirements, it could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on Aeva’s ability to fulfill orders and could have a negative effect on its operating results. In addition, such delays or issues with product quality could adversely affect Aeva’s reputation and its relationship with its channel partners. If third-party manufacturers experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture Aeva’s products in required volumes or at all, Aeva’s supply may be disrupted, it may be required to seek alternate manufacturers and it may be required to re-design its products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers and designs, and such changes could cause significant interruptions in supply and could have an adverse effect on Aeva’s ability to meet its scheduled product deliveries and may subsequently lead to the loss of sales. While Aeva takes measures to protect its trade secrets, the use of third-party manufacturers may also risk disclosure of its innovative and proprietary manufacturing methodologies, which could adversely affect Aeva’s business.

Aeva’s outsourced manufacturing business model may not be successful. Aeva depends on manufacturing counterparties, including automotive tier 1 companies, to manufacture, assemble and test its products. If Aeva’s manufacturing counterparties are not able to perform their obligations at a sufficiently high standard or in a timely manner, Aeva’s ability to deliver products and recognize revenue may be harmed and its business could be adversely affected.

Aeva relies on third-party manufacturers. In the near term, while Aeva is beginning manufacturing with new counterparties, Aeva may lose revenue, incur increased costs and potentially harm its customer relationships.

Reliance on third-party manufacturers reduces Aeva’s control over the manufacturing process, including reduced control over quality, product costs and product supply and timing. Aeva may experience delays in shipments or issues concerning product quality from its third-party manufacturers. If any of Aeva’s third-party manufacturers experience interruptions, delays or disruptions in supplying its products, including by natural disasters, the global COVID-19 pandemic, other health epidemics and outbreaks, or work stoppages or capacity constraints, Aeva’s ability to ship products to distributors and customers would be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party manufacturers upon which Aeva relies, thereby increasing the risk of disruption of supplies necessary to fulfill Aeva’s production requirements and meet customer demands. Additionally, if any of Aeva’s third-party manufacturers experience quality control problems in their manufacturing operations and Aeva’s products do not meet customer or regulatory requirements, it could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on Aeva’s ability to fulfill orders and could have a negative effect on its operating results. In addition, such delays or issues with product quality could adversely affect

Aeva’s reputation and its relationship with its channel partners. If third-party manufacturers experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture Aeva’s products in required volumes or at all, Aeva’s supply may be disrupted, it may be required to seek alternate manufacturers and it may be required to re-design its products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers and designs, and such changes could cause significant interruptions in supply and could have an adverse effect on Aeva’s ability to meet its scheduled product deliveries and may subsequently lead to the loss of sales. While Aeva takes measures to protect its trade secrets, the use of third-party manufacturers may also risk disclosure of its innovative and proprietary manufacturing methodologies, which could adversely affect Aeva’s business.

Aeva, its outsourcing partners and its suppliers may rely on complex machinery for Aeva’s production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs. Aeva, its outsourcing partners and its suppliers may also rely on highly skilled labor for Aeva’s production, and if such highly skilled labor is unavailable, Aeva’s business could be adversely affected.

Aeva’s outsourcing partners and its suppliers may rely on complex machinery for the production, assembly and installation of Aeva’s products, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. The facilities of its outsourcing partners and suppliers consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. In addition, Aeva and its outsourcing partners and its suppliers also rely on highly skilled labor for Aeva’s assembly and production. If such highly skilled labor is unavailable, Aeva’s business could be adversely affected. Operational performance and costs can be difficult to predict and are often influenced by factors outside of Aeva’s control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on Aeva’s business, prospects, financial condition or operating results.

As part of growing its business, Aeva may make acquisitions. If Aeva fails to successfully select, execute or integrate its acquisitions, then its business, results of operations and financial condition could be materially adversely affected, and the stock price of the Post-Combination Company could decline.

From time to time, Aeva may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. In addition to possible stockholder approval, Aeva may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt Aeva’s business strategy if it fails to do so. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors and suppliers require significant attention from Aeva’s management and could result in a diversion of resources from Aeva’s existing business, which in turn could have an adverse effect on Aeva’s operations. Acquired assets or businesses may not generate the financial results Aeva expects. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

To date, Aeva has no experience with acquisitions and the integration of acquired technology and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect its business, financial condition and results of operations and could cause the Post-Combination Company’s stock price to decline.

Aeva’s sales and operations in international markets expose it to operational, financial and regulatory risks, including possible unfavorable regulatory, political, tax and labor conditions, which could harm Aeva’s business.

International sales comprise a significant amount of Aeva’s overall revenue. Sales to international customers accounted for a significant portion of Aeva’s revenue since 2018. Aeva is committed to growing its international sales, and while it has committed resources to expanding its international operations and sales channels, these efforts may not be successful. International operations are subject to a number of other risks, including:

•        exchange rate fluctuations;

•        political and economic instability, international terrorism and anti-American sentiment, particularly in emerging markets;

•        global or regional health crises, such as the COVID-19 pandemic or other health epidemics and outbreaks;

•        potential for violations of anti-corruption laws and regulations, such as those related to bribery and fraud;

•        preference for locally branded products, and laws and business practices favoring local competition;

•        potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there;

•        increased difficulty in managing inventory;

•        delayed revenue recognition;

•        less effective protection of intellectual property;

•        stringent regulation of the autonomous or other systems or products using Aeva’s products and stringent consumer protection and product compliance regulations, including but not limited to General Data Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances Directive, the Waste Electrical and Electronic Equipment Directive and the European Ecodesign Directive that are costly to comply with and may vary from country to country;

•        difficulties and costs of staffing and managing foreign operations;

•        import and export laws and the impact of tariffs;

•        changes in local tax and customs duty laws or changes in the enforcement, application or interpretation of such laws; and

•        U.S. government’s restrictions on certain technology transfer to certain countries of concern.

The occurrence of any of these risks could negatively affect Aeva’s international business and consequently its business, operating results and financial condition.

If Aeva commences international manufacturing operations, it may face risks associated with manufacturing operations outside the United States.

Manufacturing outside the United States is subject to several inherent risks, including:

•        foreign currency fluctuations;

•        local economic conditions;

•        political instability;

•        import or export requirements;

•        foreign government regulatory requirements;

•        reduced protection for intellectual property rights in some countries;

•        tariffs and other trade barriers and restrictions; and

•        potentially adverse tax consequences.

If Aeva commences manufacturing operations outside the United States, it may be subject to these risks. Such risks could increase Aeva’s costs and decrease its profit margins.

The complexity of Aeva’s products could result in unforeseen delays or expenses from undetected defects, errors or reliability issues in hardware or software which could reduce the market adoption of its new products, damage its reputation with current or prospective customers, expose Aeva to product liability and other claims and adversely affect its operating costs.

Aeva’s products are highly technical and very complex and require high standards to manufacture and have in the past and will likely in the future experience defects, errors or reliability issues at various stages of development. Aeva may be unable to timely release new products, manufacture existing products, correct problems that have arisen or correct such problems to its customers’ satisfaction. Additionally, undetected errors, defects or security vulnerabilities, especially as new products are introduced or as new versions are released, could result in serious injury to the end users of technology incorporating Aeva’s products, or those in the surrounding area, its customers never being able to commercialize technology incorporating our products, litigation against Aeva, negative publicity and other consequences. These risks are particularly prevalent in the highly competitive autonomous driving and ADAS markets. Some errors or defects in Aeva’s products may only be discovered after they have been tested, commercialized and deployed by customers. If that is the case, Aeva may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims, including class actions, against Aeva by its customers or others. Aeva’s reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy its products, which could adversely affect its ability to retain existing customers and attract new customers and could adversely affect its financial results.

In addition, Aeva could face material legal claims for breach of contract, product liability, fraud, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of Aeva and its products. In addition, Aeva’s business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against Aeva and its business could be adversely affected.

Aeva may be subject to product liability or warranty claims that could result in significant direct or indirect costs, which could adversely affect its business and operating results.

Aeva’s customers use its products and technology in various applications, including autonomous driving and ADAS applications, which present the risk of significant injury, including fatalities. Aeva may be subject to claims if a product using its technology is involved in an accident and persons are injured or purport to be injured. Any insurance that Aeva carries may not be sufficient or it may not apply to all situations. Similarly, Aeva’s customers could be subjected to claims as a result of such accidents and bring legal claims against Aeva to attempt to hold it liable. In addition, if lawmakers or governmental agencies were to determine that the use of Aeva’s products, including autonomous driving or certain ADAS applications, increased the risk of injury to all or a subset of its customers, they may pass laws or adopt regulations that limit the use of Aeva’s products or increase its liability associated with the use of its products or that regulate the use of or delay the deployment the products that use Aeva’s technology, including autonomous driving and ADAS technology. Any of these events could adversely affect Aeva’s brand, relationships with customers, operating results or financial condition.

Aeva typically provides a limited-time warranty on its products. The occurrence of any material defects in its products could make Aeva liable for damages and warranty claims. In addition, Aeva could incur significant costs to correct any defects, warranty claims or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality of Aeva’s products could affect its brand image, partner and customer demand, and adversely affect its operating results and financial condition. Also, warranty, recall and product liability claims may result in litigation, including class actions, the occurrence of which could be costly, lengthy and distracting and adversely affect Aeva’s business and operating results.

If Aeva or its suppliers do not maintain sufficient inventory or if they do not adequately manage their respective inventory, Aeva could lose sales or incur higher inventory-related expenses, which could negatively affect Aeva’s operating results.

To ensure adequate inventory supply, Aeva and its suppliers must forecast inventory needs and expenses, place orders sufficiently in advance with their respective suppliers and manufacturing counterparties and manufacture products based on its estimates of future demand for particular products. Fluctuations in the adoption of LiDAR may affect Aeva’s ability to forecast its future operating results, including revenue, gross margins, cash flows and profitability. Aeva’s ability to accurately forecast demand for its products could be affected by many factors, including the rapidly changing nature of the autonomous driving and ADAS markets in which it operates, the uncertainty surrounding the market acceptance and commercialization of LiDAR technology, the emergence of new markets, an increase or decrease in customer demand for Aeva’s products or for products and services of its competitors, product introductions by competitors, the COVID-19 pandemic, other health epidemics and outbreaks, and any associated work stoppages or interruptions, unanticipated changes in general market conditions and the weakening of economic conditions or consumer confidence in future economic conditions. If Aeva’s products are commercialized in industries that are quickly growing, including autonomous driving and ADAS applications, both of which are currently experiencing rapid growth in demand, Aeva may face challenges acquiring adequate supplies to manufacture its products and/or Aeva and its manufacturing counterparties may not be able to manufacture its products at a rate necessary to satisfy the levels of demand, which would negatively affect Aeva’s revenue. This risk may be exacerbated by the fact that Aeva may not carry or be able to obtain for its manufacturers a significant amount of inventory to satisfy short-term demand increases. If it fails to accurately forecast customer demand, Aeva may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect Aeva’s financial results, including its gross margin, and have a negative effect on its brand. Conversely, if Aeva underestimates customer demand for its products, Aeva, or its manufacturing counterparties, may not be able to deliver products to meet its requirements, and this could result in damage to Aeva’s brand and customer relationships and adversely affect its revenue and operating results.

The average selling prices of Aeva’s products could decrease rapidly over the life of the product, which may negatively affect Aeva’s revenue and margins. In addition, the selling prices Aeva is able to ultimately charge in the future for the products it is currently developing or commercializing may be less than what Aeva currently projects, which may cause Aeva’s actual operating results to differ materially from its projections.

The prices that Aeva is able to ultimately charge in the future for the products it is currently developing or commercializing may experience declines for a variety of reasons, many of which are outside of Aeva’s control. In order to sell products that have a falling average unit selling price and maintain margins at the same time, Aeva will need to continually reduce product and manufacturing costs. To manage manufacturing costs, Aeva must engineer the most cost-effective design for its products and collaborate with its manufacturing counterparties to reduce manufacturing costs. Aeva also needs to continually introduce new products with higher sales prices and gross margin in order to maintain its overall gross margin. If Aeva is unable to manage the cost of older products or successfully introduce new products with higher gross margin, its revenue and overall gross margin would likely decline. In addition, the selling prices Aeva is able to ultimately charge in the future for the products it is currently developing or commercializing may be less than what Aeva currently projects, which may cause Aeva’s actual operating results to differ materially from its forecasts and projections.

Adverse conditions in the automotive industry or the global economy more generally could have adverse effects on Aeva’s results of operations.

While Aeva makes its strategic planning decisions based on the assumption that the markets it is targeting will grow, Aeva’s business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the global automobile industry and global economy generally. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. In addition, automotive production and sales can be affected by Aeva’s automotive OEM customers’ ability to continue operating in response to challenging economic conditions and in response to labor relations issues, regulatory requirements, trade agreements and other factors. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and Aeva expects such fluctuations to give rise to fluctuations in the demand for its products. Any significant adverse change in any of these factors may result in a reduction in automotive sales and production by Aeva’s automotive OEM customers and could have a material adverse effect on its business, results of operations and financial condition.

The discontinuation, lack of commercial success, or loss of business with respect to a particular vehicle model or technology package, or consumer electronics, consumer health, security or industrial application, for which Aeva is a significant supplier could reduce Aeva’s sales and adversely affect its profitability.

If Aeva is able to secure design wins and its products are included in its customers’ applications, including autonomous driving and ADAS products or consumer electronics, consumer health, industrial or security applications, it expects to enter into supply agreements with the relevant customer. For autonomous driving and ADAS products, market practice dictates that these supply agreements typically require Aeva to supply a customer’s requirements for a particular vehicle model or autonomous driving or ADAS product, rather than supply a set number of products. These contracts can have short terms and/or can be subject to renegotiation, sometimes as frequently as annually, all of which may affect product pricing, and may be terminated by Aeva’s customers at any time. Therefore, even if Aeva is successful in obtaining design wins and the systems into which its products are built are commercialized, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a particular vehicle model or technology package for which Aeva is a significant supplier could mean that the expected sales of Aeva’s products will not materialize, materially and adversely affecting its business. In addition, the loss of business with respect to a customer’s application in the consumer electronics, consumer health, security or industrial application for which Aeva is a significant supplier could reduce Aeva’s sales and adversely affect its profitability.

Since many of the markets in which Aeva competes are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for Aeva’s products.

Aeva is pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, autonomous driving and LiDAR-based ADAS, and consumer electronics, consumer health and industrial applications require complex technology. Because these products depend on technology from many companies, commercialization of these products could be delayed or impaired on account of certain technological components of Aeva or others not being ready to be deployed. Although Aeva currently has agreements with commercial counterparties, these companies may not be able to commercialize Aeva’s technology immediately, or at all. Regulatory, safety or reliability developments, many of which are outside of Aeva’s control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect Aeva’s growth. Aeva’s future financial performance will depend on its ability to make timely investments in the correct market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, Aeva’s products may not compete as effectively, if at all, and they may not be designed into commercialized products. Given the evolving nature of the markets in which Aeva operates, it is difficult to predict customer demand or adoption rates for its products or the future growth of the markets in which it operates. As a result, the financial projections in this proxy statement/prospectus/consent solicitation statement necessarily reflect various estimates and assumptions that may not prove accurate and these projections could differ materially from actual results due to the risks included in “Risk Factors,” among others. If demand does not develop or if Aeva cannot accurately forecast customer demand, the size of its markets, inventory requirements or its future financial results, its business, results of operations and financial condition will be adversely affected.

Aeva currently has and targets many customers, suppliers and production counterparties that are large corporations with substantial negotiating power, exacting product, quality and warranty standards and potentially competitive internal solutions. If Aeva is unable to sell its products to these customers or is unable to enter into agreements with customers, suppliers and production counterparties on satisfactory terms, its prospects and results of operations will be adversely affected.

Many of Aeva’s customers, suppliers, and potential customers are large, multinational corporations with substantial negotiating power relative to it and, in some instances, may have internal solutions that are competitive to Aeva’s products. Many of these large, multinational corporations that are customers, production counterparties or potential customers also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of Aeva’s time and resources. Aeva cannot assure you that its products or technology will secure design wins from these or other companies or that it will generate meaningful revenue from the sales of its products to these key potential customers. If Aeva’s products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on Aeva’s business.

Aeva’s business could be materially and adversely affected if it lost any of its largest customers or if they were unable to pay their invoices.

Although Aeva continues to pursue a broad customer base, it is dependent on a collection of large customers with strong purchasing power. In 2018, Aeva’s top two customers represented 100% of its revenue of $0.1 million. In 2019, Aeva’s top 5 customers represented 82% of its revenue of $1.4 million. In each of 2018 and 2019, two customers accounted for more than 10% of Aeva’s annual revenue. The loss of business from any of Aeva’s major customers (whether by lower overall demand for its products, cancellation of existing contracts or product orders or the failure to design in its products or award Aeva new business) could have a material adverse effect on its business.

To the extent AD and ADAS systems become accepted by major automotive OEMs, Aeva expects that it will rely increasingly on Tier 1 suppliers through which automotive OEMs procure components. Aeva expects that these Tier 1 suppliers will be responsible for certain hardware and software development and configuration activities specific to each OEM, and they may not exclusively carry its products or technology.

There is also a risk that one or more of its major customers could be unable to pay Aeva’s invoices as they become due or that a customer will simply refuse to make such payments if it experiences financial difficulties. If a major customer were to enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, Aeva could be forced to record a substantial loss.

If Aeva is unable to establish and maintain confidence in its long-term business prospects among customers and analysts and within its industry or is subject to negative publicity, then Aeva’s financial condition, operating results, business prospects and access to capital may suffer materially.

Aeva has not yet fully developed or commercialized its products or services and the successful commercialization of Aeva’s products depends in part on Aeva’s collaborators, customers and potential customers committing to use Aeva’s technology in their own products. Customers may be less likely to purchase Aeva’s products if they are not convinced that Aeva’s business will succeed or that its service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Aeva if they are not convinced that Aeva’s business will succeed. If Aeva is unable to establish and maintain confidence in its long-term business prospects among customers, suppliers, analysts, ratings agencies and analysts and within its industry or is subject to negative publicity, then Aeva’s financial condition, operating results, business prospects and access to capital may suffer materially.

Aeva’s investments in educating its customers and potential customers about the advantages of Aeva’s 4D LiDAR technology and its applications may not result in sales of Aeva’s products or services.

Educating Aeva’s prospective customers, and to a lesser extent, its existing customers, about Aeva’s 4D LiDAR technology, its advantages over other sensing technologies and Aeva’s 4D LiDAR technology’s ability to convey value in different industries and deployments is an integral part of developing new business and the LiDAR market generally. If prospective customers have a negative perception of, or experience with, LiDAR or technology or a competitor’s LiDAR products they may be reluctant to adopt LiDAR in general or specifically Aeva’s products or technology. Adverse statements about LiDAR by influential market participants may also deter adoption. Some of Aeva’s competitors have significant financial or marketing resources that may allow them to engage in public marketing campaigns about their alternative technology, LiDAR or Aeva’s products or technology. Aeva’s efforts to educate potential customers and the market generally and to counter any adverse statements made by competitors or other market participants will require significant financial and personnel resources. These educational efforts may not be successful and Aeva may not offset the costs of such efforts with revenue from the new customers. If Aeva is unable to acquire new customers to offset these expenses or if the market accepts such adverse statements, its financial condition will be adversely affected.

The period of time from a design win to implementation is long, potentially spanning over several years, and Aeva is subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.

Prospective customers, including those in the automotive industry, generally must make significant commitments of resources to test and validate Aeva’s products and confirm that they can integrate with other technologies before including them in any particular system, product or application. The development cycles of Aeva’s products with new customers varies widely depending on the application, market, customer and the complexity of the product. In the automotive market, for example, this development cycle can be five to seven or more years. The development cycle in certain other markets can be months to one or two years. These development cycles result in Aeva investing its resources prior to realizing any revenue from the commercialization. Further, Aeva is subject to the risk that customers cancel or postpone implementation of its technology, as well as that it will not be able to integrate its technology successfully into a larger system with other sensing modalities. Further, Aeva’s revenue could be less than forecasted if the system, product or application that includes its products is unsuccessful, including for reasons unrelated to its technology. Long development cycles and product cancellations or postponements may adversely affect Aeva’s business, results of operations and financial condition.

Aeva operates in a highly competitive market and some market participants have substantially greater resources. Aeva competes against a large number of both established competitors and new market entrants with respect to, among other things, cost, product specifications and technology.

The markets for sensing technology are highly competitive, particularly in the automotive industry. Aeva’s future success will depend on its ability to emerge as a leader in its targeted markets by continuing to develop and protect from infringement advanced 4D LiDAR technology in a timely manner and to effectively compete with existing and new competitors. Aeva’s competitors are numerous and they compete with it directly by offering LiDAR products and indirectly by attempting to solve some of the same challenges with different technology. Aeva faces competition from camera and radar companies, other developers of LiDAR products, Tier 1 suppliers and other technology and automotive supply companies, some of which have significantly greater resources than it does. In the automotive market, Aeva’s competitors have commercialized both LiDAR and non-LiDAR-based ADAS technology that has achieved market adoption, strong brand recognition and may continue to improve. Other competitors are working towards commercializing autonomous driving technology and either by themselves, or with a publicly announced partner, have substantial financial, marketing, R&D and other resources. Some of Aeva’s customers in the autonomous vehicle and ADAS markets have announced development efforts or made acquisitions directed at creating their own LiDAR-based or other sensing technologies, which would compete with Aeva’s products. Aeva does not know how close these competitors are to commercializing autonomous driving systems or novel ADAS applications. In markets outside of the automotive industry, its competitors, like Aeva, seek to develop new sensing applications across industries. Even in these emerging markets, Aeva faces substantial competition from numerous competitors seeking to prove the value of their technology.

Additionally, increased competition may result in pricing pressure and reduced margins and may impede Aeva’s ability to increase the sales of its products or cause it to lose market share, any of which will adversely affect its business, results of operations and financial condition.

The markets in which Aeva competes are characterized by rapid technological change, which requires Aeva to continue to develop new products and product innovations and could adversely affect market adoption of its products.

While Aeva intends to invest substantial resources to technological development, continuing technological changes in sensing technology, LiDAR and the markets for these products, including the ADAS and autonomous driving industries, could adversely affect adoption of LiDAR and/or Aeva’s products, either generally or for particular applications. Aeva’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which Aeva offers its products. Delays in delivering new products that meet customer requirements could damage Aeva’s relationships with customers and lead them to seek alternative sources of supply. In addition, Aeva’s success to date has been based on the delivery of prototypes and services to R&D programs in which developers are investing substantial capital to develop new systems. Aeva’s continued success relies on the success of the R&D phase of these customers as they expand into commercialized projects. As autonomous technology reaches the stage of large-scale commercialization, Aeva will be required to develop and deliver products at price points that enable wider and ultimately mass-market adoption. Delays in introducing products and innovations, the failure to choose correctly among technical alternatives or the failure to offer innovative products or configurations at competitive prices may cause existing and potential customers to purchase Aeva’s competitors’ products or turn to alternative sensing technology.

If Aeva is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or system configurations that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its products could lose market share, its revenue will decline, it may experience operating losses and its business and prospects will be adversely affected.

Developments in alternative technology may adversely affect the demand for Aeva’s 4D LiDAR technology.

Significant developments in alternative technologies, such as cameras and radar, may materially and adversely affect Aeva’s business, prospects, financial condition and operating results in ways Aeva does not currently anticipate. Existing and other camera and radar technologies may emerge as customers’ preferred alternative to Aeva’s 4D LiDAR technology. Any failure by Aeva to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay Aeva’s development and introduction of new and enhanced products in the autonomous vehicle industry, which could result in the loss of competitiveness of Aeva’s products and technology, decreased revenue and a loss of market share to competitors. Aeva’s R&D efforts may not be sufficient to adapt to changes in technology. As technologies change, Aeva plans to upgrade or adapt its products with the latest technology. However, Aeva’s products and technology may not compete effectively with alternative systems if Aeva is not able to source and integrate the latest technology into its existing products or technology.

Because LiDAR is new in most of the markets Aeva is seeking to enter, Aeva’s forecasts of market growth in this proxy statement/prospectus/consent solicitation statement may not be accurate.

Market opportunity estimates and growth forecasts included in this proxy statement/prospectus/consent solicitation statement are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this proxy statement/prospectus/consent solicitation statement relating to the expected size and growth of the markets for LiDAR-based technology may prove to be inaccurate. Even if these markets experience the forecasted growth described in this proxy statement/prospectus/consent solicitation statement, Aeva may not grow its business at similar rates, or at all. Aeva’s future growth is subject to many factors, including market adoption of its products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this proxy statement/prospectus/consent solicitation statement, including Aeva’s estimates that the ADAS, AD, consumer electronics, consumer health and industrial robotics and security markets will represent, in the aggregate, an approximately $118 billion TAM for LiDAR-based perception applications by 2025, should not be taken as indicative of Aeva’s future growth. In addition, these forecasts do not take into account the impact of the current global COVID-19 pandemic, and Aeva cannot assure you that these forecasts will not be materially and adversely affected as a result.

In connection with Aeva’s financial statement close process for the years ended December 31, 2018 and 2019, a material weakness was identified in the design and operating effectiveness of its internal control over financial reporting. If Aeva fails to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in the Post-Combination Company.

The material weakness identified resulted from a lack of necessary business processes, internal controls, and adequate number of qualified personnel within its accounting function who possessed an appropriate level of expertise to effectively and timely identify, select and apply GAAP sufficiently to provide reasonable assurance that transactions were appropriately recorded. This also resulted in Aeva not having adequate risk assessment and design of internal control activities surrounding Aeva’s financial close and reporting process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to its financial statements that could not be prevented or detected on a timely basis.

Aeva’s management is in the process of developing a remediation plan which shall include, without limitation, the hiring of additional accounting and finance personnel with technical public company accounting and financial reporting experience. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. The Post-Combination Company’s management will monitor the effectiveness of the Post-Combination Company’s remediation plans and will make changes management determines to be appropriate.

If not remediated, these material weaknesses could result in material misstatements to the Post-Combination Company’s annual or interim financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If the Post-Combination Company is unable to assert that its internal control over financial reporting is effective, or when required in the future, if the Post-Combination Company’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of the Post-Combination Company’s financial reports, the market price of the common stock could be adversely affected and the Post-Combination Company could become subject to litigation or investigations by NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.

If Aeva fails to maintain an effective system of internal controls, its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

Following the Closing of the Business Combination, the Post-Combination Company will carry out Aeva’s business and will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the NYSE. Aeva expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that Aeva maintain effective disclosure controls and procedures and internal control over financial reporting. Aeva is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to Aeva’s principal executive and financial officers.

Aeva’s current controls and any new controls that it develops may be inadequate because of changes in conditions in its business. Further, additional weaknesses in Aeva’s internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect Aeva’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of Aeva’s financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of Aeva’s internal control over financial reporting that it is required to include in its periodic reports Aeva will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Aeva’s reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Aeva has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase Aeva’s operating costs and could materially and adversely affect its ability to operate its business. If Aeva’s internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in Aeva’s operating results and the stock price of the Post-Combination Company could decline.

The Post-Combination Company’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after the Post-Combination Company is no longer an emerging growth company. At such time, the Post-Combination Company’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Aeva’s controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on the Post-Combination Company’s business and operating results.

In addition to Aeva’s results determined in accordance with GAAP, Aeva believes certain non-GAAP measures may be useful in evaluating its operating performance. Aeva presents certain non-GAAP financial measures in this proxy statement/prospectus/consent solicitation statement and intends to continue to present certain non-GAAP financial measures in future filings with the SEC and other public statements. Any failure to accurately report and present our non-GAAP financial measures could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of its common stock.

Aeva’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2019, Aeva had $30.2 million of U.S. federal and $21.9 million of state net operating loss carryforwards available to reduce future taxable income. Of the $30.2 million in U.S. federal operating loss carryforwards, $27 million will be carried forward indefinitely for U.S. federal tax purposes and $3.2 million will expire between 2036 and 2037. $21.9 million of Aeva’s U.S. state net operating loss carryforwards will expire between 2036 and 2039. It is possible that Aeva will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Tax Code, respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Aeva has not completed an analysis as to whether it has previously undergone an ownership change under these rules, and Aeva may experience ownership changes in the future. To the extent Aeva is not able to offset future taxable income with its net operating losses, Aeva’s cash flows may be adversely affected.

Aeva is highly dependent on the services of Soroush Salehian Dardashti and Mina Rezk, its two founders.

Aeva is highly dependent on its co-founders, Soroush Salehian Dardashti and Mina Rezk. Messrs. Salehian and Rezk remain deeply involved in all aspects of Aeva’s business, including product development. The loss of either of Messrs. Salehian and Rezk would adversely affect Aeva’s business because his loss could make it more difficult to, among other things, compete with other market participants, manage Aeva’s R&D activities and retain existing customers or cultivate new ones. Negative public perception of, or negative news related to, either of Messrs. Salehian and Rezk may adversely affect Aeva’s brand, relationship with customers or standing in the industry.

Aeva’s business depends substantially on the efforts of its executive officers and highly skilled personnel, and its operations may be severely disrupted if it lost their services.

Competition for highly-skilled personnel is often intense, especially in the San Francisco Bay Area, where Aeva’s office is located, and Aeva may incur significant costs to attract highly-skilled personnel. Aeva may not be successful in attracting, integrating, or retaining qualified personnel to fulfill its current or future needs. Aeva has, from time to time, experienced, and it expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Aeva’s equity or equity awards declines, including those of the Post-Combination Company after the Closing of the Business Combination, it may adversely affect Aeva’s ability to retain highly skilled employees. If Aeva fails to attract new personnel or fails to retain and motivate its current personnel, its business and future growth prospects could be adversely affected.

Legal and Regulatory Risks Related to Aeva’s Business

Aeva is subject to governmental export and import control laws and regulations. Aeva’s failure to comply with these laws and regulations could have an adverse effect on its business, prospects, financial condition and results of operations.

Aeva’s products and services are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of Aeva’s products and technology must be made in compliance with these laws and regulations. If Aeva fails to comply with these laws and regulations, Aeva and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on Aeva and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

Changes to trade policy, tariffs and import/export regulations may have a material adverse effect on Aeva’s business, financial condition and results of operations.

Changes in global political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories or countries where Aeva may purchase its components, sell its products or conduct its business could adversely affect Aeva’s business. The U.S. has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries where Aeva conducts its business. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect Aeva’s business. For example, such changes could adversely affect the automotive market, Aeva’s ability to access key components or raw materials needed to manufacture its products (including, but not limited to, rare-earth metals), Aeva’s ability to sell its products to customers outside of the U.S. and the demand for its products. It may be time-consuming and expensive for Aeva to alter its business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on its business, financial condition and results of operations.

Aeva may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on its profitability and financial position.

Aeva may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with Aeva’s suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes and employment and tax issues. In addition, Aeva could face in the future a variety of labor and employment claims against it, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from Aeva very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit Aeva’s operations in some way. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on Aeva’s operating results and financial position or that its established reserves or its available insurance will mitigate this impact.

Aeva is subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the manufacturing, use, distribution and sale of its products. Some of Aeva’s customers also require that it comply with their own unique requirements relating to these matters.

Aeva manufactures and sells products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where Aeva manufactures and assembles its products, as well as the locations where Aeva sells its products. For example, certain regulations limit the use of lead in electronic components. Since Aeva operates on a global basis, this is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure that Aeva and its suppliers are in compliance with existing regulations in each market where it operates. If there is an unanticipated new regulation that significantly impacts Aeva’s use and sourcing of various components or requires more expensive components, that regulation could materially adversely affect its business, results of operations and financial condition.

Aeva’s products are used for autonomous driving and ADAS applications, which are subject to complicated regulatory schemes that vary from jurisdiction to jurisdiction. These are rapidly evolving areas where new regulations could impose limitations on the use of LiDAR generally or Aeva’s products specifically. If Aeva fails to adhere to these new regulations or fails to continually monitor the updates, it may be subject to litigation, loss of customers or negative publicity and its business, results of operations and financial condition will be adversely affected.

Aeva is subject to various environmental laws and regulations that could impose substantial costs upon Aeva.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and Aeva believes this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state and local governments and Aeva’s customers have been responding to these issues. The increased focus on environmental sustainability may result in new regulations and customer requirements, or changes in current regulations and customer requirements, which could materially adversely impact Aeva’s business, results of operations and financial condition. If Aeva is unable to effectively manage real or perceived issues, including concerns about environmental impacts or similar matters, sentiments toward Aeva or its products could be negatively impacted, and its business, results of operations or financial condition could suffer.

Aeva’s operations are and will be subject to international, federal, state and local environmental laws and regulations, and such laws and regulations could directly increase the cost of energy, which may have an effect on the way Aeva manufactures products or utilizes energy to produce its products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components Aeva uses in its products. Environmental regulations require Aeva to reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in required recovery and recycling of its products. Environmental and health and safety laws and regulations can be complex, and Aeva has limited experience complying with them. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of Aeva’s operations.

Contamination at properties Aeva operates, Aeva formerly operated or to which hazardous substances were sent by Aeva, may result in liability for Aeva under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on Aeva’s financial condition or operating results. Aeva may face unexpected delays in obtaining the required permits and approvals in connection with its planned production facilities that could require significant time and financial resources and delay its ability to operate these facilities, which would adversely impact Aeva’s business, prospects, financial condition and operating results.

Aeva is subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. Aeva can face criminal liability and other serious consequences for violations, which can harm its business.

Aeva is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which Aeva conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. Aeva can be held liable for the corrupt or other illegal activities of its employees, agents, contractors and other collaborators, even if Aeva does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Aeva’s business may be adversely affected by changes in automotive, consumer electronics, LiDAR sensor and laser safety regulations or concerns that drive further regulation of the automobile, consumer electronics, LiDAR sensor and laser markets.

Government product safety regulations are an important factor for Aeva’s business. Historically, these regulations have imposed ever-more stringent safety regulations for vehicles and laser products. These safety regulations often require, or customers demand that, vehicles have more safety features per vehicle and more advanced safety products.

While Aeva believes increasing automotive and laser safety standards will present a market opportunity for its products, government safety regulations are subject to change based on a number of factors that are not within its control, including, among others, new scientific or technological data, adverse publicity regarding the industry recalls and safety risks of autonomous driving and ADAS, accidents involving its products, domestic and foreign political developments or considerations, and litigation relating to its products and its competitors’ products. Changes in automotive, consumer electronics, LiDAR sensor and laser safety government regulations, especially in the autonomous driving and ADAS industries, could adversely affect Aeva’s business. If government priorities shift and Aeva is unable to adapt to changing regulations, its business may be materially and adversely affected.

Federal and local regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive and laser industry. As cars that carry Aeva’s sensors go into production, the obligations of complying with safety regulations and reporting requirements could increase and it could require increased resources and adversely affect Aeva’s business.

Autonomous and ADAS features may be delayed in adoption by OEMs, and Aeva’s business impacted, as additional emissions and safety requirements are imposed on vehicle manufacturers.

Vehicle regulators globally continue to consider new and enhanced emissions requirements, including electrification, to meet environmental and economic needs as well as pursue new safety standards to address emerging traffic risks. To control new vehicle prices, among other concerns, OEMs may need to dedicate technology and cost additions to new vehicle designs to meet these emissions and safety requirements and postpone the consumer cost pressures of new autonomous and ADAS features.

Aeva’s business may be adversely affected if it fails to comply with the regulatory requirements under the Federal Food, Drug, and Cosmetic or the Food and Drug Administration (the “FDA”).

As a LiDAR technology company, Aeva is subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the FDA. Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products. Failure to comply with these requirements could result in enforcement action by the FDA, which could require Aeva to cease distribution of its products, recall or remediate products already distributed to customers, or subject Aeva to FDA enforcement.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which Aeva operates may adversely impact its business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, Aeva’s policies and operations.

Aeva’s current and potential future operations and sales subject it to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact Aeva’s operations and the development of its business. Aeva has limited access to, collect, store, process, or share certain information collected by its products, and Aeva’s products may evolve to collect additional information. Therefore, the full impact of these privacy regimes on Aeva’s business is rapidly evolving across jurisdictions and remains uncertain at this time.

Aeva may also be affected by cyber-attacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target Aeva or third parties with which it has business relationships to obtain data, or in a manner that disrupts Aeva’s operations or compromises its products or the systems into which its products are integrated.

Aeva is assessing the continually evolving privacy and data security regimes and measures it believes are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like Aeva’s, it may need to update or enhance its compliance measures as its products, markets and customer demands further develop, and these updates or enhancements may require implementation costs. In addition, Aeva may not be able to monitor and react to all developments in a timely manner. The compliance measures Aeva does adopt may prove ineffective. Any failure, or perceived failure, by Aeva to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting Aeva, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on its reputation and brand, loss of proprietary information and data, disruption to its business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in Aeva, which could have an adverse effect on its reputation and business.

Regulations related to conflict minerals may cause Aeva to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of its products.

Aeva is subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, that will require it to determine, disclose and report whether its products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in Aeva’s products. In addition, Aeva will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of its products and, if applicable, potential changes to products, processes or sources of supply as a consequence of such verification activities. It is also possible that its reputation may be adversely affected if Aeva determines that certain of its products contain minerals not determined to be conflict-free or if Aeva is unable to alter its products, processes or sources of supply to avoid use of such materials.

Risks Related to Aeva’s Intellectual Property

Despite the actions Aeva is taking to defend and protect its intellectual property, Aeva may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its products or technology. Aeva’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

The success of Aeva’s products and its business depend in part on Aeva’s ability to obtain patents and other intellectual property rights and maintain adequate legal protection for its products in the United States and other international jurisdictions. Aeva relies on a combination of patent, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights, all of which provide only limited protection.

Aeva cannot assure you that any patents will be issued with respect to its currently pending patent applications or that any trademarks will be registered with respect to its currently pending applications in a manner that gives Aeva adequate defensive protection or competitive advantages, if at all, or that any patents issued to Aeva or any trademarks registered by it will not be challenged, invalidated or circumvented. Aeva may file for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which it operates or in which Aeva seeks to enforce its intellectual property rights, or may be difficult to enforce in practice. For example, the legal environment relating to intellectual property protection in certain emerging market countries where Aeva may operate in the future is relatively weaker, often making it difficult to create and enforce such rights. Aeva’s currently-registered trademarks and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Aeva’s foreign intellectual property portfolio is not as comprehensive as its U.S. intellectual property portfolio and may not protect its intellectual property in some countries where its products are sold or may be sold in the future. Aeva cannot be certain that the steps it has taken will prevent unauthorized use of its technology or the reverse engineering of its technology. Moreover, others may independently develop technologies that are competitive to Aeva or infringe Aeva’s intellectual property.

Protecting against the unauthorized use of Aeva’s intellectual property, products and other proprietary rights is expensive and difficult, particularly internationally. Aeva believes that its intellectual property is foundational in the area of LiDAR products and intends to enforce the intellectual property portfolio it has built over the years. Unauthorized parties may attempt to copy or reverse engineer Aeva’s LiDAR technology or certain aspects of Aeva’s products that it considers proprietary. Litigation may be necessary in the future to enforce or defend Aeva’s intellectual property rights, to prevent unauthorized parties from copying or reverse engineering its products or technology to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States.

Any such litigation, whether initiated by Aeva or a third party, could result in substantial costs and diversion of management resources, either of which could adversely affect Aeva’s business, operating results and financial condition. Even if it obtains favorable outcomes in litigation, Aeva may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering its products or technology.

Further, many of Aeva’s current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than Aeva has. Attempts to enforce its rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against Aeva or result in a holding that invalidates or narrows the scope of Aeva’s rights, in whole or in part. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which Aeva’s products are available and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect Aeva’s intellectual property rights could result in Aeva’s competitors offering similar products, potentially resulting in the loss of some of Aeva’s competitive advantage and a decrease in its revenue, which would adversely affect Aeva’s business, operating results, financial condition and prospects.

Third-party claims that Aeva is infringing intellectual property, whether successful or not, could subject Aeva to costly and time-consuming litigation or expensive licenses, and its business could be adversely affected.

Although Aeva has applied for patents related to its products, a number of companies, both within and outside of the LiDAR industry, hold patents covering aspects of LiDAR products. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. As a result, there is frequent litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. Aeva may in the future receive inquiries from other intellectual property holders and may become subject to claims that it infringes their intellectual property rights, particularly as Aeva expands its presence in the market, expands to new use cases and faces increasing competition. In addition, parties may claim that the names and branding of Aeva’s products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, Aeva may have to change the names and branding of its products in the affected territories and it could incur other costs.

Aeva currently has a number of agreements in effect pursuant to which it has agreed to defend, indemnify and hold harmless its customers, suppliers, and channel partners and other counterparties from damages and costs which may arise from the infringement by Aeva’s products of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Aeva’s insurance may not cover all intellectual property infringement claims. A claim that its products infringe a third party’s intellectual property rights, even if untrue, could adversely affect Aeva’s relationships with its customers, may deter future customers from purchasing its products and could expose Aeva to costly litigation and settlement expenses. Even if Aeva is not a party to any litigation between a customer and a third party relating to infringement by its products, an adverse outcome in any such litigation could make it more difficult for Aeva to defend its products against intellectual property infringement claims in any subsequent litigation in which it is a named party. Any of these results could adversely affect Aeva’s brand and operating results.

Aeva may in the future need to initiate infringement claims or litigation in order to try to protect its intellectual property rights. In addition to litigation where Aeva is a plaintiff, Aeva’s defense of intellectual property rights claims brought against it or its customers, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force Aeva to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires Aeva to pay substantial damages or obtain an injunction and also Aeva may lose the opportunity to license its technology to others or to collect royalty payments. An adverse determination also could invalidate or narrow Aeva’s intellectual property rights and adversely affect its ability to offer its products to its customers and may require that Aeva procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect Aeva’s business, reputation, operating results, financial condition and prospects.

Aeva’s intellectual property applications, including patent applications, may not be approved or granted or may take longer than expected to result in approval or grant, which may have a material adverse effect on Aeva’s ability to prevent others from commercially exploiting products similar to Aeva’s.

Aeva cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as Aeva has, Aeva may not be entitled to the protection sought by the patent application. Aeva also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent or the timing of any approval or grant of a patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, Aeva cannot be certain that the patent applications that it files will issue, or that its issued patents will afford protection against competitors with similar technology. In addition, Aeva’s competitors may design around Aeva’s registered or issued intellectual property, which may adversely affect Aeva’s business, prospects, financial condition and operating results.

In addition to patented technology, Aeva relies on its unpatented proprietary technology, trade secrets, designs, experiences, work flows, data, processes, software and know-how.

Aeva relies on proprietary information (such as trade secrets, designs, experiences, work flows, data, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that Aeva believes is best protected by means that do not require public disclosure. Aeva generally seeks to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with its employees, consultants, contractors and third parties. However, Aeva may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of its proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Aeva has limited control over the protection of trade secrets used by its current or future manufacturing counterparties and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, Aeva’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that its employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for Aeva, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Aeva’s proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where Aeva operates may afford little or no protection to its trade secrets.

Aeva also relies on physical and electronic security measures to protect its proprietary information, but it cannot provide assurance that these security measures will not be breached or provide adequate protection for its property. There is a risk that third parties may obtain and improperly utilize Aeva’s proprietary information to its competitive disadvantage. Aeva may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce its intellectual property rights.

Aeva may be subject to damages resulting from claims that it or its current or former employees have wrongfully used or disclosed alleged trade secrets of its current or former employees’ former employers. Aeva may be subject to damages if its current or former employees wrongfully use or disclose Aeva’s trade secrets.

Aeva may be subject to claims that it or its current or former employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of a current or former employee’s former employers. Litigation may be necessary to defend against these claims. If Aeva fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent Aeva’s ability to commercialize its products, which could severely harm its business. Even if Aeva is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Risks Related to Being a Public Company

Aeva’s management team has limited experience managing and operating a public company.

Most of the members of Aeva’s management team have limited experience managing and operating a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Additionally, many members of Aeva’s management team were recently hired, including its Chief Financial Officer, Saurabh Sinha. Aeva’s management team may not successfully or efficiently manage their new roles and responsibilities. Aeva’s transition to being a public company subjects it to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Aeva’s senior management and could divert their attention away from the day-to-day management of Aeva’s business. Aeva may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. The development and implementation of the standards and controls necessary for the Post-Combination Company to achieve the level of accounting standards required of a public company may require costs greater than expected. It is possible that the Post-Combination Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods. These factors could adversely affect the Post-Combination Company’s business, financial condition, and operating results.

Aeva’s directors and officers may have interests in the Business Combination different from the interests of Aeva’s stockholders.

Executive officers of Aeva negotiated the terms of the Business Combination Agreement with their counterparts at InterPrivate, and the Aeva Board of Directors has considered the Business Combination and the terms of the Business Combination Agreement and unanimously approved and declared that the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement, upon the terms and conditions set forth in the Business Combination Agreement, are advisable and in the best interest of Aeva and its stockholders and recommended that Aeva Stockholders approve the Aeva Business Combination Proposal. In considering these facts and the other information contained in this proxy statement/prospectus/consent solicitation statement, you should be aware that Aeva’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Aeva’s stockholders. Further, pursuant to the Business Combination Agreement, at the Closing, the Post-Combination Company will enter into the Stockholders Agreement with the Founders, Canaan, Lux and Sponsor. The Stockholders Agreement will provide for, among other things, the right of each of Mr. Salehian and Mr. Rezk to be nominated to continue to serve on the Post-Combination Board until such time as he holds less than 5.0% of the outstanding common stock of the Post-Combination Company (or his earlier death or Incapacity). The Aeva Board of Directors was aware of and considered these interests, among other matters, in reaching the determination to unanimously approve the terms of the Business Combination and in recommending to Aeva’s stockholders that they vote to approve the Business Combination. For a detailed discussion of the special interests that Aeva’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination — Interests of Aeva’s Directors and Executive Officers in the Business Combination” beginning on page 114.

Risks Related to InterPrivate and the Business Combination

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to InterPrivate.

InterPrivate stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the InterPrivate Common Stock to Aeva Stockholders in connection with the Business Combination, current Public Stockholders’ percentage ownership will be diluted. The percentage of the Post-Combination Company’s common stock that will be owned by Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request conversion in connection with the Business Combination. To illustrate the potential ownership percentages of Public Stockholders under different conversion levels, based on the number of issued and outstanding shares of InterPrivate Common Stock and Aeva Capital Stock on December 31, 2020, and based on the InterPrivate Common Stock issued in the Business Combination and the PIPEs, Public Stockholders, as a group, will own (1) if there are no conversions of Public Shares, 11.5% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination or (2) if there are conversions of 100% of the outstanding Public Shares, 0.2% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination. Because of this, Public Stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of InterPrivate. See “Certain Agreements Related to the Business Combination — Stockholders Agreement.”

There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on the NYSE or that the Post-Combination Company will be able to comply with the continued listing standards of the NYSE.

In connection with the closing of the Business Combination, we intend to list the Post-Combination Company’s common stock and warrants on the NYSE under the symbols “AEVA” and “AEVAW,” respectively. The Post-Combination Company’s continued eligibility for listing may depend on the number of our shares that are converted. If, after the Business Combination, the NYSE delists the Post-Combination Company’s shares from trading on its exchange for failure to meet the listing standards, the Post-Combination Company and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for the Post-Combination Company’s securities;

•        reduced liquidity for the Post-Combination Company’s securities;

•        a determination that the Post-Combination Company’s common stock is a “penny stock” which will require brokers trading in the Post-Combination Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Post-Combination Company’s common stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Subsequent to the consummation of the Business Combination, the Post-Combination Company may be required to take write-downs or write-offs, or the Post-Combination Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Post-Combination Company’s financial condition, results of operations and the price of the Post-Combination Company’s securities, which could cause you to lose some or all of your investment.

Although InterPrivate has conducted due diligence on Aeva, this diligence may not surface all material issues that may be present with Aeva’s business. Factors outside of Aeva’s and outside of InterPrivate’s control may, at any time, arise. As a result of these factors, the Post-Combination Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the Post-Combination Company reporting losses. Even if InterPrivate’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Post-Combination Company’s liquidity, the fact that the Post-Combination Company reports charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. In addition, charges of this nature may cause the Post-Combination Company to be unable to obtain future financing on favorable terms or at all.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of InterPrivate’s securities or, following the Closing, the Post-Combination Company’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of InterPrivate’s securities prior to the Closing may decline. The market values of the Post-Combination Company’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus/consent solicitation statement, or the date on which InterPrivate’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the Post-Combination Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Aeva Capital Stock. Accordingly, the valuation ascribed to Aeva may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the Post-Combination Company’s securities develops and continues, the trading price of the Post-Combination Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Post-Combination Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Post-Combination Company’s securities and the Post-Combination Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Post-Combination Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Post-Combination Company’s securities may include:

•        actual or anticipated fluctuations in the Post-Combination Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about the Post-Combination Company’s operating results;

•        success of competitors;

•        the Post-Combination Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Post-Combination Company or the transportation industry in general;

•        operating and share price performance of other companies that investors deem comparable to the Post-Combination Company;

•        the Post-Combination Company’s ability to market new and enhanced products and technologies on a timely basis;

•        changes in laws and regulations affecting the Post-Combination Company’s business;

•        the Post-Combination Company’s ability to meet compliance requirements;

•        commencement of, or involvement in, litigation involving the Post-Combination Company;

•        changes in the Post-Combination Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of the Post-Combination Company’s shares of common stock available for public sale;

•        any major change in the Post-Combination Board or management;

•        sales of substantial amounts of the Post-Combination Company’s shares of common stock by the Post-Combination Company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Post-Combination Company’s securities irrespective of the Post-Combination Company’s operating performance. The stock market in general, and the NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Post-Combination Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Post-Combination Company could depress the Post-Combination Company’s share price regardless of the Post-Combination Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Post-Combination Company’s securities also could adversely affect the Post-Combination Company’s ability to issue additional securities and the Post-Combination Company’s ability to obtain additional financing in the future.

The Post-Combination Company will qualify as an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if the Post-Combination Company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, it could make the Post-Combination Company’s securities less attractive to investors and may make it more difficult to compare the Post-Combination Company’s performance to the performance of other public companies.

The Post-Combination Company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the Post-Combination Company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the Post-Combination Company’s common stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of InterPrivate Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Post-Combination Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, the Post-Combination Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find InterPrivate Common Stock less attractive because the Post-Combination Company will rely on these exemptions, which may result in a less active trading market for the InterPrivate Common Stock and its price may be more volatile.

Additionally, the Post-Combination Company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Post-Combination Company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the Post-Combination Company’s common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of the Post-Combination Company’s common stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent the Post-Combination Company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

The unaudited pro forma financial information included herein may not be indicative of what the Post-Combination Company’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what the Post-Combination Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

InterPrivate’s Sponsor, executive officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the founders, executive officers and directors agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, InterPrivate’s Sponsor, executive officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with InterPrivate, to vote any shares of InterPrivate Common Stock held by them in favor of the Business Combination. We expect that InterPrivate’s Sponsor, executive officers and directors (and their permitted transferees) will own at least approximately 21% of the issued and outstanding shares of InterPrivate Common Stock at the time of any such stockholder vote. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by the Public Stockholders.

InterPrivate may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

InterPrivate’s Sponsor, executive officers and directors have agreed that InterPrivate must complete its initial business combination within 21 months from the closing of its IPO, or November 16, 2021. InterPrivate may not be able to consummate an initial business combination within such time period. However, InterPrivate’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.

If InterPrivate is unable to consummate its initial business combination within the required time period, it will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), pro rata to the Public Stockholders by way of redemption and cease all operations except for the purposes of winding up of its affairs, as further described herein. This redemption of Public Stockholders from the Trust Account shall be effected as required by function of InterPrivate’s amended and restated certificate of incorporation and prior to any voluntary winding up.

For illustrative purposes, based on funds in the Trust Account of approximately $243.1 million on September 30, 2020, the estimated per share redemption price would have been approximately $10.07.

InterPrivate’s Sponsor, directors, executive officers, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of our InterPrivate Common Stock.

InterPrivate’s Sponsor, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of InterPrivate’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its conversion rights. In the event that InterPrivate’s Sponsor, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their conversion rights, such selling stockholders would be required to revoke their prior elections to convert their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of InterPrivate Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of InterPrivate’s securities on a national securities exchange.

InterPrivate’s ability to successfully effect the Business Combination and the Post-Combination Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Aeva, all of whom we expect to stay with the Post-Combination Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

InterPrivate’s ability to successfully effect the Business Combination and the Post-Combination Company’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Aeva. Although we expect key personnel to remain with the Post-Combination Company following the Business Combination, there can be no assurance that they will do so. It is possible that Aeva will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Post-Combination Company. Furthermore, following the Closing, certain of the key personnel of Aeva may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Post-Combination Company to have to expend time and resources helping them become familiar with such requirements.

InterPrivate’s board of directors did not obtain a fairness opinion in determining whether to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

In analyzing the Business Combination, InterPrivate’s management conducted significant due diligence on Aeva. For a complete discussion of the factors utilized by InterPrivate’s board of directors in approving the business combination, see the section entitled, “The Business Combination — InterPrivate’s Board of Directors’ Reasons for the Approval of the Business Combination.” InterPrivate’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Aeva’s fair market value was at least 80% of our net assets (excluding any taxes payable on interest earned).

Notwithstanding the foregoing, InterPrivate’s board of directors did not obtain a fairness opinion to assist it in its determination. InterPrivate’s board of directors may be incorrect in its assessment of the Business Combination.

Unlike many blank check companies, InterPrivate does not have a specified maximum conversion threshold. The absence of such a conversion threshold may make it easier for InterPrivate to consummate the Business Combination even if a substantial majority of InterPrivate’s stockholders do not agree.

Since InterPrivate has no specified percentage threshold for conversion contained in its amended and restated certificate of incorporation, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s public shares voted against a proposed business combination and elected to convert or redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the amount of shares voted by their public stockholders electing conversion or redemption exceeded the maximum conversion or redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, InterPrivate may be able to consummate the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have converted their shares. However, in no event will InterPrivate convert Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination. If enough Public Stockholders exercise their conversion rights such that InterPrivate cannot satisfy the net tangible asset requirement, InterPrivate would not proceed with the conversion of our Public Shares and the Business Combination, and instead may search for an alternate business combination.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.

Public Stockholders shall be entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event InterPrivate does not consummate its initial business combination or its liquidation, (ii) if they convert their shares in connection with an initial business combination that InterPrivate consummates or, (iii) if they convert their shares in connection with a stockholder vote to amend InterPrivate’s amended and restated certificate of incorporation (A) to modify the substance or timing of InterPrivate’s obligation to redeem 100% of the Public Shares if InterPrivate does not complete its initial business combination within 21 months from the closing of the IPO or (B) with respect to any other provision relating to InterPrivate’s pre-business combination activity and related stockholders’ rights. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.

If third parties bring claims against InterPrivate, the proceeds held in the Trust Account could be reduced and the per share conversion amount received by stockholders may be less than $10.00 per share.

InterPrivate’s placing of funds in the Trust Account may not protect those funds from third-party claims against InterPrivate. Although InterPrivate has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with InterPrivate waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against InterPrivate’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, InterPrivate’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to InterPrivate than any alternative.

Examples of possible instances where InterPrivate may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where InterPrivate is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon conversion of our Public Shares, if InterPrivate is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a conversion right in connection with its initial business combination, InterPrivate will be required to provide for payment of claims of creditors that were not waived that may be brought against InterPrivate within the 10 years following conversion. Accordingly, the per share conversion amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to InterPrivate if and to the extent any claims by a third party (other than InterPrivate’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which InterPrivate has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay InterPrivate’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under InterPrivate’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. InterPrivate has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of InterPrivate and, therefore, the Sponsor may not be able to satisfy those obligations. InterPrivate has not asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for InterPrivate’s initial business combination and conversions could be reduced to less than $10.00 per Public Share. In such event, InterPrivate may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any conversion of their Public Shares. None of InterPrivate’s officers or directors will indemnify InterPrivate for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

InterPrivate’s directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below $10.00 per Public Share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, InterPrivate’s independent directors would determine whether to take legal action against the Sponsor to enforce such indemnification obligations. It is possible that InterPrivate’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If InterPrivate’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Public Stockholders may be reduced below $10.00 per Public Share.

InterPrivate’s stockholders may be held liable for claims by third parties against InterPrivate to the extent of distributions received by them.

InterPrivate’s amended and restated certificate of incorporation provides that InterPrivate will continue in existence only until 21 months from the closing of the IPO. As promptly as reasonably possible following the conversions InterPrivate is required to make to the Public Stockholders in such event, subject to the approval of InterPrivate’s remaining stockholders and board of directors, InterPrivate would dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. InterPrivate cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, InterPrivate’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of InterPrivate’s stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, InterPrivate cannot assure you that third parties will not seek to recover from our stockholders’ amounts owed to them by InterPrivate.

If InterPrivate is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against InterPrivate which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by InterPrivate’s stockholders. Furthermore, because InterPrivate intends to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after expiration of the time InterPrivate has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from InterPrivate’s assets. Furthermore, InterPrivate’s board of directors may be viewed as having breached their fiduciary duties to InterPrivate’s creditors and/or may have acted in bad faith, and thereby exposing itself and InterPrivate to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. InterPrivate cannot assure you that claims will not be brought against InterPrivate for these reasons.

InterPrivate’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus/consent solicitation statement.

When considering InterPrivate’s board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, InterPrivate’s stockholders should be aware that certain of InterPrivate’s Sponsor, executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of InterPrivate’s stockholders. These interests include:

•        the beneficial ownership of the Sponsor, which is controlled by Ahmed M. Fattouh, InterPrivate’s Chairman and Chief Executive Officer, of an aggregate of 6,789,121 shares of InterPrivate Common Stock, consisting of:

•        6,037,500 Founder Shares purchased by the Sponsor for an aggregate price of $25,000; and

•        501,081 Private Shares and 250,540 shares of InterPrivate Common Stock underlying Private Warrants, which together comprise the 501,081 Private Units purchased by the Sponsor at $10.00 per unit for an aggregate purchase price of approximately $5.0 million;

all of which shares and warrants would become worthless if InterPrivate does not complete a business combination within the applicable time period, as the Sponsor has waived any right to conversion with respect to these shares. Such shares and warrants have an aggregate market value of approximately $96.5 million and $927,000, respectively, based on the closing price of InterPrivate Common Stock of $14.76 and the closing price of InterPrivate Warrants of $3.70 on the NYSE on January 29, 2021, the most recent practicable date;

•        the economic interests in the Sponsor held by certain of InterPrivate’s officers and directors, which gives them an indirect pecuniary interest in the shares of InterPrivate Common Stock and InterPrivate Warrants held by the Sponsor, and which interests would also become worthless if InterPrivate does not complete a business combination within the applicable time period, including the following:

•        in exchange for serving on InterPrivate’s board of directors, each of InterPrivate’s independent directors (Mr. Cinquegrana, Mr. Harris and Mr. Luckett) received an economic interest in the Sponsor equivalent to 30,000 shares of InterPrivate Common Stock, which would have a market value of approximately $443,000 based on the closing price of InterPrivate Common Stock of $14.76 on the NYSE on January 29, 2021, the most recent practicable date; and

•        Mr. Harris and Mr. Luckett made investments in the equity of the Sponsor in the amount of $250,000 and $50,000, respectively, which gives Mr. Harris an economic interest in the Sponsor equivalent to an additional 100,000 shares of InterPrivate Common Stock and 12,500 InterPrivate Warrants, which would have a market value of approximately $1.5 million and $46,000, respectively, and which gives Mr. Luckett an economic interest in the Sponsor equivalent to an additional 20,000 shares of InterPrivate Common Stock and 2,500 InterPrivate Warrants, which would have a market value of approximately $295,000 and $9,250, respectively, in each case based on the closing price of InterPrivate Common Stock of $14.76 and the closing price of InterPrivate Warrants of $3.70 on the NYSE on January 29, 2021, the most recent practicable date;

•        the interest of Alan Pinto, InterPrivate’s Senior Vice President, who serves as a FINRA registered representative of Emerson Equity LLC and has an arrangement to receive approximately $900,000 of the $1.0 million transaction success fee InterPrivate expects to pay to Emerson Equity LLC in connection with the Closing of the Business Combination;

•        InterPrivate’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on InterPrivate’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        the Sponsor and InterPrivate’s officers, directors or their affiliates have made, and may make additional, working capital loans prior to the closing of the Business Combination, which may not be repaid if the Business Combination is not completed;

•        the anticipated continuation of Ahmed Fattouh, InterPrivate’s President and Chief Executive Officer and a director, as a director of the Post-Combination Company following the Closing; and

•        the continued indemnification of current directors and officers of InterPrivate and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may have influenced InterPrivate’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

InterPrivate will enter into the Stockholders Agreement with the Aeva Founders, certain other Aeva stockholders and the Sponsor, which, together with the Post-Combination Company bylaws will provide them with certain governance rights with respect to the Post-Combination Company.

The Business Combination Agreement contemplates that, in connection with the Closing, InterPrivate will enter into the Stockholders Agreement with the Sponsor, Canaan, Lux and the Aeva Founders. The Business Combination Agreement and the Stockholders Agreement Term Sheet attached thereto provide for, and InterPrivate will represent and warrant to the Aeva Founders pursuant to the Stockholders Agreement, that as of the Closing the initial board will consist of (1) the Aeva Founders, (2) one director designated by Lux and one director designated by Canaan and (3) one director designated by the Sponsor. After Closing, there will be two vacancies on the Post-Combination Board and the Aeva Founders will have the right to nominate the Aeva Founders Nominated Directors, one of whom shall include an Audit Committee Qualified Director and both of whom shall be subject to the approval of a majority of the Post-Combination Board. After the Closing, each of the Aeva Founders will be entitled to nominate himself to continue to serve on the Post-Combination Board until such time as he holds less than 5% of the outstanding common stock of the Post-Combination Company (or his earlier death or Incapacity). In addition, the Post-Combination Company bylaws will provide that certain corporate actions of the Post-Combination Company will require the affirmative vote of at least 70% of the directors. Furthermore, the Aeva Founders, Canaan and Lux collectively will beneficially own approximately 67.8% of the Post-Combination Company common stock. As a result, the Aeva Founders, certain other Aeva stockholders and the Sponsor will be able to exert significant influence over matters requiring board approval, and the Post-Combination Company stockholders other than the Aeva Founders, Canaan and Lux will have limited or no ability to influence the outcome of certain key transactions.

The interests of the parties to the Stockholders Agreement may differ from those of other holders of Post-Combination Company common stock. See the section entitled “Certain Agreements Related to the Business Combination — Stockholders Agreement.”

We may amend the terms of the InterPrivate Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Public Warrants.

The InterPrivate Warrants were issued in registered form under the InterPrivate Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The InterPrivate Warrant Agreement provides that the terms of the InterPrivate Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the InterPrivate Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the InterPrivate Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the InterPrivate Warrants, convert the InterPrivate Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of an InterPrivate Warrant.

The Post-Combination Company may redeem your unexpired InterPrivate Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your InterPrivate Warrants worthless.

The Post-Combination Company will have the ability to redeem outstanding InterPrivate Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of InterPrivate Common Stock equals or exceeds $18.50 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Post-Combination Company gives notice of redemption. If and when the InterPrivate Warrants become redeemable by the Post-Combination Company, the Post-Combination Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding InterPrivate Warrants could force you (i) to exercise your InterPrivate Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your InterPrivate Warrants at the then-current market price when you might otherwise wish to hold your InterPrivate Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding InterPrivate Warrants are called for redemption, is likely to be substantially less than the market value of your InterPrivate Warrants. None of the Private Warrants will be redeemable by the Post-Combination Company so long as they are held by their initial purchasers or their permitted transferees.

InterPrivate will require Public Stockholders who wish to convert their shares of InterPrivate Common Stock in connection with the Business Combination to comply with specific requirements for conversion that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising their rights.

InterPrivate will require the Public Stockholders seeking to exercise their conversion rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent prior to the expiration date set forth in the tender offer documents mailed to such holders, or in the event we distribute proxy materials, up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s Deposit/Withdrawal At Custodian System (“DWAC System”), at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under our bylaws, we are required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise conversion rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to convert may be unable to meet the deadline for exercising their conversion rights and thus may be unable to convert their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or convert Public Shares, its shares may not be converted.

Additionally, despite our compliance with the proxy rules, stockholders may not become aware of the opportunity to convert their shares.

There is uncertainty regarding the federal income tax consequences of the conversion to the holders of InterPrivate Common Stock.

There is some uncertainty regarding the federal income tax consequences to holders of InterPrivate Common Stock who exercise their conversion rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the conversion results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the conversion qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of InterPrivate Common Stock following the conversion, and if so, the total number of shares of InterPrivate Common Stock held by the holder both before and after the conversion relative to all shares of InterPrivate Common Stock outstanding both before and after the conversion. The conversion generally will be treated as a sale, rather than a dividend, if the conversion (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in InterPrivate or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its conversion rights will be taxed on any gain from the conversion as ordinary income or capital gain. See the section entitled “Material U.S. Federal Income Tax Considerations of the Conversion Rights and the Business Combination.”

We may issue additional shares of InterPrivate Common Stock or preferred shares under an employee incentive plan upon or after consummation of the Business Combination, which would dilute the interest of our stockholders.

Our amended and restated certificate of incorporation authorizes the issuance of 50,000,000 shares of common stock, and 1,000,000 shares of preferred stock, in each case, par value $0.0001 per share. We may issue a substantial number of additional shares of InterPrivate Common Stock or shares of preferred stock under an employee incentive plan upon or after consummation of the Business Combination. However, our amended and restated certificate of incorporation provides that we may not issue any additional shares of capital stock that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with our Public Shares on an initial business combination. Although no such issuance will affect the per share amount available for conversion from the Trust Account, the issuance of additional InterPrivate Common Stock or preferred shares:

•        may significantly dilute the equity interest of investors from the IPO, who will not have preemption rights in respect of such an issuance;

•        may subordinate the rights of holders of shares of InterPrivate Common Stock if one or more classes of preferred stock are created, and such preferred shares are issued, with rights senior to those afforded to InterPrivate Common Stock;

•        could cause a change in control if a substantial number of shares of InterPrivate Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for our InterPrivate Units, InterPrivate Common Stock and/or InterPrivate Warrants.

Our second amended and restated certificate of incorporation will contain anti-takeover provisions that could adversely affect the rights of our stockholders.

Our second amended and restated certificate of incorporation will contain provisions to limit the ability of others to acquire control of InterPrivate or cause it to engage in change-of-control transactions, including, among other things:

•        provisions that authorize its board of directors, without action by its stockholders, to issue additional shares of InterPrivate Common Stock and preferred stock with preferential rights determined by its board of directors;

•        provisions that permit only a majority of its board of directors, the chairperson of the board of directors or the chief executive officer to call stockholder meetings and therefore do not permit stockholders to call special meetings of the stockholders;

•        provisions limiting stockholders’ ability to act by written consent; and

•        a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving InterPrivate’s stockholders of an opportunity to sell their InterPrivate Common Stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With its staggered board of directors, at least two annual or special meetings of stockholders will generally be required in order to effect a change in a majority of its directors. InterPrivate’s staggered board of directors can discourage proxy contests for the election of its directors and purchases of substantial blocks of its shares by making it more difficult for a potential acquirer to gain control of its board of directors in a relatively short period of time.

Our second amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our second amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that (i) derivative actions brought in our name, (ii) asserting a claim of breach of fiduciary duty owed by any director, officer or stockholder of the Post-Combination Company, (iii) actions asserting a claim pursuant to the DGCL, the Proposed Certificate of Incorporation and the bylaws of the Post-Combination Company, or (iv) any actions asserting claims governed by the internal affairs doctrine, may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware). Subject to the preceding sentence, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the second amended and restated certificate of incorporation will provide that the federal district courts of the United States of America will have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our second amended and restated certificate of incorporation.

We may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger or business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on InterPrivate’s or Aeva’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, which may adversely affect InterPrivate’s or Aeva’s or, if the Business Combination is completed but delayed, the Post-Combination Company’s business, financial position and results of operations. We cannot predict whether any such lawsuits will be filed.

The Post-Combination Company may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, the Post-Combination Company’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. The Post-Combination Company has been and may be the target of this type of litigation in the future. For example, on December 23, 2020, an alleged stockholder of InterPrivate filed a lawsuit against InterPrivate, its directors, Merger Sub and Aeva, alleging that InterPrivate’s directors caused materially misleading and incomplete information to be disseminated to InterPrivate’s public stockholders and that InterPrivate, Merger Sub and Aeva aided and abetted the directors’ breach of their fiduciary duties. In addition, on January 20, 2021, an alleged stockholder of InterPrivate filed a lawsuit against InterPrivate and its directors, alleging InterPrivate’s directors authorized the filing of a materially incomplete and misleading registration statement on Form S-4 with the SEC in violation of Sections 14(a) and 20(a) of the Exchange Act and in breach of the directors’ duty of disclosure. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on the Post-Combination Company’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Post-Combination Company to significant liabilities.

Because we have no current plans to pay cash dividends on InterPrivate Common Stock for the foreseeable future, you may not receive any return on investment unless you sell InterPrivate Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of InterPrivate’s board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that InterPrivate’s board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in InterPrivate Common Stock unless you sell InterPrivate Common Stock for a price greater than that which you paid for it. See the section entitled “Market Price and Dividend Information.”

General Risk Factors

Aeva’s business could be materially and adversely affected by the current global COVID-19 pandemic or other health epidemics and outbreaks.

The ongoing COVID-19 pandemic as well as other possible health epidemics and outbreaks could result in a material adverse impact on Aeva’s or its customers’ business operations including reduction or suspension of operations in the U.S. or certain parts of the world. Aeva’s engineering and manufacturing operations, among others, cannot all be conducted in a remote working structure and often require on-site access to materials and equipment. Aeva has customers with international operations in varying industries. It also depends on suppliers and manufacturers worldwide. Depending upon the duration of the ongoing COVID-19 pandemic and the associated business interruptions, its customers, suppliers and manufacturers may suspend or delay their engagement with Aeva, which could result in a material adverse effect on its financial condition. Aeva’s response to the ongoing COVID-19 pandemic may prove to be inadequate and it may be unable to continue its operations in the manner it had prior to the outbreak, and may endure interruptions, reputational harm, delays in its product development and shipments, all of which could have an adverse effect on its business, operating results, and financial condition. In addition, when the pandemic subsides, Aeva cannot assure you as to the timing of any economic recovery, which could continue to have a material adverse effect on its target markets and its business.

Aeva’s business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events, global pandemics and interruptions by man-made problems, such as terrorism. Material disruptions of Aeva’s business or information systems resulting from these events could adversely affect its operating results.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the ongoing COVID-19 pandemic, could have an adverse effect on Aeva’s business and operating results. The ongoing COVID-19 pandemic may have the effect of heightening many of the other risks described in this “Risk Factors” section, such as the demand for Aeva’s products, its ability to achieve or maintain profitability and its ability to raise additional capital in the future. Aeva’s corporate headquarters and R&D and current manufacturing and assembly base are located in the San Francisco Bay Area, which currently has a high number of COVID-19 pandemic cases and is a region known for seismic activity. In addition, natural disasters, acts of terrorism or war could cause disruptions in Aeva’s remaining manufacturing operations, Aeva’s or its customers’ or channel partners’ businesses, Aeva’s suppliers’ or the economy as a whole. Aeva also relies on information technology systems to communicate among its workforce and with third parties. Any disruption to Aeva’s communications, whether caused by a natural disaster or by manmade problems, such as power disruptions, could adversely affect its business. Aeva does not have a formal disaster recovery plan or policy in place and does not currently require that its suppliers’ partners have such plans or policies in place. To the extent that any such disruptions result in delays or cancellations of orders or impede its suppliers’ ability to timely deliver product components, or the deployment of its products, Aeva’s business, operating results and financial condition would be adversely affected.

Interruption or failure of Aeva’s information technology and communications systems could impact Aeva’s ability to effectively provide its products and services.

Aeva plans to include services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and functionality. The availability and effectiveness of Aeva’s services depend on the continued operation of information technology and communications systems. Aeva’s systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm Aeva’s systems. Aeva utilizes reputable third-party service providers or vendors for all of its data other than its source code, and these providers could also be vulnerable to harms similar to those that could damage Aeva’s systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of Aeva’s systems will not be fully redundant, and Aeva’s disaster recovery planning cannot account for all eventualities. Any problems with Aeva’s third-party cloud hosting providers could result in lengthy interruptions in Aeva’s business. In addition, Aeva’s services and functionality are highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in Aeva’s business or the failure of its systems.

Aeva is subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software in its LiDAR products and customer data processed by Aeva or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent Aeva from effectively operating its business.

Aeva is at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by Aeva or its third-party vendors or suppliers; facility security systems, owned by Aeva or its third-party vendors or suppliers; in-product technology owned by Aeva or its third-party vendors or suppliers; the integrated software in Aeva’s products; or customer or driver data that Aeva processes or its third-party vendors or suppliers process on its behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of Aeva’s facilities; or affect the performance of in-product technology and the integrated software in Aeva’s products. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although Aeva maintains information technology measures designed to protect itself against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and Aeva cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of Aeva’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect Aeva’s ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its products, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Aeva cannot be sure that the systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If Aeva does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact Aeva’s ability to certify its financial results. Moreover, Aeva’s proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected. If these systems do not operate as Aeva expects them to, Aeva may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm Aeva’s reputation, cause Aeva to breach its contracts with other parties or subject Aeva to regulatory actions or litigation, any of which could materially affect Aeva’s business, prospects, financial condition and operating results. In addition, Aeva’s insurance coverage for cyber-attacks may not be sufficient to cover all the losses it may experience as a result of a cyber-incident.

Aeva may need to raise additional capital in the future in order to execute its business plan, which may not be available on terms acceptable to Aeva, or at all.

In the future, Aeva may require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and it may determine to engage in equity or debt financings or enter into credit facilities for other reasons. In order to further business relationships with current or potential customers or partners, Aeva may issue equity or equity-linked securities to such current or potential customers or partners. Aeva may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If Aeva raises additional funds through the issuance of equity or convertible debt or other equity-linked securities or if it issues equity or equity-linked securities to current or potential customers to further business relationships, its existing stockholders could experience significant dilution. Any debt financing obtained by Aeva in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for Aeva to obtain additional capital and to pursue business opportunities, including potential acquisitions. If Aeva is unable to obtain adequate financing or financing on terms satisfactory to Aeva, when Aeva requires it, Aeva’s ability to continue to grow or support its business and to respond to business challenges could be significantly limited. These same risks will apply to the Post-Combination Company following the Closing of the Business Combination.

Aeva will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

If the Business Combination is completed and Aeva becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Aeva is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Aeva will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and the NYSE. Aeva’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Aeva expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase Aeva’s net loss. For example, Aeva expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Aeva cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Aeva to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

The requirements of being a public company may strain Aeva’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the proposed transaction may be greater than Aeva anticipates.

Aeva may incur significant costs associated with its public company corporate governance and reporting requirements. This may divert the attention of Aeva’s management from other business concerns, which could have a material adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Post-Combination Company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Post-Combination Company will face increased legal, accounting, administrative and other costs and expenses as a public company that Aeva does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Post-Combination Company to carry out activities Aeva has not done previously. For example, the Post-Combination Company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Post-Combination Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Post-Combination Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Post-Combination Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Post-Combination Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Post-Combination Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The Post-Combination Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.

Aeva is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the Post-Combination Company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Aeva as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the Post-Combination Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Post-Combination Company, its business, or its market, or if they change their recommendations regarding the Post-Combination Company’s securities adversely, the price and trading volume of the Post-Combination Company’s securities could decline.

The trading market for the Post-Combination Company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Post-Combination Company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the Post-Combination Company. If no securities or industry analysts commence coverage of the Post-Combination Company, the Post-Combination Company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Post-Combination Company change their recommendation regarding the Post-Combination Company’s shares of common stock adversely, or provide more favorable relative recommendations about the Post-Combination Company’s competitors, the price of the Post-Combination Company’s shares of common stock would likely decline. If any analyst who may cover the Post-Combination Company were to cease coverage of the Post-Combination Company or fail to regularly publish reports on it, the Post-Combination Company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus/consent solicitation statement.

Introduction

InterPrivate is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of Aeva becoming a wholly-owned subsidiary of InterPrivate as a result of Merger Sub, a wholly-owned subsidiary of InterPrivate, merging with and into Aeva, and Aeva surviving the merger as a wholly owned subsidiary of InterPrivate. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). InterPrivate has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

InterPrivate is a blank check company whose purpose is to acquire, through a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more businesses. InterPrivate was incorporated in Delaware on August 16, 2019, as InterPrivate Acquisition Corp. On February 6, 2020, InterPrivate consummated the IPO. The equity sold in the offering consisted of 21,000,000 InterPrivate Units, with each InterPrivate Unit consisting of one share of InterPrivate Common Stock, and one-half of one redeemable InterPrivate Warrant, each whole InterPrivate Warrant entitling the holder thereof to purchase one share of InterPrivate Common Stock at an exercise price of $11.50 per share of InterPrivate Common Stock. The InterPrivate Units were sold at a price of $10.00 per share, generating gross proceeds of $210.0 million. On the same date, InterPrivate issued 555,000 Private Units at a price of $10.00 per Private Unit in a private placement, generating gross proceeds of $5.5 million, with Private Units being identical to the InterPrivate Units sold in the IPO, except that the warrants underlying the Private Units are non-redeemable. On February 10, 2020, InterPrivate consummated the sale of an additional 3.15 million units subject to the underwriters’ over-allotment option at $10.00 per unit, generating gross proceeds of $31.5 million. Simultaneously with the closing of the sale of additional units, InterPrivate consummated the sale of an additional 63,000 Private Units at a price of $10.00 per Private Unit for $0.63 million. Following the closing of the over-allotment option and sale of additional Private Units and Private Warrants, aggregate proceeds of $241.5 million had been placed in InterPrivate’s Trust Account in connection with the IPO and invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of September 30, 2020, there was $243 million held in the Trust Account.

Founded by former Apple engineers Soroush Salehian and Mina Rezk, Aeva began operations in 2017 and is a provider of comprehensive perception solutions developed on silicon photonics technology for mass scale applications in automotive, consumer electronics, consumer health, industrial and security markets.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and year ended December 31, 2019 present pro forma effect to the Business Combination as if it had been completed on January 1, 2019.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of InterPrivate was derived from the unaudited and audited financial statements of InterPrivate as of and for the nine months ended September 30, 2020 and for the period from August 16, 2019 (inception) to December 31, 2019, included elsewhere in this proxy statement/prospectus/consent solicitation statement. The historical financial information of Aeva was derived from the unaudited and audited financial statements of Aeva as of and for the nine months ended September 30, 2020 and for the year ended December 31, 2019, included elsewhere in this proxy statement/prospectus/consent solicitation statement. This information should be read together with InterPrivate and Aeva’s unaudited and audited financial statements and related notes, the sections titled “InterPrivate Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Aeva Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus/consent solicitation statement.

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although InterPrivate will acquire all of the outstanding equity interests of Aeva in the Business Combination, InterPrivate will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Aeva issuing stock for the net assets of InterPrivate, accompanied by a recapitalization. The net assets of InterPrivate will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Aeva.

Aeva has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum conversion scenarios:

•        Aeva has the largest portion of voting rights in the Post-Combination Company;

•        Aeva has the right to appoint majority of the directors in the Post-Combination Company;

•        Aeva’s existing senior management team will comprise senior management of the Post-Combination Company;

•        The operations of the Post-Combination Company will primarily represent operations of Aeva;

•        The Post-Combination Company will assume Aeva’s name and headquarters

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential conversion into cash of InterPrivate Common Stock:

•        Assuming No Conversions:    This presentation assumes that no Public Stockholders of InterPrivate exercise conversion rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Conversions:    This presentation assumes that stockholders holding 23,691,356 shares of InterPrivate Common Stock will exercise their conversion rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Business Combination Agreement provides that consummating the Business Combination is conditioned on InterPrivate having a minimum of $150 million of cash on hand (which is inclusive of any PIPE financing) whether in or outside the Trust Account after giving effect to InterPrivate share conversions. As InterPrivate has received signed subscriptions for PIPE financing of $320 million, the maximum conversion scenario assumes all shares of InterPrivate Common Stock held by the Public Stockholders, except those required to retain $5 million in the Trust Account, will be converted. This scenario gives effect to Public Share conversions of 23,691,356 shares of InterPrivate Common Stock for aggregate conversion payments of $239 million using a per share conversion price slightly higher than $10 per share (due to investment related gains in the Trust Account), along with the balance in the Trust Account, and shares outstanding and subject to conversion.

Description of the Business Combination

The aggregate consideration for the Business Combination will be $1,706 million, payable in the form of shares of the Post-Combination Company’s common stock, restricted stock units or options to purchase common stock.

The following summarizes the consideration in both the minimum conversion and maximum conversion scenarios:

(in thousands, except for share and per share amounts)
Common Stock, RSUs, and stock options at Closing(1)(2)	170,641,857
Options and RSUs	(23,453,751)
Common shares transferred at Closing	147,188,106
Value per share(3)	$10.00
Total Share Consideration	$1,471,881

____________

(1)      The number in the table above includes approximately 23,453,751 shares of Post-Combination Company common stock underlying rollover Aeva Options and Aeva RSUs that do not represent legally outstanding shares of Post-Combination Company common stock at Closing.

(2)      Represents the number of shares of Post-Combination Company common stock equal to the Aeva Company Value plus the aggregate exercise price of all outstanding Aeva Options (whether or not vested).

(3)      Share Consideration is calculated using a $10.00 reference price. Actual total Share Consideration will be dependent on the value of common stock at closing.

The following summarizes the pro forma common stock outstanding under the two conversion scenarios:

	Assuming No Conversions (Shares)%		Assuming Maximum Conversions (Shares)%
Aeva	170,641,857		170,641,857
Options and RSUs(1)	(23,453,751)		(23,453,751)
Aeva – common shares transferred at Closing(1)	147,188,106	71.3%	147,188,106	80.6%
Public Shares	24,150,000	11.7%	458,644	0.2%
Shares held by Sponsor/Representative(2)	6,905,500	3.3%	6,905,500	3.8%
PIPE	28,168,478	13.7%	28,168,478	15.4%
Pro Forma common stock outstanding at September 30, 2020	206,412,084		182,720,728

____________

(1)      The number of outstanding shares in the table above excludes approximately 23,453,751 shares of Post-Combination Company common stock underlying rollover Aeva Options and Aeva RSUs that do not represent legally outstanding shares of Post-Combination Company common stock at Closing.

(2)      Includes an aggregate of 366,919 shares of InterPrivate Common Stock held by EarlyBirdCapital’s designees.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 are based on the historical financial statements of InterPrivate and Aeva. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(in thousands)

			Assuming No Conversions			Assuming Maximum Conversions
	As of September 30, 2020		Transaction Accounting Adjustments		As of September 30, 2020	Transaction Accounting Adjustments		As of September 30, 2020
	Aeva (Historical)	InterPrivate (Historical)			Pro Forma Combined			Pro Forma Combined
ASSETS
Cash and cash equivalents	$31,372	$325	$320,000	(A)	$542,817	$(238,505)	(K)	$304,312
			243,123	(B)
			(120)	(D)
			(83)	(E)
			(51,800)	(J)
Inventories	819		—		819	—		819
Other current assets	2,878	62	—		2,940	—		2,940
Total current assets	35,069	387	511,120		546,576	(238,505)		308,071
Marketable securities held in Trust Account		243,123	(243,123)	(B)	—			—
Property, plant and equipment, net	1,666	—	—		1,666			1,666
Other noncurrent assets	64	—	—		64	—		64
TOTAL ASSETS	$36,799	$243,510	$267,997		$548,306	$(238,505)		$309,801

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	611	—	—		611	—		611
Accrued liabilities	342	120	(120)	(D)	342	—		342
Accrued employee costs	571				571	—		571
Income taxes payable		83	(83)	(E)	—	—		—
Other current liabilities	324	—			324	—		324
Total current liabilities	1,848	203	(203)		1,848	—		1,848
Other noncurrent liabilities	52	—	—		52	—		52
Total liabilities	1,900	203	(203)		1,900	—		1,900

Common stock subject to possible redemption	—	238,307	(238,307)	(G)	—	—		—
Preferred stock	79,204	—	(79,204)	(F)	—	—		—

Stockholders’ equity (deficit):
Common stock	9	1	3	(A)	21	(2)	(K)	19
			8	(F)
			2	(G)
			(2)	(I)
Additional paid-in capital	7,757	4,088	319,997	(A)	601,098	(238,503)	(K)	362,595
			911	(C)
			79,196	(F)
			238,305	(G)
			1,242	(H)
			(50,400)	(J)
			2	(I)
Retained earnings/(accumulated deficit)	(52,071)	911	(911)	(C)	(54,713)	—		(54,713)
			(1,242)	(H)
			(1,400)	(J)
Total stockholders’ equity (deficit)	(44,305)	5,000	585,711		546,406	(238,505)		307,901
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$36,799	$243,510	$267,997		$548,306	$(238,505)		$309,801

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(in thousands, except share and per share data)

			Assuming No Conversions and Maximum Conversions
	For the Nine Months Ended September 30, 2020		Transaction Accounting Adjustments		For the Nine Months Ended September 30, 2020
	Aeva (Historical)	InterPrivate (Historical)			Pro Forma Combined
Revenue	$4,111	$—	$—		$4,111
Cost of revenue	2,191	—	—		2,191
Gross profit	1,920	—	—		1,920
Research and development expenses	14,283	—	—		14,283
General and administrative expenses	3,339	628	—		3,967
Selling and marketing expenses	1,027	—	—		1,027
Operating loss	(16,729)	(628)	—		(17,357)
Interest income	(194)	(1,782)	1,782	(CC)	(194)
Other expense	22	—	—		22
Income (loss) before income taxes	(16,557)	1,154	(1,782)		(17,185)
Income taxes	—	242	(242)	(DD)	—
Net income (loss) attributable to common stockholders	$(16,557)	$912	$(1,540)		$(17,185)
		Assuming No Conversions
Weighted average shares outstanding – Common stock	6,765,922	206,412,084
Net loss per share attributable to common stockholders – basic and diluted	$(2.45)	(0.08)
		Assuming Maximum Conversions
Weighted average shares outstanding – Common stock	6,765,922	182,720,728
Net loss per share attributable to common stockholders – basic and diluted	$(2.45)	(0.09)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR YEAR ENDED DECEMBER 31, 2019

(in thousands, except share and per share data)

			Assuming No Conversions & Maximum Conversions
	For the Year Ended December 31, 2019		Transaction Accounting Adjustments		For the Year Ended December 31, 2019
	Aeva (Historical)	InterPrivate (Historical)			Pro Forma Combined
Revenue	$1,384	$—	$—		$1,384
Cost of revenue	815	—			815
Gross profit	569	—	—		569
Research and development expenses	15,406	—	605	(AA)	16,011
General and administrative expenses	4,290	1	636	(AA)	6,327
			1,400	(BB)
Selling and marketing expenses	966	—	—		966
Operating loss	(20,093)	(1)	(2,641)		(22,735)
Interest income	(516)	—	—		(516)
Other expense	17	—	—		17
Loss before income taxes	(19,594)	(1)	(2,641)		(22,236)
Income taxes	—	—	—		—
Net loss attributable to common stockholders	$(19,594)	$(1)	$(2,641)		$(22,236)
			Assuming No Conversions
Weighted average shares outstanding – Common stock	5,055,170		206,412,084
Net loss per share attributable to common stockholders – basic and diluted	$(3.88)	$	$(0.11)
			Assuming Maximum Conversions
Weighted average shares outstanding – Common stock	5,055,170		182,720,728
Net loss per share attributable to common stockholders – basic and diluted	$(3.88)	$	$(0.12)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Aeva has been determined to be the accounting acquirer, primarily due to the fact that Aeva Stockholders will continue to control the Post-Combination Company. Under this method of accounting, although InterPrivate will acquire all of the outstanding equity interests of Aeva in the Business Combination, InterPrivate will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Aeva issuing stock for the net assets of InterPrivate, accompanied by a recapitalization. The net assets of InterPrivate will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Aeva.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination occurred on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 present pro forma effect to the Business Combination as if it had been completed on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•        InterPrivate’s unaudited balance sheet as of September 30, 2020 and the related notes as of September 30, 2020, included elsewhere in this proxy statement/prospectus/consent solicitation statement;

•        Aeva’s unaudited balance sheet as of September 30, 2020 and the related notes as of September 30, 2020, included elsewhere in this proxy statement/prospectus/consent solicitation statement.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•        InterPrivate’s unaudited statement of operations for the nine months ended September 30, 2020 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation statement; and

•        Aeva’s unaudited statement of operations for the nine months ended September 30, 2020 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•        InterPrivate’s audited statement of operations for the period from August 16, 2019 (inception) to December 31, 2019 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation statement; and

•        Aeva’s audited statement of operations for the twelve months ended December 31, 2019 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that InterPrivate believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. InterPrivate believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of InterPrivate and Aeva.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). InterPrivate has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under GAAP. Aeva and InterPrivate have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:

(A)    Represents the gross proceeds, from the private placement of 28,168,478 shares of InterPrivate Common Stock at $10.00 to $16.00 per share pursuant to the PIPEs.

(B)    Reflects the reclassification of $243 million of cash and cash equivalents held in InterPrivate’s Trust Account at the balance sheet date that becomes available to fund the Business Combination.

(C)    Reflects the elimination of InterPrivate’s historical accumulated deficit.

(D)    Reflects the settlement of InterPrivate’s historical accrued liabilities that will be settled at Closing of the Business Combination.

(E)    Reflects the settlement of InterPrivate’s income tax payable that will be settled at Closing of the Business Combination.

(F)    Reflects the conversion of the Aeva Preferred Stock into Aeva Common Stock in accordance with the Business Combination Agreement.

(G)    Reflects the reclassification of approximately $238 million of InterPrivate Common Stock subject to possible redemption to permanent equity.

(H)    Reflects the acceleration of certain Aeva stock-based compensation awards that vest upon the Closing of the Business Combination.

(I)     Represents recapitalization of Aeva equity and issuance of 147,188,106 of the Post-Combination Company’s common stock to Aeva equity holders as consideration for the reverse recapitalization.

(J)     Represents preliminary estimated transaction costs incurred as part of the Business Combination totaling $52 million, consisting of (i) approximately $16 million of placement agent fees and related expenses payable to the placement agents upon the closing of the PIPE transaction, (ii) financial and transaction advisory fees of approximately $16 million payable upon consummation of the Business Combination, (iii) a fee of approximately $8.5 million payable to EarlyBirdCapital under the business combination marketing agreement that InterPrivate entered into with EarlyBirdCapital in connection with the IPO (see “InterPrivate Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations”), and (iv) printing, legal, accounting and other fees of $11.5 million. $50 million has been recorded as a reduction to additional paid-in capital and the remainder as an increase to accumulated deficit.

(K)    Reflects the maximum conversion of 23,691,356 Public Shares for aggregate conversion payments of $239 million allocated to InterPrivate Common Stock and additional paid-in capital using par value $0.0001 per share and at a conversion price of $10.07 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2020 and year ended December 31, 2019 are as follows:

(AA) Reflects stock compensation expense related to certain Aeva stock-based compensation awards that vest upon transaction close. The expense is reflected as if incurred on January 1, 2019, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations.

(BB) Reflects the estimated transaction costs for Aeva in the statement of operations, for the year ended December 31, 2019. No transaction costs were expensed in the historical Aeva statement of operations for the nine months ended September 30, 2020. Business Combination costs are reflected as if incurred on January 1, 2019, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(CC) Reflects elimination of interest income on the Trust Account.

(DD) Reflects elimination of income tax expense as a result of elimination of the Trust Account income (noted in footnote CC).

4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination and related proposed equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are converted, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of conversion into cash of InterPrivate Common Stock for the nine months ended September 30, 2020 and for the year ended December 31, 2019:

	For the nine months ended September 30, 2020		For the year ended December 31, 2019
(in thousands, except share and per share data)	Assuming No Conversions	Assuming Maximum Conversions	Assuming No Conversions	Assuming Maximum Conversions
Pro forma net loss	(17,185)	(17,185)	(22,236)	(22,236)
Weighted average shares outstanding of common stock(1)	206,412,084	182,720,728	206,412,084	182,720,728
Net loss per share (Basic and Diluted) attributable to Common stockholders(2)	$(0.08)	$(0.09)	$(0.11)	$(0.12)

____________

(1)      Refer to calculation included in section “The Business Combination Agreement — Conversion of Securities”.

(2)      For the purposes of calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO and the private placement are exchanged to common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share.

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for InterPrivate and Aeva and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming two conversion scenarios as follows:

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2020. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if they had occurred on January 1, 2019.

This information is only a summary and should be read together with the summary historical financial information summary included elsewhere in this proxy statement/prospectus/consent solicitation statement, and the historical financial statements of InterPrivate and Aeva and related notes. The unaudited pro forma combined per share information of InterPrivate and Aeva is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of InterPrivate and Aeva would have been had the companies been combined during the periods presented.

•        Assuming No Conversions:    This presentation assumes that no Public Stockholders of InterPrivate exercise conversion rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Conversions:    This presentation assumes that stockholders holding 23,691,356 shares of InterPrivate Common Stock will exercise their conversion rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Business Combination Agreement provides that consummating the Business Combination is conditioned on InterPrivate having a minimum of $150 million of cash on hand (which is inclusive of any PIPE financing) whether in or outside the Trust Account after giving effect to InterPrivate share conversions. As InterPrivate has received signed subscriptions for PIPE financing of $320 million, the maximum conversion scenario assumes all shares of InterPrivate Common Stock held by the Public Stockholders, except those required to retain $5 million in the Trust Account, will be converted. This scenario gives effect to Public Share conversions of 23,691,356 shares of InterPrivate Common Stock for aggregate redemption payments of $239 million using a per share redemption price slightly higher than $10 per share (due to investment related gains in the Trust Account), along with the balance in the Trust Account, and shares outstanding and subject to conversion.

			Combined Pro Forma		Aeva Equivalent Per Share Pro Forma(2)
	Aeva (Historical)	InterPrivate (Historical)	Assuming No Conversions	Assuming Maximum Conversions	Assuming No Conversions	Assuming Maximum Conversions
As of and for the Quarter ended September 30, 2020(3)
Book Value per share(1)	$(6.55)	$0.70	$2.65	$1.69	$24.11	15.37
Weighted averages shares outstanding – basic and diluted	6,765,922
Net loss per share – basic and diluted	$(2.45)
Weighted average shares outstanding of common share – basic and diluted		7,164,018	206,412,084	182,720,728
Net loss per share of common share – basic and diluted		$(0.07)	$(0.08)	$(0.09)	$(0.76)	(0.86)

As of and for the Year ended December 31, 2019
Weighted averages shares outstanding – basic and diluted	5,055,170
Net loss per share – basic and diluted	$(3.88)
Weighted average shares outstanding of common share – basic and diluted		6,337,784	206,412,084	182,720,728
Net income per share of common share – basic and diluted		$—
Net loss per share of common stock – basic and diluted			$(0.11)	$(0.12)	$(0.98)	$(1.11)

____________

(1)      Book value per share = Total equity excluding preferred shares/shares outstanding

(2)      The equivalent pro forma basic and diluted per share data for Aeva is calculated by multiplying the combined pro forma per share data by the 9.096 Exchange Ratio.

(3)      No cash dividends were declared during the periods presented.

AEVA’S SOLICITATION OF WRITTEN CONSENTS

This section contains information for Aeva Stockholders regarding the solicitation of written consents to approve and adopt the Business Combination Agreement and the Business Combination by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

Purpose of the Consent Solicitation; Recommendation of the Aeva Board of Directors

The Aeva Board of Directors is providing this proxy statement/prospectus/consent solicitation statement to Aeva Stockholders. Aeva Stockholders are being asked to approve and adopt the Business Combination Agreement and the Business Combination (the “Aeva Business Combination Proposal”) by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement. The holders of Aeva’s Preferred Stock are also being asked to approve the conversion of all outstanding shares of Aeva’s Preferred Stock into shares of Aeva Common Stock immediately prior to the Effective Time (the “Aeva Conversion”).

After consideration, the Aeva Board of Directors has unanimously approved and declared that the Business Combination Agreement and the Business Combination are advisable and in the best interests of Aeva and the Aeva Stockholders.

Aeva Stockholders Entitled to Consent

Only Aeva Stockholders of record holding shares of Aeva Capital Stock as of the close of business on February 5, 2021 (the “Aeva Record Date”), will be entitled to execute and deliver a written consent. As of the close of the Aeva Record Date, there were 8,090,098 shares of Aeva Common Stock issued and outstanding and 8,606,780 shares of Aeva Preferred Stock issued and outstanding, consisting of 3,198,556 shares of Aeva Series Seed Preferred Stock, 2,851,057 shares of Aeva Series A Preferred Stock, 1,032,888 shares of Aeva Series A-1 Preferred Stock and 1,524,279 shares of Aeva Series B Preferred Stock, in each case entitled to execute and deliver written consents with respect to the Aeva Business Combination Proposal. Each holder of Aeva Common Stock is entitled to one vote for each share of Aeva Common Stock held by such holder as of the Aeva Record Date. Each holder of Aeva Preferred Stock is entitled to a number of votes equal to the number of shares of Aeva Common Stock into which the shares of Aeva Preferred Stock held by such holder would be converted if such Aeva Preferred Stock were converted into Aeva Common Stock as of the Aeva Record Date.

Written Consents; Required Written Consents

The approval of the Aeva Business Combination Proposal requires the affirmative vote or consent of the holders of at least (i) a majority of the outstanding shares of Aeva Common Stock and Aeva Preferred Stock voting together on an as-converted basis, (ii) two-thirds (2/3) of the outstanding shares of Aeva Preferred Stock, voting as a separate class, and (iii) a majority of the outstanding shares of the Aeva Common Stock, voting as a separate class. The approval of the Aeva Conversion requires the affirmative vote or consent of the holders of least two-thirds (2/3) of the outstanding shares of Aeva Preferred Stock.

Concurrently with the execution of the Business Combination Agreement, InterPrivate and the Key Aeva Stockholders entered into the Stockholder Support Agreement, which provides, among other things, that following the Registration Statement being declared effective by the SEC, each Key Aeva Stockholder will, within 24 hours after Aeva’s request, execute and deliver a written consent with respect to the outstanding shares of Aeva Common Stock and Aeva Preferred Stock held by such Key Aeva Stockholder approving and adopting the Business Combination Agreement and the Business Combination. The Business Combination Agreement provides that InterPrivate may terminate the Business Combination Agreement if Aeva fails to deliver the written consent to InterPrivate within two business days after the Registration Statement is declared effective by the SEC. The Key Aeva Stockholders that own shares of Aeva Preferred Stock have also agreed to approve the Aeva Conversion as part of their written consent. The shares of Aeva Capital Stock that are owned by the Key Aeva Stockholders and subject to the Support Agreement represent approximately 95% of the outstanding shares of Aeva Common Stock, approximately 74% of the outstanding shares of Aeva Preferred Stock and approximately 84% of the outstanding voting power of Aeva Capital Stock, on an as-converted basis, in each case, as of the Aeva Record Date. The Key Aeva Stockholders therefore hold a sufficient number of shares of Aeva Capital Stock to approve the Business Combination without the vote of any other Aeva stockholder.

Interests of Certain Persons in the Business Combination

In considering whether to adopt and approve the Business Combination Agreement and the Business Combination by executing and delivering the written consent, Aeva Stockholders should be aware that aside from their interests as stockholders of Aeva, Aeva’s officers and members of the Aeva Board of Directors have interests in the Business Combination that are different from, or in addition to, those of other Aeva Stockholders generally. Aeva Stockholders should take these interests into account in deciding whether to adopt and approve the Business Combination Agreement and the Business Combination. For additional information please see the section entitled “The Business Combination — Interests of Aeva’s Directors and Executive Officers in the Business Combination” beginning on page 114 of this proxy statement/prospectus/consent solicitation statement.

Submission of Written Consents

You may consent to the Aeva Business Combination Proposal with respect to your shares of Aeva Capital Stock (and the Aeva Conversion with respect to your shares of Aeva Preferred Stock) by completing, dating and signing the written consent enclosed with this proxy statement/prospectus/consent solicitation statement and returning it to Aeva by the Aeva Consent Deadline (as defined below).

If you hold shares of Aeva Capital Stock as of the close of business on the Aeva Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Aeva. Once you have completed, dated and signed the written consent, you may deliver it to Aeva by emailing a .pdf copy to eproxy@mediantonline.com or by mailing your written consent to Aeva’s consent solicitor, Mediant Communications Inc., 400 Regency Forest Drive — Suite 200, Cary, NC 27518.

The Aeva Board of Directors has set 12:00 noon, New York time, on March 11, 2021 as the deadline for receipt of written consents from Aeva Stockholders. Aeva reserves the right to extend the final date for receipt of written consents beyond such date (such consent deadline, as may be extended by Aeva, the “Aeva Consent Deadline”). Any such extension may be made without notice to Aeva Stockholders. Once a sufficient number of consents to adopt the Business Combination Agreement has been received, the consent solicitation will conclude. As described in the section entitled “Aeva Appraisal Rights” beginning on page 258 of this proxy statement/prospectus/consent solicitation statement, the delivery of a signed and dated written consent adopting the Business Combination Agreement, or delivery of a signed and dated written consent without indicating a decision on the Aeva Business Combination Proposal, will result in a loss of appraisal rights under Section 262 of the DGCL.

Aeva Stockholders should not send stock certificates with their written consents. After the transaction is completed, a letter of transmittal and written instructions for the surrender of Aeva stock certificates or electronic certificates, as applicable, will be mailed to Aeva Stockholders. Do not send in your certificates now.

Executing Written Consents; Revocation of Written Consents

You may execute a written consent to approve the Aeva Business Combination Proposal (which is equivalent to a vote “FOR” such proposal), or disapprove, or abstain from consenting with respect to, the Aeva Business Combination Proposal (which is equivalent to a vote “AGAINST” such proposal). If you do not execute and return your written consent, or otherwise withhold your written consent, it will have the same effect as voting “AGAINST” the Aeva Business Combination Proposal. If you are a record holder of shares of Aeva Common Stock and/or Aeva Preferred Stock and you return a signed written consent without indicating your decision on the Aeva Business Combination Proposal, you will have given your consent to approve such proposal.

Your consent to the Aeva Business Combination Proposal may be changed or revoked at any time before the Aeva Consent Deadline; however, such change or revocation is not expected to have any effect on the approval of the Aeva Business Combination Proposal, as the delivery of the written consent contemplated by the Support Agreement will constitute the Aeva Stockholder approval required to approve the Aeva Business Combination Proposal at the time of such delivery. If you wish to change or revoke your consent before the Aeva Consent Deadline, you may do so by sending a new written consent with a later date or by delivering a notice of revocation, in either case by emailing a .pdf copy to eproxy@mediantonline.com or by mailing your written consent to Aeva’s consent solicitor, Median Communications Inc., 400 Regency Forest Drive — Suite 200, Cary, NC 27518.

Due to the obligations of the Key Aeva Stockholders under the Support Agreement, a failure of any other Aeva Stockholder to deliver a written consent, or any change or revocation of a previously delivered written consent by any other Aeva Stockholder, is not expected to have any effect on the approval of the Aeva Business Combination Proposal.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by Aeva. Officers and employees of Aeva may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

THE SPECIAL MEETING OF INTERPRIVATE STOCKHOLDERS

The InterPrivate Special Meeting

InterPrivate is furnishing this proxy statement/prospectus/consent solicitation statement to you as part of the solicitation of proxies by its board of directors for use at the special meeting in lieu of the 2021 annual meeting of stockholders to be held on March 11, 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus/consent solicitation statement is first being mailed on or about February 16, 2021 to all InterPrivate stockholders of record as of January 25, 2021, the record date for the special meeting. This proxy statement/prospectus/consent solicitation statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the special meeting will be held via live webcast at https://www.cstproxy.com/ipvspac/2021, on March 11, 2021, at 11:00 a.m. Eastern Time, or such other date, time and place to which such special meeting may be adjourned or postponed. The special meeting can be accessed by visiting https://www.cstproxy.com/ipvspac/2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the special meeting by dialing (877) 770-3647 (toll-free within the U.S. and Canada) or (312) 780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 21217225#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the special meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the transfer agent, Continental Stock Transfer & Trust Company, at (917) 262-2373 or by e-mail at proxy@continentalstock.com.

Purpose of the Special Meeting

At the InterPrivate special meeting of stockholders, InterPrivate will ask the InterPrivate stockholders to vote in favor of the following proposals:

•        The Business Combination Proposal — a proposal to approve the adoption of the Business Combination Agreement and the Business Combination (Proposal No. 1).

•        The Charter Amendment Proposal — a proposal to adopt the proposed second amended and restated certificate of incorporation of InterPrivate attached as Annex B to this proxy statement/prospectus/consent solicitation statement (Proposal No. 2).

•        The Governance Proposals — to approve, on a non-binding advisory basis, separate governance proposals relating to certain material differences between InterPrivate’s current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation (Proposal Nos. 3A-3H).

•        The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of InterPrivate following the closing of the Business Combination (Proposal No. 4).

•        The Incentive Award Plan Proposal — a proposal to approve and adopt the incentive award plan established to be effective after the Closing of the Business Combination (Proposal No. 5).

•        The NYSE Proposal — a proposal to issue InterPrivate Common Stock to the Aeva Stockholders in the Merger pursuant to the Business Combination Agreement and to the investors in the PIPEs (Proposal No. 6).

•        The Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or Public Stockholders have elected to convert an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied (Proposal No. 7).

Recommendation of the InterPrivate Board of Directors

InterPrivate’s board of directors believes that each of the proposals to be presented at the special meeting of stockholders is in the best interests of InterPrivate and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of InterPrivate’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of InterPrivate’s board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership of the Sponsor, which is controlled by Ahmed M. Fattouh, InterPrivate’s Chairman and Chief Executive Officer, of an aggregate of 6,789,121 shares of InterPrivate Common Stock, consisting of:

•        6,037,500 Founder Shares purchased by the Sponsor for an aggregate price of $25,000; and

•        501,081 Private Shares and 250,540 shares of InterPrivate Common Stock underlying Private Warrants, which together comprise the 501,081 Private Units purchased by the Sponsor at $10.00 per unit for an aggregate purchase price of approximately $5.0 million;

all of which shares and warrants would become worthless if InterPrivate does not complete a business combination within the applicable time period, as the Sponsor has waived any right to conversion with respect to these shares. Such shares and warrants have an aggregate market value of approximately $96.5 million and $927,000, respectively, based on the closing price of InterPrivate Common Stock of $14.76 and the closing price of InterPrivate Warrants of $3.70 on the NYSE on January 29, 2021, the most recent practicable date;

•        the economic interests in the Sponsor held by certain of InterPrivate’s officers and directors, which gives them an indirect pecuniary interest in the shares of InterPrivate Common Stock and InterPrivate Warrants held by the Sponsor, and which interests would also become worthless if InterPrivate does not complete a business combination within the applicable time period, including the following:

•        in exchange for serving on InterPrivate’s board of directors, each of InterPrivate’s independent directors (Mr. Cinquegrana, Mr. Harris and Mr. Luckett) received an economic interest in the Sponsor equivalent to 30,000 shares of InterPrivate Common Stock, which would have a market value of approximately $443,000 based on the closing price of InterPrivate Common Stock of $14.76 on the NYSE on January 29, 2021, the most recent practicable date; and

•        Mr. Harris and Mr. Luckett made investments in the equity of the Sponsor in the amount of $250,000 and $50,000, respectively, which gives Mr. Harris an economic interest in the Sponsor equivalent to an additional 100,000 shares of InterPrivate Common Stock and 12,500 InterPrivate Warrants, which would have a market value of approximately $1.5 million and $46,000, respectively, and which gives Mr. Luckett an economic interest in the Sponsor equivalent to an additional 20,000 shares of InterPrivate Common Stock and 2,500 InterPrivate Warrants, which would have a market value of approximately $295,000 and $9,250, respectively, in each case based on the closing price of InterPrivate Common Stock of $14.76 and the closing price of InterPrivate Warrants of $3.70 on the NYSE on January 29, 2021, the most recent practicable date;

•        the interest of Alan Pinto, InterPrivate’s Senior Vice President, who serves as a FINRA registered representative of Emerson Equity LLC and has an arrangement to receive approximately $900,000 of the $1.0 million transaction success fee InterPrivate expects to pay to Emerson Equity LLC in connection with the Closing of the Business Combination;

•        the anticipated continuation of Ahmed M. Fattouh, InterPrivate’s Chairman and Chief Executive Officer, as a director of the Post-Combination Company following the Closing;

•        InterPrivate’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on InterPrivate’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; and

•        the continued indemnification of current directors and officers of InterPrivate and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of InterPrivate Common Stock at the close of business on January 25, 2021, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of InterPrivate Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 31,055,500 shares of InterPrivate Common Stock outstanding, of which 6,538,581 are Founder Shares or Private Shares held by the Sponsor.

The Sponsor, InterPrivate’s directors and officers and EarlyBirdCapital have agreed to vote all of their Founder Shares, Representative Shares, Private Shares and any Public Shares acquired by them in favor of the Business Combination Proposal. The issued and outstanding InterPrivate Warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

Each share of InterPrivate Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of InterPrivate Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of InterPrivate Common Stock at the special meeting of stockholders:

•        Voting by Mail.    You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of InterPrivate Common Stock will be voted as recommended by InterPrivate’s board of directors. InterPrivate encourages you to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting.

•        Voting at the Special Meeting via the Virtual Meeting Platform.    You can attend the special meeting and vote in person via the virtual meeting platform. The special meeting can be accessed by visiting https://www.cstproxy.com/ipvspac/2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the special meeting by dialing (877) 770-3647 (toll-free within the U.S. and Canada) or (312) 780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 21217225#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the special meeting by means of remote communication. If your shares of InterPrivate Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. Please have your control number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the transfer agent.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of InterPrivate Common Stock, you may contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: IPV.info@investor.morrowsodali.com

Quorum and Vote Required for the InterPrivate Proposals

A quorum of InterPrivate’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the InterPrivate Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, Governance Proposals, Incentive Award Plan Proposal, NYSE Proposal and Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of the then outstanding shares of InterPrivate Common Stock present and entitled to vote at the special meeting.

The approval of the Charter Amendment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of all then outstanding shares of InterPrivate Common Stock entitled to vote thereon at the special meeting.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of InterPrivate Common Stock entitled to vote and actually cast thereon at the special meeting.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. InterPrivate believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions will be counted for purposes of determining the presence of a quorum at the special meeting of InterPrivate stockholders. For purposes of approval, abstentions will have the same effect as a vote “against” the Charter Amendment Proposal, the Governance Proposals, the Business Combination Proposal, the Incentive Award Plan Proposal, the NYSE Proposal and the Adjournment Proposal, if presented. For the Election of Directors Proposal, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a broker non-vote or a direction to withhold authority) will not be counted in the nominee’s favor. Broker non-votes will have the same effect as a vote “against” the Charter Amendment Proposal and will have no effect on the remaining InterPrivate Proposals.

Revocability of Proxies

If you are a stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify InterPrivate’s secretary in writing before the annual meeting that you have revoked your proxy; or

•        you may attend the special meeting virtually and submit a ballot through the virtual meeting platform during the special meeting, as indicated above.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote.

Conversion Rights

Any holder of Public Shares may demand that InterPrivate convert such shares into cash in connection with the Business Combination at the applicable conversion price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to InterPrivate to pay its franchise and income tax obligations, by (b) the total number of shares of InterPrivate Common Stock included as part of the InterPrivate Units issued in the IPO. However, InterPrivate will not convert any Public Shares to the extent that such conversion would result in InterPrivate having net tangible assets of less than $5,000,001 upon consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $243.1 million as of September 30, 2020, the estimated per share conversion price would have been approximately $10.07.

Holders of Public Shares are not required to affirmatively vote on the Business Combination Proposal or be holders of Public Shares on the record date in order to exercise conversion rights with respect to such Public Shares. If a holder exercises its conversion rights and the Business Combination is consummated, then InterPrivate will convert such holder’s Public Shares into a pro rata portion of funds deposited in the Trust Account and such holder will no longer own these shares following the Business Combination.

The Sponsor and InterPrivate’s officers and directors will not have conversion rights with respect to any shares of InterPrivate Common Stock owned by them, directly or indirectly.

InterPrivate stockholders who seek to have their Public Shares converted must deliver their shares, either physically or electronically using DTC’s DWAC System, to Continental Stock Transfer & Trust Company, InterPrivate’s transfer agent, no later than two (2) business days prior to the special meeting at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

If you hold the Public Shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the converting InterPrivate stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their Public Shares. Stockholders seeking to exercise their conversion rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is InterPrivate’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, InterPrivate does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be converted.

Any request to have such Public Shares converted, once made, may be withdrawn at any time prior to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically). You may make such request by contacting InterPrivate’s transfer agent at the phone number or address listed above.

If the Business Combination is not approved or completed for any reason, then InterPrivate’s Public Stockholders who elected to exercise their conversion rights will not be entitled to have their Public Shares converted. In such case, InterPrivate will promptly return any shares delivered by Public Stockholders.

The closing price of the InterPrivate Common Stock on January 25, 2021, the record date, was $15.71. The cash held in the trust account on such date was approximately $243.1 million ($10.07 per Public Share), less taxes payable. Prior to exercising conversion rights, stockholders should verify the market price of InterPrivate Common Stock as they may receive higher proceeds from the sale of their InterPrivate Common Stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. InterPrivate cannot assure its stockholders that they will be able to sell their InterPrivate Common Stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If you exercise your conversion rights, your shares of InterPrivate Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to InterPrivate to pay its franchise and income tax obligations. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand conversion.

If the Business Combination Proposal is not approved and InterPrivate does not consummate an initial business combination by November 6, 2021 or obtain the approval of InterPrivate stockholders to extend the deadline for InterPrivate to consummate an initial business combination, it will be required to dissolve and liquidate and the InterPrivate Warrants will expire worthless.

Redemption rights are not available to holders of InterPrivate Warrants in connection with the Business Combination.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of InterPrivate Common Stock or InterPrivate Warrants in connection with the Business Combination.

Solicitation of Proxies

InterPrivate will pay the cost of soliciting proxies for the special meeting. InterPrivate has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. InterPrivate has agreed to pay Morrow Sodali LLC a fee of $30,000. InterPrivate will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. InterPrivate also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of InterPrivate Common Stock for their expenses in forwarding soliciting materials to beneficial owners of InterPrivate Common Stock and in obtaining voting instructions from those owners. InterPrivate’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the record date, the Sponsor beneficially owned an aggregate of approximately 21.1% of the outstanding shares of InterPrivate Common Stock. The Sponsor has agreed to vote all of its Founder Shares, Private Shares and any Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus/consent solicitation statement, the Sponsor has not acquired any Public Shares.

PROPOSALS TO BE CONSIDERED BY INTERPRIVATE’S STOCKHOLDERS
PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION

The Background of the Business Combination

InterPrivate is a blank check company that was incorporated in Delaware on August 16, 2019, formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of our management team and the InterPrivate board of directors. The terms of the Business Combination were the result of extensive arm’s-length negotiations between InterPrivate’s management team, in consultation with its board of directors and financial and legal advisors, the Sponsor, and representatives of Aeva, in consultation with Aeva’s financial and legal advisors.

Aeva’s management team and board of directors, together with its financial and legal advisors, reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among other things, capital markets transactions and possible acquisitions.

The following is a brief description of the background of these negotiations, the Business Combination and related transactions. The following does not purport to catalogue every conversation among representatives of InterPrivate, Aeva and other parties.

On February 10, 2020, InterPrivate consummated its IPO of 24,150,000 InterPrivate Units (after giving effect to the exercise of the underwriter’s over-allotment option) at an offering price of $10.00 per Unit, with each Unit consisting of one share of InterPrivate Common Stock and one-half of one InterPrivate Warrant, resulting in gross proceeds of $241.5 million (before underwriting discounts and commissions and offering expenses).

Prior to the consummation of the IPO, the Sponsor purchased 6,037,500 shares of InterPrivate Common Stock (after various adjustments) for an aggregate purchase price of $25,000, or approximately $0.004 per share. Simultaneously with the consummation of the IPO, InterPrivate sold 501,081 and 116,919 InterPrivate Units in a private placement transaction at a purchase price of $10.00 per Unit to the Sponsor and to the underwriter for the IPO, respectively. As a result of this transaction and after giving effect to the exercise of the underwriter’s over-allotment option, InterPrivate sold a total of 618,000 Private Units to the Sponsor and underwriter, resulting in gross proceeds to InterPrivate of approximately $6,180,000. Each Private Unit sold in the private placement is identical to the InterPrivate Units sold in the IPO, except that the InterPrivate Warrants included in the Private Units: (i) will not be redeemable by us and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees.

Prior to the consummation of the IPO, neither InterPrivate, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with InterPrivate.

Our efforts to identify a prospective target business was not limited to a particular industry or geographic region. InterPrivate’s management considered a variety of factors in evaluating prospective target businesses, including, but not limited to, the following:

•        financial condition and results of operation;

•        growth potential;

•        brand recognition and potential;

•        experience and skill of management and availability of additional personnel;

•        capital requirements;

•        competitive position;

•        barriers to entry;

•        stage of development of the products, processes or services;

•        existing distribution and potential for expansion;

•        degree of current or potential market acceptance of the products, processes or services;

•        proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;

•        impact of regulation on the business;

•        regulatory environment of the industry;

•        costs associated with effecting the business combination;

•        industry leadership, sustainability of market share and attractiveness of market industries in which a target business participates; and

•        macro competitive dynamics in the industry within which the company competes.

After our IPO, InterPrivate’s officers and directors commenced an active search for prospective businesses or assets to acquire in an initial business combination. Representatives of InterPrivate were contacted by, and representatives of InterPrivate contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. InterPrivate’s officers and directors and their affiliates also brought to InterPrivate’s attention target business candidates.

During that period, InterPrivate’s officers:

•        developed a list of more than 100 of potential acquisition candidates;

•        entered into non-disclosure agreements with approximately 39 target companies;

•        had in person, telephonic or email discussions with approximately 50 of those companies, of which approximately 20 were actively pursued (including Aeva) by engaging in significant due diligence and detailed discussions directly with the senior executives and/or shareholders; and

•        submitted indications of interest or letters of intent to eight acquisition candidates (including Aeva).

During this period, InterPrivate had at least 15 meetings with its board of directors to discuss potential targets.

The potential targets that InterPrivate actively pursued covered a variety of industries, including electric vehicle technology solutions, additive manufacturing technology, consumer apparel, electrification solutions, artificial intelligence, e-commerce platforms and business intelligence. InterPrivate’s due diligence on potential targets included reviews of the business’s management, shareholders, business model, valuation, balance sheet and historical and projected financials, in each case to the extent made available, among other diligence reviews. The decision to pursue a business combination with Aeva over other potential targets included, but was not limited to, one or more of the following reasons:

•        a difference in valuation expectations between InterPrivate and the senior executives or stockholders of the other potential targets;

•        the decision by the potential targets to pursue alternative strategic transactions or to postpone their review of strategic alternatives;

•        the maturity of the business of the potential target companies, the companies’ financial performance and other factors identified during InterPrivate’s due diligence review and the presence of other potential business combination opportunities that more closely met InterPrivate’s criteria and guidelines, including Aeva;

•        the level of engagement by, and advanced negotiations and discussions with, Aeva as compared to other potential targets where engagement was more limited and negotiations and discussions did not progress as rapidly;

•        Aeva’s willingness to enter into the non-binding letter of intent and the mutual exclusivity agreement discussed below on terms that InterPrivate’s directors and officers believed were attractive;

•        InterPrivate’s and its board’s belief, based on their preliminary evaluation and the terms of the non-binding letter of intent, that Aeva was the most attractive potential business combination target that met its key criteria in a target.

In September 2020, representatives of the Aeva management team approached several investment banks to discuss the possibility of pursuing a business combination with a special purpose acquisition company (“SPAC”). On September 17, Aeva entered into an engagement letter with Credit Suisse Securities (USA) LLC (“Credit Suisse”), following which Credit Suisse advised the management team of Aeva with respect to identifying and evaluating potential business combination transactions with SPAC counterparties.

Between September 18, 2020 and September 21, 2020, representatives of the Aeva management team and Credit Suisse participated in telephonic and virtual meetings with 2 possible SPAC transaction counterparties (including InterPrivate) to discuss a potential business combination transaction. On September 20, 2020, Aeva received a letter of intent from one other SPAC counterparty with which Aeva had held meetings regarding a potential business combination transaction.

InterPrivate decided to pursue a combination with Aeva because it determined that Aeva represented a compelling opportunity based upon Aeva’s innovative perception solutions for autonomous vehicles and a variety of different consumer, consumer health and industrial applications, the professional backgrounds of its founders and a significant growth opportunity.

On September 2, 2020, a representative of Lux Capital made a mutual introduction to Ahmed Fattouh and Aeva’s president and chief executive officer, Soroush Salehian. Later that day, Mr. Fattouh provided an overview of InterPrivate’s team to Mr. Salehian, and the two exchanged email correspondence to set up a meeting. Due to the COVID-19 pandemic and shelter in place orders, all meetings and calls were held by videoconference.

On September 3, 2020, InterPrivate’s management held a meeting to discuss its current pipeline of acquisition candidates, including Aeva. At this meeting, Brian Pham, our Senior Vice President, summarized conversations regarding Aeva that he had conducted with the principals of certain venture capital firms who were familiar with Aeva’s business.

On September 4, 2020, Mr. Salehian and InterPrivate’s team, including Mr. Fattouh, Mr. Pham and Alan Pinto, our Senior Vice President, had a meeting in which Mr. Salehian and other members of the Aeva team provided an overview of Aeva’s business, its growth prospects and plans for a possible business combination transaction. The initial call was productive, and the parties agreed to continue their interactions regarding a possible transaction.

On September 4, 2020, InterPrivate arranged a call with representatives of Morgan Stanley regarding Aeva’s business and its suitability as a potential acquisition candidate. The parties also discussed the possibility of engaging Morgan Stanley as InterPrivate’s financial advisor for a transaction with Aeva.

At this time and during the following weeks, InterPrivate continued to pursue alternative business combination targets and engaged in significant discussions with senior management and bankers from other companies. These meetings included detailed management presentations from nine other potential acquisition targets during the first two weeks of September 2020.

On September 5, 2020, Mr. Salehian contacted Mr. Fattouh to schedule an additional meeting and proposed executing a non-disclosure agreement with InterPrivate. InterPrivate and Aeva executed a non-disclosure agreement on September 12, 2020.

During the week of September 7, 2020, Mr. Fattouh spoke with Matthew Luckett and Jeffrey Harris, two of InterPrivate’s independent directors, regarding management’s positive assessment of Aeva’s business and growth prospects in light of InterPrivate’s investment criteria and guidelines.

On September 8, 2020, representatives of Morgan Stanley and Mr. Fattouh, Mr. Pham, Mr. Pinto and Minesh Patel, our Vice President, held a meeting to discuss Aeva’s business in greater detail, including appropriate valuation metrics and capital markets considerations, as well as the possibility of engaging Morgan Stanley as InterPrivate’s financial advisor. Concurrently with these discussions, Brandon Bentley, our General Counsel, conducted meetings with multiple external law firms to evaluate their capabilities in areas relevant to Aeva’s business and transactions of the nature under discussion. Following these meetings, InterPrivate appointed Greenberg Traurig, LLP (“Greenberg”) as its legal counsel.

On September 9, 2020, Aeva held a meeting with representatives of Morgan Stanley and InterPrivate at which Aeva gave a presentation regarding its current and planned business and its views regarding a potential business combination transaction. After the meeting, InterPrivate met with representatives of Morgan Stanley to continue their discussions regarding valuation metrics and the potential receptivity of the public markets to a transaction with Aeva.

On September 13, 2020, Mr. Salehian provided access to a virtual data room containing additional due diligence materials for InterPrivate’s review, including a full financial model. Also on September 13th, Mr. Salehian and InterPrivate conducted a meeting to discuss the possibility of a transaction as well as further due diligence matters, including an investment presentation provided by Aeva in advance of the meeting and to discuss Aeva’s financial model and business strategy in further detail. Following the meeting, representatives of InterPrivate began populating an internal data room with additional due diligence materials to facilitate review by members of its investment team, its board of directors and its advisors.

On September 15, 2020, InterPrivate had a meeting with representatives of Aeva, including Mr. Salehian and Aeva’s other founder, Mina Rezk. During this meeting, the parties continued their discussions regarding the terms of a possible business combination transaction and technical due diligence matters, including production relationships, Aeva’s 4D LiDAR on chip technology and perception solutions developed on silicon photonics and their applications in automotive, consumer electronics, consumer health, industrial and security markets. At that point it became clear to InterPrivate that Aeva met InterPrivate’s criteria and guidelines for possible targets.

Later in the day on September 15th, Mr. Fattouh and the other members of InterPrivate’s management held an internal meeting to discuss their assessment of Aeva, the terms of a potential transaction and their estimates of Aeva’s enterprise value, including factors such as the value of comparable companies in Aeva’s industry and the strength of Aeva’s growth prospects as the overall U.S. economy began to re-open from the COVID-19-related shutdown that occurred earlier in 2020. InterPrivate’s management also discussed the impact of the upcoming U.S. elections in November and the potential for market disruptions arising from a disputed outcome in the presidential election. The team also discussed the potential for regulatory changes relevant to Aeva’s industry that may arise under either a Trump administration or Biden administration.

On September 15, 2020, Mr. Bentley contacted the members of InterPrivate’s board of directors to provide them with access to InterPrivate’s internal data room and a copy of Aeva’s investment presentation. Also on September 15th, Mr. Fattouh contacted the members of InterPrivate’s board of directors to update them on the discussions with Aeva.

During the week of September 14, 2020, InterPrivate began working on a draft term sheet for the transaction. Also during this week, Mr. Fattouh and Mr. Pham continued their conversations with representatives of Morgan Stanley regarding engaging the firm as InterPrivate’s financial advisor to provide financial advice on a potential transaction with Aeva as well as advice on the industry generally and the potential reception that a combination with Aeva would have in the public markets. Mr. Fattouh and Mr. Pham also discussed with Morgan Stanley the feasibility of executing a pre-closing “PIPE” to support the potential transaction.

On September 17, 2020, Mr. Fattouh, Mr. Pham, Mr. Pinto and Matthew Luckett, a member of InterPrivate’s board of directors, held a meeting to review Aeva’s business and management’s due diligence to date as well as the possibility of submitting a non-binding letter of intent. The following day, Mr. Salehian and Mr. Rezk held a management presentation meeting with Mr. Fattouh, Mr. Pham, Mr. Pinto and Mr. Patel as well as each of InterPrivate’s independent directors.

During the meeting, the parties discussed Aeva’s business, the general terms of a potential transaction and certain potential competitive advantages related to Aeva’s technology in contrast to legacy LiDAR. Later that day, Mr. Fattouh communicated with Mr. Luckett and InterPrivate’s two other independent directors, Jeffrey Harris and Pietro Cinquegrana regarding Aeva. The parties discussed management’s favorable assessment of Aeva in comparison to other acquisition candidates, the submission of an initial non-binding letter of intent and related deal terms, including valuation parameters and comparable companies, and market conditions. The parties agreed that Aeva satisfied InterPrivate’s investment criteria and guidelines and supported submitting an initial draft letter of intent to Aeva.

Based on the discussions and negotiations with other potential targets, Aeva emerged as a frontrunner with which to pursue a business combination.

Following the meeting with Aeva and Mr. Fattouh’s discussions with InterPrivate’s independent directors, on September 17, 2020, Mr. Fattouh submitted a non-binding letter of intent to Aeva and Credit Suisse, Aeva’s financial advisor. The draft term sheet included with the letter of intent contemplated entering into a business combination between InterPrivate and Aeva for aggregate consideration based on a pre-money enterprise value of Aeva of between $1.5 billion and $2.25 billion. The term sheet also contemplated that InterPrivate would enter into subscription agreements for the private placement of at least $100 million of its common stock, or PIPE transaction, which would close simultaneously with the closing of the business combination and the proceeds of which, together with the amounts retained in InterPrivate’s trust account, would total at least $150 million. The term sheet stated that all terms were subject to ongoing due diligence by the parties. The term sheet also included provisions for a portion of the founder shares held by the Sponsor to be subject to an earnout and provided for a period of exclusivity for the parties to negotiate the transaction agreements. Following the later negotiations with potential PIPE investors described below, the parties determined the earnout was not necessary.

On September 18, 2020, InterPrivate’s board of directors met to continue their discussions regarding Aeva. During this meeting, the parties discussed their evaluation of Aeva to date, the draft letter of intent that had been submitted to Aeva and the process for continued due diligence.

Later in the day on September 18, 2020, a representative from Credit Suisse sent InterPrivate a list of process and transaction-related questions outlining certain issues on which Aeva’s management and board identified as important considerations and had requested clarity from InterPrivate. The issues included, among other things, InterPrivate’s valuation of Aeva; the sizing, structure and syndicate of a PIPE transaction; the broader marketing plan for interacting with InterPrivate’s existing shareholder base and a PIPE transaction as well as the general marketing of the transaction; sources and uses of any cash proceeds; pro forma ownership of the post-transaction entity; governance; timing of a PIPE transaction and transaction close; due diligence considerations; and exclusivity.

On September 19, 2020, Mr. Fattouh and other members of InterPrivate’s management had a meeting with Mr. Salehian and Mr. Rezk to discuss the letter of intent previously submitted. Later that day, InterPrivate provided additional details regarding its offer in response to the questionnaire received the previous day, including information concerning the transaction structure, sponsor economics, governance and timing.

On September 20, 2020, Credit Suisse submitted a revised version of the letter of intent to InterPrivate. The revised version generally addressed:

•        The details of the vesting provisions included in InterPrivate’s prior version of the letter of intent, specifically that (i) the portion of the Sponsor’s Founder Shares subject to the earnout would vest if the closing price of the combined company’s common stock equals or exceeds $12.00 for any 20 trading days in any consecutive 30-day trading period during the five-year period following the closing of the business combination (the “measurement period”); and (ii) the measurement period would not commence until the date that is 150 days following closing;

•        Clarifications regarding the stockholder approval requirements;

•        The approval and adoption of a new equity incentive plan for management of Aeva;

•        The responsibility for transaction related expenses, specifically that InterPrivate would be responsible for (i) fees and expenses incurred in connection with the preparation and filing of the proxy statement and the listing of the shares, other than fees and expenses of advisors; (ii) one-half of the fees required under the HSR Act; (iii) filing fees in connection with any other governmental approvals and (iv) transfer taxes;

•        The agreement of InterPrivate and Aeva to use their reasonable best efforts to consummate the business combination, including with respect to the receipt of any required regulatory or third party approvals or waivers;

•        The nature of the representations and warranties and closing conditions to be included in the definitive business combination agreement;

•        The agreement to reduce the minimum cash condition from $200 million to $150 million;

•        The establishment of March 31, 2021 as the outside date for the closing of the transaction, after which either party could be entitled to terminate the business combination agreement;

•        Details regarding governance, specifically that (i) the board of the combined company upon completion of the business combination would consist of five directors, consisting of (A) two directors designated by Aeva (and who were to be Mr. Salehian and Mr. Rezk); (ii) one independent director designated prior to the closing by Lux, an existing Aeva stockholder; (iii) one independent director designated prior to the closing by Canaan, an existing Aeva stockholder (and who was to be Mr. Simonian); and (iv) one independent director to be designated by InterPrivate;

•        The mechanics for providing InterPrivate access to the materials it required to complete its due diligence;

•        The nature of Aeva’s exclusivity obligations and the parties’ respective confidentiality obligations.

On September 20th and September 21, 2020, there were continued negotiations between Mr. Fattouh and Mr. Salehian on high level commercial terms and the exclusivity, minimum proceeds and timing provisions of the letter of intent and the proposed transaction.

In light of the progress InterPrivate and Aeva made through their discussions of the commercial terms of the letter of intent, InterPrivate decided to discontinue discussions with other potential targets other than Aeva after conducting further due diligence on the potential targets.

Also on September 20, 2020, the Aeva Board of Directors held a telephonic and virtual meeting, which was attended by representatives of the Aeva management team and Credit Suisse. At the meeting, a representative of Credit Suisse presented an overview of the terms of the letter of intent and the other letter of intent Aeva had received from an interested SPAC counterparty. Following such overview, the Aeva Board of Directors and representatives of the Aeva management team and Credit Suisse compared the terms of, and discussed certain considerations relating to, pursuing a business combination transaction with each interested party, including, among other things, comparing potential valuations of the combined companies, the total cash held in trust by each interested party and any financing transactions such parties proposed pursuing in connection with a potential business combination, exclusivity, governance matters and the transaction timeline proposed by each interested party. Following such discussion, the Aeva Board of Directors approved the InterPrivate letter of intent and authorized the Aeva management team to pursue a business combination with InterPrivate.

On September 21, 2020, Greenberg submitted a revised non-binding letter of intent on behalf of InterPrivate to Aeva and its external legal counsel, Latham & Watkins LLP (“Latham”). The revised letter of intent (i) clarified the scope of Aeva’s and InterPrivate’s representations and warranties; (ii) included a provision that the parties would mutually determine in the context of finalizing the definitive business combination agreement the amount of the cap applicable to InterPrivate’s non-transaction related liabilities at closing; and (ii) amended the exclusivity provision to add an obligation for Aeva to notify InterPrivate promptly should Aeva receive a proposal from another party regarding an alternative transaction.

Later that day, InterPrivate was informed by Latham that InterPrivate’s proposal was acceptable to Aeva, and the parties executed the non-binding letter of intent, which included an obligation of each of InterPrivate and Aeva to negotiate exclusively with each other regarding a potential transaction for a period from September 21, 2020 to October 21, 2020, and to use commercially reasonable efforts to enter into a definitive agreement for a business combination by October 19, 2020, subject to the completion of due diligence. The executed letter of intent contemplated entering into a business combination between InterPrivate and Aeva for aggregate consideration based on a pre-money enterprise value of Aeva of between $1.5 billion and up to $2.25 billion.

Also on September 21, 2020, Mr. Bentley and representatives of Latham and Greenberg had a meeting to discuss the preparation of the business combination agreement and related legal documents, as well as related issues, including the legal due diligence process and Aeva’s progress in engaging an independent auditor and the preparation of financial statements under PCAOB standards.

During the week of September 21, 2020, Morgan Stanley and InterPrivate began work on a private placement roadshow deck with Credit Suisse and Aeva’s executives.

On September 22, 2020, representatives of InterPrivate, Aeva and Credit Suisse held a call to discuss marketing documents, timeline and investor targeting for the PIPE. Later in the week, InterPrivate, Aeva and outside counsel for each company began discussing the wall cross procedures to allow potential interested investors to consider participation in the PIPE as part of the transaction. In addition, later during the week, InterPrivate began to confidentially contact potential investors in the PIPE transaction.

Also during this period, InterPrivate continued its discussions with Morgan Stanley regarding engaging Morgan Stanley as InterPrivate’s financial advisor and also engaging Morgan Stanley as a placement agent for the PIPE transaction. InterPrivate and Credit Suisse also discussed InterPrivate engaging Credit Suisse to serve as a placement agent for the PIPE during this time.

On September 23, 2020, InterPrivate, Greenberg, Latham, Credit Suisse and Morgan Stanley held a call to discuss Aeva’s audit timeline in relation to the proposed transaction timeline, as well as general matters relating to accounting and auditor due diligence. Later in the day on September 23, 2020, InterPrivate, Credit Suisse and Morgan Stanley had a call with Morrison & Foerster LLP, Aeva’s outside counsel since its inception for corporate and intellectual property matters. On the call, the parties discussed legal due diligence, corporate governance matters and intellectual property matters.

On September 24 and September 25, 2020, InterPrivate, Greenberg, Latham, Credit Suisse, Morgan Stanley and Aeva held multiple conference calls to discuss intellectual property and technical due diligence matters as well as business and financial diligence.

On September 26, 2020, Mr. Fattouh and Mr. Harris discussed marketing considerations and the potential positioning of Aeva for the PIPE transaction as well as general matters related to the transaction process.

During the week of September 28, 2020, InterPrivate, Aeva, Credit Suisse and Morgan Stanley continued to refine the presentation materials for the PIPE transaction and develop a list of potential investors. During this period, Greenberg and Latham exchanged drafts of the subscription agreement for the PIPE transaction.

During the week of September 28, 2020 and the first week of October, InterPrivate continued its discussions with Morgan Stanley and Credit Suisse regarding engaging the firms as placement agents for the PIPE transaction as well as, in the case of Morgan Stanley, InterPrivate’s financial advisor. These discussions resulted in InterPrivate entering into an engagement agreement with Morgan Stanley for financial advisory services as well as agreements between InterPrivate and each of Credit Suisse and Morgan Stanley to serve as co-placement agents for the PIPE transaction.

During the weeks of October 5, 2020 and October 12, 2020, members of management of InterPrivate and Aeva and their advisors began engaging in confidential discussions with potential investors in the PIPE. During this period, representatives of InterPrivate and Aeva and their advisors engaged in discussions regarding governance, lockup periods, investor participation in the PIPE, subscription terms and the process to exchange drafts of the Business Combination Agreement. On October 15, 2020, Greenberg provided an initial draft of the Business Combination Agreement to Latham, the proposed terms of which Latham began to review with Aeva.

On October 9, 2020, InterPrivate, with representatives of Greenberg present, held a telephonic meeting of its board of directors to discuss progress related to a potential merger transaction with Aeva, as well as an update on the investor commitment for the PIPE. At this meeting, InterPrivate’s board of directors approved continuing to proceed toward a merger transaction with Aeva, including continuing to negotiate the Business Combination Agreement and related documents.

During approximately the first two weeks of October 2020, InterPrivate began to assemble a number of industry experts to advise with respect to the LiDAR market, in particular FMCW technology as compared to ToF, the competitive landscape specifically for FMCW, and Aeva’s technical specifications, including its silicon photonics LiDAR on a Chip approach.

During the week of October 19, 2020, the form of the subscription agreement for the PIPE was finalized.

During the weeks of October 19, 2020 and October 26, 2020, representatives of InterPrivate, Aeva, Morgan Stanley and Credit Suisse continued confidential investor meetings and provided a draft subscription agreement for the PIPE to certain interested investors. During this period, representatives of Aeva and InterPrivate had multiple calls to discuss the terms of the transaction and the provisions of the Business Combination Agreement. Latham and Greenberg also exchanged updated drafts of the Business Combination Agreement and certain related documents and agreements during this period. In addition, Greenberg and certain of the potential PIPE investors exchanged revised drafts of the form of subscription agreement for the PIPE.

Ultimately, after receiving investor feedback as part of the PIPE process, InterPrivate and Aeva agreed to a combined company valuation of $1.7 billion, which was consistent with InterPrivate’s evaluation of the business, comparable companies in analogous markets and feedback from its financial advisors about the then-current view of high growth companies in the public markets.

Also during the weeks of October 19, 2020 and October 26, 2020, InterPrivate’s technical consultant and representatives of InterPrivate conducted third party checks.

On October 26, 2020, Mr. Fattouh visited Aeva’s facilities to conduct business due diligence.

On October 26, 2020, Mr. Pham, Mr. Fattouh, Mr. Pinto, Mr. Patel and a representative of InterPrivate’s technical advisor had a conference call with an Aeva customer for the purpose of independently validating Aeva’s technology and to conduct related business due diligence. Also during this period, members of InterPrivate’s management team held reference calls with two significant investors in Aeva, Canaan Partners and Lux Capital.

On October 29, 2020, InterPrivate and its board of directors held a telephonic meeting to discuss the status of the transaction and the key terms of the Business Combination Agreement. The InterPrivate board of directors was unanimously supportive of continuing to negotiate the Business Combination Agreement.

On November 1, 2020, InterPrivate’s board of directors, with representatives of Greenberg and Morgan Stanley present, met telephonically to discuss the transaction, including a detailed discussion of the form of the Business Combination Agreement and the related transaction documents. The board of directors reviewed the proposed terms of the Business Combination Agreement and other related transaction agreements that had been negotiated with Aeva and its representatives. The board of directors then discussed other factors including those described below under the caption “— InterPrivate’s Board of Directors’ Reasons for the Approval of the Business Combination.” At the end of the meeting, the Business Combination Agreement and related documents and agreements were unanimously approved by InterPrivate’s board of directors, subject to final negotiations and modifications, and the board determined to recommend the approval of the Business Combination Agreement.

The Business Combination Agreement and related documents and agreements were executed on November 2, 2020. Prior to the market open on November 2, 2020, InterPrivate and Aeva issued a joint press release announcing the execution of the Business Combination Agreement and InterPrivate filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the consummation of the Business Combination.

InterPrivate’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “— The Background of the Business Combination” above, InterPrivate’s board of directors, in evaluating the Business Combination, consulted with InterPrivate’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, InterPrivate’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, InterPrivate’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. InterPrivate’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of InterPrivate’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the InterPrivate board of directors reviewed the results of the due diligence conducted by our management, which included:

•        extensive meetings and calls with Credit Suisse and Aeva’s management to understand and analyze Aeva’s business and to understand Aeva’s final financial models and forecasts;

•        consultation with industry experts regarding (i) the market for LiDAR technology; (ii) the potential differentiation between LiDAR technology and similar industry categories; (iii) the nature and range of LiDAR applications, including its potential impact on the automotive industry; and (iv) the competitive landscape in the LiDAR industry;

•        consultation with InterPrivate’s legal and financial advisors;

•        review of Aeva’s material contracts and financial, tax, legal, accounting, environmental, and intellectual property due diligence

•        review of Aeva’s financial statements;

•        research on comparable public companies;

•        research on comparable transactions; and

•        reviews of certain projections provided by Aeva.

In approving the combination, InterPrivate’s board of directors did not obtain a fairness opinion. The officers and directors of InterPrivate have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of Morgan Stanley, enabled them to make the necessary analyses and determinations regarding the Business Combination.

InterPrivate’s management also considered a comparable company analysis to assess the potential value that the public markets would likely ascribe to Aeva, and this analysis was presented to InterPrivate’s board. These companies were selected by InterPrivate and its financial advisor as publicly traded companies having businesses that were considered, in certain respects, to be similar to the combined company’s business.

InterPrivate looked at several categories of potentially comparable companies, including computing platforms (Nvidia Corporation and Xilinx, Inc.), vision-based software-rich solutions (Mobileye and Ambarella, Inc.), the disruptive automotive-technology company, Tesla, Inc., and traditional LiDAR companies (Luminar Technologies, Inc. and Velodyne Lidar, Inc.).

Management presented to InterPrivate’s board of directors the enterprise value (EV) divided by revenue and EBITDA of each of the selected companies. Estimates were based on publicly available consensus research analysts’ estimates from FactSet and S&P Capital IQ and other publicly available information as of October 23, 2020, or as of September 30, 2020 in the case of Luminar, as of July 1, 2020 for Velodyne and as of its pre-announcement date of March 10, 2017 for Mobileye.

(CY2021 estimates unless otherwise indicated)	EV/Revenue	EV/EBITDA
Aeva(1)	2.0x	5.2x

Computing Platforms
Nvidia	17.9x	36.0x
Xilinx	8.3x	25.5x
Median	13.1x	30.8x

Vision Based
Ambarella	6.4x	71.9x
Mobileye(2)	21.7x	40.1x
Median	14.1x	56.0x

Traditional LiDAR
Luminar(3)	3.5x	7.9x
Velodyne Lidar(4)	2.3x	10.5x
Median	2.9x	9.2x

Disruptive Autotech
Tesla	8.8x	48.6x

____________

(1)      CY2025

(2)      CY2017, dated to pre-announcement unaffected date of March 10, 2017

(3)      CY2025, Luminar Investor Presentation as of September 30, 2020

(4)      CY2024, Velodyne Investor Presentation as of July 1, 2020

Although none of the selected companies reviewed in this analysis were directly comparable to Aeva, the companies had one or more similar operating and financial characteristics as Aeva. InterPrivate’s board considered this analysis and viewed Aeva to be favorable compared to such other companies.

InterPrivate’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        Perception Technology Superior to Alternatives.    InterPrivate’s management and board of directors believe that Aeva’s perception technology, including its 4D LiDAR on a Chip, is superior to existing perception technology, combining instant velocity, long range, low power consumption at affordable costs with strong growth prospects within the automotive industry;

•        Large and Growing Market Opportunity.    InterPrivate’s management and board of directors considered Aeva’s current and projected market opportunity;

•        Potential Opportunities in New Perception Categories.    InterPrivate’s management and board of directors believe that there are significant growth opportunities for Aeva’s LiDAR solution in other consumer categories and applications, including augmented reality/virtual reality on mobile devices and smart glasses, high-definition mapping, contactless health monitoring, industrial automation, robotics and security;

•        Strategic Industry Partnerships.    InterPrivate’s management and board of directors considered Aeva’s strategic relationships with Porsche SE and the world’s largest automotive original equipment manufacturers and other participants in the technology and mobility markets;

•        Strategic Production and Distribution Relationship.    InterPrivate’s management and board of directors considered Aeva’s production and production arrangement with ZF, one of the world’s largest automotive Tier 1 manufacturers;

•        Financial Condition.    InterPrivate’s board of directors also considered factors such as Aeva’s outlook, financial plan and capital structure, as well as valuations and trading of publicly traded companies and valuations of precedent combination and combination targets in similar and adjacent sectors as well as projected financial data supplied by Aeva (see “— Certain Unaudited Aeva Prospective Financial Information”);

•        Due Diligence.    InterPrivate’s management conducted due diligence examinations of Aeva and discussions with Aeva’s management and InterPrivate’s financial and legal advisors concerning InterPrivate’s due diligence examination of Aeva;

•        Experienced Management Team.    InterPrivate’s management and board of directors believe that Aeva has a strong management team experienced in sensing technologies and consumer electronics, which is expected to remain with the Post-Combination Company to seek to execute Aeva’s strategic and growth goals;

•        Other Alternatives.    InterPrivate’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to InterPrivate, that the proposed Business Combination represents the best available business combination opportunity for InterPrivate based upon the process utilized to evaluate and assess other potential combination targets, and InterPrivate’s board of directors’ belief that such process has not presented a better available alternative; and

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between InterPrivate and Aeva.

In the course of its deliberations, InterPrivate’s board of directors considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

•        Aeva’s status as a pre-revenue company, and the risk that it may not be able to execute on its business plan or achieve or sustain profitability.

•        The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.

•        The risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of our stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

•        Competition in the LiDAR industry is intense and, as a result, Aeva may fail to attract and retain users, which may negatively impact Aeva’s operations and growth prospects.

•        Economic downturns and political and market conditions beyond Aeva’s control, including a reduction in consumer discretionary spending and potential economic effects of COVID-19, could adversely affect its business, financial condition, results of operations and prospects.

•        Aeva’s projections, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties and Aeva’s operating results may vary, which may make future results difficult to predict with certainty.

•        Aeva’s growth prospects may suffer if it is unable to develop successful product offerings, if it fails to pursue additional product offerings or if it loses any of its key executives or other key employees. In addition, if Aeva fails to make optimal investment decisions in its product offerings and technology platform, it may not attract and retain key users and its revenue and results of operations may be adversely affected.

•        InterPrivate’s public stockholders will experience dilution as a consequence of, among other transactions, the issuance of InterPrivate Common Stock as consideration in the Business Combination and the PIPEs, and having a minority share position may reduce the influence that InterPrivate’s current stockholders have on the management of the Post-Combination Company.

•        Aeva may be subject to litigation in the operation of its business and Aeva’s insurance may not provide adequate levels of coverage against any claims. An adverse outcome in one or more legal proceedings or inadequate insurance coverage could adversely affect Aeva’s business.

•        The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain Aeva’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than Aeva anticipates.

•        InterPrivate’s board of directors did not obtain an opinion from any independent investment banking or accounting firm that the consideration InterPrivate would pay to acquire Aeva is fair to InterPrivate or its stockholders from a financial point of view. In addition, InterPrivate’s board of directors considered the limits of the due diligence performed by InterPrivate’s management and outside advisors and the inherent risk that even a thorough review may not uncover all potential risks of the business. Accordingly, InterPrivate’s board of directors may be incorrect in its assessment of the Business Combination.

After considering the foregoing potentially negative and potentially positive reasons, InterPrivate’s board of directors concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons. The InterPrivate board of directors recognized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing discussion.

The above discussion of the material factors considered by InterPrivate’s board of directors sets for the principal factors it considered but is not intended to be exhaustive.

Certain Unaudited Aeva Prospective Financial Information

Aeva does not as a matter of course make public projections as to future revenues, performance, financial condition or other results. However, Aeva’s management prepared and provided to the Aeva Board of Directors, Aeva’s financial advisors and InterPrivate certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Aeva’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Aeva. The inclusion of the below information should not be regarded as an indication that Aeva or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus/consent solicitation statement with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Aeva’s management, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Aeva believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Aeva had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Aeva’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Aeva’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Aeva. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus/consent solicitation statement are cautioned not to place undue reliance on the prospective financial information.

Neither Aeva’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus/consent solicitation statement relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, AEVA DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF AEVA, INTERPRIVATE OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY AEVA STOCKHOLDER, INTERPRIVATE STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Aeva may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

The following table sets forth certain summarized prospective financial information regarding Aeva for 2020, 2021, 2022, 2023, 2024 and 2025:

	Forecast Year Ended December 31,
(USD in millions)	2020E	2021E	2022E	2023E	2024E	2025E
Revenue	$5	$11	$35	$75	$286	$880
Adjusted Gross Profit(1)	$3	$5	$19	$43	$177	$552
Adjusted EBITDA(2)	$(27)	$(65)	$(82)	$(88)	$21	$347
Free Cash Flow(3)	$(28)	$(69)	$(91)	$(100)	$15	$343

____________

(1)      Adjusted Gross Profit is calculated as Revenue less Cost of Revenue. For purposes of these projections, Cost of Revenue excludes stock-based compensation and manufacturing overhead expenses.

(2)      Adjusted EBITDA is defined as Operating Income (loss) plus depreciation and amortization and stock based compensation.

(3)      Free Cash Flow is defined as Adjusted EBITDA less capital expenditures.

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Free Cash Flow may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate Adjusted EBITDA or Free Cash Flow in the same manner. Adjusted EBITDA and Free Cash Flow should not be considered as an alternative to net income (loss), cash flows from operating activities or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

The Aeva prospective financial information was prepared using a number of assumptions, including the following assumptions that Aeva’s management believed to be material:

•        projected revenue is based on a variety of operational assumptions, including, the development and commercialization of Aeva’s products and services, the selection and timing of selection of Aeva’s products by manufacturers, customers and suppliers in the automotive, consumer electronic, consumer health device and industrial and security industries, market adoption of LiDAR (including Aeva’s 4D LiDAR technology) and growth in the various markets Aeva is targeting, average selling prices and resulting sales of products and services. Further, the development and evaluation phase is estimated to continue until 2023 with projected revenue comprised primarily of prototype / evaluation units and non-recurring engineering services revenue to existing and prospective customers; revenue from automotive customers in commercial/series production is forecast to begin in 2024; and commercial revenue following mass production is forecast to begin in 2025 from consumer electronics, consumer health and industrial and security applications;

•        projected gross profit is driven by the mix of products produced and sold in combination with corresponding costs, including material and component costs, assembly costs, third-party manufacturing costs, and cost of services and non-recurring engineering services, many of which are forecasted to vary significantly as Aeva transitions to a third-party manufacturing model. Average selling price and average unit cost to manufacture the product is forecast to decrease significantly as the product moves from development phase to commercialization phase. The decreases in average unit cost to manufacture the product is based on assumptions with respect to economies of scale and leveraging third-party contract manufacturers. In addition, non-recurring engineering services are forecasted to represent an increasingly smaller component of gross profit as Aeva develops and commercializes its products; and

•        other key assumptions impacting profitability projections include costs of third-party manufacturing, headcount, third party commissions, and engineering consulting and prototyping spend but exclude costs associated with public company operations and compliance.

In making the foregoing assumptions, Aeva’s management relied on a number of factors, including:

•        its experience in the LiDAR industry;

•        its best estimates of the timing for the development and commercialization of its products and services and overall product development process;

•        its best estimates of the success of Aeva’s current and future customers’ in developing and commercializing products and applications that utilize Aeva’s products and technology;

•        its best estimates of the cost forecasts in order to manufacture and scale using third-party contract manufacturers; and

•        third party forecasts for industry growth.

In addition, the foregoing assumptions regarding gross profit, Adjusted EBITDA and Free Cash Flow are based on Aeva’s management’s plan for continued use of third-party contract manufacturers.

Interests of InterPrivate’s Directors and Officers in the Business Combination

When you consider the recommendation of InterPrivate’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of InterPrivate’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

•        the beneficial ownership of the Sponsor, which is controlled by Ahmed M. Fattouh, InterPrivate’s Chairman and Chief Executive Officer, of an aggregate of 6,789,121 shares of InterPrivate Common Stock, consisting of:

•        6,037,500 Founder Shares purchased by the Sponsor for an aggregate price of $25,000; and

•        501,081 Private Shares and 250,540 shares of InterPrivate Common Stock underlying Private Warrants, which together comprise the 501,081 Private Units purchased by the Sponsor at $10.00 per unit for an aggregate purchase price of approximately $5.0 million;

all of which shares and warrants would become worthless if InterPrivate does not complete a business combination within the applicable time period, as the Sponsor has waived any right to conversion with respect to these shares. Such shares and warrants have an aggregate market value of approximately $96.5 million and $927,000, respectively, based on the closing price of InterPrivate Common Stock of $14.76 and the closing price of InterPrivate Warrants of $3.70 on the NYSE on January 29, 2021, the most recent practicable date;

•        the economic interests in the Sponsor held by certain of InterPrivate’s officers and directors, which gives them an indirect pecuniary interest in the shares of InterPrivate Common Stock and InterPrivate Warrants held by the Sponsor, and which interests would also become worthless if InterPrivate does not complete a business combination within the applicable time period, including the following:

•        in exchange for serving on InterPrivate’s board of directors, each of InterPrivate’s independent directors (Mr. Cinquegrana, Mr. Harris and Mr. Luckett) received an economic interest in the Sponsor equivalent to 30,000 shares of InterPrivate Common Stock, which would have a market value of approximately $443,000 based on the closing price of InterPrivate Common Stock of $14.76 on the NYSE on January 29, 2021, the most recent practicable date; and

•        Mr. Harris and Mr. Luckett made investments in the equity of the Sponsor in the amount of $250,000 and $50,000, respectively, which gives Mr. Harris an economic interest in the Sponsor equivalent to an additional 100,000 shares of InterPrivate Common Stock and 12,500 InterPrivate Warrants, which would have a market value of approximately $1.5 million and $46,000, respectively, and which gives Mr. Luckett an economic interest in the Sponsor equivalent to an additional 20,000 shares of InterPrivate Common Stock and 2,500 InterPrivate Warrants, which would have a market value of approximately $295,000 and $9,250, respectively, in each case based on the closing price of InterPrivate Common Stock of $14.76 and the closing price of InterPrivate Warrants of $3.70 on the NYSE on January 29, 2021, the most recent practicable date;

•        the interest of Alan Pinto, InterPrivate’s Senior Vice President, who serves as a FINRA registered representative of Emerson Equity LLC and has an arrangement to receive approximately $900,000 of the $1.0 million transaction success fee InterPrivate expects to pay to Emerson Equity LLC in connection with the Closing of the Business Combination;

•        the anticipated continuation of Ahmed M. Fattouh, InterPrivate’s Chairman and Chief Executive Officer, as a director of the Post-Combination Company following the Closing;

•        InterPrivate’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on InterPrivate’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; and

•        the continued indemnification of current directors and officers of InterPrivate and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Interests of Aeva’s Directors and Executive Officers in the Business Combination

In considering the recommendation of the Aeva Board of Directors with respect to the unanimous approval of the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement by resolutions of the Aeva Board of Directors, the stockholders of Aeva should be aware that certain members of the board of directors and executive officers of Aeva have interests in the Business Combination that may be different from, or in addition to, your interests as a stockholder. The Aeva Board of Directors was aware of such interests during its deliberations on the merits of the Business Combination and in deciding to recommend that Aeva’s stockholders submit written consents in favor of the Aeva Business Combination Proposal. In particular:

•        Certain of Aeva’s directors and executive officers are expected to become directors and/or executive officers of the Post-Combination Company upon the closing of the Business Combination. The Post-Combination Company intends on negotiating employment agreements with certain of Aeva’s executive officers upon closing. See “Aeva’s Executive and Director Compensation — Executive Employment Arrangements — Executive Employment Agreements.” Specifically, the following individuals who are currently executive officers of Aeva are expected to become executive officers of the Post-Combination Company upon the closing of the Business Combination, serving in the offices set forth opposite their names below.

Name	Position
Soroush Salehian Dardashti	Chief Executive Officer and Director
Mina Rezk	President, Chief Technology Officer, Chairman and Director
Saurabh Sinha	Chief Financial Officer

•        In addition, pursuant to the Business Combination Agreement, at the Closing, the Post-Combination Company, the Aeva Founders, Canaan, Lux and Sponsor will enter into the Stockholders Agreement. The Stockholders Agreement will provide for, among other things, the right of each of Mr. Salehian and Mr. Rezk to be nominated to continue to serve on the Post-Combination Board until such time as he holds less than 5.0% of the outstanding common stock of the Post-Combination Company (or his earlier death or Incapacity).

•        In addition, the following individuals who are currently members of the Aeva Board of Directors are expected to become members of the Post-Combination Board upon the closing of the Business Combination: Mr. Salehian, Mr. Rezk, Mr. Farshchi and Mr. Simonian.

•        Certain of Aeva’s executive officers as of the date of the Business Combination Agreement hold Aeva Options and Aeva Common Stock. Each Aeva Option, once vested, currently provides for the purchase of one share of Aeva Common Stock at an exercise price equal to the fair market value of Aeva Common Stock on the date of grant, as determined by the Aeva Board of Directors. The terms of the Aeva Options held by Aeva’s executive officers are described in “Aeva’s Executive and Director Compensation — Narrative to Summary Compensation Table — Equity Compensation”. All outstanding Aeva Options at the Closing, including those held by Aeva’s executive officers, whether vested or unvested, will be converted into options to purchase a number of shares of InterPrivate Common Stock in the manner set forth in the Business Combination Agreement with each converted option otherwise having the same terms and conditions as were applicable to the former Aeva Option prior to conversion. It is anticipated that each Aeva Option will convert into an option to purchase approximately 9.09 shares of InterPrivate Common Stock. All shares of Aeva Common Stock outstanding as of the Closing, including those held by Aeva’s executive officers, will be converted into a number of shares of InterPrivate Common Stock as set forth in the Business Combination Agreement. It is anticipated that each share of Aeva Common Stock will be converted into approximately of approximately 9.09 shares of InterPrivate Common Stock. The treatment of Aeva Options and Aeva Common Stock in connection with the Business Combination is described in further detail in “The Business Combination Agreement — Conversion of Securities,” which description is incorporated by reference herein. The holding of such Aeva Options and Aeva Common Stock by such executive officers as of December 31, 2020 (including vesting within 60 days of December 31, 2020) is set forth in the table below. Assuming the conversion of the Aeva Options and Aeva Common Stock held by Aeva’s executive officers as of December 31, 2020 and the exercise of all of the vested and unvested the converted options, Mr. Salehian and Mr. Rezk would hold approximately 28 million and 52 million shares, respectively, of InterPrivate Common Stock which would represent approximately $407 million and $756 million, respectively, in value when using the $14.54 closing price of InterPrivate Common Stock on of December 31, 2020.

	Aeva Stock Options		Aeva Restricted Stock
Named Executive Officers	Vested	Unvested	Vested	Unvested
Soroush Salehian Dardashti	157,699	249,269	2,674,500	—
Mina Rezk	293,197	463,449	4,972,500	—
Saurabh Sinha	—	—	—	—

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Sponsor and InterPrivate’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of InterPrivate Common Stock from stockholders who would have otherwise elected to have their shares converted in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or InterPrivate’s board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of InterPrivate Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its conversion rights. In the event that the Sponsor or InterPrivate’s board of directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their conversion rights, such selling stockholders would be required to revoke their prior elections to convert their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to InterPrivate for use in the Business Combination.

Regulatory Approvals Required for the Business Combination

Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. On November 13, 2020, InterPrivate and Aeva each filed a Premerger Notification and Report Form pursuant to the HSR Act with the DOJ and FTC and requested early termination of the waiting period under the HSR Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. InterPrivate and Aeva are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although InterPrivate will acquire all of the outstanding equity interests of Aeva in the Business Combination, InterPrivate will be treated as the acquired company and Aeva will be treated as the accounting acquirer for financial statement reporting purposes. Aeva has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Aeva’s existing stockholders will have the greatest voting interest in the Post-Combination Company under the no and maximum conversion scenarios with approximately 72% and 81% voting interest, respectively;

•        directors designated by the Aeva Founders, Canaan and Lux will initially represent four of the seven board seats for the Post-Combination Board;

•        Aeva’s existing stockholders will have the ability to control decisions regarding election and removal of directors and officers of the Post-Combination Company;

•        Aeva will comprise the ongoing operations of the Post-Combination Company;

•        Aeva’s existing senior management will be the senior management of the Post-Combination Company; and

•        the Post-Combination Company will assume Aeva’s name and headquarters.

The preponderance of evidence as described above is indicative that Aeva is the accounting acquirer in the Business Combination.

THE BUSINESS COMBINATION AGREEMENT

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus/consent solicitation statement and is incorporated by reference into this proxy statement/prospectus/consent solicitation statement. The Business Combination Agreement has been attached to this proxy statement/prospectus/consent solicitation statement to provide you with information regarding its terms. It is not intended to provide any other factual information about InterPrivate, Aeva or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that InterPrivate and Merger Sub, on the one hand, and Aeva, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While InterPrivate and Aeva do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about InterPrivate or Aeva, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between InterPrivate, Merger Sub and Aeva and are modified by the disclosure schedules.

General; Structure of the Business Combination

On November 2, 2020, InterPrivate, Aeva and Merger Sub entered into the Business Combination Agreement, pursuant to which Merger Sub will be merged with and into Aeva, with Aeva surviving the Merger as a direct wholly-owned subsidiary of InterPrivate. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.

The Merger will be effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by InterPrivate and Aeva, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or, if permissible, waiver, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as InterPrivate and Aeva may mutually agree).

In addition:

•        Concurrently with the execution of the Business Combination Agreement, certain investors have entered into November 2020 Subscription Agreements, pursuant to which such investors have subscribed for, and agreed to purchase at the Closing, the November 2020 PIPE Shares at a purchase price of $10.00 per share in the November 2020 PIPE to be consummated immediately prior to the consummation of the Business Combination. See “Certain Agreements Related to the Business Combination — Subscription Agreements”;

•        Concurrently with the execution of the Business Combination Agreement, InterPrivate, Aeva and the Key Aeva Stockholders entered into the Stockholder Support Agreement, pursuant to which such stockholders agreed, among other things, to vote their shares of Aeva Common Stock and Aeva Preferred Stock, in favor of the Business Combination Agreement and the Business Combination. See “Certain Agreements Related to the Business Combination — Stockholder Support Agreement”;

•        In connection with the Closing, InterPrivate, the Sponsor, EarlyBirdCapital and the Key Aeva Stockholders will enter into the Registration Rights and Lock-Up Agreement. See “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement”; and

•        In connection with the Closing, InterPrivate, the Sponsor, the Aeva Founders, Canaan and Lux will enter into a Stockholders Agreement. See “Certain Agreements Related to the Business Combination —Stockholders Agreement.”

Conversion of Securities

Immediately prior to the Effective Time, Aeva will cause each share of Aeva Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into an equal number of shares of Aeva Common Stock, and each converted share of Aeva Preferred Stock will no longer be outstanding and will cease to exist, such that each holder of Aeva Preferred Stock will thereafter cease to have any rights with respect to Aeva Preferred Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of InterPrivate, Merger Sub, Aeva or the holders of any of Aeva’s securities:

(a)     All shares of Aeva Common Stock issued and outstanding immediately prior to the Effective Time (excluding dissenting shares) will be canceled and converted into the right to receive the number of shares of InterPrivate Common Stock set forth in the Payment Spreadsheet (as defined below) (the “Merger Consideration”), with each holder of Aeva Common Stock to receive the right to receive the number of shares of InterPrivate Common Stock set forth opposite such holder’s name on the Payment Spreadsheet;

(b)    All shares of Aeva Common Stock and Aeva Preferred Stock held in the treasury of Aeva will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

(c)     Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(d)    The Aeva Options that are outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into options to purchase a number of shares of InterPrivate Common Stock (such options, the “Exchanged Options”) in accordance with the Payment Spreadsheet, with each holder of Aeva Options to receive options to purchase the number of shares of InterPrivate Common Stock set forth opposite such holder’s name on the Payment Spreadsheet. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Aeva Option immediately prior to the Effective Time; and

(e)     The Aeva RSUs that are outstanding immediately prior to the Effective Time shall be converted into restricted stock units relating to shares of InterPrivate Common Stock (such restricted units, the “Exchanged RSUs”) in accordance with the Payment Spreadsheet, with each holder of Aeva RSU to receive a number of Exchanged RSUs set forth opposite such holder’s name on the Payment Spreadsheet. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged RSU will continue to be governed by the same terms and conditions (including vesting and settlement terms) as were applicable to the corresponding former Aeva RSU immediately prior to the Effective Time.

All shares of InterPrivate Common Stock (including those issued pursuant to the Subscription Agreements) and InterPrivate Warrants will remain outstanding.

Not less than five business days prior to the Effective Time, Aeva shall deliver to InterPrivate a schedule (the “Payment Spreadsheet”) setting forth (i) the calculation of Aggregate Transaction Consideration (as defined below), (ii) the allocation of the Aggregate Transaction Consideration between the holders of Aeva Common Stock and the holders of Aeva Options and Aeva RSUs, (iii) the portion of Aggregate Transaction Consideration payable to each holder of Aeva Common Stock, (iv) the number of shares of InterPrivate Common Stock that can be purchased under the Exchanged Options, and (v) the number of shares of InterPrivate Common Stock subject to the Exchanged RSUs. The allocation of the Aggregate Transaction Consideration and the information with respect to the exchange of Aeva Options into Exchanged Options and Aeva RSUs into Exchanged RSUs set forth in the Payment Spreadsheet shall be binding on all parties and shall be used by InterPrivate and Merger Sub for purposes of issuing the Merger Consideration to the holders of Aeva Common Stock and conversion of the Aeva Options into the Exchanged Options and Aeva RSUs into Exchanged RSUs, absent manifest error. “Aggregate Transaction Consideration” means a number of shares of InterPrivate Common Stock equal to the quotient of (A) the Aeva Company Value plus the aggregate exercise price of all outstanding Aeva Options (whether or not vested) divided by (B) $10.00. “Aeva Company Value” means $1.7 billion; provided that if the calculation of assets minus liabilities set forth on the balance sheet contained in the PCAOB Audited Financials with respect to the year ending December 31, 2019 is $50 million less than the calculation of assets minus liabilities set forth on the balance sheet contained in the non-PCAOB audited financial statements for the year ending December 31, 2019 (the “Deficiency”), then the Aeva Company Value shall be reduced dollar-for-dollar by an amount equal to the Deficiency less $50 million. On November 30, 2020, Aeva delivered the PCAOB Audited Financials to InterPrivate, and based on those financial statements, there was no Deficiency and therefore no such reduction to the Aeva Company Value was required.

Closing

Unless the Business Combination Agreement is earlier terminated, the Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of Aeva, InterPrivate and Merger Sub relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects are modified by the disclosure schedules and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

The representations and warranties made by Aeva to InterPrivate and Merger Sub relate to a number of matters, including the following:

•        organization and qualification to do business, subsidiaries;

•        certification of incorporation and bylaws;

•        capitalization;

•        authority to enter into the Business Combination Agreement;

•        absence of conflicts with organizational documents, applicable laws or certain other agreements, and required filings and consents;

•        permits and compliance;

•        financial statements;

•        absence of changes or events;

•        absence of litigation;

•        employee benefit plans;

•        labor and employment matters;

•        real property and title to assets;

•        intellectual property;

•        taxes;

•        environmental matters;

•        material contracts;

•        insurance;

•        approval of the board and the stockholders;

•        certain business practices;

•        interested party transactions;

•        Exchange Act; and

•        brokers.

The representations and warranties made by InterPrivate and Merger Sub to Aeva relate to a number of matters, including the following:

•        corporate organization;

•        certification of incorporation and bylaws;

•        capitalization;

•        authority to enter into the Business Combination Agreement;

•        absence of conflicts with organizational documents, applicable laws or certain other agreements, and required filings and consents;

•        compliance;

•        proper filing of documents with the SEC, financial statements and compliance with Sarbanes-Oxley Act;

•        absence of certain changes or events;

•        absence of litigation;

•        approval of the board and the stockholders;

•        no prior operations of Merger Sub;

•        brokers;

•        the Trust Account;

•        employees;

•        taxes;

•        the listing of InterPrivate Common Stock, InterPrivate Warrants and InterPrivate Units; and

•        investigation and reliance;

•        certain business practices;

•        Investment Company Act;

•        takeover statutes and charter provisions; and

•        PIPE investment amount and subscription agreements.

Conduct of Business Pending the Merger

Aeva has agreed that, prior to the Effective Time or termination of the Business Combination Agreement, it will conduct its business in the ordinary course of business and in a manner consistent with past practice. Aeva has also agreed to use its commercially reasonable efforts to preserve substantially intact its current business organization, keep available the services of its current officers, key employees and consultants, and preserve the existing relationships with Aeva customers, suppliers and other significant business relations.

In addition to the general covenants above, Aeva has agreed that prior to the Effective Time or termination of the Business Combination, subject to specified exceptions, it will not, directly or indirectly, without the written consent of InterPrivate (which may not be unreasonably conditioned, withheld or delayed):

•        amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

•        form or create any subsidiaries;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock of Aeva, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Aeva; provided that none of (i) the exercise or settlement of any Aeva Options, (ii) the grants of specified Aeva Options or Aeva RSUs (provided that no Aeva RSUs shall be directly or indirectly issued to Soroush Salehian Dardashti or Mina Rezk or any of their respective affiliates or family members or any trust whose beneficiary is Soroush Salehian Dardashti or Mina Rezk or any of their respective family members), or (iii) the issuance of Aeva Common Stock in connection with the conversion of the Aeva Preferred Stock shall require the consent of InterPrivate; or (b) any material assets of Aeva;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

•        acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $250,000; or incur any indebtedness for borrowed money in excess of $250,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

•        (a) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of Aeva as of the date of the Business Combination Agreement, other than increases in base compensation of and grants of bonuses to employees in the ordinary course of business, (b) enter into any new, or materially amend any existing service agreement or severance or termination agreement with any current or former director, officer, employee or consultant whose compensation would exceed, on an annualized basis, $250,000, (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (d) hire or otherwise enter into any new service agreement or similar arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $250,000;

•        other than as required by law or pursuant to the terms of an existing agreement disclosed to InterPrivate, grant any severance or termination pay to, any director or officer of Aeva;

•        adopt, amend and/or terminate any material employee benefit plan except as may be required by applicable law, is necessary in order to consummate the Business Combination, or annual health and welfare program renewals;

•        except in the ordinary course of business, make any material tax election, amend a material tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability, in each case, that would reasonably be expected to have an adverse and material impact on Aeva;

•        materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Aeva’s material rights thereunder, in each case in a manner that is adverse to Aeva, taken as a whole, except in the ordinary course of business;

•        intentionally permit any material item of Aeva intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Aeva intellectual property; or

•        enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

InterPrivate has agreed that, prior to the Effective Time or termination of the Business Combination Agreement, it and Merger Sub will conduct their respective businesses in the ordinary course of business consistent with past practice. In addition, InterPrivate and Merger Sub have agreed that prior to the Effective Time or termination of the Business Combination Agreement, subject to specified exceptions, they will not, without the written consent of Aeva (which may not be unreasonably withheld, conditioned or delayed):

•        amend or otherwise change the organizational documents of InterPrivate or of Merger Sub, or form any subsidiary of InterPrivate other than the Merger Sub;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the InterPrivate organizational documents;

•        reclassify, combine, split, subdivide, redeem, or purchase or otherwise acquire, directly or indirectly, any of the InterPrivate Common Stock or InterPrivate Warrants except for redemptions from the Trust Account that are required pursuant to the InterPrivate organizational documents;

•        issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock or other securities of InterPrivate or Merger Sub, or (b) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of InterPrivate or Merger Sub;

•        acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•        incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of InterPrivate, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

•        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

•        make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course consistent with past practice;

•        liquidate, dissolve, reorganize or otherwise wind up the business and operations of InterPrivate or Merger Sub;

•        amend the Trust Agreement or any other agreement related to the Trust Account;

•        subject to specified exceptions disclosed to Aeva, enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of InterPrivate or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of InterPrivate or (c) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; or

•        enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements

Proxy Statement; Registration Statement

As promptly as practicable, after the date of the Business Combination Agreement and receipt of the PCAOB Audited Financials, (a) InterPrivate and Aeva agreed to prepare and file with the SEC this proxy statement/prospectus/consent solicitation statement to be sent to the Aeva Stockholders and InterPrivate’s stockholders relating to (i) with respect to Aeva’s stockholders, solicitation of the Written Consent to approve and adopt the Business Combination Agreement and other action to be taken by Aeva Stockholders pursuant to the Written Consent and (ii) with respect to InterPrivate’s stockholders, the special meeting of InterPrivate’s stockholders to be held to consider approval and adoption of the Business Combination Proposal, the NYSE Proposal, the Incentive Award Proposal and any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination and (b) InterPrivate agreed to prepare and file with the SEC the Registration Statement, in which this proxy statement/prospectus/consent solicitation statement will be included as a prospectus, in connection with the registration under the Securities Act of shares of InterPrivate Common Stock to be issued to Aeva’s stockholders pursuant to the Business Combination Agreement.

InterPrivate Stockholders’ Meetings; Aeva’s Stockholder’s Written Consent

InterPrivate has agreed to call and hold the special meeting as promptly as practicable after the date on which the Registration Statement becomes effective (no later than 30 days after the date on which this proxy statement/prospectus/consent solicitation statement is mailed to the stockholders of InterPrivate). InterPrivate has agreed, through the InterPrivate board of directors, to recommend to its stockholders that they approve the InterPrivate Proposals contained in this proxy statement/prospectus/consent solicitation statement and shall include the recommendation of the InterPrivate board of directors in this proxy statement/prospectus/consent solicitation statement.

Aeva has agreed to solicit the Written Consent as soon as reasonably practicable after this the Registration Statement becomes effective and in any case, within 24 hours after it becomes effective. Aeva has agreed to solicit the Written Consent even if there has been an Adverse Recommendation Change (as defined below), unless InterPrivate has already terminated the Business Combination Agreement pursuant to Section 9.01(e) thereof.

No Solicitation; Change in Recommendation

Under the terms of the Business Combination Agreement, Aeva has agreed not to (a) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Acquisition Proposal, (b) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to an Acquisition Proposal, (c) enter into, engage in and maintain discussions or negotiations with respect to any Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquisition Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (d) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Aeva, (e) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (f) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquisition Proposal (each, an “Aeva Acquisition Agreement”) or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (g) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives to take any such action.

Aeva also agreed that it shall, and shall instruct its representatives, to immediately cease any solicitations, discussions or negotiations with any person in connection with an Acquisition Proposal. Aeva also agreed that it will promptly request each person that has prior to the date of the Business Combination Agreement executed a confidentiality agreement in connection with its consideration of acquiring Aeva to return or destroy all confidential information furnished to such person by or on behalf of it or any of its subsidiaries prior to the date of the Business Combination Agreement.

Aeva has agreed to notify InterPrivate promptly (and in any event within 24 hours) after the receipt of any Acquisition Proposal, any inquiry received after the date of the Business Combination Agreement that would reasonably be expected to lead to an Acquisition Proposal or any request for non-public information relating to Aeva or for access to the business, properties, assets, personnel, books or records of Aeva by any third party, in connection with such third party’s consideration of acquiring Aeva, which notice shall identify the third party making such Acquisition Proposal, indication or request and provide the details of the material terms and conditions of any such Acquisition Proposal, indication or request.

Notwithstanding the restrictions set forth above, the Business Combination Agreement provides that, prior to the receipt of the Written Consent, the Aeva Board of Directors may participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Aeva Board of Directors reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal (as defined below), and thereafter furnish to such third party non-public information related to Aeva pursuant to a confidentiality agreement.

Except as set forth below, Aeva has agreed that neither the Aeva Board of Directors nor any committee thereof shall (a)(i) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to InterPrivate or Merger Sub, the Aeva Board of Directors’ recommendation, or (ii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of Aeva any Acquisition Proposal or Superior Proposal, (b) make any public statement inconsistent with the Aeva Board of Directors’ recommendation, (c) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Adverse Recommendation Change”), or (d) authorize, cause or permit Aeva or any of its representatives to enter into any Aeva Acquisition Agreement. Notwithstanding the foregoing, prior to the receipt of the Written Consent, but not after, the Aeva Board of Directors may make an Adverse Recommendation Change or cause Aeva to terminate the Business Combination Agreement to enter into an Aeva Acquisition Agreement, only if the Aeva Board of Directors has reasonably determined in good faith, after consultation with its outside financial advisor and legal counsel, that (A) the failure to take such action would reasonably be expected to be inconsistent with the Aeva Board of Directors’ fiduciary duties under applicable law, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Prior to taking such action, (1) Aeva must promptly notify InterPrivate, in writing, at least three business days (the “Aeva Notice Period”) before making an Adverse Recommendation Change or entering into an Aeva Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall (x) state expressly that Aeva has received an Acquisition Proposal that the Aeva Board of Directors intends to declare a Superior Proposal and that the Aeva Board of Directors intends to make an Adverse Recommendation Change and/or Aeva intends to enter into an Aeva Acquisition Agreement, and (y) include a copy of the most current version of the proposed agreement relating to such Superior Proposal (which version shall be updated on a prompt basis, but in each case redacted as necessary to exclude the identity of the third party making such Superior Proposal), and a description of any financing commitments relating thereto; (2) Aeva shall, and shall instruct its representatives to, during the Aeva Notice Period, negotiate with InterPrivate in good faith in respect of adjustments in the terms and conditions of the Business Combination Agreement such that such Acquisition Proposal would cease to constitute a Superior Proposal, if InterPrivate, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Aeva Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Aeva Notice Period shall be extended, if applicable, to ensure that at least two business days remains in the Aeva Notice Period subsequent to the time Aeva notifies InterPrivate of any such material revision (it being understood that there may be multiple extensions)); and (3) following the end of such Aeva Notice Period (as extended pursuant to the preceding clause (2)) the Aeva Board of Directors determines in good faith, after consulting with outside financial advisor and legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by InterPrivate during the Aeva Notice Period in the terms and conditions of the Business Combination Agreement.

Notwithstanding the restrictions set forth above, if, at any time prior to obtaining the Written Consent, the Aeva Board of Directors determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law, the Aeva Board of Directors may, prior to obtaining the Written Consent, make an Adverse Recommendation Change. However, Aeva will not be entitled to make, or agree or resolve to make, an Adverse Recommendation Change in response to an Intervening Event unless (1) Aeva promptly notifies InterPrivate in writing, at least three business days (the “Intervening Event Notice Period”) advising InterPrivate that the Aeva Board of Directors proposes to take such action and containing the material facts underlying the Aeva Board of Directors’ determination that an Intervening Event has occurred, and (2) following the end of such Intervening Event Notice Period (it being agreed that in the event after the commencement of the Intervening Event Notice Period, there is any material development with respect to an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least two business days remains in the Intervening Event Notice Period subsequent to the time Aeva notifies InterPrivate of any such material revision (it being understood that there may be multiple extensions)), the Aeva Board of Directors determines in good faith, after consulting with outside legal counsel, that the failure to make an Adverse Recommendation Change would be inconsistent with the Aeva Board of Directors’ fiduciary duties under applicable law. If requested by InterPrivate, Aeva shall, and shall instruct its representatives to, during the Intervening Event Notice Period, negotiate with InterPrivate in good faith to make such adjustments in the terms and conditions of the Business Combination Agreement so as to obviate the need for an Adverse Recommendation Change.

•        “Acquisition Proposal” means any proposal or offer from any person or group of persons (other than InterPrivate, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the assets of Aeva, taken as a whole (based on the fair market value thereof, as determined by the Aeva Board of Directors in good faith), or (b) acquisition of beneficial ownership of 20% or more of the total voting power of the equity securities of Aeva, whether by way of merger, asset purchase, equity purchase or otherwise;

•        “Superior Proposal” means a bona fide, written Acquisition Proposal, not solicited, received, initiated or facilitated in violation of the non-solicitation provisions of the Business Combination Agreement, involving (a) assets that generate more than 50% of the consolidated total revenues of Aeva, taken as a whole, (b) assets that constitute more than 50% of the consolidated total assets of Aeva, taken as a whole, or (c) more than 50% of the total voting power of the equity securities of Aeva, in each case, that the Aeva Board of Directors (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to Aeva’s stockholders than the transactions contemplated by the Business Combination Agreement after taking into account all such factors and matters deemed relevant in good faith by the Aeva Board of Directors, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated thereby after taking into account any changes to the terms of the Business Combination Agreement irrevocably offered in writing by InterPrivate in response to such Superior Proposal pursuant to the terms of the Business Combination Agreement.

•        “Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that materially affects the business, assets, operations or prospects of Aeva, taken as a whole, and that was not known and was not reasonably foreseeable to Aeva or the Aeva Board of Directors as of the date of the Business Combination Agreement (or the consequences of which were not reasonably foreseeable to the Aeva Board of Directors as of the date of the Business Combination Agreement), and that becomes known to Aeva or the Aeva Board of Directors after the date of the Business Combination Agreement.

Exclusivity

InterPrivate has agreed that until the Effective Time or prior termination of the Business Combination Agreement, InterPrivate shall not take, nor shall it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Aeva, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction other than with Aeva, its stockholders and its affiliates and representatives. InterPrivate has agreed to, and to cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Business Combination Agreement with respect to, or which is reasonably likely to give rise to or result in, such a business combination transaction.

Stock Exchange Listing

InterPrivate will use its reasonable best efforts to cause the shares of InterPrivate Common Stock to be issued in connection with the Business Combination to be approved for listing on the NYSE at Closing. Until the Closing, InterPrivate shall use its reasonable best efforts to continue the listing of the InterPrivate Units, InterPrivate Common Stock and InterPrivate Warrants on the NYSE.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•        Aeva and InterPrivate providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•        Certain employee benefit matters, including the establishment of an incentive award plan to be effective after the Closing;

•        Director and officer indemnification;

•        Prompt notification of certain matters;

•        Aeva and InterPrivate using reasonable best efforts to consummate the Business Combination;

•        Public announcements relating the Business Combination;

•        Agreements relating to the intended tax treatment of the Business Combination;

•        Cooperation regarding any filings required under the HSR Act;

•        The delivery by Aeva of the PCAOB Audited Financials prior to December 2, 2020; and

•        InterPrivate making disbursements from the Trust Account.

On November 30, 2020, Aeva delivered the PCAOB Audited Financials to InterPrivate.

Conditions to Closing

Mutual

The obligations of Aeva, InterPrivate and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)     The Written Consent shall have been delivered to InterPrivate;

(b)    The Business Combination Proposal, the NYSE Proposal, the Incentive Award Proposal and any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination shall have been approved and adopted by the requisite affirmative vote of InterPrivate’s stockholders in accordance with this proxy statement/prospectus/consent solicitation statement, the DGCL, the InterPrivate organizational documents and the rules and regulations of the NYSE;

(c)     No governmental authority has enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination, including the Merger;

(d)    All required filings under the HSR Act have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act has expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder have been obtained;

(e)     Certain consents, approvals and authorizations have been obtained from and made with governmental authorities; and

(f)     The Registration Statement has been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement have been initiated or be threatened by the SEC.

InterPrivate and Merger Sub

The obligations of InterPrivate and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)    The representations and warranties of Aeva contained in the sections of the Business Combination Agreement titled (i) Organization and Qualification; Subsidiaries, (ii) Authority Relative to this Agreement, (iii) Absence of Certain Changes or Events and (iv) Brokers in the Business Combination Agreement are each true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Aeva contained in the section titled Capitalization in the Business Combination Agreement shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of Aeva contained in the Business Combination Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect (as defined in the Business Combination Agreement);

(b)    Aeva shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)     Aeva shall have delivered to InterPrivate a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

(d)    No Company Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date;

(e)     Other than those persons identified as continuing directors in the Business Combination Agreement, all members of the Aeva Board of Directors shall have executed written resignations effective as of the Effective Time;

(f)     All parties to the Registration Rights and Lock-Up Agreement (other than InterPrivate and the holders of equity securities of InterPrivate prior to the Closing contemplated to be party thereto) shall have delivered, or cause to be delivered, to InterPrivate copies of the Registration Rights and Lock-Up Agreement duly executed by all such parties;

(g)    All parties to the Stockholders Agreement (other than InterPrivate and the Sponsor) shall have delivered, or cause to be delivered, to InterPrivate a copy of the Stockholders Agreement duly executed by all such parties;

(h)    On or prior to the Closing, Aeva shall have delivered to InterPrivate a properly executed certification that shares of Aeva Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which will be filed by InterPrivate with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; and

(i)     Aeva shall have delivered to InterPrivate the Payment Spreadsheet.

Aeva

The obligations of Aeva to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)     The representations and warranties of InterPrivate and Merger Sub contained in the sections of the Business Combination Agreement titled (i) Corporate Organization (ii) Authority Relative to this Agreement, (iii) Absence of Certain Changes or Events, and (iv) Brokers in the Business Combination Agreement are each true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of InterPrivate and Merger Sub contained in the section titled Capitalization in the Business Combination Agreement shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of InterPrivate and Merger Sub contained in the Business Combination Agreement are true and correct (without giving any effect to any limitation as to “materiality” or “InterPrivate Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a InterPrivate Material Adverse Effect (as defined in the Business Combination Agreement);

(b)    InterPrivate and Merger Sub have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)     InterPrivate has delivered to Aeva a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

(d)    No InterPrivate Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date;

(e)     The InterPrivate Common Stock comprising the Merger Consideration to be issued pursuant to the Business Combination Agreement and the November 2020 PIPE Shares to be issued in connection with the transactions contemplated by the November 2020 Subscription Agreements shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof;

(f)     InterPrivate and the holders of equity securities of InterPrivate prior to the Closing contemplated to be a party thereto have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by InterPrivate;

(g)    All parties to the Stockholders Agreement shall have delivered, or cause to be delivered, to Aeva a copy of the Stockholders Agreement duly executed by all such parties;

(h)    The officers of InterPrivate and the members of the InterPrivate board of directors designated in the Business Combination Agreement have executed written resignations effective as of the Effective Time;

(i)     After giving effect to (i) the exercise of conversion rights by Public Stockholders of the outstanding Public Shares and (ii) the sale and issuance by InterPrivate of InterPrivate Common Stock between the date of the Business Combination Agreement and the Effective Time, the amount of cash held by InterPrivate in the aggregate, whether in or outside the Trust Account shall be equal to at least $150,000,000, and InterPrivate shall have made appropriate arrangements for any funds in the Trust Account to be released upon Closing; and

(j)     The total outstanding liabilities (excluding expenses required to be borne by InterPrivate as contemplated under the Business Combination Agreement and transaction related expenses, including the costs and expenses relating to the preparation, negotiation and execution of the Business Combination Agreement and related documents and the consummation of the Business Combination) of InterPrivate shall not exceed $500,000 at the Closing.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the Aeva Stockholders or InterPrivate stockholders, respectively, as follows:

(a)     By mutual written consent of InterPrivate and Aeva;

(b)    By InterPrivate or Aeva, if (i) the Effective Time will not have occurred prior to March 31, 2021 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated by any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date; (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination, including the Merger; or (iii) any of the Business Combination Proposal, the NYSE Proposal, the Incentive Award Proposal or any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination fail to receive the requisite vote for approval at the special meeting or any adjournment thereof;

(c)     By Aeva if (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of InterPrivate and Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of InterPrivate and Merger Sub will have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “Conditions to Closing — Aeva” above would not be satisfied (a “Terminating InterPrivate Breach”); provided that Aeva has not waived such Terminating InterPrivate Breach and Aeva is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating InterPrivate Breach is curable by InterPrivate and Merger Sub, Aeva may not terminate the Business Combination Agreement due to a Terminating InterPrivate Breach for so long as InterPrivate and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Aeva to InterPrivate; or (ii) at any time prior to receipt of the Written Consent, in connection with entering into an Aeva Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.05(d) of the Business Combination Agreement; provided, that prior to or concurrently with such termination Aeva pays the Termination Fee (as defined below); or (iii) the InterPrivate board of directors shall have publicly withdrawn, modified or changed, in a manner that is adverse to Aeva, its recommendation to its stockholders to approve the Business Combination Proposal, the NYSE Proposal, the Incentive Award Proposal or any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination;

(d)    By InterPrivate if (i) the Aeva Board of Directors or a committee thereof, prior to obtaining the Written Consent has made an Adverse Recommendation Change; or (ii) Aeva has failed to deliver the Written Consent to InterPrivate within two business days after the Registration Statement becomes effective; or (iii) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Aeva set forth in the Business Combination Agreement, or if any representation or warranty of Aeva has become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “Conditions to Closing — InterPrivate and Merger Sub” above would not be satisfied (“Terminating Aeva Breach”); provided, that InterPrivate has not waived such Terminating Aeva Breach and InterPrivate and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Aeva Breach is curable by Aeva, InterPrivate may not terminate the Business Combination Agreement due to a Terminating Aeva Breach for so long as Aeva continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by InterPrivate to Aeva; or (iv) the PCAOB Audited Financials have not been delivered to InterPrivate by Aeva on or before not later than sixty (60) days from the date of the Business Combination Agreement. On November 30, 2020, Aeva delivered the PCAOB Audited Financials to InterPrivate.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Termination Fee

Aeva will pay a termination fee in the amount of $68,000,000 (the “Termination Fee”), in the event that:

(a)     (i) The Business Combination Agreement is terminated (x) by Aeva or InterPrivate, if the Effective Time did not occur prior to the Outside Date, (y) by InterPrivate, if Aeva failed to deliver the Written Consent to InterPrivate within two business days after the Registration Statement becomes effective or (z) by InterPrivate, pursuant to a Terminating Aeva Breach; (ii) a bona fide Acquisition Proposal has been made, proposed or otherwise communicated to Aeva after the date of the Business Combination Agreement; and (iii) within six (6) months of the date the Business Combination Agreement is terminated, Aeva enters into a definitive agreement with respect to such Acquisition Proposal; or

(b)    The Business Combination Agreement is terminated (x) by InterPrivate if the Aeva Board of Directors or a committee thereof, prior to obtaining the Written Consent, shall have made an Adverse Recommendation Change or (y) by Aeva, if at any time prior to receiving the Written Consent, Aeva enters into an Aeva Acquisition Agreement with respect to a Superior Proposal.

Vote Required for Approval

The Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted if the holders of a majority of the shares of InterPrivate Common Stock represented in person (which would include presence at a virtual meeting) or by proxy at the special meeting vote “FOR” the Business Combination Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting and broker non-votes will have no effect on the vote. Abstentions will have the same effect as a vote “against” the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

Recommendation of the Board

INTERPRIVATE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

Stockholder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, on November 2, 2020, the Key Aeva Stockholders entered into the Stockholder Support Agreement with InterPrivate, pursuant to which the Key Aeva Stockholders agreed to vote all of their shares of Aeva Common Stock and Aeva Preferred Stock in favor of the approval and adoption of the Business Combination. Additionally, the Key Aeva Stockholders have agreed not to (a) transfer any of their shares of Aeva Common Stock and Aeva Preferred Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. Collectively, as of December 31, 2020, the Key Aeva Stockholders held approximately 84% of the outstanding shares of Aeva Capital Stock. The Key Aeva Stockholders therefore hold a sufficient number of shares of Aeva Capital Stock to approve the Business Combination without the vote of any other Aeva stockholder.

Registration Rights and Lock-Up Agreement

In connection with the Business Combination, InterPrivate and the Holders will enter into the Registration Rights and Lock-Up Agreement at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Post-Combination Company will be obligated to file a registration statement to register the resale of certain securities of the Post-Combination Company held by the Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $30 million. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the securities of the Post-Combination Company held by the Key Aeva Stockholders to be locked-up for a period of one-hundred eighty days following the Closing, while fifty percent of the Founder Shares held by the Sponsor will be locked-up until the earlier of (i) one year following the Closing or (ii) the date on which the sale price of the common stock of the Post-Combination Company equals or exceeds $12.50 per share for any 20 trading days within any 30-day trading period, and the other fifty percent of the Founder Shares held by the Sponsor will be locked-up until one year following the Closing.

Stockholders Agreement

Contemporaneously with the Closing, InterPrivate, the Sponsor, Lux and the Aeva Founders will enter into the Stockholders Agreement, which will be effective upon the Closing and will provide for the following terms and other customary terms and conditions:

(a)     Effective as of the Closing, pursuant to the terms of the Business Combination Agreement and the Stockholders Agreement Term Sheet attached thereto, the size of the Post-Combination Board shall be set at seven members and initially shall consist of five directors, with two vacancies. At least three of the independent directors shall be Audit Committee Qualified Directors. The Initial Board shall consist of: (i) Soroush Salehian Dardashti; (ii) Mina Rezk; (iii) one independent director designated by Lux (the “Lux Director”), who will be Shahin Farshchi; (iv) one Audit Committee Qualified Director designated by Canaan (the “Canaan Director”), who will be Hrach Simonian; and (v) one Audit Committee Qualified Director designated by the Sponsor (the “IPV Director”), who will be Ahmed M. Fattouh. At

Closing, there will be two vacancies on the Post-Combination Board and the Aeva Founders will have the right to nominate the Aeva Founders Nominated Directors, one of whom shall include an Audit Committee Qualified Director (the “Audit Committee Qualified Aeva Founders Director”) and both of whom shall be subject to the approval of the remaining members of the Post-Combination Board. Subject to the rules of the NYSE, from and after the Closing, each Aeva Founder shall be entitled to nominate himself to continue to serve on the Post-Combination Board until such time as he holds less than 5% of the outstanding common stock of the Post-Combination Company (or his earlier death or Incapacity), and the Post-Combination Company will include such nominees in its proxy materials for each applicable meeting of stockholders and, subject to applicable law and the exercise of fiduciary duties, recommend to the Post-Combination Company stockholders that each such nominee be elected at such meeting. Mr. Rezk shall serve as Chairman of the Post-Combination Board for so long as he is a director. In the event Mr. Rezk is no longer a director, then Mr. Salehian shall serve as the Chairman of the Post-Combination Board so long as he is a director. The Aeva Founders’ rights under the Stockholders Agreement will not be transferable. The Post-Combination Board shall be classified into three classes at the Closing, with the directors serving staggered three-year terms as follows:

(i)     Class I Directors (initial term through the 2022 annual meeting of stockholders): The IPV Director and the Audit Committee Qualified Aeva Founders Director;

(ii)    Class II Directors (initial term through the 2023 annual meeting of stockholders): The Lux Director and the Canaan Director; and

(iii)   Class III Directors (initial term through the 2024 annual meeting of stockholders): The Aeva Founders and an Aeva Founders Nominated Director.

(b)    As promptly as practicable following the Closing, InterPrivate shall enter into an indemnification agreement with each director. In addition, InterPrivate shall purchase and maintain directors’ and officers’ liability insurance covering each director, and reimburse each director for all reasonable and documented out-of-pocket expenses incurred in connection with their attendance at meetings.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, effective as of November 2, 2020, InterPrivate entered into the November 2020 Subscription Agreements with the November 2020 Subscribers, pursuant to which the November 2020 Subscribers agreed to purchase, and InterPrivate agreed to sell to the November 2020 Subscribers, an aggregate of 12,000,000 November 2020 PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $120,000,000, in a private placement.

In addition, on December 23, 2020, InterPrivate entered into the December 2020 Subscription Agreements with the December 2020 PIPE Subscribers, pursuant to which the December 2020 PIPE Subscribers agreed to purchase, and InterPrivate agreed to sell to the December 2020 Subscribers, an aggregate of approximately 16,168,478 December 2020 PIPE Shares for an aggregate purchase price of approximately $200 million, consisting of a $150 million tranche with a purchase price of $11.50 per share and a $50 million tranche with a purchase price of $16.00 per share, in a private placement.

The purpose of the sales of the PIPE Shares is to raise additional capital for use in connection with the Business Combination, to meet the minimum cash requirements provided in the Business Combination Agreement and for use by the Post-Combination Company following the Closing.

The closing of the sales of PIPE Shares (the “Subscription Closings”) will occur immediately prior to the consummation of the Business Combination. The Subscription Closings will be subject to customary conditions, including:

(a)     all representations and warranties of InterPrivate and the applicable subscriber contained in the relevant Subscription Agreement will be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect), which representations and warranties will be true in all respects at, and as of, the applicable Subscription Closing (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date);

(b)    InterPrivate and the applicable subscriber have performed or complied in all material respects with all agreements and covenants required by the applicable Subscription Agreement;

(c)     no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated by the Subscription Agreements illegal or otherwise restraining or prohibiting consummation of the transactions contemplated thereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;

(d)    no amendment, modification or waiver of the Business Combination Agreement shall have occurred that reasonably would be expected to materially and adversely affect the economic benefits that the Subscriber reasonably would expect to receive under the applicable Subscription Agreement;

(e)     all conditions precedent to the Closing of the Business Combination set forth in the Business Combination Agreement, will have been satisfied or waived; and

(f)     with respect to the Subscription Closing for the December 2020 PIPE Shares, no suspension of the qualification of the December 2020 PIPE Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred.

Pursuant to the Subscription Agreements, InterPrivate will agree that, within thirty (30) calendar days after the consummation of the Business Combination (the “Filing Deadline”), InterPrivate will file with the SEC a registration statement registering the resale of the shares of InterPrivate Common Stock received by the Subscriber in connection with the Business Combination, and InterPrivate will use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than (i) with respect to the November 2020 Subscription Agreements, the 60th calendar day (or 120th calendar day if the SEC notifies InterPrivate that it will “review” the registration statement) following the Filing Deadline and (ii) with respect to the December 2020 Subscription Agreements, the earlier of (y) the 60th calendar day (or 120th calendar day if the SEC notifies InterPrivate that it will “review” the registration statement) following the Filing Deadline and (z) the 10th business day after the date InterPrivate is notified (orally or in writing) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, however, that InterPrivate’s obligations to include the shares held by a subscriber in the registration statement will be contingent upon the respective subscriber furnishing in writing, to InterPrivate, such information regarding the subscriber, the securities of InterPrivate held by such subscriber and the intended method of disposition of the shares, as will be reasonably requested by InterPrivate to effect the registration of such shares, and will execute such documents in connection with such registration, as InterPrivate may reasonably request, which will be what is customary of a selling stockholder in similar situations. In addition, pursuant to the December 2020 Subscription Agreement, InterPrivate has agreed to use its commercially reasonable efforts to cause all December 2020 PIPE Shares to be listed on each securities exchange or market, if any, on which InterPrivate Common Stock or preferred stock, if any, are then listed.

The December 2020 PIPE Subscribers who agreed to purchase December 2020 PIPE Shares in the $150 million tranche also entered into separate waiver and lockup agreements with InterPrivate (collectively, the “Lockup Agreements”). Pursuant to the Lockup Agreements, each such subscriber agreed to vote all shares of InterPrivate Common Stock held of record or beneficially by such subscriber on the record date for the special meeting in favor of the Business Combination Proposal. Each such subscriber also agreed not to submit any such shares of InterPrivate Common Stock for conversion in connection with such vote. Subject to certain exceptions, the Lockup Agreements further provide for the shares of InterPrivate Common Stock purchased by such subscribers in the $150 million tranche of the December 2020 PIPE to be locked-up for a period of one year following the Closing.

Each Subscription Agreement will terminate upon the earlier to occur of (i) such time that InterPrivate notifies the subscriber in writing, or publicly discloses, that it does not intend to consummate the Business Combination, (ii) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (iii) upon the mutual written agreement of each of the parties to the Subscription Agreement, (iv) if any of the conditions to the applicable Subscription Closing are not satisfied or waived on or prior to the Subscription Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the Subscription Closing, and (v) if the consummation of the Business Combination shall not have occurred by the earlier of (x) the 10th business day after the anticipated Closing Date, or (y) the Outside Date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF
THE CONVERSION RIGHTS AND THE BUSINESS COMBINATION

Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus/consent solicitation statement forms a part, the statements of law and legal conclusions set forth below represent the opinion of Greenberg Traurig, LLP, insofar as it expresses conclusions as to the application of U.S. federal income tax law. This discussion does not address any tax consequences arising under the laws of any state, local or non U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following is a discussion of the material U.S. federal income tax consequences for (i) holders of InterPrivate Common Stock that elect to have their InterPrivate Common Stock converted into cash if the Business Combination is completed and (ii) holders of Aeva Capital Stock who exchange their Aeva Capital Stock for InterPrivate Common Stock in the Business Combination. This discussion applies only to shares of InterPrivate Common Stock or Aeva Capital Stock, as the case may be, held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, with respect to the conversion of InterPrivate Common Stock, the discussion is applicable only to holders who purchased InterPrivate Common Stock in the IPO.

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons subject to the alternative minimum tax;

•        persons holding InterPrivate Common Stock or Aeva Capital Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•        banks, insurance companies and other financial institutions;

•        brokers, dealers or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to InterPrivate Common Stock or Aeva Capital Stock being taken into account in an applicable financial statement;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        tax-qualified retirement plans; and

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of InterPrivate Common Stock or Aeva Capital Stock, as the case may be, who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States,

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•        an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of InterPrivate Common Stock or Aeva Capital Stock, as the case may be, who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Considerations of the Conversion to the Holders of InterPrivate Common Stock

The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Business Combination that are associated with certain conversions of InterPrivate Common Stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. InterPrivate has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

Holders of InterPrivate Common Stock who do not exercise their conversion rights will not be selling, exchanging, or otherwise transferring their InterPrivate Common Stock as described in this section. InterPrivate did not obtain a tax opinion regarding the U.S. federal income tax consequences of the Business Combination, including the conversion of InterPrivate Common Stock.

U.S. Holders

Conversion of InterPrivate Common Stock. In the event that a U.S. holder’s InterPrivate Common Stock is converted pursuant to the conversion provisions described in the section entitled “The Special Meeting of InterPrivate Stockholders — Conversion Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the conversion qualifies as a sale of the InterPrivate Common Stock under Section 302 of the Code. If the conversion qualifies as a sale of the InterPrivate Common Stock, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Conversion Treated as a Sale of InterPrivate Common Stock” below. If the conversion does not qualify as a sale of the InterPrivate Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Conversion Treated as a Distribution.”

Whether a conversion qualifies for sale treatment will depend largely on whether the U.S. holder owns any of InterPrivate’s stock following the conversion (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of InterPrivate’s Common Stock held by the U.S. holder both before and after the conversion (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of shares of InterPrivate Common Stock outstanding both before and after the conversion. The conversion of InterPrivate Common Stock generally will be treated as a sale of the InterPrivate Common Stock (rather than as a corporate distribution) if the conversion (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in InterPrivate or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of InterPrivate Common Stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include InterPrivate Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any InterPrivate Common Stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the conversion.

In order to meet the substantially disproportionate test, the percentage of InterPrivate’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the conversion of InterPrivate Common Stock must, among other requirements, be less than 80% of the percentage of InterPrivate’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the conversion (taking into account both conversions by other holders of InterPrivate Common Stock and the shares of InterPrivate Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of InterPrivate’s capital stock actually and constructively owned by the U.S. holder are converted or (ii) all of the shares of InterPrivate’s capital stock actually owned by the U.S. holder are converted, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The conversion of InterPrivate Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s conversion results in a “meaningful reduction” of the U.S. holder’s proportionate interest in InterPrivate. Whether the conversion will result in a meaningful reduction in a U.S. holder’s proportionate interest in InterPrivate will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a conversion.

If none of the foregoing tests is satisfied, then the conversion will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Conversion Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the converted InterPrivate Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Conversion Treated as a Sale of InterPrivate Common Stock.    If the conversion qualifies as a sale of InterPrivate Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the conversion and the U.S. holder’s adjusted tax basis in its disposed of InterPrivate Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder’s adjusted tax basis in its InterPrivate Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the InterPrivate Common Stock so disposed of exceeds one year. It is unclear, however, whether the conversion rights with respect to the InterPrivate Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Conversion Treated as a Distribution.    If the conversion does not qualify as a sale of InterPrivate Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in InterPrivate Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the InterPrivate Common Stock as described under “— U.S. Holders — Gain or Loss on Conversion Treated as a Sale of InterPrivate Common Stock” above.

Dividends (including constructive dividends paid pursuant to a conversion of InterPrivate Common Stock) InterPrivate pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a conversion of InterPrivate Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends InterPrivate pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the conversion rights with respect to the InterPrivate Common Stock described in this proxy statement/prospectus/consent solicitation statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding.    In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a conversion of InterPrivate Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of InterPrivate Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Conversion of InterPrivate Common Stock.    The characterization for U.S. federal income tax purposes of the conversion of a Non-U.S. holder’s InterPrivate Common Stock pursuant to the conversion provisions described in the section entitled “The Special Meeting of InterPrivate Stockholders — Conversion Rights” generally will correspond to the U.S. federal income tax characterization of such a conversion of a U.S. holder’s InterPrivate Common Stock, as described under “U.S. Holders — Conversion of InterPrivate Common Stock” above, and the consequences of the conversion to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Gain on Conversion Treated as a Sale of InterPrivate Common Stock” and “Non-U.S. Holders — Taxation of Conversion Treated as a Distribution,” as applicable.

Gain on Conversion Treated as a Sale of InterPrivate Common Stock.    A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a conversion treated as a sale of InterPrivate Common Stock unless:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the conversion and certain other requirements are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held InterPrivate Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of InterPrivate Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of InterPrivate Common Stock (InterPrivate would be treated as a buyer with respect to a conversion of InterPrivate Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. InterPrivate believes that it is not, and has not been at any time since our formation, a United States real property holding corporation and InterPrivate does not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Taxation of Conversion Treated as a Distribution.    If the conversion does not qualify as a sale of InterPrivate Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from InterPrivate’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of InterPrivate’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in InterPrivate Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the InterPrivate Common Stock and will be treated as described under “Non-U.S. Holders — Gain on Conversion Treated as a Sale of InterPrivate Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the

United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.    Payments of dividends (including constructive dividends received pursuant to a conversion of InterPrivate Common Stock) on InterPrivate Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on InterPrivate Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of InterPrivate Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of InterPrivate Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.    Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a conversion of stock) on InterPrivate Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a conversion of InterPrivate Common Stock.

U.S. Federal Income Tax Considerations of the Business Combination for Aeva Stockholders

The following is a discussion of the material U.S. federal income tax consequences for holders who exchange their Aeva Capital Stock for InterPrivate Common Stock in the Business Combination. This discussion applies only to shares of Aeva Capital Stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax effects for holders of Aeva Capital Stock stemming from the completion of the Business Combination. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Neither InterPrivate nor Aeva has sought and neither of them will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

Characterization of the Business Combination

Each of InterPrivate and Aeva intends and expects the Business Combination to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In the Business Combination Agreement, each of InterPrivate, Merger Sub and Aeva agrees to use its commercially reasonable efforts to cause the Business Combination to qualify, and agrees not to take, and not to permit or cause any of its affiliates or subsidiaries to take any action which to its knowledge could reasonably be expected to prevent or impede the Business Combination from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

The obligations of InterPrivate and Aeva to complete the Business Combination are not conditioned on the receipt of an opinion from Greenberg Traurig, LLP to the effect that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and the Business Combination will occur even if it does not so qualify.

U.S. Federal Income Tax Consequences for U.S. Holders

We have received an opinion from Greenberg Traurig, LLP, attached as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus/consent solicitation statement forms a part, that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Assuming the Business Combination is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders of Aeva Capital Stock will be as follows:

•        a U.S. holder will not recognize gain or loss upon the exchange of Aeva stock for InterPrivate Common Stock pursuant to the Business Combination;

•        a U.S. holder’s aggregate tax basis for the shares of InterPrivate Common Stock received in the Business Combination will equal the U.S. holder’s aggregate tax basis in the shares of Aeva stock surrendered in the Business Combination; and

•        the holding period of the shares of InterPrivate Common Stock received by a U.S. holder in the Business Combination will include the holding period of the shares of Aeva stock surrendered in exchange therefor.

For purposes of the above discussion regarding the determination of the bases and holding periods for shares of InterPrivate Common Stock received in the Business Combination, U.S. holders who acquired different blocks of Aeva stock at different times for different prices must calculate their bases and holding periods in their shares of Aeva stock separately for each identifiable block of such stock exchanged in the Business Combination.

As provided in Treasury Regulations Section 1.368-3(d), each U.S. holder who receives shares of InterPrivate Common Stock in the Business Combination is required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. holders who owned immediately before completion of the Business Combination at least 1% (by vote or value) of the total outstanding stock of Aeva, or Aeva “securities” (as specially defined for U.S. federal income tax purposes) the aggregate federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Business Combination is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in and fair market value of such U.S. holder’s shares of Aeva stock, and any such “securities” surrendered in the Business Combination, the date of completion of the Business Combination and the name and employer identification number of each of Aeva and InterPrivate.

If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code and is a taxable transaction, then a U.S. holder would recognize gain or loss upon the exchange of the holder’s shares of Aeva Capital Stock for shares of InterPrivate Common Stock equal to the difference between the fair market value, at the time of the exchange, of the InterPrivate Common Stock received in the Business Combination and such U.S. holder’s tax basis in the shares of Aeva stock surrendered in the Business Combination. Such gain or loss would be long-term capital gain or loss if the Aeva stock was held for more than one year at the time of the Business Combination. In addition, the U.S. holder’s aggregate tax basis in the shares of InterPrivate Common Stock received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. holder’s holding period of such shares of InterPrivate Common Stock would commence the day after the closing of the Business Combination.

Non-U.S. Holders

The U.S. federal income tax consequences of the Business Combination for Non-U.S. holders of Aeva Capital Stock will generally be the same as for U.S. holders except as noted below.

Non-U.S. holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination (i.e., if the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is a taxable transaction) unless:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or

•        Aeva is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. holder held Aeva Capital Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applied to a Non-U.S. holder, any gain recognized by such holder with respect to such holder’s Aeva Capital Stock as a result of the Business Combination would be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, Aeva believes that it is not, and has not been at any time since its formation, a United States real property holding corporation and neither Aeva nor InterPrivate expects to be a United States real property holding corporation immediately after the Business Combination is completed.

PROPOSAL NO. 2 — THE CHARTER AMENDMENT PROPOSAL

Overview

If the Business Combination is consummated, InterPrivate will replace its current amended and restated certificate of incorporation (the “Existing Certificate of Incorporation”) with the proposed second amended and restated certificate of incorporation (the “Proposed Certificate of Incorporation”) in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex B, which, in the judgment of InterPrivate’s board of directors, is necessary to adequately address the needs of the Post-Combination Company. Assuming the Business Combination Proposal is approved, you are also being asked to approve and adopt the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex B.

The following is a summary of the material differences between the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation, each of which would be effected by the filing of the Proposed Certificate of Incorporation: (i) to change the name of InterPrivate to “Aeva Technologies, Inc.” from the current name of “InterPrivate Acquisition Corp.” and remove certain provisions related to InterPrivate’s status as a special purpose acquisition company that will no longer be relevant following the Closing; (ii) to increase the number of shares of (a) common stock InterPrivate is authorized to issue from 50,000,000 shares to 422,000,000 shares and (b) preferred stock InterPrivate is authorized to issue from 1,000,000 shares to 10,000,000 shares; (iii) to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to adopt, amend or repeal the Post-Combination Company’s bylaws; (iv) to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to remove a director from office; (v) to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to amend or repeal certain provisions of the Proposed Certificate of Incorporation; (vi) to remove the provision renouncing the corporate opportunity doctrine; (vii) to require that special meetings of stockholders may only be called by the board of directors, the chairperson of the board of directors or the chief executive officer and not by stockholders, subject to any special rights of the holders of preferred stock; and (viii) to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act.

The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect even if approved by our stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing of the Business Combination. If the Charter Amendment Proposal is not approved, the Business Combination will not occur.

The tables below set forth a summary of the material differences between the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation, as well as InterPrivate’s board of directors’ reasons for proposing the changes. These summaries are qualified by reference to the complete text of the Proposed Certificate of Incorporation. Each of these proposed changes were negotiated as part of the Business Combination. The Proposed Certificate of Incorporation, as will be in effect assuming approval of the Charter Amendment Proposal, upon the Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus/consent solicitation statement as Annex B. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

Change of Name and Removal of Special Purpose Acquisition Company Provisions

The Proposed Certificate of Incorporation would adopt the name “Aeva Technologies, Inc.” and remove certain provisions related to InterPrivate’s status as a special purpose acquisition company that will no longer be relevant following the Closing.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Name	InterPrivate Acquisition Corp.	Aeva Technologies, Inc.	The change in name will reflect the identity of the Post-Combination Company’s business following the consummation of the Business Combination.
Purpose

The purpose of InterPrivate is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon, InterPrivate by law and those incidental thereto, InterPrivate shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of InterPrivate, including, but not limited to, effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination involving InterPrivate and one or more businesses or entities.

The purpose of the Post-Combination Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law. The Post-Combination Company shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Post-Combination Company.

The provision that refers to effecting a business combination relates to the operation of InterPrivate as a special purpose acquisition company prior to the consummation of a business combination and will not be applicable to the Post-Combination Company. Accordingly, InterPrivate’s board of directors believes that it will serve no further purpose and will be confusing.

Provisions Specific to Special Purpose Acquisition Companies

The Existing Certificate of Incorporation sets forth various provisions related to InterPrivate’s operations as a special purpose acquisition company prior to the consummation of an initial business combination, including the time period during which InterPrivate must consummate its initial business combination or wind up and liquidate if it does not, conversion rights for holders of Public Shares upon the consummation of its initial business combination, the creation of, and distributions from, the Trust Account, and share issuances prior to its initial business combination.

None.

The provisions of the Existing Certificate of Incorporation that relate to the operation of InterPrivate as a special purpose acquisition company prior to the consummation of the business combination would not be applicable to the Post-Combination Company and would serve no purpose following the Business Combination.

Authorized Capital Stock

The Proposed Certificate of Incorporation would authorize capital stock of the Post-Combination Company, which will be greater in number than the authorized capital stock of InterPrivate.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Capitalization

The total number of authorized shares of all classes of capital stock is 51,000,000 shares, consisting of (a) 50,000,000 shares of common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.

The total number of authorized shares of all classes of capital stock to 432,000,000 shares, consisting of 422,000,000 shares of common stock, par value $0.0001 per share, and of 10,000,000 shares of preferred stock, par value $0.0001 per share.

InterPrivate’s board of directors believes that the greater number of authorized shares of capital stock is important and desirable for the Post-Combination Company (i) to have sufficient shares to issue to the Aeva Stockholders as consideration for the Business Combination, (ii) to have available for issuance a number of authorized shares of common stock sufficient to support the Post-Combination Company’s growth and (iii) to provide flexibility for future corporate needs, including as part of financing for future growth acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

Amendment of Bylaws

The Proposed Certificate of Incorporation would require the vote of at least two-thirds of the voting power of the Post-Combination Company’s outstanding shares of capital stock to amend the Post-Combination Company’s bylaws (the “Post-Combination Company Bylaws”). The Post-Combination Company Bylaws that will be in effect upon the Closing of the Business Combination are attached as Annex C to this proxy statement/prospectus/consent solicitation statement.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Adoption, Amendment or Repeal of Bylaws

The existing InterPrivate bylaws may be adopted, amended or repealed by the InterPrivate board of directors or by the affirmative vote of the holders of the majority of the voting power of the outstanding capital stock.

The Post-Combination Company Bylaws may be adopted, amended or repealed (i) by a majority of the members of the Post-Combination Board or (ii) in addition to any vote of holders of any class or series of stock of the Post-Combination Company required by applicable law or the Proposed Certificate of Incorporation (including any Preferred Stock Designation), by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the capital stock of the Post-Combination

InterPrivate’s board of directors believes that increasing the percentage of voting power required to adopt, amend or repeal the Post-Combination Company Bylaws is appropriate at this time to protect all stockholders of the Post-Combination Company against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of the Post-Combination Company

Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Company entitled to vote in the election of directors, voting as one class.

common stock following the Business Combination. Going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the Post-Combination Board to reach terms that are appropriate for all stockholders. In addition, the supermajority voting requirements are desirable to enhance the likelihood of continuity and stability in the composition of the Post-Combination Board, avoid costly takeover battles, reduce the Post-Combination Company’s vulnerability to a hostile change of control and enhance the ability of the Post-Combination Board to maximize shareholder value in connection with any unsolicited offer to acquire the Post-Combination Company.

Removal of Directors

The Proposed Certificate of Incorporation would require the vote of at least two-thirds of the voting power of the Post-Combination Company’s outstanding shares of capital stock to remove a director from office.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Removal of Directors

Any director, or the entire board of directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of the majority of the voting power of the outstanding capital stock.

Subject to the rights of the holders of shares of any series of preferred stock then outstanding, any director, or the entire Post-Combination Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of voting stock of the Post-Combination Company with the power to vote at an election of directors, voting as a single class.

InterPrivate’s board of directors believes that increasing the percentage of voting power required to remove a director from office is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could seek to implement a sudden and opportunistic change in control of the Post-Combination Board without the support of the then incumbent board of directors. These changes will enhance the likelihood of continuity and stability in the composition of the Post-Combination Board, avoid costly takeover battles, reduce the Post-Combination Company’s vulnerability to a hostile change of control and enhance the ability of the Post-Combination Board to maximize shareholder value in connection with any unsolicited offer to acquire the Post-Combination Company.

Supermajority Vote for Certain Amendments

The Proposed Certificate of Incorporation would require the vote of at least two-thirds of the voting power of the Post-Combination Company’s outstanding shares of capital stock to amend certain charter provisions.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Supermajority Vote to Amend or Repeal Certain Provisions of Certificate of Incorporation

The Existing Certificate of Incorporation may only be amended with the approval of a majority of the InterPrivate board of directors and the affirmative vote of the holders of the majority of the voting power of the outstanding capital stock, subject to the rights of any series of preferred stock (of which there are none outstanding).

Amendments to certain provisions of the Proposed Certificate of Incorporation will require the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting as a single class. The following provisions of the Proposed Certificate of Incorporation will require a 66 2/3% supermajority vote to be amended:

•   Paragraph B of Article IV, which authorizes the Post-Combination Board to issue from time to time and without stockholder approval one or more series of preferred stock of the Post-Combination Company with such voting rights, preferences and other rights as determined by the Post-Combination Board;

•   Article V, which governs Post-Combination Board matters, including the election of directors, the classified board structure of the Post-Combination Board, the adoption, amendment or repeal of the Post-Combination Company Bylaws, and the removal of directors and filling of vacancies;

•   Article VI, which governs the ability of stockholders to act by written consent and annual and special meetings of the stockholders;

InterPrivate’s board of directors believes that supermajority voting requirements are appropriate at this time to protect all stockholders of the Post-Combination Company against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, InterPrivate’s board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of the Post-Combination Company common stock following the Business Combination. Going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the Post-Combination Board to reach terms that are appropriate for all stockholders. In addition, the supermajority voting requirements are desirable to enhance the likelihood of continuity and stability in the composition of the Post-Combination Board, avoid costly takeover battles, reduce the Post-Combination Company’s vulnerability to a hostile change of control and enhance the ability of the Post-Combination Board to maximize shareholder value in connection with any unsolicited offer to acquire the Post-Combination Company.

Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change

•   Article VII, which provides for limitation of director liability, requires the Post-Combination Company to indemnify and advance expenses to directors and officers and permits the Post-Combination Company to maintain insurance for directors and officers;

•   Article VIII, which designates the Court of Chancery of the State of Delaware as the exclusive forum for certain actions and the U.S. federal district courts for actions asserting a cause of action under the Securities Act; and

•   Article IX, which governs the ability to amend the Proposed Certificate of Incorporation and sets forth the provisions that require a supermajority vote to be amended.

Remove Renouncement of Corporate Opportunities

The Proposed Certificate of Incorporation would remove the provision in the Existing Certificate of Incorporation renouncing the corporate opportunity doctrine.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Removal of Renouncement of Corporate Opportunity Doctrine

Under the Existing Certificate of Incorporation, the doctrine of corporate opportunity does not apply with respect to InterPrivate or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have.

None.

InterPrivate’s board of directors believes that the removal of the corporate opportunity doctrine provisions ensures that directors, officers and controlling stockholders may not to take advantage of opportunities beneficial to the Post-Combination Company for themselves without first disclosing the opportunity to the Post-Combination Board and giving the Post-Combination Board the opportunity to pursue or decline the opportunity on behalf of the Post-Combination Company.

Ability to Call Special Meetings of Stockholders

The Proposed Certificate of Incorporation would require that special meetings of stockholders may only be called by the board of directors, the chairperson of the board of directors or the chief executive officer and not by stockholders, subject to any special rights of the holders of preferred stock.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Ability to Call Special Meetings of Stockholders

Special meetings of the stockholders may be called by a majority of the InterPrivate board of directors, the president or the chairman, and shall be called by the secretary at the request of stockholders owning a majority of the outstanding capital stock entitled to vote.

Subject to the special rights, if any, of the holders of any series of preferred stock, special meetings of the stockholders of the Post-Combination Company may be called only by or at the direction of the Post-Combination Board, chairperson or chief executive officer of the Post-Combination Company. Stockholders will not have the right to call a special meeting.

InterPrivate’s board of directors believes that stockholder-called special meetings could cause the Post-Combination Company to incur substantial expense, be disruptive to its business operations and to long-term stockholder interests and divert the focus of the Post-Combination Board and executive officers from effectively managing on behalf of all stockholders. The ability of stockholders to call special meetings could also lead to potential abuses and waste of limited corporate resources. In addition, current laws and rules applicable to the Post-Combination Company also afford stockholders opportunities to express their views on key corporate actions.

For example, under Delaware law and NYSE rules, the Post-Combination Company must submit significant matters, such as mergers and consolidations, large share issuances and equity compensation plans, to a stockholder vote. The SEC, under Rule 14a-8 promulgated under the Exchange Act, also requires that companies include in their proxy materials stockholder proposals to be presented for a vote at their annual meetings, subject to certain requirements.

Choice of Forum

The Proposed Certificate of Incorporation would modify the forum selection provision contained in the Existing Certificate of Incorporation to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Choice of Forum

Unless InterPrivate consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of InterPrivate, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of InterPrivate to InterPrivate or its stockholders, (iii) any action asserting a claim against InterPrivate, its directors, officers or employees arising pursuant to any provision of the DGCL or the Existing Certificate of Incorporation or the existing InterPrivate bylaws, or (iv) any action asserting a claim against InterPrivate, its directors, officers or employees governed by the internal affairs doctrine.

Notwithstanding the foregoing, the Court of Chancery of the State of Delaware is not the sole and exclusive forum for any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware will have concurrent jurisdiction.

Furthermore, the foregoing do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action brought by a stockholder on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or stockholder of the Post-Combination Company to the Post-Combination Company’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Post-Combination Company Bylaws or the Proposed Certificate of Incorporation or (iv) any action asserting a claim against the Post-Combination Company governed by the internal affairs doctrine.

Subject to the foregoing, the Proposed Certificate of Incorporation designates the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Furthermore, the foregoing will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the U.S. have exclusive jurisdiction.

InterPrivate’s board of directors believes that the choice of forum provision is desirable to delineate matters for which the Court of Chancery of the State of Delaware or the federal district courts of the U.S., as applicable, is the sole and exclusive forum, unless the Post-Combination Company consents in writing to the selection of an alternative forum.

Vote Required for Approval

The Charter Amendment Proposal will be approved and adopted if the holders of a majority of the shares of InterPrivate Common Stock outstanding vote “FOR” the Charter Amendment Proposal.

The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect even if approved by our stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing of the Business Combination.

A copy of the Proposed Certificate of Incorporation, as will be in effect assuming approval of the Charter Amendment Proposal, upon Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus/consent solicitation statement as Annex B.

If the Charter Amendment Proposal is not approved, the Business Combination will not occur.

Recommendation of the Board

INTERPRIVATE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL NOS. 3A-3H — THE GOVERNANCE PROPOSALS

Overview

You are also being asked to vote on eight separate proposals with respect to certain governance provisions in the Proposed Certificate of Incorporation, which are separately being presented in order to give InterPrivate stockholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, InterPrivate and Aeva intend that the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex B will take effect at the Closing of the Business Combination, assuming approval of the Charter Amendment Proposal (Proposal No. 2). In the judgment of the InterPrivate board of directors, these provisions are necessary to adequately address the needs of the Post-Combination Company.

Proposal 3A: Change of Name and Removal of Special Purpose Acquisition Company Provisions

See “Proposal No. 2 — The Charter Approval Proposal — Change of Name and Removal of Special Purpose Acquisition Company Provisions” for a description and reasons for the amendment to change the name of InterPrivate to “Aeva Technologies, Inc.” from the current name of “InterPrivate Acquisition Corp.” and remove certain provisions related to InterPrivate’s status as a special purpose acquisition company that will no longer be relevant following the Closing.

Proposal 3B: Authorized Capital Stock

See “Proposal No. 2 — The Charter Approval Proposal — Authorized Capital Stock” for a description and reasons for the amendment to increase the number of shares of (i) common stock InterPrivate is authorized to issue from 50,000,000 shares to 422,000,000 shares and (ii) preferred stock InterPrivate is authorized to issue from 1,000,000 shares to 10,000,000 shares.

Proposal 3C: Amendment of Bylaws

See “Proposal No. 2 — The Charter Approval Proposal — Amendment of Bylaws” for a description and reasons for the amendment to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to adopt, amend or repeal the Post-Combination Company Bylaws.

Proposal 3D: Removal of Directors

See “Proposal No. 2 — The Charter Approval Proposal — Removal of Directors” for a description and reasons for the amendment to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to remove a director from office.

Proposal 3E: Supermajority Vote for Certain Amendments

See “Proposal No. 2 — The Charter Approval Proposal — Supermajority Vote for Certain Amendments” for a description and reasons for the amendment to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to amend or repeal certain provisions of the Proposed Certificate of Incorporation.

Proposal 3F: Remove Renouncement of Corporate Opportunities

See “Proposal No. 2 — The Charter Approval Proposal — Remove Renouncement of Corporate Opportunities” for a description and reasons for the amendment to remove the provision renouncing the corporate opportunity doctrine.

Proposal 3G: Ability to Call Special Meetings of Stockholders

See “Proposal No. 2 — The Charter Approval Proposal — Ability to Call Special Meetings of Stockholders” for a description and reasons for the amendment to require that special meetings of stockholders may only be called by the board of directors, the chairperson of the board of directors or the chief executive officer and not by stockholders, subject to any special rights of the holders of preferred stock.

Proposal 3H: Choice of Forum

See “Proposal No. 2 — The Charter Approval Proposal — Choice of Forum” for a description and reasons for the amendment to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act.

Vote Required for Approval

Approval of the Governance Proposals requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of InterPrivate Common Stock present and entitled to vote at the special meeting.

The Business Combination is not conditioned upon the approval of the Governance Proposals.

As discussed above, a vote to approve each of the Governance Proposals is an advisory vote, and therefore, is not binding on InterPrivate, Aeva or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, InterPrivate and Aeva intend that the Proposed Certificate of Incorporation, in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex B and containing the provisions noted above, will take effect at the Closing of the Business Combination, assuming approval of the Charter Amendment Proposal (Proposal No. 2).

Recommendation of the Board

INTERPRIVATE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE GOVERNANCE PROPOSALS.

PROPOSAL NO. 4 — THE ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Existing Certificate of Incorporation, the InterPrivate board of directors is currently divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The Proposed Certificate of Incorporation also provides that the Post-Combination Board will be divided into three classes, designated as Class I directors, Class II directors and Class III directors. In addition, the Proposed Certificate of Incorporation provides that each director shall serve until his or her successor shall be duly elected at the Post-Combination Company’s annual meeting of stockholders held in the third year following the year of their election (subject to the earlier term limits described in the paragraph below) and qualified or until his or her earlier resignation, removal from office, death or incapacity.

Assuming the Business Combination Proposal, the Charter Amendment Proposal, the Incentive Award Plan Proposal and the NYSE Proposal are approved at the special meeting, you are being asked to elect five directors to the board, effective upon the Closing of the Business Combination, with each Class I director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2022, each Class II director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2023 and each Class III director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2024, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal, death or incapacity. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Amendment Proposal, the Incentive Award Plan Proposal and the NYSE Proposal.

The InterPrivate board of directors has nominated Mr. Fattouh to serve as a Class I director, Messrs. Farshchi and Simonian to serve as Class II directors and Soroush Salehian Dardashti and Mina Rezk to serve as Class III directors. Information regarding each nominee is set forth in the section entitled “Management of the Post-Combination Company Following the Business Combination.”

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the special meeting. This means that the five director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, abstentions and broker non-votes will have no effect on the vote.

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting, and the Business Combination is conditioned on the approval of the Election of Directors Proposal.

Recommendation of the Board

INTERPRIVATE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE ELECTION OF DIRECTORS PROPOSAL.

PROPOSAL NO. 5 — THE INCENTIVE AWARD PLAN PROPOSAL

Overview

At the InterPrivate special meeting of stockholders, InterPrivate’s stockholders will be asked to approve the Aeva Technologies, Inc. 2021 Incentive Award Plan (the “Aeva 2021 Plan”). On February 12, 2021 the InterPrivate board of directors approved the Aeva 2021 Plan, subject to stockholder approval. The Aeva 2021 Plan will become effective, if at all, upon the Closing of the Business Combination, subject to consummation of the Business Combination and subject to stockholder approval. If the Aeva 2021 Plan is not approved by InterPrivate’s stockholders, or if the Business Combination Agreement is terminated prior to the consummation of the Business Combination, the Aeva 2021 Plan will not become effective.

Aeva currently maintains the Aeva 2016 Stock Incentive Plan (the “Aeva 2016 Plan”) and InterPrivate does not maintain any incentive plans. In connection with the Business Combination, InterPrivate will assume the Aeva 2016 Plan and all awards outstanding under the Aeva 2016 Plan. If the Aeva 2021 Plan becomes effective, InterPrivate will not grant any future awards under the Aeva 2016 Plan, but all awards under the Aeva 2016 Plan that are outstanding as of the effectiveness of the Aeva 2021 Plan will continue to be governed by the terms, conditions and procedures set forth in the Aeva 2016 Plan and any applicable award agreement, as those terms may be equitably adjusted in connection with the Business Combination, as described in this proxy statement/prospectus/consent solicitation statement under the heading “The Business Combination Agreement — Conversion of Securities”.

The Aeva 2021 Plan is described in more detail below. A copy of the Aeva 2021 Plan is attached as Annex D to this proxy statement/prospectus/consent solicitation statement.

The Aeva 2021 Plan

The purpose of the Aeva 2021 Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success. The InterPrivate board of directors believes that equity awards are necessary for InterPrivate to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees.

Summary of the Aeva 2021 Plan

This section summarizes certain principal features of the Aeva 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the Aeva 2021 Plan, a copy of which is attached as Annex D to this proxy statement/prospectus/consent solicitation statement. We urge our stockholders to carefully read the entire Aeva 2021 Plan before voting on this proposal.

Eligibility and Administration

Our employees, consultants and directors, and employees and consultants of our subsidiaries, may be eligible to receive awards under the Aeva 2021 Plan. Following the Closing, the combined company is expected to have approximately 100 employees, 3 non-employee directors and no other individual service providers who may be eligible to receive awards under the Aeva 2021 Plan.

The Aeva 2021 Plan provides that it will be administered by the Post-Combination Board, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers of the Post-Combination Company (collectively, the “plan administrator”), subject to the limitations imposed under the Aeva 2021 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. Following the Closing, we expect the Compensation Committee of our board of directors to be appointed by the board to administer the Aeva 2021 Plan.

The plan administrator will have the authority to take all actions and make all determinations under the Aeva 2021 Plan, to interpret the Aeva 2021 Plan and award agreements and to adopt, amend and repeal rules for the administration of the Aeva 2021 Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Aeva 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Aeva 2021 Plan.

Shares Available for Awards

The aggregate number of shares of InterPrivate Common Stock that will be available for issuance under the Aeva 2021 Plan will initially be equal to 5% of the total number of issued and outstanding shares of InterPrivate Common Stock on a fully diluted basis as of the Closing of the Business Combination. The maximum number of shares of InterPrivate Common Stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Aeva 2021 Plan will be equal to the same amount as the aggregate number of shares available for issuance under the Aeva 2021 Plan.

If an award under the Aeva 2021 Plan or Aeva 2016 Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Aeva 2021 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Aeva 2021 Plan or Aeva 2016 Plan will not reduce the shares available for grant under the Aeva 2021 Plan. Furthermore, shares purchased on the open market with the cash proceeds from the exercise of options, and shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will again be available for awards under the Aeva 2021 Plan.

Awards granted under the Aeva 2021 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Aeva 2021 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Aeva 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $750,000, increased to $1,000,000 in the fiscal year in which the Plan’s effective date occurs or in the fiscal year of a non-employee director’s initial service as a non-employee director. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Awards

The Aeva 2021 Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash-based awards. Certain awards under the Aeva 2021 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Aeva 2021 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of InterPrivate Common Stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

•        Stock Options and SARs.    Stock options provide for the purchase of shares of InterPrivate Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the plan administrator, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•        Restricted Stock.    Restricted stock is an award of non-transferable shares of InterPrivate Common Stock that are subject to certain vesting conditions and other restrictions.

•        RSUs.    RSUs are contractual promises to deliver shares of InterPrivate Common Stock in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of InterPrivate Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Aeva 2021 Plan.

•        Other Stock or Cash Based Awards.    Other stock or cash-based awards are awards of cash, fully vested shares of InterPrivate Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of InterPrivate Common Stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of InterPrivate Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to take action under the Aeva 2021 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting InterPrivate Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Aeva 2021 Plan and outstanding awards. In the event of a change in control (as defined in the Aeva 2021 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

No Repricing

Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

Our board of directors may amend or terminate the Aeva 2021 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Aeva 2021 Plan, may materially and adversely affect an award outstanding under the Aeva 2021 Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws or to increase the director limit. The Aeva 2021 Plan will remain in effect until the tenth anniversary of the earlier of the date of the adoption of the Aeva 2021 Plan or the date of the approval of the Aeva 2021 Plan by the stockholders, unless earlier terminated. No awards may be granted under the Aeva 2021 Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the Aeva 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Aeva 2021 Plan, the plan administrator may, in its discretion, accept cash or check, shares of InterPrivate Common Stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Aeva 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•        Non-Qualified Stock Options.    If an optionee is granted an NSO under the Aeva 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the InterPrivate Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of InterPrivate Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

•        Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of InterPrivate Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•        Other Awards.    The current federal income tax consequences of other awards authorized under the Aeva 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; non-transferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Aeva 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Aeva 2021 Plan and awards granted under the Aeva 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Aeva 2021 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

Grants under the Aeva 2021 Plan will be made at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the Aeva 2021 Plan will depend on a number of factors, including the fair market value of the InterPrivate Common Stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Securities Authorized for Issuance Under the Aeva 2016 Plan

As of December 31, 2020, InterPrivate had no equity compensation plans or outstanding equity awards. InterPrivate will not assume the Aeva 2016 Plan and all awards outstanding thereunder until the consummation of the Business Combination, which is not expected to occur until after December 31, 2020. The following table is presented as of December 31, 2020 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

Interests of Certain Persons in this Proposal

InterPrivate’s directors and executive officers may be considered to have an interest in the approval of the Aeva 2021 Plan because they may in the future receive awards under the Aeva 2021 Plan. Nevertheless, the InterPrivate board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Aeva 2021 Plan.

Vote Required for Approval

Approval of the Incentive Award Plan Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of InterPrivate Common Stock present and entitled to vote at the special meeting.

The Incentive Award Plan Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

Recommendation of InterPrivate’s Board of Directors

INTERPRIVATE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

PROPOSAL NO. 6 — THE NYSE PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing):

•        the issuance, pursuant to the Business Combination Agreement, of 151,307,387 shares of InterPrivate Common Stock to the Aeva Stockholders in the Merger; and

•        the issuance of an aggregate of 28,168,478 shares of InterPrivate Common Stock to the investors in the PIPEs, which will be consummated concurrently with the Closing.

For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus/consent solicitation statement.

Why InterPrivate Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual.

Under Rule 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. The maximum aggregate number of shares of InterPrivate Common Stock issuable pursuant to the Business Combination Agreement represents greater than 20% of the number of shares of InterPrivate Common Stock before such issuance. As a result, stockholder approval of the issuance of shares of InterPrivate Common Stock issuable pursuant to the Business Combination Agreement is required under the NYSE regulations.

Stockholder approval of the NYSE Proposal is also a condition to the Closing under the Business Combination Agreement.

Effect of Proposal on Current Stockholders

If the NYSE Proposal is adopted, we will issue 151,307,387 shares of InterPrivate Common Stock to the Aeva Stockholders upon the Closing. We will also issue an aggregate of 28,168,478 shares of InterPrivate Common Stock to the investors in the PIPEs upon the consummation of the PIPEs.

The issuance of the shares of InterPrivate Common Stock described above would result in significant dilution to InterPrivate stockholders and result in InterPrivate stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of InterPrivate.

Vote Required for Approval

Approval of the NYSE Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of InterPrivate Common Stock present and entitled to vote at the special meeting.

The NYSE Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

Recommendation of our Board of Directors

INTERPRIVATE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL THE NYSE PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow InterPrivate’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to InterPrivate’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to convert an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied. In no event will InterPrivate’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under InterPrivate’s Existing Certificate of Incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by InterPrivate’s stockholders, InterPrivate’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to convert an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of InterPrivate Common Stock present and entitled to vote at the special meeting.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

INTERPRIVATE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT AEVA

Unless the context otherwise requires, all references in this “Information About Aeva” section to “we,” “us,” or “our” refer to Aeva, Inc. prior to the consummation of the Business Combination.

Company Overview

Our goal is to bring perception to all devices. Through our Frequency Modulated Continuous Wave (“FMCW”) sensing technology, we believe we are introducing the world’s first 4D LiDAR-on-chip that, along with our proprietary software applications, enables the adoption of LiDAR across broad applications. We believe that our solutions will allow for the wide-scale adoption of autonomous driving because they solve for the missing link of LiDAR sensing — high performance at affordable costs. Furthermore, we believe that our proprietary 4D LiDAR technology has the potential to create entirely new categories for perception across consumer electronics, consumer health, industrial robotics and security applications.

Founded in late 2016 by former Apple engineers Soroush Salehian and Mina Rezk and led by a multidisciplinary team of over 100 engineers and operators experienced in the field of sensing and perception, Aeva’s goal is to bring the next wave of perception technology to broad applications from automated driving to consumer electronics, consumer health, industrial robotics and security. Our 4D LiDAR-on-chip combines silicon photonics technology that is proven in the telecom industry with precise instant velocity measurements and long-range performance at affordable costs for commercialization.

As a development stage company, we work closely with our customers on the development and commercialization of their automated driving vehicle programs and the utilization of our products in such programs. Our customers include some of the top automotive OEMs, mobility and technology companies, and we are currently working in close collaboration with our key customers toward series production of vehicles with high levels of automated driving and autonomous driving capability, targeting launch in 2024. We have received strategic investments from Porsche SE, the parent company of Audi and Volkswagen, with whom we are engaged across future vehicle programs. Thus far, our customers have purchased prototype products and engineering services from us for use in their research and development programs. We are expanding our manufacturing capacity through third party manufacturers and partnerships with global Tier-1 suppliers to meet our customers’ anticipated demand for production of our products.

Based on reports by IDC, Gartner, Deloitte, IHS Markit and International Federation of Robotics, and Aeva management estimates, we believe that the automotive assisted driving (“ADAS”) and autonomous driving (“AD”), consumer electronics, consumer health, and industrial robotics and security markets will represent, in the aggregate, an approximately $118 billion total addressable market (“TAM”) for LiDAR-based perception applications by 2025. We believe that Aeva’s 4D LiDAR technology will position Aeva to capture a significant portion of this TAM in the coming years.

Unlike legacy LiDAR, which relies on Time of Flight (“ToF”) technology and measures only depth and reflectivity, Aeva’s solution leverages a proprietary FMCW technology to measure velocity in addition to depth, reflectivity and inertial motion. The ability of Aeva’s solution to measure instant velocity for every pixel is a major advantage over ToF-based sensing solutions. Furthermore, Aeva’s technology is free from interference from other LiDAR beams and sunlight, and our core innovations within FMCW are designed to enable autonomous vehicles to see with significantly higher resolution at distances beyond 300 meters while consuming lower power compared to other available solutions. We believe that these factors make Aeva the first perception solutions provider to enable the broad adoption of automated driving.

As major automotive OEMs and leading mobility and technology companies look for comprehensive perception solutions to accelerate their autonomous driving programs into production, we believe Aeva is uniquely positioned to provide a superior solution to enable autonomous driving at scale. Furthermore, we believe the advantages of our 4D LiDAR-on-chip allow us to provide the first LiDAR solution that is fully integrated onto a chip with superior performance, low power and affordable costs, with the potential to drive new categories of perception across consumer electronics, consumer health, industrial robotics and security markets.

Technology Overview

With the world’s first LiDAR that is integrated onto a chip, Aeva’s proprietary FMCW technology combines instant velocity measurement for each pixel, superior long-range performance, immunity from any LiDAR or sunlight interference, and low power consumption. We believe that the advantages of our innovative sensing technology uniquely position us as the first perception solution provider that meets the performance requirements of next generation ADAS and AD at affordable costs. As such, we believe that Aeva’s LiDAR enables broad adoption of autonomous technology across the automotive industry.

Beyond automotive applications, Aeva’s LiDAR architecture enables superior resolution and precise velocity sensing, which we believe positions Aeva to potentially drive new perception categories for consumer electronics, consumer health, industrial robotics and security applications.

Aeva’s 4D LiDAR Technology

Our 4D LiDAR technology is developed on proven, well-established technologies and is based on an approach that is fundamentally different from ToF and traditional FMCW LiDAR technologies. Our technology differentiation is rooted in Aeva’s:

•        proprietary FMCW design;

•        integrated silicon photonics technology;

•        custom digital processing application-specific integrated circuit (“ASIC”); and

•        4D-perception software.

Aeva’s Proprietary FMCW Design

Unlike legacy LiDAR, which relies on ToF technology to transmit high power pulses of light to measure an object’s range, Aeva’s 4D LiDAR uses a continuous, low power laser beam to measure the change in frequency of the waveform as it reflects off an object. This allows our 4D LiDAR to detect the instant velocity of every point with centimeters per second precision and measure range at distances beyond 300 meters.

Aeva’s 4D LiDAR is also free of interference from other LiDAR beams and sunlight and operates at fractions of the optical power that is typically required to achieve long range performance in ToF systems.

We believe that Aeva’s proprietary 4D LiDAR technology approach solves the critical hurdles that have previously slowed the broad adoption of automotive LiDAR that is based on legacy ToF technology:

Low power	Low power consumption and small form factor have the potential to drive mass market adoption.
Free of interference	By carrying a unique signature for each beam, our 4D LiDAR can block any source of power that does not carry the unique signature, rendering it free of interference from other LiDAR and sunlight.
High sensitivity	Aeva’s 4D LiDAR is highly sensitive, which allows for long range performance beyond 300 meters.
High dynamic range	Aeva’s 4D LiDAR is not prone to noise effects observed in ToF technologies when measuring highly reflective objects such as traffic signs on the road.
Higher sensitivity in inclement weather	Aeva’s 4D LiDAR provides better performance in inclement weather by taking advantage of the continuous transmission of laser beams as opposed to short pulses in ToF LiDARs.
Instantaneous measurement of velocity	Aeva’s 4D LiDAR can directly measure the instantaneous velocity of every pixel by measuring the Doppler effects caused by the dynamic motion of objects.
Laser Safety	Due to a low power continuous beam, Aeva’s 4D LiDAR has better laser safety margins by design compared to ToF LiDAR approaches that require high power laser pulses.

Aeva’s technology also differs from other FMCW LiDAR technologies across multiple areas:

•        Point density and maximum range:    Aeva’s implementation of an innovative FMCW technology approach breaks the dependency between maximum range and point density, enabling long range capability at high resolutions simultaneously, which has been a critical limitation of other FMCW LiDAR technologies.

•        Highly scalable laser solution:    Aeva’s customized laser solution is fiber-less and based on scalable semiconductor manufacturing processes.

•        Long range performance:    By leveraging our proprietary digital signal processing and our custom integrated photonics technology, Aeva’s technology is designed to achieve superior range performance beyond 300 meters.

•        Low transceiver count:    Aeva’s innovative FMCW technology approach allows for a low number of transceivers required to provide high resolution performance across the entire Field of View (“FOV”).

•        Integrated photonics built on proven processes:    Aeva’s 4D LiDAR leverages proven semiconductor components integrated on scalable Complementary Metal Oxide Semiconductor (“CMOS”) based silicon photonics processes and does not rely on any materials or processes that are not producible in volume.

We believe that Aeva’s 4D LiDAR technology is the only sensing solution that meets the challenging performance and manufacturability requirements for mass adoption of LiDAR in automated driving and autonomous vehicles.

Integrated Silicon Photonics Technology

Built on existing silicon CMOS and III-V technologies and mature semiconductor manufacturing processes, our solution measures depth, reflectivity and velocity for every pixel.

We believe that our technologies in the field of integrated photonics will enable the first 4D LiDAR-on-chip for broad applications:

•        Transmitter:    Aeva uses its own proprietary semiconductor laser based on an existing low-cost III-V process already in production for telecom applications. Our fiber-less laser solution is power efficient and designed for Aeva’s proprietary signal processing to provide long range performance.

•        Detector:    Aeva’s custom detector solution is based on existing and scalable semiconductor processes. Low cost photodetectors are integrated on a silicon photonics platform without the use of any exotic materials that are not producible in volume or higher cost detectors used in other LiDARs such as single-photon avalanche diode (“SPAD”) and avalanche photodetectors.

•        Silicon photonics platform:    The core optics of Aeva’s 4D LiDAR is made of silicon photonics technology that brings together an integrated, low-cost and mass-manufacturable optical sensing module in a compact form factor.

Custom Digital Signal Processing ASIC

Aeva’s complex digital signal processing (“DSP”) algorithms have been designed and developed to process the returned optical signal to enable our 4D LiDAR to achieve superior performance across all detectable targets. The result of these DSP algorithms is a high fidelity point cloud of 4D data (3D position as {x,y,z} plus instantaneous velocity) for every pixel.

The custom design of DSP algorithms in Aeva’s ASIC is the result of extensive development and validation of real-world road data, spanning a variety of road types, geographic and environmental conditions over three years. Aeva’s proprietary DSP algorithms have been designed to provide the following benefits:

•        Optimized detection algorithms custom developed for Aeva’s photonics solution enabling long range performance beyond 300 meters;

•        High point density at low processing power enabled by proprietary detection algorithms that accelerate computationally intensive processing;

•        Accurate range and velocity measurements for targets across the entire field of view;

•        Low false alarm rates enables high confidence detections and reliable point cloud data;

•        Real-time perception software operates on our custom ASIC utilizing 4D point cloud data; and

•        Low power system and compact form factor enabled by our custom ASIC.

We believe our custom digital signal processing enables a high-performance, low-power ASIC solution that can operate across a variety of environmental conditions while meeting the stringent automotive grade safety and security requirements for production.

4D Perception Software

When combined with Aeva’s powerful perception software, our product allows for fast object detection and classification as well as precision tracking that is essential for a highly automated driving system. In addition, our vehicle state estimation software produces high quality vehicle dynamics and positioning information without the added costly inertial motion sensing hardware and software typically used in today’s vehicles. Our 4D LiDAR system is developed to be a fully functional edge device, without the need to utilize additional computers, and is designed to save costs to consumers and consume less power.

Object Detection

With Aeva’s instantaneous velocity measurement per pixel, the complex task of finding moving objects such as vehicles, pedestrians and bicycles is not only made simple and precise but also fast. Whereas legacy ToF LiDAR systems require accumulating measurements over several samples to determine if an object is moving, Aeva’s instantaneous velocity measurement per pixel allows the task of detecting moving objects to be executed on a single sample, reducing the reaction time and improving the overall safety of the system.

Fast object detection using velocity information. The physical velocity measurement of pixels belonging to moving objects (red pixels for objects moving away and blue pixels for objects moving toward) allows for fast detections of objects.

Object Classification and Tracking

As an edge perception sensor, we believe our products can take advantage of embedded computing capabilities and other onboard sensors such as cameras to enhance our detection capabilities to track and classify detected objects using artificial intelligence techniques. We believe this will allow our customers to use Aeva’s 4D LiDAR as a part of their automated driving systems that take appropriate actions according to the expected trajectories and classification of the objects in a scene.

ID 048
67.9 m
31.8 m/s
ID 094
39.5 m
25.1 m/s
ID 023
113.8 m
27.0 m/
ID 361
72.1 m
26.4 m/s
ID 756
90.6 m
27.4 m/s
ID 036
135.1 m
28.7 m/s
ID 432
203.7 m
30.7 m/s

Object detection, classification and tracking of vehicles in a highway scene. All of the moving objects on the scene are classified as vehicles, have unique IDs to track over time and have their velocity measured with a high degree of accuracy.

Vehicle State Estimation

Through the instantaneous measurement of velocity, Aeva’s 4D LiDAR can produce high quality estimates of vehicle positioning and dynamic properties such as velocities, accelerations, and rates of turn. Whereas high quality vehicle state estimation can be obtained today with expensive hardware solutions such as fiber optic based gyroscopes and high precision inertial motion sensors, Aeva’s 4D LiDAR as an edge device can provide high precision and quality estimates without the use of any additional hardware, thereby further reducing the requirements and costs of such additional hardware. These high quality estimates can be used to produce high fidelity 3D maps of the environment and inform the vehicle computer about the current dynamics state of the vehicle.

Estimation of the vehicle dynamics (velocities and accelerations) as well as the detected travel trajectory of the vehicle.

Ground Segmentation and Lane Detection

With Aeva’s precise static pixel measurement, the task of estimating where the ground lies in front of the vehicle to determine drivable regions is straightforward. This information can be used by the vehicle to determine drivable regions and lane markings on the road.

Segmentation of ground points at the LiDAR measurement level. Green points indicate areas that the vehicle has clearance to drive over.

Aeva 4D LiDAR vs. Other Sensing Technologies

Machine perception has evolved from using basic vision sensors to multiple sensing solutions each complementing the other’s capability to provide new capability and safe function. Today’s machines utilize the following sensing inputs for perception function: color, velocity, depth, reflectivity and inertial motion. While each current sensing technology meets some of these input requirements, we believe that Aeva’s 4D LiDAR technology is the first to meet all requirements. Below is a comparison of Aeva’s 4D LiDAR technology and other existing solutions today.

Meets Perception
Partially Meets
Does Not Meet
Sensing Requirement
COLOR
VELOCITY
DEPTH
REFLECTIVITY
INERTIAL MOTION
Camera
Radar
Legacy ToF LiDAR
Other LiDARs today
Aeva 4D LiDAR

While we believe Aeva’s 4D LiDAR technology meets the requirements of perception function for automated driving and beyond, other sensing technologies have certain advantages.

For example, other sensing technologies, such as cameras and Radar, represent well-established and well-understood technologies. Cameras can measure higher resolution color information compared to LiDAR technology, which is advantageous in certain circumstances, for example, when reading traffic lights. Radars operate in the radio frequencies and thus can better measure through severe weather conditions where an optical sensor such as camera or LiDAR have visibility limitations. Additionally, Radar and camera technologies, as well as certain legacy LiDARs, have been deployed in certain production vehicles, while Aeva’s products are not yet mass produced.

Camera

Cameras can measure color at high resolution and can also be used to infer depth. However, cameras inherently cannot measure depth, velocity, reflectivity, or inertial motion, which are all essential for the function of ADAS and autonomous driving applications. Monocular cameras, or commonly known as 2D cameras, are the primary sensing component in today’s ADAS systems. Distance calculations in these camera systems are approximations based on software algorithms but are not based on actual direct measurements of depth. The primary use of cameras for automotive applications today is in lane keeping assist, automatic high beam control, and traffic sign recognition as well as use in adaptive cruise control and automatic emergency braking when combined with other technologies. Binocular cameras, commonly known as 3D cameras, use two cameras to provide the same functionality of 2D cameras but leverage software algorithms to infer depth estimation at short distances.

Despite camera performance limitations, which include poor visual performance across different environmental conditions and lack of velocity detection and accurate measurement of distance, cameras are low in cost. A number of OEMs and Tier-1 suppliers have developed camera systems with additional components to overcome inherent camera technology shortfalls that come at the expense of increased cost and complexity, offsetting the benefits of camera systems today.

Radar

Radar is a sensing system that uses radio waves to determine various properties of objects. Radar applications were first introduced to passenger vehicles for consumer use over 20 years ago and radar is considered a mature technology. There are three major classes of automotive radar systems today: short-range radar, medium-range radar, and long-range radar. Short-range radar is used for collision proximity warning and safety and enables limited parking assist features. Medium-range radar watches the corners of the vehicle, performs blind spot detection, and observes other-vehicle lane cross over and avoids side/corner collisions. Long-range radar is a forward-looking sensor used for adaptive cruise control and early collision detection at far ranges.

Radar systems measure velocity and depth albeit at much lower resolution and precision across a variety of environmental and lighting conditions. Radar does not meet other reflectivity, color and inertial motion perception requirements.

Legacy Time-of-Flight LiDAR

Legacy LiDAR is based on ToF technology and can measure depth and reflectivity. ToF LiDAR measures the distance between a sensor and an object based on the time difference between the emission of a laser pulse signal and its return to the sensor when reflected from the object. In ideal conditions, ToF LiDAR can accurately measure distances in a complete scene with a single laser pulse.

However, because ToF systems measure power directly at the detector, they suffer from multiple limitations:

•        Susceptible to interference:    ToF sensors compete with other sources of optical power (e.g. sunlight and other LiDAR beams) and therefore are subject to inference.

•        High optical power:    ToF LiDAR systems need higher-powered laser pulses to achieve better performance and overcome other interference sources.

•        Can’t directly measure velocity:    ToF technology cannot measure pixel velocity instantaneously. ToF systems need multiple measurements to estimate the velocity of an object.

•        Higher cost and low scalability:    High performance ToF LiDARs have a higher component count and/or are fiber based which makes them costly and hard to scale due to complex manufacturing techniques.

Almost all LiDAR systems in the market today are based on legacy ToF technology and face similar limitations in performance and cost, which we believe fundamentally limits their path to mass market adoption.

We believe Aeva’s proprietary 4D LiDAR technology is the only sensing solution to meet all perception performance requirements needed to achieve automated driving applications at affordable costs, enabling broad adoption.

Our solutions and products

We provide perception solutions that enable our customers to see the world around them more clearly and in new ways. We believe that our products, based on Aeva’s proprietary 4D LiDAR technology, are the only solutions that meet both the sensing performance and cost requirements for a diverse set of perception applications.

We have two product offerings for different market applications:

•        a 4D LiDAR solution, consisting of our 4D LiDAR sensing system with embedded perception software targeted towards automotive, industrial, and security applications; and

•        a silicon photonics engine, including software algorithms, for consumer electronics and consumer health applications.

Our solutions are generally expected to be incorporated into final products such as automobiles and consumer devices. We expect that, after a rigorous, multi-year product design and engineering validation process, customers would select our solutions to be designed into specific final product models, and our solutions would be sold at agreed rates per unit for the lifetime of the customer’s product programs.

Within the automotive sector, we expect our 4D LiDAR solution to be integrated into the vehicle as part of the vehicle integration and production processes to provide crucial perception sensing capability as part of the vehicle’s overall autonomous driving stack. We expect our 4D LiDAR solutions to be compatible for integration into passenger vehicles, trucks and new mobility vehicle platforms, and we are engaged with customers in each of these categories for the potential integration of our solutions into such vehicle platforms.

Within the automotive sector, we expect that a vehicle designed for ADAS functionality would typically include one to two Aeva 4D LiDAR solutions, and a vehicle designed for AD system functionality would typically include two to four Aeva 4D LiDAR solutions. One solution consists of our 4D LiDAR sensing system together with our embedded perception software. We expect that our solutions will typically be sold to OEMs and automotive customers directly or through our Tier-1 counterparties, and manufactured by our manufacturing counterparties, including ZF Friedrichshafen AG (“ZF”), a Tier 1 automotive supplier. We believe our automotive solutions have the potential to also generate additional revenue through the sale of software updates and other software enabled features.

Within industrial applications, we expect our 4D LiDAR solution would be incorporated as part of an industrial robotics platform solution (such as cargo moving robots used for factory automation). Within security applications, we expect our 4D LiDAR solution would be incorporated as part of security monitoring systems that may use other sensing and computer electronics systems. We expect to leverage the synergies of our supply chain and manufacturing counterparties within automotive applications to sell our solutions directly to industrial robotics companies that develop manufacturing automation solutions for other industrial companies, and we expect to sell our solutions directly to security service solutions providers, and to manufacture and distribute our products using our existing manufacturing counterparties.

For consumer devices, our solution consists of Aeva’s proprietary silicon photonics chip and embedded software specific for consumer electronics and consumer health applications. We expect that customers in these markets would purchase our solutions directly from us and integrate them into their consumer electronics devices. We expect to manufacture our products and solutions using well-known established contract manufacturers in the consumer electronics industry.

Product overview

4D LiDAR System

Our 4D LiDAR system is based on an innovative FMCW technology that is built from the ground up on our proprietary and proven silicon photonics chip.

Aeries for Automotive

We believe that our Aeries product is the only sensing solution to meet the stringent long range performance and velocity sensing needs of our automotive customers for their autonomous vehicle development programs. Aeries provides over 120˚ field of view for ranges beyond 300 meters and can measure the instant velocity of every pixel with centimeter per second precision — capabilities that we believe are unprecedented. Aeries is also free from any LiDAR or sunlight-based interference.

The production version of Aeries will be designed for automotive grade mass volume across passenger car, trucking and mobility applications and will be developed in collaboration with our automotive Tier-1 and manufacturing counterparties.

On Device, Low Power 4D Perception Software for Automotive Applications

Our proprietary low-power perception software is built on our custom digital processing ASIC inside our 4D LiDAR system utilizing its high precision instant velocity, depth, reflectivity and vision inputs.

Our 4D perception software is designed to enable up to 5x faster object detection and classification compared to legacy ToF LiDAR perception approaches as well as high precision pixel level object tracking. To further enhance the performance of our perception solutions, our software is also designed to provide centimeter level motion state estimation and positioning by leveraging our instant velocity measurements.

We provide the following software modules on the device, without the need for separate computer hardware or electronic control units (“ECU”) and at fractions of the power, as part of an integrated perception solution to our automotive customers:

•        Object detection and classification software module.

•        Leveraging our direct measure of instant velocity for each pixel and proprietary signal processing algorithms, our object detection and classification software module enables up to 5x faster object detections compared to perception approaches using legacy ToF LiDAR. Our software modules can detect a potentially hazardous object on the road with significant additional safe stopping distance for automated driving vehicles that incorporate our technology — a crucial advantage for safe automated driving.

•        Pixel level dynamic object tracking.

•        With our system’s capability to measure the direct instantaneous velocity for each pixel, we can provide centimeter accurate tracking of dynamic objects without the need for additional computing resources or separate ECU processing units.

•        Vehicle state estimation.

•        Whereas high quality vehicle state estimation can be obtained today with costly hardware solutions such as fiber optic based gyroscopes and high precision inertial sensors, Aeva’s 4D LiDAR can provide high precision and quality estimates without the use of any additional hardware.

•        Ground segmentation and drivable region.

•        With Aeva’s precise static pixel measurements, the task of estimating where the ground lies in front of the vehicle to determine drivable regions is achieved in real time on our 4D LiDAR system. This information can be used by the vehicle to determine drivable regions in a scene.

•        With the ground segmented, we can leverage our wide dynamic range reflectivity map and high resolution to extract information for each driving lane and the drivable regions through which the autonomous vehicle can travel.

4D LiDAR for Industrial and Security Applications

By using the same architecture in our Aeries hardware platform that we have developed for automotive, we believe that we can provide new perception capabilities for industrial and security applications. We believe the same key technology advantages that distinguish Aeva in the automotive category, including instant velocity measurements, high resolution and long range, can also help advance superior safety and perception functions for industrial robotics, factory automation and security applications.

Aeva’s Aeries system is designed to have software programmable configurations allowing it to adjust numerous performance parameters including range, field of view and resolution that we believe can be configured to meet the specific requirements for these non-automotive applications at scale. We also plan to provide specific perception software modules to improve the reliability of the perception function and increase the factor of safety for factory robots, manufacturing automation and large open space security.

4D LiDAR for Consumer Device Applications

For consumer electronics applications, we plan to leverage the same architectural building blocks of our 4D LiDAR-on-chip used in automotive applications to develop solutions that provide high fidelity depth, velocity and reflectivity measurements on a single chip. In this sector, our goal is to provide our silicon photonics engine (4D LiDAR-on-chip) along with our proprietary software algorithms to consumer electronics technology companies to enable them to achieve new perception capabilities for future generations of Augmented Reality (“AR”), Virtual Reality (“VR”) and consumer health applications.

When combined with our proprietary DSP algorithms, we believe that our 4D LiDAR-on-chip can provide the following key features on an integrated silicon photonics chip:

•        Longer range to enable new applications for AR and VR in large open spaces;

•        High depth precision to enable superior resolution for high definition 3D mapping; and

•        Expanded outdoor operational range during daylight due to no sunlight degradation.

We believe our innovative FMCW approach, compact form factor, low power consumption and attractive cost structure uniquely position Aeva to create new categories for perception in consumer devices and further drive the adoption of perception across devices.

Market Outlook

We believe that our innovative products can significantly improve safety, reduce development effort of perception software and reduce costs of autonomous driving systems. In addition, we believe that our solutions solve perception problems across a broad set of market applications, including the automotive, consumer electronics, consumer health, industrial robotics and security markets.

Sources: Gartner, IDC, Deloitte, IHS Markit, International Federation of Robotics, Aeva estimates

Automotive

The automotive industry is undergoing a transformative change towards autonomy that is driven by fundamental shifts in consumer behavior as well as an industry response to environmental, social and governance (“ESG”) initiatives. Rising safety and security concerns, increasing demand for a more reliable transportation system, and transition from car ownership to “Mobility as a Service”, are expected to also increase the demand for advanced driver assistance systems and autonomous vehicles.

According to reports by IDC and Deloitte, and Aeva management estimates, the automotive industry is projected to achieve a TAM for LiDAR products used in AD and ADAS of approximately $100 billion in 2025, consisting of trucking, passenger cars, and new forms of mobility for moving people and goods.

Based on an IHS Markit report, we estimate approximately 100 million passenger vehicles will be manufactured in 2025 and approximately 130 million will be manufactured in 2030. We also believe that at least 10% of passenger vehicles manufactured in 2025 will contain some form of L3, L4 and L5 automated driving systems (as defined by the Society of Automotive Engineers and described below) and approximately 30% of passenger vehicles manufactured in 2030 will contain some form of L3, L4 and L5 automated driving systems. Additionally, we believe approximately 3.7 million trucks with ADAS and AD functionality and approximately 0.1 million mobility vehicles with AD functionality will be produced in 2025. In 2030, we believe that approximately five million trucks with ADAS and AD functionality and one million mobility vehicles with AD functionality will be produced.

Based on IDC and Deloitte reports, we estimate approximately 100 million LiDAR units will be manufactured in 2025 for automotive applications and approximately 274 million LiDAR units will be manufactured in 2030 for automotive applications.

We believe that our proprietary 4D LiDAR technology provides us with an opportunity to capture significant market share for L2 to L5 automated driving applications in the long term. A description of the levels of driving automation is presented below.

Source: National Highway Traffic Safety Administration.

Advanced driver-assistance systems — L1 and L2

Passenger cars.    Growth in population, urbanization, and rising disposable income have driven higher demand for passenger cars. The autonomous passenger car industry is expected to see steady growth as consumer behavior continues to evolve. Currently, L1 autonomous passenger vehicles still account for a majority of the global autonomous passenger vehicles market, but automotive OEMs are collaborating with Tier 1 providers to provide L2 ADAS systems for passenger cars. We believe our products’ high performance and affordable costs will uniquely position us to capture market share from existing sensing solutions.

Next generation of commercial vehicles.    According to Boston Consulting Group, approximately 78% of commercial vehicles produced are light commercial vehicles (“LCV”) and 10% of LCVs are expected to be autonomous by 2030. Improved safety from ADAS features that mitigate or lessen the severity of accidents and avoid accidents altogether under certain low-speed conditions are a major demand in this sector, which we believe will generate high demand for our technology.

Autonomous driving — L3, L4 and L5

Autonomous trucking.    The autonomous trucking industry is expected to grow rapidly, with North America currently the largest market, and other geographies such as Europe and Asia still in the early stages of adoption. Growing demand from the logistics and construction sectors and growth from other industrial sectors have contributed to the expansion of the autonomous trucking industry. Additionally, more stringent government rules and safety considerations have also generated demand for automated driving technology in this sector. Many truck OEMs are partnering with AD technology manufacturing companies to produce the next low-cost autonomous truck systems. Suppliers of top truck OEMs have also collaborated with several technology companies to develop autonomous systems.

We believe the autonomous trucking industry will rely heavily on high performance long range LiDAR sensing solutions to quickly detect objects at long distances in order to provide safe braking distance and otherwise achieve safe automated driving functionality on the highway. We believe Aeva 4D LiDAR’s long range and fast detection capability positions us well to provide attractive solutions for this market.

Passenger cars.    We expect the transition to Level 3, Level 4 and Level 5 vehicles to be a significant factor for our growth. Autonomous passenger cars depend on several types of automotive sensors such as camera, radar, and LiDARs, along with comprehensive software technology solutions to provide automated driving function such as highway automation and urban self-driving functionality. We believe automotive OEMs and Tier 1s will continue to partner with the most advanced technology companies to implement the best sensing perception systems that enable safe automated driving function at production scale.

New mobility.    Over the past several years, a number of emerging mobility and technology players have entered into the autonomous driving market with a vision to develop fully autonomous vehicles. This segment has experienced substantial investments in research and development in anticipation of the roll-out of driverless mobility services to consumers. Some players, such as Waymo, Uber, Nuro and Zoox, have focused their research and development efforts on developing Level 4 and Level 5 robo-taxis for the delivery of people and goods. Additionally, autonomous technology providers collaborate with automotive OEMs and Tier 1 component providers to develop autonomous vehicles.

Consumer devices

Consumer electronics

Aeva’s 4D LiDAR-on-chip can be utilized in phones, tablets and smart glasses for various perception applications, including 3D mapping and AR/VR. The application of new sensing input devices used in consumer electronics is expected to continue to grow as innovations help drive down costs and increase performance of consumer electronics devices. AR/VR technology is expected to be a significant source of demand for the consumer electronics industry. Several major product manufacturers and consumer electronics technology companies have been increasingly public about development of AR/VR feature sets in their next generation consumer electronics products. We believe LiDAR is capable of enabling these applications, and some of the largest technology companies have already implemented LiDAR sensing technologies in their phone and tablet devices. The consumer electronics devices market is highly competitive with a few major players dominating the market, including Samsung, Apple and Huawei.

According to Mordor Intelligence, nearly 30 million U.S. households are expected to have implemented smart devices in the near future. The use of LiDAR in smart home devices creates the opportunity to increase home automation and broaden the adoption of increasingly intelligent machines that can provide unique information to individual users.

The smart devices market is highly competitive with a few major players dominating the market. Key players include General Electric, Samsung Electronics, and Amazon.

Based on Gartner and Aeva management estimates, we expect approximately 600 million phones with LiDAR will be produced in 2025. Similarly, we project approximately 120 million tablets with LiDAR will be produced in 2025.

Consumer health

We believe that Aeva’s 4D LiDAR enables new applications within the consumer health market, including for contactless health monitoring and wearables devices, and we believe that Aeva’s 4D LiDAR has the opportunity to provide unique insights for consumers for health and fitness applications. Specifically, we see a significant growth opportunity within consumer healthcare devices where the demand is growing for non-invasive, accurate and low-power sensors that can monitor relevant vital signs such as pulse rate and respiration rate. Longer-term, there may be additional opportunities for our 4D LiDAR to be used in broader consumer health applications such as blood pressure and heart health monitoring and other home-based digital healthcare equipment.

Based on Gartner and company estimates, we expect approximately 800 million wearable units to be produced and approximately 10% LIDAR penetration in 2025, and we project approximately 2,000 million wearable units to be produced and approximately 40% LIDAR penetration in 2030.

Industrial automation

We believe the opportunity for our sensing solutions in industrial workplaces is also extensive, as manually intensive tasks become more automated. Aeva’s 4D LiDAR technology has the potential to offer robots and other automation equipment a way to perceive their surroundings in a more clear, accurate and cost-effective manner.

The growth of automation poses numerous benefits for industrial applications, ranging from increased efficiency, lowering labor costs to enabling workers to allocate their time on more productive tasks. We believe that the same benefits that our 4D LiDAR technology provides for automotive safety applications are beneficial for increasing safety and improving production efficiencies in industrial manufacturing and factory automation environments.

According to International Federation of Robotics and company estimates, approximately one million and two million industrial robot units are expected to be produced in 2025 and 2030, respectively, representing an approximate $650 million TAM in 2025 and an approximate $1,300 million TAM in 2030.

Security

The need for sensing solutions in security is growing as both commercial enterprises and households look to enhance their safety and surveillance capabilities. In retail, high-resolution cameras allow Amazon to sell goods at its brick-and-mortar stores without the need for checkout counters. In locations that historically contain large crowds such as airports, arenas, and shopping malls, powerful surveillance cameras can enhance safety while also capturing foot traffic data to help businesses efficiently set up shops. Additionally, there is a strong demand for smart security cameras as more people become concerned about family safety. Smart security cameras currently experience the highest demand out of all smart home devices. However, such cameras have come under increased scrutiny in recent years due to increased concerns of personal privacy and use of collected data by camera manufacturers. Additionally, typical cameras require optimum lighting conditions to detect objects and are limited in their functional range for security applications.

LiDAR is an attractive sensor technology for use in security applications where the clear and fast identification of objects and accurate remote identification are paramount. We believe Aeva’s 4D LiDAR, with its ability to detect objects’ motion in addition to long range performance at affordable costs, provides a superior capability for use in next generation security applications.

Based on Wall Street Journal, The Verge, and CNBC reports, we project approximately five million cameras with LIDAR to be produced in 2025, representing an approximate 5% LIDAR penetration in security applications. Similarly, we expect approximately 15 million cameras with LIDAR to be produced in 2030, representing an approximate 15% LIDAR penetration in security applications.

Commercial Overview

Our current and target customers span the Automotive, Consumer Electronics, Industrial and Security markets. We believe automotive safety, including next generation assisted driving and autonomous driving applications, provides the largest near term opportunities where Aeva is positioned to become a leading provider of perception solutions. Specifically, we see strong near term opportunities for highway automation in passenger cars, automated trucking and autonomous mobility/technology programs, which can benefit from our 4D LiDAR technology. Our strategy is to partner with the world’s leading automotive companies that are focused on bringing the future of automotive safety and are accelerating the broad adoption of autonomous technology globally.

Beyond Automotive, we believe our 4D LiDAR-on-chip technology positions Aeva to be a leading integrated perception solutions provider across consumer devices, industrial and security applications, where we can provide longer range capabilities, higher resolution, pixel level dynamic object detections and expand the outdoor operational range for 4D sensing on such devices.

Automotive

We have relationships with some of the world’s leading automotive OEMs and mobility/technology players where we are working closely with our customers towards specific series production programs. We have received strategic investments from Porsche SE, the parent company of Audi and Volkswagen, with whom we are engaged across future vehicle programs. We also recently announced a production relationship with ZF, the third largest automotive Tier-1.

We are actively engaged with 30 of the top automotive participants in the advanced driver assistance and autonomous driving industries across the passenger, trucking and mobility / technology verticals. Of these customers:

•        Four are strategic customers for production where we have executed collaboration agreements, terms and conditions and memorandums of understanding for specific vehicle programs targeting series production starting in 2024. These agreements outline the potential development and commercialization of such customers’ vehicle programs and include non-binding volume forecast projections for multiple years from the start of production and estimated price targets for production;

•        Three are in advanced stages of selection for production including Request for Quote (“RFQ”) and Request for Information (“RFI”) for upcoming series production vehicle programs; and

•        23 are engaged in series validation of our products prior to RFQ/RFI processes.

We believe there is a significant near term opportunity for Aeva in next level ADAS and autonomous driving functions, and we are working closely with our automotive customers to start production of our solutions in the automotive vertical first, which we expect to begin in 2024. We believe we are uniquely positioned to accelerate our momentum and the scale of our production through our existing strategic relationship with Porsche SE as well as our production counterparties to provide and scale the same core product to our customers in the pipeline and other OEM customers globally.

We believe that our 4D LiDAR technology is a compelling solution for perception in automotive applications and will enable broad adoption of automated driving at scale. If we are able to accelerate the introduction of our technology into the market, we believe the automotive industry at large will transition to FMCW based sensing solutions to enable safe autonomous driving globally, and we believe Aeva is well positioned to lead this broad adoption within the industry.

Consumer Electronics

We are engaged in discussions with potential customers regarding perception applications in consumer electronics. We believe Aeva’s technology has the potential to unlock new consumer device applications because of advantages made possible by our 4D LiDAR-on-chip, including longer range performance, superior depth precision and immunity from sunlight interference.

Our integrated LiDAR chip technology can be used in both existing consumer devices such as mobile phones and tablets, as well as future devices such as smart glasses and in-home solutions.

Consumer Health

We are engaged in discussions with customers regarding applications in consumer health monitoring. Our technology is capable of measuring high precision velocity information, which we believe provides a new capability for contactless measurements of health data such as pulse pressure and respiratory rate.

Industrial Robotics and Security

We believe our 4D LiDAR technology also allows for next generation applications in industrial robotics, automation and security that have traditionally relied on basic camera vision and recently legacy ToF LiDAR technology.

We believe the same fundamental technology differentiators of Aeva’s 4D LiDAR for automotive safety, including faster detection and tracking of dynamic objects, immunity from sunlight interference and compact integration onto a small chip, can enable participants in the industrial robotics and security markets to provide superior perception solutions at competitive costs for manufacturing automation in factories, precision metrology for advanced manufacturing, port automation, and safety applications for large public spaces such as airports, athletic arenas and large facilities.

Competition

Given the emerging nature of the automated driving industry, there are a number of companies developing LiDAR technologies for automotive applications, including companies developing legacy LiDAR solutions and LiDAR solutions that may be similar to ours. In addition, certain automotive players may have their own internal LiDAR development programs. We believe the majority of these other companies are developing legacy LiDAR systems, all of which utilize some variant of ToF technology architectures which we believe are limited in performance, or require high power and are high cost. As a result, we believe such legacy LiDAR solutions will not be commercially viable for the adoption of autonomous driving at scale.

There may be new companies that are independently developing LiDAR solutions that may be similar to ours. However, we believe that our innovative product design, substantial real world collected road data, significant design and development efforts, commercial traction, and patents and intellectual property portfolio together with a strong engineering and operations team, provide us with a competitive advantage over these LiDAR technology companies.

Contracts and Customers

Thus far, we have primarily entered into strategic partnership agreements, development agreements and similar agreements with customers in the automated and autonomous driving industry. Pursuant to these agreements, we have sold or otherwise provided product prototypes and non-recurring engineering services for the purpose of research and development and testing of our customers’ development programs. Since our inception, these types of arrangements have accounted for most of our revenues. More recently, we have entered into production memorandums of understanding, development agreements and similar arrangements with certain of our customers that outline the potential development and commercialization of our products into such customers’ vehicle programs and the utilization of Aeva’s products in such vehicle programs targeted for series production. However, there can be no assurance that any of our customers’ development programs will ever be developed and commercialized, and even if they are, there can be no assurance that we will receive production purchase orders from our customers or that our products will be selected in any such series production vehicle programs. Our customers do not currently have any firm commitment to purchase our products for their production vehicle programs, and until we receive such production orders, our customers will not be obligated to use our products in their production vehicles.

Intellectual Property

Our success and competitive advantage depend in part upon our ability to develop and protect our core technology and intellectual property. We own a portfolio of intellectual property, confidential technical information, and expertise in the development of LiDAR technology, coherent sensing, integrated silicon photonics, algorithms and software.

We have filed patent and trademark applications in order to further secure these rights and strengthen our ability to defend against third parties who may infringe on our rights. The applications cover a broad range of system level and component level aspects of LiDAR technology.

As of November 1, 2020, we have approximately 46 pending patent applications worldwide. In addition, we have approximately 4 registered U.S. trademarks and 19 pending U.S. trademark applications. Our patent applications cover a broad range of system level hardware and component level aspects of our key technologies including, among other things, FMCW LiDAR system, integrated photonics, laser solutions and perception software technology.

We also rely on trade secrets, experiences, design and manufacturing know-how, continuing technological innovations, and licensing and exclusivity opportunities to maintain and improve our competitive position. Additionally, we protect our proprietary rights through agreements with our commercial partners, supply-chain vendors, employees and consultants, as well as close monitoring of the developments and products in the industry.

Manufacturing Process

Since inception, we have entered into arrangements with third-party manufacturers to develop and manufacture our products for our customers’ development programs. We intend to continue to rely on third-party manufacturers, including our automotive Tier-1 counterparties, to commercialize our products for automotive grade production.

We have entered into development agreements, memorandums of understanding and similar agreements with third-party manufacturers that typically include collaborations to develop, assemble, test and distribute our automotive grade 4D LiDAR system to OEMs and automotive customers for their autonomous driving vehicle programs. We intend to utilize our production counterparties’ capabilities as leading automotive systems manufacturers for the final assembly and test of our products and to produce our products at global manufacturing plants, and we intend to use the strong distribution network and logistics capabilities of our production counterparties worldwide to provide our 4D LiDAR system to automotive customers. Although our production counterparties are not currently obligated to produce our products, we intend to enter into firm commitments for them to do so as our products are selected for use in our customers’ series production vehicle programs.

Research and Development

The markets in which Aeva competes are new and rapidly evolving across hardware and software applications. We invest significant resources into ongoing research and development programs because we believe our ability to grow our market position depends, in part, on innovative technologies that offer a unique value proposition for our customers and differentiation from our competitors.

Our research and development activities occur in the San Francisco Bay Area. Our research and development team is responsible for developing our 4D LiDAR technology, creating new technologies and expanding our LiDAR and perception software solutions’ functionality. The team also designs our 4D LiDAR products, ensures it is designed for manufacturability and conducts required validation and verification activities. The research and development team also partners with our operations and supply chain teams with the goal of developing scalable commercial and reliable manufacturing processes and direct production material procurement and distribution. Our team consists of engineers, technicians, scientists, operators and professionals with experience from a wide variety of the world’s leading sensing, engineering, consumer electronics and automotive organizations.

Sales and Marketing

We take an insight-driven, account-based marketing approach to build and expand our relationships with customers and commercial counterparties. We collect feedback directly from our commercial counterparties to garner insights that help drive our business and products forward.

Government Regulation

At both the federal and state level, the U.S. has provided a positive legal environment to permit safe testing and development of autonomous functionality. We do not currently anticipate any near-term federal standards that would materially impede the deployment of our products or technology. Some states, however, particularly California and New York, still enforce certain operational or registration requirements for certain autonomous functions. We believe such hurdles will be removed as state regulators gain better experience with the technology. U.S. federal regulations, however, remain largely permissive of deployments of higher levels of safe and responsible autonomous functionality.

Foreign markets such as the EU and China also continue to develop their respective standards to define deployment requirements for higher levels of autonomy in these regions. As the cars that carry our sensors go into production, we will be subject to existing stringent requirements under the National Traffic and Motor Vehicle Safety Act of 1966, or the Vehicle Safety Act, including a duty to report, subject to strict timing requirements, safety defects with our products. The Vehicle Safety Act imposes potentially significant civil penalties for violations including the failure to comply with such reporting requirements. We are also subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act, or TREAD, which requires equipment manufacturers, such as us, to comply with “Early Warning” requirements by reporting certain information to the NHTSA, such as information related to defects or reports of injury related to our products. TREAD imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. In addition, the National Traffic and Motor Vehicle Safety Act authorizes NHTSA to require a manufacturer to recall and repair vehicles that contain safety defects or fail to comply with U.S. federal motor vehicle safety standards. Sales into foreign countries may be subject to similar regulations. As the development of federal and state regulation of autonomous machines and vehicles continues to evolve, we may be subject to additional regulatory schemes.

As a LiDAR technology company, we are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the U.S. Food and Drug Administration (“FDA”). Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products.

Similarly, we are also subject to trade, customs product classification and sourcing regulations. We are subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 that will require us to diligence, disclose and report whether our products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in our products.

Finally, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.

Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these rules may include permits, licenses and inspections of our facilities and products.

Employees

Our employees are critical to our success. As of September 30, 2020, we had 86 full-time employees based primarily in the San Francisco Bay Area. We also engage numerous consultants and contractors to supplement our permanent workforce. A majority of our employees are engaged in research and development and related functions. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are subject to a collective bargaining agreement or represented by a labor union.

Facilities

Our corporate headquarters is located in the San Francisco Bay Area, where we lease one building with approximately 28,137 of aggregate square feet pursuant to a lease that expires in 2023. Our facilities contain engineering, research and development, assembly and administrative functions. We believe that our office space is adequate for our current needs and, should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters.

On December 23, 2020, Aeva was named as a defendant along with InterPrivate and its directors in a lawsuit brought by an alleged stockholder of InterPrivate. See “Information about InterPrivate — Legal Proceedings.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF AEVA

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Aeva Common Stock and Aeva Preferred Stock, as of December 31, 2020, for (1) each person known by Aeva to be the beneficial owner of more than 5% of the outstanding shares of Aeva Common Stock and Aeva Preferred Stock, (2) each member of the Aeva Board of Directors, (3) each of Aeva’s named executive officers and (4) all of the members of the Aeva Board of Directors and Aeva’s executive officers as a group. As of December 31, 2020, Aeva had 8,069,693 shares of Aeva Common Stock outstanding, owned by 27 holders of record, and had 8,606,780 shares of Aeva Preferred Stock outstanding, owned by 13 holders of record.

The number of shares and the percentages of beneficial ownership below are based on the number of shares of Aeva Common Stock and Aeva Preferred Stock issued and outstanding as of December 31, 2020. In computing the number of shares of Aeva Common Stock and Aeva Preferred Stock beneficially owned by a person and the percentage ownership of such person, Aeva deemed to be outstanding all shares of Aeva Common Stock and Aeva Preferred Stock subject to options held by the person that are currently exercisable or exercisable within 60 days of December 31, 2020. Aeva did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and preferred stock.

Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to the shares of common stock and preferred stock owned by such stockholders. Unless otherwise noted, the address of each beneficial owner is c/o Aeva, Inc., 555 Ellis Street, Mountain View, CA 94043.

	Common Stock		Preferred Stock		All Capital Stock(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding	Percentage Outstanding
5% Stockholders:
Canaan XI, L.P.(2)	—	—	2,209,001	25.67%	13.25%
Entities affiliated with Lux Ventures(3)	38,427	*	3,359,766	39.04%	20.38%
Directors and Named Executive Officers:
Soroush Salehian Dardashti(4)	2,832,199	34.42%	—	—	16.82%
Mina Rezk(5)	5,265,697	62.97%	—	—	31.03%
Shahin Farshchi	—	—	—	—	—
Hrach Simonian	—	—	—	—	—
Saurabh Sinha	—	—	—	—	—
Directors and executive officers as a group (5 persons)(6)	8,097,896	95.04%	—	—	47.28%

____________

*        Indicates less than 1%

(1)      Each share of Aeva Preferred Stock is convertible into one share of Aeva Common Stock, subject to adjustments.

(2)      Consists of (a) 1,917,983 shares of Aeva Series A preferred stock held by Canaan XI, L.P., (b) 79,459 shares of Aeva Series A-1 preferred stock held by Canaan XI L.P., and (c) 211,559 shares of Aeva Series B preferred stock held by Canaan XI L.P. Canaan Partners XI LLC is the general partner of Canaan XI L.P. and may be deemed to have sole investment and voting power over the shares held by Canaan XI L.P. Investment, voting and dispositive decisions with respect to the shares held by Canaan XI L.P. are made by the managers of Canaan Partners XI LLC, collectively. None of the managers of Canaan Partners XI LLC has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by Canaan XI L.P. The address for Canaan XI L.P. is 285 Riverside Avenue, Suite 250, Westport, CT 06880.

(3)      Consists of (a) 38,427 shares of common stock held by Lux Ventures IV, L.P., (b) 2,487,767 shares of Series Seed preferred stock held by Lux Ventures IV, L.P., (c) 547,133 shares of Series A preferred stock held by Lux Ventures IV, L.P., (d) 79,459 shares of Series A-1 preferred stock held by Lux Ventures IV, L.P., (e) 84,623 shares of Series B preferred stock held by Lux Ventures IV, L.P., and (f) 160,784 shares of Series B preferred stock held by Lux Co-Invest Opportunities, L.P. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Co-Invest Opportunities, L.P. Peter Hebert and Josh Wolfe are the individual managing members of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC (the “Individual Lux Managers”). The Individual Lux Managers, as the sole managers of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P. Each of Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC and the Individual Lux Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

(4)      Consists of (a) 2,674,500 shares held directly by Mr. Salehian and (b) 157,699 shares subject to options exercisable within 60 days of December 31, 2020.

(5)      Consists of (a) 4,972,500 shares held directly by Mr. Rezk and (b) 293,197 shares subject to options exercisable within 60 days of December 31, 2020.

(6)      Consists of (a) 7,647,000 shares of common stock held by all of Aeva’s current directors and executive officers as a group, (b) zero shares of Series Seed preferred stock, zero shares of Series A preferred stock, zero shares of Series A-1 preferred stock and zero shares of Series B preferred stock held by Aeva’s current directors and executive officers as a group, and (c) 450,896 shares of common stock subject to options held by all Aeva’s current directors and executive officers as a group that are exercisable within 60 days of December 31, 2020.

AEVA’S EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for Aeva’s executive officers who are named in the “2020 Summary Compensation Table” below. As an emerging growth company, Aeva complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Aeva’s principal executive officer and the two most highly compensated executive officers other than Aeva’s principal executive officer. These three officers are referred to as Aeva’s named executive officers.

In 2020, Aeva’s “named executive officers” and their positions were as follows:

•        Soroush Salehian Dardashti, Chief Executive Officer and Director;

•        Mina Rezk, President, Chief Technology Officer, Chairman and Director; and

•        Saurabh Sinha, Chief Financial Officer.

This discussion may contain forward-looking statements that are based on Aeva’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that Aeva adopts following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of Aeva’s named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Stock Awards(2)	All Other Compensation ($)(3)	Total ($)
Soroush Salehian Dardashti	2020	320,000		2,070,051	––	––	2,390,051
Chief Executive Officer
Mina Rezk	2020	370,000		3,848,697	––	101,871	4,218,697
Chief Technology Officer
Saurabh Sinha	2020	76,667		––	––(4)	––	76,667
Chief Financial Officer

____________

(1)      Annual bonus amounts for 2020 have not yet been determined by our board of directors and therefore are not presently known. We will supplement this disclosure with appropriate filings with the SEC at such time as the annual bonus determinations are made.

(2)      Amounts reflect the full grant-date fair value of stock options granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to named executive officers in Note 7 to Aeva’s unaudited interim condensed financial statements included elsewhere in this proxy statements/prospectus/consent solicitation statement.

(3)      Amount shown reflects $54,006 in housing and living expenses and $47,865 in company-paid airfare.

(4)      The amounts shown do not include the value of a restricted stock unit award that was delivered to Mr. Sinha in November 2020 and which is described in the narrative disclosures below. Because the award is contingent upon the consummation of the Business Combination, it was not considered to have been probable for accounting purposes under ASC Topic 718 at the time it was delivered to him and will not be considered probable for such purpose until the closing of the Business Combination. If the award had been considered probable for accounting purposes under Topic 718 on the date it was approved by Aeva’s board of directors in November 2020, the amount shown in the table in respect of the award would have been $8,030,492.

NARRATIVE TO SUMMARY COMPENSATION TABLE

2020 Salaries

The named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2020 annual base salaries for Aeva’s named executives officers were:

Name	2020 Annual Base Salary ($)
Soroush Salehian Dardashti	320,000
Mina Rezk	370,000
Saurabh Sinha	300,000

During 2020, Mr. Salehian’s annual base salary increased from $260,000 to $320,000 and Mr. Rezk’s annual base salary increased from $310,000 to $370,000 in the 2020 calendar year.

2020 Bonuses

Aeva has historically paid discretionary annual bonuses and expects to pay a similar annual bonus to certain of its named executive officers in the first quarter of calendar year 2021.

Equity Compensation

Aeva has historically offered stock options to Aeva’s employees, including Aeva’s named executive officers, as the long-term incentive component of Aeva’s compensation program. Aeva’s stock options generally allow employees to purchase shares of Aeva Common Stock at a price equal to the fair market value of Aeva Common Stock on the date of grant, as determined by the Aeva Board of Directors. Aeva’s stock options typically vest as to 25% of the underlying shares on the first anniversary of the date of grant and in equal quarterly installments over the following three years, subject to the holder’s continued employment with us. From time to time, the Aeva Board of Directors may also construct alternate vesting schedules as it determines are appropriate to motivate particular employees. Historically, Aeva’s stock options have been intended to qualify as “incentive stock options” to the extent permitted under the Internal Revenue Code.

Awards of stock options were made under Aeva’s 2016 Stock Incentive Plan, or the 2016 Plan. The 2016 Plan is administered by the Aeva Board of Directors or a committee appointed by it to administer the plan. Options granted under the 2016 Plan have an exercise price that the 2016 Plan administrator determined is not less than the fair market value of the underlying stock on the date of grant. Options generally expire ten years from the date of grant. Following the consummation of the Business Combination, and provided that the 2021 Plan is approved as described under “Proposal No. 5 — The Incentive Award Plan Proposal,” no new awards will be granted under the 2016 Plan.

The following table sets forth the stock options granted to Aeva’s named executive officers in during 2020.

Named Executive Officer	2020 Stock Options Granted
Soroush Salehian Dardashti	199,791
Mina Rezk	371,457
Saurabh Sinha	––

These options were granted under Aeva’s 2016 Stock Incentive Plan, which we refer to as the Prior Plan, with exercise prices equal to the fair market value of Aeva Common Stock on the date of grant, as determined by the board of directors. The shares of Aeva Common Stock subject to the named executive officers’ option award granted in 2020 vest in 48 equal monthly installments on each anniversary of the award’s vesting commencement date, subject to accelerated vesting upon a termination of employment by Aeva without “cause” or a resignation for “good reason” (each such term as defined in the applicable award agreement) that occurs in connection with or 12 months after the closing of the Business Combination. On November 18, 2020, Aeva also granted Mr. Sinha an award of restricted stock units in connection with the commencement of his employment. This award will vest as described below under “— Executive Offer Letters.”

In February 2019, Aeva also granted Messrs. Salehian and Rezk option awards covering 207,177 and 385,189 shares of Aeva Common Stock, respectively, which will vest in full (to the extent then-unvested) on the closing of the Business Combination.

Other Elements of Compensation

Housing Reimbursement and Airfare

During 2020, Mr. Rezk received company-paid airfare, housing and living expense benefits from Aeva in connection with his frequent business travel to Aeva’s offices in California. His airfare, housing and living benefits represented an aggregate payment during 2020 of $101,871.

Retirement Plan

Aeva maintains a 401(k) retirement savings plan for its employees, including Aeva’s named executive officers, who satisfy certain eligibility requirements. Aeva’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Aeva does not currently provide any employer matching contributions under the 401(k) plan. Aeva believes that providing a vehicle for tax-deferred retirement savings though Aeva’s 401(k) plan adds to the overall desirability of Aeva’s executive compensation package and further incentivizes Aeva’s employees, including Aeva’s named executive officers, in accordance with Aeva’s compensation policies.

Employee Benefits and Perquisites

Health/Welfare Plans.    During their employment, Aeva’s named executive officers are eligible to participate in Aeva’s employee benefit plans and programs, including medical and dental benefits, to the same extent as Aeva’s other full-time employees, subject to the terms and eligibility requirements of those plans.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table summarizes the number of shares of Aeva Common Stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Soroush Salehian Dardashti	2/6/19(1)	94,956	112,221	$2.38	2/5/2029
	1/23/20(2)	45,785	154,006	$4.97	1/23/2030
Mina Rezk	2/6/19(1)	176,544	208,645	$2.38	2/5/2029
	1/23/20(2)	85,125	286,332	$4.97	1/23/2030
Saurabh Sinha(3)

____________

(1)      The option vests (subject to continued service) as to 50%, in 48 equal monthly installments following a specified vesting commencement date and as to 50% in 48 equal monthly installments of the consummation of a qualified preferred stock issuance, with accelerated vesting upon the consummation of a qualifying corporate transaction..

(2)      The option vests (subject to continued service) in 48 equal monthly installments on each anniversary of the award’s vesting commencement date, subject to accelerated vesting upon a termination of employment by Aeva without “cause” or a resignation for “good reason” (each such term as defined in the applicable award agreement) that occurs in connection with or 12 months after the closing of the Business Combination.

(3)      Mr. Sinha received an award of restricted stock units relating to Aeva Common Stock in November 2020; however, the award will be eligible to vest only if the Business Combination is successfully completed and will be forfeited if the

Business Combination is not successfully completed. The award is not included in the Outstanding Equity Awards at 2020 Fiscal Year-End table because, as of December 31, 2020, it is not considered to have been probable for accounting purposes under ASC Topic 718.

Executive Offer Letters

Each of our named executive officers has entered into an offer letter agreement with Aeva. The employment of each officer is “at will” and the agreement may be terminated by either party, with or without cause, without the payment of any severance.

Pursuant to Mr. Salehian’s offer letter, Mr. Salehian was entitled to an initial annual base salary of $210,000, which has subsequently been increased. Pursuant to Mr. Rezk’s offer letter, Mr. Resk is entitled to an initial annual base salary of $210,000 and is eligible to be reimbursed for reasonable air travel costs and the reasonable costs of a furnished apartment in the San Francisco Bay Area.

Pursuant to Mr. Saurabh Sinha’s offer letter, Mr. Sinha is entitled to an initial base salary of $300,000. Mr. Sinha is also entitled to receive equity awards in connection with his commencement of employment, which were granted in the form of restricted stock units on November 18, 2020; however, for accounting purposes, this award is not considered to have been granted until the closing of the Business Combination. The restricted stock unit award covered 114,248 shares of Aeva Common Stock. 95,207 of such shares will vest as to 25% of such shares on the first anniversary of Mr. Sinha’s commencement of employment and as to the remainder of the shares in six equal semi-annual installments over the next 3 years thereafter. The remaining 19,041 shares will vest as to 25% of such shares on the first anniversary of the consummation of the Business Combination and as to the remainder of such shares in six equal semi-annual installments over the next 3 years thereafter. The entire award will be forfeited for no consideration if the closing of the Business Combination does not occur. Mr. Sinha is also eligible for a performance-based cash bonus of up to $50,000, the exact amount of which will be determined by Aeva’s board of directors based on a review of his performance for the year ending December 31, 2021.

Executive Employment Agreements

The Post-Combination Company intends on negotiating new employment agreements with Mr. Salehian and Mr. Rezk upon Closing of the Business Combination. The terms of any such agreements will not be known prior to the Closing and such agreements will be entered into only with the approval of the Post-Combination Board’s compensation committee.

Director Compensation

During 2020, Aeva’s non-employee directors did not receive any cash or equity compensation for their service in such capacity. Aeva’s non-employee directors also did not hold any unvested equity awards as of December 31, 2020.

AEVA MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Aeva’s management believes is relevant to an assessment and understanding of Aeva’s results of operations and financial condition. The discussion should be read together with “Selected Historical Financial and Operating Data of Aeva” and the historical audited annual financial statements as of and for the years ended December 31, 2019 and 2018 and unaudited interim condensed financial statements as of September 30, 2020 and the nine-month periods ended September 30, 2020 and 2019, and the related respective notes thereto, included elsewhere in this proxy statement/prospectus/consent solicitation statement. The discussion and analysis should also be read together with Aeva’s unaudited pro forma financial information for the year ended December 31, 2019 and the nine months ended September 30, 2020. See “Unaudited Pro Forma Condensed Financial Information.” This discussion may contain forward-looking statements based upon Aeva’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or “Aeva” refer to the business of Aeva, Inc., a Delaware corporation, and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the Post-Combination Company and its subsidiaries following the consummation of the Business Combination.

Overview

Our goal is to bring perception to all devices. Through our Frequency Modulated Continuous Wave (“FMCW”) sensing technology, we believe we are introducing the world’s first 4D LiDAR-on-chip that, along with our proprietary software applications, enables the adoption of LIDAR across broad applications. We believe that our solutions will allow for the wide-scale adoption of autonomous driving because they solve for the missing link of LiDAR sensing — high performance at affordable costs. Furthermore, we believe that our proprietary 4D LiDAR technology has the potential to create entirely new categories for perception across consumer electronics, consumer health, industrial robotics and security applications.

Founded in late 2016 by former Apple engineers Soroush Salehian and Mina Rezk and led by a multidisciplinary team of over 100 engineers and operators experienced in the field of sensing and perception, Aeva’s goal is to bring the next wave of perception technology to broad applications from automated driving to consumer electronics, consumer health, industrial robotics and security. Our 4D LiDAR-on-chip combines silicon photonics technology that is proven in the telecom industry with precise instant velocity measurements and long-range performance at affordable costs for commercialization.

As a development stage company, we work closely with our customers on the development and commercialization of their automated driving vehicle programs and the utilization of our products in such programs. Our customers include some of the top automotive OEMs, mobility and technology companies, and we are currently working in close collaboration with our key customers toward series production of vehicles with high levels of automated driving and autonomous driving capability, targeting launch in 2024. We have received strategic investments from Porsche SE, the parent company of Audi and Volkswagen, with whom we are engaged across future vehicle programs. Thus far, our customers have purchased prototype products and engineering services from us for use in their research and development programs. We are expanding our manufacturing capacity through third party manufacturers and arrangements with global Tier-1 suppliers to meet our customers’ anticipated demand for production of our products.

Unlike legacy LiDAR, which relies on Time of Flight (“ToF”) technology and measures only depth and reflectivity, Aeva’s solution leverages a proprietary FMCW technology to measure velocity in addition to depth, reflectivity and inertial motion. The ability of Aeva’s solution to measure instant velocity for every pixel is a major advantage over ToF-based sensing solutions. Furthermore, Aeva’s technology is free from interference from other LiDAR or the beams and sunlight, and our core innovations within FMCW are designed to enable autonomous vehicles to see with significantly higher resolution at distances beyond 300 meters while consuming lower power compared to other available solutions. We believe that these factors make Aeva the first perception solutions provider to enable the broad adoption of automated driving.

As major automotive OEMs and leading mobility and technology companies look for comprehensive perception solutions to accelerate their autonomous driving programs into production, we believe Aeva is uniquely positioned to provide a superior solution to enable autonomous driving at scale. Furthermore, we believe the advantages of our 4D LiDAR-on-chip allow us to provide the first LiDAR solution that is fully integrated onto a chip with superior performance, low power and affordable costs, with the potential to drive new categories of perception across consumer electronics, consumer health, industrial robotics and security markets.

Business Combination and Public Company Costs

On November 2, 2020, Aeva entered into the Business Combination Agreement with InterPrivate and Merger Sub pursuant to which, among other things, Merger Sub will merge with and into Aeva, with Aeva surviving the merger and becoming a wholly-owned direct subsidiary of InterPrivate. Thereafter, Merger Sub will cease to exist and InterPrivate will be renamed Aeva Technologies, Inc. Aeva will be deemed the accounting predecessor and the Post-Combination Company will be the successor SEC registrant, which means that Aeva’s financial statements for previous periods will be disclosed in the Post-Combination Company’s future periodic reports filed with the SEC.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, InterPrivate will be treated as the acquired company for financial statement reporting purposes. The most significant change in the Post-Combination Company’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Aeva’s balance sheet at September 30, 2020) of between approximately $272.6 million, assuming maximum stockholder conversions permitted under the Business Combination Agreement, and $511.1 million, assuming no stockholder redemptions. Total non-recurring transaction costs are estimated to be approximately $51.8 million, of which Aeva expects approximately $1.4 million to be expensed in the income statement. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Upon closing of the Business Combination, it is expected that the Post-Combination Company will continue to be listed on the NYSE and trade under the ticker symbol “AEVA.” As a majority of Aeva’s current management team and business operations will comprise the Post-Combination Company’s management and operations, the Post-Combination Company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Aeva expects the Post-Combination Company will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

COVID-19 Impact

The coronavirus (COVID-19) pandemic has not adversely affected Aeva’s customers’ business operations and has not impacted Aeva’s sales in the first nine months of 2020. The extent of the impact of the coronavirus pandemic on Aeva’s operational and financial performance will depend on various future developments, including the duration and spread of the outbreak and impact on its customers, suppliers, and employees, all of which is uncertain at this time. Aeva expects the COVID-19 pandemic to adversely impact revenue and results of operations, but Aeva is unable to predict at this time the size and duration of this adverse impact. Aeva has seen some signs of positive effects for its long-term business prospects and partnerships as a result of the pandemic. Aeva is observing a larger trend of automakers shifting course in “make vs buy” decisions as it relates to autonomous solutions and software systems. As cash flows tighten, more automakers are looking to limit the potentially massive investments required to develop autonomous software and systems for which they do not necessarily have substantial expertise. As a result, several automakers are more open to and accepting of a model to incorporate full-stack hardware and software solutions from suppliers, which for autonomy is particularly relevant for Aeva. For more information on Aeva’s operations and risks related to health epidemics, including the COVID-19 pandemic, please see the section of this proxy statement/consent solicitation statement/prospectus entitled “Risk Factors.”

Key Factors Affecting Aeva’s Operating Results

Aeva believes that its future performance and success depends to a substantial extent on its ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section of this proxy statement/prospectus/consent solicitation statement entitled “Risk Factors.”

Pricing, Product Cost and Margins.    Our pricing and margins will depend on the volumes and the features as well as specific market applications of the solutions we provide to our customers. We have customers with technologies in various stages of development across different market segments. We anticipate that our prices will vary by market and application due to market-specific product and commercial requirements, supply and demand dynamics and product lifecycles.

Aeva believes it has the opportunity to establish high margin unit economics when operating at scale. Its future performance will depend on its ability to deliver on these economies of scale with lower product costs to enable widespread industry adoption. Aeva believes its business model is positioned for scalability due to the ability to leverage the same product platform across markets and customer base, relationships with leading foundries and contract manufacturers and use of proven manufacturing processes. Our customers will require that our perception solutions be manufactured and sold at per-unit prices that are affordable for our customers. Our ability to compete in key markets will depend on the success of our efforts to efficiently and reliably produce cost-effective perception solutions for our commercial-stage customers.

While Aeva expects to achieve and maintain high margins on its perception solutions, macroeconomics conditions in its industry, emergence of competition in advanced assisted driving sensing and software technologies may negatively impact pricing, margins and market share. Although pricing pressure and lower margins are typically associated with commodity hardware products in the automotive industry, Aeva believes its unique technology provides a compelling value proposition for favorable margins and unit economics in the industry. Aeva expects its gross margin to increase as customers move from development stage to commercialization and production due to the economies of scale achieved by its proprietary 4D LiDAR-on-a-chip technology. If Aeva does not generate the margins it expects upon commercialization of its perception solutions, Aeva may be required to raise additional debt or equity capital, which may not be available or may only be available on terms that are onerous to Aeva’s Stockholders.

Commercialization of LiDAR-based Applications.    While we believe that we are approaching the inflection point of adoption of LiDAR across applications and that Aeva is well-positioned to capture this opportunity, with our strong customer relationships in both automotive and non-automotive markets, we expect that our results of operations, including revenue and gross margins, will fluctuate on a quarterly basis for the foreseeable future as our customers continue research and development projects and begin to commercialize autonomous solutions that rely on LiDAR technology. As more customers reach the commercialization phase and as the market for LiDAR solutions matures, these fluctuations in our operating results may become less pronounced.

Aeva anticipates robust demand for its perception solutions. Based on reports by IDC, Gartner, Deloitte, IHS Markit and International Federation of Robotics, and Aeva management estimates, we believe that the automotive, assisted driving (“ADAS”) and autonomous driving (“AD”), consumer electronics, consumer health, and industrial robotics and security markets will represent, in the aggregate, an approximately $118 billion total addressable market (“TAM”) for LiDAR-based perception applications by 2025. Specifically, in automotive the markets of focus include passenger cars, commercial trucks, and mobility. We believe that Aeva’s 4D LiDAR technology will position Aeva to capture a significant portion of this TAM in the coming years.

Sales Volume.    Each product program will have an expected range of sales volumes, depending on the end market demand for our customers’ products as well as market application. This can depend on several factors, including market penetration, product capabilities, size of the end market that the product addresses and our end customers’ ability to sell their products. In addition to end market demand, sales volumes also depend on whether our customer is in the development or production phase. In certain cases, we may provide volume discounts or strategic customer pricing on sales of our solutions, which may or may not be offset by lower manufacturing costs related to higher volumes which in turn could adversely impact our gross margins. Aeva’s ability to ultimately achieve profitability is dependent upon progression of existing relationships to production and our ability to meet required volumes and required cost targets. Delays of our current and future customers’ programs could result in Aeva being unable to achieve its revenue targets and profitability in the time frame it anticipates.

Basis of Presentation

Aeva currently conducts its business through one operating segment.

Components of Results of Operations

Revenue

Revenue consists of sales of perceptions solutions (sensing systems) and non-recurring engineering services.

Aeva is engaged in design, manufacturing and sale of LiDAR sensing systems and related perception and autonomy-enabling software solutions serving primarily original equipment manufacturers in the automotive market. Under the customer agreements, Aeva delivers a specified number of sensing systems at a fixed price under customary terms and conditions. The sensing systems units sold under these agreements are typically prototypes that are used by the customer for its research, development, evaluation, pilot or testing purposes. Aeva also enters into non-recurring engineering service arrangements with its customers to customize Aeva’s perception solution to meet customer specific requirements. Revenue from such services is recognized as non-recurring engineering services.

Cost of revenue and gross profit

Cost of revenue principally includes direct material, direct labor and allocation of overhead associated with manufacturing operations, including inbound freight charges and depreciation expense. Cost of revenue also includes the direct cost and appropriate allocation of overhead involved in execution of non-recurring engineering services.

Aeva’s gross profit equals total revenue less total cost of revenue. Aeva’s cost of revenue is expected to increase as its revenue continues to grow as customers reach commercialization.

Operating expenses

Research and development

Aeva’s research and development efforts are focused on enhancing and developing additional functionality for its existing products and on new product development. Research and development expenses consist primarily of:

•        Personnel-related expenses, including salaries, benefits, and stock-based compensation expense, for personnel in Aeva’s research and engineering functions; and

•        Expenses related to materials, software licenses, supplies and third-party services.

Aeva expenses research and development costs as incurred. Aeva expects its research and development costs to increase for the foreseeable future as it continues to invest in research and development activities to achieve its product roadmap.

General and administrative expenses

General and administrative expenses consist of personnel and personnel-related expenses, including stock-based compensation of Aeva’s executive, finance, and information systems functions, as well as legal and accounting fees for professional and contract services. Aeva expects its general and administrative expenses to increase for the foreseeable future as it scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Selling and marketing expenses

Selling and marketing expenses consist of personnel and personnel-related expenses, including stock-based compensation of Aeva’s business development team as well as advertising and marketing expenses. These include the cost of trade shows, promotional materials, public relations, an allocated portion of facilities and depreciation. Aeva expects to increase its sales and marketing activities, expand customer relationships and increase market share. Aeva also expects that its sales and marketing expenses will increase over time as it continues to hire additional personnel to scale its business.

Interest income and Interest expense

Interest income consists primarily of income earned on Aeva’s cash equivalents and investments in marketable securities. These amounts will vary based on Aeva’s cash, cash equivalents and short-term investment balances, and also with market rates.

Other income and expense

Other income and expense primarily consist of foreign currency conversion gains and losses, and bank fees related to the cash sweep account.

Results of Operations

Comparison of the Years Ended December 31, 2019 and 2018

The results of operations presented below should be reviewed in conjunction with the financial statements and notes included elsewhere in this proxy statement/consent solicitation statement/prospectus. The following table sets forth Aeva’s results of operations data for the periods presented (in thousands):

	Year Ended December 31,		Change $	Change %
	2019	2018
Revenue	$1,384	$135	$1,249	925%
Cost of revenue	815	57	758	1,330%
Gross profit	569	78	491	629%
Research and development expenses	15,406	8,399	7,007	83%
General and administrative expenses	4,290	2,631	1,659	63%
Selling and marketing expenses	966	450	516	115%
Operating loss	(20,093)	(11,402)	(8,691)	76%
Interest income	(516)	(234)	(282)	121%
Other expense	17	—	17	nm
Loss before income taxes	(19,594)	(11,168)	(8,426)	75%
Income taxes	—	—	—	nm
Net loss	$(19,594)	$(11,168)	$(8,426)	75%

____________

nm = not meaningful

Revenue

Revenue increased by $1.2 million, or 925%, to $1.4 million for 2019, from $0.1 million for 2018. The increase is attributed to the increase in sensing systems sold as Aeva began selling systems in the fourth quarter of 2018.

Cost of revenue and gross profit

Total cost of revenue increased by $0.8 million, or 1,330%, to $0.8 million for 2019, from $0.1 million for 2018. Gross profit increased by $0.5 million, to a $0.6 million gross profit for 2019, from a $0.1 million gross profit for 2018.

Operating expenses

Research and development

Total research and development expenses increased by $7.0 million, or 83%, to $15.4 million for 2019, from $8.4 million for 2018. Research and development expenses increased due to a significant effort in 2019 on the development of the B1 sensing system, as well as headcount growth from 37 to 65 individuals focused on research and development efforts. Aeva anticipates continued expansion in R&D to develop new features and functionalities.

General and administrative

Total general and administrative expenses increased by $1.7 million, or 63%, to $4.3 million for 2019, from $2.6 million for 2018. General and administrative expenses increased primarily due to the increase in headcount.

Selling and marketing

Total selling and marketing expenses increased by $0.5 million, or 115%, to $1.0 million for 2019, from $0.5 million for 2018. Selling and marketing expenses increased primarily due to expanded headcount, particularly at the senior levels of the business development function.

Interest income

Interest income increased by $0.3 million to $0.5 million for 2019 from $0.2 million in 2018. Interest income increased due to an increase in cash balances held in money market funds from Aeva preferred stock offerings.

Comparison of the Nine Months Ended September 30, 2019 and 2020

The results of operations presented below should be reviewed in conjunction with the financial statements and notes included elsewhere in this proxy statement/consent solicitation statement/prospectus. The following table sets forth Aeva’s results of operations data for the periods presented (in thousands):

	Nine months ended September 30,		Change $	Change %
	2020	2019
Revenue	$4,111	$554	$3,557	642%
Cost of revenue	2,191	462	1,729	374%
Gross profit	1,920	92	1,828	1,987%
Research and development expenses	14,283	10,809	3,474	32%
General and administrative expenses	3,339	2,915	424	15%
Selling and marketing expenses	1,027	781	246	31%
Operating loss	(16,729)	(14,413)	(2,316)	16%
Interest income	(194)	(392)	198	-51%
Other expense	22	7	15	nm
Loss before income taxes	(16,557)	(14,028)	(2,529)	18%
Income taxes	—	—	—	nm
Net loss	$(16,557)	$(14,028)	$(2,529)	18%

____________

nm = not meaningful

Revenue

Revenue increased by $3.6 million, or 642%, to $4.1 million for the nine months ended September 30, 2020, from $0.5 million in the nine months ended September 30, 2019. $2.8 million of the increase is attributed to revenue from a new customer in 2020, with the remaining increase primarily driven by an increase in number of sensing systems sold.

Cost of revenue and gross profit

Total cost of revenue increased by $1.7 million, or 374%, to $2.2 million for the nine months ended September 30, 2020, from $0.5 million in the nine months ended September 30, 2019. $0.9 million of the increase is attributed to the cost of non-recurring services in the nine months ended September 30, 2020. The increase was also due to the cost of inventory sold in relation to the increase in number of systems sold in the nine months ended September 30, 2020.

Gross profit increased by $1.8 million, or 1,987%, to a $1.9 million profit for the nine months ended September 30, 2020, from a $0.1 million gross profit for the nine months ended September 30, 2019. Gross profit increased primarily due to sales to customers with higher margins in 2020, as compared to revenue from the sales of sensing units in the nine months ended September 30, 2019.

Operating expenses

Research and development

Total research and development expenses increased by $3.5 million, or 32%, to $14.3 million for the nine months ended September 30, 2020, from $10.8 million for the nine months ended September 30, 2019. Research and development expenses increased primarily due to an increase in headcount from 58 to 73 as Aeva anticipates continued expansion in R&D to develop future models as well as customize solutions under future contracts.

General and administrative

Total general and administrative expenses increased by $0.4 million, or 15%, to $3.3 million for the nine months ended September 30, 2020, from $2.9 million for the nine months ended September 30, 2019. General and administrative expenses increased primarily due to an incremental increase in headcount and consultants in the finance function.

Selling and marketing

Total selling and marketing expenses increased by $0.2 million, or 31%, to $1.0 million for the nine months ended September 30, 2020, from $0.8 million for the nine months ended September 30, 2019. Selling and marketing expenses increased primarily due to increased payroll expenses related to increased head count in the business development function.

Interest income and Interest expense

Interest income decreased by $0.2 million to $0.2 million for the nine months ended September 30, 2020, from $0.4 million for the nine months ended September 30, 2019. Interest income decreased primarily due to a decrease in cash balances held in money market funds, as no additional financing was obtained during the nine months ended September 30, 2020.

Liquidity and Capital Resources

Sources of Liquidity

Aeva’s capital requirements will depend on many factors, including sales volume, the timing and extent of spending to support R&D efforts, investments in information technology systems, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. As of September 30, 2020, Aeva had cash and cash equivalents totaling $31.4 million. The cash equivalents consist of money market funds. To date, Aeva’s principal sources of liquidity have been proceeds received from the issuance of equity.

Until Aeva can generate sufficient revenue from its sales of sensors and software to cover operating expenses, working capital and capital expenditures, Aeva expects the funds raised in the Business Combination, including the PIPEs, to fund cash needs. Any equity securities issued may provide for rights, preferences or privileges senior to those of holders of the Post-Combination Company’s common stock subsequent to the Business Combination. If Aeva raises funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of Aeva Common Stock. The terms of debt securities or borrowings could impose significant restrictions on Aeva’s operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.

Aeva has incurred negative cash flows from operating activities and losses from operations in the past as reflected in its accumulated deficit of $52.1 million as of September 30, 2020. Aeva expects to continue to incur operating losses due to continued investments that it intends to make in its business, including development of products. Aeva believes that existing cash and cash equivalent will be sufficient to fund operating and capital expenditure requirements through at least 12 months from the date of issuance of these financial statements.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented (in thousands):

	Year ended December 31,		Nine months ended September 30,
	2019	2018	2020	2019
Net cash provided by (used in):
Operating activities	$(16,384)	$(11,151)	$(14,576)	$(11,595)
Investing activities	$(421)	$(1,554)	$(726)	$(259)
Financing Activities	$35,987	$12,914	$37	$34,988

Operating Activities

For the year ended December 31, 2019, net cash used in operating activities was $16.4 million. The primary factors affecting Aeva’s operating cash flows during this period were Aeva’s net loss of $19.6 million, offset by non-cash expenses of stock-based compensation of $2.2 million, and depreciation expense of $0.6 million, and net cash inflows of $0.4 million from changes in operating assets and liabilities.

For the nine months ended September 30, 2020, net cash used in operating activities was $14.6 million. The primary factors affecting Aeva’s operating cash flows during this period were its net loss of $16.6 million, offset by non-cash expenses of stock-based compensation of $2.8 million, and depreciation expense of $0.6 million. Changes in operating assets in liabilities were $1.4 million driven by increases in other current assets and inventories.

Investing Activities

For the year ended December 31, 2019, net cash used in investing activities was $0.4 million for the purchase of equipment.

For the nine months ended September 30, 2020, net cash used in investing activities was $0.7 million for the purchase of equipment.

Financing Activities

For the year ended December 31, 2019, net cash provided by financing activities was $36.0 million. The primary factor affecting Aeva’s financing cash flows during this period were proceeds from the issuance of $36.0 million of Series B Preferred Stock.

For the nine months ended September 30, 2020, net cash provided by financing activities was less than $0.1 million from proceeds from the exercise of stock options.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of December 31, 2019, and the years in which these obligations are due:

	Payments Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(in thousands)
Contractual obligations:
Operating lease obligations	$1,079	$714	$365	$—	$—
	$1,079	$714	$365	$—	$—

Off-Balance Sheet Arrangements

As of September 30, 2020, Aeva has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Aeva prepares its financial statements in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts Aeva reports as assets, liabilities, revenue, costs and expenses and the related disclosures. Aeva bases its estimates on historical experience and other assumptions that it believes are reasonable under the circumstances. Aeva’s actual results could differ significantly from these estimates under different assumptions and conditions. Aeva believes that the accounting policies discussed below are critical to understanding its historical and future performance as these policies involve a greater degree of judgment and complexity.

Stock-Based Compensation

Aeva recognizes the cost of stock-based awards granted to its employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. Aeva elected to recognize the effect of forfeitures in the period they occur. Aeva determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•        Expected Term — Aeva uses the option’s expected term

•        Expected Volatility — As Aeva’s stock is not currently publicly traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•        Expected Dividend Yield — The dividend rate used is zero as Aeva has never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future.

•        Risk-Free Interest Rate — The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

The grant date fair value of Aeva Common Stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs).

Based on Aeva’s early stage of development and other relevant factors, it determined that an Option Pricing Model (“OPM”) was the most appropriate method for allocating our enterprise value to determine the estimated fair value of Aeva Common Stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding its expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, Aeva has historically used the OPM back solve analysis to estimate the fair value of Aeva Common Stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of Aeva’s convertible preferred stock in this instance.

Revenue

Aeva adopted the requirements of the new revenue recognition standard, known as Topic 606, effective January 1, 2017 utilizing the full retrospective method of transition. Revenue from product sales is recognized upon transfer of control of promised products. Revenue is recognized in an amount that reflects the consideration that Aeva expects to receive in exchange for those products and services. Product sales to certain customers may require customer acceptance, in which case revenue recognition is deferred until acceptance takes place. For service projects, revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract at estimated collectible amounts.

For certain custom products that require engineering and development based on customer requirements, Aeva recognizes revenue over time using an input that faithfully depicts transfer of control of the goods or services to the customer. Amounts billed to customers for shipping and handling are included in revenue. Some of the Aeva’s arrangements provide software embedded in hardware which are typically recognized at the time of transfer of control of either the underlying hardware or at the time when the licensing rights are provided. Promises to update the Aeva’s software represent immaterial promises in contracts with customers. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.

Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

InterPrivate is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of InterPrivate Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Post-Combination Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Post-Combination Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the IPO closing date, and the Post-Combination Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Post-Combination Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 1 to Aeva’s financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement/consent solicitation statement/prospectus.

Internal Control Over Financial Reporting

In connection with Aeva’s financial statement close process for the years ended December 31, 2018 and 2019, a material weakness was identified in the design and operating effectiveness of its internal control over financial reporting. The material weakness identified resulted from a lack of necessary business processes, internal controls, and adequate number of qualified personnel within its accounting function who possessed an appropriate level of expertise to effectively and timely identify, select and apply GAAP sufficiently to provide reasonable assurance that transactions were appropriately recorded. This also resulted in Aeva not having adequate risk assessment and design of internal control activities surrounding Aeva’s financial close and reporting process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements.

Aeva’s management is in the process of developing a remediation plan which shall include, without limitation, the hiring of additional accounting and finance personnel with technical public company accounting and financial reporting experience. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective.

In accordance with the provisions of the JOBS Act, we and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal control over financial reporting as of September 30, 2020 nor any period subsequent in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act after the completion of this offering.

Quantitative and Qualitative Disclosures About Market Risk

Aeva has not, to date, been exposed to material market risks given its early stage of operations. Upon commencing commercial operations, Aeva expects to be exposed to foreign currency translation and transaction risks and potentially other market risks, including those related to interest rates or valuation of financial instruments, among others.

Foreign Currency Exchange Risk

There was no material foreign currency risk for the nine months ended September 30, 2020 or years ended December 31, 2019 and 2018.

CERTAIN AEVA RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investment Private Placement

In connection with the execution of the Business Combination Agreement, InterPrivate entered into the November 2020 Subscription Agreements with the November 2020 Subscribers, pursuant to which the November 2020 Subscribers agreed to purchase, and InterPrivate agreed to sell to the November 2020 Subscribers, an aggregate of 12,000,000 November 2020 PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $120 million, in a private placement. Canaan and Lux, or their affiliates, agreed to purchase 1,000,000 November 2020 PIPE Shares for a total purchase price of $10 million. Canaan and Lux are current Aeva Stockholders and are affiliated with current members of the Aeva Board of Directors, Hrach Simonian and Shahin Farshchi, respectively.

Stockholder Support Agreement

On November 2, 2020, Aeva, InterPrivate and certain Key Aeva Stockholders entered into the Stockholder Support Agreement, whereby the Key Aeva Stockholders agreed to vote all of their shares of Aeva Common Stock and Aeva Preferred Stock in favor of the approval and adoption of the Business Combination Agreement and the approval of the Proposed Transactions. Additionally, such stockholders agreed not to (a) transfer any of their shares of Aeva Common Stock or Aeva Preferred Stock (or enter into any arrangement with respect thereto) or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. Collectively, as of November 2, 2020, the Key Aeva Stockholders held approximately 84% of the outstanding shares of Aeva Capital Stock.

Indemnification Agreements

The Post-Combination Company intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws. These agreements, among other things, will require the Post-Combination Company to indemnify New Aeva’s directors and executive officers for certain expenses, including attorneys; fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Post-Combination Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Post-Combination Company’s request. The Post-Combination Company believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Post-Combination Company and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Equity Financings

Series B Preferred Stock Financing

From August 23, 2019 through December 23, 2019, Aeva sold an aggregate of 1,524,279 shares of Aeva Series B Preferred Stock at a purchase price of $23.63 per share for an aggregate purchase price of $36.0 million, pursuant to Aeva’s Series B preferred stock financing.

The following table summarizes purchases of Aeva Series B Preferred Stock by related persons and their affiliated entities. None of Aeva’s executive officers purchased shares of Aeva Series B Preferred Stock.

Stockholder	Shares of Series B Preferred Stock	Total Purchase Price
Lux Ventures IV, L.P.(1)	245,407	$5,799,955.91
Canaan XI LP(2)	211,559	$4,999,991.33

____________

(1)      Includes shares purchased by Lux Co-Investment Opportunities, L.P. Shahin Farshchi is a member of the Aeva Board of Directors and is affiliated with Lux Ventures IV, L.P. and Lux Co-Investment Opportunities, L.P.

(2)      Hrach Simonian is a member of the Aeva Board of Directors and is affiliated with Canaan XI LP.

Series A-1 Preferred Stock Financing

From April 13, 2018 to July 12, 2018, Aeva sold an aggregate of 1,032,888 shares of its Aeva Series A-1 Preferred Stock at a purchase price of $12.59 per share, for an aggregate purchase price of $13.0 million, pursuant to Aeva’s Series A-1 preferred stock financing.

The following table summarizes purchases of Aeva Series A-1 Preferred Stock by related persons and their affiliated entities. None of Aeva’s executive officers purchased shares of Aeva Series A-1 Preferred Stock.

Stockholder	Shares of Series A-1 Preferred Stock	Total Purchase Price
Lux Ventures IV, L.P.(1)	79,459	$999,996.12
Canaan XI LP(2)	79,459	$999,996.12

____________

(1)      Shahin Farshchi is a member of the Aeva Board of Directors and is affiliated with Lux Ventures IV, L.P.

(2)      Hrach Simonian is a member of the Aeva Board of Directors and is affiliated with Canaan XI LP.

Series A Preferred Stock Financing

On December 6, 2017, Aeva sold an aggregate of 2,739,961 shares of Aeva Series A Preferred Stock at a purchase price of $9.12 per share, for an aggregate purchase price of $25.0 million, pursuant to Aeva’s Series A preferred stock financing. Simultaneously, 111,096 shares of Aeva Series A Preferred Stock was issued upon conversion of a $1.0 million promissory note.

In connection with the Series A preferred stock financing, Aeva also entered into the following agreements with each of Lux Ventures IV, L.P. and Canaan XI LP:

•        a management rights letter agreement with Lux Ventures IV, L.P. which granted Lux Ventures IV, L.P. certain rights to consult with and advise management of Aeva on significant business issues, examine books and records of Aeva and inspect Aeva’s facilities, and if not represented on the Aeva Board of Directors send a representative to attend meetings of the Aeva Board of Directors in a nonvoting observer capacity; and

•        a management rights letter agreement with Lux Ventures IV, L.P. which granted Lux Ventures IV, L.P. certain rights to consult with and advise management of Aeva on significant business issues, examine books and records of Aeva and inspect Aeva’s facilities, and if not represented on the Aeva Board of Directors send a representative to attend meetings of the Aeva Board of Directors in a nonvoting observer capacity.

The following table summarizes purchases of Aeva Series A Preferred Stock by related parties and their affiliated entities. None of Aeva’s executive officers purchased shares of Aeva Series A Preferred Stock.

Stockholder	Shares of Series A Preferred Stock	Total Purchase Price
Lux Ventures IV, L.P.(1)	544,071	$4,964,193.58
Canaan XI LP(2)	1,917,983	$17,499,993.36

____________

(1)      Shahin Farshchi is a member of the Aeva Board of Directors and is affiliated with Lux Ventures IV, L.P.

(2)      Hrach Simonian is a member of the Aeva Board of Directors and is affiliated with Canaan XI LP.

Series Seed Preferred Stock Financing

From January 13, 2017 to February 17, 2017, Aeva sold an aggregate of 3,198,556 shares of Aeva Series Seed Preferred Stock at a purchase price of $1.41 per share, for an aggregate purchase price of $4.5 million, pursuant to Aeva’s Series Seed preferred stock financing.

The following table summarizes purchases of Aeva’s Series Seed preferred stock by related persons and their affiliated entities. None of Aeva’s executive officers purchased shares of Aeva Series Seed Preferred Stock.

Stockholder	Shares of Series A-1 Preferred Stock	Total Purchase Price
Lux Ventures IV, L.P.(1)	2,487,767	$3,499,999.59

____________

(1)      Shahin Farshchi is a member of the Aeva Board of Directors and is affiliated with Lux Ventures IV, L.P.

Aeva Stockholder Agreements

Aeva entered into an amended and restated investors’ rights agreement, an amended and restated right of first refusal and co-sale agreement and an amended and restated voting agreement, each dated August 23, 2019 (collectively, the “Aeva Stockholder Agreements”), which granted rights to certain holders of its stock, including Lux Ventures IV, L.P. and Lux Co-Investment Opportunities, L.P., of which Shahin Farshchi, a member of the Aeva Board of Directors, is affiliated, and Canaan XI LP, of which Hrach Simonian, a member of the Aeva Board of Directors, is affiliated (collectively, the “Agreement Parties”). Pursuant to the Aeva Stockholder Agreements, certain holders of Aeva Capital Stock, including the Agreement Parties, agreed to vote in a certain way on certain matters, including with respect to the election of directors of Aeva. The Aeva Stockholder Agreements also provide the parties thereto with certain registration rights, pre-emptive rights, information and inspection rights, drag-along rights, right of first refusal and co-sale rights, among other rights. The Aeva Stockholder Agreements will terminate upon the consummation of the Business Combination.

Transactions with Executive Officers

On December 5, 2016, Aeva entered into a Founder Stock Purchase Agreement with Mina Rezk, the chief technology officer and chairman and member of the Aeva Board of Directors, pursuant to which Aeva issued and sold 4,972,500 shares of Aeva Common Stock to Mr. Rezk for a purchase price of $0.001 per share. The shares were subject to the following vesting schedule: 25% of the shares vested on the first anniversary of the date of issuance and the remaining shares vested in 36 equal monthly installments, provided that all of the shares would vest if Mr. Rezk’s employment was terminated without cause or for good reason during the 12 month period following the consummation of an acquisition of Aeva.

On December 5, 2016, Aeva entered into a Founder Stock Purchase Agreement, and an amendment thereto dated January 10, 2017, with Soroush Salehian, president, chief executive officer and member of the Aeva Board of Directors, pursuant to which Aeva issued and sold 2,674,500 shares of Aeva Common Stock to Mr. Salehian for a purchase price of $0.001 per share. The shares were subject to the following vesting schedule: 25% of the shares vested on the first anniversary of the date of issuance and the remaining shares vested in 36 equal monthly installments, provided that all of the shares would vest if Mr. Salehian’s employment was terminated without cause or for good reason during the 12 month period following the consummation of an acquisition of Aeva.

On December 15, 2016, Aeva entered into an offer letter of employment with Mina Rezk pursuant to which Aeva agreed that for so long as Mr. Rezk’s primary residence or his spouse’s primary residence is in Virginia, Aeva would reimburse Mr. Rezk for the reasonable costs of air travel from the San Francisco Bay Area to Virginia (or, at Mr. Rezk’s option, the reasonable costs of air travel of his spouse from Virginia to the San Francisco Bay Area), as frequently as once weekly. Aeva also agreed to reimburse Mr. Rezk for the reasonable costs of rental of a furnished apartment in the San Francisco Bay Area. All reimbursements are subject to Mr. Rezk’s provision of receipts evidencing reimbursable costs, and all reimbursements are subject to applicable tax reporting and withholding requirements. In the fiscal year ending December 31, 2019, Aeva reimbursed Mr. Rezk an aggregate of $143,649 of such amounts.

On February 6, 2019, Aeva granted Mina Rezk an option to purchase 385,189 shares of Aeva Common Stock at an exercise price of $2.38. The shares subject to the option vest in 48 equal monthly installments after the date of grant, and all of the shares subject to the option vest upon the consummation of an acquisition of Aeva in which the gross proceeds to Aeva’s stockholders is at least $300 million.

On February 6, 2019, Aeva granted Soroush Salehian an option to purchase 207,177 shares of Aeva Common Stock at an exercise price of $2.38. The shares subject to the option vest in 48 equal monthly installments after the date of grant, and all of the shares subject to the option vest upon the consummation of an acquisition of Aeva in which the gross proceeds to Aeva’s stockholders is at least $300 million.

On January 23, 2020, Aeva granted Mina Rezk an option to purchase 371,457 shares of Aeva Common Stock at an exercise price of $4.97. The shares subject to the option vest in 48 equal monthly installments after the date of grant, and all of the shares subject to the option vest upon the termination of Mr. Rezk’s employment without cause or for good reason during the 12 month period following the consummation of an acquisition of Aeva in which the gross proceeds to Aeva’s stockholders is at least $500 million.

On January 23, 2020, Aeva granted Soroush Salehian, an executive officer and member of the Aeva Board of Directors, an option to purchase 199,791 shares of Aeva Common Stock at an exercise price of $4.97. The shares subject to the option vest in 48 equal monthly installments after the date of grant, and all of the shares subject to the option vest upon the termination of Mr. Salehian’s employment without cause or for good reason during the 12 month period following the consummation of an acquisition of Aeva in which the gross proceeds to Aeva’s stockholders is at least $500 million.

Aeva reimburses its executive for reasonable travel related expenses incurred while conducting business on behalf of Aeva.

Employment Agreements

Aeva has entered into offer letter agreements with each of its executive officers. See “Aeva’s Executive and Director Compensation — Executive Offer Letters”.

Related Person Transaction Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the board of directors of the Post-Combination Company will adopt a written Related Person Transactions Policy that sets forth the Post-Combination Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Post-Combination Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Post-Combination Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Post-Combination Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Post-Combination Company’s voting securities (including the Post-Combination Company’s common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Post-Combination Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Post-Combination Company’s audit committee (or, where review by the Post-Combination Company’s audit committee would be inappropriate, to another independent body of the Post-Combination Board) for review. To identify related person transactions in advance, the Post-Combination Company will rely on information supplied by the Post-Combination Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Post-Combination Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the risks, costs, and benefits to the Post-Combination Company;

•        the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the terms of the transaction;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties.

The Post-Combination Company’s audit committee will approve only those transactions that it determines are fair to us and in Post-Combination Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

COMPARISON OF AEVA STOCKHOLDERS’ RIGHTS

General

Aeva is incorporated under the laws of the State of Delaware, and the rights of Aeva Stockholders are governed by the laws of the State of Delaware, including the DGCL, the amended and restated certificate of incorporation of Aeva (the “Aeva Charter”) and the bylaws of Aeva (the “Aeva Bylaws”). As a result of the Business Combination, Aeva Stockholders who receive shares of common stock of the Post-Combination Company will become Post-Combination Company stockholders. The Post-Combination Company is incorporated under the laws of the State of Delaware and the rights of Post-Combination Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Certificate of Incorporation, the Post-Combination Company Bylaws in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex C, and the Stockholders Agreement. Thus, following the Business Combination, the rights of Aeva Stockholders who become Post-Combination Company stockholders will continue to be governed by Delaware law but will no longer be governed by the Aeva Charter or the Aeva Bylaws and instead will be governed by the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Aeva Stockholders under the Aeva Charter and the Aeva Bylaws (left column), and the rights of Post-Combination Company stockholders under forms of the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws, which are attached to this proxy statement/prospectus/consent solicitation statement as Annex B and Annex C, respectively, the full text of the Aeva Charter and the Aeva Bylaws, and the relevant provisions of the DGCL.

Aeva	Post-Combination Company
Authorized Capital Stock

Aeva Common Stock.    Aeva is currently authorized to issue 20,500,000 shares of common stock, par value $0.001 per share. As of December 31, 2020, there were 8,069,693 shares of Aeva Common Stock outstanding.

Aeva Preferred Stock.    Aeva is currently authorized to issue 9,621,209 shares of preferred stock, par value $0.001 per share; of such authorized and unissued shares of preferred stock, Aeva created (i) a series of preferred stock designated as Series Seed Preferred Stock (the “Aeva Series Seed Preferred Stock”) and is currently authorized to issue 3,198,556 shares of such Aeva Series Seed Preferred Stock, (ii) a series of preferred stock designated as Series A Preferred Stock (the “Aeva Series A Preferred Stock”) and is currently authorized to issue 2,851,057 shares of such Aeva Series A Preferred Stock, (iii) a series of preferred stock designated as Series A-1 Preferred Stock (the “Aeva Series A-1 Preferred Stock”) and is currently authorized to issue 1,032,888 shares of such Series A-1 Preferred Stock and (iv) a series of preferred stock designated as Series B Preferred Stock (“the Aeva Series B Preferred Stock”) and is currently authorized to issue 2,538,708 shares of such Series B Preferred Stock. As of December 31, 2020, there were 8,606,780 shares of Aeva Preferred Stock outstanding

Post-Combination Company Common Stock.    The Post-Combination Company will be authorized to issue 432,000,000 shares of capital stock, consisting of (i) 422,000,000 shares of common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. Upon the consummation of the Business Combination, we expect there will be 206,412,084 shares of Post-Combination Company common stock outstanding following consummation of the Business Combination, assuming no shares of InterPrivate Common Stock are converted in connection with the Business Combination.

Post-Combination Company Preferred Stock.    Upon the consummation of the Business Combination, the Post-Combination Company is not expected to have any preferred stock outstanding.

Aeva	Post-Combination Company
Conversion Rights

There are no conversion rights relating to shares of Aeva Common Stock.

At any time, each holder of Aeva Preferred Stock shall have the right, at such holder’s option, to convert any or all of such holder’s shares of Aeva Preferred Stock into shares of Aeva Common Stock at the Conversion Price (as defined in the Aeva Charter) applicable to such Aeva Preferred Stock. Each share of Aeva Preferred Stock is currently convertible into one share of Aeva Common Stock.

In the event of (i) a sale of Aeva Common Stock in a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act resulting in gross proceeds to Aeva of not less than $50,000,000 in the aggregate, or (ii) the date specified by vote or written consent of the holders of at least two-thirds (2/3) of the outstanding shares of Aeva Series Seed Preferred Stock, Aeva Series A Preferred Stock, Aeva Series A-1 Preferred Stock, and Aeva Series B Preferred Stock, voting together as a single class (a “Requisite Preferred Majority”), each share of Aeva Preferred Stock then outstanding shall automatically be converted into shares of Aeva Common Stock at the Conversion Price.

There are no conversion rights relating to the Post-Combination Company common stock.

The Post-Combination Board is authorized to issue preferred stock with designations, preferences and relative, participating, optional or other special rights, including conversion rights, as may be stated in the resolutions of the Post-Combination Board establishing such series of preferred stock.

Number and Qualification of Directors

Subject to the rights of holders of Aeva Preferred Stock to elect directors, the number of directors that constitute the Aeva Board of Directors will be determined from time to time by the Aeva stockholders or the Aeva Board of Directors. Directors need not be stockholders.

Subject to the rights of holders of any series of preferred stockholders to elect directors or to consent to an increase or decrease in the authorized number of directors, the number of directors that constitutes the Post-Combination Board will be determined from time to time by resolution of the Post-Combination Board. Pursuant to the Post-Combination Company Bylaws, subject to the rules of the NYSE, the affirmative vote of at least 70% of the directors shall be required for the Post-Combination Company to amend, modify or otherwise change the number of directors constituting the entire Post-Combination Board. Directors need not be stockholders.

Aeva	Post-Combination Company
Structure of Board; Election of Directors

The directors shall be elected by a plurality vote of the shares represented in person or by proxy, at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors will hold office until the next annual meeting and until their successors shall be duly elected and qualified. If, for any cause, the Aeva Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in the Aeva Bylaws.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected will hold office for the unexpired portion of the term of the director whose place shall be vacant and until his successor shall have been duly elected and qualified.

Subject to the provisions in the Aeva Charter, the composition of the Aeva Board of Directors is determined by the following Aeva stockholders entitled to elect directors at each meeting or consent of Aeva’s stockholders for the election of directors, to remove from office any of such directors, to fill any vacancy caused by the resignation or death of any of such directors and to fill any vacancy caused by the removal of any of such directors:

•   holders of the Aeva Series A Preferred Stock and Aeva series A-1 Preferred Stock shall be entitled, voting together or as a separate series, to elect one (1) director (“the Series A Director”);

•   holders of the Aeva Series Seed Preferred Stock shall be entitled, voting as a separate series, to elect one (1) director (“the Series Seed Director”);

•   holders of the Aeva Common Stock shall be entitled, voting separately as a single class, to elect two (2) directors; and

•   holders of the Aeva Common Stock and Aeva Preferred Stock shall be entitled, voting together, to elect the remaining directors.

Pursuant to the terms of the Business Combination Agreement and the Stockholders Agreement Term Sheet attached thereto, and as reflected in the Stockholders Agreement, effective as of the Closing, the Post-Combination Board shall consist of seven directors (the “Initial Board”). A majority of the Post-Combination Board shall at all times be comprised of independent directors, each of whom shall meet the independence requirements under the listing rules of the NYSE. At least three of the independent directors shall be Audit Committee Qualified Directors. The Initial Board shall consist of: (i) Soroush Salehian Dardashti; (ii) Mina Rezk; (iii) one director suggested by the Aeva Founders who need not be independent or an Audit Committee Qualified Director who is approved by the other directors of Aeva prior to the Closing; (iv) one Audit Committee Qualified Director designated by the Aeva Founders who is approved by the other directors of Aeva prior to the Closing; (v) one Independent director designated by Lux Co-Investment Opportunities, L.P. and Lux Ventures IV, L.P.; (vi) one Audit Committee Qualified Director designated by Canaan XI L.P.; and (vii) one Audit Committee Qualified Director designated by the Sponsor.

Subject to the rules of the NYSE, from and after the Closing, each Aeva Founder shall be entitled to be nominated to continue to serve on the Post-Combination Board until such time as he holds less than 5.0% of the outstanding common stock of the Post-Combination Company (or his earlier death or Incapacity).

Mr. Rezk shall serve as Chairman of the Post-Combination Board for so long as he is a director. In the event Mr. Rezk is no longer a director, then Mr. Salehian shall serve as the Chairman of the Post-Combination Board so long as he is a director.

The Post-Combination Board shall be classified into three classes at the Closing, with the directors serving staggered three-year terms as follows:

•   Class I Directors (initial term through 2022 annual meeting of the stockholders): The IPV Director and the Audit Committee Qualified Aeva Founders Director.

•   Class II Directors (initial term through 2023 annual meeting of the stockholders): The Lux Director and the Canaan Director.

•   Class III Directors (initial term through 2024 annual meeting of the stockholders): The Aeva Founders and an Aeva Founders Nominated Director.

Aeva	Post-Combination Company
Manner of Acting by Board

At each meeting of the Aeva Board of Directors at which a quorum is present, all questions and business shall be determined by a vote of a majority of the directors present, unless a different vote be required by law, the Aeva Charter, or the Aeva Bylaws.

Except as may be otherwise specifically provided by law, the Proposed Certificate of Incorporation, the Stockholders Agreement or the Post-Combination Company Bylaws, the act of a majority of the directors present at any meeting of the Post-Combination Board at which there is a quorum shall be the act of the Post-Combination Board.

Pursuant to the Post-Combination Company Bylaws, subject to the rules of the NYSE, the affirmative vote of at least 70% of the directors shall be required for the Post-Combination Company to take any of the following actions: (i) a sale, lease or other disposition of all or substantially all of the assets of the Post-Combination Company or a merger, consolidation or other business combination transaction that results in a change of control of the Post-Combination Company, whether in one or a series of related transactions; (ii) amending, modifying or otherwise changing the number of directors constituting the entire Post-Combination Board; (iii) amending the Proposed Certificate of Incorporation, Post-Combination Company Bylaws or the Post-Combination Company’s Registration Rights and Lock-Up Agreement, each as in effect as of the Closing Date; (iv) voluntarily filing for bankruptcy, liquidating, dissolving or winding up; (v) a sale, lease or other disposition or abandonment of a line of business existing as of the Closing Date; or (vi) entering into any agreement to do any of the foregoing.

Removal of Directors

Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors (see “Structure of Board; Election of Directors”), given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

Subject to the special rights, if any, of holders of any series of preferred stock then outstanding, the Post-Combination Board or any individual director may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company with the power to vote at an election of directors, voting as a single class.

Voting

The holder of each share of Aeva Common Stock is entitled to one vote for each such share, and shall be entitled to notice of any stockholders meeting in accordance with the Aeva Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

The holder of each share of Aeva Preferred Stock shall have the right to one vote for each share of Aeva Common Stock into which such share of Aeva Preferred Stock could then be converted. With respect to such vote and except as otherwise expressly provided in the Aeva Charter or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Aeva Common Stock, and

Except as expressly required by law or as otherwise provided in any resolution or resolutions adopted by the Post-Combination Board providing for the issue of preferred stock (a “Preferred Stock Designation”), the holders of the common stock exclusively possess all voting power, and each holder of common stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Post-Combination Company for the election of directors and on all matters submitted to a vote of stockholders of the Post-Combination Company. Except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any

Aeva	Post-Combination Company

shall be entitled to notice of any stockholders’ meeting in accordance with the Aeva Bylaws, and shall be entitled to vote, together with holders of Aeva Common Stock as a single class, with respect to any matter upon which holders of Aeva Common Stock have the right to vote.

So long as at least 2,405,302 shares of Aeva Preferred Stock are outstanding, Aeva may not take any of the following actions without first obtaining the approval of the holders of a Requisite Preferred Majority: (i) increase or decrease the total number of authorized shares of Aeva Preferred Stock (or any series thereof); (ii) authorize or issue (by reclassification or otherwise) any other equity security, including any other security convertible into or exchangeable for any equity security, having rights, preferences or privileges senior to or on parity with the Aeva Series A Preferred Stock, Aeva Series A-1 Preferred Stock, or Aeva Series B Preferred Stock; (iii) redeem or repurchase any share or shares of Aeva Common Stock or Aeva Preferred Stock, other than repurchases at cost from persons upon termination of provision of services to Aeva, or the exercise by Aeva of repurchase rights or rights of first refusal pursuant to bylaws provisions or agreements which exercise has been approved by the Aeva Board of Directors; (iv) declare or pay dividends on any class of stock of Aeva; (v) liquidate, dissolve or wind-up Aeva or effect any Deemed Liquidation Event (as defined in the Aeva Charter); (vi) increase or decrease the authorized number of directors of Aeva, unless such increase or decrease is approved by the Aeva Board of Directors, including the Series Seed Director and the Series A Director; (vii) amend or waive any provision of the Aeva Charter or the Aeva Bylaws in a manner that adversely affects the rights, preference or privileges of the Aeva Preferred Stock in a manner that is different than the effect on the rights of all other stockholders of Aeva; (viii) mortgage or pledge, or create a security interest in, permit any subsidiary to mortgage, pledge or create a security interest in, all or substantially all of the property of Aeva or any subsidiary of Aeva, unless unanimously approved by the Aeva Board of Directors; (ix) own, or permit any subsidiary of Aeva to own, any stock or other securities of any subsidiary of Aeva or other corporation, partnership or entity unless it is wholly owned by Aeva or unanimously approved by the Aeva Board of Directors; (x) make any loans or advances to any person, including any employees, directors, consultants or advisors of Aeva, except for (A) advances and similar expenditures for travel by such individual on behalf of Aeva or (B) advances and similar expenditures on payments for services rendered, or unless any such loans or advances are unanimously approved by the Aeva Board of Directors; (xi) guarantee any indebtedness, except for trade accounts of Aeva or any subsidiary arising in the ordinary course of business, or unless unanimously approved by the Aeva Board of Directors; (xii) incur any indebtedness for borrowed money, in a single or related series of transactions, in an amount in excess of $1,000,000, unless approved by the Aeva Board of Directors, including the Series A Director.

Preferred Stock Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

Aeva	Post-Combination Company
Supermajority Voting Provisions
Not applicable.

Subject to the special rights, if any, of holders of any series of preferred stock then outstanding, the Post-Combination Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding voting shares entitled to vote at an election of directors, voting as a single class.

The following provisions in the Proposed Certificate of Incorporation may be amended or repealed only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then outstanding shares of stock of Aeva entitled to vote generally in the election of directors, voting together as a single class: (i) Paragraph B of Article IV relating to the Post-Combination Company’s preferred stock; (ii) Article V relating to the Post-Combination Board; (iii) Article VI relating to stockholder actions by written consent and annual and special meetings of the stockholders; (iv) Article VII relating to limitation of director liability, indemnification and insurance; (v) Article VIII relating to forum selection and (vi) Article IX relating to the amendment of the Proposed Certificate of Incorporation.

Cumulative Voting
Delaware law allows for cumulative voting only if provided for in the Aeva Charter; however, the Aeva Charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Certificate of Incorporation; however, the Proposed Certificate of Incorporation does not authorize cumulative voting.
Vacancies on the Board of Directors

Any vacancy, including newly created directorship resulting from any increase in the authorized number of directors or amendment of the Aeva Charter, and vacancies created by removal or resignation of a director, may be filled by a majority of the remaining members of the Aeva Board of Directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Aeva Board of Directors’ action

Subject to the special rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Post-Combination Board resulting from death, disability, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided in the Proposed Certificate of Incorporation or the Post-Combination Board determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may, subject to the Stockholders Agreement, be held in the manner provided by statute. Directors chosen pursuant to any of the foregoing provisions shall hold office until the expiration of the term of the class for which

Aeva	Post-Combination Company

to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of Aeva’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.

elected and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. No decrease in the number of directors constituting the Post-Combination Board shall shorten the term of any incumbent director. In the event of a vacancy in the Post-Combination Board, the remaining directors, except as otherwise provided by law, the Stockholders Agreement or the Post-Combination Company Bylaws, may exercise the powers of the full Post-Combination Board until the vacancy is filled.

Special Meeting of the Board of Directors

Special meetings of the Aeva Board of Directors may be called by the Chairman of the Aeva Board of Directors, or, if there is no Chairman of the Aeva Board of Directors, by the President of Aeva, or by any of the directors of Aeva.

The Post-Combination Company Bylaws are expected to provide that special meetings of the Post-Combination Board may be called by the Chairperson of the Post-Combination Board, the Chief Executive Officer, or a majority of the whole Post-Combination Board.

Amendment to Certificate of Incorporation

Under Delaware law, an amendment to a charter generally requires the approval of the Aeva Board of Directors and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class.

In addition, in accordance with the Aeva Charter, without first obtaining the approval of the holders of a Requisite Preferred Majority, Aeva may not amend or waive any provision of the Aeva Charter or the Aeva Bylaws in a manner that adversely affects the rights, preference or privileges of the Aeva Preferred Stock in a manner that is different than the effect on the rights of all other stockholders of Aeva.

The Proposed Certificate of Incorporation provides that the following provisions in Proposed Certificate of Incorporation may be amended or repealed only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class: (i) Paragraph B of Article IV of the Proposed Certificate of Incorporation relating to the Post-Combination Company’s preferred stock; (ii) Article V of the Proposed Certificate of Incorporation relating to the Post-Combination Board; (iii) Article VI of the Proposed Certificate of Incorporation relating to stockholder actions by written consent and annual and special meetings of the stockholders; (iv) Article VII of the Proposed Certificate of Incorporation relating to limitation of director liability, indemnification and insurance; (v) Article VIII of the Proposed Certificate of Incorporation relating to forum selection and (vi) Article IX of the Proposed Certificate of Incorporation relating to the amendment of the Proposed Certificate of Incorporation.

For any other amendment, (i) in addition to any affirmative vote of the holders of any series of preferred stock required by law, by the Proposed Certificate of Incorporation or by any Preferred Stock Designation and (ii) subject to the Stockholders Agreement, the affirmative vote of a majority in voting power of the stock of the Post-Combination Company entitled to vote thereon shall be required to amend, alter, change or repeal any provision of the Proposed Certificate of Incorporation.

Pursuant to the Post-Combination Company Bylaws, subject to the rules of the NYSE, the affirmative vote of at least 70% of the directors shall be required for the Post-Combination Company to amend the Proposed Certificate of Incorporation.

Aeva	Post-Combination Company
Amendment of Bylaws

The Aeva Bylaws may be repealed, altered or amended or new bylaws adopted by written consent of stockholders or at any meeting of the stockholders, either annual or special, by the affirmative vote of a majority of the stock entitled to vote at such meeting, unless a larger vote is required by the Aeva Bylaws or the Aeva Charter. The Aeva Board of Directors shall also have the authority to repeal, alter or amend the Aeva Bylaws or adopt new bylaws by unanimous written consent or at any annual, regular, or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such Aeva Bylaws and provided that the Aeva Board of Directors shall not make or alter any Aeva Bylaws fixing the qualifications, classifications, or term of office of directors.

The Proposed Certificate of Incorporation provides that, subject to the Stockholders Agreement, the Post-Combination Board is expressly authorized to adopt, amend or repeal the Post-Combination Company Bylaws, without any action on the part of the stockholders, by the vote of at least a majority of the directors of the Post-Combination Company then in office. In addition to any vote of the holders of any class or series of stock of the Post-Combination Company required by applicable law or the Proposed Certificate of Incorporation, the Post-Combination Company Bylaws may also be adopted, amended, or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares of the capital stock of the Post-Combination Company entitled to vote in the election of directors, voting as one class.

Pursuant to the Post-Combination Company Bylaws, subject to the rules of the NYSE, the affirmative vote of at least 70% of the directors shall be required for the Post-Combination Company to amend the Post-Combination Company Bylaws.

Quorum

Board of Directors.    A quorum of the Aeva Board of Directors shall consist of a majority of the exact number of directors fixed from time to time in accordance the Aeva Bylaws, but not less than one.

Stockholders.    At all meetings of stockholders except where otherwise provided by law, the Aeva Charter or the Aeva Bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Shares, the voting of which at said meeting have been enjoined, or which for any reason cannot be lawfully voted at such meeting, shall not be counted to determine a quorum at said meeting.

Board of Directors.    Except as may be otherwise specifically provided by law, the Proposed Certificate of Incorporation, the Stockholders Agreement or the Post-Combination Company Bylaws, at all meetings of the Post-Combination Board or any committee thereof, a majority of the whole Post-Combination Board or such committee, as the case may be, shall constitute a quorum for the transaction of business.

Stockholders.    The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Proposed Certificate of Incorporation.

Stockholder Action by Written Consent

Unless otherwise provided in the Aeva Charter, any action required or permitted to be taken at any annual or special meeting of the stockholders of Aeva may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to Aeva.

Except with respect to the rights of any preferred stock to the extent provided in a Preferred Stock Designation, any action required or permitted to be taken by the stockholders of the Post-Combination Company must be effected at any annual or special meeting of stockholders, and shall not be taken by written consent in lieu of a meeting.

Aeva	Post-Combination Company
Special Stockholder Meetings

A special meeting of the stockholders of Aeva may be called by the Chairman of the Aeva Board of Directors, the President of Aeva or the Aeva Board of Directors at any time. Upon written request of any stockholder or stockholders holding in the aggregate one-fifth of the voting power of all stockholders delivered in person or sent by registered mail to the Chairman of the Aeva Board of Directors, President of Aeva or Secretary of Aeva, the Secretary of Aeva shall call a special meeting of stockholders to be held as provided in the Aeva Bylaws at such time as the Secretary may fix, such meeting to be held not less than 10 nor more than 60 days after the receipt of such request, and if the Secretary of Aeva shall neglect or refuse to call such meeting within seven days after the receipt of such request, the stockholder making such request may do so.

The Proposed Certificate of Incorporation provides that, subject to any special rights, if any, of the holders of any series of preferred stock, special meetings of the stockholders may be called, for any purpose or purposes, at any time only by or at the direction of the Post-Combination Board, the Chairperson of the Post-Combination Board or the Chief Executive Officer of the Post-Combination Board.

Notice of Stockholder Meetings

Except as otherwise provided by law or the Aeva Charter, written notice of each meeting of stockholders, specifying the place, if any, date and hour and purpose or purposes of the meeting of Aeva’s stockholders, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than 10 nor more than 60 days before the date of the meeting, to each stockholder entitled to vote at such meeting, directed to his address as it appears upon the books of Aeva; except that where the matter to be acted on is a merger or consolidation of Aeva or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than 20 nor more than 60 days prior to such meeting.

Unless otherwise provided by law, the Proposed Certificate of Incorporation or the Post-Combination Company Bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with the Post-Combination Company Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

Only such business that has been properly brought before the annual meeting of the stockholders shall be conducted. To be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Aeva Board of Directors, otherwise properly brought before the meeting by or at the direction of Aeva Board of Directors, or otherwise properly brought before the meeting by a stockholder.

No business shall be conducted at an annual meeting of the stockholders that is not properly brought before the meeting in accordance with the Post-Combination Company Bylaws.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper written form to the Secretary of the Post-Combination Company, and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Post-Combination Company Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Post-Combination Company not less than ninety (90) nor more than one-hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that, if no annual meeting

Aeva	Post-Combination Company

was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Post-Combination Company; provided, further, that, if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Post-Combination Company (such notice within such time periods, “Timely Notice”).

Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to the Aeva Board of Directors may be made at a meeting of stockholders (i) by or at the direction of the Aeva Board of Directors, (ii) by any nominating committee or person appointed by the Aeva Board of Directors or (iii) by any stockholder of Aeva entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in the Aeva Bylaws.

Nominations of any person for election to the Post-Combination Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) as provided in the Stockholders Agreement, (ii) by or at the direction of the Post-Combination Board, including by any committee or persons authorized to do so by the Post-Combination Board or the Post-Combination Company Bylaws, or (iii) by a stockholder present in person (A) who was a record owner of shares of Aeva both at the time of giving the notice provided for in the Post-Combination Company Bylaws and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with the requirements of the Post-Combination Company Bylaws as to such notice and nomination.

Limitation of Liability of Directors and Officers

To the fullest extent permitted by Delaware statutory or decisional law, no director of Aeva shall be personally liable to Aeva or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, the relevant provision in the Aeva Charter shall adversely affect any right or protection of a director of Aeva existing under the Aeva Charter with respect to any act or omission occurring prior to such amendment, modification or repeal.

To the fullest extent permitted by the DGCL, a director of the Post-Combination Company shall not be personally liable to Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Post-Combination Company, in addition to the limitation on personal liability provided in the Proposed Certificate of Incorporation, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of such provision by the stockholders of the Post-Combination Company shall be prospective only and shall not adversely affect any right or protection of a director of the Post-Combination Company with respect to events occurring prior to the time of such repeal or modification.

Aeva	Post-Combination Company
Indemnification of Directors, Officers, Employees and Agents

Each person who was or is a party or is threatened to be made a party to or is involved in any for any proceeding, by reason of the fact that he is or was a director or officer of Aeva or is or was serving at the request of Aeva as a director or officer of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of the proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by Aeva to the fullest extent authorized by the DGCL against all expenses, liability, and loss reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in, or preparing for any of the foregoing in, any proceeding.

Each person who is or was a director or officer of the Post-Combination Company or is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person) shall be indemnified and advanced expenses by the Post-Combination Company, in accordance with the Post-Combination Company Bylaws, to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Post-Combination Company to provide broader indemnification rights than said law permitted the Post-Combination Company to provide prior to such amendment), or any other applicable laws as presently or hereinafter in effect.

Dividends, Distributions and Stock Repurchases

Subject to the prior rights of holders of all classes of Aeva stock at the time outstanding having prior rights as to dividends, the holders of the Aeva Common Stock shall be entitled to receive, when and as declared by the Aeva Board of Directors, out of any assets of Aeva legally available therefor, such dividends as may be declared from time to time by the Aeva Board of Directors.

The holders of shares of Aeva Series Seed Preferred Stock, Aeva Series A Preferred Stock, Aeva Series A-1 Preferred Stock, and Aeva Series B Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Aeva Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Aeva Common Stock) on the Aeva Common Stock, at certain rates set forth in the Aeva Charter.

Subject to applicable law and the rights and preferences of the holders of any outstanding series of Post-Combination Company preferred stock, the holders of the shares of Post-Combination Company common stock shall be entitled to receive, when, as and if declared by the Post-Combination Board, out of the assets of the Post-Combination Company which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

Liquidation

In the event of any liquidation, dissolution or winding up of Aeva, either voluntary or involuntary, the holders of Aeva Series Seed Preferred Stock, Aeva Series A Preferred Stock, Aeva Series A-1 Preferred Stock, and Aeva Series B Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of Aeva to the holders of Aeva Common Stock by reason of their ownership thereof, certain amounts as set forth in the Aeva Charter.

The Proposed Certificate of Incorporation provides that, in the event of any liquidation, dissolution or winding up of the affairs of the Post-Combination Company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of outstanding Post-Combination Company preferred stock, holders of shares of Post-Combination Company common stock shall be entitled to receive all of the remaining assets of the Post-Combination Company of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them respectively.

Aeva	Post-Combination Company

After such distributions and payments made to the holders of Aeva Series Seed Preferred Stock, Aeva Series A Preferred Stock, Aeva Series A-1 Preferred Stock, and Aeva Series B Preferred Stock, all of the remaining assets of Aeva available for distribution to stockholders shall be distributed among the holders of the Aeva Common Stock pro rata based on the number of shares of Aeva Common Stock held by such holder.

Stockholder Rights Plan

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

Aeva does not have a stockholder rights plan currently in effect, but under the DGCL, the Aeva Board of Directors could adopt such a plan without stockholder approval.

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

The Post-Combination Company does not have a stockholder rights plan currently in effect, but under the DGCL, the Post-Combination Board could adopt such a plan without stockholder approval.

Preemptive Rights

The Aeva Charter and the Aeva Bylaws do not provide holders of Aeva Common Stock and Aeva Preferred Stock with preemptive rights. Thus, as a general matter, if additional shares of Aeva Capital Stock are issued, the current holders of Aeva Capital Stock will own a proportionately smaller interest in a larger number of outstanding shares of Aeva Capital Stock to the extent that they do not participate in the additional issuance.

There are no preemptive rights relating to shares of Post-Combination Company common stock. Thus, as a general matter, if additional shares of Post-Combination Company common stock or preferred stock are issued, the current holders of the Post-Combination Company common stock will own a proportionately smaller interest in a larger number of outstanding shares of Post-Combination Company common stock or preferred stock to the extent that they do not participate in the additional issuance.

Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing Aeva’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

The Aeva Board of Directors may exercise all such powers and authority of Aeva and do all such lawful acts and things as are not by statute or the Aeva Charter or the Aeva Bylaws directed or required to be exercised or done solely by the stockholders.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing Post-Combination Company’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

The Post-Combination Board may exercise all such powers and authority of the Post-Combination Company and do all such lawful acts and things as are not by statute or the Proposed Certificate of Incorporation or the Post-Combination Company Bylaws directed or required to be exercised or done solely by the stockholders.

Aeva	Post-Combination Company
Inspection of Books and Records; Stockholder Lists

Inspection.    Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from Aeva’s stock ledger, a list of its stockholders and its other books and records.

Voting List.    The officer who has charge of the stock ledger of Aeva will prepare and make available, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. The corporation need not include electronic mail addresses or other electronic contact information on such list. Such list will be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours at the principal place of business of Aeva. In the event that the corporation determines to make the list available on an electronic network, Aeva may take reasonable steps to ensure that such information is available only to stockholders of Aeva. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Inspection.    Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from the Post-Combination Company’s stock ledger, a list of its stockholders and its other books and records.

Voting List.    The Post-Combination Company shall prepare, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Post-Combination Company shall not be required to include electronic mail addresses or other electronic contact information on such list. The list will be open to the examination of any stockholder, for any purpose germane to the meeting for at least ten (10) days prior to the meeting either (i) on a reasonably accessible electronic network or (ii) during ordinary business hours at the principal executive office of the Post-Combination Company. In the event that the Post-Combination Company determines to make the list available on an electronic network, the Post-Combination Company may take reasonable steps to ensure that such information is available only to stockholders of the Post-Combination Company. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting will be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Aeva	Post-Combination Company
Choice of Forum

The Aeva Charter designates the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, a federal or state court located in Delaware) as the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Aeva, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Aeva’s directors, officers or employees to Aeva or its stockholders, (iii) any action asserting a claim against Aeva, its directors, officers or employees arising pursuant to any provision of the DGCL or the Aeva Charter or the Aeva Bylaws, or (iv) any action asserting a claim against Aeva, its directors, officers or employees governed by the internal affairs doctrine. The federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The Proposed Certificate of Incorporation designates the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, if the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) as the sole and exclusive forum for (i) any derivative action brought by a stockholder on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or stockholder of the Post-Combination Company to the Post-Combination Company’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Post-Combination Company Bylaws or the Proposed Certificate of Incorporation or (iv) any action asserting a claim against the Post-Combination Company governed by the internal affairs doctrine. Subject to the foregoing, the Proposed Certificate of Incorporation designates the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

INFORMATION ABOUT INTERPRIVATE

Overview

We are a blank check company formed under the laws of the State of Delaware on August 16, 2019. We were formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to as a “target business.” We may pursue a business combination opportunity in any business or industry we choose. Prior to executing the Business Combination Agreement, our efforts have been primarily limited to organizational activities as well as activities related to our IPO.

In August 2019, we issued an aggregate of 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share, to the Sponsor, an entity controlled by Ahmed M. Fattouh, our Chairman and Chief Executive Officer. In December 2019, the Sponsor contributed an aggregate of 718,750 Founders Shares back to our capital for no additional consideration resulting in there being an aggregate of 5,031,250 Founders Shares outstanding. In February 2020, we effectuated a dividend of 0.2 shares of InterPrivate Common Stock for each share of InterPrivate Common Stock, resulting in there being an aggregate of 6,037,500 Founders Shares outstanding.

In September 2019, we also issued to designees of EarlyBirdCapital, the representative of the underwriters in our IPO, an aggregate of 300,000 shares of InterPrivate Common Stock of which 50,000 shares received by the underwriter were contributed back to our capital for no additional consideration as a result of the dividend effectuated by us in February 2020 as described above at a price of $0.0001 per share.

On February 6, 2020, we consummated the IPO of 21,000,000 InterPrivate Units. Each InterPrivate Unit consists of one share of InterPrivate Common Stock and one-half of one InterPrivate Warrant, with each whole InterPrivate Warrant entitling the holder to purchase one share of InterPrivate Common Stock at a price of $11.50 per share. The InterPrivate Units were sold at an offering price of $10.00 per InterPrivate Unit, generating gross proceeds of $210,000,000.

Simultaneously with the consummation of the IPO, we consummated the private placement of 555,000 Private Units at a price of $10.00 per Private Unit, generating total proceeds of $5,550,000. The Private Units were sold to the Sponsor and EarlyBirdCapital and its designees. The Private Units are identical to the InterPrivate Units sold in the IPO, except that the Private Warrants underlying the Private Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees.

On February 10, 2020, we consummated the sale of an additional 3,150,000 InterPrivate Units that were subject to the underwriters’ over-allotment option at $10.00 per InterPrivate Unit, generating gross proceeds of $31,500,000. Simultaneously with the closing of the sale of additional InterPrivate Units, we consummated the sale of an additional 63,000 Private Units at a price of $10.00 per Private Unit, generating total proceeds of $630,000.

Following the closing of the over-allotment option and sale of additional Private Units, an aggregate amount of $241,500,000 was placed in the Trust Account. We may withdraw from the Trust Account interest earned on the funds held therein necessary to pay our income or other taxes, if any. Except as described in the subsection below entitled “— InterPrivate Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and our redemption of 100% of the outstanding Public Shares upon our failure to consummate a business combination within the required time period.

The remaining proceeds from our IPO and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Initial Business Combination

The target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable) at the time of the execution of a definitive agreement for our initial business combination, although we may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. Our board of directors determined that this test was met in connection with the Business Combination with Aeva as described in the section entitled “The Business Combination Proposal” above.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing the Public Stockholders with the right to have their Public Shares converted into cash upon consummation of the Business Combination. Public Stockholders electing to exercise their conversion rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for conversion set forth in this proxy statement/prospectus/consent solicitation statement relating to the stockholder vote on the Business Combination. The Public Stockholders are not required to vote for or against the Business Combination in order to exercise their conversion rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their conversion rights will not be entitled to receive such payments.

The Sponsor and our officers and directors have agreed (1) to vote any shares of InterPrivate Common Stock owned by them in favor of any proposed business combination, (2) not to convert any shares of InterPrivate Common Stock in connection with a stockholder vote to approve a proposed initial business combination and (3) not sell any shares of InterPrivate Common Stock in any tender in connection with a proposed initial business combination. As a result, we would need only 8,989,170 or approximately 37.2%, of the 24,150,000 Public Shares sold in the IPO to be voted in favor of a transaction in order to proceed with the initial business combination.

Permitted Purchases of Our Securities

None of the Sponsor, our executive officers, directors, director nominees or their affiliates has indicated any intention to purchase InterPrivate Units or shares of InterPrivate Common Stock from persons in the open market or in private transactions. However, if we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. None of the funds held in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. There is no limit on the number of shares or warrants such persons may purchase, or any restriction on the price that they may pay. Any such price per share may be different than the amount per share a Public Stockholder would receive if it elected to convert its shares in connection with our initial business combination. However, such persons have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions.

In the event the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates determine to make any such purchases of Public Shares at the time of a stockholder vote relating to our initial business combination, such purchases could have the effect of influencing the vote necessary to approve such transaction. If any of the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares or if such purchases are prohibited by Regulation M under the Exchange Act. We cannot currently determine whether any of our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as that would be dependent upon several factors, including but not limited to the timing and size of any such purchase. Depending on the circumstances, any of our insiders may decide to make purchases of our securities pursuant to a Rule 10b5-1 plan or may determine that acting pursuant to such a plan is not required under the Exchange Act.

The Sponsor, our executive officers, directors, director nominees and their affiliates anticipate that they may identify the stockholders with whom they may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of conversion requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that the Sponsor, our executive officers, directors, director nominees or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to convert their shares for a pro rata share of the Trust Account or vote against the business combination.

We do not currently anticipate that purchases of our Public Shares or Public Warrants by the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the Sponsor, our directors, director nominees, officers, advisors or any of their affiliates will purchase shares of InterPrivate Common Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Conversion Rights for Public Stockholders

We will provide the Public Stockholders with the right to convert their Public Shares into a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. Holders of the outstanding Public Warrants do not have conversion rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of our officers and directors have agreed to waive their conversion rights with respect to their Founder Shares, Private Shares and any Public Shares that they may have acquired during or after the IPO, in connection with the completion of InterPrivate’s initial business combination. These shares will be excluded from the pro rata calculation used to determine the per share conversion price. For illustrative purposes, based on funds in the Trust Account of approximately $243.1 million on September 30, 2020, the estimated per share conversion price would have been approximately $10.07. This is greater than the $10.00 IPO price of InterPrivate Units. Additionally, Public Shares properly tendered for conversion will only be converted if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest shall be net of taxes payable by InterPrivate), in connection with the liquidation of the Trust Account.

Redemption of Public Shares and Liquidation if No Initial Business Combination

Our amended and restated certificate of incorporation provides that we will have until November 6, 2021, to complete an initial business combination. If, as a result of the termination of the Business Combination Agreement or otherwise, InterPrivate is unable to complete a business combination by November 6, 2021 or obtain the approval of InterPrivate stockholders to extend the deadline for InterPrivate to consummate an initial business combination, InterPrivate’s amended and restated certificate of incorporation provides that InterPrivate will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to InterPrivate but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of InterPrivate’s remaining stockholders and InterPrivate’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the InterPrivate Warrants, which will expire worthless if we fail to complete our initial business combination within the 21-month time period.

The Sponsor and our officers and directors have agreed that they will not propose any amendment to our amended and restated certificate of incorporation that would affect the Public Stockholders’ ability to convert or sell their shares to us in connection with a business combination or affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete a business combination within 21 months from the closing of the IPO unless we provide the Public Stockholders with the opportunity to convert their Public Shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us but net of franchise and income taxes payable, divided by the number of then outstanding Public Shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, executive officers, directors or any other person.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of 100% of our outstanding Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. It is our intention to redeem our Public Shares as soon as reasonably possible following our 21st month, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of 100% of our Public Shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the Delaware General Corporation Law, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

Because we will not be complying with Section 280 of the Delaware General Corporation Law, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

We are required to seek to have all third parties (including any vendors or other entities we engage after the closing of the IPO) and any prospective target businesses enter into agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the Trust Account to the Public Stockholders. Nevertheless, Marcum LLP, our independent registered public accounting firm, and the underwriters in the IPO, will not execute agreements with us waiving such claims to the monies held in the Trust Account. Furthermore, there is no guarantee that other vendors, service providers and prospective target businesses will execute such agreements. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the Trust Account. The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but we cannot assure you that it will be able to satisfy its indemnification obligations if it is required to do so. We have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. Therefore, we believe it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally, the agreement the Sponsor entered into specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the underwriters in the IPO against certain liabilities, including liabilities under the Securities Act. As a result, if we liquidate, the per-share distribution from the Trust Account could be less than $10.00 due to claims or potential claims of creditors.

We anticipate notifying the trustee of the Trust Account to begin liquidating such assets promptly after our 21st month and anticipate it will take no more than 10 business days to effectuate such distribution. The holders of the Founders Shares and Private Shares have waived their rights to participate in any liquidation distribution from the Trust Account with respect to such shares. There will be no distribution from the Trust Account with respect to the InterPrivate Warrants, which will expire worthless. We will pay the costs of any subsequent liquidation from our remaining assets outside of the Trust Account. If such funds are insufficient, the Sponsor has contractually agreed to advance us the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and has contractually agreed not to seek repayment for such expenses.

If we are unable to complete an initial business combination and expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the initial per-share redemption price would be $10.00. As discussed above, the proceeds deposited in the Trust Account could become subject to claims of our creditors that are in preference to the claims of Public Stockholders.

The Public Stockholders are entitled to receive funds from the Trust Account only in the event of our failure to complete a business combination within the required time period, if the stockholders seek to have us convert or purchase their respective shares upon a business combination which is actually completed by us or upon certain amendments to our amended and restated certificate of incorporation prior to consummating an initial business combination. In no other circumstances shall a stockholder have any right or interest of any kind to or in the Trust Account.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to the Public Stockholders at least $10.00 per share.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after 21 months from the closing of the IPO, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Facilities

We currently maintain our principal executive offices at 1350 Avenue of the Americas, New York, New York 10019. The cost for this space is included in the $10,000 per-month fee InterPrivate LLC, an affiliate of Mr. Fattouh, will charge us for general and administrative services commencing on February 6, 2020 pursuant to a letter agreement between us and InterPrivate LLC. We believe, based on rents and fees for similar services, that the fee charged by InterPrivate LLC is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Upon consummation of the Business Combination, the principal executive offices of the Post-Combination Company will be those of Aeva, at which time nothing more will be paid to such affiliate of Mr. Fattouh.

Employees

We have five executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once a suitable target business to acquire has been located, management may spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time on our affairs) than had been spent prior to locating a suitable target business. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any full-time employees prior to the consummation of a business combination.

Directors and Executive Officers

Our current directors and executive officers are listed below.

Name	Age	Position
Ahmed M. Fattouh	46	Chairman and Chief Executive Officer
Alan Pinto	48	Senior Vice President
Brandon C. Bentley	45	General Counsel and Director
Brian Q. Pham	32	Senior Vice President
Minesh K. Patel	35	Vice President
Jeffrey A. Harris	64	Director
Pietro Cinquegrana	52	Director
Matthew Luckett	48	Director

Ahmed M. Fattouh has served as our Chief Executive Officer and a member of our board of directors since our inception and as our Chairman since December 2019. Mr. Fattouh has over 20 years of private equity and M&A. Since 2017, he has been a founder member and the Chief Executive Officer of InterPrivate LLC, a private investment firm that invests on behalf of a consortium of family offices in partnership with independent sponsors from leading private equity firms with strong relationships with former portfolio companies. In 2001, Mr. Fattouh became a Founding Member and the Chief Executive Officer of Landmark Value Investments, an asset management firm. He also served as the Managing Member of Landmark Value Strategies, Landmark Activist Strategies, Landmark Credit Strategies, the Landmark Real Assets Fund, the Landmark Protection Fund, Globalist Value Strategies and the Globalist MENA Fund. Mr. Fattouh is a former member of the private equity group at Investcorp International and the M&A Department of Morgan Stanley & Co. in New York. He has executed transactions involving industry leaders, including RJR Nabisco, Mobil Corporation, Ampolex, IBM, Elf Atochem, Tivoli Systems, Eagle Industries, Amerace, Washington Energy, Puget Power, Synergy Gas, KKR, Saks Fifth Avenue, Werner Ladder, Falcon Building Products, LVMH, Bliss, Eastern Software, and Fidelity National. Mr. Fattouh previously served as a director of Columbia Medical Products, the Del Grande Dealer Group, Massmedium, and Collective Sense. Mr. Fattouh received a B.S. in Foreign Service from Georgetown University. We believe Mr. Fattouh is well-qualified to serve as a director of the company given his significant experience and in-depth knowledge of private equity investing, capital markets and investment banking.

Alan Pinto has served as our Senior Vice President since our inception. He is a 25-year veteran of the finance industry. After establishing himself in institutional Sales and Trading, Mr. Pinto became a founding Managing Director of Dahlman Rose & Co in 2003, a boutique investment bank focused on the shipping industry and all related energy and commodity markets. Having established a long roster of sophisticated institutional clients who had a growing appetite for structured, private deals, Mr. Pinto left Dahlman Rose in 2013 to independently advise corporate clients on capital raising and M&A. In 2014, Mr. Pinto coordinated a $500 million hybrid mezzanine and equity investment from several hedge funds to back a European tanker operator to acquire a $1.0 billion fleet of crude carriers from AP Moeller-Maersk. Since that transaction, Mr. Pinto has advised on deals across a wide spectrum of industries, including auto retail, real estate, transportation infrastructure, oil and gas and technology. Mr. Pinto has also served as a FINRA registered representative of Emerson Equity LLC since April 2018. Mr. Pinto received a B.A. from Georgetown University.

Brandon C. Bentley has served as our General Counsel and a member of our board of directors since our inception. He is also a founder and has been Chief Operating Officer and General Counsel of InterPrivate since 2017. From 2005 to 2014, Mr. Bentley was the General Counsel, Chief Operating Officer and Chief Compliance Officer of Landmark Value Investments. Mr. Bentley also served as General Counsel of the firm’s registered broker-dealer affiliate from 2011 to 2013. Prior to InterPrivate, Mr. Bentley served as the General Counsel and Chief Operating Officer of Castellan Real Estate Partners, a real estate private equity firm based in New York, from

2014 to 2016 and worked for e.ventures Europe in a senior finance and operations capacity. Mr. Bentley previously worked as an attorney at White & Case LLP in New York from 1999 to 2005, where he focused on securities transactions and mergers and acquisitions. Mr. Bentley received a B.A. from Wake Forest University and a J.D. from Boston University School of Law. We believe Mr. Bentley is well-qualified to serve as a director of the company given his in-depth knowledge of corporate, securities and regulatory law.

Brian Q. Pham has served as a Senior Vice President since our inception. Mr. Pham has been an investor, advisor and builder of technology led companies throughout his career. Mr. Pham has been an independent investor and advisor to technology companies since 2017. From 2013 to 2016, Mr. Pham was a Principal at Sherpa Capital, a San Francisco based venture capital firm. Mr. Pham was on the founding team and was the first investor to join the founders and helped build the organization from the ground to approximately $700.0 million in assets under management. Select investments led or co-led by Mr. Pham include: Pillpack, Slack, Curology and Opendoor. With the Sherpa Capital founders, Mr. Pham aided in the formation of Silicon Foundry, a strategic consultancy and incubation platform which incubated Brandless. From 2011 to 2013, Mr. Pham was a member of the Morgan Stanley technology investment banking team based in Menlo Park. There he focused on the equity markets for high growth technology companies and helped clients raise $22.0 billion through initial public offerings, follow-on equity offerings, and convertible debt offerings. Representative transactions that his team led include initial public offerings for Facebook, Workday, and ServiceNow. Prior to Morgan Stanley, Mr. Pham helped build efforts to from companies based off of IP from the Kamei Laboratory at the UCLA Department of Bioengineering. Mr. Pham received a B.S. in Bioengineering from the University of California Los Angeles (“UCLA”).

Minesh K. Patel has served as a Vice President since our inception. Mr. Patel has been a Principal at InterPrivate since 2019 where he focuses on market research, investment analysis, and deal execution. Mr. Patel previously was a Principal at Fiduciary Network LLC, a private equity firm that provided permanent capital solutions to wealth management firms, from 2011 to 2018. Fiduciary Network’s portfolio companies managed in excess of $35 billion in assets under management and included some of the most respected firms in the industry. Mr. Patel’s responsibilities included leading or advising on all aspects of the firm’s M&A transactions, including deal sourcing, valuation and structuring. Prior to Fiduciary Network, Mr. Patel worked at JPMorgan Chase in a prime brokerage unit that was acquired from Bear Stearns from 2009 to 2010. Mr. Patel received a B.S. and M.S. from the University of Texas at Dallas and has been a CFA charterholder since 2012.

Jeffrey A. Harris has served as a member of our board of directors since January 2020. Mr. Harris is the founder and managing member of Global Reserve Group LLC, a financial advisory and investment firm founded in 2011 focused primarily on the energy industry. From 1983 to 2011, he worked at Warburg Pincus LLC and was a Managing Director and member of the Executive Management Group. During his tenure he invested in numerous companies across sectors including energy, technology, telecommunications, industrial, and consumer/retail, and has served as a director of over forty public and private companies. Currently, he is a director of Knoll, Inc. and several private companies. In addition, Mr. Harris is a member of the Board of Trustees of each of the Cranbrook Educational Community, New York-Presbyterian Hospital and Friends of the High Line. He was an adjunct professor at Columbia Business School for thirteen years, and is a past chairman of the National Venture Capital Association. Mr. Harris received a B.S. in Economics from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School. We believe Mr. Harris is well-qualified to serve as a director of the company based on his investment experience and contacts and relationships.

Pietro Cinquegrana has served as a member of our board of directors since January 2020. Since March 2018, Mr. Cinquegrana has served as Managing Director at CDIB Capital International, the private investment arm for CDF Holdings, a Taiwan-listed investment holding company. From February 2017 to March 2018, Mr. Cinquegrana was a private investor. From February 2016 to February 2017, Mr. Cinquegrana served as a Managing Director at Hudson Hill Capital, a family-backed long-term oriented private investment firm. From 2014 to January 2016, he served as a Managing Director for Aleph Capital Partners, a hybrid private equity/special situations partnership. From 2013 to 2014, he was a senior member of the investment team at Vitol S.A. focused on making energy-related investments internationally. Prior to this, he served as a Managing Director for Fosun International, a Chinese diversified investment holding company (2011 to 2012) and Apollo Global Management/Holdfast Capital, a private equity platform acquired by Apollo to make investments in workouts, restructurings and recapitalizations in developed markets in Asia-Pacific (2009 to 2011). Mr. Cinquegrana began his career at Goldman Sachs and the Boston Consulting Group and subsequently worked for 11 years at Morgan Stanley (1994-2005), including as a member of the investment team of the Morgan Stanley Bridge Fund and a senior investment professional at Princes Gate Investors. Mr. Cinquegrana also worked at Ospraie Special Opportunities (2007–2009). Mr. Cinquegrana received a B.Sc. from the London School of Economics and Political Science, a M.Sc. in Economics from Oxford University and an M.B.A. from The Wharton School at the University of Pennsylvania. We believe Mr. Cinquegrana is well-qualified to serve as a director of the company due to his investing experience, contacts and relationships.

Matthew Luckett has served as a member of our board of directors since April 2020. Mr. Luckett is a seasoned alternative investor, with direct experience in hedge funds, venture capital, private equity and real estate. Since 2015, he has been the Managing Partner of ALBA Holdings, through which he directs his family office, and is focused on direct and fund investments across all asset classes. In addition, Mr. Luckett is the co-founder and a General Partner of Lampros Capital, an investment firm founded in 2016 that specializes in technology-enabled alternative private credit. Mr. Luckett serves on the investment committee for Global Customised Wealth LLP, a London-based ultra-high net worth wealth management firm, where he focuses on direct and co-investment opportunities. From 2004 to 2014, Mr. Luckett was with Balestra Capital, LTD, a global macro investment firm, most recently as a General Partner. He was previously a Co-Portfolio Manager of Balestra Capital Partners (BCP), the firm’s global macro hedge fund and served on the investment committee of Balestra Spectrum Partners (BSP), the firm’s fund of funds. Mr. Luckett was also the managing partner of the firm’s Management Committee and was responsible for portfolio strategy, macro-economic research and idea generation and portfolio risk supervision for Balestra Capital Partners. During his tenure, Balestra was ranked as one of the best performing macro funds in the world by HFRI. Prior to Balestra Capital, Mr. Luckett was a Principal and Senior Equity Research Analyst at SoundView Technology Group (NASDAQ: SNDV), where he was responsible for research coverage of software, Internet and business services companies. In 2000, he was named to the Wall Street Journal’s “Best on the Street” research analyst team. Mr. Luckett began his career as an industry analyst at Gartner Group. Mr. Luckett was a George F. Baker Scholar at Georgetown University where he graduated with honors. He holds a Bachelor of Arts degree in American Studies with a minor in Japanese. He currently serves on the board of the Georgetown Scholars Program (targeting first-generation college students) and has previously served on the Georgetown College Board of Advisors and on the Board of Trustees for the Baker Scholarship.

Number and Terms of Office of Directors

We have five directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Jeffrey A. Harris and Matthew Luckett, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Pietro Cinquegrana, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Ahmed M. Fattouh and Brandon C. Bentley, will expire at the third annual meeting.

Director Independence

Currently Jeffrey A. Harris, Pietro Cinquegrana and Matthew Luckett would each be considered an “independent director” under the NYSE listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our independent directors have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Committees of the Board of Directors

We have three standing committees: an audit committee, a nominating committee, and a compensation committee. Each such committee is composed of solely independent directors.

Audit Committee

Upon completion of the IPO, we established an audit committee of the board of directors, which consists of Jeffrey A. Harris, Pietro Cinquegrana and Matthew Luckett, each of whom is an independent director under the NYSE’s listing standards. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

During the fiscal year ended December 31, 2020, our audit committee held four meetings.

Financial Experts on Audit Committee

The audit committee is composed exclusively of “independent directors” who are “financially literate” as defined under the NYSE’s listing standards. NYSE’s standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the board of directors has determined that Pietro Cinquegrana qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC, which generally is any person who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Nominating Committee

Upon the completion of the IPO, we established a nominating committee of the board of directors, which consists of Jeffrey A. Harris and Pietro Cinquegrana, each of whom is an independent director under the NYSE’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

During the fiscal year ended December 31, 2020, our nominating committee did not hold any meetings.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

Compensation Committee

Upon the completion of the IPO, we established a compensation committee of the board of directors, which consists of Jeffrey A. Harris and Pietro Cinquegrana, each of whom is an independent director under the NYSE’s listing standards. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated below, other than the $10,000 per month administrative fee and the $10,000 per month payment to Minesh Patel for assisting us in negotiating and consummating our initial business combination, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

During the fiscal year ended December 31, 2020, our compensation committee did not hold any meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of InterPrivate Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2019 there were no delinquent filers.

Code of Ethics

Upon completion of the IPO, we adopted a code of ethics that applies to all of our executive officers, directors, and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We will provide, without charge, upon request, copies of our code of ethics. Requests for copies of our code of ethics should be sent in writing to 1350 Avenue of the Americas, New York, NY 10019.

Executive Compensation

Other than as described below, no executive officer has received any cash compensation for services rendered to us. Commencing on February 3, 2020 through the acquisition of a target business or our liquidation of the Trust Account, we will pay InterPrivate LLC, an affiliate of Mr. Fattouh, $10,000 per month for providing us with office space and certain office and secretarial services. However, this arrangement is solely for our benefit and is not intended to provide our officers or directors compensation in lieu of a salary.

We are also obligated, commencing on February 3, 2020 through the acquisition of a target business or the liquidation of the trust account, to pay Minesh K. Patel, our Vice President, a services fee of $10,000 per month for assisting us in negotiating and consummating an initial business combination.

Other than the $10,000 per month administrative fee, the $10,000 per month services fee, the payment of consulting, success or finder fees to our Sponsor, officers, directors, initial stockholders or their affiliates in connection with the consummation of our initial business combination and the repayment of the $124,148 loan made by our officers and directors to us, no compensation or fees of any kind will be paid to our Sponsor, initial stockholders, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

Audit Fees

Marcum LLP (“Marcum”) acts as our independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered.

Audit Fees.    Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period from August 16, 2019 (inception) through December 31, 2019 totaled $42,555. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees.    Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay Marcum for consultations concerning financial accounting and reporting standards for the period from August 16, 2019 (inception) through December 31, 2019.

Tax Fees.    We did not pay Marcum any fees for tax return services, planning and tax advice for the period from August 16, 2019 (inception) to December 31, 2019.

All Other Fees.    We did not pay Marcum for any other services for the period from August 16, 2019 (inception) to December 31, 2019.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

Legal Proceedings

On December 23, 2020, Brian Quarles, an alleged stockholder of InterPrivate, filed a lawsuit against InterPrivate, its directors, Merger Sub and Aeva in the Supreme Court of the State of New York, captioned Quarles v. InterPrivate Acquisition Corp., et al., Index No. 657263/2020. The complaint alleges that InterPrivate’s directors caused materially misleading and incomplete information to be disseminated to InterPrivate’s public stockholders and that InterPrivate, Merger Sub and Aeva aided and abetted the directors’ breach of their fiduciary duties. The complaint alleges that the disseminated information omitted, among other things, certain financial information, details regarding InterPrivate’s financial advisors and other information relating to the background of the Business Combination. The complaint seeks, among other things, (1) injunctive relief enjoining InterPrivate, its directors, Merger Sub and Aeva and persons acting in concert with them from proceeding with, consummating or closing the Business Combination; (2) rescission of the consummation of the Business Combination if consummated or rescissory damages; (3) injunctive relief directing the defendants to disseminate a registration statement that does not omit material information or contain alleged untrue statements of material fact; (4) declaratory judgment that the individual defendants violated their fiduciary duties; (5) an award of plaintiff’s expenses and attorney’s fees; and (6) other equitable relief.

On January 20, 2021, Michael Anello, an alleged stockholder of InterPrivate, filed a lawsuit against InterPrivate and its directors in the United States District Court for the Southern District of New York, captioned Anello v. InterPrivate Acquisition Corp., et al., Case No. 1:21-cv-00505. The complaint alleges that InterPrivate’s directors authorized the filing of a materially incomplete and misleading registration statement on Form S-4 with the SEC in violation of Sections 14(a) and 20(a) of the Exchange Act and in breach of the directors’ duty of disclosure. The complaint alleges that the registration statement on Form S-4 contains materially incomplete and misleading information concerning, among other things, certain financial information and any conflicts of interest of InterPrivate’s financial advisors. The complaint seeks, among other things, (1) injunctive relief enjoining InterPrivate, its directors and persons acting in concert with them from proceeding with the special meeting or consummating the Business Combination; (2) damages; (3) an award of plaintiff’s expenses and attorney’s and expert fees; and (4) other equitable relief.

InterPrivate believes that the plaintiffs’ claims in the foregoing matters are without merit and intends to vigorously defend against them.

INTERPRIVATE MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Information About InterPrivate” and the audited financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus/consent solicitation statement. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “the Company” or “InterPrivate” refer to InterPrivate Acquisition Corp.

Overview

We were formed on August 16, 2019 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar initial business combination with one or more target businesses. We intend to effectuate our initial business combination using cash from the proceeds from the IPO and the sale of the Private Units that occurred simultaneously with the completion of the IPO, our securities, debt or a combination of cash, securities and debt, in effecting our initial business combination.

The issuance of additional shares of InterPrivate Common Stock or preferred stock:

•        may significantly reduce the equity interest of our stockholders;

•        may subordinate the rights of holders of shares of InterPrivate Common Stock if we issue shares of preferred stock with rights senior to those afforded to shares of InterPrivate Common Stock;

•        will likely cause a change in control if a substantial number of shares of InterPrivate Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for our securities.

Similarly, if we issue debt securities, it could result in

•        default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations

•        acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•        our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

As indicated in the accompanying financial statements, we had investments held in the Trust Account of $243,122,663 at September 30, 2020. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

We are an emerging growth company as defined in the JOBS Act. As an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Recent Developments

Proposed Business Combination

See “The Business Combination” elsewhere in this proxy statement/prospectus/consent solicitation statement, which disclosure is incorporated herein by reference.

The Business Combination Agreement

See “The Business Combination Agreement” elsewhere in this proxy statement/prospectus/consent solicitation statement, which disclosure is incorporated herein by reference.

Subscription Agreements

See “Certain Agreements Related to the Business Combination — Subscription Agreements” elsewhere in this proxy statement/prospectus/consent solicitation statement, which disclosure is incorporated herein by reference.

Results of Operations

We have neither engaged in any operations nor generated any revenue to date. Our only activities from August 16, 2019 (inception) through September 30, 2020 were organizational activities, those necessary to prepare for the IPO, described below, and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the nine months ended September 30, 2020, we had net income of $911,963, which consists of interest income on marketable securities held in the Trust Account of $1,782,663 offset by operating costs of $628,280 and a provision for income taxes of $242,420.

For the period from August 16, 2019 (inception) through December 31, 2019, we had a net loss of $1,000, which consists of operating and formation costs.

Liquidity and Capital Resources

Until the consummation of the IPO, our liquidity needs were satisfied through the receipt of $25,000 from our sale of Founder Shares and promissory notes from our initial stockholders and their affiliates. In September 2019, we issued an unsecured promissory note to the Sponsor, pursuant to which we may borrow up to an aggregate principal amount of $150,000. The promissory note was non-interest bearing and payable on the earlier of (i) September 1, 2020, (ii) the consummation of the IPO or (iii) the date on which we determined not to proceed with the IPO.

On February 6, 2020, we consummated the IPO of 21,000,000 InterPrivate Units at a price of $10.00 per InterPrivate Unit, generating gross proceeds of $210,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 555,000 Private Units to our Sponsor and EarlyBirdCapital, generating gross proceeds of $5,550,000.

On February 10, 2020, in connection with the underwriters’ exercise of their over-allotment option in full, we consummated the sale of an additional 3,150,000 InterPrivate Units at a price of $10.00 per Unit, generating total gross proceeds of $31,500,000. In addition, we also consummated the sale of an additional 63,000 Private Units at $10.00 per Private Unit, generating total gross proceeds of $32,130,000.

Following the IPO, the exercise of the over-allotment option and the sale of the Private Units, a total of $241,500,000 was placed in the Trust Account. We incurred $5,310,386 in IPO related costs, including $4,830,000 of underwriting fees and $480,386 of other costs.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete a business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2020, we had marketable securities held in the Trust Account of $243,122,663 (including approximately $1,623,000 of interest income and unrealized gains) consisting of U.S. Treasury Bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through September 30, 2020, we have withdrawn $160,000 of interest earned on the Trust Account for the payment of franchise and income taxes.

For the nine months September 30, 2020, cash used in operating activities was $730,822. Net income of $911,963 was affected by interest earned on marketable securities held in the Trust Account of $1,782,663. Changes in operating assets and liabilities provided $139,878 of cash for operating activities.

As of September 30, 2020, we had cash of $324,854. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit, at the option of the lender. The units would be identical to the Private Units.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating our initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to the completion of our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to convert a significant number of our Public Shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with our initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of one of our executive officers a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. We began incurring these fees on February 3, 2020 and will continue to incur these fees monthly until the earlier of the completion of our initial business combination and our liquidation.

We entered into an agreement whereby, commencing on February 3, 2020, through the earlier of the consummation of our initial business combination and the liquidation of the Trust Account, we will pay our Vice President a $10,000 per month fee for assisting us in negotiating and consummating an initial business combination.

Additionally, we have engaged EarlyBirdCapital as an advisor in connection with a business combination to assist us in holding meetings with our stockholders to discuss a potential business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities in connection with a business combination, assist us in obtaining stockholder approval for the business combination and assist us with our press releases and public filings in connection with a business combination. We will pay EarlyBirdCapital a cash fee for such services upon the consummation of a business combination in an amount equal to 3.5% of the gross proceeds of the IPO, or approximately $8.5 million (exclusive of any applicable finders’ fees which might become payable); provided that up to 33% of the fee may be allocated at our sole discretion to other third parties who are investment banks or financial advisory firms that did not participate in the IPO that assist us in identifying and consummating a business combination.

Related Party Transactions

In August 2019, the Sponsor purchased 5,750,000 Founder Shares for an aggregate price of $25,000. On December 30, 2019, the Sponsor contributed an aggregate of 718,750 Founder Shares back to us for no additional consideration and in February 2020, we effected a dividend of 0.2 shares of InterPrivate Common Stock for each share of InterPrivate Common Stock outstanding, resulting in there being an aggregate of 6,037,500 Founder Shares outstanding.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until, with respect to 50% of the Founder Shares, the earlier of one year after the consummation of a business combination and the date on which the closing price of the InterPrivate Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a business combination and, with respect to the remaining 50% of the Founder Shares, until the one year after the consummation of a business combination, or earlier, in either case, if, subsequent to a business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

In September 2019, we issued an unsecured promissory note to the Sponsor, pursuant to which we may borrow up to an aggregate principal amount of $150,000. The promissory note was non-interest bearing and payable on the earlier of (i) September 1, 2020, (ii) the consummation of the IPO or (iii) the date on which we determined not to proceed with the IPO. At December 31, 2019, $80,808 was outstanding under the promissory note. The outstanding amount of $124,148 was repaid at the closing of the IPO on February 6, 2020.

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor, the initial stockholders and certain of our officers or directors or their affiliates may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a business combination we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the Post-Combination Company at a price of $10.00 per unit. The units would be identical to the Private Units. As of the date hereof, an aggregate of $443,000 aggregate principal amount of Working Capital Loans had been made to InterPrivate.

We entered into an agreement whereby, commencing on February 3, 2020, through the earlier of our consummation of a business combination and the liquidation of the trust account, we will pay InterPrivate LLC, an affiliate of Ahmed Fattouh, our Chairman and Chief Executive Officer, $10,000 per month for office space, utilities and secretarial and administrative support.

We entered into an agreement whereby, commencing on the February 3, 2020, through the earlier of our consummation of a business combination and the liquidation of the trust account, we will pay Minesh Patel, our Vice President, a $10,000 per month fee for assisting us in negotiating and consummating an initial business combination.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Net Loss Per Common Share

We apply the two-class method in calculating loss per share. Common stock subject to possible redemption which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net income per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Following the consummation of our IPO, the net proceeds of our IPO, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

CERTAIN INTERPRIVATE RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In August 2019, the Sponsor purchased 5,750,000 Founder Shares from InterPrivate for an aggregate price of $25,000. On December 30, 2019, the Sponsor contributed an aggregate of 718,750 Founder Shares back to InterPrivate for no additional consideration and in February 2020, InterPrivate effected a dividend of 0.2 shares of InterPrivate Common Stock for each share of InterPrivate Common Stock outstanding, resulting in there being an aggregate of 6,037,500 Founder Shares outstanding.

The Sponsor purchased an aggregate of 501,081 Private Units at a price of $10.00 per Private Unit ($5.0 million total) in private placements in connection with the IPO and subsequent exercise of the over-allotment option by the IPO underwriters. Each Private Unit consists of one Private Share and one-half of a Private Warrant. The Private Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until, with respect to 50% of the Founder Shares, the earlier of one year after the consummation of a business combination and the date on which the closing price of the InterPrivate Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a business combination and, with respect to the remaining 50% of the Founder Shares, until the one year after the consummation of a business combination, or earlier, in either case, if, subsequent to a business combination, InterPrivate completes a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of InterPrivate Common Stock for cash, securities or other property.

In September 30, 2019, InterPrivate issued an unsecured promissory note to the Sponsor, pursuant to which InterPrivate may borrow up to an aggregate principal amount of $150,000 for payment of IPO offering expenses on InterPrivate’s behalf. The promissory note was non-interest bearing and payable on the earlier of (i) September 1, 2020, (ii) the consummation of the IPO or (iii) the date on which we determined not to proceed with the IPO. At December 31, 2019, $80,808 was outstanding under the promissory note. The outstanding amount of $124,148 was repaid at the closing and from the proceeds of the IPO on February 6, 2020.

InterPrivate has entered into an agreement whereby, commencing on February 3, 2020, through the earlier of InterPrivate’s consummation of a business combination and the liquidation of the Trust Account, InterPrivate will pay InterPrivate LLC, an affiliate of Ahmed Fattouh, InterPrivate’s Chairman and Chief Executive Officer, $10,000 per month for general and administrative services, including office space, utilities and administrative support. InterPrivate has paid InterPrivate LLC approximately $90,000 through October 31, 2020 under this agreement. InterPrivate believes, based on rents and fees for similar services, that these fees are at least as favorable as it could have obtained from an unaffiliated person. This agreement will terminate upon completion of InterPrivate’s initial business combination or the distribution of the Trust Account to its Public Stockholders.

InterPrivate has entered into an agreement whereby, commencing on the February 3, 2020, through the earlier of InterPrivate’s consummation of a business combination and the liquidation of the Trust Account, InterPrivate will pay Minesh Patel, its Vice President, a $10,000 per month fee for assisting InterPrivate in negotiating and consummating an initial business combination. InterPrivate has paid Mr. Patel approximately $90,000 through October 31, 2020 under this agreement. This agreement will terminate upon completion of InterPrivate’s initial business combination or the distribution of the Trust Account to its Public Stockholders.

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor and certain of InterPrivate’s officers or directors or their affiliates may, but are not obligated to, provide Working Capital Loans to InterPrivate as may be required. If InterPrivate completes a business combination it would repay the Working Capital Loans out of the proceeds of the Trust Account released to it. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, InterPrivate may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the Post-Combination Company at a price of $10.00 per unit. The units would be identical to the Private Units. As of the date hereof, an aggregate of $443,000 aggregate principal amount of Working Capital Loans had been made to InterPrivate, which loans are evidence by a promissory note.

Alan Pinto, InterPrivate’s Senior Vice President, serves as a FINRA registered representative of Emerson Equity LLC (“Emerson”), which InterPrivate engaged to assist InterPrivate in evaluating potential business combinations and identifying investors for the November 2020 PIPE. InterPrivate expects to pay Emerson a transaction success fee of approximately $1.0 million in connection with the Closing of the Business Combination. Pursuant to an arrangement between Mr. Pinto and Emerson, Mr. Pinto is entitled to receive approximately $900,000 of the amount to be paid to Emerson.

Contemporaneously with the Closing, InterPrivate and the Holders (including the Sponsor Holders) will enter into the Registration Rights and Lock-Up Agreement. See “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”

Contemporaneously with the Closing, InterPrivate, the Sponsor, the Aeva Founders, Canaan and Lux will enter into the Stockholders Agreement. See “Certain Agreements Related to the Business Combination — Stockholders Agreement.”

The Sponsor and InterPrivate’s officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred by them in connection with activities on InterPrivate’s behalf, such as identifying potential target businesses, performing due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospectus target businesses to examine their operations. InterPrivate’s audit committee will review and approve all reimbursements and payments made to the Sponsor, officers, directors or their affiliates. There is no limit on the amount of such reimbursement by InterPrivate. To the extent such expenses exceed the available proceeds not deposited in the Trust Account and interest earned on the funds in the Trust Account that InterPrivate is entitled to withdraw, such expenses would not be reimbursed by InterPrivate unless it consummates an initial business combination.

Other than the foregoing, no compensation or fees of any kind will be paid to the Sponsor, members of InterPrivate’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of the initial business combination

After InterPrivate’s initial business combination, members of its management team who remain with it may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to InterPrivate’s stockholders. However, the amount of such compensation may not be known at the time of the stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K or a periodic report, as required by the SEC.

All ongoing and future transactions between InterPrivate and any of its officers and directors or their respective affiliates will be on terms believed by InterPrivate to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of InterPrivate’s uninterested “independent” directors or the members of its board who do not have an interest in the transaction, in either case who had access, at InterPrivate’s expense, to its attorneys or independent legal counsel. InterPrivate will not enter into any such transaction unless its disinterested “independent” directors determine that the terms of such transaction are no less favorable to InterPrivate than those that would be available to it with respect to such a transaction from unaffiliated third parties.

Related Party Policy

InterPrivate’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the InterPrivate board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) InterPrivate or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of shares of InterPrivate Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

InterPrivate’s audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent InterPrivate enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to InterPrivate than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. InterPrivate also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, InterPrivate has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless it has obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, that the business combination is fair to its unaffiliated stockholders from a financial point of view. InterPrivate will also need to obtain approval of a majority of its disinterested independent directors.

MANAGEMENT OF THE POST-COMBINATION COMPANY
FOLLOWING THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us” and the “Company” generally refer to Aeva, Inc. prior to the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination.

Management and Board of Directors

Pursuant to the Business Combination Agreement, in connection with the closing of the Business Combination, the Aeva Founders, Canaan, Lux and Sponsor will enter into the Stockholders Agreement. The Business Combination Agreement and the Stockholders Agreement Term Sheet attached thereto provides that, and Stockholders Agreement will reflect that, among other things, immediately following the consummation of the Business Combination, the Post-Combination Board will be comprised of individuals designated as provided in the Stockholders Agreement, who are currently expected to include the Aeva Founders, Ahmed M. Fattouh, Shahin Farshchi and Hrach Simonian. After Closing, there will be two vacancies on the Post-Combination Board and the Aeva Founders will have the right to nominate both (the “Aeva Founders Nominated Directors”), one of whom shall include an Audit Committee Qualified Director and both of whom shall be subject to the approval of a majority of the Post-Combination Board. Subject to the rules of the NYSE, from and after the Closing, each Aeva Founder will be entitled to nominate himself to continue to serve on the Post-Combination Board until such time as he holds less than 5% of the outstanding common stock of the Post-Combination Company (or his earlier death or Incapacity). Mr. Rezk shall serve as Chairman of the board for so long as he is a director. In the event Mr. Rezk is no longer a director, then Mr. Salehian shall serve as the Chairman so long as he is a director. The Aeva Founders’ rights under the Stockholders Agreement will not be transferable. The Post-Combination Company Bylaws will further provide that, from and after the Closing, the following corporate actions of the Post-Combination Company will require the affirmative vote of at least 70% of the directors: (i) a sale, lease or other disposition of all or substantially all of the assets of the Post-Combination Company or a merger, consolidation or other business combination transaction that results in a change of control of the Post-Combination Company, (ii) an amendment or modification to the number of directors constituting the entire board, (iii) an amendment to the Proposed Certificate of Incorporation, the Post-Combination Company Bylaws or the Registration Rights and Lock-Up Agreement, each as in effect as of the Closing Date, (iv) a voluntary filing for bankruptcy, liquidation or dissolution, or (v) a sale, lease or other disposal or abandonment of a line of business existing as of the Closing Date.

See “Certain Agreements Related to the Business Combination — Stockholders Agreement” beginning on page 132 of this proxy statement/prospectus/consent solicitation statement. The following table sets forth the persons InterPrivate and Aeva anticipate will become the executive officers and directors of the Post-Combination Company. For biographical information concerning Mr. Fattouh, see “Information about InterPrivate — Directors and Executive Officers.” For biographical information for the officers and directors except Mr. Fattouh, see below.

Name	Age	Position
Soroush Salehian Dardashti	32	Chief Executive Officer and Director
Mina Rezk	36	President, Chief Technology Officer, Chairman and Director
Saurabh Sinha	42	Chief Financial Officer
Shahin Farshchi	41	Director
Hrach Simonian	38	Director
Ahmed M. Fattouh	46	Director

Soroush Salehian Dardashti.    Upon consummation of the Business Combination, Mr. Salehian will serve as the Post-Combination Company’s Chief Executive Offer and member of the board of directors. Mr. Salehian co-founded Aeva with Mr. Rezk in December 2016 and has served as Chief Executive Officer since that time. From February 2012 to November 2016, Mr. Salehian worked at Apple as a Manager, Product Development where he led teams developing consumer products and sensing systems. Mr. Salehian holds a Bachelor’s of Science in Mechanical Engineering from Stanford University. Mr. Salehian is well-qualified to serve on our board of directors due to his technical and operational expertise gained from serving as Chief Executive Officer and Co-Founder of Aeva and his professional and educational experience in high-technology manufacturing industries.

Mina Rezk.    Upon consummation of the Business Combination, Mr. Rezk will serve as the President, Chief Technology Officer, Chairman of the board of directors and director of the Post-Combination Company. Mr. Rezk co-founded Aeva with Mr. Salehian in December 2016 where he has served as Chief Technology Officer. From January 2015 to November 2016, Mr. Rezk served as Sensing Engineering Manager — Special Project Group at Apple. Before that, Mr. Rezk served in various roles, including as Hardware Development Manager, at Nikon Metrology from February 2004 to February 2015. Mr. Rezk has over 17 years of experience developing sensor fusion systems for the automotive and aerospace industries. Mr. Rezk holds Bachelor’s and Master’s Degrees in Electrical Engineering from George Mason University. Mr. Rezk is well-qualified to serve on our board of directors due to his technical and manufacturing expertise gained from serving as the Chief Technology Officer of Aeva and over 17 years of experience in the technology industry.

Saurabh Sinha.    Upon the consummation of the Business Combination, Mr. Sinha will serve as Chief Financial Officer of the Post-Combination Company. Mr. Sinha has served as Aeva’s Chief Financial Officer since September 2020. Prior to joining Aeva, Mr. Sinha was the Chief Accounting Officer of JUUL Labs from July 2018 to August 2020 and served as its interim Chief Financial Officer from January 2020 to May 2020. Prior to joining JUUL Labs, Mr. Sinha held various finance leadership roles, from March 2014 to June 2018, at InvenSense Inc., a motion sensors company. Mr. Sinha received his Bachelor’s of Commerce degree from the University of Delhi, India and his Master of Business Administration from The Wharton School of the University of Pennsylvania.

Shahin Farshchi.    Upon the consummation of the Business Combination, Mr. Farshchi will serve as a Director of the Post-Combination Company. Mr. Farshchi has served as a member of Aeva’s Board of Directors since its inception in December 2016. Mr. Farshchi serves as a partner at Lux Capital, a venture capital firm he joined in 2006. Mr. Farshchi currently serves on the board of directors of numerous private companies. Mr. Farshchi holds a B.S. from The University of California, Berkeley, an M.S., and a Ph.D. from UCLA. We believe Mr. Farshchi is qualified to serve on the Post-Combination Board due to his extensive experience in identifying, investing in and building next-generation technologies and companies.

Hrach Simonian.    Upon the consummation of the Business Combination, Mr. Simonian will serve as a Director of the Post-Combination Company. Mr. Simonian has served as a member of Aeva’s Board of Directors since November 2017. Mr. Simonian serves as a General Partner at Canaan Partners, an early-stage venture capital firm he joined in 2007. Mr. Simonian currently serves on the Board of Directors of numerous private companies. Mr. Simonian holds a B.S. in Electrical Engineering from The University of California, Los Angeles, an M.S. in Electrical Engineering from the University of Michigan, Ann Arbor, and an MBA from the Stanford Graduate School of Business. We believe Mr. Simonian is qualified to serve on the Post-Combination Board due to his extensive experience in investing and developing companies.

Corporate Governance

We will structure our corporate governance in a manner InterPrivate and Aeva believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•        we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•        at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•        we will implement a range of other corporate governance best practices, including implementing a robust director education program.

Composition of the Post-Combination Board of Directors After the Business Combination

Our business and affairs are managed under the direction of our board of directors. Our board of directors will be staggered in three classes, with two directors in Class I (expected to be Mr. Fattouh and the Audit Committee Qualified Aeva Founders Director), two directors in Class II (expected to be Messrs. Farshchi and Simonian), and three directors in Class III (expected to be Messrs. Salehian, Rezk and an Aeva Founders Nominated Director). See “Description of the Post-Combination Company’s Securities — Certain Anti-Takeover Provisions of Delaware Law — Classified Board of Directors.”

Board Committees

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. After the Business Combination, we will have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee will be responsible for, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•        discussing with our independent registered public accounting firm their independence from management;

•        reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•        overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing our policies on risk assessment and risk management;

•        reviewing related person transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon the completion of the Business Combination, our audit committee will consist of Messrs. Farshchi, Simonian and Fattouh, with Mr. Simonian serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our audit committee have at least one independent member, have a majority of independent members and be composed entirely of independent members. Our board of directors has affirmatively determined that Messrs. Farshchi, Simonian and Fattouh each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our audit committee also meets the financial literacy requirements of NYSE listing standards. In addition, our board of directors has determined that Mr. Fattouh will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our corporate website upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus/consent solicitation statement or to be part of this proxy statement/prospectus/consent solicitation statement.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•        reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•        overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•        reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•        reviewing and approving all employment agreement and severance arrangements for our executive officers;

•        making recommendations to our board of directors regarding the compensation of our directors; and

•        retaining and overseeing any compensation consultants.

Upon the completion of the Business Combination, our compensation committee will consist of Messrs. Farshchi, Simonian and Fattouh, with Mr. Simonian serving as chair. Our board of directors has affirmatively determined that Messrs. Farshchi, Simonian and Fattouh each meet the definition of “independent director” for purposes of serving on the compensation committee under the NYSE rules, including the heightened independence standards for members of a compensation committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors will adopt a written charter for the compensation committee, which will be available on our corporate website upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus/consent solicitation statement or to be part of this proxy statement/prospectus/consent solicitation statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be responsible for, among other things:

•        identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•        overseeing succession planning for our Chief Executive Officer and other executive officers;

•        periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•        overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•        developing and recommending to our board of directors a set of corporate governance guidelines.

Upon completion of the Business Combination, our nominating and corporate governance committee will consist of Messrs. Farshchi, Simonian and Fattouh, with Mr. Farshchi serving as chair. InterPrivate’s board of directors has affirmatively determined that Messrs. Farshchi, Simonian and Fattouh each meet the definition of “independent director” under the NYSE rules. Our board of directors will adopt a written charter for the nominating and corporate governance committee, which will be available on our corporate website upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus/consent solicitation statement or to be part of this proxy statement/prospectus/consent solicitation statement.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on the corporate governance section of our corporate website upon the completion of the Business Combination. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus/consent solicitation statement or to be part of this proxy statement/prospectus/consent solicitation statement.

Compensation of Directors and Officers

Following the Closing of the Business Combination, we expect the Post-Combination Company’s executive compensation program reflect Aeva’s compensation policies and philosophies, as they may be modified and updated from time to time.

Following the Closing of the Business Combination, we expect that decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of the Post-Combination Board. Aeva’s executive compensation programs for 2020 are further described below under “Aeva’s Executive and Director Compensation.”

DESCRIPTION OF THE POST-COMBINATION COMPANY’S SECURITIES

The following summary of the material terms of the Post-Combination Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Certificate of Incorporation in its entirety for a complete description of the rights and preferences of the Post-Combination Company’s securities following the Business Combination. The changes proposed to be made to the Existing Certificate of Incorporation through the adoption of the Proposed Certificate of Incorporation are described in “Proposal No. 2 — The Charter Amendment Proposal” and “Proposal Nos. 3A-3G —The Governance Proposals” and the full text of the Proposed Certificate of Incorporation is attached as Annex B to this proxy statement/prospectus/consent solicitation statement.

Authorized and Outstanding Capital Stock

The Proposed Certificate of Incorporation authorizes the issuance of 422,000,000 shares of common stock, $0.0001 par value per share and 10,000,000 shares of preferred stock, $0.0001 par value. The outstanding shares of InterPrivate Common Stock are, and the shares of InterPrivate Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were 31,055,500 shares of InterPrivate Common Stock issued and outstanding and no shares of preferred stock of InterPrivate issued or outstanding.

Voting Power

Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Post-Combination Company common stock will possess all voting power for the election of the Post-Combination Company directors and all other matters submitted to a vote of stockholders of the Post-Combination Company. Holders of the Post-Combination Company common stock will have one vote in respect of each share of stock held by such holder on matters to be voted on by stockholders. Except as otherwise required by law, holders of the Post-Combination Company common stock, as such, will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the rights, powers, preferences or other terms of one or more outstanding series of Post-Combination Company preferred stock if the holders of such affected series of Post-Combination Company preferred stock are entitled to vote on such amendment pursuant to the Proposed Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock of the Post-Combination Company, holders of the Post-Combination Company common stock will be entitled to receive dividends when, as and if declared by the Post-Combination Board ,payable either in cash, in property or in shares of capital stock.

Liquidation, Dissolution and Winding Up

Upon the Post-Combination Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of Post-Combination Company preferred stock having liquidation preferences, if any, the holders of the Post-Combination Company common stock will be entitled to receive pro rata the Post-Combination Company’s remaining assets available for distribution.

Preemptive or Other Rights

Subject to the preferential rights of any other class or series of stock, all shares of Post-Combination Company common stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, holders of Post-Combination Company common stock will have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of the Post-Combination Company’s securities. The rights, powers, preferences and privileges of holders of the Post-Combination Company common stock will be subject to those of the holders of any shares of Post-Combination Company preferred stock that the Post-Combination Board may authorize and issue in the future.

Election of Directors

The Post-Combination Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Common Stock Prior to the Business Combination

Pursuant to the Existing Certificate of Incorporation, if InterPrivate does not consummate an initial business combination by November 6, 2021, its corporate existence will cease except for the purposes of winding up its affairs and liquidating. If InterPrivate is forced to liquidate prior to an initial business combination, its Public Stockholders will be entitled to share ratably in the Trust Account, based on the amount then held in the Trust Account. The Sponsor and InterPrivate’s officers and directors have agreed to waive their rights to participate in any liquidation distribution from the Trust Account occurring upon InterPrivate’s failure to consummate an initial business combination with respect to the shares of InterPrivate Common Stock held prior to the IPO. The Sponsor and InterPrivate’s officers and directors will therefore not participate in any liquidation distribution from the Trust Account with respect to such shares. They will, however, participate in any liquidation distribution from the Trust Account with respect to any shares of InterPrivate Common Stock acquired following the IPO.

The InterPrivate stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of InterPrivate Common Stock, except that Public Stockholders have the right to sell their Public Shares to InterPrivate in a tender offer or have their Public Shares converted to cash equal to their pro rata share of the Trust Account in connection with a business combination if completed. Public Stockholders who sell or convert their Public Shares into their share of the Trust Account still have the right to exercise the Public Warrants that they received as part of the InterPrivate Units.

If InterPrivate seeks to amend any provisions of the Existing Certificate of Incorporation that would affect the Public Stockholders’ ability to convert their Public Shares in connection with a business combination or the timing of its obligation to redeem 100% of the Public Shares if it does not complete a business combination within the required time period, InterPrivate will provide Public Stockholders with the opportunity to convert their Public Shares in connection with any such vote.

Preferred Stock

The Proposed Certificate of Incorporation provides that shares of Post-Combination Company preferred stock may be issued from time to time in one or more series. The Post-Combination Board will be authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of Post-Combination Company preferred stock. The Post-Combination Board will be able to, without stockholder approval, issue Post-Combination Company preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Post-Combination Company common stock and could have anti-takeover effects. The ability of the Post-Combination Board to issue Post-Combination Company preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Post-Combination Company or the removal of existing management.

InterPrivate has no preferred stock outstanding at the date hereof, and will have no preferred stock outstanding immediately after the Closing.

Warrants

As of the record date for the special meeting, there were 12,384,000 InterPrivate Warrants to purchase InterPrivate Common Stock outstanding, consisting of 12,075,000 Public Warrants and 309,000 Private Warrants held by the Sponsor. Each whole InterPrivate Warrant entitles the registered holder to purchase one share of InterPrivate Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of an initial business combination or February 6, 2021. The InterPrivate Warrants will expire on the fifth anniversary of InterPrivate’s completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Holders of InterPrivate Warrants will not be exercisable for cash unless InterPrivate has an effective and current registration statement covering the shares of InterPrivate Common Stock issuable upon exercise of the InterPrivate Warrants and a current prospectus relating to such shares of InterPrivate Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of InterPrivate Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of InterPrivate’s initial business combination, holders of Public Warrants may, until such time as there is an effective registration statement and during any period when InterPrivate has failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis. In the event of such a cashless exercise, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of InterPrivate Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of InterPrivate Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose means the average reported last sale price of the shares of InterPrivate Common Stock for the five trading days ending on the trading day prior to the date of exercise.

InterPrivate may call the InterPrivate Warrants for redemption (excluding the Private Warrants and any warrants underlying additional units issued in payment of Working Capital Loans made to InterPrivate), in whole and not in part, at a price of $0.01 per warrant, (i) at any time after the InterPrivate Warrants become exercisable, (ii) upon not less than 30 days’ prior written notice of redemption to each holder of InterPrivate Warrants after the warrants become exercisable, (iii) if, and only if, the reported last sale price of the shares of InterPrivate Common Stock equals or exceeds $18.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the InterPrivate Warrants become exercisable and ending on the third business day prior to the notice of redemption to holders of InterPrivate Warrants, and (iv) if, and only if, there is a current registration statement in effect with respect to the shares of InterPrivate Common Stock underlying such warrants.

The right to exercise will be forfeited unless the InterPrivate Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of an InterPrivate Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If InterPrivate calls the InterPrivate Warrants for redemption as described above, InterPrivate’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the InterPrivate Warrants for that number of shares of InterPrivate Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of InterPrivate Common Stock underlying the InterPrivate Warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose means the average reported last sale price of the shares of InterPrivate Common Stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of InterPrivate Warrants.

The exercise price and number of shares of InterPrivate Common Stock issuable on exercise of the InterPrivate Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the InterPrivate Warrants will not be adjusted for issuances of shares of InterPrivate Common Stock at a price below their respective exercise prices.

In addition, if (x) InterPrivate issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by InterPrivate’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of InterPrivate’s initial business combination on the date of the consummation of its initial business combination (net of redemptions), and (z) the “market value” (as defined below) is below $9.20 per share, the exercise price of the InterPrivate Warrants will be adjusted (to the nearest cent)

to be equal to 115% of the greater of (i) the market value or (ii) the price at which InterPrivate issues the additional shares of common stock or equity-linked securities. The “market value” for this purpose means the volume weighted average trading price of InterPrivate Common Stock during the 20 trading day period starting on the trading day prior to the day on which InterPrivate consummates its initial business combination.

No fractional shares will be issued upon exercise of the InterPrivate Warrants. If, upon exercise of the InterPrivate Warrants, a holder would be entitled to receive a fractional interest in a share, InterPrivate will, upon exercise, round up to the nearest whole number the number of shares of InterPrivate Common Stock to be issued to the warrant holder.

Dividends

InterPrivate has not paid any cash dividends on the InterPrivate Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Board at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Listing of Securities

The InterPrivate Common Stock, InterPrivate Warrants and InterPrivate Units are currently listed on the NYSE under the symbols “IPV,” “IPV WS” and “IPV.U,” respectively. InterPrivate intends to apply to continue the listing of the InterPrivate Common Stock and InterPrivate Warrants on the NYSE under the symbols “AEVA” and “AEVAW,” respectively, upon the Closing.

Transfer Agent and Registrar

The transfer agent and registrar for the InterPrivate Common Stock is, and for the Post-Combination Company’s common stock is expected to be, Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law

Classified Board of Directors

The Proposed Certificate of Incorporation provides that the Post-Combination Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Post-Combination Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Post-Combination Board.

Authorized but Unissued Shares

The authorized but unissued shares of Post-Combination Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Post-Combination Company common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Post-Combination Company by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meetings of Stockholders

The Proposed Certificate of Incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Post-Combination Company capital stock would not be able to amend the Post-Combination Company Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Post-Combination Company Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of the Post-Combination Company to the extent expressly provided in the applicable Preferred Stock Designation. Further, the Proposed Certificate of Incorporation provides that, subject to any special rights of the holders of preferred stock of the Post Combination Company, only the Post-Combination Board, the chairperson of Post-Combination Board or the chief executive officer of the Post-Combination Company may call special meetings of stockholders, thus prohibiting a holder of the Post-Combination Company’s common stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Post-Combination Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Post-Combination Company Bylaws provide that stockholders seeking to bring business before the Post-Combination Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to, or mailed and received at, the Post-Combination Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting, except in the case of a special meeting to nominate candidates for election as directors, timely notice shall not less than the later of 90 days prior to the special meeting or the 10th day following the day on which public disclosure of the date of the special meeting is first made by the Post-Combination Company). In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Post-Combination Company. The Post-Combination Company’s bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude the Post-Combination Company’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Amendment of Charter or Bylaws

Upon consummation of the Business Combination, the Post-Combination Company Bylaws may be amended or repealed by the Post-Combination Board or by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the capital stock of the Post-Combination Company entitled to vote in the election of directors, voting as one class. The affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Proposed Certificate of Incorporation.

Board Vacancies

Any vacancy on the Post-Combination Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to any special rights of the holders of preferred stock of the Post Combination Company. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law, the Stockholders Agreement or the Post-Combination Company Bylaws, in the event of a vacancy in the Post-Combination Board, the remaining directors may exercise the powers of the full Post-Combination Board until the vacancy is filled.

Exclusive Forum Selection

The Proposed Certificate of Incorporation provides that unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers or stockholders, (iii) any action arising under the Proposed Certificate of Incorporation, the Post-Combination Company Bylaws or the DGCL or (iv) any action asserting a claim against the Post-Combination Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of the Post-Combination Company’s capital stock will be deemed to have notice of and consented to the exclusive forum provisions in the Proposed Certificate of Incorporation. In addition, the Proposed Certificate of Incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Proposed Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although InterPrivate believes these provisions benefit InterPrivate by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although the Post-Combination Company stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

InterPrivate is, and the Post-Combination Company will be, subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•        before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•        at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Post-Combination Company to negotiate in advance with the Post-Combination Board because the stockholder approval requirement would be avoided if the Post-Combination Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Post-Combination Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Certificate of Incorporation provides that the Post-Combination Company’s directors and officers will be indemnified and advanced expenses by the Post-Combination Company to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Proposed

Certificate of Incorporation provides that the Post-Combination Company’s directors will not be personally liable to the Post-Combination Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

The Proposed Certificate of Incorporation also permits the Post-Combination Company to purchase and maintain insurance on behalf of any officer, director, employee or agent of the Post-Combination Company for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against the Post-Combination Company directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Post-Combination Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Post-Combination Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. InterPrivate believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Post-Combination Company directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, InterPrivate will have 422,000,000 shares of InterPrivate Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus/consent solicitation statement, up to 206,412,084 shares of InterPrivate Common Stock issued and outstanding, assuming no shares of InterPrivate Common Stock are converted in connection with the Business Combination. All of the shares of InterPrivate Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by InterPrivate’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the InterPrivate Common Stock in the public market could adversely affect prevailing market prices of the InterPrivate Common Stock.

Lock-up Agreements and Registration Rights

In connection with the Business Combination, InterPrivate and the Holders will enter into the Registration Rights and Lock-Up Agreement at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Post-Combination Company will be obligated to file a registration statement to register the resale of certain securities of the Post-Combination Company held by the Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $30 million. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the securities of the Post-Combination Company held by the Key Aeva Stockholders to be locked-up for a period of one-hundred eighty days following the Closing, while fifty percent of the Founder Shares held by the Sponsor will be locked-up until the earlier of (i) one year following the Closing or (ii) the date on which the sale price of the common stock of the Post-Combination Company equals or exceeds $12.50 per share for any 20 trading days within any 30-day trading period, and the other fifty percent of the Founder Shares held by the Sponsor will be locked-up until one year following the Closing.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”

Rule 144

A person who has beneficially owned restricted shares of InterPrivate Common Stock or restricted InterPrivate Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of InterPrivate Common Stock or restricted InterPrivate Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

•        1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal 2,105,313 shares of InterPrivate Common Stock (assuming no conversions) and 124,095 InterPrivate Warrants; or

•        the average weekly trading volume of InterPrivate Common Stock of the same class or InterPrivate Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of InterPrivate under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about InterPrivate.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus/consent solicitation statement, there are 31,055,500 shares of InterPrivate Common Stock outstanding. Of these shares, the 24,150,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 6,905,500 shares owned collectively by the Sponsor and EarlyBirdCapital are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus/consent solicitation statement, there are a total of 12,384,000 InterPrivate Warrants outstanding. Each warrant is exercisable for one share of InterPrivate Common Stock, in accordance with the terms of the warrant agreement governing the InterPrivate Warrants. 12,075,000 of these InterPrivate Warrants are Public Warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 6,037,500 shares of InterPrivate Common Stock that may be issued upon the exercise of the public InterPrivate Warrants.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Aeva’s employees, consultants or advisors who purchases equity shares from InterPrivate in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF INTERPRIVATE

The following table sets forth information regarding (i) the actual beneficial ownership of InterPrivate Common Stock as of December 31, 2020 and (ii) expected beneficial ownership of the Post-Combination Company common stock immediately following the Closing, assuming that no Public Shares are converted, and alternatively that 23,691,356 Public Shares are converted, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of InterPrivate Common Stock or of the Post-Combination Company common stock;

•        each of our current executive officers and directors;

•        each person who will become an executive officer or director of the Post-Combination Company post-Business Combination; and

•        all executive officers and directors of InterPrivate as a group pre-Business Combination and all executive officers and directors of the Post-Combination Company post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, InterPrivate believes that all persons named in the table have sole voting and investment power with respect to all shares of InterPrivate Common Stock beneficially owned by them.

The beneficial ownership of shares of InterPrivate Common Stock pre-Business Combination is based on 31,055,500 shares of InterPrivate Common Stock (including 24,150,000 Public Shares, 6,037,500 Founder Shares, 250,000 Representative Shares and 618,000 Private Shares) issued and outstanding as of December 31, 2020.

The expected beneficial ownership of shares of the Post-Combination Company common stock post-Business Combination assuming none of the Public Shares are converted has been determined based upon the following: (i) that no Public Stockholders exercise their conversion rights (no conversions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of InterPrivate Common Stock (pre-Business Combination) or the Post-Combination Company common stock (post-Business Combination), (iii) that 28,168,478 shares of InterPrivate Common Stock are issued to the investors in the PIPEs, (iv) that 151,307,387 shares of the Post-Combination Company common stock are issued to the Aeva Stockholders, and (v) there will be an aggregate of 210,531,365 shares of the Post-Combination Company common stock issued and outstanding at Closing.

The expected beneficial ownership of shares of the Post-Combination Company common stock post-Business Combination assuming the maximum number of Public Shares have been converted has been determined based on the following: (i) that holders of 23,691,356 Public Shares exercise their conversion rights (maximum conversion scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of InterPrivate Common Stock (pre-Business Combination) or the Post-Combination Company common stock (post-Business Combination), (iii) that 28,168,478 shares of InterPrivate Common Stock are issued to the PIPE investors, (iv) that 151,307,387 shares of the Post-Combination Company common stock are issued to the Aeva Stockholders, and (v) there will be an aggregate of 186,840,009 shares of the Post-Combination Company common stock issued and outstanding at Closing.

			After the Business Combination
	Before the Business Combination		Assuming No Conversion		Assuming Maximum Conversion
Name and Address of Beneficial Owner (1)	Number of shares of InterPrivate Common Stock	%	Number of shares of Post- Combination Company Common Stock	%	Number of shares of Post- Combination Company Common Stock	%
InterPrivate Acquisition Management LLC (2)	6,538,581	21.1%	6,789,121	3.2%	6,789,121	3.6%
Ahmed M. Fattouh(2)	6,538,581	21.1%	6,789,121	3.2%	6,789,121	3.6%
Alan Pinto(3)	—	—	—	—	—	—
Brandon C. Bentley(3)	—	—	—	—	—	—
Brian Q. Pham(3)	—	—	—	—	—	—
Minesh K. Patel(3)	—	—	—	—	—	—
Jeffrey A. Harris(3)	—	—	—	—	—	—
Pietro Cinquegrana(3)	—	—	—	—	—	—
Matthew Luckett(3)	—	—	—	—	—	—
All Directors and Executive Officers of InterPrivate as a Group (eight individuals(4))	6,538,581	21.1%	6,789,121	3.2%	6,789,121	3.6%

Directors and Executive Officers of Post-Combination Company Post-Business Combination
Soroush Salehian Dardashti(5)	—	—	26,636,704	12.5%	26,636,704	14.1%
Mina Rezk(6)	—	—	49,523,655	23.1%	49,523,655	25.9%
Saurabh Sinha	—	—	—	—	—	—
Ahmed M. Fattouh(2)	6,538,581	21.1%	6,789,121	3.2%	6,789,121	3.6%
Hrach Simonian	—	—	—	—	—	—
Shahin Farshchi	—	—	—	—	—	—
All Directors and Executive Officers of Post-Combination Company as a Group (6 individuals)	6,538,581	21.1%	82,949,480	39.4%	82,949,480	44.4%

Five Percent Holders:
Entities affiliated with Lux Ventures IV, L.P. (7).	—	—	31,332,161	14.9%	31,332,161	16.8%
Canaan XI, L.P.(8)	—	—	20,542,497	9.8%	20,542,497	11.0%
Entities affiliated with Sylebra Capital Limited(9)	1,883,561	6.1%	18,052,039	8.6%	18,052,039	9.7%

____________

*        Less than 1%

(1)      Unless otherwise indicated, the business address of each of the individuals is 1350 Avenue of the Americas, New York, New York 10019.

(2)      Represents securities held by InterPrivate Acquisition Management LLC, the Sponsor, of which InterPrivate Capital LLC is sole manager. InterPrivate Capital LLC is a wholly owned subsidiary of InterPrivate LLC, an entity controlled by Ahmed M. Fattouh. Accordingly, all securities held by the Sponsor may ultimately be deemed to be beneficially held by Mr. Fattouh. Number of shares held after the Business Combination includes 250,540 shares underlying InterPrivate Warrants that will become exercisable 30 days after the Closing. Does not include up to 225,000 shares of InterPrivate common stock underlying up to 150,000 InterPrivate Units that may be issued to the Sponsor upon conversion of up to $1.5 million principal amount of promissory notes that may be issued to the Sponsor to evidence Working Capital Loans.

(3)      Does not include any securities held by the Sponsor in which each individual has an economic interest.

(4)      Number of shares held after the Business Combination includes 250,540 shares underlying InterPrivate Warrants held by the Sponsor that will become exercisable 30 days after the Closing.

(5)      Consists of (a) 26,636,704 shares held directly by Mr. Salehian and (b) 2,370,684 shares subject to options exercisable within 60 days of December 31, 2020. The address of Mr. Salehian is c/o Aeva, Inc., 555 Ellis Street, Mountain View, CA 94043.

(6)      Consists of (a) 45,116,013 shares held directly by Mr. Rezk and (b) 4,407,641 shares subject to options exercisable within 60 days of December 31, 2020. The address of Mr. Rezk is c/o Aeva, Inc., 555 Ellis Street, Mountain View, CA 94043.

(7)      Consists of (a) 29,373,351 shares held by Lux Ventures IV, L.P. and (b) 1,458,810 shares, including 500,000 November 2020 PIPE Shares, held by Lux co-Invest Opportunities, L.P. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P.

Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Co-Invest Opportunities, L.P. Peter Hebert and Josh Wolfe are the individual managing members of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC (the “Individual Lux Managers”). The Individual Lux Managers, as the sole managers of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P. Each of Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC and the Individual Lux Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

(8)      Consists of (a) 20,042,498 shares held by Canaan XI, L.P. and (b) 500,000 November 2020 PIPE Shares subscribed for by Canaan XI, L.P.. Canaan Partners XI LLC is the general partner of Canaan XI L.P. and may be deemed to have sole investment and voting power over the shares held by Canaan XI L.P. Investment, voting and dispositive decisions with respect to the shares held by Canaan XI L.P. are made by the managers of Canaan Partners XI LLC, collectively. None of the managers of Canaan Partners XI LLC has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by Canaan XI L.P. The address for Canaan XI L.P. is 285 Riverside Avenue, Suite 250, Westport, CT 06880.

(9)      Includes an aggregate of 16,168,478 December 2020 PIPE Shares subscribed for by BEMAP Master Fund Ltd., Blackwell Partners LLC — Series A, Sylebra Capital Parc Master Fund and Sylebra Capital Partners Master Fund, Ltd. (together, “Sylebra Capital”). Sylebra Capital Limited may be deemed to have sole investment and voting power over the shares held by Sylebra Capital pursuant to investment management agreements with each Sylebra Capital entity. No Sylebra Capital entity has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by such entity. The address for BEMAP Master Fund Ltd., Sylebra Capital Parc Master Fund and Sylebra Capital Partners Master Fund, Ltd.is c/o Sylebra Capital Limited, 20th Floor, 28 Hennessy Road, Wanchai, Hong Kong; whereas the address for Blackwell Partners LLC — Series A is 280 S. Mangum Street, Suite 210 Durham, NC 27701.

Market Price and Dividend Information

InterPrivate

Market Price of InterPrivate Common Stock, Warrants and Units

The InterPrivate Common Stock, InterPrivate Warrants and InterPrivate Units are currently listed on the NYSE under the symbols “IPV,” “IPV WS” and “IPV.U,” respectively. InterPrivate has applied to list the shares of common stock of the Post-Combination Company on the New York Stock Exchange under the symbol “AEVA” upon the Closing. All outstanding InterPrivate Units will be separated into their component securities immediately prior to the Closing. Accordingly, InterPrivate will not have any units following consummation of the Business Combination, and therefore there will be no NYSE listing of the InterPrivate Units following the consummation of the Business Combination.

The closing price of the InterPrivate Common Stock, InterPrivate Warrants and InterPrivate Units on October 30, 2020, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.89, $0.72 and $10.16, respectively. As of January 25, 2021, the record date for the special meeting, the most recent closing price for the InterPrivate Common Stock, InterPrivate Warrants and InterPrivate Units was $15.71, $4.18 and $18.50, respectively.

Holders

As of January 25, 2021, the record date for the special meeting, there were three holders of record InterPrivate Units, 19 holders of record of InterPrivate Common Stock, and one holder of record of InterPrivate Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose InterPrivate Units, InterPrivate Common Stock and InterPrivate Warrants are held of record by banks, brokers and other financial institutions.

Dividends

InterPrivate has not paid any cash dividends on the InterPrivate Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Board at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Aeva

Historical market price information regarding Aeva is not provided because there is no public market for its securities. See “Aeva Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

ADDITIONAL INFORMATION

Other Matters

InterPrivate’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

As of the date of this proxy statement/prospectus/consent solicitation statement, the InterPrivate board of directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus/consent solicitation statement. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

Legal Matters

The validity of the shares of InterPrivate Common Stock to be issued in connection with the Business Combination will be passed upon by Greenberg Traurig, LLP.

Experts

The financial statements of Aeva, Inc. as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, included in this proxy statement/prospectus/consent solicitation statement, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the proxy statement/prospectus/consent solicitation statement. Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of InterPrivate Acquisition Corp. as of December 31, 2019 and for the period from August 16, 2019 (inception) to December 31, 2019, included in this proxy statement/prospectus/consent solicitation statement have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, InterPrivate and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, InterPrivate will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify InterPrivate of their requests by calling or writing InterPrivate at its principal executive offices at (212) 920-0125 and 1350 Avenue of the Americas, New York, New York 10019.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the InterPrivate Common Stock and the warrant agent for the InterPrivate Warrants is Continental Stock Transfer & Trust Company. InterPrivate has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

AEVA APPRAISAL RIGHTS

Under the DGCL, if an Aeva Stockholder does not wish to accept the transaction consideration provided for in the Business Combination Agreement and does not consent to the adoption of the Business Combination Agreement and the Business Combination is consummated, such stockholder has the right to seek appraisal of his, her or its shares of Aeva Common Stock and to receive payment in cash for the fair value of his, her or its shares of Aeva Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Aeva Common Stock. These rights are known as appraisal rights. The “fair value” of such shares of Aeva Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the transaction consideration that a stockholder of record is otherwise entitled to receive for the same number of shares of Aeva Common Stock under the terms of the Business Combination Agreement. Holders of Aeva Common Stock who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Holders of Aeva Common Stock who wish to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Business Combination Agreement.

This section is intended only as a brief summary of the material provisions of the statutory procedures under the DGCL that an Aeva Stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex E to this proxy statement/prospectus/consent solicitation statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that holders of Aeva Common Stock exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of shares of Aeva Common Stock immediately prior to the effective time of the Business Combination as to which appraisal rights are asserted. A person having a beneficial interest in shares of Aeva Common Stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that where a merger agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, stockholders entitled to appraisal rights must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the Business Combination is approved and no later than 10 days after the effective date of the Business Combination. Only those Aeva Stockholders who did not submit a written consent adopting the Business Combination Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by Aeva. If given at or after the effective date of the Business Combination, the notice must also specify the effective date of the Business Combination; otherwise, a supplementary notice will provide this information. This proxy statement/prospectus/consent solicitation statement is not intended to constitute such a notice. Do not send in your demand before the date of such notice because any demand for appraisal made prior to your receipt of such notice may not be effective to perfect your rights.

Following Aeva’s receipt of sufficient written consents to adopt the Business Combination Agreement, Aeva will send all non-consenting Aeva Stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents and the availability of appraisal rights. An Aeva Stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all Aeva Stockholders now so that you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Business Combination Agreement. As described below, you must also continue to hold your shares of Aeva Common Stock through the effective date of the Business Combination.

If you elect to demand appraisal of your shares of Aeva Common Stock, you must, within 20 days after the date of mailing of the notice, make a written demand for the appraisal of your shares of Aeva Common Stock to Aeva, at the specific address which will be included in the notice of appraisal rights. Do not submit a demand before the date of the notice of appraisal rights because a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

An Aeva Stockholder wishing to exercise appraisal rights must hold of record the shares of Aeva Common Stock that are the subject of such rights on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record such shares of Aeva Common Stock through the effective date of the Business Combination. Appraisal rights will be lost if your shares of Aeva Common Stock are transferred prior to the effective time. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares of Aeva Common Stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the Business Combination is completed, your shares of Aeva Common Stock (assuming that you hold them through the effective time of the Business Combination) will be converted into the right to receive the transaction consideration in respect thereof, as provided for in the Business Combination Agreement, but without interest, and you will have no appraisal rights with respect to such shares.

As noted above, an Aeva Stockholder wishing to exercise his, her or its appraisal rights must, within 20 days after the date of mailing of the notice of appraisal rights, make a written demand for the appraisal of his, her or its shares of Aeva Common Stock. The demand must reasonably inform Aeva of the identity of the stockholder of record and his, her or its intent to demand appraisal of the fair value of the shares held by such holder. Only a holder of record of shares of Aeva Common Stock issued and outstanding immediately prior to the effective date will be entitled to assert appraisal rights for the shares of Aeva Common Stock registered in that holder’s name. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Aeva Common Stock, fully and correctly, as the stockholder’s name appears on the Aeva stock certificate(s) or electronic certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Aeva Common Stock in connection with the Business Combination. The demand cannot be made by the beneficial owner of shares of Aeva Common Stock if such beneficial owner does not also hold of record such shares. A beneficial owner of shares of Aeva Common Stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Aeva of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If shares of Aeva Common Stock are owned of record in a fiduciary capacity (such as by a trustee, guardian or custodian) execution of the demand for appraisal should be made in that capacity. If shares of Aeva Common Stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds shares of Aeva Common Stock as a nominee for others, may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares of Aeva Common Stock as to which appraisal is sought. Where no number of shares of Aeva Common Stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Aeva Common Stock held in the name of the record holder. Stockholders who hold their shares of Aeva Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

At any time within 60 days after the effective date of the Business Combination, but not thereafter, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the transaction consideration for his, her or its shares of Aeva Common Stock by delivering to Aeva a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the Business Combination will require written approval of Aeva. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the Business Combination, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Aeva Stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If Aeva does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the transaction consideration for his, her or its shares of Aeva Common Stock.

Within 120 days after the effective date of the Business Combination, either Aeva (as the surviving corporation following the Business Combination) or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Aeva Common Stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon Aeva. InterPrivate has no present intent to cause Aeva to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that Aeva will file a petition. Accordingly, it is the obligation of the holders of Aeva Common Stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of Aeva Common Stock within the time prescribed in Section 262 of the DGCL, as the failure of a stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective date of the Business Combination, any stockholder who has properly complied with the requirements for the exercise of appraisal rights, upon written request, will be entitled to receive from Aeva a statement setting forth the aggregate number of shares of Aeva Common Stock for which a written consent adopting the Business Combination Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by Aeva or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Aeva Common Stock may, in such person’s own name, file a petition for appraisal or request from Aeva such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is served upon Aeva, then Aeva will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Aeva Common Stock and with whom agreements as to the value of their shares of Aeva Common Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights provided thereunder. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Aeva Common Stock that are represented by stock certificates to submit such stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Aeva Common Stock, the Delaware Court of Chancery will appraise such shares of Aeva Common Stock, determining their fair value as of the effective date of the Business Combination after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the Aeva stock certificates or electronic certificates, as applicable, representing their shares of Aeva Common Stock. Holders of Aeva Common Stock considering seeking appraisal should be aware that the fair value of their shares of Aeva Common Stock as determined under Section 262 of the DGCL could be more or less than or the same as the consideration they would receive pursuant to the Business Combination if they did not seek appraisal of their shares of Aeva Common Stock. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Business

Combination through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Business Combination and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Aeva may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

No representation is made as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such an appraisal could result in a determination of a value lower than, or the same as, the transaction consideration. Moreover, neither of InterPrivate nor Aeva anticipates offering more than the transaction consideration to any stockholder exercising appraisal rights and InterPrivate and Aeva reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Aeva Common Stock is less than the per share Aeva Common Stock consideration.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES MAY RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of Aeva Common Stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

Holders of InterPrivate Common Stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

WHERE YOU CAN FIND MORE INFORMATION

InterPrivate files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read InterPrivate’s SEC filings, including this proxy statement/prospectus/consent solicitation statement, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus/consent solicitation statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact InterPrivate by telephone or in writing:

InterPrivate Acquisition Corp.

1350 Avenue of the Americas

New York, New York 10019

Telephone: (212) 920-0125

Attention: Secretary

You may also obtain these documents by requesting them in writing or by telephone from InterPrivate’s proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

Banks and brokers can call collect at: (203) 658-9400

Email: IPV.info@investor.morrowsodali.com

If you are a stockholder of InterPrivate and would like to request documents, please do so by one week prior to the meeting date to receive them before the InterPrivate special meeting of stockholders. If you request any documents from InterPrivate, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.

This proxy statement/prospectus/consent solicitation statement is part of a registration statement and constitutes a prospectus of InterPrivate with respect to the shares of InterPrivate Common Stock to be issued if the Business Combination is consummated in addition to being a proxy statement of InterPrivate for its special meeting of stockholders. This proxy statement/prospectus/consent solicitation statement also constitutes a consent solicitation of Aeva Stockholders with respect to the approval of the Business Combination Agreement and Business Combination. As allowed by SEC rules, this proxy statement/prospectus/consent solicitation statement does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus/consent solicitation statement are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus/consent solicitation statement.

All information contained or incorporated by reference in this proxy statement/prospectus/consent solicitation statement relating to InterPrivate has been supplied by InterPrivate, and all such information relating to Aeva has been supplied by Aeva. Information provided by either InterPrivate or Aeva does not constitute any representation, estimate or projection of any other party.

Neither InterPrivate or Aeva has authorized anyone to give any information or make any representation about the Business Combination or their respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus/consent solicitation statement or in any of the materials that have been incorporated in this proxy statement/prospectus/consent solicitation statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus/consent solicitation statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus/consent solicitation statement does not extend to you. The information contained in this proxy statement/prospectus/consent solicitation statement speaks only as of the date of this proxy statement/prospectus/consent solicitation statement unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
INTERPRIVATE ACQUISITION CORP. FINANCIAL STATEMENTS
Condensed Balance Sheets (Unaudited) as of September 30, 2020 and December 31, 2019	F-2
Condensed Statements of Operations (Unaudited) for the Three and Nine Months Ended September 30, 2020 and the Period from August 16, 2019 (Inception) through September 30, 2019	F-3
Condensed Statements of Changes in Stockholders’ Equity for the Three and Nine Months Ended September 30, 2020 and the Period from August 16, 2019 (Inception) through September 30, 2019	F-4
Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2020 and the Period from August 16, 2019 (Inception) through September 30, 2019	F-5
Notes to Unaudited Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-20
Balance Sheet as of December 31, 2019	F-21
Statement of Operations for the Period from August 16, 2019 (Inception) through December 31, 2019	F-22
Statement of Changes in Stockholders’ Equity for the Period from August 16, 2019 (Inception) through December 31, 2019	F-23
Statements of Cash Flows for the Period from August 16, 2019 (Inception) through December 31, 2019	F-24
Notes to Financial Statements	F-25

AEVA, INC. FINANCIAL STATEMENTS
Condensed Balance Sheets (Unaudited) as of September 30, 2020 and December 31, 2019	F-35
Condensed Statements of Operations (Unaudited) for the Nine Months Ended September 30, 2020 and September 30, 2019	F-36
Condensed Statements of Convertible Preferred Stock and Stockholders’ Deficit (Unaudited) for the Nine Months Ended September 30, 2020 and September 30, 2019	F-37
Condensed Statements of Cash Flows (Unaudited) for the Nine Months Ended September 30, 2020 and September 30, 2019	F-38
Notes to Financial Statements (Unaudited)	F-39

Report of Independent Registered Public Accounting Firm	F-56
Balance Sheets as of December 31, 2019 and December 31, 2018	F-57
Statement of Operations for the Year Ended December 31, 2019 and December 31, 2018	F-58
Statement of Changes in Stockholders’ Equity for the Year Ended December 31, 2019 and December 31, 2018	F-59
Statement of Cash Flows for the Year Ended December 31, 2019 and December 31, 2018	F-60
Notes to Financial Statements	F-61

INTERPRIVATE ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$324,854	$—
Prepaid expenses and other current assets	61,747	25
Total Current Assets	386,601	25

Deferred offering costs	—	106,870
Marketable securities held in Trust Account	243,122,663	—
TOTAL ASSETS	$243,509,264	$106,895

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$120,180	$1,000
Income taxes payable	82,420	—
Promissory note – related party	—	80,808
Total Liabilities	202,600	81,808

Commitments
Common stock subject to possible redemption 23,691,356 shares at redemption value at September 30, 2020	238,306,654	—

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 7,364,144 and 6,337,500 shares issued and outstanding (excluding 23,691,356 and no shares subject to possible redemption) at September 30, 2020 and December 31, 2019, respectively(1)	736	634
Additional paid-in capital	4,088,311	25,453
Retained earnings/(Accumulated deficit)	910,963	(1,000)
Total Stockholders’ Equity	5,000,010	25,087
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$243,509,264	$106,895

____________

(1)      At December 31, 2019, included up to 787,500 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the unaudited condensed financial statements.

INTERPRIVATE ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020	For the Period from August 16, 2019 (Inception) Through September 30, 2019
Operating and formation costs	$177,201	$628,280	$1,000
Loss from operations	(177,201)	(628,280)	(1,000)

Other income (expense):
Interest earned on marketable securities held in Trust Account	371,760	1,782,663	—
Unrealized loss on marketable securities held in Trust Account	(331,245)	—	—
Other income, net	40,515	1,782,663	—

(Loss) income before income taxes	(136,686)	1,154,383	(1,000)
Benefit (provision) for income taxes	28,704	(242,420)	—
Net (loss) income	$(107,982)	$911,963	$(1,000)

Weighted average shares outstanding, basic and diluted(1)	7,357,344	7,164,018	5,062,500

Basic and diluted net loss per common share(2)	$(0.02)	$(0.07)	$(0.00)

____________

(1)      Excludes an aggregate of 23,691,356 shares subject to possible redemption at September 30, 2020 and an aggregate of 787,500 shares subject to forfeiture at September 30, 2019 (see Notes 5 and 7).

(2)      Excludes interest income of $28,664 and $1,392,425 attributable to shares subject to possible redemption for the three and nine months ended September 30, 2020, respectively (see Note 2).

The accompanying notes are an integral part of the unaudited condensed financial statements.

INTERPRIVATE ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020
(UNAUDITED)

	Common Stock		Additional Paid in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2020	6,337,500	$634	$25,453	$(1,000)	$25,087
Forfeiture of Representative Shares	(50,000)	(5)	5	—	—
Sale of 24,150,000 Units, net of underwriting discount and offering expenses	24,150,000	2,415	236,187,199	—	236,189,614
Sale of 618,000 Private Units	618,000	61	6,179,939	—	6,180,000
Common stock subject to possible redemption	(23,707,833)	(2,370)	(238,617,708)	—	(238,620,078)
Net income	—	—	—	1,225,382	1,225,382
Balance – March 31, 2020	7,347,667	735	3,774,888	1,224,382	5,000,005
Change in value of common stock subject to possible redemption	9,677	1	205,436	—	205,437
Net loss	—	—	—	(205,437)	(205,437)
Balance – June 30, 2020	7,357,344	$736	$3,980,324	$1,018,945	$5,000,005
Change in value of common stock subject to possible redemption	6,800	—	107,987	—	107,987
Net loss	—	—	—	(107,982)	(107,982)
Balance – September 30, 2020	7,364,144	$736	$4,088,311	$910,963	$5,000,010

For the period from AUGUST 16, 2019 (inception) to SEPTEMBER 30, 2019

	Common Stock		Additional Paid in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance – August 16, 2019 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor(1)	6,900,000	690	24,310	—	25,000
Issuance of Representative Shares	300,000	30	1,057	—	1,087
Net loss	—	—	—	(1,000)	(1,000)
Balance – September 30, 2019	7,200,000	$720	$25,367	$(1,000)	$25,087

____________

(1)      Included an aggregate of 787,500 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the unaudited condensed financial statements.

INTERPRIVATE ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2020
(UNAUDITED)

	Nine Months Ended September 30, 2020	For the Period from August 16, 2019 (Inception) Through September 30, 2019
Cash Flows from Operating Activities:
Net income (loss)	$911,963	$(1,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,782,663)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(61,722)
Accrued expenses	119,180	1,000
Income taxes payable	82,420	—
Net cash used in operating activities	(730,822)	—

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(241,500,000)	—
Cash withdrawn from Trust Account to pay for franchise and income taxes	160,000	—
Net cash used in investing activities	(241,340,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	236,670,000	—
Proceeds from sale of Private Units	6,180,000	—
Proceeds from promissory note – related party	43,340	7,500
Repayment of promissory note – related party	(124,148)	—
Payment of offering costs	(373,516)	(7,500)
Net cash provided by financing activities	242,395,676	—

Net Change in Cash	324,854	—
Cash – Beginning of period	—	—
Cash – End of period	$324,854	$—

Non-Cash investing and financing activities:
Issuance of Representative Shares	$—	$1,087
Deferred offering costs paid directly by Sponsor from proceeds from issuance of common stock to Sponsor	$—	$25,000
Initial classification of common stock subject to possible redemption	$237,394,700	$—
Change in value of common stock subject to possible redemption	$911,954	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

INTERPRIVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

InterPrivate Acquisition Corp. (the “Company”) was incorporated in Delaware on August 16, 2019. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2020, the Company had not commenced any operations. All activity through September 30, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Aeva, Inc., a Delaware corporation (“Aeva”), as described in Note 9. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering were declared effective on February 3, 2020. On February 6, 2020, the Company consummated the Initial Public Offering of 21,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $210,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 555,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to InterPrivate Acquisition Management LLC (the “Sponsor”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $5,550,000, which is described in Note 4.

Following the closing of the Initial Public Offering on February 6, 2020, an amount of $210,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”) located in the United States, which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

On February 7, 2020, the underwriters notified the Company of their intention to fully exercise their over-allotment option on February 10, 2020. As such, on February 10, 2020, the Company consummated the sale of an additional 3,150,000 Units, at $10.00 per Unit, and the sale of an additional 63,000 Private Units, at $10.00 per Private Unit, generating total gross proceeds of $32,130,000. A total of $31,500,000 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $241,500,000.

Transaction costs amounted to $5,310,386 consisting of $4,830,000 of underwriting fees and $480,386 of other offering costs. In addition, $867,876 of cash was held outside of the Trust Account and was available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an

INTERPRIVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and EarlyBirdCapital have agreed to vote their Founder Shares (as defined in Note 5), Representative Shares (as defined in Note 7), Private Shares (as defined in Note 4) and any Public Shares purchased after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

The Sponsor and EarlyBirdCapital have agreed (a) to waive their redemption rights with respect to their Founder Shares, Representative Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination or amendment to the Amended and Restated Certificate of Incorporation, (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares, Representative Shares and Private Shares if the Company fails to consummate a Business Combination and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until November 6, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period (and the Company’s stockholders do not approve an amendment to the Company’s amended and restated certificate of incorporation to extend such period), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including

INTERPRIVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Insiders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Insiders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 30, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure

INTERPRIVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020 and December 31, 2019.

Marketable Securities Held in Trust Account

At September 30, 2020, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

INTERPRIVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company is still evaluating the impact, if any, of the CARES Act on its financial position, results of operations and cash flows.

Net Loss per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. At September 30, 2019, weighted average shares were reduced for the effect of an aggregate of 787,500 shares of common stock that were subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at September 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 12,384,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the period presented.

INTERPRIVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Reconciliation of Net Loss per Common Share

The Company’s net (loss) income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020	For the Period from August 16, 2019 (Inception) Through September 30, 2019
Net (loss) income	$(107,982)	$911,963	$1,000
Less: Income attributable to common stock subject to possible redemption	(28,664)	(1,392,425)	(1,000)
Adjusted net loss	$(136,646)	$(480,462)	$—
Weighted average shares outstanding, basic and diluted	7,537,344	7,164,018	5,062,500
Basic and diluted net loss per common share	$(0.02)	$(0.07)	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 24,150,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,150,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

INTERPRIVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(UNAUDITED)

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and EarlyBirdCapital purchased an aggregate of 555,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $5,550,000. As a result of the underwriters’ election to fully exercise their over-allotment option on February 10, 2020, the Sponsor and EarlyBirdCapital purchased an additional 63,000 Private Units at a purchase price of $10.00 per Private Unit, for an aggregate purchase price of $630,000. The proceeds from the sale of the Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. Each Private Unit consists of one share of common stock (“Private Share”) and one-half of one warrant (“Private Warrant”). Each whole Private Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In August 2019, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. On December 30, 2019, the Sponsor contributed an aggregate of 718,750 Founder Shares back to the Company’s capital for no additional consideration and in February 2020, the Company effected a dividend of 0.2 shares of common stock for each share of common stock outstanding, resulting in there being an aggregate of 6,037,500 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividend. The Founder Shares included an aggregate of up to 787,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Private Shares underlying the Private Units and Representative Shares). On February 10, 2020, as a result of the underwriters’ election to fully exercise their over-allotment option, 787,500 Founder’s Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until, with respect to 50% of the Founder Shares, the earlier of one year after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Founder Shares, until the one year after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

In September 2019, the Company issued an unsecured promissory note to InterPrivate Acquisition Management LLC (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) September 1, 2020, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determined not to proceed with the Initial Public Offering. At December 31, 2019, $80,808 was outstanding under the Promissory Note. The outstanding amount of $124,148 was repaid at the closing of the Initial Public Offering on February 6, 2020.

INTERPRIVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Insiders, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on the February 3, 2020, through the earlier of the Company’s consummation of a Business Combination and the liquidation of the Trust Account, the Company will pay an affiliate of one of the Company’s executive officers $10,000 per month for office space, utilities and secretarial and administrative support. For the three and nine months ended September 30, 2020, the Company incurred and paid $30,000 and $80,000 in fees for these services, respectively.

Services Agreement

The Company entered into an agreement whereby, commencing on the February 3, 2020, through the earlier of the Company’s consummation of a Business Combination and the liquidation of the Trust Account, the Company will pay its Vice President a $10,000 per month fee for assisting the Company in negotiating and consummating an initial Business Combination. For the three and nine months ended September 30, 2020, the Company incurred and paid $30,000 and $80,000 in fees for these services, respectively.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on February 3, 2020, the holders of the Founder Shares and Representative Shares, as well as the holders of the Private Units and any units that may be issued in payment of Working Capital Loans made to the Company (and all underlying securities), are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Units and units issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

INTERPRIVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(UNAUDITED)

NOTE 6. COMMITMENTS (cont.)

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of Initial Public Offering, or $8,452,500 (exclusive of any applicable finders’ fees which might become payable); provided that up to 33% of the fee may be allocated at the Company’s sole discretion to other third parties who are investment banks or financial advisory firms not participating in the Initial Public Offering that assist the Company in identifying and consummating a Business Combination.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At September 30, 2020 and December 31, 2019, there were 7,364,144 and 6,337,500 shares of common stock issued and outstanding, excluding 23,691,356 and no shares of common stock subject to possible redemption, respectively.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption;

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

INTERPRIVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(UNAUDITED)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Private Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants are not transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

Representative Shares

In September 2019, the Company issued to the designees of EarlyBirdCapital 250,000 shares of common stock (the “Representative Shares”) (after giving effect to a contribution back to the Company’s capital for no additional consideration of an aggregate of 50,000 shares EarlyBirdCapital received as a result of the dividend effectuated by the Company in February 2020). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $1,087 based upon the price of the Founder Shares issued to the Sponsor. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

INTERPRIVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(UNAUDITED)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2020
Assets:
Marketable securities held in Trust Account	1	$243,122,663

INTERPRIVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(UNAUDITED)

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Business Combination Agreement

On November 2, 2020, the Company entered into a business combination agreement (the “Business Combination Agreement”) with WLLY Merger Sub Corp., a Delaware corporation and newly formed, wholly-owned direct subsidiary of the Company (“Merger Sub”), and Aeva, pursuant to which the Company will effect a business combination with Aeva (the “Proposed Business Combination”).

Pursuant to the Business Combination Agreement, at the closing of the Proposed Business Combination (the “Closing”), Merger Sub will be merged with and into Aeva (the “Merger”), with Aeva surviving the Merger as a wholly-owned direct subsidiary of the Company. At the Effective Time, by virtue of the Merger, all shares of Aeva common stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive shares of our common stock, all outstanding Aeva options will be converted into options to purchase our common stock and all outstanding Aeva restricted stock units will be converted into InterPrivate restricted stock units. The aggregate number of shares of Company common stock to be issued in the Proposed Business Combination will be equal to the Company Value plus the exercise price of all outstanding Aeva options, divided by $10.00. “Company Value” means $1.7 billion, which amount will be decreased by the amount (up to $50 million) that Aeva’s assets minus liabilities set forth on its PCAOB audited financials as of the year ending December 31, 2019 is less than the amount of assets minus liabilities set forth on its unaudited balance sheet for the same period. Following the Closing, the Company will own all the stock of Aeva and the Aeva stockholders as of immediately prior to the effective time of the Merger will hold a majority of the Company’s common stock.

The Closing is subject to certain conditions, including but not limited to the approval of the Company’s stockholders and Aeva’s stockholders of the Business Combination Agreement. The Business Combination Agreement may also be terminated by either party under certain circumstances including if the Business Combination has not occurred by March 31, 2021. Aeva has agreed to customary “no shop” obligations subject to a customary “fiduciary out,” and Aeva would be required to pay a termination fee in the amount of $68 million if the Business Combination Agreement is terminated under certain circumstances.

Stockholder Support Agreement

Also, on November 2, 2020, certain stockholders of Aeva holding the votes necessary to approve the Proposed Business Combination entered into a Stockholder Support Agreement with the Company (the “Stockholder Support Agreement”), pursuant to which, among other things, such stockholders have agreed to vote all of their shares of Aeva capital stock in favor of the approval and adoption of the Proposed Business Combination. Additionally, such stockholders have agreed not to (a) transfer any of their shares of Aeva capital stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Registration Rights and Lock-Up Agreement

Pursuant to the Business Combination Agreement and as a condition to the Closing, the Company, the Sponsor and EarlyBirdCapital (the “Original Holders”) and certain stockholders of Aeva (the “New Holders” and collectively with the Original Holders, the “Holders”) will enter into the Registration Rights and Lock-Up Agreement.

INTERPRIVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(UNAUDITED)

NOTE 9. SUBSEQUENT EVENTS (cont.)

Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Company will be obligated to file a registration statement to register the resale of certain securities of the Company held by the Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $30 million. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the securities of the Company held by the New Holders to be locked-up for a period of one-hundred eighty days following the Closing, while fifty percent of the Founder Shares held by the Sponsor will be locked-up until the earlier of (i) one year following the Closing or (ii) the date on which the sale price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-day trading period, and the other fifty percent of the Founder Shares held by the Sponsor will be locked-up until one year following the Closing.

Subscription Agreements

On November 2, 2020, the Company entered into subscription agreements with certain investors, pursuant to which the investors have agreed to purchase in the aggregate approximately 12,000,000 shares of common stock in a private placement for $10.00 per share (the “November 2020 Private Placement”) for anticipated gross proceeds of approximately $120,000,000. In addition, on December 23, 2020, the Company entered into subscription agreements with certain investors, pursuant to which the investors have agreed to purchase in the aggregate approximately 16,168,478 shares of common stock in a private placement for an aggregate purchase price of approximately $200 million, consisting of a $150 million tranche with a purchase price of $11.50 per share and a $50 million tranche with a purchase price of $16.00 per share (the “December 2020 Private Placement”).

The purpose of the November 2020 Private Placement and the December 2020 Private Placement is to raise additional capital for use in connection with the Proposed Business Combination, to meet the minimum cash requirements of the Company provided in the Business Combination Agreement and for use by the Company following the closing of the Proposed Business Combination. The November 2020 Private Placement and December 2020 Private Placement are conditioned on, among other things, the closing of the Proposed Business Combination.

Legal Proceedings

On December 23, 2020, an alleged stockholder of the Company filed a lawsuit against the Company, its directors, Merger Sub and Aeva in the Supreme Court of the State of New York, captioned Quarles v. InterPrivate Acquisition Corp., et al., Index No. 657263/2020. The complaint alleges that the Company’s directors caused materially misleading and incomplete information to be disseminated to the Company’s public stockholders and that the Company, Merger Sub and Aeva aided and abetted the directors’ breach of their fiduciary duties. The complaint alleges that the disseminated information omitted, among other things, certain financial information, details regarding the Company’s financial advisors and other information relating to the background of the Business Combination. The complaint seeks, among other things, (1) injunctive relief enjoining the Company, its directors, Merger Sub and Aeva and persons acting in concert with them from proceeding with, consummating or closing the Proposed Business Combination; (2) rescission of the consummation of the Proposed Business Combination if consummated or rescissory damages; (3) injunctive relief directing the defendants to disseminate a registration statement that does not omit material information or contain alleged untrue statements of material fact; (4) declaratory judgment that the individual defendants violated their fiduciary duties; (5) an award of plaintiff’s expenses and attorney’s fees; and (6) other equitable relief.

INTERPRIVATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2020
(UNAUDITED)

NOTE 9. SUBSEQUENT EVENTS (cont.)

On January 20, 2021, Michael Anello, an alleged stockholder of the Company, filed a lawsuit against the Company and its directors in the United States District Court for the Southern District of New York, captioned Anello v. InterPrivate Acquisition Corp., et al., Case No. 1:21-cv-00505. The complaint alleges that the Company’s directors authorized the filing of a materially incomplete and misleading registration statement on Form S-4 with the SEC in violation of Sections 14(a) and 20(a) of the Exchange Act and in breach of the directors’ duty of disclosure. The complaint alleges that the registration statement on Form S-4 contains materially incomplete and misleading information concerning, among other things, certain financial information and any conflicts of interest of the Company’s financial advisors. The complaint seeks, among other things, (1) injunctive relief enjoining the Company, its directors and persons acting in concert with them from proceeding with the special meeting or consummating the Business Combination; (2) damages; (3) an award of plaintiff’s expenses and attorney’s and expert fees; and (4) other equitable relief.

The Company believes that the plaintiff’ claims in the foregoing matters are without merit and intends to vigorously defend against them. Due to the preliminary nature of the proceeding, the Company is unable to estimate the possible loss or range of loss, if any, associated with the claims.

Convertible Note

The registration statement for the Company’s Initial Public Offering provides that the Company’s sponsor, officers, directors, initial stockholders or their affiliates may loan funds to the Company, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion in order to meet the Company’s working capital needs. The registration statement further provides that each such loan would be evidenced by a promissory note, and the notes would either be paid upon consummation of the Company’s initial business combination, without interest, or, at the holder’s discretion, up to $1.5 million of the notes may be converted into units at a price of $10.00 per unit. Such units are identical to the Private Units issued in connection with the Initial Public Offering.

In December 2020 and January 2021, an affiliate of the Sponsor (the “Noteholder”) had extended loans to the Company in the aggregate principal amount totaling approximately $443,000. The Noteholder expects to lend to the Company a total of $1.5 million (inclusive of amounts outstanding as of December 31, 2020) in aggregate principal amount prior to the consummation of the business combination with Aeva. Additionally, the Noteholder intends to convert such amount into 150,000 units of the Company at such time. Such units will have terms identical to the terms of the Company’s Private Units (see Note 1 for a description of the Private Units) and will consist of (i) 150,000 shares of the Company’s common stock and (ii) warrants to purchase 75,000 shares of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
InterPrivate Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of InterPrivate Acquisition Corp. (the “Company”) as of December 31, 2019, the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 16, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from August 16, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2019.

New York, NY
March 30, 2020

INTERPRIVATE ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2019

ASSETS
Current asset – Other receivable	$25
Deferred offering costs	106,870
TOTAL ASSETS	$106,895

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$1,000
Promissory note – related party	80,808
Total Current Liabilities	81,808

Commitments

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 6,337,500 shares issued and outstanding(1)	634
Additional paid-in capital	25,453
Accumulated deficit	(1,000)
Total Stockholders’ Equity	25,087
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$106,895

____________

(1)      Included up to 787,500 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. As a result of the underwriters’ election to fully exercise their over-allotment option on February 10, 2020, the shares were no longer subject to forfeiture (see Note 5 and 7).

The accompanying notes are an integral part of the financial statements.

INTERPRIVATE ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 16, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

Formation and operating costs	$1,000
Net loss	$(1,000)
Weighted average shares outstanding, basic and diluted(1)	6,337,784
Basic and diluted net loss per common share	$0.00

____________

(1)      Excludes up to 787,500 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. As a result of the underwriters’ election to fully exercise their over-allotment option on February 10, 2020, the shares were no longer subject to forfeiture (see Note 5 and 7).

The accompanying notes are an integral part of the financial statements.

INTERPRIVATE ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM AUGUST 16, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – August 16, 2019 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor(1)	6,900,000	690	24,310	—	25,000
Issuance of Representative Shares	300,000	30	1,057	—	1,087
Forfeiture of common stock issued to Sponsor	(862,500)	(86)	86	—	—
Net loss	—	—	—	(1,000)	(1,000)
Balance – December 31, 2019	6,337,500	$634	$25,453	$(1,000)	$25,087

____________

(1)      Included up to 787,500 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. As a result of the underwriters’ election to fully exercise their over-allotment option on February 10, 2020, the shares were no longer subject to forfeiture (see Note 5 and 7).

The accompanying notes are an integral part of the financial statements.

INTERPRIVATE ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 16, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

Cash Flows from Operating Activities:
Net loss	$(1,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued expenses	1,000
Net cash used in operating activities	—

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	80,808
Payment of offering costs	(80,808)
Net cash provided by financing activities	—

Net Change in Cash	—
Cash – Beginning	—
Cash – Ending	$—

Non-cash investing and financing activities:
Issuance of Representative Shares	$1,087
Deferred offering costs paid directly by Sponsor from proceeds from issuance of common stock to Sponsor	$25,000

The accompanying notes are an integral part of the financial statements.

INTERPRIVATE ACQUISITION CORP.
Notes to Financial Statements

Note 1 — Description of Organization and Business Operations

InterPrivate Acquisition Corp. (the “Company”) was incorporated in Delaware on August 16, 2019. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity for the period from August 16, 2019 (inception) through December 31, 2019 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on February 3, 2020. On February 6, 2020, the Company consummated the Initial Public Offering of 21,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $210,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 555,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to InterPrivate Acquisition Management LLC (the “Sponsor”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $5,550,000, which is described in Note 4.

Following the closing of the Initial Public Offering on February 6, 2020, an amount of $210,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”) located in the United States, which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

On February 7, 2020, the underwriters notified the Company of their intention to fully exercise their over-allotment option on February 10, 2020. As such, on February 10, 2020, the Company consummated the sale of an additional 3,150,000 Units, at $10.00 per Unit, and the sale of an additional 63,000 Private Units, at $10.00 per Private Unit, generating total gross proceeds of $32,130,000. A total of $31,500,000 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $241,500,000.

Transaction costs amounted to $5,310,386 consisting of $4,830,000 of underwriting fees and $480,386 of other offering costs. In addition, $867,876 of cash was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

INTERPRIVATE ACQUISITION CORP.
Notes to Financial Statements

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and EarlyBirdCapital have agreed to vote their Founder Shares (as defined in Note 5), Representative Shares (as defined in Note 7), Private Shares (as defined in Note 4) and any Public Shares purchased after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

The Sponsor and EarlyBirdCapital have agreed (a) to waive their redemption rights with respect to their Founder Shares, Representative Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination or amendment to the Amended and Restated Certificate of Incorporation, (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares, Representative Shares and Private Shares if the Company fails to consummate a Business Combination and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until November 6, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

INTERPRIVATE ACQUISITION CORP.
Notes to Financial Statements

Note 1 — Description of Organization and Business Operations (cont.)

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Insiders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Insiders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 2 — Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

INTERPRIVATE ACQUISITION CORP.
Notes to Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be immaterial as of December 31, 2019.

Net loss per common share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 787,500 shares of common stock that were subject to forfeiture if the over-allotment option was not exercised by the underwriters (see Note 7). At December 31, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

INTERPRIVATE ACQUISITION CORP.
Notes to Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Public Offering

Pursuant to the Initial Public Offering, the Company sold 24,150,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,150,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor and EarlyBirdCapital purchased an aggregate of 555,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $5,550,000. As a result of the underwriters’ election to fully exercise their over-allotment option on February 10, 2020, the Sponsor and EarlyBirdCapital purchased an additional 63,000 Private Units at a purchase price of $10.00 per Private Unit, for an aggregate purchase price of $630,000. The proceeds from the sale of the Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. Each Private Unit consists of one share of common stock (“Private Share”) and one-half of one warrant (“Private Warrant”). Each whole Private Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

Note 5 — Related Party Transactions

Founder Shares

In August 2019, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. On December 30, 2019, the Sponsor contributed an aggregate of 718,750 Founder Shares back to the Company’s capital for no additional consideration and in February 2020, the Company effected a dividend of 0.2 shares of common stock for each share of common stock outstanding, resulting in there being an aggregate of 6,037,500 Founder Shares outstanding. The Founder Shares included an aggregate of up to 787,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Private Shares underlying the Private Units and Representative Shares).

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until, with respect to 50% of the Founder Shares, the earlier of one year after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Founder Shares, until the one year after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

INTERPRIVATE ACQUISITION CORP.
Notes to Financial Statements

Note 5 — Related Party Transactions (cont.)

Promissory Note — Related Party

In September 2019, the Company issued an unsecured promissory note to InterPrivate Acquisition Management LLC (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) September 1, 2020, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determined not to proceed with the Initial Public Offering. At December 31, 2019, $80,808 was outstanding under the Promissory Note. The outstanding amount of $124,148 was repaid at the closing of the Initial Public Offering on February 6, 2020.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Insiders, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on the February 3, 2020, through the earlier of the Company’s consummation of a Business Combination and the liquidation of the Trust Account, the Company will pay an affiliate of one of the Company’s executive officers $10,000 per month for office space, utilities and secretarial and administrative support.

Services Agreement

The Company entered into an agreement whereby, commencing on the February 3, 2020, through the earlier of the Company’s consummation of a Business Combination and the liquidation of the Trust Account, the Company will pay its Vice President a $10,000 per month fee for assisting the Company in negotiating and consummating an initial Business Combination.

Note 6 — Commitments

Registration Rights

Pursuant to a registration rights agreement entered into on February 3, 2020, the holders of the Founder Shares and Representative Shares, as well as the holders of the Private Units and any units that may be issued in payment of Working Capital Loans made to the Company (and all underlying securities), are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Units and units issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition,

INTERPRIVATE ACQUISITION CORP.
Notes to Financial Statements

Note 6 — Commitments (cont.)

the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day to purchase up to 3,150,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On February 10, 2020, the underwriters fully exercised their over-allotment option to purchase an additional 3,150,000 Units at $10.00 per unit.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,830,000 in the aggregate.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of Initial Public Offering, or $8,452,500 (exclusive of any applicable finders’ fees which might become payable); provided that up to 33% of the fee may be allocated at the Company’s sole discretion to other third parties who are investment banks or financial advisory firms not participating in the Initial Public Offering that assist the Company in identifying and consummating a Business Combination.

Note 7 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2019, there were 6,337,500 shares of common stock issued and outstanding, of which an aggregate of up to 787,500 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Private Shares and Representative Shares). On February 14, 2020, in connection with the underwriters’ exercise of the over-allotment option in full, 787,500 founder shares are no longer subject to forfeiture.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such

INTERPRIVATE ACQUISITION CORP.
Notes to Financial Statements

Note 7 — Stockholders’ Equity (cont.)

exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption;

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Private Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

INTERPRIVATE ACQUISITION CORP.
Notes to Financial Statements

Note 7 — Stockholders’ Equity (cont.)

Representative Shares

In September 2019, the Company issued to the designees of EarlyBirdCapital 250,000 shares of common stock (the “Representative Shares”) (after giving effect to a contribution back to the Company’s capital for no additional consideration of an aggregate of 50,000 shares EarlyBirdCapital received as a result of the dividend effectuated by the Company in February 2020). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $1,087 based upon the price of the Founder Shares issued to the Sponsor. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

Note 8 — Income Tax

The Company’s net deferred tax asset at December 31, 2019 is as follows:

Deferred tax asset
Net operating loss carryforward	$210
Total deferred tax assets	210
Valuation allowance	(210)
Deferred tax liability, net of allowance	$—

The income tax provision for the period from August 16, 2019 (inception) through December 31, 2019 consists of the following:

Federal
Current	$—
Deferred	(210)

State
Current	$—
Deferred	—
Change in valuation allowance	210
Income tax provision	$—

As of December 31, 2019, the Company had $1,000 U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences

INTERPRIVATE ACQUISITION CORP.
Notes to Financial Statements

Note 8 — Income Tax (cont.)

representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 is as follows:

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Valuation allowance	(21.0)%
Income tax provision	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

AEVA, INC.

CONDENSED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$31,372	$46,637
Accounts receivable	—	369
Inventories	819	354
Other current assets	2,878	1,457
Total current assets	35,069	48,817
Property, plant and equipment, net	1,666	1,559
Other noncurrent assets	64	59
Total assets	$36,799	$50,435
Liabilities, convertible preferred stock and stockholders’ deficit
Accounts payable	$611	$713
Accrued liabilities	342	343
Accrued employee costs	571	466
Other current liabilities	324	270
Total current liabilities	1,848	1,792
Other noncurrent liabilities	52	39
Total liabilities	1,900	1,831
Commitments and contingencies (Note 9)
Convertible preferred stock
Series seed preferred stock, $0.001 par value, 3,198,556 shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019	4,405	4,405
Series A preferred stock, $0.001 par value, 2,851,057 shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019	25,933	25,933
Series A-1 preferred stock, $0.001 par value, 1,032,888 shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019	12,914	12,914
Series B preferred stock, $0.001 par value, 2,538,708 shares authorized as of September 30, 2020 and December 31, 2019; 1,524,279 shares issued and outstanding as of September 30, 2020 and December 31, 2019	35,952	35,952
Stockholders’ deficit
Common stock, $0.001 par value; 30,121,209 shares authorized as of September 30, 2020 and December 31, 2019, 8,054,400 and 8,031,018 shares issued and outstanding as of September 30, 2020 and December 31, 2019	9	9
Additional paid-in capital	7,757	4,905
Accumulated deficit	(52,071)	(35,514)
Total stockholders’ deficit	(44,305)	(30,600)
Total liabilities, convertible preferred stock and stockholders’ deficit	$36,799	$50,435

AEVA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

	Nine months ended September 30,
	2020	2019
Revenue	$4,111	$554
Cost of revenue	2,191	462
Gross profit	1,920	92
Research and development expenses	14,283	10,809
General and administrative expenses	3,339	2,915
Selling and marketing expenses	1,027	781
Operating loss	(16,729)	(14,413)
Interest income	(194)	(392)
Other expense	22	7
Loss before income taxes	(16,557)	(14,028)
Income taxes	—	—
Net loss	$(16,557)	$(14,028)
Net loss attributable per share to common stockholders:
Basic and Diluted	$(2.45)	$(2.92)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and Diluted	6,765,922	4,811,809

AEVA, INC.

CONDENSED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(IN THOUSANDS, EXCEPT SHARE DATA)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019

(UNAUDITED)

	Convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	7,082,501	$43,252	8,004,160	$9	$2,717	$(15,920)	$(13,194)
Issuance of Series B preferred stock, net	1,481,968	34,961			—		—
Stock-based compensation					1,641		1,641
Issuance of common stock upon exercise of stock options			12,031	—	27		27
Net loss						(14,028)	(14,028)
Balance as of September 30, 2019	8,564,469	$78,213	8,016,191	$9	$4,385	$(29,948)	$(25,554)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(UNAUDITED)

	Convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	8,606,780	$79,204	8,031,018	$9	$4,905	$(35,514)	$(30,600)
Stock-based compensation					2,815		2,815
Issuance of common stock upon exercise of stock options			23,382	—	37		37
Net loss						(16,557)	(16,557)
Balance as of September 30, 2020	8,606,780	$79,204	8,054,400	$9	$7,757	$(52,071)	$(44,305)

AEVA, INC.
CONDENSED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

(UNAUDITED)

	Nine months ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(16,557)	$(14,028)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	603	468
Stock-based compensation	2,815	1,641
Changes in operating assets and liabilities:
Accounts receivable	369	—
Inventories	(465)	227
Other current assets	(1,421)	(94)
Other noncurrent assets	(5)	9
Accounts payable	(86)	(20)
Accrued liabilities	(1)	21
Accrued employee costs	105	49
Other current liabilities	54	178
Other noncurrent liabilities	13	(46)
Net cash used in operating activities	(14,576)	(11,595)
Cash flows from investing activities:
Purchase of property, plant, and equipment	(726)	(259)
Net cash used in investing activities	(726)	(259)
Cash flows from financing activities:
Proceeds from the issuance of Series B Preferred Stock	—	35,025
Proceeds from exercise of stock options	37	27
Financing costs incurred	—	(64)
Net cash provided by financing activities	37	34,988
Net increase (decrease) in cash and cash equivalents	(15,265)	23,134
Beginning cash and cash equivalents	46,637	27,455
Ending cash and cash equivalents	$31,372	$50,589
Supplemental disclosures of cash flow information:
Cash paid for interest	—	—
Cash paid for income taxes	—	—
Supplemental disclosure of noncash investing and financing activities
Change in purchases of property, plant, and equipment recorded in accounts payable	16	79

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Aeva, Inc. (the “Company”), through its Frequency Modulated Continuous Wave (“FMCW”) sensing technology, designs a 4D LiDAR-on-chip that, along with its proprietary software applications, has the potential to enable the adoption of LiDAR across broad applications from automated driving to consumer electronics, consumer health, industrial robotics and security.

The Company was incorporated in the State of Delaware on December 5, 2016 and is headquartered in Mountain View, California.

Basis of Presentation

These condensed financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these interim condensed financial statements should be read in conjunction with the audited financial statements and accompanying notes for the years ended December 31, 2019 and 2018. The condensed balance sheets as of December 31, 2019, included herein, were derived from the audited financial statements of Aeva, Inc. as of that date.

The unaudited interim condensed financial statements, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our financial position as of September 30, 2020, our results of operations, comprehensive loss and convertible preferred stock and stockholder’s deficit for the nine months ended September 30, 2020 and 2019, and our cash flows for the nine months ended September 30, 2020 and 2019. The results of the nine-month periods ended September 30, 2020 and 2019 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any interim period or for any other future year. The Company has no items of other comprehensive income or loss; therefore, the Company’s net loss is identical to its comprehensive loss.

Liquidity

As of September 30, 2020, the Company had cash and cash equivalents totaling $31.4 million, which were held for working capital purposes. To date, the Company’s principal source of liquidity has been net proceeds received from the issuance of preferred stock.

The Company has a limited history of operations and has incurred negative cash flows from operating activities and losses from operations in the past as reflected in the accumulated deficit of $52.1 million as of September 30, 2020. The Company expects to continue to incur operating losses due to the investments it intends to make to its business, including development of products. Management believes that existing cash and cash equivalents will be sufficient to fund operating and capital expenditure requirements through at least 12 months from the date of issuance of these financial statements.

Future capital may be required to grow the business, however, will depend on many factors, including sales volume, the timing and extent of spending to support research and development efforts, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. From time to time, the Company may seek to raise additional funds through equity issuances. If we are unable to raise additional capital when desired and on reasonable terms, the business, results of operations, and financial condition could be adversely affected. The Company’s long-term success is dependent upon its ability to successfully market its products and services; generate revenue; maintain or reduce its operating costs and expenses; meet its obligations; obtain additional capital when needed; and, ultimately, achieve profitable operations.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Significant Risks and Uncertainties

The Company is subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products, technological obsolescence, competition, dependence on key personnel and key external alliances, successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

The COVID-19 pandemic has disrupted everyday life and markets worldwide, leading to significant business and supply-chain disruption, as well as broad-based changes in supply and demand. While the quarantine, social distancing and other regulatory measures instituted or recommended in response to COVID-19 are expected to be temporary, the duration of the business disruptions, and related financial impact, cannot be estimated at this time. The Company has not been materially impacted by any shortages in supply of the required components or supply of services due to COVID-19. Nevertheless, COVID-19 presents material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial information.

Concentration of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash balances in accounts held by major banks and financial institutions located in the United States and considers such risk to be minimal. Such bank deposits from time to time may be exposed to credit risk in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.

The Company’s accounts receivable are derived from customers located in the US and Germany. The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions and requires customer advance payments in certain circumstances, and has historically not had receipt of payment exceed 60 days. The Company generally does not require collateral.

As of September 30, 2020, the Company has no accounts receivable. As of December 31, 2019, one customer accounted for 89% of accounts receivable. As of September 30, 2020, three vendors accounted for 33% of accounts payable. As of December 31, 2019, one vendor accounted for 16% of accounts payable.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgements and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include valuation allowance for deferred tax assets, stock-based compensation including the fair value of the Company’s common stock, and useful lives of property and equipment. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable. Actual results could differ from those estimates, and such differences could be material to the Company’s financial condition and results of operations.

Cash Equivalents

The Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents. Cash equivalents, which consist of money market funds, were $31.4 million and $46.6 million as of September 30, 2020 and December 31, 2019, respectively. As of September 30, 2020 and December 31, 2019, the Company’s money market funds are considered cash equivalents.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company reviews the need for an allowance for doubtful accounts quarterly based on historical experience with each customer and the specifics of each arrangement. At September 30, 2020 and December 31, 2019, the Company did not have an allowance for doubtful accounts or write-offs.

Inventories

Inventories consists of raw materials and supplies, work in process, and finished goods. Inventories are stated at the lower of cost or net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in, first-out basis. Net realizable value is determined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. The Company assesses inventories quarterly for slow moving products and potential impairment, and records write-downs of inventories to cost of revenue.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Assets are held as construction in progress until placed into service, upon which date the Company begins to depreciate the assets over their estimated useful lives. The estimated useful lives of the Company’s assets are as follows:

Estimated useful lives
Computer equipment	3 years
Lab equipment	5 years
Testing equipment	3 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term
Furnitures and fixtures	5 years

Expenditures for repairs and maintenance are charged to expense as incurred. When an asset is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and other long-term assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the underlying asset exceeds its fair value. No impairment loss was recognized for the nine-months ended September 30, 2020 and September 30, 2019.

Leases

An arrangement is or contains a lease if there are specified assets and the right to control the use of a specified asset is conveyed for a period in exchange for consideration. Upon lease inception, the Company classifies leases as either operating or capital leases. Leases are classified as capital leases when the terms of the lease transfer substantially all of the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Operating leases are not recognized on balance sheet. For income statement purposes, the Company recognizes rent expense on a straight-line basis for operating leases. For leasehold improvements, the estimated useful lives are limited to the shorter of the useful life of the asset or the term of the lease. The Company did not have any capital leases as of September 30, 2020 and December 31, 2019.

Product Warranty

The Company may provide a warranty on its products of six months or less. Estimated future warranty costs are accrued to cost of revenue in the period in which the related revenue is recognized. These estimates are based on historical warranty experience and any known or expected changes in warranty exposure, such as trends of product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. Provision for product warranties was immaterial for all periods presented.

Convertible Preferred Stock

Series Seed, A, A-1 and B Convertible Preferred Stock are classified in mezzanine equity as they are redeemable for cash or other assets upon the occurrence of an event that is not solely within the Company’s control. When a convertible preferred stock is probable of becoming redeemable, or when it is currently redeemable, adjustments are recorded in mezzanine equity to adjust the carrying values. No adjustments have been recorded in the nine months ended September 30, 2020 or September 30, 2019.

Revenue Recognition

Effective January 1, 2017, the Company early adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers and the related amendments (“Topic 606”) using the full retrospective method. As the Company did not enter into any contracts with customers prior to January 1, 2018, the adoption of Topic 606 did not have an impact on the Company’s financial statements. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606.

Under Topic 606, the Company determines revenue recognition through the following steps:

•        Identifying the contract, or contracts, with the customer;

•        Identifying the performance obligations in the contract;

•        Determining the transaction price;

•        Allocating the transaction price to performance obligations in the contract; and

•        Recognizing revenue when, or as, the Company satisfies performance obligations by transferring the promised good or services.

Nature of Products and Services and Revenue Recognition

The majority of the Company’s revenue comes from product sales of automotive perception solution to direct customers and distributors. Revenue is recognized at a point in time when control of the goods is transferred to the customer, generally occurring upon shipment or delivery dependent upon the terms of the underlying contract. The Company typically provides a warranty of six months or less on its products. If the warranty period is sold or extended beyond the standard term, revenue related to the extended warranty is recognized ratably over the related extended warranty period.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

For certain custom products that require engineering and development based on customer requirements, the Company recognizes revenue over time using an input that faithfully depicts transfer of control of the goods or services to the customer. Amounts billed to customers for shipping and handling are included in revenue. Some of the Company’s arrangements provide software embedded in hardware, and promises to update the Company’s software represent immaterial promises in contracts with customers. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.

Arrangements with Multiple Performance Obligations

When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the contract. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price.

Other Policies, Judgments and Practical Expedients

Right of return.    The Company’s general terms and conditions for its contracts contain rights of return. However, the Company does not have a history of returns and therefore estimates of returns are immaterial. As such, the Company generally recognizes revenue at the contract price upon product shipment or delivery.

Contract balances.    Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. Contract liabilities relate to payments received in advance of the satisfaction of performance under the contract. Receivables represents right to consideration that is unconditional. Such rights are considered unconditional if only the passage of time is required before payment of that consideration is due.

Remaining performance obligations.    Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. Because the majority of the Company’s customer contracts allow customers to terminate for convenience or have an original duration of one year or less, the total amount of the transaction price allocated to unsatisfied performance obligations with duration of more than 12 months was immaterial as of September 30, 2020 and December 31, 2019.

Significant financing component.    In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. However, the Company’s contracts are generally one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money.

Contract modifications.    The Company may modify contracts to offer customers additional products or services. Each of the additional products and services are generally considered distinct from those products or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional products and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional products or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts on a prospective basis where the remaining goods and services are distinct from the original items and on a cumulative catch-up basis when the remaining goods and services are not distinct from the original items.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Judgments and estimates.    Judgement is required in the identification of performance obligations within the Company’s contracts with customers, especially those for certain custom products that require engineering and development. Accounting for contracts recognized over time under Topic 606 involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised. The Company reviews and updates its contract-related estimates regularly, and records adjustments as needed. For those performance obligations for which revenue is recognized using a cost-to-cost method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. The impact of application of catch-up adjustments were immaterial.

Cost of Revenue

The cost of revenue principally includes direct material, direct labor and allocation of overhead associated with manufacturing operations, including inbound freight charges and depreciation. Cost of revenue also includes the direct cost and appropriate allocation of overheads involved in execution of service contracts.

Research and Development

Research and development expenses consist primarily of payroll expenses, consulting and contractor expenses, allocated overhead costs, and tooling and prototype materials to the extent no future benefit is expected. Substantially all of the Company’s research and development expenses are related to developing new products and services and improving existing products and services. To date, research and development expenses have been expensed as incurred and included in the statements of operations.

Stock-based Compensation

The Company measures the cost of share-based awards granted to employees and directors based on the grant-date fair value of the awards. The grant-date fair value of the stock options is calculated using a Black-Scholes option pricing model. The Black-Scholes pricing model requires the use of subjective assumptions including the option’s expected term, the volatility of the underlying stock, the fair value of the stock and the risk-free rate. The fair value of the stock-based compensation is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award. The Company has elected to recognize the effect of forfeitures in the period in which they occur.

Income Taxes

Income taxes are accounted under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence are considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that deferred tax assets would be realized in the future, in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

The Company records uncertain tax positions in accordance with Topic 740 on the basis of a two-step process which includes (1) determination of whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) recognition of tax positions that meet the more-likely-than-not recognition threshold. Recognized income tax positions are measured at the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying statement of operations. Accrued interest and penalties are included on the related tax liability line in the balance sheet.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred, and were $0 for both periods presented.

Foreign Currency Translation

Gains and losses resulting from foreign exchange transactions and revaluation of monetary assets and liabilities in non-functional currencies are included in other income (expense) in the statements of operations. Net foreign exchange gain (loss) recorded in the Company’s statements of operations was immaterial for all periods.

Net Loss Attributable Per Share to Common Stockholders

Basic net loss per share attributable to common stockholders is computed by dividing the Company’s net loss attributable per share to common stockholders by the weighted-average number of common shares used in the loss per share calculation during the period. Diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive securities, including stock options and convertible preferred shares. Basic and diluted net loss per share attributable to common stockholders was the same for all periods presented as the inclusion of all potentially dilutive securities outstanding was anti-dilutive.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, may choose to adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842), and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the guidance and to provide certain practical expedients entities can elect upon adoption. The principle of ASU 2016-02 is that a lessee should recognize assets and liabilities that arise from leases. Lessees will need to recognize a right-of-use asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments. The right-of-use asset will be based on the liability, with differences related to deferred rent, and initial direct costs, etc. For income statement purposes, ASU 2016-02 requires leases to be classified as either operating or finance. Operating leases will result in a straight-line expense pattern while finance leases will result in a front-loaded expense pattern. ASU 2016-02 is effective for the Company beginning January 1, 2022. The Company plans to adopt Topic 842 using the modified retrospective approach and as a result will not restate prior periods. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements. Based on our current lease portfolio, we preliminarily expect Topic 842 to have a material impact on our statement of financial position primarily related to the recognition of operating lease assets and liabilities. We do not expect the new standard to have a material impact on the Company’s statement of operations. As the impact of this standard is noncash in nature, we do not anticipate its adoption having an impact on the Company’s statement of cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.

Recently Adopted Accounting Guidance

In November 2016, ASU 2016-18 was issued which requires the statement of cash flows to explain the change in cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts described as restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts in the statement of cash flows. This update is effective in fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The adoption of this standard on January 1, 2019 did not have an impact on the Company’s financial statements, as of the periods presented, the Company did not have restricted cash.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 2. Revenue

Disaggregation of Revenues

The Company disaggregates its revenue from contracts with customers by geographic region based on the primary billing address of the customer and timing of transfer of goods or services to customers (point-in-time or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria described above are as follows (in thousands):

	Nine months ended September 30,
	2020		2019
	Revenue	% of Revenue	Revenue	% of Revenue
Revenue by primary geographical market:
North America	$3,659	89%	$387	70%
Europe	452	11%	167	30%
Total	$4,111	100%	$554	100%

Revenue by timing of recognition:
Recognized at a point in time	$857	21%	$554	100%
Recognized over time	3,254	79%	—	—
Total	$4,111	100%	$554	100%

Contract Assets and Contract Liabilities

As of December 31, 2019, the Company had $0.2 million contract assets, recognized in other current assets and $0.1 million contract liabilities, recognized in other current liabilities. As of September 30, 2020, the Company had contract assets of $1.4 million, recognized in other current assets, and contract liabilities of $0.1 million, recognized in other current liabilities. In the nine months ended September 30, 2019, the Company had no changes in contract asset and a $0.1 million increase in contract liability balances. In the nine months ended September 30, 2020, the Company had a $1.4 million increase in contract assets offset by a decrease of $0.2 million that reflects revenue recognized and performance obligations satisfied in advance of customer billing. In the nine months ended September 30, 2020, the Company had no change in contract liabilities.

Note 3. Inventories

Inventories consists of the following (in thousands):

	As of
	September 30, 2020	December 31, 2019
Raw materials	626	161
Finished goods	193	193
Total inventories	819	354

Note 4. Convertible Preferred Stock

From January 2017 to December 2019, the Company authorized the issuance of Series Seed, A, A-1 and B Preferred Stock with a par value of $0.001.

On January 13, 2017, the Company entered into the Series Seed Preferred Stock Purchase Agreement (the “Series Seed Purchase Agreement”). Pursuant to the Series Seed Purchase Agreement, the Company issued 2,487,767 shares of Series Seed Preferred Stock with a par value of $0.001 per share at a purchase price of $1.41 per

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 4. Convertible Preferred Stock (cont.)

share on January 13, 2017. Additionally, on February 14, 2017 and February 17, 2017, the Company issued an additional 710,789 shares of Series Seed Preferred Stock in these subsequent closings at the same purchase price as the initial closing. Since neither the Company nor the investors in the initial closing were required to participate in the subsequent closings, any further purchases of Series Seed Preferred Stock by investors in the initial closing were pursuant to mutual agreements between such investors and the Company. The Company received approximately $4.5 million in gross proceeds and incurred approximately $0.1 million in issuance costs.

On March 31, 2017, the Company entered into a note purchase agreement to issue a $1 million 2% Convertible Promissory Note (the “Note”) to an investor. The Note was expected to mature in 24 months following the issuance date and can be accelerated upon the occurrence of a default. The Note can either be share-settled or converted into a number of preferred stock and common stock upon the occurrence of a qualified financing event. Further, if no qualified financing event has occurred on the maturity date of the Note, the holder could elect to convert the Note into a number of Series Seed Preferred Stock at a conversion price of $1.41. Additionally, upon the occurrence of an acquisition of the Company, the Note could either be converted into a number of common stock or become due and payable at three times the par amount. On December 6, 2017, the Note and the accrued interest thereon were converted into 111,096 shares of Series A Preferred Stock and 318,733 shares of Common Stock pursuant to the occurrence of a qualified financing event. Since the Note contained a beneficial conversion feature, upon conversion, the discount on the Note was immediately recognized in earnings and the then carrying balance of the Note was recorded in equity. Because the Note was both issued and settled in 2017, it impacted the beginning retained earnings balance and temporary equity balance.

On December 6, 2017, the Company entered into the Series A Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”). Pursuant to the Series A Purchase Agreement, the Company issued 2,739,961 shares of Series A Preferred Stock with a par value of $0.001 per share at a purchase price of $9.12 per share on December 6, 2017. The Company received approximately $25.0 million in gross proceeds and incurred approximately $0.1 million in issuance costs.

On April 13, 2018, the Company entered into the Series A-1 Preferred Stock Purchase Agreement (the “Series A-1 Purchase Agreement”). Pursuant to the Series A-1 Purchase Agreement, the Company issued 675,322 shares of Series A-1 Preferred Stock with a par value of $0.001 per share at a purchase price of $12.59 per share. Additionally, on May 21, 2018 and July 12, 2018, the Company issued an additional 79,459 and 278,107 shares of Series A-1 Preferred Stock, respectively, in these subsequent closings at the same purchase price as the initial closing. The Company received approximately $13.0 million in gross proceeds and incurred approximately $0.1 million in issuance costs.

On August 23, 2019, the Company entered into the Series B Preferred Stock Purchase Agreement (the “Series B Purchase Agreement”). Pursuant to the Series B Purchase Agreement, the Company issued 1,481,968 shares of Series B Preferred Stock with a par value of $0.001 per share at a purchase price of $23.63 per share. On December 22, 2019, the terms of the Series B Purchase Agreement were amended to allow for subsequent closings through December 31, 2019. In connection with that amendment, on December 23, 2019, the Company issued an additional 42,311 shares of Series B Preferred Stock in a subsequent closing at the same purchase price as the initial closing. Since neither the Company nor the investors in the initial closing were required to participate in the subsequent closing, any further purchases of Series B Preferred Stock by investors in the initial closing were pursuant to mutual agreements between such investors and the Company. The Company received approximately $36.0 million in gross proceeds and incurred approximately $0.1 million in issuance costs.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 4. Convertible Preferred Stock (cont.)

The original issue price and the liquidation value, as of September 30, 2020 and December 31, 2019, of each class of Preferred Stock is outlined below.

	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference
Series Seed	3,198,556	3,198,556	$1.41
Series A	2,851,057	2,851,057	$9.12
Series A-1	1,032,888	1,032,888	$12.59
Series B	2,538,708	1,524,279	$23.63
Total	9,621,209	8,606,780

Dividends

The holders of Preferred Stock are entitled to non-cumulative dividends at a rate of $0.08 per share on each outstanding share of Series Seed Preferred Stock, $0.73 per share on each outstanding share of Series A Preferred Stock, $1.01 per share on each outstanding share of Series A-1 Preferred Stock and $1.89 per share on each outstanding share of Series B Preferred Stock, payable when, as and if declared by the Board of Directors and the Company shall pay no distribution to the holders of the common stock unless and until all dividends have been declared and paid to the holders of Preferred Stock. If a dividend is declared that is less than the total dividends due to the holders of Preferred Stock pursuant to the amounts set forth above, then the dividend will be distributed ratably among the holders of Preferred Stock in proportion to the amounts that would be payable to such holders if such dividend was sufficient to permit payment in full to the holders. The holders of Preferred Stock shall be permitted to participate pro rata (on an as-converted to common stock basis) in any cash dividend paid on the common stock. Holders of Preferred Stock receive dividends prior to and in preference to any dividends received by holders of Common Stock. No dividends have been declared or paid as of September 30, 2020.

Liquidation

Holders of Preferred Stock are entitled to receive a liquidation preference prior to any distribution to holders of Common Stock. Upon the occurrence of a liquidation transaction, Preferred Stock will be redeemed by the Company for the applicable original issue price. Moreover, if the holders of Preferred Stock would receive a greater amount of consideration had the Preferred Stock been converted immediately prior to such transaction, the Preferred Stock shall be deemed to be converted for purposes of the redemption.

Each of the shares of Preferred Stock is conditionally puttable by the holders upon “deemed liquidation events,” which includes a merger, change of control, or a sale of substantially all of the Company’s assets. The Company determined that triggering events that could result in a deemed liquidation are not solely within the control of the Company. Therefore, the Preferred Stock is classified outside of permanent equity (i.e., temporary equity). The Preferred Stock is not being accreted to its liquidation preference, as it is not probable that the Preferred Stock will become redeemable as of September 30, 2020.

The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable becoming redeemable.

Conversion

Preferred Stock is convertible at any time, at the option of the holder, into Common Stock at a conversion rate of 1-to-1 initially, subject to adjustments.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 4. Convertible Preferred Stock (cont.)

Additionally, all outstanding shares of the Preferred Stock shall automatically be converted into shares of underlying Common Stock upon the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which results in aggregate cash proceeds to the Company of not less than $50 million, net of underwriting discounts and commissions.

Voting Rights

Holders of Preferred Stock are entitled to the same voting rights as the holders of Common Stock and to notice of stockholders’ meetings. The holders of Common Stock and Preferred Stock shall vote together as a single class (on an as-converted basis) on all matters. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. The Preferred Stock also contains a down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration.

Note 5. Common Stock

As of September 30, 2020, the Company had 30,121,209 shares of Common Stock authorized and 8,054,400 shares outstanding. In the event of liquidation, dissolution, distribution of assets, or winding up of the Company, the holders have equal rights to receive all the assets of the Company, after the rights of the holders of the preferred stock, if any, have been satisfied.

As of December 31, 2019, the Company has 30,121,209 shares of Common Stock authorized and 8,031,018 shares outstanding.

Authorized and Unissued Common Stock as of September 30, 2020
Number of Common Stock Authorized	30,121,209
Shares Issued and Outstanding	(8,054,400)
Shares Reserved for the Stock Plan	(2,380,416)
Shares Issuable upon Conversion of the Preferred Stock	(8,606,780)
Remaining Shares	11,079,613

Note 6. Earnings (Loss) Per Share

Convertible Preferred Stock and unvested Restricted Stock are participating securities in periods of income, as the Convertible Preferred Stock and unvested Restricted Stock participate in undistributed earnings on an as-if-converted or as-vested basis. However, the Convertible Preferred Stock, and unvested Restricted Stock do not share in losses. The Company computes earnings per share of Common Stock using the two-class method required for participating securities and does not apply the two-class method in periods of net loss. Basic and diluted earnings per share was the same for each period presented as the inclusion of all potential Common Stock outstanding would have been anti-dilutive. The following table sets forth the computation of basic and diluted loss for the nine months (in thousands, except for share and per share amounts):

	Nine months ended September 30,
	2020	2019
Numerator:
Net loss	$(16,557)	$(14,028)
Net loss attributable per share to common stockholders	$(16,557)	$(14,028)

Denominator:
Weighted average shares of common stock outstanding – Basic	6,765,922	4,811,809
Dilutive effect of potential common stock	—	—
Weighted average shares of common stock outstanding – Diluted	6,765,922	4,811,809
Net loss per share attributable to common stockholders – Basic and Diluted	$(2.45)	$(2.92)

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 6. Earnings (Loss) Per Share (cont.)

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Nine months ended September 30,
	2020	2019
Stock options	1,977,101	1,265,661
Restricted Stock	480,414	2,401,746
Convertible Preferred Stock	8,606,780	8,564,469
Total	11,064,295	12,231,876

Note 7. Stock-based Compensation

The Company maintains the 2016 Stock Incentive Plan (the “Stock Plan”) under which incentive stock options and non-qualified stock options may be granted to employees. Under the 2016 Plan, the Company is authorized to issue of a maximum number of 2,430,656 shares of Common Stock.

Stock Options

Under the terms of the 2016 Plan, incentive stock options must have an exercise price at or above the fair market value of the stock on the date of the grant, while non-qualified stock options are permitted to be granted below fair market value of the stock on the date of grant. Majority of stock options granted have service-based vesting conditions only. The service-based vesting conditions vary though typically, stock options vest over four years with 25% of stock options vesting on the first anniversary of the grant and the remaining 75% vesting monthly over the remaining 36 months. Option holders have a ten-year period to exercise the options before they expire.

The fair value of stock option awards was determined on the grant date using the Black-Scholes valuation model based on the following weighted-average assumptions:

	September 30, 2020	September 30, 2019
Expected term (years)(1)	5.79 – 6.02	5.79 – 6.02
Common stock value	$14.34 – 34.80	$6.86 – 10.00
Expected volatility(2)	43.5% – 49.1%	43.4% – 48.2%
Risk-free interest rate(3)	0.34% – 1.60%	1.80% – 2.55%
Dividend yield(4)	0%	0%

____________

(1)      Expected term is the length of time the grant is expected to be outstanding before it is exercised or terminated. This number is calculated as the midpoint between the vesting term and the original contractual term (contractual period to exercise). If the option contains graded vesting, then the vesting term would be based on the vesting pattern.

(2)      Expected volatility was estimated based on comparable companies’ reported volatilities.

(3)      The risk-free rate is an interpolation of yields on U.S. Treasury securities with maturities equivalent to the expected term.

(4)      The Company has assumed a dividend yield of zero as they have no plans to declare dividends in the foreseeable future.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 7. Stock-based Compensation (cont.)

A summary of the Company’s stock option activity for nine months ended September 30, 2020 is as follows:

	Number of Common Stock Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2019	1,312,583	$2.16	8.73	$15,707
Granted	814,551	4.97	9.36	—
Exercised	(23,382)	1.58	7.35	2,995
Forfeited	(126,651)	3.42	8.53	—
Expired	—	—	—	—
Outstanding as of September 30, 2020	1,977,101	3.25	8.52	114,244
Vested and exercisable as of September 30, 2020	866,825	2.14	7.82	51,047
Vested and expected to vest as of September 30, 2020	1,977,101	$3.25	8.52	$114,244

A summary of the Company’s stock option activity for nine months ended September 30, 2019 is as follows:

	Number of Common Stock options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (In Thousands)
Outstanding as of December 31, 2018	632,233	$1.58	9.01	$2,620
Granted	714,341	2.38	9.40	—
Exercised	(12,031)	2.21	8.43	114
Forfeited	(68,882)	2.20	8.41	—
Expired	—	—	—	—
Outstanding as of September 30, 2019	1,265,661	1.99	8.90	12,226
Vested and exercisable as of September 30, 2019	397,894	1.53	8.39	4,027
Vested and expected to vest as of September 30, 2019	1,265,661	$1.99	8.90	$12,226

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Company’s closing stock price on the last trading day of September 30, 2020 and September 30, 2019, and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2020 and September 30, 2019. The amount of aggregate intrinsic value will change based on the price of the Company’s common stock.

The weighted-average grant date fair value of stock options granted during the nine months ended September 30, 2020 and September 30, 2019 was $11.84 and $5.36 per share, respectively. The total fair value of options that vested during the nine months ended September 30, 2020 was $2.2 million in 2020.

The compensation cost for options recognized for the nine months ended September 30, 2020 and September 30, 2019 was $2.5 million and $1.3 million, respectively.

As of September 30, 2020, the Company had $10.2 million of unrecognized stock-based compensation expense related to the stock options. This cost is expected to be recognized over a weighted-average period of 2.01 years.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 7. Stock-based Compensation (cont.)

Restricted Stock

Restricted stock activity for the nine months ended September 30, 2020 is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2019	1,921,413	$0.25
Granted	—	—
Forfeited	—	—
Vested	(1,440,999)	0.25
Outstanding as of September 30, 2020	480,414	$0.25

Employee restricted stock activity for the nine months ended September 30, 2019 is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2018	3,842,745	$0.25
Granted	—	—
Forfeited	—	—
Vested	(1,440,999)	0.25
Outstanding as of September 30, 2019	2,401,746	$0.25

The total fair value of restricted stock that vested during the nine months ended September 30, 2020 and September 30, 2019 was $0.3 million and $0.3 million, respectively. The compensation cost for restricted stock recognized for the nine months ended September 30, 2020 and September 30, 2019 was $0.3 million and $0.3 million, respectively.

As of September 30, 2020, the Company had $0.1 million of unrecognized stock-based compensation expense related to the restricted stock. This cost is expected to be recognized over a weighted-average period of 0.25 years.

Compensation expense

Total stock-based compensation expense by function was as follows (in thousands):

	Nine months ended September 30,
	2020	2019
Cost of revenue	$470	$9
Research and development expenses	1,255	948
Sales and marketing expenses	20	12
General and administrative expenses	1,070	672
Total	$2,815	$1,641

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 8. Income Taxes

There has historically been no federal or state provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. For the year ended December 31, 2019 and nine months ended September 30, 2020, the Company recognized no provision for income taxes.

Utilization of net operating loss carryforwards, tax credits and other attributes may be subject to future annual limitations due to the ownership change limitations provided by Section 382 of the Internal Revenue Code and similar state provisions

Note 9. Commitments and Contingencies

Leases

The Company leases one building under a non-cancelable operating lease expiring in 2023. Rent expense related to operating leases was $0.5 million and $0.5 million for the nine months ended September 30, 2020 and September 30, 2019, respectively.

As of September 30, 2020, future minimum lease payments under all noncancelable operating leases with an initial lease term in excess of one year were as follows (in thousands):

Operating Leases
2020 (remainder)	$180
2021	736
2022	741
2023	371
Total minimum lease payments	$2,028

Litigation

From time to time, the Company is involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. When it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated, the Company records a liability for such loss contingencies. The Company’s estimates regarding potential losses and materiality are based on the Company’s judgment and assessment of the claims utilizing currently available information. Although the Company will continue to reassess its reserves and estimates based on future developments, the Company’s objective assessment of the legal merits of such claims may not always be predictive of the outcome and actual results may vary from the Company’s current estimates. There are no claims or asserted claims raised against the Company.

Indemnifications

In the ordinary course of business, the Company is not subject to potential obligations under guarantees that fall within the scope of FASB ASC Guarantees, (Topic 460), except for standard indemnification provisions that are contained within many of the Company’s customer agreements and give rise only to disclosure requirements prescribed by Topic 460. Indemnification provisions contained within the Company’s customer agreements are generally consistent with those prevalent in the Company’s industry. The Company has not incurred any obligations under customer indemnification provisions and does not expect to incur significant obligations in the future. Accordingly, the Company does not maintain accruals for potential customer indemnification obligations.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 10. Segment Information

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), consisting of the Company’s chief executive officer and the Company’s chief technology officer as a group, in deciding how to allocate resources and assess the Company’s financial and operational performance. In addition, the Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis. As a result, the Company has determined that the Company’s business operates in a single operating segment. Since the Company operates as one operating segment, all required financial segment information can be found in the financial statements.

For the nine months ended September 30, 2020 and September 30, 2019, Germany was the only country outside of the United States that accounted for more than 10% of the Company’s total revenues. Based on the primary billing address of the customer, total revenues in Germany for the nine months ended September 30, 2020 and September 30, 2019 was $0.5 million and $0.2 million, respectively.

For the nine months ended September 30, 2020, two customers accounted for 75% and 11%, respectively, of the Company’s revenue. For the nine months ended September 30, 2019, six customers accounted for 30%, 20%, 13%, 10%, 10% and 10%, respectively, of the Company’s revenue.

Note 11. Subsequent Events

In preparing the condensed financial statements, the Company has evaluated subsequent events through January 12, 2021, which is the date the interim financial statements were available for issuance.

InterPrivate Acquisition Corp Merger

On November 2, 2020, InterPrivate Acquisition Corp (“InterPrivate”) (NASDAQ:IPV), a special purpose acquisition company, announced that they have entered into a definitive agreement for a business combination that would result in the Company merging into InterPrivate (the “Transaction”). The Transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer.

InterPrivate Subscription Agreements

In connection with the proposed merger between InterPrivate Acquisition Corp (“InterPrivate”) and the Company, InterPrivate has entered into agreements (the “Subscription Agreements”) whereby shares of InterPrivate Common Stock will be issued at purchase prices ranging from $10.00 to $16.00 per share in a series of private placements (the “Private Placements”), to be consummated immediately prior to consummation of the merger. The terms of the Subscription Agreement financing allow for the issuance of additional shares up to an aggregate gross value of $320 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Aeva, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Aeva, Inc. as of December 31, 2018 and 2019, the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Jose, California

November 30, 2020

We have served as the Company’s auditor since 2020.

AEVA, INC.

BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
	2019	2018
Assets
Cash and cash equivalents	$46,637	$27,455
Accounts receivable	369	—
Inventories	354	957
Other current assets	1,457	897
Total current assets	48,817	29,309
Property, plant, and equipment, net	1,559	1,820
Other noncurrent assets	59	83
Total assets	$50,435	$31,212
Liabilities, convertible preferred stock, and stockholders’ deficit
Accounts payable	$713	$590
Accrued liabilities	343	169
Accrued employee costs	466	232
Other current liabilities	270	61
Total current liabilities	1,792	1,052
Other noncurrent liabilities	39	102
Total liabilities	1,831	1,154
Commitments and contingencies (Note 10)
Convertible preferred stock
Series seed preferred stock, $0.001 par value, 3,198,556 shares authorized, issued and outstanding as of December 31, 2019 and 2018	4,405	4,405
Series A preferred stock, $0.001 par value, 2,851,057 shares authorized, issued and outstanding as of December 31, 2019 and 2018	25,933	25,933
Series A-1 preferred stock, $0.001 par value, 1,032,888 shares authorized, issued and outstanding as of December 31, 2019 and 2018	12,914	12,914
Series B preferred stock, $0.001 par value, 2,538,708 and 0 shares authorized as of December 31, 2019 and 2018, respectively, 1,524,279 and 0 shares issued and outstanding at December 31, 2019 and 2018, respectively	35,952	—
Stockholders’ deficit
Common stock, $0.001 par value; 30,121,209 and 27,638,799 shares authorized as of December 31,2019 and December 31, 2018, respectively, 8,031,018 and 8,004,160 shares issued and outstanding as of December 31, 2019 and 2018, respectively	9	9
Additional paid-in capital	4,905	2,717
Accumulated deficit	(35,514)	(15,920)
Total stockholders’ deficit	(30,600)	(13,194)
Total liabilities, convertible preferred stock and stockholders’ deficit	$50,435	$31,212

AEVA, INC.

STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Year Ended December 31,
	2019	2018
Revenue	$1,384	$135
Cost of revenue	815	57
Gross profit	569	78
Research and development expenses	15,406	8,399
General and administrative expenses	4,290	2,631
Selling and marketing expenses	966	450
Operating loss	(20,093)	(11,402)
Interest income	(516)	(234)
Other expense	17	—
Loss before income taxes	(19,594)	(11,168)
Income taxes	—	—
Net loss	$(19,594)	$(11,168)
Net loss attributable per share to common stockholders:
Basic and Diluted	$(3.88)	$(3.57)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and Diluted	5,055,170	3,124,861

AEVA, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(IN THOUSANDS, EXCEPT SHARE DATA)

	Convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2018	6,049,613	$30,338	8,004,160	$9	$1,962	$(4,752)	$(2,781)
Issuance of Series A-1 preferred stock, net	1,032,888	12,914					—
Stock-based compensation					755		755
Net loss						(11,168)	(11,168)
Balance at December 31, 2018	7,082,501	$43,252	8,004,160	$9	$2,717	$(15,920)	$(13,194)
Issuance of Series B preferred stock, net	1,524,279	35,952					—
Stock-based compensation					2,153		2,153
Issuance of common stock upon exercise of stock options			26,858		35		35
Net loss						(19,594)	(19,594)
Balance as of December 31, 2019	8,606,780	$79,204	8,031,018	$9	$4,905	$(35,514)	$(30,600)

AEVA, INC.

STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(19,594)	$(11,168)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	634	476
Stock-based compensation	2,153	755
Changes in operating assets and liabilities:
Accounts receivable	(369)	—
Inventories	603	(957)
Other current assets	(560)	(698)
Other noncurrent assets	24	(61)
Accounts payable	171	317
Accrued liabilities	174	109
Accrued employee costs	234	(69)
Other current liabilities	209	61
Other noncurrent liabilities	(63)	84
Net cash used in operating activities	$(16,384)	$(11,151)
Cash flows from investing activities:
Purchase of property, plant, and equipment	(421)	(1,554)
Net cash used in investing activities	(421)	(1,554)
Cash flows from financing activities:
Proceeds from the issuance of Series A-1 Preferred Stock	—	12,999
Proceeds from the issuance of Series B Preferred Stock	36,024	—
Proceeds from exercise of stock options	35	—
Financing costs incurred	(72)	(85)
Net cash provided by financing activities	35,987	12,914
Net increase (decrease) in cash and cash equivalents	19,182	209
Beginning cash and cash equivalents	27,455	27,246
Ending cash and cash equivalents	$46,637	$27,455
Supplemental disclosures of cash flow information:
Cash paid for interest	—	—
Cash paid for income taxes	—	—
Supplemental disclosure of noncash investing and financing activities:
Changes in purchases of property, plant and equipment recorded in accounts payable	48	(88)

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Aeva, Inc. (the “Company”), through its Frequency Modulated Continuous Wave (“FMCW”) sensing technology, designs a 4D LiDAR-on-chip that, along with its proprietary software applications, has the potential to enable the adoption of LiDAR across broad applications from automated driving to consumer electronics, consumer health, industrial robotics and security.

The Company was incorporated in the State of Delaware on December 5, 2016 and is headquartered in Mountain View, California.

Basis of Presentation

The Company has prepared the accompanying financial statements pursuant to generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Company has no items of other comprehensive income or loss; therefore, the Company’s net loss is identical to its comprehensive loss.

Liquidity

As of December 31, 2019, the Company had cash and cash equivalents totaling $46.6 million, which were held for working capital purposes. To date, the Company’s principal source of liquidity has been net proceeds received from the issuance of preferred stock.

The Company has a limited history of operations and has incurred negative cash flows from operating activities and losses from operations in the past as reflected in the accumulated deficit of $35.5 million as of December 31, 2019. The Company expects to continue to incur operating losses due to the investments it intends to make to its business, including development of products. Management believes that existing cash and cash equivalents will be sufficient to fund operating and capital expenditure requirements through at least 12 months from the date of issuance of these financial statements.

Future capital may be required to grow the business, however, will depend on many factors, including sales volume, the timing and extent of spending to support research and development efforts, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. From time to time, the Company may seek to raise additional funds through equity issuances. If we are unable to raise additional capital when desired and on reasonable terms, the business, results of operations, and financial condition could be adversely affected. The Company’s long-term success is dependent upon its ability to successfully market its products and services; generate revenue; maintain or reduce its operating costs and expenses; meet its obligations; obtain additional capital when needed; and, ultimately, achieve profitable operations.

Significant Risks and Uncertainties

The Company is subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products, technological obsolescence, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

The COVID-19 pandemic has disrupted everyday life and markets worldwide, leading to significant business and supply-chain disruption, as well as broad-based changes in supply and demand. While the quarantine, social distancing and other regulatory measures instituted or recommended in response to COVID-19 are expected to be temporary, the duration of the business disruptions, and related financial impact, cannot be estimated at this time. The Company has not been materially impacted by any shortages in supply of the required components or supply of services due to COVID-19. Nevertheless, COVID-19 presents material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial information.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash balances in accounts held by major banks and financial institutions located in the United States and considers such risk to be minimal. Such bank deposits from time to time may be exposed to credit risk in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.

The Company’s accounts receivable are derived from customers located in the US and Germany. The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions and requires customer advance payments in certain circumstances and has historically not had receipt of payment exceed 60 days. The Company generally does not require collateral.

As of December 31, 2019, one customer accounted for 89% of accounts receivable. As of December 31, 2018, the Company had a zero balance for accounts receivable. As of December 31, 2019, one vendor accounted for 16% of accounts payable. As of December 31, 2018, one vendor accounted for 12% of the Company’s accounts payable.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgements and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include valuation allowance for deferred tax assets, stock-based compensation including the fair value of the Company’s common stock, and useful lives of property and equipment. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable. Actual results could differ from those estimates, and such differences could be material to the Company’s financial condition and results of operations.

Cash Equivalents

The Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents. Cash equivalents, which consist of money market funds, were $46.6 million and $27.5 million as of December 31, 2019 and December 31, 2018, respectively. As of December 31, 2019, and December 31, 2018, the Company’s money market funds are considered cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company reviews the need for an allowance for doubtful accounts quarterly based on historical experience with each customer and the specifics of each arrangement. At December 31, 2019 and December 31, 2018, the Company did not have an allowance for doubtful accounts or write-offs.

Inventories

Inventories consists of raw materials and supplies, work in process, and finished goods. Inventories are stated at the lower of cost or net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in, first-out basis. Net realizable value is determined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. The Company assesses inventories quarterly for slow moving products and potential impairment, and records write-downs of inventories to cost of revenue.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Assets are held as construction in progress until placed into service, upon which date, the Company begins to depreciate the assets over their estimated useful lives. The estimated useful lives of the Company’s assets are as follows:

Estimated useful lives
Computer equipment	3 years
Lab equipment	5 years
Testing equipment	3 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term
Furnitures and fixtures	5 years

Expenditures for repairs and maintenance are charged to expense as incurred. When an asset is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and other long-term assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the underlying asset exceeds its fair value. No impairment loss was recognized for the years ended December 31, 2019 and December 31, 2018.

Leases

An arrangement is or contains a lease if there are specified assets and the right to control the use of a specified asset is conveyed for a period in exchange for consideration. Upon lease inception, the Company classifies leases as either operating or capital leases. Leases are classified as capital leases when the terms of the lease transfer substantially all of the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Operating leases are not recognized on balance sheet. For income statement purposes, the Company recognizes rent expense on a straight-line basis for operating leases. For leasehold improvements, the estimated useful lives are limited to the shorter of the useful life of the asset or the term of the lease. The Company did not have any capital leases as of December 31, 2019 and December 31, 2018.

Product Warranty

The Company may provide a warranty on its products of six months or less. Estimated future warranty costs are accrued to cost of revenue in the period in which the related revenue is recognized. These estimates are based on historical warranty experience and any known or expected changes in warranty exposure, such as trends of product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. Provision for product warranties was immaterial for all periods presented.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Convertible Preferred Stock

Series Seed, A, A-1 and B Convertible Preferred Stock are classified in mezzanine equity as they are redeemable for cash or other assets upon the occurrence of an event that is not solely within the Company’s control. When a convertible preferred stock is probable of becoming redeemable, or when it is currently redeemable, adjustments are recorded in mezzanine equity to adjust the carrying values. No adjustments have been recorded in 2019 or 2018.

Revenue Recognition

Effective January 1, 2017, the Company early adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers and the related amendments (“Topic 606”) using the full retrospective method. As the Company did not enter into any contracts with customers prior to January 1, 2018, the adoption of Topic 606 did not have an impact on the Company’s financial statements. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606.

Under Topic 606, The Company determines revenue recognition through the following steps:

•        Identifying the contract, or contracts, with the customer;

•        Identifying the performance obligations in the contract;

•        Determining the transaction price;

•        Allocating the transaction price to performance obligations in the contract; and

•        Recognizing revenue when, or as, the Company satisfies performance obligations by transferring the promised good or services.

Nature of Products and Services and Revenue Recognition

The majority of the Company’s revenue comes from product sales of automotive perception solution to direct customers and distributors. Revenue is recognized at a point in time when control of the goods is transferred to the customer, generally occurring upon shipment or delivery dependent upon the terms of the underlying contract.

For certain custom products that require engineering and development based on customer requirements, the Company recognizes revenue over time using an input that faithfully depicts transfer of control of the goods or services to the customer. Amounts billed to customers for shipping and handling are included in revenue. Some of the Company’s arrangements provide software embedded in hardware, and promises to update the Company’s software represent immaterial promises in contracts with customers. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.

Arrangements with Multiple Performance Obligations

When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the contract. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price.

Other Policies, Judgments and Practical Expedients

Right of return.    The Company’s general terms and conditions for its contracts contain rights of return. However, the Company does not have a history of returns, and therefore, estimates of returns are immaterial. As such, the Company generally recognizes revenue at the contract price upon product shipment or delivery.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Contract balances.    Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. Contract liabilities relate to payments received in advance of the satisfaction of performance under the contract. Receivables represents right to consideration that is unconditional. Such rights are considered unconditional if only the passage of time is required before payment of that consideration is due.

Remaining performance obligations.    Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. Because the majority of the Company’s customer contracts allow customers to terminate for convenience or have an original duration of one year or less, the total amount of the transaction price allocated to unsatisfied performance obligations with duration of more than 12 months was immaterial as of December 31, 2019 and December 31, 2018.

Significant financing component.    In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. However, the Company’s contracts are generally one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money.

Contract modifications.    The Company may modify contracts to offer customers additional products or services. Each of the additional products and services are generally considered distinct from those products or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional products and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional products or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts on a prospective basis where the remaining goods and services are distinct from the original items and on a cumulative catch-up basis when the remaining goods and services are not distinct from the original items.

Judgments and estimates.    Judgement is required in the identification of performance obligations within the Company’s contracts with customers, especially those for certain custom products that require engineering and development. Accounting for contracts recognized over time under Topic 606 involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised. The Company reviews and updates its contract-related estimates regularly, and records adjustments as needed. For those performance obligations for which revenue is recognized using a cost-to-cost method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. The impact of application of catch-up adjustments were immaterial.

Cost of Revenue

The cost of revenue principally includes direct material, direct labor and allocation of overhead associated with manufacturing operations, including inbound freight charges and depreciation. Cost of revenue also includes the direct cost and appropriate allocation of overheads involved in execution of service contracts.

Research and Development

Research and development expenses consist primarily of payroll expenses, consulting and contractor expenses, allocated overhead costs, and tooling and prototype materials to the extent no future benefit is expected.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Substantially all of the Company’s research and development expenses are related to developing new products and services and improving existing products and services. To date, research and development expenses have been expensed as incurred and included in the statements of operations.

Stock-based Compensation

The Company measures the cost of share-based awards granted to employees and directors based on the grant-date fair value of the awards. The grant-date fair value of the stock options is calculated using a Black-Scholes option pricing model. The Black-Scholes pricing model requires the use of subjective assumptions including the option’s expected term, the volatility of the underlying stock, the fair value of the stock and the risk free rate. The fair value of the stock-based compensation is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award. The Company has elected to recognize the effect of forfeitures in the period in which they occur.

Income Taxes

Income taxes are accounted under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence are considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that deferred tax assets would be realized in the future, in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with Topic 740 on the basis of a two-step process which includes (1) determination of whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) recognition of tax positions that meet the more-likely-than-not recognition threshold. Recognized income tax positions are measured at the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying statement of operations. Accrued interest and penalties are included on the related tax liability line in the balance sheet.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred and were $0 for both periods presented.

Foreign Currency Translation

Gains and losses resulting from foreign exchange transactions and revaluation of monetary assets and liabilities in non-functional currencies are included in other income (expense) in the statements of operations. Net foreign exchange gain (loss) recorded in the Company’s statements of operations was immaterial for all periods.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

Net Loss Attributable Per Share to Common Stockholders

Basic net loss per share attributable to common stockholders is computed by dividing the Company’s net loss attributable per share to common stockholders by the weighted-average number of common shares used in the loss per share calculation during the period. Diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive securities, including stock options and convertible preferred shares. Basic and diluted net loss per share attributable to common stockholders was the same for all periods presented as the inclusion of all potentially dilutive securities outstanding was anti-dilutive.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, may choose to adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842), and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the guidance and to provide certain practical expedients entities can elect upon adoption. The principle of ASU 2016-02 is that a lessee should recognize assets and liabilities that arise from leases. Lessees will need to recognize a right-of-use asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments. The right-of-use asset will be based on the liability, with differences related to deferred rent and initial direct costs, etc. For income statement purposes, ASU 2016-02 requires leases to be classified as either operating or finance. Operating leases will result in a straight-line expense pattern while finance leases will result in a front-loaded expense pattern. ASU 2016-02 is effective for the Company beginning January 1, 2022. The Company plans to adopt Topic 842 using the modified retrospective approach and as a result will not restate prior periods. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements. Based on our current lease portfolio, we preliminarily expect Topic 842 to have a material impact on our statement of financial position primarily related to the recognition of operating lease assets and liabilities. We do not expect the new standard to have a material impact on the Company’s statement of operations. As the impact of this standard is noncash in nature, we do not anticipate its adoption having an impact on the Company’s statement of cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies (cont.)

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.

Recently Adopted Accounting Guidance

In November 2016, ASU 2016-18 was issued which requires the statement of cash flows to explain the change in cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts described as restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts in the statement of cash flows. This update is effective in fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The adoption of this standard on January 1, 2019 did not have an impact on the Company’s financial statements, as for the periods presented, the Company did not have restricted cash.

Note 2. Revenue

Disaggregation of Revenues

The Company disaggregates its revenue from contracts with customers by geographic region based on the primary billing address of the customer and timing of transfer of goods or services to customers (point-in-time or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria described above are as follows (in  thousands):

	Year Ended December 31,
	2019		2018
	Revenue	% of Revenue	Revenue	% of Revenue
Revenue by primary geographical market:
North America	$542	39%	$25	19%
Europe	842	61%	110	81%
Total	$1,384	100%	$135	100%

Revenue by timing of recognition:
Recognized at a point in time	$819	59%	$135	100%
Recognized over time	565	41%	—	—
Total	$1,384	100%	$135	100%

Contract Assets and Contract Liabilities

As of December 31, 2019, the Company had contract assets of $0.2 million, recognized in other current assets, and contract liabilities of $0.1 million, recognized in other current liabilities. In the year-ended December 31, 2019, the Company had an increase of $0.2 million in contract assets that reflects revenue recognized and performance obligations satisfied in advance of customer billing but had $0.1 million increase in contract liabilities. As of and for the year-ended December 31, 2018, the Company had no contract asset or liability balances. No contract asset or liability balances existed as of January 1, 2018.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 3. Inventories

Inventories consist of the following (in thousands):

	As of December 31,
	2019	2018
Raw materials	$161	$957
Finished goods	193	—
Total inventories	$354	$957

Note 4. Property, Plant and Equipment

Property, plant and equipment consists of the following (in thousands):

	As of December 31,
	2019	2018
Computer equipment	$419	$305
Lab equipment	858	602
Testing equipment	313	313
Leasehold improvements	607	606
Construction in progress	10	107
Furnitures and fixtures	401	302
Total property, plant and equipment	2,608	2,235
Less: accumulated depreciation	(1,049)	(415)
Total property, plant and equipment, net	$1,559	$1,820

Depreciation related to property, plant and equipment was $0.6 million and $0.5 million for the years ended December 31, 2019 and December 31, 2018, respectively.

Note 5. Other current assets

	As of December 31,
	2019	2018
Prepaid expenses	$822	$561
Contract assets	182	—
Other deposits	338	336
Other current assets	115	—
Total other current assets	$1,457	$897

Note 6. Other current liabilities

	As of December 31,
	2019	2018
Sales tax payable	$118	$42
Contract liabilities	140	—
Other current liabilities	12	19
Total other current liabilities	$270	$61

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 7. Convertible Preferred Stock

From January 2017 to December 2019, the Company authorized the issuance of Series Seed, A, A-1 and B Preferred Stock with a par value of $0.001.

On January 13, 2017, the Company entered into the Series Seed Preferred Stock Purchase Agreement (the “Series Seed Purchase Agreement”). Pursuant to the Series Seed Purchase Agreement, the Company issued 2,487,767 shares of Series Seed Preferred Stock with a par value of $0.001 per share at a purchase price of $1.41 per share on January 13, 2017. Additionally, on February 14, 2017 and February 17, 2017, the Company issued an additional 710,789 shares of Series Seed Preferred Stock in these subsequent closings at the same purchase price as the initial closing. Since neither the Company nor the investors in the initial closing were required to participate in the subsequent closings, any further purchases of Series Seed Preferred Stock by investors in the initial closing were pursuant to mutual agreements between such investors and the Company. The Company received approximately $4.5 million in gross proceeds and incurred approximately $0.1 million in issuance costs.

On March 31, 2017, the Company entered into a note purchase agreement to issue a $1 million 2% Convertible Promissory Note (the “Note”) to an investor. The Note was expected to mature in 24 months following the issuance date and can be accelerated upon the occurrence of a default. The Note can either be share-settled or converted into a number of preferred stock and common stock upon the occurrence of a qualified financing event. Further, if no qualified financing event has occurred on the maturity date of the Note, the holder could elect to convert the Note into a number of Series Seed Preferred Stock at a conversion price of $1.41. Additionally, upon the occurrence of an acquisition of the Company, the Note could either be converted into a number of common stock or become due and payable at three times the par amount. On December 6, 2017, the Note and the accrued interest thereon were converted into 111,096 shares of Series A Preferred Stock and 318,733 shares of Common Stock pursuant to the occurrence of a qualified financing event. Since the Note contained a beneficial conversion feature, upon conversion, the discount on the Note was immediately recognized in earnings and the then carrying balance of the Note was recorded in equity. Because the Note was both issued and settled in 2017, it impacted the beginning retained earnings balance and temporary equity balance as of January 1, 2018.

On December 6, 2017, the Company entered into the Series A Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”). Pursuant to the Series A Purchase Agreement, the Company issued 2,739,961 shares of Series A Preferred Stock with a par value of $0.001 per share at a purchase price of $9.12 per share on December 6, 2017. The Company received approximately $25.0 million in gross proceeds and incurred approximately $0.1 million in issuance costs.

On April 13, 2018, the Company entered into the Series A-1 Preferred Stock Purchase Agreement (the “Series A-1 Purchase Agreement”). Pursuant to the Series A-1 Purchase Agreement, the Company issued 675,322 shares of Series A-1 Preferred Stock with a par value of $0.001 per share at a purchase price of $12.59 per share. Additionally, on May 21, 2018 and July 12, 2018, the Company issued an additional 79,459 and 278,107 shares of Series A-1 Preferred Stock, respectively, in these subsequent closings at the same purchase price as the initial closing. The Company received approximately $13.0 million in gross proceeds and incurred approximately $0.1 million issuance costs.

On August 23, 2019, the Company entered into the Series B Preferred Stock Purchase Agreement (the “Series B Purchase Agreement”). Pursuant to the Series B Purchase Agreement, the Company issued 1,481,968 shares of Series B Preferred Stock with a par value of $0.001 per share at a purchase price of $23.63 per share. On December 22, 2019, the terms of the Series B Purchase Agreement were amended to allow for subsequent closings through December 31, 2019. In connection with that amendment, on December 23, 2019, the Company issued an additional 42,311 shares of Series B Preferred Stock in a subsequent closing at the same purchase price as the initial closing. Since neither the Company nor the investors in the initial closing were required to participate in the subsequent closing, any further purchases of Series B Preferred Stock by investors in the initial closing were pursuant to mutual agreements between such investors and the Company. The Company received approximately $36.0 million in gross proceeds and incurred approximately $0.1 million in issuance costs.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 7. Convertible Preferred Stock (cont.)

The original issue price and the liquidation value, as of December 31, 2019 and December 31, 2018, of each class of Preferred Stock is outlined below.

	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference
Series Seed	3,198,556	3,198,556	$1.41
Series A	2,851,057	2,851,057	$9.12
Series A-1	1,032,888	1,032,888	$12.59
Series B	2,538,708	1,524,279	$23.63
Total	9,621,209	8,606,780

Dividends

The holders of Preferred Stock are entitled to non-cumulative dividends at a rate of $0.08 per share on each outstanding share of Series Seed Preferred Stock, $0.73 per share on each outstanding share of Series A Preferred Stock, $1.01 per share on each outstanding share of Series A-1 Preferred Stock and $1.89 per share on each outstanding share of Series B Preferred Stock, payable when, as and if declared by the Board of Directors and the Company shall pay no distribution to the holders of the common stock unless and until all dividends have been declared and paid to the holders of Preferred Stock. If a dividend is declared that is less than the total dividends due to the holders of Preferred Stock pursuant to the amounts set forth above, then the dividend will be distributed ratably among the holders of Preferred Stock in proportion to the amounts that would be payable to such holders if such dividend was sufficient to permit payment in full to the holders. The holders of Preferred Stock shall be permitted to participate pro rata (on an as-converted to common stock basis) in any cash dividend paid on the common stock. Holders of Preferred Stock receive dividends prior to and in preference to any dividends received by holders of Common Stock. No dividends have been declared or paid as of December 31, 2019.

Liquidation

Holders of Preferred Stock are entitled to receive a liquidation preference prior to any distribution to holders of Common Stock. Upon the occurrence of a liquidation transaction, Preferred Stock will be redeemed by the Company for the applicable original issue price. Moreover, if the holders of Preferred Stock would receive a greater amount of consideration had the Preferred Stock been converted immediately prior to such transaction, the Preferred Stock shall be deemed to be converted for purposes of the redemption.

Each of the shares of Preferred Stock is conditionally puttable by the holders upon “deemed liquidation events,” which includes a merger, change of control, or a sale of substantially all of the Company’s assets. The Company determined that triggering events that could result in a deemed liquidation are not solely within the control of the Company. Therefore, the Preferred Stock is classified outside of permanent equity (i.e., temporary equity). The Preferred Stock is not being accreted to its liquidation preference, as it is not probable that the Preferred Stock will become redeemable as of December 31, 2019.

The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable becoming redeemable.

Conversion

Preferred Stock is convertible at any time, at the option of the holder, into Common Stock at a conversion rate of 1-to-1 initially, subject to adjustments.

Additionally, all outstanding shares of the Preferred Stock shall automatically be converted into shares of underlying Common Stock upon the Company’s sale of its Common Stock in a firm commitment underwritten

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 7. Convertible Preferred Stock (cont.)

public offering pursuant to a registration statement under the Securities Act, the public offering price of which results in aggregate cash proceeds to the Company of not less than $50 million, net of underwriting discounts and commissions.

Voting Rights

Holders of Preferred Stock are entitled to the same voting rights as the holders of Common Stock and to notice of stockholders’ meetings. The holders of Common Stock and Preferred Stock shall vote together as a single class (on an as-converted basis) on all matters. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted.

The Preferred Stock also contains customary protective provisions such as a down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration.

Note 8. Common Stock

As of December 31, 2018, the Company had 27,638,799 shares of Common Stock authorized and 8,004,160 shares outstanding. In the event of liquidation, dissolution, distribution of assets, or winding up of the Company, the holders have equal rights to receive all the assets of the Company, after the rights of the holders of the preferred stock, if any, have been satisfied.

As of December 31, 2019, the Company has 30,121,209 shares of Common Stock authorized and 8,031,018 shares outstanding.

Authorized and Unissued Common Stock as of December 31, 2019
Number of Common Stock Authorized	30,121,209
Shares Issued and Outstanding	(8,031,018)
Shares Reserved for the Stock Plan	(2,403,798)
Shares Issuable upon Conversion of the Preferred Stock	(8,606,780)
Remaining Shares	11,079,613

Note 9. Earnings (Loss) Per Share

Convertible Preferred Stock and unvested Restricted Stock are participating securities in periods of income, as the Convertible Preferred Stock and unvested Restricted Stock participate in undistributed earnings on an as-if-converted or as-vested basis. However, the Convertible Preferred Stock and unvested Restricted Stock do not share in losses. The Company computes earnings per share of Common Stock using the two-class method required for participating securities and does not apply the two-class method in periods of net loss. Basic and diluted earnings per share was the same for each year presented as the inclusion of all potential Common Stock outstanding would have been anti-dilutive. The following table sets forth the computation of basic and diluted loss (in thousands, except for share and per share amounts):

	Year ended December 31,
	2019	2018
Numerator:
Net loss	$(19,594)	$(11,168)
Net loss attributable per share to common stockholders	$(19,594)	$(11,168)

Denominator:
Weighted average shares of common stock outstanding – Basic	5,055,170	3,124,861
Dilutive effect of potential common stock	—	—
Weighted average shares of common stock outstanding – Diluted	5,055,170	3,124,861
Net loss per share attributable to common stockholders – Basic and Diluted	$(3.88)	$(3.57)

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 9. Earnings (Loss) Per Share (cont.)

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Year ended December 31,
	2019	2018
Stock options	1,312,583	632,233
Restricted Stock	1,921,413	3,842,745
Convertible Preferred Stock	8,606,780	7,082,501
Total	11,840,776	11,557,479

Note 10. Stock-based Compensation

The Company maintains the 2016 Stock Incentive Plan (the “Stock Plan”) under which incentive stock options and non-qualified stock options may be granted to employees. Under the 2016 Plan, the Company is authorized to issue of a maximum number of 2,430,656 shares of Common Stock.

Stock Options

Under the terms of the 2016 Plan, incentive stock options must have an exercise price at or above the fair market value of the stock on the date of the grant, while non-qualified stock options are permitted to be granted below fair market value of the stock on the date of grant. Majority of stock options granted have service-based vesting conditions only. The service-based vesting conditions vary though typically, stock options vest over four years with 25% of stock options vesting on the first anniversary of the grant and the remaining 75% vesting monthly over the remaining 36 months. Option holders have a ten-year period to exercise the options before they expire.

The fair value of stock option awards was determined on the grant date using the Black-Scholes valuation model based on the following weighted-average assumptions:

	Awards granted during year ended December 31,
	2019	2018
Expected term (years)(1)	5.79 – 6.02	5.79
Expected volatility(2)	43.2% – 48.2%	46.1% – 47.9%
Common Stock Value	6.86 – 14.13	3.84 – 5.20
Risk-free interest rate(3)	1.79% – 2.55%	2.49% – 2.81%
Dividend yield(4)	0%	0%

____________

(1)      Expected term is the length of time the grant is expected to be outstanding before it is exercised or terminated. This number is calculated as the midpoint between the vesting term and the original contractual term (contractual period to exercise). If the option contains graded vesting, then the vesting term would be based on the vesting pattern.

(2)      Expected volatility was estimated based on comparable companies’ reported volatilities.

(3)      The risk-free rate is an interpolation of yields on U.S. Treasury securities with maturities equivalent to the expected term.

(4)      The Company has assumed a dividend yield of zero as they have no plans to declare dividends in the foreseeable future.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 10. Stock-based Compensation (cont.)

A summary of the Company’s stock option activity for fiscal years 2019 and 2018 is as follows:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of January 1, 2018	248,902	$0.25	9.46	$851
Granted	428,147	2.24	9.28
Exercised	—	—	—
Forfeited	(44,816)	0.57	8.56
Expired	—	—	—
Outstanding as of December 31, 2018	632,233	1.58	9.01	2,620
Granted	781,041	2.60	9.22
Exercised	(26,858)	1.28	7.87	345
Forfeited	(73,833)	2.09	8.13
Expired	—	—	—
Outstanding as of December 31, 2019	1,312,583	2.16	8.73	15,707
Vested and exercisable as of December 31, 2019	480,876	1.60	8.21	6,026
Vested and expected to vest as of December 31, 2019	1,312,583	$2.16	8.73	$15,707

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Company’s closing stock price on the last trading day of December 31, 2019 and December 31, 2018, and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2019 and December 31, 2018. The amount of aggregate intrinsic value will change based on the price of the Company’s common stock.

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2019 and December 31, 2018 was $5.77 and $2.86 per share, respectively. The total fair value of options that vested during the year was $1.2 million in 2019.

The compensation cost for options recognized for fiscal year 2019 and December 31, 2018 was and $1.7 million and $0.3 million, respectively.

As of December 31, 2019, the Company had $3.4 million of unrecognized stock-based compensation expense related to the stock options. This cost is expected to be recognized over a weighted-average period of 1.91 years.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 10. Stock-based Compensation (cont.)

Restricted Stock

Restricted stock activity for the year ended December 31, 2019 and December 31, 2018 is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of January 1, 2018	5,764,077	$0.25
Granted	—	—
Forfeited	—	—
Vested	(1,921,332)	0.25
Outstanding as of December 31, 2018	3,842,745	$0.25
Granted		—
Forfeited		—
Vested	(1,921,332)	0.25
Outstanding as of December 31, 2019	1,921,413	$0.25

The total fair value of restricted stock that vested during the year ended December 31, 2019 and December 31, 2018 was $0.5 million and $0.5 million, respectively. The compensation cost for restricted stock recognized for the year ended December 31, 2019 and December 31, 2018 was $0.5 million and $0.5 million, respectively.

As of December 31, 2019, the Company had $0.4 million of unrecognized stock-based compensation expense related to the restricted stock. This cost is expected to be recognized over a weighted-average period of 1 year.

Compensation expense

Total stock-based compensation expense by function was as follows (in thousands):

	2019	2018
Cost of revenue	$32	$—
Research and development expenses	1,235	493
Sales and marketing expenses	17	5
General and administrative expenses	869	257
Total	$2,153	$755

Note 11. Income Taxes

Components of Income Before Taxes

For financial reporting purposes, income before income taxes includes the following components (in thousand):

	Year ended December 31,
	2019	2018
Domestic	$(19,594)	$(11,168)
Foreign	—	—
Income (loss) before income taxes	$(19,594)	$(11,168)

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 11. Income Taxes (cont.)

Components of Tax Expense

There has historically been no federal, state or foreign provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. For the year ended December 31, 2018 and December 31, 2019, the Company recognized no provision related to income taxes.

Effective Tax Rate

Reconciliation between the effective tax rate on income from continuing operations and the statutory tax rate of 21% is as follows:

	Year ended December 31,
	2019	2018
U.S. federal provision at statutory rate	21.0%	21.0%
Tax credits	1.1%	-0.1%
Stock-based compensation	-2.3%	-1.4%
Change in valuation allowance	-19.9%	-19.8%
Other	0.1%	0.3%
Effective tax rate	0.0%	0.0%

The Company’s effective tax rates differ from the federal statutory rate primarily due to the change in valuation allowance.

Deferred Taxes

The Company’s deferred income tax assets and liabilities as of December 31, 2018 and 2019 were as follows (in thousands):

	Year ended December 31,
	2019	2018
Deferred tax assets:
Net operating loss carry forward	$7,874	$3,793
Tax credits	1,132	372
Other	87	39
Accruals and reserves	100	94
Total deferred tax assets before valuation allowance	9,193	4,298
Valuation allowance	(8,879)	(4,067)
Total deferred tax assets	314	231
Deferred tax liabilities:
Fixed assets	(314)	(231)
Total deferred tax liabilities	(314)	(231)
Net deferred tax assets (liabilities)	$—	$—

The Company assesses the realizability of deferred tax assets based on the available evidence, including a history of taxable income and estimates of future taxable income. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that all or some portion of deferred tax assets will not be realized. Due to the losses the Company generated in the current and prior years; the Company believes it is not more likely than not that all the deferred tax assets can be realized. Accordingly, the Company established and recorded a full valuation allowance on its net deferred tax assets of $4.1 million as of December 31, 2018 and a net valuation allowance on its deferred tax assets of $8.9 million as of December 31, 2019. The valuation allowance increased by $4.8 million for the year ended December 31, 2019.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 11. Income Taxes (cont.)

As of December 31, 2019, the Company had $30.2 million of U.S. federal and $21.9 million of state net operating loss carryforwards available to reduce future taxable income, of which $27 million will be carried forward indefinitely for U.S. federal tax purposes and the remainder of losses will expire beginning in 2036 for federal and state tax purposes.

The Company also has federal and California research and development tax credit carryforwards of $1.3 million and $1.2 million, respectively. The federal research credit carryforwards will expire in 2036 and California research credits can be carried forward indefinitely.

The federal and state net operating loss carryforwards may be subject to significant limitations under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, and similar provisions under state law. The Tax Reform Act of 1986 contains provisions that limit the federal net operating loss carryforwards that may be used in any given year in the event of special occurrences, including significant ownership changes. The Company has not performed a separate analysis as of December 31, 2019. Any limitation may result in expiration of all or a portion of the net operating loss carryforwards and tax credit carryforwards before utilization.

Unrecognized Tax Benefits

The Company accrues for uncertain tax positions identified, which are not deemed more likely than not to be sustained if challenged, and recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company accrued immaterial interest on uncertain tax benefits associated with unrecognized tax benefits and had immaterial cumulative interest and penalties as of December 31, 2018 and 2019.

The Company does not expect that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Year ended December 31,
	2019	2018
Unrecognized tax benefits as of the beginning of the year	$415	$32
Increase related to prior year tax provisions	—	—
Decrease related to prior year tax provisions	—	—
Increase related to current year tax provisions	673	383
Statue lapse	—	—
Unrecognized tax benefits as of the end of the year	$1,088	$415

Included in the balance of unrecognized tax benefits as of December 31, 2018, and 2019, are no amounts that, if recognized, would affect the effective tax rate.

The Company has elected to include interest and penalties as a component of income tax expense. Related to the unrecognized tax benefits noted above, we accrued no penalties or interest as of December 31, 2018. During 2019, we accrued no penalties or interest as of December 31, 2019.

As of December 31, 2019, the Company does not believe there will be a significant increase or decrease of unrecognized tax benefits within the next twelve months. The Company’s major tax jurisdictions are the United States and California. Due to the net operating loss carryforward since inception, all tax years are open for exemption. There have been no examinations of our income tax returns by any tax authority.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 12. Commitments and Contingencies

Leases

The Company leases one building under a non-cancelable operating lease expiring in 2021. Rent expense related to operating leases was $0.6 million and $0.6 million for the years ended December 31, 2019 and December 31, 2018, respectively.

As of December 31, 2019, future minimum lease payments under all noncancelable operating leases with an initial lease term in excess of one year were as follows (in thousands):

Operating Leases
2020	$714
2021	365
2022	—
2023	—
Total minimum lease payments	1,079

Litigation

From time to time, the Company is involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. When it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated, the Company records a liability for such loss contingencies. The Company’s estimates regarding potential losses and materiality are based on the Company’s judgment and assessment of the claims utilizing currently available information. Although the Company will continue to reassess its reserves and estimates based on future developments, the Company’s objective assessment of the legal merits of such claims may not always be predictive of the outcome and actual results may vary from the Company’s current estimates. There are no claims or asserted claims raised against the Company.

Indemnifications

In the ordinary course of business, the Company is not subject to potential obligations under guarantees that fall within the scope of FASB ASC Guarantees, (Topic 460), except for standard indemnification provisions that are contained within many of the Company’s customer agreements and give rise only to disclosure requirements prescribed by Topic 460. Indemnification provisions contained within the Company’s customer agreements are generally consistent with those prevalent in the Company’s industry. The Company has not incurred any obligations under customer indemnification provisions and does not expect to incur significant obligations in the future. Accordingly, the Company does not maintain accruals for potential customer indemnification obligations.

Note 13. Segment Information

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), consisting of the Company’s chief executive officer and the Company’s chief technology officer as a group, in deciding how to allocate resources and assess the Company’s financial and operational performance. In addition, the Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis. As a result, the Company has determined that the Company’s business operates in a single operating segment. Since the Company operates as one operating segment, all required financial segment information can be found in the financial statements.

AEVA, INC.

NOTES TO FINANCIAL STATEMENTS

Note 13. Segment Information (cont.)

For the years ended December 31, 2019 and December 31, 2018 Germany was the only country outside of the United States that accounted for more than 10% of the Company’s total revenues. Based on the primary billing address of the customer, total revenues in Germany for the year ended December 31, 2019 and year ended December 31, 2018 were $0.8 million and $0.1 million, respectively.

For the year ended December 31, 2019, two customers accounted for 53% and 12%, respectively, of the Company’s revenue. For the year ended December 31, 2018, two customers accounted for 81% and 19%, respectively, of the Company’s revenue.

Note 14. Employee Benefit Plan

The Company has a qualified retirement savings plan under the provisions of Section 401(k) of the Internal Revenue Code covering substantially all employees. Participants in the plan may elect to defer up to a maximum annual amount allowable under IRS regulations. During the year ended December 31, 2019 the Company’s contributions were $0.12 million and for the year ended December 31, 2018 did not have a 401(k) plan.

Note 15. Subsequent Events

In preparing the audited financial statements, the Company has evaluated subsequent events through November 30, 2020, which is the date the audited financial statements were available for issuance.

InterPrivate Acquisition Corp Merger

On November 2, 2020, InterPrivate Acquisition Corp (“InterPrivate”) (NASDAQ:IPV), a special purpose acquisition company, announced that they have entered into a definitive agreement for a business combination that would result in the Company merging into InterPrivate (the “Transaction”). The Transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer.

InterPrivate Subscription Agreements

In connection with the proposed merger between InterPrivate Acquisition Corp (“InterPrivate”) and the Company, InterPrivate has entered into agreements (the “Subscription Agreements”) whereby shares of InterPrivate Common Stock will be issued at a purchase price of $10.00 in a private placement or placements (the “Private Placements”), to be consummated immediately prior to the consummation of the merger. The closing of the sale of shares contemplated is contingent upon the concurrent consummation of the merger. The terms of the Subscription Agreement financing allow for the issuance of additional shares up to an aggregate value of $120 million.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

InterPrivate Acquisition Corp.,

WLLY Merger Sub Corp.,

and

Aeva, Inc.

Dated as of November 2, 2020

Annex A-i

Annex A-ii

EXHIBIT A	Registration Rights and Lock-Up Agreement
EXHIBIT B	InterPrivate Second Amended and Restated Certificate of Incorporation
EXHIBIT C	Directors and Officers of the Surviving Corporation and InterPrivate
EXHIBIT D	Stockholders Agreement Term Sheet

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders
SCHEDULE C	Resigning InterPrivate Officers and Directors

Annex A-iii

BUSINESS COMBINATION AGREEMENT, dated as of November 2, 2020 (this “Agreement”), by and among InterPrivate Acquisition Corp., a Delaware corporation (“InterPrivate”), WLLY Merger Sub Corp., a Delaware corporation (“Merger Sub”), and Aeva, Inc., a Delaware corporation (the “Company”).

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of InterPrivate;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), InterPrivate and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of InterPrivate;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of InterPrivate (the “InterPrivate Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of InterPrivate;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, InterPrivate, the Company and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, in connection with the Closing, InterPrivate, certain stockholders of the Company and certain stockholders of InterPrivate shall enter into an Amended and Restated Registration Rights Agreement of InterPrivate (the “Registration Rights and Lock-Up Agreement”), substantially in the form attached hereto as Exhibit A;

WHEREAS, in connection with the Closing, InterPrivate, certain stockholders of the Company and certain stockholders of InterPrivate shall enter into a Stockholders Agreement (the “Stockholders Agreement”), which Stockholders Agreement shall, among other customary terms and conditions, contain the terms and conditions set forth on Exhibit D;

WHEREAS, contemporaneously with the execution of this Agreement, InterPrivate has entered into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, shall purchase shares of InterPrivate Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated immediately prior to the consummation of the transactions contemplated hereby; and

WHEREAS, for United States federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and InterPrivate are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization.

Annex A-1

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions on terms no less favorable in any substantive respect to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements).

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Transaction Consideration” means a number of shares of InterPrivate Common Stock equal to the quotient of (a) the Company Value plus the aggregate exercise price of all outstanding Company Options (whether or not vested) divided by (b) $10.00.

“Ancillary Agreements” means the Stockholders Agreement, the Stockholder Support Agreement, the Registration Rights and Lock-Up Agreement and all other agreements, certificates and instruments executed and delivered by InterPrivate, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Business Data” means all business information and data, excluding Personal Information that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company.

“Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than InterPrivate, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the assets of the Company, taken as a whole (based on the fair market value thereof, as determined by the Company Board in good faith), or (b) acquisition of beneficial ownership of 20% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise.

“Company Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company dated August 22, 2019, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the Company’s common stock, with a par value of $0.001 per share.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of

Annex A-2

the Company, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God, (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changed or events, in each case, which InterPrivate has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company is disproportionately affected thereby as compared to other participants in the industries in which the Company operates; further provided, that for the avoidance of doubt, any change, modification, amendment or termination of any of the Material Contracts set forth in Section 4.16(a)(i), (vii) or (xiv) of the Company Disclosure Schedule may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur as a result thereof.

“Company Option Plan” means the Aeva, Inc. 2016 Stock Incentive Plan, as such may have been amended, supplemented or modified from time to time.

“Company Options” means all outstanding options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plan or otherwise.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Preferred Stock” means the shares of the Company’s preferred stock, including Series Seed Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock.

“Company RSUs” means all outstanding restricted stock units relating to shares of Company Common Stock immediately prior to the Closing under the Company Option Plan or otherwise.

“Company Superior Proposal” means a bona fide, written Company Acquisition Proposal, that did not result from a breach of Section 7.05, involving (i) assets that generate more than 50% of the consolidated total revenues of the Company, taken as a whole, (ii) assets that constitute more than 50% of the consolidated total assets of the Company, taken as a whole, or (iii) more than 50% of the total voting power of the equity securities of the Company, in each case, that the Company Board (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated this Agreement and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by InterPrivate in response to such Company Superior Proposal pursuant to, and in accordance with, Section 7.05(d).

“Company Value” means an amount equal to one billion seven hundred million dollars ($1,700,000,000); provided that if the calculation of assets minus liabilities set forth on the balance sheet contained in the PCAOB Audited Financials with respect to the year ending December 31, 2019 is $50 million less than the calculation of assets minus liabilities set forth on the balance sheet contained in the Financial Statements for the year ending December 31, 2019 (the “Deficiency”), then the Company Value shall be reduced dollar-for-dollar by an amount equal to the Deficiency less $50 million.

Annex A-3

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or InterPrivate or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to the coronavirus (COVID-19) pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any substance, material or waste regulated as hazardous or toxic, or as a pollutant or contaminant, by any Governmental Authority pursuant to any Environmental Law due to its deleterious properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity; (g) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights; (h) all other intellectual property or proprietary rights of any kind or description; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (j) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“InterPrivate Certificate of Incorporation” means the Amended and Restated InterPrivate Certificate of Incorporation dated February 3, 2020.

“InterPrivate Common Stock” means InterPrivate’s common stock, par value $0.0001 per share.

Annex A-4

“InterPrivate Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of InterPrivate; or (b) would prevent, materially delay or materially impede the performance by InterPrivate or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an InterPrivate Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which InterPrivate operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God, (vi) any actions taken or not taken by InterPrivate as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction, or (viii) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that InterPrivate is disproportionately affected thereby as compared with other participants in the industry in which InterPrivate operate.

“InterPrivate Organizational Documents” means the InterPrivate Certificate of Incorporation, by-laws, and Trust Agreement of InterPrivate, in each case as amended, modified or supplemented from time to time.

“InterPrivate Units” means one share of InterPrivate Common Stock and one-half of one InterPrivate Warrant.

“InterPrivate Warrant Agreement” means that certain warrant agreement dated February 3, 2020 by and between InterPrivate and Continental Stock Transfer & Trust Company.

“InterPrivate Warrants” means warrants to purchase shares of InterPrivate Common Stock as contemplated under the InterPrivate Warrant Agreement, with each warrant exercisable for one share of InterPrivate Common Stock at an exercise price of $11.50.

“Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Company Acquisition Proposal or Company Superior Proposal) that materially affects the business, assets, operations or prospects of the Company, taken as a whole, and that was not known and was not reasonably foreseeable to the Company or the Company Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Company Board as of the date hereof), and that becomes known to the Company or the Company Board after the date of this Agreement.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of InterPrivate, the actual knowledge of Ahmed Fattouh, Brian Pham, and Brandon Bentley after reasonable inquiry.

“Leased Real Property” means the real property leased by the as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property).

“Merger Sub Organizational Documents” means the certificate of incorporation and by-laws of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License

Annex A-5

(LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“Owned Real Property” means the real property owned by the Company, together with all buildings and other structures, facilities, or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Personal Information or Business Data.

“Products” mean any products or services, designed, developed, manufactured, performed, licensed, sold, distributed other otherwise made available by or on behalf of the Company (including any Software or Technology that interoperates with or is bundled or made available as part of any such product or service), from which the Company has derived previously, is currently deriving or expect to derive, revenue from the sale or provision thereof, including products or services currently under development by the Company.

“Redemption Rights” means the redemption rights provided for in Section F of Article Sixth of the InterPrivate Certificate of Incorporation.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Requisite Approval” means the affirmative vote of the holders of at least a (i) majority of the outstanding shares of the Company Common Stock and Company Preferred Stock voting together on an as-converted basis, (ii) at least two-thirds (2/3) of the outstanding shares of Company Preferred Stock, voting as a separate class, and (iii) majority of the outstanding shares of the Company Common Stock, voting as a separate class.

“Requisite Preferred Majority” shall have the meaning set for in the Company Certificate of Incorporation.

“Series A Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

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“Series A-1 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-1 Preferred Stock in the Company Certificate of Incorporation.

“Series B Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Series Seed Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series Seed Preferred Stock in the Company Certificate of Incorporation.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor” means InterPrivate Acquisition Management LLC.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, InterPrivate or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by InterPrivate, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	§4.07(b)
Action	§4.09
Agreement	Preamble
Antitrust Laws	§7.13(a)
Blue Sky Laws	§4.05(b)
Business Combination Proposal	§7.15
Certificate of Merger	§2.02(a)
Certificates	§3.02(b)
Claims	§6.03
Closing	§2.02(b)
Closing Date	§2.02(b)
Code	§3.02(h)
Company	Preamble
Company Acquisition Agreement	§7.05(a)
Company Adverse Recommendation Change	§7.05(d)
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Notice Period	§7.05(d)
Company Permits	§4.06
Company Share Award	§4.03(c)
Company Stockholder Approval	§4.18

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Defined Term	Location of Definition
Confidentiality Agreement	§7.04(b)
Continuing Employees	§7.06(a)
Conversion	§3.01(b)
Data Security Requirements	§4.13(g)
DGCL	Recitals
Dissenting Shares	§3.05(a)
D&O Tail	§7.07(b)
Effective Time	§2.02(a)
Environmental Permits	§4.15
ERISA	§4.10(a)
ERISA Affiliate	§4.10(c)
Exchange Act	§4.21
Exchange Agent	§3.02(a)
Exchange Fund	§3.02(a)
Exchanged Options	§3.01(c)(iv)
Exchanged RSUs	§3.01(c)(v)
Financial Statements	§4.07(a)
GAAP	§4.07(a)
Governmental Authority	§4.05(b)
Health Plan	§4.10(k)
InterPrivate	Preamble
InterPrivate Board	Recitals
InterPrivate Preferred Stock	§5.03(a)
InterPrivate Proposals	§7.01(a)
InterPrivate SEC Reports	§5.07(a)
InterPrivate Stockholders’ Meeting	§7.01(a)
Intervening Event Notice Period	§7.05(e)
IRS	§4.10(b)
Law	§4.05(a)
Lease	§4.12(b)
Lease Documents	§4.12(b)
Letter of Transmittal	§3.02(b)
Material Contracts	§4.16(a)
Merger	Recitals
Merger Consideration	§3.01(c)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§5.03(b)
Outside Date	§9.01(b)
Outstanding Company Transaction Expenses	§3.04(a)
Outstanding InterPrivate Transaction Expenses	§3.04(b)
Payment Spreadsheet	§3.01(a)
PCAOB Audited Financials	§7.14
Plans	§4.10(a)
PPACA	§4.10(k)
Private Placements	Recitals
Proxy Statement	§7.01(a)
Registered IP	§4.13(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§7.01(a)

Annex A-8

Defined Term	Location of Definition
Remedies Exceptions	§4.04
Representatives	§7.04(a)
SEC	§5.07(a)
Securities Act	§5.07(a)
Service Agreements	§4.10(a)
Stock Incentive Plan	§7.17
Stockholder Support Agreement	Recitals
Stockholders Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	§2.01
Tax	§4.14(m)
Tax Return	§4.14(m)
Terminating Company Breach	§9.01(f)
Terminating InterPrivate Breach	§9.01(h)
Trust Account	§5.13
Trust Agreement	§5.13
Trust Fund	§5.13
Trustee	§5.13
Written Consent	§7.03

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II.

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the

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satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04 Certificate of Incorporation; By-laws.

(a) At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be the certification of incorporation of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation. After the Effective Time, the Company shall cause the certificate of incorporation of the Surviving Corporation to be amended and restated in its entirety in a form as shall be mutually agreed by the parties.

(b) At the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws, as applicable.

(c) At the Closing, InterPrivate shall amend and restate, effective as of the Effective Time, the InterPrivate Certificate of Incorporation to be as set forth on Exhibit B.

Section 2.05 Directors and Officers.

(a) The initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals set forth on Exhibit C hereto, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The parties shall cause the InterPrivate Board as of immediately following the Effective Time to be comprised of individuals designated as provided in the Stockholders Agreement Term Sheet, each to hold office in accordance with the InterPrivate Certificate of Incorporation and the by-laws of InterPrivate. The parties shall cause the officers of InterPrivate as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit C hereto, each to hold office in accordance with the InterPrivate Certificate of Incorporation and the by-laws of InterPrivate.

Article III.

CONVERSION OF SECURITIES; Exchange of certificates

Section 3.01 Conversion of Securities.

(a) Payment Spreadsheet. Not less than five (5) Business Days prior to the Effective Time, the Company shall deliver to InterPrivate a schedule (the “Payment Spreadsheet”) setting forth (i) the calculation of Aggregate Transaction Consideration, (ii) the allocation of the Aggregate Transaction Consideration between the holders of Company Common Stock and the holders of Company Options and Company RSUs, (iii) the portion of Aggregate Transaction Consideration payable to each holder of Company Common Stock and (iv) the number of shares of InterPrivate Common Stock that can be purchased under the Exchanged Options, and (v) the number of shares

Annex A-10

of InterPrivate Common Stock subject to the Exchanged RSUs. The allocation of the Aggregate Transaction Consideration and the information with respect to the exchange of Company Options into Exchanged Options and Company RSUs into Exchanged RSUs set forth in the Payment Spreadsheet shall be binding on all parties and shall be used by InterPrivate and Merger Sub for purposes of issuing the Merger Consideration to the holders of Company Common Stock and conversion of the Company Options into the Exchanged Options and Company RSUs into Exchanged RSUs pursuant to this Article III, absent manifest error. In issuing the Merger Consideration and converting the Company Options into the Exchanged Options and Company RSUs into Exchanged RSUs pursuant to this Article III, InterPrivate and Merger Sub shall be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.

(b) The Company shall seek the written consent of the Requisite Preferred Majority to provide that, immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time will be automatically converted into a number of shares of Company Common Stock in accordance with the terms of Article IV, Section (B)(4) of the Company’s Certificate of Incorporation (the “Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of InterPrivate, Merger Sub, the Company or the holders of any of the following securities:

(i) all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be canceled and converted into the right to receive, in accordance with the Payment Spreadsheet, the number of shares of InterPrivate Common Stock set forth in the Payment Spreadsheet (the “Merger Consideration”), with each holder of Company Common Stock to receive the right to receive the number of shares of InterPrivate Common Stock set forth opposite such holder’s name as set forth on the Payment Spreadsheet;

(ii) all shares of Company Common Stock and Company Preferred Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(iv) the Company Options that are outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into options to purchase shares of InterPrivate Common Stock (such options, the “Exchanged Options”) in accordance with the Payment Spreadsheet, with each holder of Company Options to receive options to purchase the number of shares of InterPrivate Common Stock set forth opposite such holder’s name on the Payment Spreadsheet; provided that the exercise price and the number of shares of InterPrivate Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, provided further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of InterPrivate Common Stock purchasable pursuant to the Exchanged Options shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulation Section 1.424-1(a). Except as specifically provided above, following the Effective Time, the Exchanged Options shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option(s) immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection; and

(v) the Company RSUs that are outstanding immediately prior to the Effective Time shall be converted into restricted stock units relating to shares of InterPrivate Common Stock (such restricted stock units, the “Exchanged RSUs”) in accordance with the Payment Spreadsheet, with each holder of

Annex A-11

Company RSUs to receive a number of Exchanged RSUs set forth opposite such holder’s name on the Payment Spreadsheet. Except as specifically provided above, following the Effective Time, the Exchanged RSUs shall continue to be governed by the same terms and conditions (including vesting and settlement terms) as were applicable to the corresponding former Company RSUs immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company RSUs pursuant to this subsection.

Section 3.02 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, InterPrivate shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by InterPrivate and is reasonably satisfactory to the Company (the “Exchange Agent”), it being agreed that Continental Stock Transfer & Trust Company is satisfactory to all parties, for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article III, the number of shares of InterPrivate Common Stock sufficient to deliver the aggregate Merger Consideration payable pursuant to this Agreement (such certificates for shares of InterPrivate Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). InterPrivate shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, InterPrivate shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to InterPrivate and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company’s transfer agent; and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and InterPrivate shall cause the Exchange Agent to deliver, the Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(c) Distributions with Respect to Unexchanged Shares of InterPrivate Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the InterPrivate Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of InterPrivate Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, InterPrivate shall pay or cause to be paid to the holder of the certificates representing shares of InterPrivate Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of InterPrivate Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of InterPrivate Common Stock.

(d) No Further Rights in Company Common Stock. The Merger Consideration payable upon conversion of the Company Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification,

Annex A-12

combination, exchange of shares or other like change with respect to InterPrivate Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to InterPrivate, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to InterPrivate for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of InterPrivate free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, InterPrivate or the Surviving Corporation shall be liable to any holder of Company Common Stock for any such Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

(h) Withholding Rights. Each of the Surviving Corporation and InterPrivate shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or InterPrivate, as the case may be, and timely remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Corporation or InterPrivate, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

Section 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock or Company Preferred Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or InterPrivate for any reason shall be converted into the Merger Consideration in accordance with the provisions of Section 3.01.

Section 3.04 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to InterPrivate a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date following the Closing, InterPrivate shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, InterPrivate shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by

Annex A-13

or on behalf of InterPrivate or Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of InterPrivate or Merger Sub in connection with the Transactions or otherwise in connection with InterPrivate’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding InterPrivate Transaction Expenses”). On the Closing Date following the Closing, InterPrivate shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding InterPrivate Transaction Expenses.

(c) InterPrivate shall not pay or cause to be paid any Outstanding InterPrivate Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.04.

Section 3.05 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock or Company Preferred Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock or Company Preferred Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.01(c), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock or Company Preferred Stock (as the case may be).

(b) Prior to the Closing, the Company shall give InterPrivate (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of InterPrivate (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to InterPrivate and Merger Sub as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

(b) As of the date hereof, the Company does not have any subsidiaries and, except as set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

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Section 4.02 Certificate of Incorporation and By-laws. The Company has prior to the date of this Agreement made available a complete and correct copy of the certificate of incorporation and by-laws, each as amended to date, of the Company. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect. The Company is not in material violation of any of the provisions of its certificate of incorporation or by-laws.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of twenty million five hundred thousand (20,500,000) shares of Company Common Stock and nine million six hundred twenty-one thousand two hundred nine (9,621,209) shares of Company Preferred Stock. As of the date hereof, (i) eight million fifty-three thousand nine hundred eighty (8,053,980) shares of Company Common Stock are issued and outstanding, (ii) three million one hundred ninety-eight thousand five hundred fifty-six (3,198,556) shares of Series Seed Preferred Stock are issued and outstanding, (iii) two million eight hundred fifty-one thousand fifty-seven (2,851,057) shares of Series A Preferred Stock are issued and outstanding, (iv) one million thirty-two thousand eight hundred eighty-eight (1,032,888) shares of Series A-1 Preferred Stock are issued and outstanding, (v) one million five hundred twenty-four thousand two hundred seventy-nine (1,524,279) shares of Series B Preferred Stock are issued and outstanding, (vi) two million three hundred eighty thousand eight hundred and thirty-six (2,380,836) shares of Company Common Stock are reserved for issuance upon the exercise of the outstanding Company Options, and (vii) two hundred thousand (200,000) shares of Company Common Stock are reserved for future grants under the Company Option Plan.

(b) Except as set forth in Section 4.03(b) of the Company Disclosure Schedule, (i) other than awards granted under the Company Option Plan, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company, (ii) other than awards granted under the Company Option Plan, the Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company. The Company does not own any equity interests in any person.

(c) As of the date of this Agreement, the Company has furnished or made available to InterPrivate the following information with respect to each outstanding Company Option and Company RSU (each, a “Company Share Award”): (i) the name of the Company Share Award recipient; (ii) the number of shares of Company Common Stock subject to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award, if applicable; (iv) the date on which such Company Share Award was granted; (v) the vesting schedule applicable to such Company Share Award; and (vi) the date on which such Company Share Award expires, if applicable. The Company has made available to InterPrivate accurate and complete copies of the Company Option Plan pursuant to which Company has granted the Company Share Awards that are currently outstanding and all forms of award agreements evidencing such Company Share Awards. No Company Option was granted to a United States employee with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option or has any feature for the deferral of compensation within the meaning of Section 409A of the Code. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(e) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award solely as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company and all outstanding Company Share Awards under the Company Option Plan have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

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(f) The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company Common Stock and Company Preferred Stock held by the stockholders of the Company and Company Share Awards granted under the Company Option Plan, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(g) All outstanding shares of Company Common Stock and Company Preferred Stock have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company is a party.

(h) Subject to and upon receipt of the approval of the Requisite Preferred Majority, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents for the Conversion will have been obtained by the Company. By way of example, the 8,606,780 shares of Company Preferred Stock outstanding as of the date hereof would convert into 8,606,780 shares of Company Common Stock.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval (including the approval of the Requisite Preferred Majority with respect to the Conversion), to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, (a) with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, (b) with respect to the Conversion, the approval of the Requisite Preferred Majority, and (c) and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by InterPrivate and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Stockholder Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or by-laws of the Company, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, or (ii) where the

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failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. The Company is not in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07 Financial Statements.

(a) The Company has made available to InterPrivate true and complete copies of the unaudited condensed balance sheet of the Company as of December 31, 2017, December 31, 2018 and December 31, 2019, and the related unaudited condensed statements of operations and cash flows of the Company for each of the years then ended (collectively, the “Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Financial Statements fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and the absence of notes.

(b) The Company has made available to InterPrivate a true and complete copy of the unaudited condensed balance sheet of the Company as of June 30, 2020 (the “2020 Balance Sheet”), and the related unaudited condensed statements of operations and cash flows of the Company for the six-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such unaudited financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c) Except as and to the extent set forth on the Financial Statements or the 2020 Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2020 Balance Sheet, (ii) obligations for future performance under any contract to which the Company is a party or (iii) liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d) Since January 1, 2017 (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

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(f) The PCAOB Audited Financials, when delivered by the Company, shall (i) be true and complete, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein. The PCAOB Audited Financials shall be substantially similar to the Financial Statements in respect of the presentation of cash, accounts receivables, operating liabilities and billings.

Section 4.08 Absence of Certain Changes or Events. Since the date of the 2020 Balance Sheet, except as set forth in Section 4.08 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company has not sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 4.09 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any Governmental Authority. Neither the Company nor any material property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10 Employee Benefit Plans.

(a) All non-standard employment and consulting contracts or agreements to which the Company is a party, with respect to which the Company has any severance obligation (and, for the avoidance of doubt, excluding standard form agreements for employees outside of the United States and contracts or agreements that can be terminated at any time without severance or termination pay or upon notice of not more than 60 days), have been made available to InterPrivate (collectively, the “Service Agreements”) and set forth on Section 4.10(a) of the Company Disclosure Schedule. In addition, Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, equity compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick paid and vacation and other material employee benefit plans, programs or arrangements, in each case, which are material and which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company has or could reasonably be expected to incur any material liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to InterPrivate, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two (2) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years with respect to which any material liability remains outstanding. The Company does not have any express, legally-binding commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) Neither the Company nor any ERISA Affiliate currently sponsors, maintains or contributes to, nor has, within the past six (6) years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

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(d) Except as set forth in Section 4.10(d) of the Company Disclosure Schedule, the Company is not and will not be obligated, whether under any Plan, Service Agreement or otherwise, to pay separation, severance or termination to any current or former employee, director and/or independent contractor directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans nor Service Agreements provides, nor does the Company have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f) Each Plan and each Service Agreement is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or Service Agreement and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan and each Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

Section 4.11 Labor and Employment Matters.

(a) (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company by any of its current or former employees, which Actions would be material to the Company, taken as a

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whole; (ii) the Company is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board; and (iv) in the past three (3) years, there has not been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute against the Company.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company is and, in the past three (3) years, has been in compliance with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes.

Section 4.12 Real Property; Title to Assets.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth the Owned Real Property. The Company has good and valid title in fee simple to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses and real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to InterPrivate. There are no leases, subleases, concessions or other contracts granting to any person other than the Company the right to use or occupy any real property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company, taken as a whole. The Company has not subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Owned Real Property or Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company, taken as a whole. There are no latent defects or adverse physical conditions affecting the Owned Real Property or Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company, taken as a whole.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned, used or held for use by the Company (“Registered IP”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software, Technology, or Business Systems of any other persons that are material to the Products or manufacture thereof, that are material to the business of the Company as currently conducted (other than (x) unmodified, commercially available, “off-the-shelf” Software or (y) Software, Technology or Business Systems with a replacement cost and/or aggregate annual license and maintenance fees of less than $250,000); and (iii) (A) any Software owned or purported to be owned by the Company that is material to the business of the Company as currently conducted and would have a replacement cost of more than $250,000 and

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(B) except to the extent disclosure could reasonably be expected to adversely affect the Company’s trade secrets, Technology or Business Systems owned or purported to be owned by the Company that are material to the Products and would have a replacement cost of more than $250,000. To the knowledge of the Company, the Company IP, including the Intellectual Property specified on Section 4.13(a) of the Company Disclosure Schedule, constitutes all material Intellectual Property rights used in the operation of the business of the Company and is sufficient for the conduct of the business as currently conducted and contemplated to be conducted as of the date hereof.

(b) The Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP that is material to the business of, the Company as currently conducted is subsisting and, to the knowledge of the Company, valid and enforceable. Except as is specified on Section 4.13(b) of the Company Disclosure Schedule, no loss or expiration of any material Company-Owned IP is threatened or pending.

(c) The Company has taken and takes commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets and other Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Company has not disclosed any such trade secrets or Confidential Information that is material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i) There have been no claims properly filed with a Governmental Authority and served on the Company, or threatened in writing (including email) to be filed, against the Company with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company as currently conducted or contemplated to be conducted (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) the Company has not received any formal written opinions of counsel regarding any of the foregoing.

(e) Except as specified on Section 4.13(e) of the Company Disclosure Schedule, all current and past founders, officers, management employees, and contractors who have contributed, developed or conceived any Company-Owned IP have executed valid, written agreements with the Company, substantially in the form made available to Merger Sub or InterPrivate, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company and to assign to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.

(f) The Company does not use and has not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) under any license requiring the Company to disclose or distribute the source code to any Product components or Business Systems owned or purported to be owned by the Company which are incorporated in or necessary for the use of the Products, to license or provide the source code to any such Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Product components at no or minimal charge.

(g) The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company as currently conducted. The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2017, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. The Company has purchased a sufficient number of seat licenses for its Business Systems.

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(h) The Company currently and previously since January 1, 2017 has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) industry standards to which the Company is legally bound, and (iii) all contractual commitments that the Company has entered into or is otherwise bound with respect to privacy and/or data security of Personal Information and/or Business Data held or processed by or on behalf of the Company (collectively, the “Data Security Requirements”). The Company has implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by, via contractual commitments, or on behalf of the Company, including implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices. The Company has not inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2017, to the Company’s knowledge, the Company has not (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements.

(i) The Company has all rights to use the Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date. The Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or InterPrivate from receiving or using Personal Information held or processed by or on behalf of the Company, in a materially similar manner to which the Company receives and uses such Personal Information and Business Data prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.

Section 4.14 Taxes.

(a) The Company: (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Effective Time; (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) The Company is not a party to, is not bound by, and has no obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) and has no a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d) The Company has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

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(f) The Company has no material liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(g) The Company has no request for a material ruling in respect of Taxes pending between the Company and any Tax authority.

(h) The Company has made available to InterPrivate true, correct and complete copies of the final filed U.S. federal income Tax Returns filed by the Company for tax years 2016 through 2019.

(i) The Company has not within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing any deficiency or claim for any material Taxes that has not been resolved.

(l) There are no material Tax Liens upon any assets of the Company except for Permitted Liens.

(m) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

Section 4.15 Environmental Matters. Except as set forth in Section 4.15 of the Company Disclosure Schedule, (a) the Company is not, or has not been since January 1, 2017, in violation in any material respect of any applicable Environmental Law; (b) to the knowledge of the Company, the Company has not released or caused any release of Hazardous Substances on or from any property currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) in violation in any material respect of any Environmental Law or in a manner or quantity which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, the Company has not transported or disposed of, or arranged for the transportation or disposal of, Hazardous Substances at any real property not owned, operated or leased by the Company, in violation in any material respect of any Environmental Law or otherwise in a manner or quantity that has resulted or would reasonably be expected to result in a material liability to the Company under any Environmental Law; (d) the Company has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) the Company is in compliance in all material respects with the terms and conditions of its Environmental Permits; and (f) the Company has delivered to InterPrivate true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company (or by a third-party of which the Company has knowledge) in relation to the current or prior business of the Company or any real property presently or formerly owned, leased, or operated by the Company (or its or their predecessors) that are in possession, custody or control of the Company.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are set forth on Section 4.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to or by the Company of more than $250,000, in the aggregate, over the 12-month period ending September 30, 2020;
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(ii) each contract and agreement with Suppliers to the Company for expenditures paid or payable by the Company of more than $250,000, in the aggregate, over the 12-month period ending September 30, 2020;

(iii) each contract and agreement with customers of the Company that involves consideration payable to the Company of more than $250,000, in the aggregate, over the 12-month period ending September 30, 2020;

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party that are material to the business of the Company;

(v) all Service Agreements and management contracts, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any Product of the Company to which the Company is a party;

(vi) all contracts and agreements evidencing indebtedness (or any guaranty therefor) for borrowed money in an amount greater than $250,000;

(vii) all partnership, joint venture or similar agreements that are material to the business of the Company;

(viii) all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits;

(ix) all contracts and agreements that limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person,

(x) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relates to the Company or its business;

(xi) all leases or master leases of personal property reasonably likely to result in annual payments of $250,000 or more in a 12-month period;

(xii) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(xiii) contracts which involve the license or grant of rights to Company-Owned IP by the Company, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted: (A) to customers or distributors in the ordinary course of business consistent with past practice; (B) to vendors and service providers for the purpose of providing the applicable services to the Company; or (C) in the ordinary course of business for the use of a Trademark of the Company for marketing or similar purposes; and

(xiv) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Company, taken as a whole.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms and the Company is not in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to InterPrivate or its legal advisors true and complete copies of all Material Contracts without redaction, including amendments thereto that are material in nature.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, and the principal insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

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(b) With respect to each such insurance policy, except as would not reasonably be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.19 Certain Business Practices. Since January 1, 2017, none of the Company, nor, to the Company’s knowledge, any directors or officers, agents or employees of the Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 4.20 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company, other than customary indemnity arrangements and customary employment-related agreements and arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. The Company has not, since January 1, 2017, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.21 Exchange Act. The Company is not currently (or has not previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.22 Brokers. Except for Credit Suisse Securities (USA) LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.23 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to InterPrivate, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to InterPrivate, its affiliates

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or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to InterPrivate, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article V.

REPRESENTATIONS AND WARRANTIES OF INTERPRIVATE AND MERGER SUB

Except as set forth in the InterPrivate SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such InterPrivate SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing in disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), InterPrivate hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

(a) Each of InterPrivate and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Merger Sub is the only subsidiary of InterPrivate. Except for Merger Sub, InterPrivate does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02 Certificate of Incorporation and By-laws. Each of InterPrivate and Merger Sub has heretofore furnished to the Company complete and correct copies of the InterPrivate Organizational Documents and the Merger Sub Organizational Documents. The InterPrivate Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither InterPrivate nor Merger Sub is in material violation of any of the provisions of the InterPrivate Organizational Documents and the Merger Sub Organizational Documents.

Section 5.03 Capitalization.

(a) The authorized capital stock of InterPrivate consists of (i) 50,000,000 shares of InterPrivate Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“InterPrivate Preferred Stock”). As of the date of this Agreement (i) 31,055,500 shares of InterPrivate Common Stock are issued and outstanding (which includes 23,698,156 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of InterPrivate Common Stock are held in the treasury of InterPrivate, (iii) 12,384,000 InterPrivate Warrants are issued and outstanding, and (iv) 12,384,000 shares of InterPrivate Common Stock are reserved for future issuance pursuant to the InterPrivate Warrants. As of the date of this Agreement, there are no shares of InterPrivate Preferred Stock issued and outstanding. Each InterPrivate Warrant is exercisable for one share of InterPrivate Common Stock at an exercise price of $11.50.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by InterPrivate free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding InterPrivate Units, shares of InterPrivate Common Stock and InterPrivate Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the InterPrivate Organizational Documents.

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(d) The Merger Consideration being delivered by InterPrivate hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the InterPrivate Organizational Documents. The Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued pursuant to the Subscription Agreements, securities issued by InterPrivate as permitted by this Agreement and the InterPrivate Warrants, InterPrivate has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of InterPrivate or obligating InterPrivate to issue or sell any shares of capital stock of, or other equity interests in, InterPrivate. All shares of InterPrivate Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither InterPrivate nor any subsidiary of InterPrivate is a party to, or otherwise bound by, and neither InterPrivate nor any subsidiary of InterPrivate has granted, any equity appreciation rights, participations, phantom equity or similar rights. InterPrivate is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of InterPrivate Common Stock or any of the equity interests or other securities of InterPrivate or any of its subsidiaries. There are no outstanding contractual obligations of InterPrivate to repurchase, redeem or otherwise acquire any shares of InterPrivate Common Stock. There are no outstanding contractual obligations of InterPrivate to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to This Agreement. Each of InterPrivate, and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of InterPrivate and Merger Sub and the consummation by each of InterPrivate and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of InterPrivate or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of InterPrivate Common Stock and by the holders of a majority of the then-outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of InterPrivate Common Stock and the amendment and restatement of the InterPrivate Certificate of Incorporation pursuant to this Agreement, the approval of majority of the then-outstanding shares of InterPrivate Common Stock). This Agreement has been duly and validly executed and delivered by InterPrivate and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of InterPrivate or Merger Sub, enforceable against InterPrivate or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of InterPrivate and Merger Sub do not, and the performance of this Agreement by each of InterPrivate and Merger Sub will not, (i) conflict with or violate the InterPrivate Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of InterPrivate or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of InterPrivate or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of InterPrivate or Merger Sub is a party or by which each of InterPrivate or Merger Sub or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have an InterPrivate Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of InterPrivate and Merger Sub do not, and the performance of this Agreement by each of InterPrivate and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable

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requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent InterPrivate or Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither InterPrivate nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to InterPrivate or Merger Sub or by which any property or asset of InterPrivate or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which InterPrivate or Merger Sub is a party or by which InterPrivate or Merger Sub or any property or asset of InterPrivate or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have an InterPrivate Material Adverse Effect. Each of InterPrivate and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for InterPrivate or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) InterPrivate has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 3, 2020, together with any amendments, restatements or supplements thereto (collectively, the “InterPrivate SEC Reports”). InterPrivate has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by InterPrivate with the SEC to all agreements, documents and other instruments that previously had been filed by InterPrivate with the SEC and are currently in effect. As of their respective dates, the InterPrivate SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act” ), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of InterPrivate has filed with the SEC on a timely basis all documents required with respect to InterPrivate by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the InterPrivate SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of InterPrivate as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). InterPrivate has no off-balance sheet arrangements that are not disclosed in the InterPrivate SEC Reports. No financial statements other than those of InterPrivate are required by GAAP to be included in the consolidated financial statements of InterPrivate.

(c) Except as and to the extent set forth in the InterPrivate SEC Reports, neither InterPrivate nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of InterPrivate’s and Merger Sub’s business.

(d) InterPrivate is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) InterPrivate has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to InterPrivate and other material information required to be disclosed by InterPrivate in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported

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within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to InterPrivate’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting InterPrivate’s principal executive officer and principal financial officer to material information required to be included in InterPrivate’s periodic reports required under the Exchange Act.

(f) InterPrivate maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that InterPrivate maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. InterPrivate has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of InterPrivate to InterPrivate’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of InterPrivate to record, process, summarize and report financial data. InterPrivate has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of InterPrivate. Since December 31, 2019, there have been no material changes in InterPrivate internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by InterPrivate to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of InterPrivate. InterPrivate has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither InterPrivate (including any employee thereof) nor InterPrivate’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by InterPrivate, (ii) any fraud, whether or not material, that involves InterPrivate’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by InterPrivate or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the InterPrivate SEC Reports. To the knowledge of InterPrivate, none of the InterPrivate SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since February 3, 2020, except as expressly contemplated by this Agreement, (a) InterPrivate has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any InterPrivate Material Adverse Effect.

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of InterPrivate, threatened against InterPrivate, or any property or asset of InterPrivate, before any Governmental Authority. Neither InterPrivate nor any material property or asset of InterPrivate is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of InterPrivate, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The InterPrivate Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of InterPrivate and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of InterPrivate approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of InterPrivate at the InterPrivate Stockholders’ Meeting.

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(b) The only vote of the holders of any class or series of capital stock of InterPrivate necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of InterPrivate Common Stock.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub will have no material assets, liabilities or obligations at all times prior to the Effective Time.

Section 5.12 Brokers. Except for EarlyBirdCapital, Inc., Credit Suisse, Morgan Stanley and Emerson Equity LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of InterPrivate or Merger Sub.

Section 5.13 InterPrivate Trust Fund. As of the date of this Agreement, InterPrivate has no less than $243,125,000.00 in the trust fund established by InterPrivate for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 3, 2020, between InterPrivate and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. InterPrivate has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by InterPrivate or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between InterPrivate and the Trustee that would cause the description of the Trust Agreement in the InterPrivate SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of InterPrivate, that would entitle any person (other than stockholders of InterPrivate who shall have elected to redeem their shares of InterPrivate Common Stock pursuant to the InterPrivate Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the InterPrivate Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of InterPrivate, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, InterPrivate shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to InterPrivate as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of InterPrivate due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of InterPrivate who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to InterPrivate in connection with its efforts to effect the Merger (including fees owed by InterPrivate to EarlyBirdCapital, Inc., pursuant to that certain Letter Agreement, dated February 3,2020, among EarlyBirdCapital, Inc. and InterPrivate). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the

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Company with its respective obligations hereunder, InterPrivate has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to InterPrivate at the Effective Time.

Section 5.14 Employees. Other than any officers as described in the InterPrivate SEC Reports, InterPrivate and Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by InterPrivate’s officers and directors in connection with activities on InterPrivate’s behalf in an aggregate amount not in excess of the amount of cash held by InterPrivate outside of the Trust Account, InterPrivate has no unsatisfied material liability with respect to any employee, officer or director. InterPrivate and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of InterPrivate, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the InterPrivate, Merger Sub or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which InterPrivate or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 5.15 Taxes.

(a) InterPrivate and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that InterPrivate or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of InterPrivate, for any material Taxes of InterPrivate that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither InterPrivate nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes and which is not entered into with any affiliate or direct or indirect owner of InterPrivate.

(c) None of InterPrivate or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d) Neither InterPrivate nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(e) Neither InterPrivate nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

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(f) Neither InterPrivate nor Merger Sub has any request for a material ruling in respect of Taxes pending between InterPrivate and/or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(g) Neither InterPrivate nor Merger Sub has within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither InterPrivate nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) InterPrivate and Merger Sub have not taken any action, nor to the knowledge of InterPrivate are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 5.16 Listing. The issued and outstanding InterPrivate Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “IPV.U.” The issued and outstanding shares of InterPrivate Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “IPV”. The issued and outstanding InterPrivate Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “IPV WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of InterPrivate, threatened in writing against InterPrivate by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the InterPrivate Units, the shares of InterPrivate Common Stock, or InterPrivate Warrants or terminate the listing of InterPrivate on the New York Stock Exchange. None of InterPrivate or any of its affiliates has taken any action in an attempt to terminate the registration of the InterPrivate Units, the shares of InterPrivate Common Stock, or the InterPrivate Warrants under the Exchange Act.

Section 5.17 InterPrivate’s and Merger Sub’s Investigation and Reliance. Each of InterPrivate and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by InterPrivate and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. InterPrivate, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither InterPrivate nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to InterPrivate, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to InterPrivate or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

Section 5.18 Certain Business Practices. Since August 16, 2019, none of InterPrivate, Merger Sub, nor, to the InterPrivate’s knowledge, any directors or officers, agents or employees of InterPrivate or Merger Sub has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 5.19 Investment Company Act. Neither InterPrivate nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.20 Takeover Statutes and Charter Provisions. The InterPrivate Board has taken all action necessary so that the restrictions on business combination set forth in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger and the issuance of InterPrivate Common Stock. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law

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applies with respect to InterPrivate or Merger Sub in connection with this Agreement, the Merger, the issuance of InterPrivate Common Stock or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which InterPrivate or Merger Sub is subject, party or otherwise bound.

Section 5.21 PIPE Investment Amount; Subscription Agreements. InterPrivate has delivered to the Company true, correct and complete copies of each of the Subscription Agreements (including any side letters or addendums thereto) that have been executed as of the date hereof pursuant to which the subscribers party thereto have committed, subject to the terms and conditions therein, to purchase shares of InterPrivate Common Stock at a price of $10.00 per share. Each of the Subscription Agreements executed as of the date hereof are in full force and effect and are legal, valid and binding upon InterPrivate, enforceable against InterPrivate in accordance with their terms (subject to the Remedies Exceptions). None of the Subscription Agreements executed as of the date hereof have been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of InterPrivate, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement, to the knowledge of InterPrivate, the commitments contained in the Subscription Agreements executed as of the date hereof have not been withdrawn, terminated or rescinded by the subscribers party thereto in any respect. InterPrivate has, as of the date hereof, complied in all material respects with all of its obligations under the Subscription Agreements executed as of the date hereof. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements executed as of the date hereof, other than as expressly set forth in such Subscription Agreements.

Article VI.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), unless InterPrivate shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the current business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, Suppliers and other persons with which the Company has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of InterPrivate (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(ii) form or create any subsidiaries;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company; provided that none of (1) the exercise or settlement of any Company Options, (2) the grants of

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Company Options or Company RSUs, as set forth on Section 6.01 of the Company Disclosure Schedule, provided further that no Company RSUs shall be directly or indirectly issued to Soroush Salehian Dardashti or Mina Rezk or any of their respective affiliates or family members or any trust whose beneficiary is Soroush Salehian Dardashti or Mina Rezk or any of their respective family members, or (3) the issuance of Company Common Stock in connection with the Conversion shall require the consent of InterPrivate; or (B) any material assets of the Company;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $250,000; or (B) incur any indebtedness for borrowed money in excess of $250,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(vii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of and grants of bonuses to employees in the ordinary course of business, (B) enter into any new, or materially amend any existing Service Agreement or severance or termination agreement with any current or former director, officer, employee or consultant whose compensation would exceed, on an annualized basis, $250,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any new Service Agreement or similar arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $250,000;

(viii) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any director or officer of the Company;

(ix) adopt, amend and/or terminate any Plan except (x) as may be required by applicable Law or is necessary in order to consummate the Transactions or (y) in the event of annual renewals of health and welfare programs;

(x) except in the ordinary course of business, make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability, in each case, that would reasonably be expected to have an adverse and material impact on the Company;

(xi) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company, taken as a whole, except in the ordinary course of business;

(xii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or

(xiii) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

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Section 6.02 Conduct of Business by InterPrivate and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), set forth on Schedule 6.02, or required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), InterPrivate agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of InterPrivate and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), as set forth on Schedule 6.02, or as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), neither InterPrivate nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the InterPrivate Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of InterPrivate other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the InterPrivate Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the InterPrivate Common Stock or InterPrivate Warrants except for redemptions from the Trust Fund that are required pursuant to the InterPrivate Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of InterPrivate or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of InterPrivate or Merger Sub;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of InterPrivate, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of InterPrivate or Merger Sub;

(j) amend the Trust Agreement or any other agreement related to the Trust Account;

(k) other than as set forth on Section 6.02(k) of the Company Disclosure Schedule, enter into, renew or amend in any material respect any transaction, agreement arrangement or understanding with any (i) present or former executive officer or director of InterPrivate or Merger Sub, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of InterPrivate or (iii) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; or

(l) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

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Section 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and InterPrivate on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against InterPrivate, Merger Sub or any other person (a) for legal relief against monies or other assets of InterPrivate or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against InterPrivate (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and InterPrivate consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, InterPrivate shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event InterPrivate prevails in such action or proceeding.

Article VII.

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, (i) InterPrivate and the Company shall prepare and file with the SEC a joint consent solicitation/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of InterPrivate and to the stockholders of the Company relating to (A) with respect to the Company’s stockholders, the action to be taken by certain stockholders of the Company pursuant to the Written Consent and (B) with respect to InterPrivate’s stockholders, the special meeting of InterPrivate’s stockholders (the “InterPrivate Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of InterPrivate Common Stock as contemplated by this Agreement, (3) the second amended and restated InterPrivate Certificate of Incorporation as set forth on Exhibit B, (4) the Stock Incentive Plan and (5) any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “InterPrivate Proposals”) and (ii) InterPrivate shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of InterPrivate Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement and (B) held by the stockholders of InterPrivate immediately prior to the Effective Time. InterPrivate and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, InterPrivate shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of InterPrivate Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, each of the Company and InterPrivate shall mail the Proxy Statement to their respective stockholders. Each of InterPrivate and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by InterPrivate or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). InterPrivate and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the InterPrivate Common Stock to be

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issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of InterPrivate and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c) InterPrivate represents that the information supplied by InterPrivate for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of InterPrivate and the Company, (iii) the time of the InterPrivate Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to InterPrivate or Merger Sub, or their respective officers or directors, should be discovered by InterPrivate which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, InterPrivate shall promptly inform the Company. All documents that InterPrivate is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of InterPrivate and the Company, (iii) the time of the InterPrivate Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform InterPrivate. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 7.02 InterPrivate Stockholders’ Meetings; and Merger Sub Stockholder’s Approval.

(a) InterPrivate shall call and hold the InterPrivate Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the InterPrivate Proposals, and InterPrivate shall use its reasonable best efforts to hold the InterPrivate Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of InterPrivate). InterPrivate shall use its reasonable best efforts to obtain the approval of the InterPrivate Proposals at the InterPrivate Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the InterPrivate Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The InterPrivate Board shall recommend to its stockholders that they approve the InterPrivate Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, InterPrivate shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

Section 7.03 Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to InterPrivate, of holders of (a) the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement and (b) the Requisite Preferred Majority in favor of the approval and adoption of the Conversion (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within twenty-four (24) hours after the Registration Statement becomes effective (it being agreed that the Company shall

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seek the Written Consent even if there shall have been a Company Adverse Recommendation Change except if InterPrivate shall have other terminated this Agreement pursuant to Section 9.01(e)).

Section 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement, the Company and InterPrivate shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company’s obligations under Section 7.08, neither the Company nor InterPrivate shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that the access or disclosure would (x) violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege or (z) contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated September 3, 2020 (the “Confidentiality Agreement”), between InterPrivate and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.05 Company Solicitation; Change in Recommendation.

(a) From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not and shall direct its Representatives not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall and shall instruct its Representatives, to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal, and the Company acknowledges that any action taken by it or any of its Representatives inconsistent with the restrictions set forth in this Section 7.05(a), whether or not such Representative is purporting to act on the Company’s behalf, shall be deemed to constitute a breach of this Section 7.05(a) by the Company. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality

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agreement in connection with its consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof.

(b) Notwithstanding the first sentence of Section 7.05(a), prior to the receipt of the Written Consent, the Company Board, directly or indirectly through any Representative, may, subject to Section 7.05(c), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Company Acquisition Proposal in writing that the Company Board reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Company Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company pursuant to an executed Acceptable Confidentiality Agreement (a copy of which shall be promptly (in all events within twenty-four (24) hours) provided to InterPrivate); provided, that the Company shall promptly provide to InterPrivate any material non-public information that is provided to any such person which has not previously been provided to InterPrivate.

(c) The Company shall notify InterPrivate promptly (but in no event later than twenty-four (24) hours) after receipt by the Company or its Representatives of any Company Acquisition Proposal, any inquiry that would reasonably be expected to lead to a Company Acquisition Proposal or any request for non-public information relating to the Company or for access to the business, properties, assets, personnel, books or records of the Company by any third party, in each case after the date hereof and in connection with such third party’s consideration of acquiring the Company. In such notice, the Company shall identify the third party making any such Company Acquisition Proposal, indication or request and provide the details of the material terms and conditions of any such Company Acquisition Proposal, indication or request. The Company shall keep InterPrivate informed, on a current and prompt basis, of the status and material terms of any such Company Acquisition Proposal, indication or request, including the material terms and conditions thereof any material amendments or proposed amendments. The Company shall promptly provide InterPrivate copies of any nonpublic information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any third party in connection with such third party’s consideration of acquiring the Company to the extent such information has not been previously provided to InterPrivate. Notwithstanding the foregoing, (i) InterPrivate hereby acknowledges that prior to September 21, 2020, the Company has provided information related to the Company and has afforded access to, and engaged in discussions with, other persons in connection with a proposed Company Acquisition Proposal and that such information, access and discussions could reasonably enable another person to form a basis for a Company Acquisition Proposal without any breach by the Company of this Section 7.05 and (ii) the Company may inform any person making an unsolicited proposal regarding a Company Acquisition Proposal of the terms of this Section 7.05.

(d) Except as set forth in this Section 7.05(d) and Section 7.05(e), neither the Company Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to InterPrivate or Merger Sub, the Company Board recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Company Acquisition Proposal or Company Superior Proposal, (ii) make any public statement inconsistent with the Company Board recommendation, (iii) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”), or (iv) authorize, cause or permit the Company or any its Representatives to enter into any Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Written Consent, but not after, the Company Board may make a Company Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 9.01(j) to enter into a Company Acquisition Agreement with respect to a Company Acquisition Proposal only if the Company Board has reasonably determined in good faith, after consultation with its outside financial advisor and legal counsel, that (i) the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, and (ii) that such Company Acquisition Proposal constitutes a Company Superior Proposal; provided, however, that prior to taking such action, (A) the Company promptly notifies InterPrivate, in writing, at least three (3) Business Days (the “Company Notice Period”) before making a Company Adverse Recommendation Change or entering into a Company Acquisition Agreement, of its intention to take such action with respect to a Company Superior Proposal, which notice shall (1) state expressly that the Company has received a Company Acquisition Proposal that the Company Board intends to declare a Company Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement, and (2) include a copy of the most current version of the proposed agreement relating to such Company Superior Proposal (which version shall be updated on a prompt basis, but in each case redacted as necessary to exclude the identity of the third party making such Company Superior Proposal), and a description of

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any financing commitments relating thereto; (B) the Company shall and shall instruct its Representatives to, during the Company Notice Period, negotiate with InterPrivate in good faith in respect of adjustments in the terms and conditions of this Agreement such that such Company Acquisition Proposal would cease to constitute a Company Superior Proposal, if InterPrivate, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Company Notice Period, there is any material revision to the terms of a Company Superior Proposal, including, any revision in price, the Company Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Company Notice Period subsequent to the time the Company notifies InterPrivate of any such material revision (it being understood that there may be multiple extensions)); and (C) following the end of such Company Notice Period (as extended pursuant to the preceding clause (B)) the Company Board determines in good faith, after consulting with outside financial advisor and legal counsel, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal after taking into account any adjustments made by InterPrivate during the Company Notice Period in the terms and conditions of this Agreement; and provided, further, that the Company shall have complied with its obligations under this Section 7.05(d) and if the Company Board terminates this Agreement pursuant to Section 9.01(i) to enter into a Company Acquisition Agreement, the Company pays to InterPrivate the Termination Fee due under Section 9.03(a).

(e) Notwithstanding the foregoing, if, at any time prior to obtaining the Written Consent, the Company Board determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law, the Company Board may, prior to obtaining the Written Consent, make a Company Adverse Recommendation Change; provided that the Company will not be entitled to make, or agree or resolve to make, a Company Adverse Recommendation Change unless (i) the Company promptly notifies InterPrivate in writing, at least three (3) Business Days (the “Intervening Event Notice Period”) advising InterPrivate that the Company Board proposes to take such action and containing the material facts underlying the Company Board’s determination that an Intervening Event has occurred, and (ii) following the end of such Intervening Event Notice Period (it being agreed that in the event after the commencement of the Intervening Event Notice Period, there is any material development with respect to an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Intervening Event Notice Period subsequent to the time the Company notifies InterPrivate of any such material revision (it being understood that there may be multiple extensions)), the Company Board determines in good faith, after consulting with outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law. If requested by InterPrivate, the Company shall and shall instruct its Representatives to, during the Intervening Event Notice Period, negotiate with InterPrivate in good faith to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Company Adverse Recommendation Change.

Section 7.06 Employee Benefits Matters.

(a) InterPrivate shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, InterPrivate shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

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(b) InterPrivate shall, or shall cause the Surviving Corporation to, assume, honor and fulfill all of the Plans in accordance with their terms as in effect immediately prior to the Closing Date, as such Plans may be modified or terminated from time to time in accordance with their terms.

(c) The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, InterPrivate, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.07 Directors’ and Officers’ Indemnification; D&O Tail.

(a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the by-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law.

(b) Each of InterPrivate and the Surviving Corporation shall purchase (which shall be paid for in full by the Company) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Company or InterPrivate as of the Closing with respect to matters occurring prior to the Effective Time. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the policy in effect immediately prior to the Effective Time for the benefit of the Company’s directors and officers, and shall remain in effect for the six-year period following the Closing.

Section 7.08 Notification of Certain Matters.

(a) The Company shall give prompt notice to InterPrivate, and InterPrivate shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

(b) Notwithstanding anything to the contrary in this Agreement (including anything set forth in Section 7.04), the Company shall give prompt written notice to InterPrivate, but in any event within no less than five (5) Business Days following such event, if (i) any Material Contract set forth in Sections 4.16(a)(i), (vii) or (xiv) of the Company Disclosure Schedule has been terminated (or such termination has been threatened) or any material modifications or amendments have been made to any Material Contract set forth in Sections 4.16(a)(i), (vii) or (xiv) of the Company Disclosure Schedule (or if any such material modification or amendment has been proposed); or (ii) there are any material discussions with personnel who have decision making authority or changes that would reasonably be expected to have an adverse impact on any of the Company’s business relations or arrangements with any of the parties to any Material Contract set forth in Sections 4.16(a)(i), (vii) or (xiv) of the Company Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement (including anything set forth in Section 7.04), if the Company reasonably determines in good faith on the advice of outside legal counsel that it is restricted by or prohibited under applicable confidentiality or similar undertakings or by Law from providing any notice required to be delivered under this Section 7.08, the Company shall (A) notify InterPrivate or InterPrivate’s external legal counsel of that fact and shall provide such notice and the grounds for such determination as shall be permitted under the circumstances; and (B) use its commercially reasonable efforts to cause such notice to be provided in a manner that would not be so restricted or prohibited.

(c) No notification given by the Company under this Section 7.08 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

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Section 7.09 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of InterPrivate and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of InterPrivate and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent InterPrivate or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 7.11 Tax Matters. InterPrivate and the Company intend that, for United States federal income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of InterPrivate and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the Company or InterPrivate knows of any fact or circumstance, or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters.

Section 7.12 Stock Exchange Listing. InterPrivate will use its reasonable best efforts to cause the Merger Consideration issued in connection with the Transactions to be approved for listing on the New York Stock Exchange at Closing. During the period from the date hereof until the Closing, InterPrivate shall use its reasonable best efforts to keep the InterPrivate Units, InterPrivate Common Stock and InterPrivate Warrants listed for trading on the New York Stock Exchange.

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Section 7.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly (and in connection with the any required filings under the HSR Act, no later than ten (10) Business Days after the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.14 PCAOB Audited Financials. The Company shall use commercially reasonable efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income and cash flows of the Company for such years, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified (except with respect to material weaknesses) audit report thereon from the auditor (collectively, the “PCAOB Audited Financials”) not later than 30 days from the date hereof.

Section 7.15 Exclusivity. From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, InterPrivate shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company, its stockholders and its affiliates and Representatives. InterPrivate shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 7.16 Trust Account. As of the Effective Time, the obligations of InterPrivate to dissolve or liquidate within a specified time period as contained in InterPrivate’s Certificate of Incorporation will be terminated and InterPrivate shall have no obligation whatsoever to dissolve and liquidate the assets of InterPrivate by reason of

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the consummation of the Merger or otherwise, and no stockholder of InterPrivate shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, InterPrivate shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to InterPrivate (to be held as available cash on the balance sheet of InterPrivate, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.17 Stock Incentive Plan. InterPrivate shall, prior to the Effective Time, approve and adopt a new equity incentive plan (the “Stock Incentive Plan”) to be effective in connection with the Closing, which shall be in such form as the Company and InterPrivate shall mutually determine and which shall provide for an aggregate share reserve thereunder equal to five percent (5%) of the number of shares of InterPrivate Common Stock on a fully diluted basis at the Closing.

Article VIII.

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, InterPrivate and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to InterPrivate.

(b) InterPrivate Stockholders’ Approval. The InterPrivate Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of InterPrivate in accordance with the Proxy Statement, the DGCL, the InterPrivate Organizational Documents and the rules and regulations of the New York Stock Exchange.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Consents. All consents, approvals and authorizations set forth on Section 8.01(e) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

Section 8.02 Conditions to the Obligations of InterPrivate and Merger Sub. The obligations of InterPrivate and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.08(c) (Absence of Certain Changes or Events) and Section 4.22 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.03 (Capitalization), shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty

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expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to InterPrivate a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Resignation. Other than those persons identified as continuing directors on Exhibit C, all members of the Company Board shall have executed written resignations effective as of the Effective Time.

(f) Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement (other than InterPrivate and the holders of equity securities of InterPrivate prior to the Closing contemplated to be party thereto) shall have delivered, or cause to be delivered, to InterPrivate a copy of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(g) Stockholders Agreement. All parties to the Stockholders Agreement (other than InterPrivate and Sponsor) shall have delivered, or cause to be delivered, to InterPrivate a copy of the Stockholders Agreement duly executed by all such parties.

(h) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to InterPrivate a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by InterPrivate with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i) Payment Spreadsheet. The Company shall have delivered to InterPrivate the Payment Spreadsheet in accordance with Section 3.01(a).

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of InterPrivate and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.04 (Authority Relative to this Agreement), Section 5.08(b) (Absence of Certain Changes or Events) and Section 5.12 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of InterPrivate and Merger Sub contained in Section 5.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of InterPrivate and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “InterPrivate Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and

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correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an InterPrivate Material Adverse Effect.

(b) Agreements and Covenants. InterPrivate and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. InterPrivate shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of InterPrivate, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No InterPrivate Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Stock Exchange Listing. The InterPrivate Common Stock comprising the Merger Consideration to be issued pursuant to this Agreement and the InterPrivate Common Stock to be issued in connection with the transactions contemplated by the Subscription Agreements shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance thereof.

(f) Registration Rights and Lock-Up Agreement. InterPrivate and the holders of equity securities of InterPrivate prior to the Closing contemplated to be party thereto shall have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by InterPrivate.

(g) Stockholders Agreement. All parties to the Stockholders Agreement shall have delivered, or cause to be delivered, to the Company a copy of the Stockholders Agreement duly executed by all such parties.

(h) Resignations. The officers of InterPrivate and the members of the InterPrivate Board set forth on Schedule C shall have executed written resignations effective as of the Effective Time.

(i) Available Cash. After giving effect to (i) the exercise of Redemption Rights by holders of the outstanding shares of InterPrivate Common Stock and (ii) the sale and issuance by InterPrivate of InterPrivate Common Stock between the date of this Agreement and the Effective Time, the amount of cash held by InterPrivate in the aggregate, whether in or outside the Trust Account shall be equal to at least $150,000,000, and InterPrivate shall have made appropriate arrangements for any funds in the Trust Account to be released upon Closing.

(j) InterPrivate Liabilities. The total outstanding liabilities (excluding expenses required to be borne by InterPrivate as contemplated under this Agreement and transaction related expense, including the costs and expenses relating to the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the Transactions) of InterPrivate shall not exceed $500,000 at the Closing.

Article IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or InterPrivate, as follows:

(a) by mutual written consent of InterPrivate and the Company; or

(b) by either InterPrivate or the Company if the Effective Time shall not have occurred prior to March 31, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by either InterPrivate or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; or

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(d) by either InterPrivate or the Company if any of the InterPrivate Proposals shall fail to receive the requisite vote for approval at the InterPrivate Stockholders’ Meeting or any adjournment thereof; or

(e) by InterPrivate if the Company Board or a committee thereof, prior to obtaining the Written Consent, shall have made a Company Adverse Recommendation Change; or

(f) by InterPrivate if the Company shall have failed to deliver the Written Consent to InterPrivate within two (2) Business Days after the Registration Statement becomes effective; or

(g) by InterPrivate upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that InterPrivate has not waived such Terminating Company Breach and InterPrivate and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, InterPrivate may not terminate this Agreement under this Section 9.01(g) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by InterPrivate to the Company; or

(h) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of InterPrivate and Merger Sub set forth in this Agreement, or if any representation or warranty of InterPrivate and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating InterPrivate Breach”); provided that the Company has not waived such Terminating InterPrivate Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating InterPrivate Breach is curable by InterPrivate and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(h) for so long as InterPrivate and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to InterPrivate; or

(i) by the Company, at any time prior to receipt of the Written Consent, in connection with entering into a Company Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 7.05(d); provided, that prior to or concurrently with such termination the Company pays the Termination Fee due under Section 9.03(a); or

(j) by InterPrivate if the PCAOB Audited Financials shall not have been delivered to InterPrivate by the Company on or before not later than sixty (60) days from the date hereof; or

(k) by the Company if the InterPrivate Board shall have publicly withdrawn, modified or changed, in a manner that is adverse to the Company, its recommendation to its stockholders to approve the InterPrivate Proposals.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 9.03 Termination Fee.

(a) In the event that:

(i) (A) this Agreement is terminated by the Company or InterPrivate pursuant to Section 9.01(b) or by InterPrivate pursuant to Section 9.01(f) or Section 9.01(g); (B) a bona fide Company Acquisition Proposal shall have been made, proposed or otherwise communicated to the Company in writing after the date of this Agreement but before the date of such termination, and (C) within six (6) months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to such Company Acquisition Proposal; provided, that, for purposes of clauses (B) and (C) of this Section 9.03(a)(i), the references to “20%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated (A) by InterPrivate pursuant to Section 9.01(e) or (B) by the Company pursuant to Section 9.01(i);

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then, in any such event under clause (i) or (ii) of this Section 9.03(a), the Company shall pay the Termination Fee to InterPrivate or its designee by wire transfer of same day funds (x) in the case of Section 9.03(a)(ii)(A), within two (2) Business Days after such termination, (y) in the case of Section 9.03(a)(ii)(B), simultaneously with or prior to such termination or (z) in the case of Section 9.03(a)(i), upon entry into the definitive agreement with respect to the Company Acquisition Proposal referred to therein; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

As used herein, “Termination Fee” means sixty-eight million dollars ($68,000,000).

(b) The parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce the parties to enter into this Agreement.

Section 9.04 Expenses. Except as set forth in this Section 9.04 or elsewhere in this Agreement, all expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that (a) InterPrivate shall be solely responsible for all (i) expenses relating to all SEC and other regulatory filing fees incurred in connection with the Transactions, (ii) expenses incurred in connection with preparing the Registration Statement and Proxy Statement, (iii) expenses incurred in connection with any filings with or approvals from the New York Stock Exchange in connection with the Transactions and (iv) any transfer Taxes arising in connection with the Transactions, and (b) InterPrivate and the Company shall each pay one-half of all expenses relating to the filing fee for the Notification and Report Forms filed under the HSR Act.

Section 9.05 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.06 Waiver. At any time prior to the Effective Time, (i) InterPrivate may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of InterPrivate or Merger Sub, (b) waive any inaccuracy in the representations and warranties of InterPrivate or Merger Sub contained herein or in any document delivered by InterPrivate and/or Merger pursuant hereto and (c) waive compliance with any agreement of InterPrivate or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X.

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to InterPrivate or Merger Sub:

InterPrivate Acquisition Corp.

c/o InterPrivate LLC

1350 Avenue of the Americas

New York, New York 10019

Attention: Brandon C. Bentley, General Counsel

Email: bbentley@interprivate.com

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with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

if to the Company:

Aeva, Inc.

555 Ellis Street

Mountain View, California 94043

Email: soroush@aeva.ai

Attn: Soroush Salehian

with a copy to:

Latham & Watkins, LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:     Ryan Maierson

      Jesse Myers

Email:     Ryan.Maierson@lw.com

      Jesse.Myers@lw.com

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing,(b) this Article X and (c) any corresponding definitions set forth in Article I.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

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Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

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IN WITNESS WHEREOF, InterPrivate, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INTERPRIVATE ACQUISITION CORP.
By	/s/ Ahmed M. Fattouh
Name:	Ahmed M. Fattouh
Title:	Chairman and Chief Executive Officer
WLLY MERGER SUB CORP.
By	/s/ Ahmed M. Fattouh
Name:	Ahmed M. Fattouh
Title:	President and Assistant Secretary
Aeva, Inc.
By	/s/ Soroush Salehian Dardashti
Name:	Soroush Salehian Dardashti
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

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EXHIBIT A

Registration Rights and Lock-Up Agreement

[Attached as Annex H to this proxy statement/prospectus/consent solicitation statement]

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EXHIBIT B

InterPrivate Second Amended and Restated Certificate of Incorporation

[Attached as Annex B to this proxy statement/prospectus/consent solicitation statement]

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EXHIBIT C

Directors and Officers of the Surviving Corporation and InterPrivate

Surviving Corporation:

Directors:

Mina Rezk

Soroush Salehian Dardashti

Officers:

Mina Rezk

Soroush Salehian Dardashti

Saurabh Sinha

InterPrivate:

Officers:

Mina Rezk

Soroush Salehian Dardashti

Saurabh Sinha

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EXHIBIT D

Stockholders Agreement Term Sheet

This Term Sheet summarizes certain principal terms of a Stockholders Agreement (the “Stockholders Agreement”) to be entered into in connection with the Closing by and among InterPrivate Acquisition Corp., a Delaware corporation (the “Company”), InterPrivate Acquisition Management LLC (“IPV Sponsor”) and the stockholders of Aeva, Inc. listed on Exhibit A hereto (collectively, the “Aeva Legacy Stockholders” and, together with IPV Sponsor, the “Stockholders”).

Definitive Agreement:

Immediately prior to the Closing, the Company and each of the Stockholders will enter into the Stockholders Agreement containing, in addition to certain other customary terms and conditions, the terms and conditions reflected in this Term Sheet.

Board of Directors:	Effective as of the Closing, the Board of Directors of the Company (the “Board,” and each member of the Board, a “Director”) shall consist of seven (7) Directors (the “Initial Board”).

A majority of the Board shall at all times be comprised of independent directors (each, an “Independent Director”), each of whom shall meet the independence requirements under the listing rules of the New York Stock Exchange. At least three of the Independent Directors shall also meet the independence requirements under Rule 10A-3 promulgated under the Exchange Act with respect to service on the audit committee of the Board (each, an “Audit Committee Qualified Director”).

The Initial Board shall consist of:
• Soroush Salehian Dardashti;
• Mina Rezk (together with Mr. Salehian, the “Founders”);
• one Director suggested by the Founders who need not be Independent or Audit Committee Qualified and who is approved by the other directors of Aeva prior to the Closing (the “Founders Director”);
• one Audit Committee Qualified Director suggested by the Founders and who is approved by the other directors of Aeva prior to the Closing (the “Audit Committee Qualified Founders Director”);
• one Independent Director designated by Lux Co-Investment Opportunities, L.P. and Lux Ventures IV, L.P. (the “Lux Director”), who is expected to be Shahin Farshchi;
• one Audit Committee Qualified Director designated by Canaan XI LP (the “Canaan Director”), who is expected to be Hrach Simonian; and
• one Audit Committee Qualified Director designated by IPV Sponsor (the “IPV Director”).

Subject to the rules of the New York Stock Exchange, from and after the Closing, each Founder shall be entitled to be nominated to continue to serve on the Board until such time as he holds less than 5.0% of the outstanding common stock of the Company (or, if earlier, his death or incapacity to perform the essential functions of a director of the Company). The Founders’ rights under the Stockholders Agreement shall not be transferable.

All nominees of the Board must meet certain minimal requirements of conduct and background.

The Board shall have standing Nominating and Governance, Compensation and Audit Committees, each of which shall consist solely of Independent Directors and, in the case of the Audit Committee, solely of Audit Committee Qualified Directors.

Annex A-55

Mr. Rezk shall serve as Chairman of the Board (the “Chairman”) for so long as he is a Director. In the event Mr. Rezk is no longer a Director, then Mr. Salehian shall serve as the Chairman so long as he is a Director.

The Board shall be classified into three classes at the Closing, with the Directors serving staggered three-year terms as follows:
• Class I Directors (initial term through 2022 annual meeting): The IPV Director and the Audit Committee Qualified Founders Director.
• Class II Directors (initial term through 2023 annual meeting): The Lux Director and the Canaan Director.
• Class III Directors (initial term through 2024 annual meeting): The Founders and the Founders Director.
Governance:	Subject to the rules of the New York Stock Exchange, the affirmative vote of at least 70% the Directors shall be required for the Company to take any of the following actions:

•     a sale of all or substantially all of the assets of the Company or a merger, consolidation or other business combination transaction that results in a change of control of the Company, whether in one or a series of related transactions;

• amending, modifying or otherwise changing the number of Directors constituting the entire Board;
• amending the Company’s charter, bylaws or the Registration Rights and Lock-Up Agreement, each as in effect as of the Closing Date;
• voluntarily filing for bankruptcy, liquidating or dissolving;
• a sale, lease or other disposal or abandonment of a line of business existing as of the Closing Date; or
• entering into any agreement to do any of the foregoing.
Amendment:	The Stockholders Agreement may be amended only by the written agreement of all Stockholders.

Annex A-56

SCHEDULE A

Company Knowledge Parties

Soroush Salehian Dardashti

Mina Rezk

Saurabh Sinha

Shankar Nair

Annex A-57

SCHEDULE B

Key Company Stockholders

Adage Capital Partners, LP

Canaan XI L.P.

Lux Co-Investment Opportunities, L.P.

Lux Ventures IV, L.P.

Mina Rezk

Soroush Salehian Dardashti

Annex A-58

SCHEDULE C

Resigning InterPrivate Officers and Directors

Directors:

Brandon Bentley

Jeffrey A. Harris

Pietro Cinquegrana

Matthew Luckett

Officers:

Ahmed M. Fattouh – Chief Executive Officer

Alan Pinto – Senior Vice President

Brian Pham – Senior Vice President

Brandon Bentley – General Counsel

Minesh Patel – Vice President

Annex A-59

Annex B

InterPrivate Second Amended and Restated Certificate of Incorporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTERPRIVATE ACQUISITION CORP.

[ • ], 20[ • ]

InterPrivate Acquisition Corp. (the “Corporation”), a corporation existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the Corporation is “InterPrivate Acquisition Corp.”. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 16, 2019 (the “Original Certificate”).

2. An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on February 3, 2020 (the “Existing Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which changes the name of the Corporation to “Aeva Technologies, Inc.” and amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the Existing Certificate is hereby amended and restated in its entirety to read in full as follows:

ARTICLE I

NAME

The name of the Corporation is Aeva Technologies, Inc.

ARTICLE II

REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is [ • ]. The name of its registered agent at that address is [ • ].

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

Annex B-1

ARTICLE IV

CAPITALIZATION

A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Four Hundred Thirty-Two Million (432,000,000), of which Four Hundred Twenty-Two Million (422,000,000) shares shall be Common Stock, $.0001 par value per share (the “Common Stock”), and Ten Million (10,000,000) shares shall be Preferred Stock, $.0001 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to the provisions established by the Board of Directors in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class.

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of the Preferred Stock and to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”), all to the fullest extent now or hereafter permitted by the DGCL. The Board of Directors is also expressly authorized (unless forbidden in the applicable Preferred Stock Designation) to increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as otherwise expressly provided in any Preferred Stock Designation, (a) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

C. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise provided herein or expressly required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power, and each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Preferred Stock Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

Annex B-2

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of outstanding Preferred Stock, holders of the Common Stock shall be entitled, unless otherwise provided by law, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

ARTICLE V

BOARD OF DIRECTORS

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by written ballot unless the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) so provide.

B. In furtherance and not in limitation of the powers conferred by statute, but subject to that certain Stockholders Agreement, dated as of [ • ], 20[ • ], by and among the Corporation and certain of its stockholders (as amended from time to time, the “Stockholders Agreement”), the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, without any action on the part of the stockholders, by the vote of at least a majority of the directors of the Corporation then in office. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the Bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares of the capital stock of the Corporation entitled to vote in the election of directors, voting as one class.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws may provide or as may be designated from time to time by the Board of Directors.

D. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall, subject to the Stockholders Agreement, be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Other than those directors elected by the holders of any series of Preferred Stock, which shall be as provided for or fixed pursuant to a Preferred Stock Designation, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three (3) classes, designated as Class I directors, Class II directors and Class III directors, respectively (the “Classified Board”). Subject to the Stockholders Agreement, the Board of Directors is authorized to assign members of the Board of Directors already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Subject to the Stockholders Agreement, directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, which shall be as provided for or fixed pursuant to a Preferred Stock Designation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following

Annex B-3

the year of their election. Each director shall hold office until the annual meeting at which such director’s term expires and until his or her successor shall be duly elected and qualified at an annual meeting of stockholders in accordance with the terms of this Second Amended and Restated Certificate and the Bylaws or until his or her earlier resignation, removal from office, death or incapacity.

E. Subject to the special rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may, subject to the Stockholders Agreement, be held in the manner provided by statute. Directors chosen pursuant to any of the foregoing provisions shall hold office until the expiration of the term of the class for which elected and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, the Stockholders Agreement or the Bylaws, may exercise the powers of the full Board of Directors until the vacancy is filled.

F. Subject to the special rights, if any, of the holders of any series of Preferred Stock then outstanding, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation with the power to vote at an election of directors, voting as a single class.

ARTICLE VI

STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more such other series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

A. Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended (including, but not limited to, Section 102(b)(7) of the DGCL), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Paragraph A

Annex B-4

of Article VII by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. Indemnification. Each person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person) shall be indemnified and advanced expenses by the Corporation, in accordance with the Bylaws, to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or any other applicable laws as presently or hereinafter in effect.

C. Insurance. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such expense, liability or loss under the DGCL.

D. Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE VIII

FORUM SELECTION

A. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Second Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VIII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VIII. Notwithstanding the foregoing, the provisions of this Article VIII shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE IX

AMENDMENTS

A. Subject to the Stockholders Agreement, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or other persons whomsoever by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted

Annex B-5

subject to the right reserved in this Article IX. Notwithstanding any other provision of this Second Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but (i) in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Second Amended and Restated Certificate or by any Preferred Stock Designation and (ii) subject to the Stockholders Agreement, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Second Amended and Restated Certificate, or to adopt any new provision of this Second Amended and Restated Certificate; provided, however, that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal Paragraph B of Article IV, Article V, Article VI, Article VII, Article VIII or this Article IX. Any amendment, repeal or modification of any of Paragraph B of Article IV, Article V, Article VI, Article VII, Article VIII or this Article IX shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

[Signature Page Follows]

Annex B-6

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate to be signed by [ • ], its [ • ], as of the [ • ] day of [ • ], 20[ • ].

Name: [ ● ]
Title: [ ● ]

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex B-7

Annex C

AMENDED AND RESTATED BYLAWS

OF

AEVA TECHNOLOGIES, INC.
(FORMERLY INTERPRIVATE ACQUISITION CORP.)

Article I.
MEETINGS OF STOCKHOLDERS

1.1     Place of Meetings.    All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the board of directors of the Corporation (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

1.2     Annual Meetings.    The Board of Directors shall designate the date and time of the annual meeting of stockholders. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 1.4 of these Amended and Restated Bylaws (as the same may be amended, these “Bylaws”) may be transacted. The Board of Directors may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3     Special Meetings.    Special meetings of the stockholders may be called only by such person or persons as authorized by the Corporation’s Second Amended and Restated Certificate of Incorporation (as the same may be amended or amended and restated from time to time, the “Certificate of Incorporation”). No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

1.4     Notice of Business to be Brought before a Meeting.

(a)     At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting in accordance with this Section 1.4. To be properly brought before the annual meeting, such business must be either (i) specified in a notice of meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting (or any supplement or amendment thereto), otherwise brought before the meeting by the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder present in person (as defined below) who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 1.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 1.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 1.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 1.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder (as defined below), appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Notwithstanding anything in this

Annex C-1

Section 1.4 to the contrary, Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.3, and this Section 1.4 shall not be applicable to nominations except as expressly provided in Section 2.3.

(b)     For business to be properly brought before an annual meeting by a stockholder pursuant to this Section 1.4, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that, if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that, if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)     To be in proper form for purposes of this Section 1.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)     As to each Proposing Person (as defined below): (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)     As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant

Annex C-2

involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii)     As to each item of business the stockholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person; (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment); (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 1.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

(d)     For purposes of this Section 1.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(i)     A Proposing Person shall update and supplement its notice to the Secretary of the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 1.4(d)(i) or any other provision of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend

Annex C-3

any applicable deadlines under this Section 1.4 or enable or be deemed to permit a stockholder who has previously submitted notice under this Section 1.4 to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(ii)     Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 1.4. The officer of the Corporation presiding over an annual meeting shall, if the facts warrant, determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.4, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

(iii)     This Section 1.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 1.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 1.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(iv)     For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

1.5     Notice of Stockholders’ Meetings.    Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Article V of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

1.6     Quorum.    The holders of a majority of the shares of the Corporation issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by the DGCL or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of stockholders, then either (i) the person presiding over the meeting or (ii) the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

1.7     Adjourned Meeting; Notice.    When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 4.5 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

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1.8     Conduct of Business.    The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the person presiding over the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (c) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board of Directors or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

1.9     Voting.    Unless otherwise required by the DGCL, the Certificate of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders at which a quorum is present shall be decided by the vote of the holders of a majority of the shares of the Corporation present in person or represented by proxy and entitled to vote thereon. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect. Except as may be otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, each stockholder shall be entitled to cast one vote for each share of the Corporation held by such stockholder. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

1.10     Voting List.    The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.10 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder of the Corporation who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

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1.11     Stock Ledger.    The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 1.10 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

1.12     Inspectors.    The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. Such inspector or inspectors shall be appointed by the Board of Directors in advance of the meeting. If the inspector so appointed shall refuse to serve or shall not be present, an inspector or inspectors shall be appointed by the officer presiding over the meeting.

Such inspectors shall:

(a)     ascertain the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(b)     count all votes or ballots;

(c)     count and tabulate all votes;

(d)     determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(e)     certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. The inspectors of election may appoint or retain such other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

1.13     Delivery to the Corporation.    Whenever this Article I requires one or more persons (including a record or beneficial owner of shares of the Corporation) other than any party to the Stockholders Agreement, dated as of [ • ], 2021, by and among the Corporation and the stockholders party thereto (as the same may be amended, modified, supplemented or restated from time to time, the “Stockholders Agreement”) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), except as otherwise requested or consented to by the Corporation, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article II.
DIRECTORS

2.1     Powers; Number; Qualifications.    Except as otherwise expressly provided by the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the Certificate of Incorporation and the Stockholders Agreement, the total number of directors constituting the Board of Directors shall be determined from time to time by resolution of the Board of Directors. No reduction of the authorized number of directors shall have the effect of removing any director. Directors need not be stockholders of the Corporation. A majority of the members of the Board of Directors shall meet the independence requirements under the listing rules of the New York Stock Exchange and at least three (3) members of the Board of Directors shall also meet the independence requirements under Rule 10A-3 promulgated under the Exchange Act with respect to service on the audit committee of the Board of Directors.

2.2     Election; Term of Office; Resignation; Removal; Vacancies.    Subject to the Certificate of Incorporation, each director shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation or removal shall, unless otherwise provided in the Certificate of

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Incorporation, be filled solely by a majority vote of the directors then in office, although less than a quorum, or by the sole remaining director and each director so chosen shall hold office until the expiration of the term of the class, if any, for which elected and until his or her successor shall be elected and qualified, or until such director’s earlier death, resignation or removal.

2.3     Notice of Nominations for Election to the Board of Directors.

(a)     Nominations of any individual for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) as provided in the Stockholders Agreement, (ii) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these Bylaws, or (iii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.3 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.3 as to such notice and nomination. For purposes of this Section 2.3, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Other than as provided in the Stockholders Agreement, the foregoing clause (iii) shall be the exclusive means for a stockholder to make any nomination of an individual or individuals for election to the Board of Directors at an annual meeting or special meeting.

(b)

(i)     Without qualification, for a stockholder to make any nomination of an individual or individuals for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 1.4 of these Bylaws, except in the case of a Special Meeting, Timely Notice shall not less than the later of ninety (90) days prior to the special meeting or the tenth (10th) day following the day on which public disclosure of the date of the special meeting is first made by the Corporation) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.3 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.3.

(ii)     Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of an individual or individuals for election to the Board of Directors at a special meeting, the stockholder must (A) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (B) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.3 and (C) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.3.

(iii)     In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv)     In no event may a Nominating Person (as defined below) provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (A) the conclusion of the time period for Timely Notice, (B) the date set forth in Section 2.3(b)(ii) or (C) the tenth (10th) day following the date of public disclosure (as defined in Section 1.4 of these Bylaws) of such increase.

Annex C-7

(c)     To be in proper form for purposes of this Section 2.3, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)     As to each Nominating Person, the Stockholder Information (as defined in Section 1.4(c)(i) of these Bylaws, except that for purposes of this Section 2.3, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.4(c)(i) of these Bylaws);

(ii)     As to each Nominating Person, any Disclosable Interests (as defined in Section 1.4(c)(ii) of these Bylaws, except that for purposes of this Section 2.3, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.4(c)(ii) of these Bylaws and the disclosure with respect to the business to be brought before the meeting in Section 1.4(c)(ii) of these Bylaws shall be made with respect to the election of directors at the meeting); and

(iii)     As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.3 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.3(f).

For purposes of this Section 2.3, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d)     A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.3 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.3(d) or any other provision of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines under this Section 2.3 or enable or be deemed to permit a stockholder who has previously submitted notice under this Section 2.3 to amend or update any nomination or to submit any new nomination.

(e)     In addition to the requirements of this Section 2.3 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f)     To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in this Section 2.3 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder, must have previously delivered

Annex C-8

(in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such individual’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g)     The Board of Directors may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h)     A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.3, if necessary, so that the information provided or required to be provided pursuant to this Section 2.3 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.3(h) or any other provision of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines under this Section 2.3 or enable or be deemed to permit a stockholder who has previously submitted notice under this Section 2.3 to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(i)     No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.3. The officer of the Corporation presiding over the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.3, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall, to the fullest extent permitted by law, be void and of no force or effect.

(j)     Other than as provided in the Stockholders Agreement, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.3.

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2.4     Meetings.    The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined from time to time by resolution of the Board of Directors. Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, Chief Executive Officer or a majority of the whole Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

2.5     Quorum; Vote Required for Action.    Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, the directors entitled to cast a majority of the votes of the whole Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these Bylaws or law otherwise provides, the vote of directors having a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, the directors entitled to cast a majority of the votes of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. The following actions of the Board of Directors shall require the affirmative vote of directors having at least seventy percent (70%) of the votes entitled to be cast by the directors constituting the whole Board of Directors: (a) a sale, lease or other disposition of all or substantially all of the assets of the Corporation; (b) a merger, consolidation or other business combination transaction that results in a change of control of the Corporation, whether in one transaction or a series of related transactions; (c) the determination from time to time by resolution of the Board of Directors of the total number of directors constituting the Board of Directors; (d) an amendment of the Certificate of Incorporation, these Bylaws, the Amended and Restated Registration Rights Agreement by and among the Corporation and the other parties signatories thereto in effect on the date of the filing of the Corporation’s Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware; (e) the Corporation’s filing of a voluntary petition in bankruptcy; (f) the Corporation’s liquidation, dissolution or winding up; (g) a sale, lease or other disposition or abandonment of a line of business in which the Corporation was engaged on the date of the filing of the Corporation’s Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware; or (h) the Corporation’s entering into of any agreement to take any of the actions described in the aforesaid sections (a) through (g).

2.6     Organization of Meetings.    Subject to the Stockholders Agreement, the Board of Directors shall elect one of its members to be Chairperson of the Board of Directors. The Chairperson of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in his or her absence, by the President, or in the absence of the Chairperson of the Board of Directors, the Chief Executive Officer and the President, by such other person as the Board of Directors may designate or the members present may select.

2.7     Actions of Board of Directors Without Meeting.    Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

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2.8     Resignations.    Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable.

2.9     Committees.    The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, one of which committees shall be (a) a Nominating and Corporate Governance Committee consisting of directors of the Corporation who meet the independence requirements under the listing rules of the New York Stock Exchange, (b) a Compensation Committee consisting of directors of the Corporation who meet the independence requirements under the listing rules of the New York Stock Exchange and (c) an Audit Committee consisting of directors of the Corporation who meet the independence requirements under the listing rules of the New York Stock Exchange and who also meet the independence requirements under Rule 10A-3 promulgated under the Exchange Act with respect to service on the audit committee of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of any committee, the member or members of such committee present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

2.10     Compensation.    Unless otherwise provided in the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of directors. No such compensation shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

2.11     Interested Directors.    No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

2.12     Meetings by Means of Conference Telephone.    Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.12 shall constitute presence in person at such meeting.

Article III.
OFFICERS

3.1     General.    Except as may be otherwise provided in these Bylaws, the officers of the Corporation shall be elected by the Board of Directors and may consist of a Chairperson of the Board of Directors, Vice Chairperson of the Board of Directors, Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents

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and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same individual and more than one individual may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

3.2     Election.    The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article III, any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

3.3     Voting Securities Owned by the Corporation.    Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed for, in the name of and on behalf of the Corporation by the Chief Executive Officer, President or any Vice President, and any such officer may, for, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other individual or individuals.

3.4     Chief Executive Officer.    Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

3.5     President.    At the request of the Chief Executive Officer, or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

3.6     Chief Financial Officer.    The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors, the Chief Executive Officer or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

3.7     Vice Presidents.    At the request of the Chief Executive Officer, the President or in the absence of the President, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Chief Executive Officer, the President or the Board of Directors from time to time may prescribe. If there be no Vice President, the Chief Executive Officer, the President or the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

3.8     Secretary.    The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be

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given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chief Executive Officer or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

3.9     Treasurer.    The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

3.10     Assistant Secretaries.    Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

3.11     Assistant Treasurers.    Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

3.12     Controller.    The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the President or any Vice President of the Corporation may prescribe.

3.13     Other Officers.    Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

3.14     Vacancies.    The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

3.15     Resignations.    Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

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3.16     Removal.    Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Article IV.
CAPITAL STOCK

4.1     Form of Certificates.    The shares of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall uncertificated shares. Every holder of shares of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the corporation representing the number of shares registered in certificate form. Each of the Chairperson of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary, any Assistant Secretary, the Chief Financial Officer and the Treasurer, in addition to any other officers of the corporation authorized by the Board of Directors or these Bylaws, is hereby authorized to sign certificates by, or in the name of, the Corporation.

4.2     Signatures.    Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

4.3     Lost Certificates.    The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

4.4     Fixing Record Date.    In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date: (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; and (b) in the case of a determination of stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 4.5 at the adjourned meeting.

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Article V.
NOTICES

5.1     Form of Notice.    Except as otherwise specifically required in these Bylaws or by law, all notices required to be given pursuant to these Bylaws may in every instance in connection with any delivery to a member of the Board of Directors, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever notice is required to be given to any stockholder under the Certificate of Incorporation, these Bylaws or applicable law, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given as required by Section 232 of the DGCL, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission, when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two consecutive notices and (y) such inability becomes known to the Secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the Corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

5.2     Waiver of Notice.    Whenever any notice is required to be given under the Certificate of Incorporation, these Bylaws or applicable law, a written waiver of notice, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, the Board of Directors, or any committee of the Board of Directors need be specified in a waiver of notice.

Article VI.
INDEMNIFICATION OF DIRECTORS AND OFFICERS

6.1     The Corporation shall indemnify any individual who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in

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or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the individual did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding the foregoing, but subject to Section 6.6, the Corporation shall not be required to indemnify any individual seeking indemnification in connection with any action, suit or proceeding (or part thereof) initiated by such individual unless such action, suit or proceeding (or part thereof) was authorized in the first instance by the Board of Directors.

6.2     The Corporation shall indemnify any individual who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such individual shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such individual is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.6, the Corporation shall not be required to indemnify any individual seeking indemnification in connection with any action, suit or proceeding (or part thereof) initiated by such individual unless such action, suit or proceeding (or part thereof) was authorized in the first instance by the Board of Directors.

6.3     To the extent that a current or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 or 6.2, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

6.4     Any indemnification under Sections 6.1 or 6.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the individual seeking indemnification is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a)     By the Board of Directors by a majority vote of the directors who were not parties to such action, suit or proceeding, or

(b)     By a committee of such directors designated by a majority vote of such directors even though less than a quorum; or

(c)     If there are no such directors, or if such disinterested directors so direct, by independent legal counsel in a written opinion, or

(d)     By the stockholders.

6.5     Expenses (including attorneys’ fees) incurred by a current or former officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VI. Such expenses (including attorneys’ fees) incurred by other employees and agents of the Corporation or by individuals serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Annex C-16

6.6     The indemnification and advancement of expenses provided by, or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. If a claim under Section 6.1 or Section 6.2 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation or a claim under Section 6.5 for an advancement of expenses is not paid within ten (10) business days after a written claim therefor has been received by the Corporation, the individual seeking indemnification or advancement may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the individual seeking indemnification or an advancement of expenses is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, such individual also shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancements, to the fullest extent not prohibited by the DGCL, or by any other applicable law. Without the necessity of entering into an express contract, all rights to indemnification and advancements provided to individuals under this Article VI shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and such individual.

6.7     The Corporation shall have power to purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.

6.8     For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any individual who is or was a director, officer employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation of its separate existence had continued.

6.9     For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and an individual who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI. Any reference to an officer of the Corporation in this Article VI shall be deemed to refer exclusively to the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary, the Chief Financial Officer, and the Treasurer of the Corporation and any other officer appointed by the Board of Directors pursuant to Article III of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any individual who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such individual is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such individual being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VI.

Annex C-17

6.10     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to an individual who has ceased to be a director, officer, employee or agent of the Corporation or has ceased to serve at the request of the Corporation as an officer, director, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such an individual. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee or agent to the fullest extent not prohibited by any applicable portion of this Article VI that shall not have been invalidated, or by any other applicable law.

Article VII.
GENERAL PROVISIONS

7.1     Reliance on Books and Records.    A member of the Board of Directors or a member of any committee designated by the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

7.2     Checks.    All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

7.3     Fiscal Year.    The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

7.4     Seal.    The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

7.5     Amendments.    These Bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but, subject to the Certificate of Incorporation, the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

7.6     Interpretation of Bylaws.    All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the DGCL.

Article VIII.
DEFINITIONS

As used in these Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Annex C-18

Aeva, Inc.

Certificate of Amendment and Restatement of Bylaws

________________________

The undersigned hereby certifies that [he/she] is the duly elected, qualified, and acting Secretary of Aeva, Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on [ • ], 2021, effective as of [ • ], 2021, by the Corporation’s Board of Directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [ • ] day of [ • ], 2021.

[Name]
[Full Title of Secretary]

Annex C-19

Annex D

AEVA TECHNOLOGIES, INC. 2021 INCENTIVE AWARD PLAN

ARTICLE I.
Purpose

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.
Eligibility

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.
Administration and Delegation

3.1        Administration.    The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2        Appointment of Committees.    To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries; provided, that, any such officer delegation shall exclude the power to grant Awards to non-employee Directors or Section 16 Persons. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.
Stock Available for Awards

4.1        Number of Shares.    Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2        Share Recycling.    If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award or Prior Plan Award (including Shares retained by the Company from the Award

Annex D-1

or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit.

4.3        Incentive Stock Option Limitations.    Notwithstanding anything to the contrary herein, no more than [•]1 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4        Substitute Awards.    In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

4.5        Non-Employee Director Compensation.    Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000, increased to $1,000,000 in the fiscal year in which the Plan’s effective date occurs or in the fiscal year of a non-employee Director’s initial service as a non-employee Director. The Administrator may make exceptions to this limit for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

ARTICLE V.
Stock Options and Stock Appreciation Rights

5.1        General.    The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

____________

1        To be the same as the Overall Share Limit.

Annex D-2

5.2        Exercise Price.    The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3        Duration.    Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, unless otherwise determined by the Administrator, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the end of the term of an Option or Stock Appreciation Right, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant will terminate immediately upon the effective date of such Termination of Service).

5.4        Exercise.    Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5        Payment Upon Exercise.    Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)    cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)    if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

Annex D-3

(c)    to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their fair market value;

(d)    to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their fair market value on the exercise date;

(e)    to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f)    to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6        Additional Terms of Incentive Stock Options.    The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VI.
Restricted Stock; Restricted Stock Units

6.1        General.    The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2        Restricted Stock.

(a)    Dividends.    Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b)    Stock Certificates.    The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

Annex D-4

6.3        Restricted Stock Units.

(a)    Settlement.    The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)    Stockholder Rights.    A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.
Other Stock or Cash Based Awards; DIVIDEND EQUIVALENTS

7.1        Other Stock or Cash Based Awards.    Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

7.2        Dividend Equivalents.    A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only paid out to the Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VIII.
Adjustments for Changes in Common Stock
and Certain Other Events

8.1        Equity Restructuring.    In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2        Corporate Transactions.    In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after

Annex D-5

such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)    To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e)    To replace such Award with other rights or property selected by the Administrator; and/or

(f)    To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3        Effect of Non-Assumption in a Change in Control.    Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4        Administrative Stand Still.    In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

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8.5        General.    Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.
General Provisions Applicable to Awards

9.1        Transferability.    Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2        Documentation.    Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3        Discretion.    Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4        Termination of Status.    The Administrator will determine how the disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5        Withholding.    Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any

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combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6        Amendment of Award;    Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not, except pursuant to Article VIII, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7        Conditions on Delivery of Stock.    The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8        Acceleration.    The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9        Cash Settlement.    Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10      Broker-Assisted Sales.    In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

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ARTICLE X.
Miscellaneous

10.1      No Right to Employment or Other Status.    No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2      No Rights as Stockholder; Certificates.    Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3      Effective Date and Term of Plan.    Unless earlier terminated by the Board, the Plan will become effective upon the consummation of the transactions contemplated by that certain Business Combination Agreement entered into on November 2, 2020, by and among the Company (f/k/a InterPrivate Acquisition Corp), WLLY Merger Sub Corp., a wholly-owned subsidiary of the Company incorporated in the State of Delaware (“Merger Sub”), and Aeva, Inc., a Delaware corporation (the “Initial Business Combination,” and the date that the Plan becomes effective, the “Effective Date”), subject to the approval of the Company’s stockholders, and will remain in effect until the tenth anniversary of the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective, and no Awards will be granted under the Plan.

10.4      Amendment of Plan.    The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5      Provisions for Foreign Participants.    The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6      Section 409A.

(a)    General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

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(b)    Separation from Service.    If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)    Payments to Specified Employees.    Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7      Limitations on Liability.    Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8      Lock-Up Period.    The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9      Data Privacy.    As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9,

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the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10      Severability.    If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11      Governing Documents.    If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12      Governing Law.    The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13      Claw-back Provisions.    All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14      Titles and Headings.    The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15      Conformity to Securities Laws.    Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16      Relationship to Other Benefits.    No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.
Definitions

As used in the Plan, the following words and phrases will have the following meanings:

11.1      “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2      “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3      “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4      “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5      “Board” means the Board of Directors of the Company.

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11.6      “Cause” means (i) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s disability); (B) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (C) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (D) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; or (E) the Administrator’s determination that the Participant committed an act of fraud, embezzlement, misappropriation, or misconduct, or breached a fiduciary duty against the Company or any of its Subsidiaries.

11.7      “Change in Control” means and includes each of the following:

(a)    A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, in no event shall the Initial Business Combination or the transactions occurring in connection therewith constitute a Change in Control and if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

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The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8      “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.9      “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.10      “Common Stock” means the common stock of the Company.

11.11      “Company” means Aeva Technologies, Inc. (f/k/a InterPrivate Acquisition Corp.), a Delaware corporation, or any successor.

11.12      “Consultant” means any person, including any adviser, engaged by the Company or any of its Subsidiaries to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

11.13      “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14      “Director” means a Board member.

11.15      “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.16      “Employee” means any employee of the Company or its Subsidiaries.

11.17      “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.18      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.19      “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

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Notwithstanding the foregoing, with respect to any Award granted after the effectiveness of the Company’s registration statement relating to its initial public offering and prior to the Public Trading Date, the Fair Market Value means the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.

11.20      “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.21      “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.22      “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.23      “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.24      “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.25      “Overall Share Limit” means the sum of (i) [•]2 Shares and (ii) any Shares that are subject to Prior Plan Awards that become available for issuance under the Plan pursuant to Article IV.

11.26      “Participant” means a Service Provider who has been granted an Award.

11.27      “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business

____________

2              To be equal to 5% of the outstanding Shares on a fully diluted basis as of the closing of the Initial Business Combination.

Annex D-14

segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

11.28      “Plan” means this 2021 Incentive Award Plan.

11.29      “Prior Plan” means the Company’s 2016 Stock Incentive Plan.

11.30      “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

11.31      “Public Trading Date” means the first date upon which Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

11.32      “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.33      “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.34      “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.35      “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.36      “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

11.37      “Securities Act” means the Securities Act of 1933, as amended.

11.38      “Service Provider” means an Employee, Consultant or Director.

11.39      “Shares” means shares of Common Stock.

11.40      “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.41      “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.42      “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.43      “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

Annex D-15

Annex E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE SECTION 262

THE GENERAL CORPORATION LAW
OF
THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    [Repealed.]

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(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima

Annex E-2

facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of

Annex E-3

any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E-4

Annex F

Execution Version

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of November 2, 2020 (this “Agreement”), by and among InterPrivate Acquisition Corp., a Delaware corporation (“InterPrivate”), and certain of the stockholders of Aeva, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, InterPrivate, WLLY Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of InterPrivate (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of InterPrivate; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 6, each Stockholder, severally and not jointly, hereby agrees, regardless of whether or not there shall have been a Company Adverse Recommendation Change, as follows: (a) to vote at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within twenty-four (24) hours after the Company requests such delivery, which request will only be made after the Registration Statement becomes effective), all of such Stockholder’s Shares held by such Stockholder at such time (i) in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA (including but not limited to approval of the Conversion of all Company Preferred Stock into Company Common Stock subject to the occurrence of, and effective immediately prior to, the Effective Time) and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated; and (b) if such Stockholder holds any shares of Company Preferred Stock, to vote at any meeting of the holders of the Company Preferred Stock, and in any action by written consent of the holders of the Company Preferred Stock (which written consent shall be delivered promptly, and in any event within twenty-four (24) hours after the Company requests such delivery, which request will only be made after the Registration Statement becomes effective), all of such Stockholder’s shares of the Company Preferred Stock held by such Stockholder at such time in favor of the approval of the Conversion of all Company Preferred Stock into Company Common Stock (subject to the occurrence of, and effective immediately prior to, the Effective Time) as contemplated by Section 3.01(b) of the BCA. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2. Termination of Stockholders’ Rights Agreement, Related Agreements. Each Stockholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time and provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time, (a) that certain Amended and Restated Investors’ Rights Agreement dated as of August 23, 2019 among the Company and the stockholders of the Company named therein (the “Investors’ Rights Agreement”), (b) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of August 23, 2019 among the Company and the stockholders of the Company named therein (the “ROFR and Co-Sale Agreement”), (c) that certain Amended and Restated Voting Agreement dated as of August 23, 2019 among the Company and the stockholders of the Company named therein (the “Voting Agreement” and, together with the Investors’ Rights Agreement and the ROFR and Co-Sale Agreement, the “Stockholder Agreements”), and (d) if applicable to such

Annex F-1

Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, Company Board observer rights or rights to receive information delivered to the Company Board or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between such Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any indemnification, commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

3. Transfer of Shares. Each Stockholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided that the foregoing shall not prohibit the transfer of the Shares by a Stockholder to an affiliate of such Stockholder, but only if such affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4. No Solicitation of Transactions. Each of the Stockholders, severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal in violation of the BCA. Each Stockholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Acquisition Proposal (other than the transactions contemplated by the BCA) to the extent required by the BCA. Each Stockholder may respond to any unsolicited proposal regarding a Company Acquisition Proposal by indicating that the Company is subject to an exclusivity agreement and such Stockholder is unable to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Acquisition Proposal for as long as the BCA remains in effect.

Notwithstanding anything in this Agreement to the contrary, (i) no Stockholder shall be responsible for the actions of the Company or the Company Board (or any committee thereof) or any officers, directors, employees and professional advisors (each in their capacity as such) of the Company, including any such persons that are also officers, directors, employees, representatives, or agents of the Stockholder (the “Company Related Parties”), with respect to any of the matters contemplated by this Section 4, (ii) no Stockholder makes any representations or warranties with respect to the actions of any of the Company Related Parties with respect to any of the matters contemplated by this Section 4, (iii) any breach by the Company of its obligations under Section 7.05(a) of the BCA shall not be considered a breach of this Section 4 (it being understood for the avoidance of doubt that each Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of this Section 4) and (iv) to the extent the Company complies with its obligations under Section 7.05 of the BCA and participates in discussions or negotiations with a Person regarding an Company Acquisition Proposal, each Stockholder and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that the Company can act under Section 7.05 of the BCA.

5. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to InterPrivate as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

Annex F-2

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company’s Certificate of Incorporation and bylaws and (iv) the Stockholder Agreements, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.

6. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to InterPrivate, to it at:

InterPrivate Acquisition Corp.

c/o InterPrivate LLC

1350 Avenue of the Americas

New York, New York 10019

Attention: Brandon C. Bentley, General Counsel

Email: bbentley@interprivate.com

with a copy to:

Greenberg Traurig, LLP 333 SE 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention: Alan I. Annex, Esq. Email: annexa@gtlaw.com

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement and any other Ancillary Agreement to which the Stockholder is a party constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Annex F-3

This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto; provided, however, that an amendment, modification or supplement to this Agreement that only affects a particular Stockholder may be entered into by an instrument in writing signed by InterPrivate and that particular Stockholder.

(g) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Each Stockholder hereby authorizes the Company and InterPrivate to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and InterPrivate have provided such Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and InterPrivate will consider in good faith.

(k) At the request of InterPrivate, in the case of any Stockholder, or at the request of the Stockholders, in the case of InterPrivate, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, InterPrivate and Merger Sub.

(m) Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and, if applicable, this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of such Stockholder or any of its affiliates in his or her capacity as an officer or director of the Company.

(n) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(n).

[Signature pages follow]

Annex F-4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INTERPRIVATE ACQUISITION CORP.
By:	/s/ Ahmed M. Fattouh
Name:	Ahmed M. Fattouh
Title:	Chairman and Chief Executive Officer

[Signature page to Stockholder Support Agreement]

Annex F-5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ADAGE CAPITAL PARTNERS LP
By:	/s/ Dan Lehan
Name:	Dan Lehan
Title:	Chief Operating Officer
Address: 200 Clarendon St, 52nd Floor Boston, MA 02116

[Signature page to Stockholder Support Agreement]

Annex F-6

LUX VENTURES IV, L.P.
By: Lux Venture Partners IV, LLC, its general partner
By:	/s/ Peter Hebert
Name:	Peter Hebert
Title:	Managing Member
Address:
1600, El Camino Real – Suite 290
Menlo Park,CA, 94025

[Signature page to Stockholder Support Agreement]

Annex F-7

LUX CO-INVESTMENT OPPORTUNITIES, L.P.
By: Lux Co-Invest Partners, LLC, its general partner
By:	/s/ Peter Hebert
Name:	Peter Hebert
Title:	Managing Member
Address:
1600 El Camino Real – Suite 290
Menlo Park, CA, 94025
Attn: Segolene Scarborough (CFO)
Email: Sego.scarborough@luxcapital.com

[Signature page to Stockholder Support Agreement]

Annex F-8

CANAAN XI LP
By: Canaan Partners XI LLC, its general partner
By:	/s/ Hrach Simonian
Name:	Hrach Simonian
Title:	Manager
Address:
2765 Sand Hill Road
Menlo Park, CA 94025

[Signature page to Stockholder Support Agreement]

Annex F-9

By:	/s/ Soroush Salehian Dardashti
Name:	Soroush Salehian Dardashti
Address:
555 Ellis St.
Mountain View, CA 94301
Email: soroush@aeva.ai

[Signature page to Stockholder Support Agreement]

Annex F-10

By:	/s/ Mina Rezk
Name:	Mina Rezk
Address:

[Signature page to Stockholder Support Agreement]

Annex F-11

EXHIBIT A

LIST OF STOCKHOLDERS

Name of Stockholder	Number of Shares of Company Common Stock Owned	Number of Shares of Company Preferred Stock Owned
Soroush Salehian Dardashti	2,674,500	0
Mina Rezk	4,972,500	0
Lux Co-Investment Opportunities, L.P.	0	160,784
Lux Ventures IV, L.P.	38,427	3,198,982
Canaan XI LP	0	2,209,001
Adage Capital Partners, LP	0	785,849

Annex F-12

EXHIBIT B

Business Combination Agreement

Annex F-13

Annex G

SUBSCRIPTION AGREEMENT

InterPrivate Acquisition Corp.

1350 Avenue of the Americas

New York, NY 10019

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between InterPrivate Acquisition Corp., a Delaware corporation (the “Company”), and Aeva, Inc., a Delaware corporation (“Aeva”), the undersigned desires to subscribe for and purchase from the Company, and the Company desires to sell to the undersigned, that number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), set forth on the signature page hereof for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Shares subscribed for by the undersigned being referred to herein as the “Purchase Price”), on the terms and subject to the conditions contained herein. In connection with the Transaction, certain other institutional “accredited investors” (as defined in rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)) have entered into separate subscription agreements with the Company (the “Other Subscription Agreements”), pursuant to which such investors (the “Other Subscribers”) have, together with the undersigned pursuant to this Subscription Agreement, agreed to purchase an aggregate of [            ] shares of Common Stock at the Per Share Price (the undersigned being referred to sometimes herein as the “Subscriber”).  In connection therewith, the undersigned and the Company agree as follows:

1. Subscription. Subject to the provisions of Section 2 hereof, the undersigned hereby irrevocably subscribes for and agrees to purchase from the Company such number of shares of Common Stock as is set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein (the “Shares”). The undersigned understands and agrees that the undersigned’s subscription for the Shares shall be deemed to be accepted by the Company if and when this Subscription Agreement is signed and delivered by a duly authorized person by or on behalf of the Company; the Company may do so in counterpart form. In the event of rejection of a portion of the subscription by the Company, a portion of the undersigned’s payment hereunder, if any, in an amount equal to the portion of the subscription so rejected will be returned promptly (but not later than one (1) business day thereafter) to the undersigned. In the event of rejection of the entire subscription by the Company in accordance with the terms hereof, the undersigned’s payment hereunder, if any, will be returned promptly (but not later than one (1) business day thereafter) to the undersigned along with this Subscription Agreement, and this Subscription Agreement thereafter shall have no force or effect.

For the purposes of this Subscription Agreement, “business day” means any other day than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Subscription Closing”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Subscription Closing shall occur on the date of, and immediately prior to, the consummation of the Transaction (the “Transaction Closing Date”). Not less than ten (10) business days prior to the scheduled Transaction Closing Date, the Company shall provide written notice to the undersigned (the “Closing Notice”) (i) of such scheduled Transaction Closing Date, (ii) that the Company reasonably expects all conditions to the closing of the Transaction to be satisfied or waived, and (iii) wire instructions for delivery of the Purchase Price to the Escrow Agent (as defined below). The undersigned shall deliver to Continental Stock Transfer& Trust Company, as escrow agent (the “Escrow Agent”), at least two (2) business days prior to the Transaction Closing Date specified in the Closing Notice, the Purchase Price, which shall be held in a segregated escrow account for the benefit of the Subscriber (the “Escrow Account”) until the Subscription Closing pursuant to the terms of a customary escrow agreement, which shall be on terms and conditions reasonably satisfactory to the undersigned to be entered into by the Company and the Escrow Agent (the “Escrow Agreement”), by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice. The Company shall provide to the undersigned, no later than the date on which the Closing Notice is delivered to the undersigned, a copy of the executed Escrow Agreement to be in force on the Transaction Closing Date. On the Transaction Closing Date, the Company shall deliver to the undersigned (i) the Shares in book-entry form, or, if required by the undersigned, certificated form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws as set forth

Annex G-1

herein), in the name of the undersigned (or its nominee in accordance with its delivery instructions) or to a custodian designated by the undersigned, as applicable, and (ii) a copy of the records of the Company’s transfer agent showing the undersigned (or such nominee or custodian) as the owner of the Shares on and as of the Transaction Closing Date. Upon delivery of the Shares to the undersigned (or its nominee or custodian, if applicable), the Purchase Price shall be released from the Escrow Account automatically and without further action by the Company or the undersigned.

If the Transaction Closing does not occur within two (2) business days after the Transaction Closing Date specified in the Closing Notice, the Escrow Agent shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to the undersigned by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned. Furthermore, if the Transaction Closing does not occur on the same day as the Subscription Closing, the Escrow Agent (or the Company, if the Purchase Price has been released by the Escrow Agent) shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to the undersigned by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned, and any book-entries and, if applicable, certificated shares, shall be deemed cancelled (and, in the case of certificated shares, the undersigned shall promptly return such certificates to the Company or, as directed by the Company, to the Company’s representative or agent).

If this Subscription Agreement terminates following the delivery by the undersigned of the Purchase Price for the Shares, the Escrow Agent shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to the undersigned, whether or not the Transaction Closing shall have occurred. If this Subscription Agreement terminates following the Transaction Closing, the undersigned shall promptly upon the return to the undersigned of the Purchase Price by the Escrow Agent, transfer the Shares to the Company.

3. Closing Conditions.

a. The obligations of the Company to consummate the transactions contemplated hereunder are subject to the conditions that, at the Subscription Closing:

i.

all representations and warranties of the undersigned contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Subscription Closing as though made on the Subscription Closing (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date), and consummation of the Subscription Closing shall constitute a reaffirmation by the undersigned of each of the representations, warranties and agreements of the undersigned contained in this Subscription Agreement as of the Subscription Closing, but in each case without giving effect to consummation of the Transaction; and

ii.	the undersigned shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement.

b. The obligations of the undersigned to consummate the transactions contemplated hereunder are subject to the conditions that, at the Subscription Closing:

i.

all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Subscription Closing as though made on the Subscription Closing (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date), and consummation of the Subscription Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Subscription Closing, but in each case without giving effect to consummation of the Transaction;

ii.	the Company shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement; and

Annex G-2

iii.

no amendment, modification or waiver of the Transaction Agreement (as defined below) shall have occurred that reasonably would be expected to materially and adversely affect the economic benefits that the Subscriber reasonably would expect to receive under this Subscription Agreement.

c. The obligations of each of the Company and the undersigned to consummate the transactions contemplated hereunder are subject to the conditions that, at the Subscription Closing:

i.

no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

ii.

all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including the approval of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied by a party to the Transaction Agreement at the closing of the Transaction, but subject to satisfaction or waiver by such party of such conditions as of the closing of the Transaction).

4. Further Assurances. At the Subscription Closing, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. Company Representations and Warranties. The Company represents and warrants to the undersigned that

a. The Company is validly existing and is in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. The Shares have been duly authorized and, when issued and delivered to the undersigned against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Amended and Restated Certificate of Incorporation or under the laws of the State of Delaware.

c. The authorized capital stock of the Company consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) and (ii) 50,000,000 shares of Common Stock. As of the date hereof and as of immediately prior to the Subscription Closing and the Transaction Closing: (A) no shares of Preferred Stock are issued and outstanding and (B) 31,055,500 shares of Common Stock are issued and outstanding.

d. The Shares are not, and following the Transaction Closing and the Subscription Closing will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned to pledge, sell, assign or otherwise transfer the Shares under any organizational document, policy or agreement of, by or with the Company, but excluding the restrictions on transfer described in paragraph 6(c) of this Subscription Agreement with respect to the status of the Shares as “restricted securities” pending their registration for resale under the Securities Act in accordance with the terms of this Subscription Agreement.

e. This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

f. The issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its
Annex G-3

subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply with this Subscription Agreement.

g. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including The New York Stock Exchange (“NYSE”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the Securities and Exchange Commission (the “Commission”), (ii) filings required by applicable state securities laws, (iii) filings required by NYSE, including with respect to obtaining shareholder approval, (iv) filings required to consummate the Transaction as provided under the definitive documents relating to the Transaction, and (v) where the failure of which to obtain would not be reasonably likely to have a Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Shares.

h. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

i. The issued and outstanding shares of Common Stock of the Company are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on NYSE under the symbol “IPV” (it being understood that the trading symbol will be changed in connection with the Transaction Closing). Except as disclosed in the Company’s filings with the Commission, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by NYSE or the Commission, respectively, to prohibit or terminate the listing of the Company’s Common Stock on NYSE or to deregister the Common Stock under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the Common Stock under the Exchange Act.

j. Assuming the accuracy of the undersigned’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the undersigned.

k. A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Company with the Commission since its initial registration of the Common Stock under the Exchange Act (the “SEC Documents”) is available to the undersigned via the Commission’s EDGAR system. None of the SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to the information about the Company’s affiliates contained in the Schedule 14A and related proxy materials (or other SEC document) to be filed by the Company the representation and warranty in this sentence is made to the Company’s knowledge. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of the Common Stock under the Exchange Act. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance (the “Staff”) of the Commission with respect to any of the SEC Documents.

Annex G-4

l. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

m. Other than the Other Subscription Agreements, the Company has not entered into any side letter or similar agreement with any Other Subscriber in connection with such Other Subscriber’s direct or indirect investment in the Company or with any other investor, and such Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Per Share Purchase Price and terms that are not materially more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement.

n. The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by the Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and the Subscriber effecting a pledge of Shares shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Subscription Agreement; provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with a pledge of the Shares to such pledgee by the Subscriber, provided that the Subscriber shall be responsible for payment of legal fees and expenses incurred by the Company in connection with such request.

6. Subscriber Representations and Warranties. The undersigned represents and warrants to the Company that:

a. The undersigned is (i) a “qualified institutional buyer” (as defined under the Securities Act) or (ii) an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the requirements set forth on Schedule A, and is acquiring the Shares only for his, her or its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). Accordingly, the undersigned understands that the offering of the Shares meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

b. The undersigned (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, the undersigned understands that the offering of the Shares meets (x) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (y) the institutional customer exemption under FINRA Rule 2111(b).

c. The undersigned understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The undersigned understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the undersigned absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry positions representing the Shares shall contain a legend to such effect. The undersigned acknowledges that the Shares will not be immediately eligible for resale pursuant to Rule 144 promulgated under the Securities Act and, as a result, the undersigned may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The undersigned understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

d. The undersigned understands and agrees that the undersigned is purchasing Shares directly from the Company. The undersigned further acknowledges that there have been no representations, warranties, covenants and agreements made to the undersigned by the Company, its officers or directors, or any other party to the Transaction or person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

Annex G-5

e. Either (i) the undersigned is not a Benefit Plan Investor as contemplated by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) the undersigned’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

f. The undersigned acknowledges and agrees that the undersigned has received and has had an adequate opportunity to review, such financial and other information as the undersigned deems necessary in order to make an investment decision with respect to the Shares and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the undersigned’s investment in the Shares. Without limiting the generality of the foregoing, the undersigned acknowledges that it has reviewed the documents provided to the undersigned by the Company. The undersigned represents and agrees that the undersigned and the undersigned’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the undersigned and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The undersigned further acknowledges that the information provided to the undersigned is preliminary and subject to change and the Company is under no obligation to inform the undersigned regarding any such changes, except to the extent such changes would reasonably be expected to cause the failure of the Company to satisfy a condition to the Subscriber’s obligations at the Closing set forth in Section 3(b).

g. The undersigned became aware of this offering of the Shares solely by means of direct contact between the undersigned and the Company or a representative of the Company, and the Shares were offered to the undersigned solely by direct contact between the undersigned and the Company or a representative of the Company. The undersigned did not become aware of this offering of the Shares, nor were the Shares offered to the undersigned, by any other means. The undersigned acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

h. The undersigned acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. The undersigned is able to fend for himself, herself or itself in the transactions completed herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and has the ability to bear the economic risks of such investment in the Shares and can afford a complete loss of such investment. The undersigned has sought such accounting, legal and tax advice as the undersigned has considered necessary to make an informed investment decision.

i. Alone, or together with any professional advisor(s), the undersigned has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the undersigned and that the undersigned is able at this time and in the foreseeable future to bear the economic risk of a total loss of the undersigned’s investment in the Company. The undersigned acknowledges specifically that a possibility of total loss exists.

j. In making its decision to purchase the Shares, the undersigned has relied solely upon independent investigation made by the undersigned and the representations, warranties and covenants contained herein. Without limiting the generality of the foregoing, the undersigned has not relied on any statements or other information provided by the Placement Agents (as defined below) concerning the Company or the Shares or the offer and sale of the Shares.

k. The undersigned understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

l. The undersigned is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

m. The execution, delivery and performance by the undersigned of this Subscription Agreement are within the powers of the undersigned, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the undersigned is a party or by which

Annex G-6

the undersigned is bound, and, if the undersigned is not an individual, will not violate any provisions of the undersigned’s charter documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the undersigned is an individual, has legal competence and capacity to execute the same or, if the undersigned is not an individual, the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

n. Neither the due diligence investigation conducted by the undersigned in connection with making its decision to acquire the Shares nor any representations and warranties made by the undersigned herein shall modify, amend or affect the undersigned’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

o. The undersigned is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The undersigned agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the undersigned is permitted to do so under applicable law. If the undersigned is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the undersigned maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the undersigned and used to purchase the Shares were legally derived.

p. No disclosure or offering document has been prepared by Morgan Stanley & Co. LLC or Credit Suisse Securities (USA) LLC (collectively, the “Placement Agents”) or any of their respective affiliates in connection with the offer and sale of the Shares.

q. The Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to the undersigned by the Company.

r. In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the undersigned’s financial advisor or fiduciary.

s. If the undersigned is a resident of Canada, the undersigned hereby declares, represents, warrants and agrees as set forth in the attached Schedule B.

7. Registration Rights.

a. In the event that the Shares are not registered in connection with the consummation of the Transaction, the Company agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Filing Deadline (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Shares in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Shares as shall be reasonably requested by the Company to effect the registration of the Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder

Annex G-7

in similar situations. Notwithstanding the foregoing, if the Commission prevents the Company from including in the Registration Statement any or all of the Shares due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable stockholders or otherwise, the Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. If the Commission requests that the undersigned be identified as a statutory underwriter in the Registration Statement, the undersigned will have an opportunity to withdraw from the Registration Statement. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until the earliest of (i) the date on which the Shares may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such Shares have actually been sold and (iii) the date which is two years after the Subscription Closing. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 7.

b. Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than three occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Subscriber will deliver to the Company or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

c. The Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Subscriber not receive notices from the Company otherwise required by this Section 7; provided, however, that the Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Subscriber and the Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Subscriber’s intended use of an effective Registration Statement, the Subscriber will notify the Company in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(c)) and the related suspension period remains in effect, the Company will so notify the Subscriber, within one (1) business day of the Subscriber’s notification to the Company, by delivering to the Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide the Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

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d. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless the Subscriber (to the extent a seller under the Registration Statement), the officers, directors and agents of each of them, and each person who controls the Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 7, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Subscriber furnished in writing to the Company by the Subscriber expressly for use therein or the Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by a Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405) that was not authorized in writing by the Company, or (D) in connection with any offers or sales effected by or on behalf of a Subscriber in violation of Section 7(c) hereof. The Company shall notify the Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by the Subscriber.

e. The Subscriber shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding the Subscriber furnished in writing to the Company by the Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such indemnification obligation. The Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by the Subscriber.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such time as the Company notifies the undersigned in writing, or publicly discloses, that it does not intend to consummate the Transaction, (b) following the execution of a definitive agreement among the Company and Aeva with respect to the Transaction (a “Transaction Agreement”), such date and time as such Transaction Agreement is terminated in accordance with its terms without the Transaction being consummated, (c) upon the mutual written agreement of each of the parties hereto to terminate

Annex G-9

this Subscription Agreement, (d) if any of the conditions to the Subscription Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived on or prior to the Subscription Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Subscription Closing, or (e) if the consummation of the Transaction shall not have occurred by the earlier of (x) the 10th business day after the anticipated Transaction Closing Date specified in the Closing Notice, or (y) March 31, 2021; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify the undersigned of the termination of the Transaction Agreement after the termination of such agreement.

9. Trust Account Waiver. The undersigned acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. The undersigned further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated February 3, 2020 available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Company, its public stockholders and the underwriters of the Company’s initial public offering. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, in each case, as a result of, or arising out of, this Subscription Agreement; provided that nothing in this Section 9 shall be deemed to limit the undersigned’s right, title, interest or claim to the Trust Account by virtue of the undersigned’s record or beneficial ownership of securities of the Company acquired by any means other than pursuant to this Subscription Agreement.

10. No Short Sales. The undersigned hereby agrees that, from the date of this Agreement until the Subscription Closing, none of the undersigned, its controlled affiliates, or any person or entity acting on behalf of the undersigned or any of its controlled affiliates or pursuant to any understanding with the undersigned or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Company. For purposes of this Section 10, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

11. Miscellaneous.

a. The Company shall, no later than 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Transaction and any other material, nonpublic information that the Company has provided to the undersigned at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, the undersigned shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agents, or any of their respective affiliates. Notwithstanding anything in this Subscription Agreement to the contrary, each party hereto acknowledges and agrees that without the prior written consent of the other party hereto it will not publicly make reference to such other party or any of its affiliates (i) in connection with the Transaction or this Subscription Agreement (provided that the undersigned may disclose its entry into this Subscription Agreement and the Purchase Price) or (ii) in any promotional materials, media, or similar circumstances, except, in each case, as required by law or regulation or at the request of the Staff or regulatory agency or under the regulations of NYSE, including, in the case of the Company (a) as required by the federal securities law in connection with the Registration Statement, (b) the filing of this Subscription Agreement (or a form of this Subscription Agreement) with the Commission and (c) the filing of the Registration Statement on Form S-4 and Schedule 14A and related materials to be filed by the Company with respect to the Transaction.

b. Neither this Subscription Agreement nor any rights that may accrue to the undersigned hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned.

Annex G-10

c. The Company may request from the undersigned such additional information as the Company may deem necessary to evaluate the eligibility of the undersigned to acquire the Shares, and the undersigned promptly shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures, provided that the Company agrees to keep confidential any such information to the extent such information is not in the public domain, was not provided lawfully to the Company by another source not under a duty of confidentiality and except to the extent disclosure of such information by the Company is compelled by law, court order or a self-regulatory organization such as NYSE or FINRA or required to be included in the Registration Statement.

d. The undersigned acknowledges that the Company and the Placement Agents (pursuant to the ultimate sentence of this paragraph) and Aeva will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Subscription Closing, the undersigned agrees to notify the Company promptly if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the undersigned shall notify the Company if they are no longer accurate in all respects). The undersigned agrees that the purchase by the undersigned of Shares from the Company pursuant this Subscription Agreement will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the undersigned as of the Subscription Closing. The undersigned further acknowledges and agrees that the Placement Agents are third-party beneficiaries of the representations and warranties of the undersigned contained in Sections 6(a), 6(b), 6(c), 6(f), 6(h), 6(p), 6(q) and 6(r) of this Subscription Agreement.

e. The Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof when required by law, regulatory authority or NYSE to do so in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

f. Except if required by law or NYSE, without the prior written consent of the undersigned, the Company shall not, and shall cause its representatives, including the Placement Agents and their respective representatives, not to, disclose the existence of this Subscription Agreement or any negotiations related hereto, or to use the name of the undersigned or any information provided by the undersigned in connection herewith in or for the purpose of any marketing activities or materials or for any similar or related purpose.

g. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Subscription Closing.

h. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

i. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as otherwise expressly set forth in subsection (d) of this Section 11, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

j. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

k. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

l. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

Annex G-11

m. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

n. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

i.	if to the undersigned, to such address or addresses set forth on the undersigned’s signature page hereto;
ii.	if to the Company, to:

InterPrivate Acquisition Corp.

1350 Avenue of the Americas

New York, NY 10019

Attention: Ahmed M. Fattouh; Brandon Bentley

Email: afattouh@interprivate.com; bbentley@interprivate.com

with a required copy to (which copy shall not constitute notice):

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, New York 10166

Attention: Alan Annex; Kevin Friedmann; Jason Simon

Email: AnnexA@gtlaw.com; FriedmannK@gtlaw.com; SimonJ@gtlaw.com

o. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING

Annex G-12

OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11(n) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(o).

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:
By: _______________________
Name: _______________________
Title: _______________________
Name in which shares are to be registered (if different):	Date: _______________, 2020
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn: _______________________	Attn: ___________________
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Email Address:	Email Address:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00

The above Subscriber agrees that it shall pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

Annex G-14

IN WITNESS WHEREOF, InterPrivate Acquisition Corp. has accepted this Subscription Agreement as of the date set forth below.

INTERPRIVATE ACQUISITION CORP.
By: ________________________________
Name: ________________________________
Title: ________________________________

Date: ____________, 2020

Annex G-15

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.     QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.     ☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.     INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.     ☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act. for one or more of the following reasons (Please check the applicable subparagraphs):

☐     We are a bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

☐     We are a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

☐     We are an insurance company, as defined in Section 2(13) of the Securities Act.

☐     We are an investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

☐     We are a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐     We are a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

☐     We are an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million.

☐     We are a private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐     We are a corporation, Massachusetts or similar business trust, or partnership, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Securities, and that has total assets in excess of $5 million.

☐     We are a trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐     We are an entity in which all of the equity owners are accredited investors.

Annex G-16

C.     AFFILIATE STATUS

(Please check the applicable box)

THE INVESTOR:

☐     is:

☐     is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

This page should be completed by the Investor and constitutes a part of the Subscription Agreement

Annex G-17

SCHEDULE B
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR (Canadian Investors Only)

1.     We hereby declare, represent and warrant that:

(a)     we are purchasing the Shares as principal for our own account, or are deemed to be purchasing the Shares as principal for our own account in accordance with applicable Canadian securities laws, and not as agent for the benefit of another investor;

(b)     we are residents in or subject to the laws of one of the provinces or territories of Canada;

(c)     we are entitled under applicable securities laws to purchase the Shares without the benefit of a prospectus qualified under such securities laws and, without limiting the generality of the foregoing, are both:

a.     an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or section 73.3(2) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion in Section 11 below, and we are not a person created or used solely to purchase or hold securities as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106; and

b.     a “permitted client” as defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI 31-103”) by virtue of satisfying the indicated criterion in Section 12 below

(d)     we have received, reviewed and understood, this Subscription Agreement and certain disclosure materials relating to the placing of Shares in Canada and, are basing our investment decision solely on this Subscription and the materials provided by the Company and not on any other information concerning the Company or the offering of the Shares;

(e)     the acquisition of Shares does not and will not contravene any applicable Canadian securities laws, rules or policies of the jurisdiction in which we are resident and does not trigger (i) any obligation to prepare and file a prospectus or similar document or (ii) any registration or other similar obligation on the part of any person;

(f)     we will execute and deliver within the applicable time periods all documentation as may be required by applicable Canadian securities laws to permit the purchase of the Shares on the terms set forth herein and, if required by applicable Canadian securities laws, will execute, deliver and file or assist the Company in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Shares as may be required by any applicable Canadian securities laws, securities regulator, stock exchange or other regulatory authority; and

(g)     neither we nor any party on whose behalf we are acting has been established, formed or incorporated solely to acquire or permit the purchase of Shares without a prospectus in reliance on an exemption from the prospectus requirements of applicable Canadian securities laws.

2.     We are aware of the characteristics of the Shares, the risks relating to an investment therein and agree that we must bear the economic risk of its investment in the Shares. We understand that we will not be able to resell the Shares under applicable Canadian securities laws except in accordance with limited exemptions and compliance with other requirements of applicable law, and we (and not the Company) are responsible for compliance with applicable resale restrictions or hold periods and will comply with all relevant Canadian securities laws in connection with any resale of the Shares.

3.     We hereby undertake to notify the Company immediately of any change to any declaration, representation, warranty or other information relating to us set forth herein which takes place prior to the closing of the purchase of the Shares applied for hereby.

4.     We understand and acknowledge that (i) the Company is not a reporting issuer in any province or territory in Canada and its securities are not listed on any stock exchange in Canada and there is currently no public market for the Shares in Canada; and (ii) the Company currently has no intention

Annex G-18

of becoming a reporting issuer in Canada and the Company is not obligated to file and has no present intention of filing a prospectus with any securities regulatory authority in Canada to qualify the resale of the Shares to the public, or listing the Company’s securities on any stock exchange in Canada and thus the applicable restricted period or hold period may not commence and the Shares may be subject to an unlimited hold period or restricted period in Canada and in that case may only be sold pursuant to limited exemptions under applicable securities legislation.

5.     We confirm we have reviewed applicable resale restrictions under relevant Canadian legislation and regulations.

6.     It is acknowledged that we should consult our own legal and tax advisors with respect to the tax consequences of an investment in the Shares in our particular circumstances and with respect to the eligibility of the Shares for investment by us and resale restrictions under relevant Canadian legislation and regulations, and that we have not relied on the Company or on the contents of the disclosure materials provided by the Company, for any legal, tax or financial advice.

7.     If we are a resident of Quebec, we acknowledge that it is our express wish that all documents evidencing or relating in any way to the sale of the Shares be drawn in the English language only. Si nous sommes résidents de la province de Québec, nous reconnaissons par les présentes que c’est notre volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière à la vente des engagements soient rédigés en anglais seulement.

8.     We understand and acknowledge that we are making the representations, warranties and agreements contained herein with the intent that they may be relied upon by the Company and the agents in determining our eligibility to purchase the Shares, including the availability of exemptions from the prospectus requirements of applicable Canadian securities laws in connection with the issuance of the Shares.

9.     We consent to the collection, use and disclosure of certain personal information for the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or anti-terrorism legislation, rules or regulations) and as otherwise permitted or required by law, which disclosures may include disclosures to tax, securities or other regulatory or self-regulatory authorities in Canada and/or in foreign jurisdictions, if applicable, in connection with the regulatory oversight mandate of such authorities.

10.     If we are an individual resident in Canada, we acknowledge that: (A) the Company or the agents may be required to provide personal information pertaining to us as required to be disclosed in Schedule I of Form 45-106F1 Report of Exempt Distribution (“Form 45-106F1”) under NI 45-106 (including its name, email address, address, telephone number and the aggregate purchase price paid by the purchaser) (“personal information”) to the securities regulatory authority or regulator in the local jurisdiction (the “Regulator”); (B) the personal information is being collected indirectly by the Regulator under the authority granted to it in securities legislation; and (C) the personal information is being collected for the purposes of the administration and enforcement of the securities legislation; and by purchasing the securities, we shall be deemed to have authorized such indirect collection of personal information by the Regulator. Questions about the indirect collection of information should be directed to the Regulator in the local jurisdiction, using the contact information set out below:

(a)     in Alberta, the Alberta Securities Commission, Suite 600, 250 - 5th Street SW, Calgary, Alberta T2P 0R4, Telephone: (403) 297-6454, toll free in Canada: 1-877-355-0585;

(b)     in British Columbia, the British Columbia Securities Commission, P.O. Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, British Columbia V7Y 1L2, Inquiries: (604) 899-6581, toll free in Canada: 1-800-373-6393, Email: inquiries@bcsc.bc.ca;

(c)     in Manitoba, The Manitoba Securities Commission, 500 - 400 St. Mary Avenue, Winnipeg, Manitoba R3C 4K5, Telephone: (204) 945-2548, toll free in Manitoba 1-800-655-5244;

(d)     in New Brunswick, Financial and Consumer Services Commission (New Brunswick), 85 Charlotte Street, Suite 300, Saint John, New Brunswick E2L 2J2, Telephone: (506) 658-3060, toll free in Canada: 1-866-933-2222, Email: info@fcnb.ca;

Annex G-19

(e)     in Newfoundland and Labrador, Government of Newfoundland and Labrador, Financial Services Regulation Division, P.O. Box 8700, Confederation Building, 2nd Floor, West Block, Prince Philip Drive, St. John’s, Newfoundland and Labrador, A1B 4J6, Attention: Director of Securities, Telephone: (709) 729-4189,

(f)     in the Northwest Territories, the Government of the Northwest Territories, Office of the Superintendent of Securities, P.O. Box 1320, Yellowknife, Northwest Territories X1A 2L9, Attention: Deputy Superintendent, Legal & Enforcement, Telephone: (867) 920-8984;

(g)     in Nova Scotia, the Nova Scotia Securities Commission, Suite 400, 5251 Duke Street, Duke Tower, P.O. Box 458, Halifax, Nova Scotia B3J 2P8, Telephone: (902) 424-7768;

(h)     in Nunavut, Government of Nunavut, Department of Justice, Legal Registries Division, P.O. Box 1000, Station 570, 1st Floor, Brown Building, Iqaluit, Nunavut X0A 0H0, Telephone: (867) 975-6590;

(i)     in Ontario, the Inquiries Officer at the Ontario Securities Commission, 20 Queen Street West, 22nd Floor, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8314, toll free in Canada: 1-877-785-1555, Email: exemptmarketfilings@osc.gov.on.ca;

(j)     in Prince Edward Island, the Prince Edward Island Securities Office, 95 Rochford Street, 4th Floor Shaw Building, P.O. Box 2000, Charlottetown, Prince Edward Island C1A 7N8, Telephone: (902) 368-4569;

(k)     in Québec, the Autorité des marchés financiers, 800, Square Victoria, 22e étage, C.P. 246, Tour de la Bourse, Montréal, Québec H4Z 1G3, Telephone: (514) 395-0337 or 1-877-525-0337, Email: financementdessocietes@lautorite.qc.ca (For corporate finance issuers), fonds_dinvestissement@lautorite.qc.ca (For investment fund issuers);

(l)     in Saskatchewan, the Financial and Consumer Affairs Authority of Saskatchewan, Suite 601 - 1919 Saskatchewan Drive, Regina, Saskatchewan S4P 4H2, Telephone: (306) 787-5879; and

(m)     in Yukon, Government of Yukon, Department of Community Services, Law Centre, 3rd Floor, 2130 Second Avenue, Whitehorse, Yukon Y1A 5H6, Telephone: (867) 667-5314.

11.     We hereby represent, warrant, covenant and certify that we are, or any party on whose behalf we are acting is, an “accredited investor” as defined in NI 45-106 or section 73.3(1) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion below:

Please check the category that applies:

☐	a Canadian financial institution or a Schedule III bank of the Bank Act (Canada),
☐	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),
☐

a subsidiary of any person or company referred to in paragraphs (a) or (b) if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

☐	a person or company registered under the securities legislation of a province or territory of Canada as an adviser or dealer, except as otherwise prescribed by the regulations,
[omitted]
(e.1)	[omitted]
☐

the Government of Canada, the government of a province or territory of Canada, or any Crown corporation, agency or wholly owned entity of the Government of Canada or of the government of a province or territory of Canada,

Annex G-20

☐

a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec,

☐		any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,
☐	(i)

a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a province or territory of Canada,

[omitted]
☐	(j.1)	an individual who beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds CAD$5,000,000,
[omitted]
[omitted]
☐		a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements,
☐		an investment fund that distributes or has distributed its securities only to a person that is or was an accredited investor at the time of the distribution,

a person that acquires or acquired securities in the circumstances referred to in sections 2.10 of NI 45-106 [Minimum amount investment], or 2.19 of NI 45-106 [Additional investment in investment funds], or a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 of NI 45-106 [Investment fund reinvestment],
☐

an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt,

☐

a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,

☐

a person acting on behalf of a fully managed account[1] managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction,

☐

a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,

☐		an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (d) or paragraph (i) in form and function,
☐

a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,

☐		an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,

____________

1        A “fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction.

Annex G-21

☐		a person that is recognized or designated by the Commission as an accredited investor,
☐

a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

	12.	We hereby represent, warrant, covenant and certify that we are, or any party on whose behalf we are acting is, a “permitted client” by virtue of the criterion indicated below,

Please check the category that applies:

❑	(a)	a Canadian financial institution or a Schedule III bank;
❑	(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada);
❑	(c)

a subsidiary of any person or company referred to in paragraph (a) or (b), if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of the subsidiary;

❑	(d)	a person or company registered under the securities legislation of a jurisdiction of Canada as an adviser, investment dealer, mutual fund dealer or exempt market dealer;
❑	(e)

a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions or a pension commission or similar regulatory authority of a jurisdiction of Canada or a wholly-owned subsidiary of such a pension fund;

❑	(f)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (e);
❑	(g)	the Government of Canada or a jurisdiction of Canada, or any Crown corporation, agency or wholly-owned entity of the Government of Canada or a jurisdiction of Canada;
❑	(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;
❑	(i)

a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Quebec;

❑	(j)

a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a managed account managed by the trust company or trust corporation, as the case may be;

❑	(k)

a person or company acting on behalf of a managed account managed by person or company, if the person or company is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction;

❑	(l)

an investment fund if one or both of the following apply:

(i) the fund is managed by a person or company registered as an investment fund manager under the securities legislation of a jurisdiction of Canada;

(ii) the fund is advised by a person or company authorized to act as an adviser under the securities legislation of a jurisdiction of Canada;

❑	(m)

in respect of a dealer, a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

❑	(n)

in respect of an adviser, a registered charity under the Income Tax Act (Canada) that is advised by an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

❑	(o)

a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

Annex G-22

❑	(p)	an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $5 million;
❑	(q)

a person or company that is entirely owned by an individual or individuals referred to in paragraph (o), who holds the beneficial ownership interest in the person or company directly or through a trust, the trustee of which is a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction;

❑	(r)	a person or company, other than an individual or an investment fund, that has net assets of at least C$25,000,000 as shown on its most recently prepared financial statements; or
❑	(s)	a person or company that distributes securities of its own issue in Canada only to persons or companies referred to in paragraphs (a) through (r).

Annex G-23

Annex H

Registration Rights and Lock-Up Agreement

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is entered into as of [ • ], 2021 (the “Effective Date”) by and among:

(i) Aeva Technologies, Inc., a Delaware corporation f/k/a InterPrivate Acquisition Corp. (the “Company”);

(ii) the equityholders designated as Sponsor Equityholders on Schedule A hereto (collectively, the “Sponsor Equityholders”); and

(iii) the equityholders designated as Legacy Aeva Equityholders on Schedule B hereto (collectively, the “Legacy Aeva Equityholders” and, together with the Sponsor Equityholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, the “Holders” and each individually a “Holder”).

RECITALS

WHEREAS, the Company, InterPrivate Acquisition Management LLC, a Delaware limited liability company (the “Sponsor”), and EarlyBirdCapital, Inc., a Delaware corporation, are parties to that certain Registration Rights Agreement, dated as of February 3, 2020 (the “Prior Agreement”);

WHEREAS, the Company, WLLY Merger Sub Corp. (“Merger Sub”) and Aeva, Inc., a Delaware corporation (“Legacy Aeva”), are party to that certain Business Combination Agreement, dated as of November 2, 2020 (the “Business Combination Agreement”), pursuant to which, on the Effective Date, Merger Sub will merge (the “Merger”) with and into Legacy Aeva, with Legacy Aeva surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, the Legacy Aeva Equityholders are receiving shares of Common Stock (the “Business Combination Shares”) on or about the date hereof, pursuant to the Business Combination Agreement; and

WHEREAS, in connection with the consummation of the Merger, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Definitions. The following capitalized terms used herein have the following meanings:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” is defined in the preamble to this Agreement.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” means the board of directors of the Company.

“Business Combination Agreement” is defined in the recitals to this Agreement.

Annex H-1

“Business Combination Shares” is defined in the recitals to this Agreement.

“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demanding Holder” is defined in Section 2.1.4.

“Effective Date” is defined in the preamble to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“FINRA” means the Financial Industry Regulatory Authority Inc.

“Form S-1 Shelf” is defined in Section 2.1.1.

“Form S-3 Shelf” is defined in Section 2.1.1.

“Founder Shares” means the 6,037,500 shares of Common Stock initially purchased by the Sponsor in a private placement in August 2019.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder” is defined in the preamble to this Agreement.

“Holder Indemnified Party” is defined in Section 5.1.

“Indemnified Party” is defined in Section 5.3.

“Indemnifying Party” is defined in Section 5.3.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Legacy Aeva” is defined in the recitals to this Agreement.

“Legacy Aeva Equityholders” is defined in the preamble to this Agreement.

“Lock-up Period” is defined in Section 4.1.1.

“Maximum Number of Securities” is defined in Section 2.1.5.

“Merger” is defined in the recitals to this Agreement.

“Merger Sub” is defined in the recitals to this Agreement.

“Minimum Takedown Threshold” is defined in Section 2.1.4.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

Annex H-2

“New Registration Statement” is defined in Section 2.1.7.

“Notices” is defined in Section 6.3.

“Piggyback Registration” is defined in Section 2.2.1.

“Private Units” means the Units that certain of the Sponsor Equityholders privately purchased in connection with the Company’s initial public offering.

“Prior Agreement” is defined in the recitals to this Agreement.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Register,” “Registered” and “Registration” mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (a) the Private Units (including any shares of Common Stock and Warrants underlying the Private Units) and the Working Capital Units (including any shares of Common Stock and Warrants underlying the Working Capital Units), (b) any outstanding shares of Common Stock or Warrants held by a Holder as of the date of this Agreement (including the Business Combination Shares and the Founder Shares), (c) any shares of Common Stock that may be acquired by Holders upon the exercise of a Warrant or other right to acquire Common Stock held by a Holder as of the date of this Agreement, (d) any shares of Common Stock or Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Warrant) of the Company otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration Expenses” shall mean the expenses of a Registration, including, without limitation, the following:

(i) all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Stock is then listed;

(ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(iii) printing, messenger, telephone and delivery expenses;

(iv) reasonable fees and disbursements of counsel for the Company;

(v) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

Annex H-3

(vi) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” is defined in Section 2.1.5.

“SEC Guidance” is defined in Section 2.1.7.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf” means the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means an Underwritten Shelf Takedown, Underwritten Demand Offering or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor Equityholders” is defined in the preamble to this Agreement.

“Sponsor Equityholders Lock-up Period” is defined in Section 4.1.3.

“Subscription Agreements” means those certain subscription agreements the Company entered into with certain investors pursuant to which such investors purchased shares of Common Stock in connection with the consummation of the transactions contemplated in the Business Combination Agreement.

“Subsequent Shelf Registration” is defined in Section 2.1.2.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Demand Offering” is defined in Section 2.1.4.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” is defined in Section 2.1.4.

“Units” means units of the Company, each comprised of one share of Common Stock and one-half of one Warrant.

“Warrants” means the warrants of the Company with each whole warrant entitling the holder to purchase one share of Common Stock.

“Withdrawal Notice” is defined in Section 2.1.6.

“Working Capital Units” means any Units held by the Sponsor, officers or directors of the Company or any of their respective affiliates which may be issued in payment of working capital loans made to the Company.

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2. REGISTRATION RIGHTS.

2.1 Shelf Registration.

2.1.1 Filing. The Company shall file within 45 days after the date of this Agreement, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. The Company shall use commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as possible after filing, but in no event later than sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Legacy Aeva Equityholder or a Sponsor Equityholder that holds at least five (5.0%) percent of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for the Legacy Aeva Equityholders, on the one hand, and the Sponsor Equityholders, on the other hand.

2.1.4 Requests for Underwritten Shelf Takedowns. (A) At any time and from time to time when an effective Shelf is on file with the Commission, any one or more Legacy Aeva Equityholders or one or more Sponsor Equityholders (any of the Legacy Aeva Equityholders or the Sponsor Equityholders being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities (and in the case of the Sponsor including, without limitation, all or a portion of the Working Capital Units, or any shares of Common Stock and Warrants underlying the Working Capital Units, held by the Sponsor, any officer or director of the Company or any of their respective affiliates) in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”) and (B) to the extent the Company is not eligible to use a Registration Statement on Form S-3 after twelve months after the date of this Agreement, the Demanding

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Holders may require the Company file a Registration on Form S-1 to effect an Underwritten Offering of all or any portion of its Registrable Securities (“Underwritten Demand Offering”); provided in each case that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $30 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns or Underwritten Demand Offerings shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering. Subject to Section 2.3.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Legacy Aeva Equityholders, on the one hand, and the Sponsor Equityholders, on the other hand, may each demand not more than two (2) Underwritten Offerings pursuant to this Section 2.1.4 in any 12-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown or Underwritten Demand Offering, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Offering (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company shall not be required to include any Registrable Securities in such Underwritten Offering unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.

2.1.6 Withdrawal. Prior to the pricing of an Underwritten Shelf Takedown or Underwritten Demand Offering, a majority-in-interest of the Demanding Holders initiating such Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that any Legacy Aeva Equityholder or Sponsor Equityholder may elect to have the Company continue an Underwritten Offering if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering by the Legacy Aeva Equityholders and the Sponsor Equityholders. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering for purposes of Section 2.1.4, unless either (i) the Demanding Holder has not previously withdrawn any Underwritten Offering or (ii) the Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offering; provided that, if a Legacy Aeva Equityholder or a Sponsor Equityholder elects to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the Legacy Aeva Equityholders or the Sponsor Equityholders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

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2.1.7 Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

2.1.8 Effective Registration.  Notwithstanding the provisions of Section 2.1.3 or Section 2.1.4 above or any other part of this Agreement, a Registration shall not count as a Registration unless and until (i) the Registration Statement has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown and an Underwritten Demand Offering pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company or, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable

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Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.

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2.2.3 Piggyback Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown or Underwritten Demand Offering, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown or Underwritten Demand Offering under Section 2.1.4 hereof.

2.3 Block Trades.

2.3.1 Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in a Block Trade, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $75 million or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.4, such Demanding Holder need only to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.3.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.3.2.

2.3.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.3.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

3. REGISTRATION PROCEDURES

3.1 Filings; Information. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection therewith:

3.1.1 Filing Registration Statement. The Company shall prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the period required by Section 3.1.3.

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3.1.2 Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be reasonably requested by the Holders of Registrable Securities as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a Misstatement, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or Prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

3.1.5 State Securities Laws Compliance. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to general service of process or taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable

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Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8 Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9 Opinions and Comfort Letters. The Company shall use commercially reasonable efforts to obtain (i) a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “ comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriter and (ii) an opinion and negative assurance letter, to be delivered on the date the Registrable Securities are delivered for sale pursuant to such Registration Statement, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sale agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a Prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such Prospectus has been declared effective and that no stop order is in effect.

3.1.10 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11 Listing. The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.12 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $50,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Annex H-11

3.3 Information. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide such information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under Section 3.4.

3.4.3 If (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable shelf registration statement, or (b) pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown or Underwritten Demand Offering and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.3. In such event, the Company shall have the right to defer such filing for a period of not more than sixty (60) days.

3.4.4 The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

3.5 As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to

Annex H-12

the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect).

3.6 As long as any Holder shall own Registrable Securities, the Company will not file any Registration Statement or Prospectus included therein with the Commission which refers to any Holder of Registrable Securities by name as a selling shareholder without the prior written approval of such Holder, which may not be unreasonably withheld, except for (i) any Registration where such Holder has requested its Registrable Shares be included and (ii) the Company’s filing of any Shelf Registration pursuant to Section 2.1.1 or 2.1.2.

4. LOCK-UP

4.1 Lock-up.

4.1.1 Except as permitted by Section 4.2, for a period of 180 days from the date hereof (the “Lock-up Period”), each Legacy Aeva Equityholder shall not Transfer any shares of Common Stock beneficially owned or owned of record by such Holder.

4.1.2 Except as permitted by Section 4.2, the Sponsor shall not Transfer any Founder Shares beneficially owned or owned of record by the Sponsor until (i) with respect to 50% of the Sponsor’s Founder Shares held as of the date hereof, the date that is the earlier of (A) one (1) year from the date hereof and (B) the date on which the sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period; (ii) with respect to the remaining 50% of such the Sponsor’s Founder Shares, one (1) year from the date hereof; or (iii) notwithstanding clauses (i) and (ii) of this sentence, on any earlier date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Sponsor Equityholder Lock-up Period”).

4.2 Exceptions. The provisions of Section 4.1 shall not apply to:

4.2.1 transactions relating to shares of Common Stock or Warrants acquired in open market transactions;

4.2.2 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

4.2.3 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of a Holder or any other person with whom a Holder has a relationship by blood, marriage or adoption not more remote than first cousin;

4.2.4 Transfers by will or intestate succession upon the death of a Holder;

4.2.5 the Transfer of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

4.2.6 if a Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with a Holder (including, for the avoidance of doubt, where such Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (ii) as part of a distribution, transfer or other disposition of shares of Common Stock to partners, limited liability company members or stockholders of a Holder;

4.2.7 Transfers to the Company’s or the Holder’s officers, directors, consultants or their affiliates;

Annex H-13

4.2.8 pledges of shares of Common Stock or other Registrable Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

4.2.9 pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement; and

4.2.10 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period or the Sponsor Equityholder Lock-Up Period, as applicable;

PROVIDED, THAT IN THE CASE OF ANY TRANSFER OR DISTRIBUTION PURSUANT TO SECTIONS 4.2.2 THROUGH 4.2.7, EACH DONEE, DISTRIBUTEE OR OTHER TRANSFEREE SHALL AGREE IN WRITING, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO BE BOUND BY THE PROVISIONS OF THIS AGREEMENT.

5. INDEMNIFICATION AND CONTRIBUTION.

5.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls a Holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Holder Indemnified Party”), from and against all losses, judgments, claims, damages, liabilities and out-of-pocket expenses, whether joint or several, arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such losses, judgments, claims, damages, liabilities or out-of-pocket expenses whether or not any such person is a party to any such claim or action and including any and all legal and other expenses incurred in giving testimony or furnishing documents in response to a subpoena or otherwise; provided, however, that the Company will not be liable in any such case to the extent that any such losses, judgments, claims, damages, liabilities or out-of-pocket expenses arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by a Holder of Registrable Securities, or a Holder Indemnified Party on behalf of a Holder of Registrable Securities, expressly for use therein.

5.2 Indemnification by Holders of Registrable Securities. Subject to the limitations set forth in Section 5.4.3 hereof, each selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company and each of its directors and officers, and each other selling Holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages, liabilities and out-of-pocket expenses, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling

Annex H-14

person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

5.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 5.1 or 5.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written advice of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

5.4 Contribution.

5.4.1 If the indemnification provided for in the foregoing Sections 5.1, 5.2 and 5.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

5.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 5.4.1.

5.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) with respect to any action shall be entitled to contribution in such action from any person who was not guilty of such fraudulent misrepresentation.

Annex H-15

6. MISCELLANEOUS.

6.1 Other Registration Rights. Except as provided in the Subscription Agreements, the Company represents and warrants that no person, other than the holders of the Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Holders or holder of Registrable Securities or of any assignee of the Holders or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

6.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, electronic transmission with receipt verified by electronic confirmation, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by electronic transmission; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Aeva Technologies, Inc.

555 Ellis St.

Mountain View, CA, 94043

Email: soroush@aeva.ai

Attention: Soroush Salehian

with a copy to:

Latham & Watkins LLP

811 Main Street

Houston, TX 77002

Tel: (713) 546-7420 and (713) 546-7464

Email: ryan.maierson@lw.com

Attention: Ryan J. Maierson

To a Holder, to the address or contact information set forth in the Company’s books and records.

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

Annex H-16

6.6 Entire Agreement. This Agreement (including Schedule A and Schedule B and all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7 Modifications, Amendments and Waivers. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required; provided further that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.8 Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of the Company or Legacy Aeva granted under any other agreement, including, but not limited to, the Prior Agreement and the Amended and Restated Investors Rights Agreement, dated as of August 23, 2019, by and among Legacy Avea and the other parties thereto, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

6.9 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

6.10 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.11 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holder or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.12 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

6.13 Jurisdiction; Waiver of Trial by Jury.

6.13.1 Any action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of

Annex H-17

or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 6.13.1.

6.13.2 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE INVESTOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Annex H-18

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:
AEVA TECHNOLOGIES, INC.
By:
Name:
Title:
HOLDERS:
[ ● ]

[Signature Page to Registration Rights Agreement]

Annex H-19

SCHEDULE A

Sponsor Equityholders

InterPrivate Acquisition Management LLC

EarlyBirdCapital, Inc.

Annex H-20

SCHEDULE B

Legacy Aeva Equityholders

Soroush Salehian Dardashti

Mina Rezk

Lux Co-Investment Opportunities, L.P.

Lux Ventures IV, L.P.

Canaan XI LP

Adage Capital Partners, LP

Annex H-21

Annex I

STOCKHOLDERS AGREEMENT

BY AND AMONG

INTERPRIVATE ACQUISITION CORP.

AND

THE STOCKHOLDERS PARTY HERETO

Dated as of [ • ], 2021

Annex I-i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into effective as of [•], 2021 by and among InterPrivate Acquisition Corp., a Delaware corporation (the “Company”), and each of the parties listed under “Stockholders” on the signature page hereto (collectively, the “Stockholders” and each, a “Stockholder”). The Company and the Stockholders are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” Each capitalized term used but not defined herein will have the meaning ascribed to such term in Section 1.01.

RECITALS

WHEREAS, the Company and Aeva, Inc., a Delaware corporation (“Legacy Aeva”), are party to that certain Business Combination Agreement, dated as of November 2, 2020 (as it may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, WLLY Merger Sub Corp. (“Merger Sub”) and Legacy Aeva, pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Legacy Aeva (the “Merger”), with Legacy Aeva surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement; and

WHEREAS, pursuant to the Business Combination Agreement, the Parties are entering into this Agreement to set forth certain understandings between the Parties with respect to certain governance and other matters of the Company.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I.
DEFINITIONS AND CONSTRUCTION

Section 1.01    Definitions. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Action” has the meaning set forth in the Business Combination Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the Preamble hereto.

“Audit Committee Qualified Director” has the meaning set forth in Section 2.01(b)(iv).

“Audit Committee Qualified Founders Director” has the meaning set forth in Section 2.03(a)(i).

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Combination Agreement” has the meaning set forth in the Recitals hereto.

“Bylaws” means the Amended and Restated Bylaws of the Company, as amended or amended and restated from time to time.

“Canaan” shall mean Canaan XI L.P., a limited partnership formed under the Laws of the Cayman Islands.

“Canaan Director” has the meaning set forth in Section 2.01(b)(iv).

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended, restated and/or amended and restated from time to time.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Common Stock” means the Company’s common stock, with a par value of $0.001 per share.

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“Company” has the meaning set forth in the Recitals hereto.

“Company Stockholders Meeting” means an annual meeting or special meeting of the stockholders of the Company, in each case, including any adjournment or postponement thereof, at which Directors are to be elected to the Board.

“control” (including its correlative meanings, “controlled by” and “under common control with”) has the meaning set forth in the Business Combination Agreement.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Founder” and “Founders” have the meanings set forth in Section 2.01(b)(ii).

“Founders Director” has the meaning set forth in Section 2.03(a)(ii).

“Governmental Authority” has the meaning set forth in the Business Combination Agreement.

“Incapacity” means, with respect to a Founder, (i) such Founder has been adjudged incompetent or insane by a court of competent jurisdiction, (ii) a court of competent jurisdiction has found that such Founder, due to advanced age, mental illness, mental infirmity, or physical incapacity, is unable to manage and care for such person’s own property, or (iii) the primary treating physician of such Founder, after having examined such Founder, has certified in writing that, in his or her professional opinion, such Founder is, by reason of advanced age, mental illness, mental infirmity, or physical incapacity, unable to properly manage and care for his or her own property.

“Independent Director” has the meaning set forth in Section 2.01(b)(iii).

“Initial Board” has the meaning set forth in Section 2.01(b).

“IPV Director” has the meaning set forth in Section 2.01(b)(v).

“IPV Sponsor” means InterPrivate Acquisition Management LLC.

“Law” has the meaning set forth in the Business Combination Agreement.

“Legacy Aeva” has the meaning set forth in the Preamble hereto.

“Lux” means, collectively, Lux Opportunities and Lux Ventures.

“Lux Director” has the meaning set forth in Section 2.01(b)(iii).

“Lux Opportunities” means Lux Co-Investment Opportunities, L.P., a Delaware limited partnership.

“Lux Ventures” means Lux Ventures IV, L.P., a Delaware limited partnership.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Sub” has the meaning set forth in the Recitals hereto.

“Non-Recourse Party” has the meaning set forth in Section 4.14.

“NYSE” means the New York Stock Exchange.

“Parties” or “Party” has the meaning set forth in the Preamble hereto.

“Person” has the meaning set forth in the Business Combination Agreement.

“Representative” has the meaning set forth in the Business Combination Agreement.

“Stockholders” has the meaning set forth in the Recitals hereto.

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“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors (or similar fiduciaries) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of limited liability company interests, partnership interests, stock or equivalent ownership interest of the limited liability company, partnership, association or other business entity is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Transaction” has the meaning set forth in the Business Combination Agreement.

“Transaction Document” has the meaning set forth in the Business Combination Agreement.

Section 1.02    Rules of Construction. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

(a)     the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b)    the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)     references in this Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d)    whenever the words “include”, “includes” or “including” are used in this Agreement, they shall mean “without limitation”;

(e)     the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement;

(f)     pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms; and

(g)    all references to “or” shall be construed in the inclusive sense of “and/or.”

Article II.
CORPORATE GOVERNANCE MATTERS

Section 2.01    Composition of the Board of Directors. The Company represents and warrants that immediately prior to the execution and delivery hereof:

(a)     The Board shall consist of seven director positions, with two vacancies (the “Initial Vacancies”) and five directors (the “Initial Board”) as provided in Section 2.01(b) below;

(b)    The Initial Board consists of the following individuals, each of whom shall serve as a Director until his successor is duly elected and qualified in accordance with this Agreement, the Certificate of Incorporation and the Bylaws, subject to such individual’s earlier death, resignation or removal:

(i)     Soroush Salehian Dardashti;

(ii)    Mina Rezk (together with Mr. Salehian, the “Founders” and each, a “Founder”);

(iii)   one (1) Director who meets the independence requirements under the listing rules of the NYSE (such Director, an “Independent Director”) designated by Lux (the “Lux Director”) who shall be Shahin Farshchi;

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(iv)   one (1) Director who meets the independence requirements under Rule 10A-3 promulgated under the Exchange Act with respect to service on the audit committee of the Board (such Director, an “Audit Committee Qualified Director”) designated by Canaan (the “Canaan Director”), who shall be Hrach Simonian; and

(v)    one Audit Committee Qualified Director designated by IPV Sponsor (the “IPV Director”), who shall be Ahmed M. Fattouh.

Section 2.02    Nomination Rights of Founders. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, each of the Founders and the Company agree (it being understood that such agreement is solely between the Company and each Founder, and not any other Stockholder) that, subject to the rules of the NYSE, from and after the Closing and until such time as a Founder Beneficially Owns less than 5.0% of the outstanding Common Stock (or, if earlier, such Founder’s death or Incapacity):

(a)     such Founder shall be entitled to nominate himself for election as a Director at the applicable Company Stockholders Meeting by written notice to the Company given (i) in the case of an annual meeting of the stockholders of the Company, no less than ninety (90) days prior to the one-year anniversary of the preceding year’s annual meeting (provided, however, that, if no annual meeting of the Company’s stockholders was held in the preceding year, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in the Bylaws) was first made by the Company; provided, further, that if the date of the annual meeting of the stockholders of the Company is more than thirty (30) days before or more than sixty (60) days after such anniversary date, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Company) and (ii) in the case of a special meeting of the stockholders of the Company, not less than the later of ninety (90) days prior to such special meeting or the tenth (10th) day following the day on which public disclosure of the date of such special meeting was first made by the Company, which such notice shall include all information relating to such Founder that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) of the Exchange Act (including such Founder’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

(b)    if such Founder shall nominate himself for election as provided in Section 2.02(a), the Company shall, (i) include such Founder as a nominee for election as a Director at the applicable Company Stockholders Meeting in its proxy solicitation materials (including any form of proxy it distributes) and, (ii) unless the Board (or a committee thereof) reasonably determines in good faith, after receiving an opinion of the Company’s outside counsel, that doing so would cause it to violate its fiduciary duties to stockholders under Law, recommend to the Company’s stockholders that such Founder be elected as a Director at such Company Stockholders Meeting.

For the avoidance of doubt, (i) each Founder’s right to nominate himself as a Director under this Section 2.02 (A) shall not be transferable and (B) shall not be subject to any requirement that stockholders provide advance notice of, or comply with any other procedures governing, the nomination of individuals for election to the Board as provided in the Bylaws, and (ii) no Founder shall be required to comply with the provisions of Section 2.02(a) with respect to an election of Directors at any Company Stockholders Meeting if the Board or any committee thereof shall have nominated such Founder for election as a Director without regard to the provisions of this Section 2.02.

Section 2.03    Vacancy. In the event that a vacancy on the Board is created at any time by the death, resignation, disqualification or removal of a member of the Initial Board prior to the due election and qualification of such member’s successor, such vacancy shall be filled pursuant to the Certificate of Incorporation; provided, however, that the Founders shall have the sole right to nominate individuals to fill each of the Initial Vacancies, (i) one of whom shall, if elected as a Director, qualify as an Audit Committee Qualified Director (such Director, the “Audit Committee Qualified Founders Director”) and (ii) the other of whom, if elected as a Director, need not qualify as an Independent Director (such Director, the “Founders Director”); provided further that, for the avoidance of doubt, both Initial Vacancies shall otherwise be filled pursuant to the Certificate of Incorporation.

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Section 2.04    Chairperson of the Board. Mr. Rezk shall serve as Chairperson of the Board for so long as he is a Director; provided that, in the event Mr. Rezk is no longer a Director, Mr. Salehian shall serve as Chairperson of the Board for so long as he is a Director; provided further that, in the event each of Mr. Rezk and Mr. Salehian is no longer a Director, the successor Chairperson of the Board shall be elected as provided in the Bylaws.

Section 2.05    Classified Board. The Company represents and warrants that immediately prior to the execution and delivery hereof the Board is divided into three classes, with the Directors serving staggered three-year terms as follows:

(a)     Class I Directors, whose initial terms continue through the 2022 annual meeting of the stockholders of the Company and include the IPV Director and the Audit Committee Qualified Founders Director;

(b)    Class II Directors, whose initial terms continue through the 2023 annual meeting of the stockholders of the Company and include the Lux Director and the Canaan Director; and

(c)     Class III Directors, whose initial terms continue through the 2024 annual meeting and include the Founders and the Founders Director.

Section 2.06    Indemnification and D&O Insurance. As promptly as reasonably practicable following the Closing, the Company shall enter into an indemnification agreement with each Director, each on substantially the same terms entered into with, and based on the same customary and reasonable form provided to, the other Directors. To the fullest extent permitted by applicable Law, the Company shall not amend, alter or repeal any right to indemnification, advancement of expenses or exculpation benefiting any Director nominated pursuant to this Agreement, as and to the extent consistent with applicable Law, contained in the Company’s Certificate of Incorporation or Bylaws (except to the extent such amendment or alteration permits the Company to provide broader rights to indemnification, advancement of expenses or exculpation). The Company shall (a) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (b) for so long as a Director nominated pursuant to this Article II serves as a Director of the Company, maintain such coverage with respect to such Director and shall take all actions necessary to extend such coverage for a period of not less than six years from any removal or resignation of such Director, in respect of any act or omission occurring at or prior to such event.

Section 2.07    Reimbursement of Expenses. The Company shall reimburse the Directors for all reasonable and documented out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 2.08    Restrictions on Other Agreements. No Party shall grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any Person if and to the extent the terms thereof conflict with the provisions of this Agreement.

Article III.
REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder on its own behalf hereby represents and warrants to the Company and the other Stockholders, severally and not jointly, with respect to such Stockholder as of the date of this Agreement, as follows:

Section 3.01    Organization; Authority.

(a)     If a Stockholder is a legal entity, (i) such Stockholder (1) is duly incorporated or formed, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (2) has all requisite corporate or other entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by such Stockholder of this Agreement, the performance and compliance by such Stockholder with each of its obligations herein and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Stockholder.

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(b)    If a Stockholder is an individual, such Stockholder has the legal capacity to enter into this Agreement and perform his obligations hereunder.

(c)     This Agreement constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

Section 3.02    No Consent. Except as provided in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of such Stockholder is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a such Stockholder’s ability to perform his or its obligations under to this Agreement. If such Stockholder is an individual, no consent of such Stockholder’s spouse is necessary under any “community property” or other Laws for the execution and delivery of this Agreement or the performance of such Stockholder’s obligations hereunder.

Section 3.03    No Conflicts; Litigation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will, (a) if such Stockholder is a legal entity, conflict with or violate any provision of the organizational documents of such Stockholder or (b) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets, except, in the case of this clause (b), that would not reasonably be expected to impair, individually or in the aggregate, such Stockholder’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Action pending or, to the knowledge of such Stockholder, threatened, against such Stockholder or any of such Stockholder’s Affiliates or any of their respective assets or properties that would materially interfere with such Stockholder’s ability to perform his or its obligations under this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

Article IV.
GENERAL PROVISIONS

Section 4.01    Effectiveness; Termination. Notwithstanding anything to the contrary contained herein, but subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Parties as provided under Section 4.04, this Agreement (other than Section 2.02 (which, for the avoidance of doubt, shall terminate as provided therein), the last sentence of Section 2.06 (which, for the avoidance of doubt, shall terminate as provided therein) and this Article IV) shall terminate at such time at which all of the members of the Initial Board shall cease to serve as directors.

Section 4.02    No Agreement as Director or Officer. Each Stockholder is signing this Agreement solely in his or its capacity as a stockholder of the Company. No Stockholder makes any agreement or understanding in this Agreement in such Stockholder’s capacity as a Director or officer of the Company or a director, officer, manager or other fiduciary of any of its Subsidiaries (if such Stockholder holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Stockholder in his capacity as a Director or officer of the Company or as a director, officer, manager or other fiduciary of any of its Subsidiaries, and no actions or omissions taken in such Stockholder’s capacity as such shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Stockholder from exercising his fiduciary duties as a Director or officer of the Company (or as a director, officer, manager or other fiduciary of any of its Subsidiaries) to the Company or its stockholders.

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Section 4.03    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 4.03):

If to the Company, to:

Aeva Technologies, Inc.
555 Ellis Street
Mountain View, California 94043
Attn: Soroush Salehian; Peter Chess
Email: Soroush@aeva.ai; Pchess@aeva.ai

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attn: Ryan J. Maierson
Email: Ryan.Maierson@lw.com

If to a Stockholder, to such address set forth on the Stockholder’s signature page or to such other address or addresses as such Stockholder may from time to time designate in writing to the Company.

Any Party may change its address for notice at any time and from time to time by written notice to the other Parties, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 4.03.

Section 4.04    Amendment; Waiver.

(a)     The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and each of the Stockholders.

(b)    Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c)     No Party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d)    Any Party may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

Section 4.05    Further Assurances. To the fullest extent permitted by Law, the Stockholders agree to sign such further documents, cause such meetings to be held, resolutions passed and do and perform and cause to be done such further acts and things reasonably necessary in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Stockholders being deprived of the rights contemplated by this Agreement.

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Section 4.06    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 4.14.

Section 4.07    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to conflict of laws principles. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees, to the fullest extent permitted by applicable Law, that notice as provided in this Agreement shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 4.08    Waiver of Jury Trial. Each of the Parties hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any Action arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Parties (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Agreement.

Section 4.09    Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. Each Stockholder agrees with the Company (and only with the Company) that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any federal court located in the State of Delaware or any other Delaware state court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each Founder agrees with the Company (and only with the Company) that, in the event of any breach or threatened breach by the other Party of Section 2.02 of this Agreement, such Founder or the Company, as the case may be, shall be entitled to seek an injunction or injunctions to prevent such breach or to enforce specifically the performance of the terms and provisions of Section 2.02 of this Agreement in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any federal court located in the State of Delaware or any other Delaware state court without proof of actual damages or otherwise, in addition to any other remedy to which such Party is entitled at Law or in equity as expressly permitted in this Agreement. Each Stockholder hereby further agrees with the Company (and only with the Company) to waive (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

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Section 4.10    Entire Agreement; Assignment. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 4.11    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.12    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.13    Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.14    No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the Parties and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any Party or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non–Recourse Party.

[Signature Pages Follow.]

Annex I-9

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

COMPANY:
INTERPRIVATE ACQUISITION CORP.
By:
Name:
Title:
STOCKHOLDERS:
INTERPRIVATE ACQUISITION MANAGEMENT LLC
By:
Name:
Title:
ADDRESS:

LUX CO-INVESTMENT OPPORTUNITIES, L.P.
By:
Name:
Title:
ADDRESS:

[Signature Page to Stockholders Agreement]

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LUX VENTURES IV, L.P.
By:
Name:
Title:
ADDRESS:

CANAAN XI L.P.
By:
Name:
Title:
ADDRESS:

[Signature Page to Stockholders Agreement]

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SOROUSH SALEHIAN DARDASHTI
ADDRESS:

MINA REZK
ADDRESS:

[Signature Page to Stockholders Agreement]

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